As filed with the Securities and Exchange Commission on December 9, 2022.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Freightos Limited
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	4731 (Primary Standard Industrial Classification Code Number)	Not applicable (IRS Employer Identification Number)
Technology Park Building 2
1 Derech Agudat Sport HaPo’el
Jerusalem, Israel 9695102
+972 (2) 538-4317
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:
Jeremy Lustman Jon Venick Stephen P. Alicanti DLA Piper LLP (US) 1251 Avenue of the Americas 27th Floor New York, New York 10020 Tel: (212) 335-4500	Eliot Robinson Tyler Mark Amy Wilson Bryan Cave Leighton Paisner LLP One Atlantic Center 1201 Peachtree St. NW 14th Floor Atlanta, Georgia 30309 Tel: (404) 572-6600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company   ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Freightos Limited may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.
PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION,
DATED DECEMBER 9, 2022
PROXY STATEMENT/PROSPECTUS
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
GESHER I ACQUISITION CORP.
PROSPECTUS FOR UP TO 14,575,000 ORDINARY SHARES,
12,250,000 WARRANTS,
AND 12,250,000 ORDINARY SHARES UNDERLYING WARRANTS
OF
FREIGHTOS LIMITED
The Board of Directors of Gesher I Acquisition Corp. (the “Gesher Board”), a Cayman Islands exempted company limited by shares (“Gesher”), has approved the Business Combination Agreement (the “Business Combination Agreement”), dated as of May 31, 2022, by and among Gesher, Freightos Limited, a Cayman Islands exempted company limited by shares (the “Company” or “Freightos”), Freightos Merger Sub I, a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of Freightos (“Merger Sub I”) and Freightos Merger Sub II, a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of Freightos (“Merger Sub II”). Pursuant to the Business Combination Agreement, (a) Merger Sub I will merge with and into Gesher (the “First Merger”), with Gesher surviving the First Merger as a wholly-owned subsidiary of Freightos (such company, as the surviving entity of the First Merger, the “Surviving Entity”), pursuant to the Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex C (the “First Plan of Merger”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Freightos (collectively, the “Business Combination”). The Business Combination and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Transactions.” The times at which the First Merger and the Second Merger become effective are sometimes referred to herein as the “First Effective Time” and “Second Effective Time,” respectively. The consummation of the Business Combination is herein referred to as the “Closing.”
Immediately prior to the First Merger, Freightos and its shareholders will engage in a recapitalization of its outstanding equity securities (the “Recapitalization”) so that the only outstanding equity securities of Freightos will be ordinary shares of Freightos, par value $0.00001 per share (the “Freightos Ordinary Shares”), and certain options to acquire Freightos Ordinary Shares that will remain outstanding following the Closing. To effect the Recapitalization, (i) each preferred share of Freightos (“Freightos Preferred Shares”) will automatically convert into Freightos Ordinary Shares in accordance with the Freightos organizational documents and (ii) immediately following such conversion, each then issued and outstanding Freightos Ordinary Share will automatically convert into such number of Freightos Ordinary Shares equal to the quotient obtained by dividing 39,000,000 by the sum of (A) the number of Freightos Ordinary Shares then issued and outstanding (including as a result of the aforementioned conversion of each Freightos Preferred Share) and (B) without duplication, the number of Freightos Ordinary Shares issuable upon the exercise of all options to acquire Freightos Ordinary Shares that either have vested prior to such time or are to vest pursuant to their terms on or prior to September 30, 2022 (which ratio is referred to as the “Conversion Ratio”). In connection with the Recapitalization, Freightos’ Amended and Restated Memorandum of Association, dated as of April 24, 2022 and Articles of Association, dated as of April 12, 2022 (together, the “Current Freightos Articles”) will be amended and restated in the form attached hereto as Annex B.
Immediately prior to the First Merger, the ordinary shares of Gesher, par value $0.0001 per share (“Gesher Ordinary Shares”), and the warrants of Gesher (“Gesher Warrants”) comprising each issued and outstanding unit of Gesher (“Gesher Unit”), consisting of one Gesher Ordinary Share and one-half of one Gesher Warrant, will be automatically detached (the “Unit Separation”) and the holder thereof will be deemed to hold one Gesher Ordinary Share and one-half of one Gesher Warrant. No fractional Gesher Warrants will be issued in connection with the Unit Separation such that if a holder of such Gesher Units would be entitled to receive a fractional Gesher Warrant upon such separation, the number of Gesher Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of Gesher Warrants.
Pursuant to the Business Combination Agreement, at the First Effective Time, (i) each Gesher Ordinary Share issued and outstanding immediately prior to the First Merger (and after giving effect to the Unit Separation and any redemptions), will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one Freightos Ordinary Share and (ii) each issued and outstanding Gesher Warrant will be assumed by Freightos and converted into a corresponding warrant exercisable for Freightos Ordinary Shares subject to substantially the same terms and conditions applicable to the Gesher Warrants (“Freightos Warrants”). At the Second Effective Time,

the sole share of Merger Sub II, par value $1.00, issued and outstanding immediately prior to the Second Effective Time shall continue to exist and constitute the only issued and outstanding share in the capital of Merger Sub II as the surviving entity of the Second Merger.
Gesher entered into a Forward Purchase Agreement, dated March 23, 2022 (as amended, the “Forward Purchase Agreement”), with M&G (ACS) Japan Equity Fund, as managed by M&G Investment Management Limited (“M&G”), pursuant to which M&G agreed to purchase 4,000,000 Gesher Units for an aggregate purchase price of $40,000,000 in connection with the acquisition of Freightos. The Forward Purchase Agreement also provides for M&G to provide up to an additional $10,000,000 of committed capital (the “FPA Backstop Commitment”) to Gesher in the event that, as of immediately prior to the Closing, certain minimum cash conditions are not met after taking into account redemptions by Gesher shareholders in connection with the Transactions and certain other investments. In exchange for providing the FPA Backstop Commitment, M&G will receive (i) an additional amount of Gesher Ordinary Shares equal to the amount of the FPA Backstop Commitment drawn, divided by $10.00 (rounded up to the nearest whole number) and (ii) 500,000 Gesher Warrants. Effective as of October 3, 2022, M&G assigned certain of its rights and obligations under the Forward Purchase Agreement to its affiliate, The Prudential Assurance Company Limited (together with M&G, the “Forward Purchaser”), including with respect to M&G’s obligation to purchase the 4,000,000 Gesher Units in connection with the Business Combination, whereas M&G retained its rights and obligations under the Forward Purchase Agreement with respect to the FPA Backstop Commitment and certain voting and non-redemption commitments.
Gesher entered into a Backstop Subscription Agreement (the “Backstop Agreement”), dated April 14, 2022, with Composite Analysis Group, Inc. (the “Backstop Investor”), pursuant to which the Backstop Investor, subject to the terms of the Backstop Agreement, agreed to provide $10,000,000 of committed capital (the “Additional Backstop Commitment”) to Gesher in the event that, as of immediately prior to the Closing, certain minimum cash conditions are not met after taking into account redemptions by Gesher shareholders in connection with the Transactions and certain other investments. In exchange for providing the Additional Backstop Commitment, Gesher will issue and sell to the Backstop Investor (i) 1,000,000 Gesher Ordinary Shares at a purchase price of $10.00 per share and (ii) 100,000 Gesher Warrants. The closing of the Additional Backstop Commitment, to the extent that it is drawn upon, will be on the same date and immediately prior to, or simultaneously with, the Closing.
Prior to the First Effective Time, Freightos and Gesher will enter into an assignment and assumption agreement, which will provide for the assignment, by Gesher, and assumption, by Freightos, of Gesher’s rights and obligations under the Forward Purchase Agreement and Backstop Agreement described above.
Concurrently with the execution of the Business Combination Agreement, Gesher, Freightos and Alshaffafia Trading W.L.L (the “PIPE Investor” and, together with the Forward Purchaser and the Backstop Investor, the “Private Placement Investors”), an affiliate of Qatar Airways Group Q.C.S.C. (“Qatar Airways”), entered into a PIPE Subscription Agreement (the “PIPE Agreement”) pursuant to which the PIPE Investor committed to subscribe for and purchase Freightos Ordinary Shares at $10.00 per share for an aggregate purchase price of $10,000,000 (the “PIPE Financing”) immediately prior to the Closing. Each of the PIPE Investor and Qatar Airways is a shareholder of Freightos.
It is anticipated that, upon completion of the Business Combination, Gesher’s shareholders (excluding Gesher I Sponsor LLC (the “Sponsor”), EarlyBird Capital, Inc. (“EarlyBird”) and a Gesher anchor investor) will own approximately 19.6%, the Sponsor, EarlyBird and a Gesher anchor investor will own approximately 5.2%, the Private Placement Investors will own approximately 8.5% (excluding membership interests of the Sponsor held by the Forward Purchaser entitling the Forward Purchaser to receive 100,000 Founder Shares) and Freightos’ existing shareholders will own approximately 66.6%, in each case, of the outstanding Freightos Ordinary Shares. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Business Combination Agreement. These relative percentages assume that none of Gesher’s existing shareholders exercise their redemption rights in connection with the Business Combination. If any of Gesher’s shareholders exercise their redemption rights, or any of the other assumptions underlying these percentages become inaccurate, these percentages may vary from the amounts shown above.
Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of Gesher shareholders scheduled to be held on [•] in virtual format. For the purposes of the Gesher Articles, the physical place of the meeting shall be at [•].
Although Freightos is not currently a public reporting company, following the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, and the closing of the Transactions, Freightos will become subject to the reporting requirements of the Exchange Act (as defined below). Freightos intends to apply for listing of the Freightos Ordinary Shares and Freightos Warrants on The Nasdaq Stock Market LLC (“Nasdaq”) under the proposed symbols “CRGO” and “CRGOW,” respectively, to be effective at the Closing. It is a condition of the consummation of the Transactions that the Freightos Ordinary Shares and Freightos Warrants are approved for listing on Nasdaq (subject only to official notice of issuance thereof). While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that Freightos’ securities will be listed on Nasdaq or that a viable and active trading market will develop.

If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties. See “Risk Factors” beginning on page 28 for more information.
Freightos is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and it is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public reporting companies.
Freightos is also a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Freightos’ officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Freightos will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
The accompanying proxy statement/prospectus provides Gesher shareholders with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Gesher shareholders, including Gesher shareholders’ right to redeem their public shares for a pro rata portion of the cash held in Gesher’s trust account in connection with the Business Combination. See “Questions and Answers About the Business Combination and the Extraordinary General Meeting” for additional detail regarding the redemption process. We encourage you to read the entire accompanying proxy statement/prospectus, including the annexes, the accompanying financial statements and the other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 28 of the accompanying proxy statement/prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated [•], 2022, and is first being mailed to Gesher shareholders on or about [•], 2022.

Notice of Extraordinary General Meeting
Gesher I Acquisition Corp.
To Be Held on [•], 2022
TO THE SHAREHOLDERS OF GESHER I ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of Gesher, will be held at [•] on [•], 2022 (the “extraordinary general meeting”). The extraordinary general meeting will be a virtual meeting. You are cordially invited to attend and participate in the extraordinary general meeting online by visiting [•]. You will not be able to attend the extraordinary general meeting in person. For the purposes of the Gesher Articles, the physical place of the meeting shall be at [•]. The extraordinary general meeting will be held for the following purposes:
1.
Proposal One — The Business Combination Proposal — to consider and vote upon, as an ordinary resolution under Cayman Islands law, a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination, whereby Merger Sub I will merge with and into Gesher, with Gesher surviving the First Merger as a wholly-owned subsidiary of Freightos, and immediately following the First Merger and as part of the same overall transaction, Gesher (as the surviving entity of the First Merger), will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly-owned subsidiary of Freightos (the “Business Combination Proposal”);

2.
Proposal Two — The Merger Proposal — to consider and vote upon, as a special resolution under Cayman Islands law, a proposal to approve and adopt the First Plan of Merger (the “Merger Proposal”); and

3.
Proposal Three — The Charter Proposal — to consider and vote upon, as a special resolution under Cayman Islands law, a proposal to approve and adopt the Amended and Restated Memorandum and Articles of Association of Freightos Limited (the “Freightos A&R Articles”), to be effective as of the Closing, attached as Annex B to this proxy statement/prospectus.

4.
Proposal Four — The Adjournment Proposal —  to consider and vote upon, as an ordinary resolution under Cayman Islands law, a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt one or more proposals presented to shareholders for a vote (the “Adjournment Proposal”).

We also will transact any other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.
The items of business listed above are more fully described elsewhere in the accompanying proxy statement/prospectus. Whether or not you intend to attend the extraordinary general meeting, we urge you to read the accompanying proxy statement/prospectus in its entirety, including the annexes, the accompanying financial statements and the other documents referred to therein, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”
Only holders of record of Gesher Ordinary Shares or preference shares of Gesher, par value $0.0001 per share (“Gesher Preference Shares” and together with Gesher Ordinary Shares, “Gesher Shares”) at the close of business on [•], 2022 (the “Record Date”) are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.
After careful consideration, the Gesher Board has determined that each of the proposals listed is in the best interests of Gesher and recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of the Gesher Board, you should keep in mind that Gesher’s directors, officers and advisors may have interests in the Business Combination that conflict with, or are different from, your interests as a shareholder of Gesher. See the section titled “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
The Closing is conditioned on approval of the Business Combination Proposal and the Merger Proposal by Gesher’s shareholders. If any of these proposals is not approved and the applicable closing condition in the Business Combination Agreement is not waived, the other proposals will not be presented to shareholders for a vote. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
To ensure your representation at the extraordinary general meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of Gesher Shares on the Record Date, you may also cast your vote at the extraordinary general meeting. If your Gesher Shares are held in an account at a brokerage firm or bank or by another nominee (referred to as being held in “street name”), you must instruct your broker, bank or other nominee on how to vote your shares or, if you wish to attend the extraordinary general meeting, obtain a proxy from your broker, bank or other nominee.
A complete list of Gesher shareholders of record entitled to vote at the extraordinary general meeting will be available for ten days before the extraordinary general meeting at the principal executive offices of Gesher for inspection by shareholders during business hours for any purpose germane to the extraordinary general meeting.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting virtually or not, please complete, sign, date, and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly voted and counted.
If you have any questions or need assistance voting Gesher Shares, please contact [•]. Questions can also be sent by email to [•]. This notice of extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at [•].
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors
[•]
[•], 2022
IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
ALL HOLDERS OF PUBLIC SHARES, EXCLUDING THE SPONSOR, GESHER’S OFFICERS AND DIRECTORS TO THE EXTENT THAT THEY HOLD SUCH SHARES AND THE FORWARD PURCHASER WITH RESPECT TO 990,000 PUBLIC SHARES (THE “GESHER PUBLIC SHAREHOLDERS”), HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. GESHER PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY GESHER PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.
TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, GESHER’S TRANSFER AGENT, NO LATER THAN 5:00 P.M., EASTERN TIME, TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING

YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER, BANK OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF GESHER SHAREHOLDERS — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

i

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the Securities and Exchange Commission (the “SEC”), by Freightos, constitutes a prospectus of Freightos under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Freightos Ordinary Shares to be issued to Gesher shareholders in connection with the Business Combination, as well as the warrants to acquire Freightos Ordinary Shares to be issued to Gesher warrant holders and the Freightos Ordinary Shares underlying such warrants. This document also constitutes a proxy statement of Gesher under Section 14(a) of the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the extraordinary general meeting of Gesher shareholders to consider and vote upon the proposals to adopt the Business Combination Agreement, to adopt the First Plan of Merger, and to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt one or more proposals presented to shareholders for a vote.
Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “Freightos” and the “Company” refer to Freightos Limited, a limited company incorporated and existing under the laws of Hong Kong, including its subsidiaries, through May 27, 2022, and to Freightos Limited, a Cayman Islands exempted company limited by shares, including its subsidiaries, after May 27, 2022. All references in this proxy statement/prospectus to “Gesher” refer to Gesher I Acquisition Corp.
INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Freightos’ industry and the regions in which it operates, including Freightos’ general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts, which Freightos believes to be reliable based upon its management’s knowledge of the industry. Freightos has not independently verified the accuracy and completeness of such third-party information to the extent included in this proxy statement/prospectus. Such assumptions and estimates of Freightos’ future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Freightos’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.
TRADEMARKS, TRADE NAMES AND SERVICE MARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS
“2022 LTIP” means the Freightos Limited 2022 Long-Term Incentive Plan.
“Additional Backstop Commitment” means the $10,000,000 that the Backstop Investor agreed to invest in Gesher, pursuant to the terms of the Backstop Agreement, in the event that, as of immediately prior to the Closing, certain minimum cash conditions are not met after taking into account redemptions by Gesher shareholders in connection with the Transactions and certain other investments.
“Ancillary Documents” means the Forward Purchase Agreement, the Backstop Agreement, the PIPE Agreement, the Lock-Up Agreements, the Support Agreements, the Registration Rights Agreements, the Warrant Amendment, the First Plan of Merger, the Freightos A&R Articles, the 2022 LTIP and any other agreements, documents or certificates executed or to be executed in connection with the Transactions.
“Backstop Investor” means Composite Analysis Group, Inc.
“Business Combination Agreement” means the Business Combination Agreement, dated as of May 31, 2022, by and among Gesher, Freightos, Freightos Merger Sub I and Freightos Merger Sub II.
“Buyers” means purchasers of logistics services, such as freight forwarders and importers/exporters.
“Closing” means the consummation of the Business Combination.
“Closing Date” means the date on which the Closing occurs.
“Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as the same may be amended from time to time.
“Conversion Ratio” means the quotient obtained by dividing 39,000,000 by the sum of (A) the number of Freightos Ordinary Shares then issued and outstanding (including as a result of the conversion of each Freightos Preferred Share into Freightos Ordinary Shares as part of the Recapitalization) and (B) without duplication, the number of Freightos Ordinary Shares issuable upon the exercise of all options to acquire Freightos Ordinary Shares that either have vested prior to such time or are to vest pursuant to their terms on or prior to September 30, 2022.
“Current Freightos Articles” means the Amended and Restated Memorandum of Association of Freightos Limited, dated as of April 24, 2022 and the Articles of Association of Freightos Limited, dated as of April 12, 2022.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
“EarlyBird” means EarlyBird Capital, Inc., which served as the representative of the underwriters in the Gesher IPO.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“First Merger” means the merger of Merger Sub I with and into Gesher, with Gesher as the surviving entity.
“First Plan of Merger” means the plan of merger pursuant to which the First Merger will occur, and copy of which is attached hereto as Annex C.
“Founder Shares” means the 2,875,000 ordinary shares of Gesher currently held by the initial shareholders of Gesher (or transferees thereof).
“Forward Purchaser” means M&G (ACS) Japan Equity Fund, as managed by M&G Investment Management Limited, and The Prudential Assurance Company Limited, as applicable pursuant to their respective rights and obligations under the Forward Purchase Agreement.
“FPA Backstop Commitment” means the amount up to $10,000,000 that the Forward Purchaser agreed to invest in Gesher, pursuant to the terms of the Forward Purchase Agreement, in the event that, as of immediately prior to the Closing, certain minimum cash conditions are not met after taking into account redemptions by Gesher shareholders in connection with the Transactions and certain other investments.
“Freightos” means Freightos HK, including its subsidiaries, through May 27, 2022, and Freightos Limited, a Cayman Islands exempted company limited by shares, including its subsidiaries, after May 27, 2022.
“Freightos A&R Articles” means the Amended and Restated Memorandum and Articles of Association of Freightos Limited, to be effective as of the Closing, attached as Annex B to this proxy statement/prospectus.
“Freightos Board” means the board of directors of Freightos.
“Freightos HK” means Freightos Limited, a limited company incorporated and existing under the laws of Hong Kong.
“Freightos Ordinary Shares” means each ordinary share of Freightos, par value $0.00001 per share.
“Freightos Registration Rights Agreement” means the Registration Rights Agreement that Freightos will enter into on or prior to the Closing pursuant to which Freightos will grant certain registration rights to certain Freightos shareholders with respect to the Freightos Ordinary Shares.
“Freightos Stock Plan” means the Tradeos Ltd. 2012 Global Incentive Option Scheme, as amended and/or restated from time to time.
“Freightos Warrant” means a warrant to purchase one Freightos Ordinary Share.
“GAAP” means accounting principles generally accepted in the United States of America.
“Gesher” means Gesher I Acquisition Corp., a Cayman Islands exempted company limited by shares.
“Gesher Articles” means the Amended and Restated Memorandum and Articles of Association of Gesher.
“Gesher Board” means the board of directors of Gesher.
“Gesher IPO” or the “IPO” means the initial public offering of Gesher Units pursuant to the IPO Prospectus.
“Gesher Ordinary Shares” means the ordinary shares of Gesher, par value $0.0001 per share.
“Gesher Preference Shares” means the preference shares of Gesher, par value $0.0001 per share.
“Gesher Public Shareholders” means holders of Public Shares.
“Gesher Registration Rights Agreement” means Gesher’s Registration Rights Agreement, dated as of October 12, 2021, which will be amended on or prior to the Closing to provide that Freightos will assume the obligations of Gesher under such Gesher Registration Rights Agreement, and, among other things, to reflect Freightos Ordinary Shares and Freightos Warrants instead of Gesher Ordinary Shares and Gesher Warrants.
“Gesher Shares” means Gesher Ordinary Shares and Gesher Preference Shares.
“Gesher Units” means the units issued by Gesher in the Gesher IPO and the exercise of the underwriters’ overallotment option, each consisting of one Gesher Ordinary Share and one-half of a Gesher Warrant.
“Gesher Warrants” means all outstanding and unexercised warrants issued by Gesher to acquire Gesher Ordinary Shares.
“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.
“Investors’ Rights Agreement” means the Investors’ Rights Agreement, dated as of May 27, 2022 (as may be amended, restated, supplemented or otherwise modified from time to time), by and among Freightos and certain Freightos Shareholders.

“IPO Prospectus” means the final prospectus of Gesher, dated as of October 12, 2021, and filed with the SEC on October 13, 2021 (File No. 333-259253).
“Lock-Up Agreements” means the Freightos Lock-Up Agreements and Sponsor Lock-Up Agreements entered into by certain shareholders of Freightos and certain members of the Sponsor, as applicable, concurrently with the execution of the Business Combination Agreement.
“Merger Sub I” means Freightos Merger Sub I, a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of Freightos.
“Merger Sub II” means Freightos Merger Sub II, a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of Freightos.
“Nasdaq” means the Nasdaq Stock Market LLC.
“Original Projections” means the financial projections prepared by the management of Freightos which were delivered to Gesher in May 2022 in connection with the proposed Business Combination.
“PCAOB” means the Public Company Accounting Oversight Board.
“PIPE Financing” means the purchase of 1,000,000 Freightos Ordinary Shares for the aggregate purchase price of $10,000,000 at a price per share equal to $10.00, pursuant to the PIPE Agreement with the PIPE Investor, such purchase to be consummated immediately prior to the consummation of the Business Combination.
“PIPE Investor” means Alshaffafia Trading W.L.L, an affiliate of Qatar Airways Group Q.C.S.C., each of whom are existing shareholders of Freightos.
“PIPE Agreement” means the subscription agreement entered into by the PIPE Investor, pursuant to which the PIPE Investor committed to purchase an aggregate of 1,000,000 Freightos Ordinary Shares at a purchase price per share of $10.00.
“Private Placement Investors” means the Forward Purchaser, the Backstop Investor and the PIPE Investor.
“Private Placements” means the transactions contemplated by the PIPE Agreement, the Forward Purchase Agreement and the Backstop Agreement.
“Private Warrants” means the 5,000,000 Gesher Warrants issued in a private placement to the Sponsor and EarlyBird and its designees at an offering price of $1.00 per Private Warrant.
“Public Shares” means the 11,500,000 Gesher Ordinary Shares included in the Gesher Units issued to Gesher Public Shareholders in the Gesher IPO (including 1,500,000 Gesher Ordinary Shares pursuant to the underwriters’ over-allotment option).
“Public Warrants” means the 5,750,000 public warrants directly underlying the Gesher Units, with each whole warrant exercisable to purchase one Gesher Ordinary Share.
“Recapitalization” means the recapitalization of Freightos outstanding equity securities to occur immediately prior to the First Merger, so that the only outstanding equity securities of Freightos will be Freightos Ordinary Shares and certain options to acquire Freightos Ordinary Shares following the Closing. To effect the Recapitalization, (1) each Freightos Preferred Share will automatically convert into Freightos Ordinary Shares in accordance with the Freightos organizational documents, and (2) immediately following such conversion, each then issued and outstanding Freightos Ordinary Share will automatically convert into such number of Freightos Ordinary Shares equal to the Conversion Ratio.
“Registration Rights Agreements” means, collectively, the Freightos Registration Rights Agreement and the Gesher Registration Rights Agreement.
“Regulation FD” means the SEC regulation promulgated under the Exchange Act that prohibits companies from selectively disclosing material nonpublic information to analysts, institutional investors and others without concurrently making widespread public disclosure.

“Record Date” means [•], 2022.
“Representative Shares” means the 200,000 Gesher Ordinary Shares issued by Gesher to EarlyBird and its designees in February 2021.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Sellers” means sellers of logistics, services such as carriers and freight forwarders
“SPAC” means a special purpose acquisition company formed for the sole purpose of raising investment capital through an initial public offering.
“Sponsor” means Gesher I Sponsor LLC, a Delaware limited liability company. Ezra Gardner and Omri Cherni are managing members of Sponsor.
“Transactions” means the transactions contemplated by the Business Combination Agreement.
“Trust Account” means the trust account established by Gesher upon the consummation of the Gesher IPO.
“Updated Projections” means the revised financial projections prepared by the management of Freightos in connection with the proposed Business Combination in October 2022.
“Warrant Agreement” means the warrant agreement dated as of October 12, 2021, between Continental Stock Transfer & Trust Company, as warrant agent, and Gesher.
“Warrant Amendment” means the first amendment to the Warrant Agreement on or prior to the closing to provide that Freightos will assume the obligations of Gesher under such Warrant Agreement, and, among other things, to reflect that each former Gesher Warrant will be exercisable for one Freightos Ordinary Share.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND
THE EXTRAORDINARY GENERAL MEETING
The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the Business Combination and the extraordinary general meeting, including the proposals to be presented at the extraordinary general meeting. The following questions and answers do not include all the information that may be important to Gesher shareholders. Gesher shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the extraordinary general meeting.
Q:
Why am I receiving this proxy statement/prospectus?

A:
Gesher and Freightos have agreed to the Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and Gesher encourages its shareholders to read it in its entirety. Gesher’s shareholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement, which, among other things, provides for Merger Sub I to be merged with and into Gesher with Gesher being the surviving corporation in the Business Combination and becoming a wholly-owned subsidiary of Freightos, and the other Transactions contemplated by the Business Combination Agreement. See the section titled “Proposal One — The Business Combination Proposal.”

Q:
Are there any other matters being presented to shareholders at the meeting?

A:
Yes. In addition to voting on the Business Combination Proposal, the shareholders of Gesher will vote on the following proposals:

•
To consider and vote upon, as a special resolution under Cayman Islands law, a proposal to approve and authorize the First Plan of Merger. See the section of this proxy statement/prospectus titled “Proposal Two — The Merger Proposal.”

•
To consider and vote upon, as a special resolution under Cayman Islands law, a proposal to approve and adopt the Freightos A&R Articles, to be effective as of the Closing, attached as Annex B to this proxy statement/prospectus. See the section of this proxy statement/prospectus titled “Proposal Three — The Charter Proposal.”

•
To consider and vote upon, as an ordinary resolution under Cayman Islands law, a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt one or more proposals presented to shareholders for a vote. See the section of this proxy statement/prospectus titled “Proposal Four — The Adjournment Proposal.”

Gesher will hold the extraordinary general meeting of its shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Gesher shareholders should read it carefully.
The vote of shareholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.
Q:
Why is Gesher providing shareholders with the opportunity to vote on the Business Combination?

A:
Pursuant to the Gesher Articles, the approval by a vote of a simple majority of Gesher’s shareholders entitled to vote in person or by proxy at a general meeting is required for a business combination involving Gesher and a business or entity of a certain fair market value. Due to the nature of the First Merger and the Business Combination, Gesher is providing its shareholders with the opportunity to vote on the Business Combination.

Q:
What will happen to Gesher’s securities in the Business Combination?

A:
At the First Effective Time, each Gesher Share issued and outstanding immediately prior to the First Effective Time (after giving effect to any redemptions of Gesher Ordinary Shares), other than (i) Gesher Shares owned by Gesher or any of its subsidiaries, or (ii) Gesher Shares that are issued and outstanding and owned directly or indirectly by Freightos, Merger Sub I or Merger Sub II immediately prior to the First Effective Time, will be converted into and will for all purposes represent the right to receive an equal number of Freightos Ordinary Shares. Each Gesher Ordinary Share issued and outstanding immediately prior to the First Merger and each Gesher Ordinary Share in respect of which the holder thereof has validly exercised such holder’s redemption right will be automatically cancelled and cease to exist upon such conversion or redemption, as applicable.

Q:
What will happen to Gesher’s warrants in the Business Combination?

A:
In connection with the Business Combination, Freightos, Gesher, and Continental Stock Transfer & Trust Company, the warrant agent under the Warrant Agreement, will enter into the Warrant Amendment, pursuant to which Gesher will assign to Freightos all of its rights, interests and obligations in and under the Warrant Agreement, and which causes each outstanding Gesher Warrant to be converted into a Freightos Warrant that represents the right to receive, from and after the closing of the Transactions, the same number of Freightos Ordinary Shares on the same terms as the Gesher Warrant being assumed pursuant to the terms of the Warrant Amendment.

Q:
Why is Gesher proposing the Business Combination?

A:
Gesher was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On October 12, 2021, Gesher consummated the Gesher IPO of 10,000,000 Gesher Units and, on October 21, 2021, sold an additional 1,500,000 Gesher Units upon the exercise by EarlyBird of its over-allotment option in full, in each case at an offering price of $10.00 per Gesher Unit, generating total gross proceeds of $115,000,000. Simultaneously with the consummation of the IPO, Gesher consummated the private placement of 4,550,000 Private Warrants and, simultaneously with the consummation of the sale of the Gesher Units pursuant to EarlyBird’s exercise of its over-allotment option, sold an additional 450,000 Private Warrants, in each case at an offering price of $1.00 per Private Warrant, generating total gross proceeds of $5,000,000. Following the closing of the Gesher IPO and EarlyBird’s exercise of the over-allotment option in full, an amount equal to $116,150,000 ($10.10 per Gesher Unit) from the net proceeds of the sale of the Gesher Units in the Gesher IPO and the Private Warrants was deposited into the Trust Account. Since the Gesher IPO, Gesher’s activity has been limited to the evaluation of business combination candidates.
Based on its due diligence investigations by Gesher of Freightos and the industry in which Freightos operates, including the financial and other information provided by Freightos in the course of Gesher’s due diligence investigations, the Gesher Board believes that the Business Combination with Freightos is in the best interests of Gesher and presents an opportunity to increase shareholder value. See the section titled “Proposal One — The Business Combination Proposal — The Gesher Board’s Reasons for the Approval of the Business Combination and the Recommendation of the Board of Directors.”
Q:
Did the Gesher Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Yes. Gesher retained Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) to provide an opinion to the Gesher Board as to whether, after giving effect to the Freightos Ordinary Shares being issued in the First Merger, the Conversion Ratio provided for in the Recapitalization pursuant to the Business Combination Agreement was fair to Gesher from a financial point of view. Houlihan Lokey delivered its opinion to Gesher on May 31, 2022 to the effect that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters described therein, after giving effect to the Freightos Ordinary Shares being issued in the First Merger, the Conversion Ratio provided for in the Recapitalization pursuant to the Business Combination Agreement was fair to Gesher from a financial point of view. The full text of Houlihan Lokey’s written opinion is attached as Annex D to this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Proposal One — The Business Combination Proposal — Opinion of Houlihan Lokey to Gesher Board”.
Q:
Do I have redemption rights?

A:
If you are a holder of Public Shares, you have the right to demand that Gesher redeem such Public Shares for a pro rata portion of the cash held in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. Under the Gesher Articles, the Business Combination may not be consummated if Gesher has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Gesher Ordinary Shares properly demanded to be redeemed by holders of Gesher Ordinary Shares.

Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether or not you are a holder of Public Shares on the record date (so long as you are a holder at the time of exercise), or whether you are a holder and vote your Gesher Ordinary Shares or Gesher Preference Shares on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:
How do I exercise my redemption rights?

A:
A Gesher Public Shareholder, except for the Sponsor, Gesher’s officers and directors, and the Forward Purchaser with respect to 990,000 Gesher Ordinary Shares, may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a Gesher Public Shareholder on the record date. If you are a Gesher Public Shareholder and wish to exercise your redemption rights, you must (i) submit your redemption request, which includes the name of the beneficial owner of the shares to be redeemed, in writing to Continental Stock Transfer & Trust Company, Gesher’s transfer agent, and (ii) deliver your shares, either physically or electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) system, to Gesher’s transfer agent no later than 5:00 p.m. Eastern time on [•], 2022 (two (2) business days prior to the extraordinary general meeting). Any Gesher Public Shareholder seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $[•] per share, as of the record date), less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any request for redemption, once made by a Gesher Public Shareholder, may not be withdrawn once submitted to Gesher unless the Gesher Board determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you submit your written redemption request and deliver your shares to Gesher’s transfer agent and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Gesher’s transfer agent return the shares (physically or electronically). You may make such request by contacting Gesher’s transfer agent at the address listed at the end of this section. However, as noted, the Gesher Board may elect not to accept such withdrawal request.
Any written demand of redemption rights must be received by Gesher’s transfer agent no later than 5:00 p.m., Eastern time on [•], 2022 (two (2) business days prior to the extraordinary general meeting). No demand for redemption will be honored unless the holder’s written redemption request and shares have been delivered (either physically or electronically) to the transfer agent.
Exercise of your redemption rights with respect to your shares will not result in either the exercise or loss of any of the warrants you may hold. Your warrants will continue to be outstanding following a redemption of your shares and will become exercisable in connection with the completion of the Business Combination, or, absent the completion of the Business Combination and the liquidation of the Trust

Account, expire in accordance with their terms. The holders of Gesher Warrants (whether traded as part of a Gesher Unit or individually) have no redemption rights with respect to such securities. Assuming the Maximum Redemption Scenario and based on a closing market price of $[•] per Public Warrant on [•], 2022, the aggregate value of the Public Warrants that may be retained by redeeming Gesher shareholders, after redeeming their shares, would be approximately $[•] million. As a result of redemptions, the trading market for the Freightos’ ordinary shares may be less liquid than the market for Gesher’s securities prior to consummation of the Business Combination, and Freightos may not be able to meet the listing standards for the Nasdaq or another national securities exchange.
Q.
If I am a Gesher warrant holder, can I exercise redemption rights with respect to my Gesher Warrants?

A:
No. The holders of Gesher Warrants (whether traded as part of a Gesher Unit or individually) have no redemption rights with respect to such securities.

Q:
Do I have appraisal rights if I object to the proposed Business Combination?

A:
No. None of the shareholders, unit holders or warrant holders have appraisal rights in connection with the Business Combination under the Companies Act.

Q:
What will be the relative equity stakes of Gesher Shareholders, the Sponsors, the Private Placement Investors and Freightos existing shareholders in Freightos upon completion of the Business Combination?

A:
Upon consummation of the Business Combination, Freightos will become a new public company and Gesher will have been merged out of existence. The former securityholders of Gesher will become securityholders of Freightos.

Upon consummation of the Business Combination, the post-closing share ownership of Freightos under each redemption scenario set forth below, excluding the dilutive impact of Freightos Warrants to be issued to the Private Placement Investors, Public Warrants, Private Warrants, Freightos Warrants issuable upon conversion of the working capital loans from the Sponsor, Freightos Ordinary Shares issuable under the 2022 LTIP, and vested, unvested and unallocated shares and unexercised options held by existing Freightos shareholders (collectively, the “Additional Dilution Sources”), would be as follows:
	No Redemption Scenario(2)		Interim Redemption Scenario(3)		Maximum Redemption Scenario(4)
	Freightos Ordinary Shares	Equity %	Freightos Ordinary Shares	Equity %	Freightos Ordinary Shares	Equity %
Gesher Public Shareholders	11,500,000	20.5%	6,245,000	12.0%	990,000	2.0%
The Sponsor, EarlyBird and a Gesher anchor investor	3,075,000	5.5%	3,075,000	5.9%	3,075,000	6.5%
Freightos existing shareholders	36,562,715	65.1%	36,562,715	70.5%	36,562,715	76.8%
Private Placement Investors(1)	5,000,000	8.9%	6,000,000	11.6%	7,000,000	14.7%
Total Freightos Ordinary Shares outstanding at Closing	56,137,715	100.0%	51,882,715	100.0%	47,627,715	100.0%
The potential dilutive effect of the Additional Dilution Sources under each redemption scenario set forth below is presented in the following table:
	No Redemption Scenario(2)		Interim Redemption Scenario(3)		Maximum Redemption Scenario(4)
	Freightos Ordinary Shares	Equity %	Freightos Ordinary Shares	Equity %	Freightos Ordinary Shares	Equity %
Total Freightos Ordinary Shares outstanding at Closing	56,137,715	70.3%	51,882,715	68.7%	47,627,715	66.8%
Freightos Warrants to be issued to Private Placement Investors	2,600,000	3.3%	2,600,000	3.4%	2,600,000	3.6%

	No Redemption Scenario(2)		Interim Redemption Scenario(3)		Maximum Redemption Scenario(4)
	Freightos Ordinary Shares	Equity %	Freightos Ordinary Shares	Equity %	Freightos Ordinary Shares	Equity %
Public Warrants	5,750,000	7.2%	5,750,000	7.6%	5,750,000	8.1%
Private Warrants	5,000,000	6.3%	5,000,000	6.6%	5,000,000	7.0%
Warrants issuable upon conversion of the working capital loans from the Sponsor(5)	1,500,000	1.9%	1,500,000	2.0%	1,500,000	2.1%
Shares issuable under 2022 LTIP(6)	500,000	0.6%	500,000	0.7%	500,000	0.7%
Vested, unvested and unallocated shares and unexercised options for Freightos existing shareholders(7)	8,334,030	10.4%	8,334,030	11.0%	8,334,030	11.7%
Total Freightos Shares	79,821,746	100.0%	75,566,746	100.0%	71,311,746	100.0%

The Additional Dilution Sources under each redemption scenario, as described above, have no effect on pro forma loss per share for the six months ended June 30, 2022 or the year ended December 31, 2021. For more information related to pro forma loss per share, please see the section titled, “Unaudited Historical Comparative And Pro Forma Combined Comparative Per Share Data Of Gesher And Freightos”.
The deferred underwriting commissions incurred in connection with the Gesher IPO under each redemption scenario set forth below are presented in the following table:
	No Redemption Scenario(2)	% of Total Capital Raised	Interim Redemption Scenario(3)	% of Total Capital Raised	Maximum Redemption Scenario(4)	% of Total Capital Raised
Underwriting commissions	$6,325,000	3.2%	$6,325,000	4.8%	$6,325,000	7.0%

(1)
Excludes membership interests of the Sponsor held by the Forward Purchaser entitling the Forward Purchaser to receive 100,000 Founder Shares.

(2)
Assumes no exercise of redemption rights by Gesher Public Shareholders; reflects the issuance of 5,000,000 Freightos Ordinary Shares for $50,000,000 in connection with the Private Placements (and further assumes that neither the FPA Backstop Commitment nor the Additional Backstop Commitment is drawn) (the “No Redemption Scenario”).

(3)
Assumes Gesher Public Shareholders exercise their redemption rights with respect to 5,255,000 Gesher Ordinary Shares for approximately $52.6 million of funds in the Trust Account (excluding the redemption of 990,000 Gesher Ordinary Shares that the Forward Purchaser committed not to redeem); reflects the issuance of 6,000,000 Freightos Ordinary Shares for $60,000,000 in connection with the Private Placements (and further assumes that the Additional Backstop Commitment, but not the FPA Backstop Commitment, is drawn) (the “Interim Redemption Scenario”).

(4)
Assumes Gesher Public Shareholders exercise their redemption rights with respect to 10,510,000 Gesher Ordinary Shares for approximately $106 million of funds in the Trust Account (excluding the redemption of 990,000 Gesher Ordinary Shares that the Forward Purchaser committed not to redeem); reflects the issuance of 7,000,000 Freightos Ordinary Shares for $70,000,000 in connection with the Private Placements (and further assumes that the full amounts of the FPA Backstop Commitment and the Additional Backstop Commitment are drawn) (the “Maximum Redemption Scenario”).

(5)
Represents up to 1,500,000 warrants to acquire Gesher Ordinary Shares converted from up to $1,500,000 of loans provided by the Sponsor to Gesher at a price of $1.00 per warrant, each of which may be exercised at a price of $11.50 per Freightos Ordinary Share (subject to adjustment), in accordance with their terms described elsewhere in this proxy statement/prospectus. As of August 31, 2022, Gesher had $1,264,945 in working capital loans from the Sponsor.

(6)
Represents the 500,000 Freightos Ordinary shares issuable pursuant to awards granted under the 2022 LTIP as of October 31, 2022.

(7)
Represents (a) 2,437,284 shares issuable upon the exercise of employee stock options vested as of September 30, 2022; (b) 2,785,963 shares issuable upon the exercise of employees stock options that have not yet vested as of September 30, 2022; and (c) 1,475,337 shares issuable upon the exercise of stock options that are expected to be granted after September 30, 2022; and (d) an aggregate of 1,635,446 shares issuable to (i) the seller of an acquired company as an earnout payment, (ii) major airlines in connection with certain commercial transactions and (iii) the seller of certain technology assets.

Q:
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
The net proceeds of the Gesher IPO, together with a portion of the gross proceeds from the sale of the warrants in a private placement to the Sponsor and EarlyBird, that were placed in the Trust Account immediately following the Gesher IPO was equal in the aggregate to $116,150,000. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, Gesher Shareholders who exercise redemption rights and to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $4.0 million to the underwriter of the Gesher IPO as deferred underwriting commissions, of which 30% may be reallocated to other advisors of Gesher). Any remaining cash will be used by Freightos for general corporate purposes.

Q:
What happens if a substantial number of Gesher Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Gesher Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Gesher Public Shareholders are substantially reduced as a result of redemptions by Gesher Public Shareholders. To the extent that there are fewer Public Shares and Gesher Public Shareholders, the trading market for the Freightos Ordinary Shares may be less liquid than the market was for the Gesher Ordinary Shares prior to the Transactions, and Freightos may not be able to meet the listing standards of a national securities exchange. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to Freightos to be used in its business following the consummation of the Business Combination.

Q:
What happens if the Business Combination is not consummated?

A:
If Gesher does not complete the Business Combination with Freightos for whatever reason, Gesher would search for another target business with which to complete a business combination. If Gesher does not complete the Business Combination with Freightos or another business combination by April 14, 2023 (or such later date as may be approved by Gesher’s shareholders in an amendment to the Gesher Articles), Gesher must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $50,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares. The Sponsor and Gesher’s officers and directors agreed to waive their redemption rights with respect to their units and Founder Shares, respectively, in the event a business combination is not effected in the required time period, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution from the Trust Account with respect to Gesher’s outstanding warrants. Accordingly, the warrants will expire and be worthless. None of the Sponsor or Gesher’s officers or directors received any additional consideration for their waiver of redemption rights.

Q:
How do the Sponsor and the officers and directors of Gesher intend to vote on the proposals?

A:
The Sponsor, as well as Gesher’s officers and directors, beneficially own and are entitled to vote an aggregate of approximately 19.4% of the outstanding Gesher Shares. These holders intend to vote their shares in favor of the Business Combination Proposal, the Merger Proposal, the Charter Proposal and the Adjournment Proposal.

Q:
What interests do the Sponsor and the current officers and directors of Gesher have in the Business Combination?

A:
In considering the recommendation of the Gesher Board to vote in favor of the Business Combination, shareholders should be aware that, aside from any interests as holders of Public Shares, the Sponsor and certain of Gesher’s directors, officers and advisors have interests in the Business Combination that are different from, or in addition to, those of other holders of Public Shares generally. Gesher’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. See “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Q:
When do you expect the Business Combination to be completed?

A:
It is currently anticipated that the Business Combination will be consummated promptly following the Gesher extraordinary general meeting, which is set for [•], 2022; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to the approval of the holders of Freightos Ordinary Shares and Freightos Preferred Shares, as well as other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section titled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing.”

Q:
Has Gesher obtained or will Gesher obtain new financing in connection with the Business Combination?

A:
Yes. Gesher entered into the Forward Purchase Agreement, dated March 23, 2022, pursuant to which the Forward Purchaser agreed to purchase 4,000,000 Gesher Units for an aggregate purchase price of $40,000,000 in connection with the acquisition of Freightos. The Forward Purchase Agreement also provides for the Forward Purchaser to provide the FPA Backstop Commitment, which is up to an additional $10,000,000 of committed capital, to Gesher in the event that, as of immediately prior to the Closing, certain minimum cash conditions are not met after taking into account redemptions by Gesher shareholders in connection with the Transactions and certain other investments. In exchange for providing the FPA Backstop Commitment, the Forward Purchaser will receive (i) an additional amount of Gesher Ordinary Shares equal to the amount of the FPA Backstop Commitment drawn, divided by $10.00 (rounded up to the nearest whole number) and (ii) 500,000 Gesher Warrants. Consummation of the forward purchase and the backstop subscription will be on the same date and immediately prior to, or simultaneously with, the Closing.

The Forward Purchaser has unconditionally agreed not to exercise its redemption rights in connection with the Transaction with respect to its 990,000 outstanding Gesher Ordinary Shares that the Forward Purchaser acquired in Gesher’s initial public offering.
Gesher also entered into the Backstop Agreement dated April 14, 2022 with the Backstop Investor, pursuant to which the Backstop Investor agreed to provide the Additional Backstop Commitment, which is $10,000,000 of committed capital to Gesher in the event that, as of immediately prior to the Closing, certain minimum cash conditions are not met after taking into account redemptions by Gesher shareholders in connection with the Transactions and certain other investments. In exchange for providing the Additional Backstop Commitment, Gesher will issue and sell to the Backstop Investor (i) 1,000,000 Gesher Ordinary Shares at a purchase price of $10.00 per share and (ii) 100,000 Gesher Warrants. Pursuant to the Backstop Agreement, Backstop Investor will be entitled to registration rights with respect to the Freightos Ordinary Shares and Freightos Warrants it receives at Closing. The closing of the Additional Backstop Commitment, to the extent that it is drawn upon, will be on the same date and immediately prior to, or simultaneously with, the Closing.
In addition, on May 31, 2022, Gesher and Freightos entered into the PIPE Agreement with the PIPE Investor for a private investment to purchase an aggregate of 1,000,000 Freightos Ordinary Shares for an aggregate purchase price of $10,000,000 at a price per share equal to $10.00. Consummation of the PIPE Financing is conditioned on the concurrent Closing and other customary closing conditions in the PIPE Agreement.

Q:
What do I need to do now?

A:
Gesher urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or a warrant holder of Gesher. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
When and where will the extraordinary general meeting take place?

A:
The extraordinary general meeting will be held on [•], 2022, at [•], Eastern time, over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at [•] and following the instructions set forth below. For the purposes of the Gesher Articles, the physical place of the meeting shall be at [•]. Shareholders participating in the extraordinary general meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the extraordinary general meeting, virtual attendees will be able to:

•
vote via the web portal during the extraordinary general meeting webcast; and

•
submit questions or comments to Gesher’s directors and officers during the extraordinary general meeting.

Shareholders may submit questions or comments during the meeting through the extraordinary general meeting webcast by typing in the “Submit a question” box.
Q:
How do I attend the extraordinary general meeting?

A:
The extraordinary general meeting will be held virtually. To register for and attend the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of Gesher Ordinary Shares:

•
Shares Held of Record.   If you are a record holder, and you wish to attend the extraordinary general meeting, go to [•], enter the control number you received on your proxy card or notice of the meeting and follow the prompts to register for the online meeting. Immediately prior to the start of the extraordinary general meeting, you will need to log back into the meeting site using your control number.

•
Shares Held in Street Name.   If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the extraordinary general meeting, you must obtain a legal proxy from the shareholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the extraordinary general meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the extraordinary general meeting. “Street” name holders should contact Continental Stock Transfer on or before [•], 2022.

Shareholders will also have the option to listen to the extraordinary general meeting by telephone by calling:
•
Within the U.S. and Canada: [•]

•
Outside of the U.S. and Canada: [•]

The passcode for telephone access: [•]. You will not be able to vote or submit questions unless you register for and log in to the extraordinary general meeting webcast as described above.
Q:
How do I vote?

A:
If you are a holder of record of Gesher Ordinary Shares on the record date, you may vote by virtually attending the extraordinary general meeting and submitting a ballot via the extraordinary general meeting webcast or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.
Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The Business Combination Proposal, the Merger Proposal, the Charter Proposal and the Adjournment Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.
Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders of record may send a later-dated, signed proxy card to Gesher’s transfer agent at the address set forth below so that it is received prior to the vote at the extraordinary general meeting or virtually attend the extraordinary general meeting and submit a ballot through the web portal during the extraordinary general meeting webcast. Shareholders of record also may revoke their proxy by sending a notice of revocation to Gesher’s transfer agent, which must be received prior to the vote at the extraordinary general meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the extraordinary general meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q:
What constitutes a quorum for the extraordinary general meeting?

A:
A quorum is the minimum number of Gesher Shares that must be present to hold a valid meeting. A quorum will be present at the Gesher extraordinary general meeting if the holders of a majority of the issued and outstanding Gesher Shares entitled to vote at the meeting are represented at the extraordinary general meeting in person or by proxy. Abstentions, while considered present for the purpose of establishing a quorum, will not count for the purpose of determining the number of votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for the purpose of establishing a quorum or determining the number of votes cast at the extraordinary general meeting.

Q:
What shareholder vote thresholds are required for the approval of each proposal brought before the extraordinary general meeting?

A:
The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the Gesher Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Transactions will not be consummated if Gesher has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) either immediately prior to or upon consummation of the Transactions.

The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of at least two thirds of the votes cast by the holders of the Gesher Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Charter Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the Gesher Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Abstentions, while considered present for the purpose of establishing a quorum, will not count for the purpose of determining the number of votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for the purpose of establishing a quorum or determining the number of votes cast at the extraordinary general meeting.
Q:
What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to take any action with respect to the meeting and the Business Combination is approved by the Gesher shareholders and consummated, you will become a shareholder and/or warrant holder of Freightos.

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will continue to be a shareholder and/or warrant holder of Gesher, as applicable, and Gesher will continue to search for another target business with which to complete an initial business combination. If Gesher does not complete an initial business combination by April 14, 2023 (or such later date as may be approved by Gesher’s shareholders in an amendment to the Gesher Articles), Gesher must cease all operations except for the purpose of winding up, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $50,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of Gesher’s remaining shareholders and its Board of Directors, liquidate and dissolve.
Q:
What should I do with my share and/or warrant certificates?

A:
Shareholders who do not elect to have their Gesher Ordinary Shares redeemed for a pro rata share of the Trust Account should wait for instructions from Gesher’s transfer agent regarding what to do with their certificates (if any). Gesher shareholders who exercise their redemption rights must (i) submit their redemption request, which includes the name of the beneficial owner of the shares to be redeemed, in writing to Continental Stock Transfer & Trust Company, Gesher’s transfer agent, and (ii) deliver their shares, either physically or electronically using The Depository Trust Company’s DWAC system, to Gesher’s transfer agent no later than 5:00 p.m. Eastern time on [•], 2022 (two (2) business days prior to the extraordinary meeting). Exercise of redemption rights with respect to Gesher Ordinary Shares will not result in either the exercise or loss of any of the Gesher Warrants a Gesher shareholder may hold. The Gesher Warrants will continue to be outstanding following any redemption of Gesher Ordinary Shares and will become exercisable in connection with the completion of the Business Combination, or, absent the completion of the Business Combination and the liquidation of the Trust Account, expire in accordance with their terms.

Upon consummation of the Transactions, the Gesher Warrants, by their terms, will be exchanged for Freightos Warrants and entitle holders to purchase shares of Freightos. Therefore, warrant holders need not deliver their warrants to Gesher or Freightos at that time.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Gesher Ordinary Shares.
Q:
Who will solicit and pay the cost of soliciting proxies?

A:
Gesher will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, Gesher, through its directors and officers, and through Freightos’ directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts. Gesher has hired Morrow Sodali LLC to assist in the proxy solicitation process. Gesher will pay Morrow Sodali LLC its customary fees and expenses.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should please contact:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free: (800) 662-5200
Banks and brokers call: (203) 658-9400
E-mail: GIAC info@investor.morrowsodali.com
You may also obtain additional information about Gesher from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to (i) submit your redemption request, which includes the name of the beneficial owner of the shares to be redeemed, in writing to Continental Stock Transfer & Trust Company, Gesher’s transfer agent, and (ii) deliver your shares, either physically or electronically using The Depository Trust Company’s DWAC system, to Gesher’s transfer agent no later than 5:00 p.m. Eastern time on [•], 2022 (two (2) business days prior to the extraordinary meeting). If you have questions regarding the delivery of your written redemption request or shares, please contact:
Mark Zimkind
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Business Combination Agreement, the Business Combination and the other matters being considered at the extraordinary general meeting of Gesher shareholders. For additional information, see “Where You Can Find More Information.” Each item in this summary refers to the sections of this proxy statement/prospectus on which that subject is discussed in more detail.
The Parties to the Business Combination
Freightos Limited
Freightos Limited is a Cayman Islands exempted company limited by shares.
Freightos Merger Sub I
Freightos Merger Sub I is a Cayman Islands exempted company limited by shares.
Freightos Merger Sub II
Freightos Merger Sub II is a Cayman Islands exempted company limited by shares.
Gesher I Acquisition Corp.
Gesher I Acquisition Corp. is a Cayman Islands exempted company limited by shares. Gesher is a blank check company incorporated on February 23, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Based on its business activities, Gesher is a “shell company,” as defined under the Exchange Act, because it has no operations and nominal assets consisting almost entirely of cash.
On October 14, 2021, Gesher consummated the Gesher IPO of 10,000,000 Gesher Units. Each Gesher Unit consists of one Gesher Ordinary Share and one-half of one redeemable Gesher Warrant, with each whole Gesher Warrant entitling the holder to purchase one ordinary share at a price of $11.50 per share. The Gesher Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $100,000,000.
Simultaneously with the consummation of the Gesher IPO, Gesher consummated the private placement of 4,550,000 Private Warrants at a price of $1.00 per Private Warrant, generating total proceeds of $4,550,000. The Private Warrants were sold to the Sponsor and EarlyBird and its designees. The Private Warrants are identical to the Gesher Warrants included in the Gesher Units sold in the IPO.
On October 21, 2021, Gesher consummated the sale of an additional 1,500,000 Gesher Units at $10.00 per Gesher Unit pursuant to the underwriters’ over-allotment option, generating gross proceeds of $15,000,000. Simultaneously with the closing of the sale of additional Gesher Units, Gesher consummated the sale of an additional 450,000 Private Warrants at $1.00 per Private Warrant, generating total proceeds of $450,000. Following the closing of the over-allotment option and sale of additional Private Warrants, an aggregate amount of $116,150,000 was placed into the Trust Account.
On November 9, 2021, the Gesher Ordinary Shares and Gesher Warrants included in the Gesher Units began separate trading.
Gesher’s Units, the Gesher Ordinary Shares and Gesher Warrants are each traded on Nasdaq under the symbols “GIACU,” “GIAC,” and “GIACW,” respectively.
Gesher’s registered office is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and its telephone number is +1 345 945 7099.

The Business Combination Agreement
The terms and conditions of the Mergers and the transactions contemplated by the Business Combination Agreement are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination. See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal.”
The Merger Proposal
The Gesher shareholders will vote on a separate proposal to authorize the First Plan of Merger. See the section of this proxy statement/prospectus titled “Proposal Two — The Merger Proposal.”
The Charter Proposal
The Gesher shareholders will vote on, as a special resolution under Cayman Islands law, a proposal to approve and adopt the Freightos A&R Articles, to be effective as of the Closing, attached as Annex B to this proxy statement/prospectus. See the section of this proxy statement/prospectus titled “Proposal Three — The Charter Proposal.”
The Adjournment Proposal
The Adjournment Proposal, if adopted, shall allow the chairman of the extraordinary general meeting to adjourn such meeting to a later date or dates, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt one or more proposals presented to shareholders for a vote. See the section of this proxy statement/prospectus titled “Proposal Four — The Adjournment Proposal.”
Date, Time and Place of Extraordinary General Meeting of Gesher’s Shareholders
The extraordinary general meeting will be held at [•] [a.m./p.m.] Eastern time, on [•], via live webcast at [•], or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.
Voting Power; Record Date
Gesher shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Gesher Ordinary Shares or Gesher Preference Shares at the close of business on [•], 2022, which is the record date for the extraordinary general meeting. Gesher shareholders will have one vote for each Gesher Ordinary Share or Gesher Preference Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Gesher Warrants do not have voting rights. On the record date, there were 14,575,000 Gesher Ordinary Shares and no Gesher Preference Shares outstanding.
Redemption Rights
Pursuant to the Gesher Articles and the Business Combination Agreement, a holder of Public Shares may demand that Gesher redeem such shares for cash if the Business Combination is consummated; provided that Gesher may not consummate the Business Combination if it has less than $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Business Combination. Gesher Public Shareholders will be entitled to receive cash for these shares only if they (i) submit their redemption request, which includes the name of the beneficial owner of the shares to be redeemed, in writing to Continental Stock Transfer & Trust Company, Gesher’s transfer agent, and (ii) deliver their shares, either physically or electronically using The Depository Trust Company’s DWAC system, to Gesher’s transfer agent no later than 5:00 p.m. Eastern time on [•], 2022 (two (2) business days prior to the extraordinary meeting). Gesher Public Shareholders do not need to affirmatively vote on the Business Combination Proposal or be a holder of such Public Shares as of the record date to exercise redemption rights. If the Business Combination is not consummated, these shares will not be converted into cash. If a Gesher Public Shareholder properly demands redemption, delivers his, her or its shares to Gesher’s transfer agent as described above, and the Business Combination is consummated, Gesher will convert each Public Share into a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the date of the extraordinary general meeting. It is anticipated that this would amount to approximately $[•] per share. If a Gesher Public Shareholder exercises his, her or its redemption rights, then it will be exchanging its Gesher Ordinary Shares for cash and will not become a shareholder of Freightos. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Gesher Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash. Exercise of redemption rights with respect to Gesher Ordinary Shares will not result in either the exercise or loss of any of the Gesher Warrants a Gesher shareholder may hold. The Gesher Warrants will continue to be outstanding following any redemption of Gesher Ordinary Shares and will become exercisable in connection with the completion of the Business Combination, or, absent the completion of the Business Combination and the liquidation of the Trust Account, expire in accordance with their terms.
Appraisal Rights
None of the shareholders, unit holders or warrant holders have appraisal rights in connection with the Business Combination under the Companies Act.
The Gesher Board’s Reasons for the Approval of the Business Combination and the Recommendation of the Board of Directors
The Gesher Board listened to and reviewed a presentation provided by the Gesher management team and certain board members who have had multiple interactions with Freightos, in order to determine that that the Business Combination and the mergers and the transactions contemplated thereby were fair to Gesher’s shareholders.
The Gesher Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. Before reaching its decision to approve the Business Combination, the Gesher Board reviewed the results of due diligence conducted by Gesher’s management and by Gesher’s legal counsel, which included, among other things:
•
extensive meetings with Freightos’ management team;

•
meetings with Freightos’ strategic partners regarding market prospects and concrete plans for collaboration with Freightos and to confirm their views on Freightos’ technology;

•
research on the third-party logistics and supply chain management market, including historical growth trends and market share information as well as end-market size and growth projections;

•
review of Freightos’ planned operations, including the underlying technology;

•
assessment of Freightos’ business strategies and outlook;

•
multiple expert calls with professionals in the third-party logistics and supply chain management market regarding the market trends and competitive landscape;

•
Multiple calls with Freightos’ customers, suppliers and investors;

•
review of Freightos’ material contracts regarding intellectual property, information technology, insurance, financials, tax, legal and accounting;

•
Freightos’ technology, security and intellectual property;

•
financial and valuation analysis of Freightos and the Business Combination, including review of the historical financial information of Freightos and the financial projections provided by Freightos’ management and the assumptions underlying those projections; and

•
reports related to legal diligence prepared by external advisors.

See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — The Gesher Board’s Reasons for the Approval of the Business Combination and the Recommendation of the Board of Directors.”

Interests of Gesher’s Directors and Officers in the Business Combination
In considering the recommendation of the Gesher Board to vote in favor of the Business Combination Proposal and the Merger Proposal, shareholders should keep in mind that the Sponsor and Gesher’s directors, executive officers and advisors have interests in such proposals that are different from, or in addition to, those holders of Public Shares generally. In particular:
In considering the recommendation of the Gesher Board to vote in favor of approval of the Business Combination Proposal, the Merger Proposal and the Charter Proposal, shareholders should keep in mind that the Sponsor and Gesher’s directors, executive officers and advisors have interests in such proposals that are different from, or in addition to, those of holders of Public Shares generally. In particular:
•
Immediately following the consummation of the Business Combination, the Sponsor and its affiliates are expected to hold (i) 2,825,000 Freightos Ordinary Shares, and (ii) 4,450,549 Freightos Warrants each entitling the Sponsor to purchase one Freightos Ordinary Share at a price of $11.50 per share, which in the aggregate and assuming the exercise of all warrants would represent 9.9% and 11.2% ownership interest in the combined company under the No Redemption Scenario and the Maximum Redemption Scenario, respectively, on an as converted basis, assuming no additional equity securities are issued and no additional equity-linked securities are converted other than the Freightos Warrants outstanding as of the closing date.

•
If the Business Combination with Freightos or another business combination is not consummated by April 14, 2023 (or such later date as may be approved by Gesher’s shareholders in an amendment to the Gesher Articles), Gesher will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its Board of Directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor and certain directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Gesher IPO, would be worthless because the holders have waived their right to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[•] million based upon the closing price of $[•] per share on Nasdaq on [•], 2022. On the other hand, if the Business Combination is consummated, each outstanding Gesher Ordinary Share will be converted into one Freightos Ordinary Share. In the aggregate, the 2,825,000 Gesher Ordinary Shares held by the Sponsor will be exchanged for 2,825,000 Freightos Ordinary Shares in the Business Combination.

•
If Gesher is unable to complete a business combination within the required time period under the Gesher Articles, Gesher and/or the Sponsor could be liable under certain circumstances for claims by service providers, vendors or other entities that are owed money by Gesher for services rendered or contracted for or products sold to Gesher. If Gesher consummates a business combination, on the other hand, Gesher and ultimately the combined company will be liable for all such claims.

•
EarlyBird, the underwriter in the Gesher IPO, will be entitled to receive a deferred underwriting commission of approximately $4.0 million upon completion of the Business Combination, of which 30% may be reallocated to other advisors of Gesher.

•
The Sponsor and Gesher’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred on Gesher’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Gesher fails to consummate a business combination within the required time period under the Gesher Articles, they will not have any claim against the Trust Account for reimbursement. Accordingly, Gesher may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by April 14, 2023 (or such later date as may be approved by Gesher’s shareholders in an amendment to the Gesher Articles). As of the record date, the Sponsor and Gesher’s officers and directors and their affiliates had incurred approximately $[•] of unpaid reimbursable expenses.

•
The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

•
Based on the difference in the purchase price of $0.009 that the Sponsor paid for its Gesher Ordinary Shares, as compared to the purchase price of $10.00 per Gesher Unit sold in the Gesher IPO, the Sponsor may earn a positive rate of return even if the share price of the combined company after the Closing falls below the price initially paid for the units in the Gesher IPO and the public shareholders experience a negative rate of return following the Closing.

•
The Business Combination Agreement provides for the continued indemnification of Gesher’s current directors and officers and the continuation of directors and officers liability insurance covering Gesher’s current directors and officers.

•
Gesher’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to Gesher to fund certain capital requirements. On March 1, 2021, the Sponsor agreed to loan Gesher an aggregate of up to $150,000 to cover expenses related to the Gesher IPO pursuant to a promissory note that was repaid in full on October 18, 2021 following the completion of the Gesher IPO. As of August 31, 2022, the Sponsor or its affiliates have loaned an additional $1,264,945 to Gesher in the aggregate, which may be repaid upon consummation of a business combination transaction, or at the holder’s discretion, up to $1,500,000 of the loans may be converted into warrants at a price of $1.00 per warrant. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Gesher outside of the Trust Account.

•
Ezra Gardner, Gesher’s Chief Executive Officer and a director of Gesher, will be a director of Freightos following the Closing. Such position may provide Mr. Gardner with compensation, including equity incentives. The terms of such position have not been negotiated or approved, and may not be considered by Freightos until after the extraordinary general meeting.

•
In addition to these interests of the Sponsor and Gesher’s current officers and directors, the Gesher Articles waive the application of the “corporate opportunity” doctrine. The “corporate opportunity” doctrine generally provides that a director or officer may not take a business opportunity for his or her own if: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation’s line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his or her own, the self-interest of the director or officer will be brought into conflict with the director’s or officer’s duties to the corporation. However, Gesher does not believe that the waiver of the application of the “corporate opportunity” doctrine in the Gesher Articles had any impact on its search for a potential business combination target.

Recommendation to Gesher Shareholders
The Gesher Board has determined that each of the proposals outlined above is in the best interests of Gesher and recommended that Gesher shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Charter Proposal, and “FOR” the Adjournment Proposal, if presented.
Certain Material U.S. Federal Income Tax Considerations
The parties to the Business Combination Agreement structured the Business Combination to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). However, as discussed in further detail in the section titled “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations of the Business Combination” there are significant legal uncertainties with respect to such qualification, and the U.S. Internal Revenue Service (the “IRS”) or a court could take a different position. Moreover, the qualification of the Business Combination as a reorganization will be based on facts which cannot be confirmed until the time of Closing or following the Closing. The Closing is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither Gesher nor Freightos intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination.
If the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders (as defined below) will generally not recognize gain or loss as a result of the Business Combination. If the Business Combination does not meet all of the requirements of Section 368(a) of the

Code, U.S. Holders will generally not recognize gain or loss upon the exchange of their Gesher Ordinary Shares for Freightos Ordinary Shares in the Business Combination (but U.S. Holders of Gesher Warrants will generally recognize gain upon the exchange of their Gesher Warrants for Freightos Warrants) if the First Merger qualifies as part of an exchange described under Section 351 of the Code. The First Merger is expected more likely than not to qualify as part of an exchange described in Section 351 of the Code. However, as discussed in further detail in the section titled “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations of the Business Combination,” there is an absence of direct guidance as to how the provisions of Section 351 apply in this instance, and neither Gesher nor Freightos intends to request a ruling from the IRS regarding such U.S. federal income tax treatment.
Accordingly, no assurance can be given that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or that the First Merger will qualify as part of an exchange described in Section 351 of the Code, or that the IRS will not challenge either such treatment or that a court will not sustain a challenge by the IRS.
If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the First Merger does not qualify as part of an exchange described in Section 351 of the Code, a U.S. Holder of Gesher Securities (as defined below) generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of Freightos Ordinary Shares and/or Freightos Warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s adjusted tax basis in the Gesher Securities surrendered by such U.S. Holder in the Business Combination. For further detail, see the section titled “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations of the Business Combination” of this proxy statement/prospectus.
Even if the Business Combination does qualify as a “reorganization” within the meaning of Section 368(a) of the Code or the First Merger qualifies as part of an exchange described in Section 351 of the Code, U.S. Holders may be required to recognize gain on account of the application of the passive foreign investment company rules, as described in more detail below under “Certain Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”
U.S. Holders of Gesher Securities should consult their advisors to determine the tax consequences to them based on their particular circumstances, including the tax consequences if the Business Combination does not qualify as a reorganization described in Section 368(a) of the Code or as part of an exchange described in Section 351 of the Code, and the application of the PFIC rules to their specific situation in connection with the Business Combination.
For a detailed discussion of the material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of Gesher Ordinary Shares and the ownership and disposition of Freightos Ordinary Shares and/or Freightos Warrants, please see the section titled “Certain Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.
Certain Material Cayman Islands Tax Considerations
For a description of certain material Cayman Islands tax consequences of the ownership and disposition of Freightos Ordinary Shares and/or Freightos Warrants, please see the section titled “Certain Material Cayman Islands Tax Considerations” of this proxy statement/prospectus.
Certain Material Israeli Tax Considerations
For a description of certain material Israeli tax consequences of the ownership and disposition of Freightos Ordinary Shares and/or Freightos Warrants, please see the section titled “Certain Material Israeli Tax Considerations” of this proxy statement/prospectus.
Anticipated Accounting Treatment
The Business Combination will be accounted for as an acquisition of an entity which does not constitute a business. Freightos will be treated as the acquirer and Gesher will be treated as the acquired company for financial statement reporting purposes. The Business Combination is not within the scope of IFRS 3 (Business Combinations) because Gesher does not meet the definition of a business and is accounted for within the scope of IFRS 2 (Share-based Payment) as issuing shares by Freightos at the Closing in exchange for stock exchange listing services provided by Gesher. Any difference between the fair value of the shares and warrants issued to Gesher’s shareholders and warrant holders and the fair value of Gesher’s net assets as of the closing date will be recorded as a listing service expense. The net assets of Freightos and Gesher will be stated at historical cost, with no goodwill or other intangible assets recorded.
As a consequence of the Business Combination, Freightos Ordinary Shares will be registered under the Exchange Act and listed on Nasdaq, which will require Freightos to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Freightos expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Comparison of Rights of Shareholders of Gesher and Shareholders of Freightos
If the Business Combination is successfully completed, holders of Gesher Ordinary Shares will become holders of Freightos Ordinary Shares and their rights as shareholders will be governed by Freightos’ organizational documents. Please see the section titled “Comparison of Rights of Freightos Shareholders and Gesher Shareholders” for more information.
Emerging Growth Company
Each of Gesher and Freightos is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, Freightos will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. If some investors find Freightos’ securities less attractive as a result, there may be a less active trading market for Freightos’ securities and the prices of Freightos’ securities may be more volatile.
Freightos will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date on which Freightos Ordinary Shares were offered in exchange for Gesher Ordinary Shares in connection with the Transactions, (b) in which Freightos has total annual gross revenue of at least $1.235 billion, or (c) in which Freightos is deemed to be a large accelerated filer, which means the market value of Freightos’ common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Freightos has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Regulatory Matters
The Business Combination is not subject to any federal or state regulatory requirement or approval, except for filings with the Cayman Islands necessary to effectuate the Business Combination.
Summary Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under the section titled “Risk Factors” of this proxy statement/prospectus. Such risks include, but are not limited to:
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Freightos’ growth depends on its ability to attract and retain carriers, freight forwarders and importers/exporters using its Platform, and the failure to maintain or grow the number of users, and the level of activity of such users, could adversely impact its business;

•
Freightos has a limited operating history and history of net losses, and it anticipates that it will experience net losses for the foreseeable future;

•
If Freightos fails to maintain and improve the quality of its Platform, its may not be able to attract and retain users;

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Freightos faces intense competition and could lose market share to its competitors, which could adversely affect its business, operating results and financial condition;

•
A limited number of sellers provide a substantial portion of the offerings available on Freightos’ Platform, and if Freightos fails to retain these Sellers, its gross booking value (“GBV”) could decline significantly;

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Adverse global economic conditions, geopolitical issues and other conditions that impact Freightos’ increasingly global operations could have a negative effect on Freightos’ business, results of operations and financial condition and liquidity;

•
Additional changes in international trade policies and relations could significantly reduce the volume of goods transported globally and adversely affect Freightos’ business and results of operations;

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Freightos may need to raise additional funds to finance its future capital needs, which may dilute the value of its outstanding ordinary shares or prevent Freightos from growing its business;

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Freightos has experienced growth in recent periods and expects to continue to invest in its growth for the foreseeable future. If Frieghtos is unable to maintain similar levels of growth or manage its growth effectively, Freightos’ business, revenue, profits and financial condition could be adversely affected;

•
Because Freightos expects the substantial majority of its future revenue to come from its Platform, with most of Freightos’ revenue derived from the freightos.com marketplace and WebCargo offerings, its inability to generate revenue from its Platform would adversely affect Freightos’ business operations, financial results and growth prospects;

•
Freightos is subject to various risks related to Freightos data products and in particular its freight indexes, and if Freightos is unable to accurately calculate an index or comply with our published guides for calculating an index, it may face reputational damage and lose clients and revenue, which could have a material impact on its financial results;

•
Freightos’ internal computer and information technology systems, or those of its vendors, users or contractors, have been and may in the future be subject to cyberattacks or security incidents, which could result in a material operational or developmental disruption, or otherwise adversely affect Freightos’ business, financial condition, results of operations, cash flows, result in reputational damage and cause Freightos to lose existing or future users and revenue;

•
If Freightos is unable to comply with its security obligations or its computer systems are or become vulnerable to security incidents or other operational disruptions, Freightos may face reputational damage and lose clients and revenue;

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Freightos is subject to a complex regulatory environment, and failure to comply with and adapt to these regulations could result in penalties or otherwise adversely impact its business;

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Freightos may be subject to governmental export and import controls that could impair its ability to compete in international markets and subject Freightos to liability if it violates such controls;

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The enactment of legislation implementing changes in taxation of international business activities, the adoption of other corporate tax reform policies or changes in tax legislation or policies could impact Freightos’ future financial position and results of operations;

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Freightos will qualify as an “emerging growth company” and the reduced disclosure requirements applicable to Freightos may make its securities less attractive to investors;

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Freightos will qualify as a “foreign private issuer” within the meaning of the rules under the Exchange Act, and, as such, Freightos will be exempt from certain provisions applicable to U.S. domestic public companies;

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The requirements of being a public company may strain Freightos’ resources, divert Freightos’ management’s attention and affect Freightos’ ability to attract and retain qualified board members;

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Economic substance legislation of the Cayman Islands may adversely impact Freightos or its operations;

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Relations between Israel and the other jurisdictions in which Freightos operates and the various jurisdictions in which its users reside could materially affect its business;

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Freightos’ business is currently concentrated in certain geographies, especially Europe and the United States, with many shipments originating in Asia, which exposes its business to local economies, regional downturns or other political, social or economic disruptions or events may materially adversely affect its financial condition and results of operations;

•
If the Private Placements are not consummated and Freightos does not waive the Minimum Available SPAC Cash Amount, the Business Combination may be terminated;

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If Gesher’s shareholders fail to properly demand redemption rights, they will not be entitled to convert their Public Shares into a pro rata portion of the Trust Account;

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Gesher’s current directors’ and executive officers’ affiliates own Gesher Ordinary Shares and Gesher Warrants that will be worthless if the Business Combination is not approved, and such interests may have influenced their decision to approve the Business Combination;

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Freightos’ independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern;”

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There will be material differences between the current rights of Gesher holders of Public Shares and the rights such holders will have as holders of Freightos Ordinary Shares, some of which may adversely affect such Gesher shareholders;

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Gesher and Freightos have no history operating as a combined company, and the unaudited pro forma condensed combined financial information may not be an indication of Freightos’ financial condition or results of operations following the Business Combination; and

•
The other matters described in the section titled “Risk Factors” beginning on page 28.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The summary unaudited pro forma condensed combined financial information and the unaudited pro forma combined financial information have been presented for illustrative purposes and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination been consummated as of the dates indicated. In addition, the pro forma information does not purport to project the future financial position or operating results of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma condensed combined financial information is based on Freightos’ historical consolidated financial statements prepared in accordance with IFRS and Gesher’s historical financial statements and gives effect to the Business Combination and the Acquisitions (as defined in the section “Unaudited Pro Forma Condensed Combined Financial Information”).
The unaudited pro forma condensed combined statement of financial position as of June 30, 2022 and the unaudited pro forma condensed combined statements of profit or loss and other comprehensive loss for the six months ended June 30, 2022 and for the year ended December 31, 2021, present the combination of the financial information of Gesher and Freightos after giving effect to the Business Combination and the Acquisitions.
This information should be read together with Gesher’s and Freightos’ financial statements and related notes, the sections entitled “Gesher’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Freightos’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
The following table sets forth summary historical comparative share information for Gesher and Freightos and unaudited pro forma condensed combined per share information of Freightos after giving effect to the Transactions, assuming two redemption scenarios as follows:
•
No Redemption Scenario: This presentation assumes no exercise of redemption rights by Gesher Public Shareholders and reflects the issuance of 5,000,000 Freightos Ordinary Shares for $50,000,000 in connection with the Private Placements (assumes that neither the FPA Backstop Commitment nor the Additional Backstop Commitment is drawn).

•
Maximum Redemption Scenario: This presentation assumes Gesher Public Shareholders exercise their redemption rights with respect to 10,510,000 Gesher Ordinary Shares for approximately $106 million of funds in the Trust Account (excludes the redemption of 990,000 Gesher Ordinary Shares that the Forward Purchaser committed not to redeem) and reflects the issuance of 7,000,000 Freightos Ordinary Shares for $70,000,000 in connection with the Private Placements (assumes that the full amounts of the FPA Backstop Commitment and the Additional Backstop Commitment are drawn). Pursuant to the Business Combination Agreement, the consummation of the Transactions will be subject to Gesher having available at the Closing from the Trust Account, the Forward Purchase Agreement and the PIPE Financing or similar financing a minimum amount of $80 million.

The unaudited pro forma combined loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor earnings (loss) per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Gesher and Freightos would have been had the companies been combined during the periods presented.

Share and per share data in U.S. Dollars
			Combined Pro Forma
	Gesher	Freightos	No Redemption Scenario	Maximum Redemption Scenario
As of and for the six months ended June 30, 2022
Book value per share	$(2.01)	(1.39)	3.27	2.05
Weighted average shares outstanding – basic and diluted(1)(2)	14,575,000	2,189,786	56,137,715	47,627,715
Basic and diluted net loss per share	$(0.19)	(6.70)	(0.20)	(0.24)
Share and per share data in U.S. Dollars
			Combined Pro Forma
	Gesher	Freightos	No Redemption Scenario	Maximum Redemption Scenario
As of and for the year ended December 31, 2021
Book value per share	$(1.05)	1.98	3.33	2.11
Weighted average shares outstanding – basic and diluted(1)(2)	5,722,418	1,774,542	55,567,128	47,057,128
Basic and diluted net loss per share	$(0.03)	(13.85)	(1.14)	(1.39)

(1)
Excludes the issuance of Freightos Warrants as part of the Business Combination (including pursuant to the Forward Purchase Agreement, the Backstop Agreement and the PIPE Agreement) and may be exercised thereafter. This assumes that the amounts funded pursuant to the Forward Purchase Agreement and in the PIPE Financing total $50 million. If the actual facts are different than the assumptions set forth above, this amount will be different.

(2)
Excludes 40,928 (prior to the effect of the Recapitalization) earnout Freightos Ordinary Shares related to the acquisition of 9T Technologies LLC (d/b/a 7LFreight) (“7LFreight”). In addition, excludes 90,009 (prior to the effect of the Recapitalization) earnout Freightos Ordinary Shares related to acquisition of the interlining technology and other assets of a major airline group in December 2021.

RISK FACTORS
If the Business Combination is completed, the combined company will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties not presently known to Gesher and Freightos or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, the combined company’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of Freightos’ Ordinary Shares or, if the Business Combination is not consummated, Gesher’s Ordinary Shares could decline, and you may lose part or all of the value of any Freightos Ordinary Shares or, if the Business Combination is not consummated, Gesher Ordinary Shares that you hold.
Risks Related to Freightos’ Business and Industry
In this sub-section the terms “we,” “us” and “our” refer to Freightos.
Our growth depends on our ability to attract and retain carriers, freight forwarders and importers/exporters using our Platform, and the failure to maintain or grow the number of users, and the level of activity of such users, could adversely impact our business.
Our ability to achieve significant growth in revenue in the future will depend, in large part, upon our ability to retain our current users and attract new users, including air and ocean carriers, freight forwarders and large, medium and small enterprise importers/exporters participating in the global freight ecosystem.
Sellers, which are generally carriers and freight forwarders on our Platform, have many different ways of marketing their services, securing clients and obtaining payments from clients, including advertising to, and engaging with, prospective clients through other online or offline platforms and methods, using third-party brokers and offering their services directly to customers.
Buyers, which are generally freight forwarders and importers/exporters on our Platform, have similarly diverse options to find and engage service providers, such as other online or offline platforms, engaging providers directly or using other brokerage services. If we fail to attract and retain a community of carriers that service the routes sought by freight forwarders and importers/exporters, or freight forwarders servicing geographic regions where importers/exporters need services, or if Sellers resist adopting our Platform or integrating their existing information technology systems with our Platform, the quality and types of services provided on our Platform may not be satisfactory to Buyers on our Platform, services in geographic regions in which Buyers seek to engage freight services may not be available, and Buyers may decrease their use of, or cease using, our Platform.
We expect to increasingly engage in sophisticated, costly and lengthy sales, marketing, internationalization and localization efforts. These efforts and others may not generate additional users, retain current users or advance our business in a cost-effective manner. We may not be successful in growing spend from target users, and in the event our current users decrease their usage that is not offset by increased activity from new users, that may result in a temporary or long-term deceleration in GBV growth. We may also modify our pricing model, or introduce new, modify or consolidate existing offerings or otherwise change our services and features to attract and retain users. Such actions may not have the intended effect of attracting and retaining users at the levels we anticipate and may have unintended negative consequences, such as a loss of users or a reduction of user activity or spend on our Platform.
Any decrease in the attractiveness of our Platform, failure to attract and retain users or reduced spending by users could lead to decreased activity, diminished network effects or a decrease in GBV on our Platform, each of which could adversely affect our business, revenue, financial condition and operating results.
We have a limited operating history and a history of net losses, and we anticipate that we will experience net losses for the foreseeable future.
You should consider our business and prospects in light of the risks, expenses and difficulties encountered by companies in their early stage of development. Although we launched our business in 2012,

airline integrations reached critical mass in 2020. In addition, we recently shifted our business model from a bifurcated SaaS offering for carriers and freight forwarders, and a marketplace offering for our end customers, to a comprehensive platform model encompassing all of our customer segments. Accordingly, we have limited representative operating history upon which to base an evaluation of our business and prospects and customers may not adopt the new model and we may face increased customer attrition.
Changes in our offerings and pricing, and the continued evolution of our business strategy, subject us to a number of uncertainties, including our ability to plan for and model future growth and make accurate projections regarding our future performance. In addition, we have in the past seen, and may in the future see, unexpected or unintended negative effects, as a result of changes to our pricing model, offerings and sales, brand positioning, and marketing efforts, including a failure to attract and retain carriers, freight forwarders and shipping companies or attract new end customers that spend on our Platform or the loss of spend from existing end customers. We cannot ensure that we will be successful in addressing these and other challenges we may face in the future, and our business may be adversely affected if we do not manage these challenges successfully.
We have experienced significant net losses since our inception and, given the significant operating expenditures associated with our business plan, we anticipate continuing net losses for the foreseeable future. If we do achieve profitability, we cannot be certain that we will be able to sustain or increase such profitability. We incurred a net loss of approximately $16.4 million and $14.2 million for years ended December 31, 2021 and 2020, respectively. We have not generated positive cash flow from operations, and we cannot be certain that we will be able to generate positive cash flow from operations in the future. To achieve and sustain profitability, we must accomplish numerous objectives, including broadening and stabilizing our sources of revenue and increasing the number of users and monetizing transactions. Accomplishing these objectives may require significant additional investments and we cannot be certain that we will be able to raise additional investments on attractive terms, or even at all. Ultimately, we may not be able to achieve our objectives.
If we fail to maintain and improve the quality of our Platform, we may not be able to attract and retain users.
To satisfy users, we need to continue to improve their experience as well as innovate and introduce features and services that they find useful and that cause them to use our Platform more frequently. This includes improving our technology to optimize search results, tailoring our database to additional geographic and market segments and improving the user-friendliness of our Platform and our ability to provide high-quality support. Our users depend on our support organization to resolve issues relating to our Platform. Our ability to provide effective support is largely dependent on our ability to attract and retain employees who are well versed in our Platform. As we continue to grow our international user base, our support organization will face additional challenges, including those associated with continuing to deliver support to users who speak an increasing number of languages. Any failure to maintain high-quality support, or a market perception that we do not maintain high-quality support, could harm our reputation or adversely affect our ability to market the benefits of our Platform to existing and prospective users.
In addition, we need to adapt, expand and improve our Platform and user interfaces to keep up with changing user preferences. We invest substantial resources in researching and developing new features and enhancing our Platform by incorporating these new features, improving functionality and adding other improvements to meet our users’ evolving needs. The success of any enhancements or improvements to our Platform or any new features depends on several factors, including timely completion, adequate quality testing, integration with technologies on our Platform and third-party partners’ technologies and overall market acceptance. Because further development of our Platform is complex, challenging and dependent upon an array of factors, the timetable for the release of new features and enhancements to our Platform is difficult to predict, and we may not offer new features as rapidly as users of our Platform require or expect. Additionally, the time, money, energy and other resources we dedicate to developing new features or enhancements to our Platform may be greater than the short-term, and potentially the total, returns from these new offerings.
It is difficult to predict the problems we may encounter in introducing new features to our Platform and we may need to devote significant resources to the creation, support and maintenance of these features. We provide no assurances that our initiatives to improve our user experience will be successful. We also cannot predict whether any new features will be well received by users or whether improving our Platform will be successful or sufficient to offset the costs incurred to offer these new features. If we are unable to improve or maintain the quality of our Platform, our business, prospects, financial condition and results of operations could be materially and adversely affected.
We face intense competition and could lose market share to our competitors, which could adversely affect our business, operating results and financial condition.
The global freight industry is highly competitive, rapidly evolving, fragmented and subject to changing technology, shifting needs, virtual integration and frequent introductions of new competitors as well as new offerings and services. The level of competition within, and the frequency and likelihood of increased third-party investment and new competitors entering, this market segment has further intensified due to the ongoing COVID-19 pandemic and global supply chain disruptions. We compete with a number of online and offline platforms and services domestically and internationally, as well as traditional freight brokerage businesses, to attract and retain users and increase the number of transactions booked through our Platform. Our main competitors fall into the following categories:
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cargo booking platforms, such as Cargo.one, Cargo.AI, Cargowise and CargoBooking.aero;

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shipping marketplaces, such as Cogoport, FreightMango and SimpliShip;

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niche forwarder SaaS companies, such as Portrix, Catapult and CargoSphere; and

•
businesses that provide specialized professional services, including consulting, accounting, marketing and information technology services.

In addition, well-established internet companies, such as Amazon, and businesses that operate driving, delivery and other commoditized marketplaces, such as Uber Technologies, have entered or may decide to enter into our market segment. Some of these companies have launched or may launch, or have acquired or may acquire, companies or assets that offer products and services that directly compete with our Platform. For example, Uber Technologies launched Uber Freight in 2017, which is a service to connect carriers with shippers on its platform. Many of these established internet companies and other competitors are considerably larger than we are, have considerably greater financial and other resources than we do, and could offer products and services similar to our offerings for lower fees.
Internationally, we compete against online and offline channels and products and services in most countries. Local competitors, or competitors that have invested more in international expansion, might have greater brand recognition than us in some countries and a stronger understanding of local or regional culture and commerce. Some competitors also offer their products and services in local languages and currencies that we do not offer. As our business grows internationally and we expand and grow our services offerings, we may increasingly compete with these international companies. We also compete against locally sourced service providers and traditional, offline means of identifying freight resources, such as local freight brokers and professional networks.
We also compete with companies that utilize emerging technologies and assets, artificial intelligence and machine learning. These competitors may offer products and services that may, among other things, use machine learning algorithms to connect users more effectively than we do, or otherwise change the way that businesses engage or pay service providers so as to make our Platform less attractive to users. Many of the companies and services that utilize these technologies in our market are still new and not yet fully mature in their capabilities or network scale; however, we may face increased competition should these companies or services or new entrants, succeed.
Many of our current and potential competitors, both online and offline, enjoy substantial competitive advantages, such as greater name recognition and more prominent brand reputation; pre-existing relationships with desirable service providers and end customers; more experience with international operations and localization of their offerings; longer operating histories; greater financial, technical and other resources; more users; newer technologies; greater appeal to certain segments of users; and, in some cases, the ability to rapidly combine online platforms with traditional global freight solutions. These companies may use these advantages to offer services similar to ours at a lower price, develop different or superior services to compete with our Platform or respond more quickly and effectively than we do to new or changing opportunities, technologies, standards, regulatory conditions or user preferences or requirements. In addition, while we compete intensely in more established markets, we also compete in developing technology markets that are characterized by dynamic and rapid technological change, many and different business models and frequent disruption of incumbents by innovative online and offline entrants. The barriers to entry into these markets can be low, and businesses easily and quickly can launch online or mobile platforms and applications at nominal cost by using commercially available software or partnering with various established companies in these markets.
Moreover, current and future competitors may also vertically integrate their services or make strategic acquisitions or establish cooperative relationships among themselves or with others, including our current or future third-party partners. By doing so, these competitors may increase their ability to meet the needs of our existing or prospective users. These developments could limit our ability to obtain revenue from existing and new users. For all of these reasons, we may not be able to compete successfully against our current and future competitors. If we are unable to compete successfully against current and future competitors, our business, operating results and financial condition would be adversely impacted.
A limited number of Sellers provide a substantial portion of the offerings available on our Platform. If we fail to retain these Sellers, our GBV could decline significantly.
For the year ended December 31, 2021, approximately 20% and 55% of our pro forma GBV was generated through the top Seller and the top-five Sellers on our Platform, respectively. For the year ended December 31, 2020, approximately 11% and 41% of our pro forma GBV was generated through the top Seller and the top-five Sellers on our Platform, respectively. As a result, our GBV could fluctuate materially and could be materially and disproportionately impacted by changes in the offerings made available to Buyers on our Platform by these Sellers or any other significant future Seller. If any of our significant Sellers decrease, alter or discontinue the offerings available on our Platform, our GBV would decline, which would materially and adversely affect our financial condition and results of operations. If we do not further diversify our Seller base, we will continue to be susceptible to risks associated with Seller concentration.
Adverse global economic conditions, geopolitical issues and other conditions that impact our increasingly global operations could have a negative effect on our business, results of operations and financial condition and liquidity.
As a global company, our performance is affected by global economic conditions as well as geopolitical issues and other conditions with global reach, including changes in political conditions and in governmental policies; changes in and compliance with international and domestic laws and regulations; and wars, civil unrest, acts of terrorism, embargoes and other conflicts. Macroeconomic weakness and uncertainty make it more difficult for us to manage our operations and accurately forecast financial results.
While macroeconomic risks apply to most companies, we are particularly vulnerable. The global freight industry is highly cyclical and especially susceptible to trends in economic activity. Our primary business is to facilitate the transportation of goods, so our business levels are directly tied to the purchase and production of goods — key macroeconomic measurements influenced by, among other things, inflation and deflation, supply chain disruptions, interest rates and currency exchange rates, labor costs, fuel and energy prices, buying patterns, debt levels, credit availability, disposable income, increased global concerns regarding working conditions and environmental sustainability; and changes in consumer attitudes regarding goods made in countries other than their own. When individuals and companies purchase and produce fewer goods, we facilitate the transportation of fewer goods, and as companies move manufacturing closer to consumer markets and expand the number of distribution centers, we facilitate the transportation of goods covering shorter distances. Certain retailers are making investments to house goods in closer proximity to customers in connection with the recent growth in e-commerce demand and we expect this trend to continue. As we continue to grow our international business, we are increasingly affected by the health of the global economy, the rate of growth of global trade, world trade policies, international taxes, government-to-government relations and the typically more volatile economies of emerging markets. For instance, anti-trade and protectionist measures adopted by the United States or other countries in which we do business, such as trade controls, tariffs, quotas, embargoes, sanctions or retaliation by another country against such measures, could result in economic uncertainty and instability, resulting in fewer goods being transported globally.

A reduction in global freight volumes may adversely affect our customer base and our opportunities for growth. A significant portion of our services are “spot market” opportunities, which refers to the freight services our service providers provide without contractually set rates. The spot market generally is impacted more quickly than the contract market by overall economic conditions. If rate conditions or a downturn in our end customers’ business cycles causes a reduction in the volume of freight they ship, particularly among certain national retailers or in the food, beverage, retail, manufacturing, paper or printing industries, carrier availability and our operating results would be adversely affected. In addition, the global freight market is also subject to cost increases outside of our control that could materially reduce the amount of global freight services that our end customers require. Such cost increases include, but are not limited to, increases in wage rates, fuel prices, interest rates, taxes, tolls, license and registration fees, insurance, equipment and healthcare for employees.
The uncertainty regarding the status of the United Kingdom’s exit from the European Union (“Brexit”) has negatively impacted the United Kingdom’s and the European Union’s economies. This negative impact will likely continue until the United Kingdom and European Union resolve all post-Brexit issues. Any additional impact of Brexit will depend on application of the terms of the agreements. Further discussion between the parties on implementation of the trade deal could trigger significant market and economic disruption, and the demand for our services could be depressed. Following Brexit, the movement of goods between the United Kingdom and the remaining member states of the European Union has become subject to additional inspections and documentation checks, which may create delays at ports of entry and departure and potentially impact our ability to effectively provide our services. Additionally, depending on the application of the terms of the trade deal, we may face new regulations regarding trade, aviation, tax, security and employees, among others, in the United Kingdom. Compliance with such regulations could be costly, negatively impacting our business, results of operations and financial condition. The post-Brexit trade deal could also adversely affect European and worldwide economic and market conditions and could contribute to instability in global financial and foreign exchange markets, including volatility in the value of the Euro and the British pound.
As a result of the military conflict between Russia and Ukraine, the United States, the European Union, the United Kingdom and other jurisdictions have imposed sanctions on certain Russian and Ukrainian persons and entities, including certain Russian banks, energy companies and defense companies, and have imposed restrictions on exports of various items to Russia and certain regions of Ukraine (including the self-proclaimed Donetsk People’s Republic and Luhansk People’s Republic and Crimea). Moreover, on February 22, 2022, the Office of Foreign Assets Control of the United States issued sanctions aimed at limiting Russia’s ability to raise funds through sovereign debt. Such ongoing events between Ukraine and Russia could also increase China/Taiwan political tensions and U.S./China trade and other relations. These geopolitical issues have resulted in increasing global tensions and create uncertainty for global commerce. Any or all of these factors could negatively affect demand for global freight, our business, financial condition and result of operations. In addition, new requirements or restrictions could come into effect which might increase the scrutiny on our business or result in one or more of our business activities being deemed to have violated sanctions. Our business and reputation could be adversely affected if the authorities of the United States, the European Union, the United Kingdom, Taiwan or other jurisdictions were to determine that any of our activities constitutes a violation of the sanctions they impose or provides a basis for a sanctions designation of us.
Our employees and contractors include professionals located in various international locations, including Israel, China, Hong Kong, Taiwan, the Palestinian Authority and Catalonia. Political changes, including policies regarding export controls, that affect these or other international operations could disrupt or limit the work our employees and contractors are able to perform, and thus negatively affect the range of services we are able to provide our users or our cost for such services.
Our GBV, revenue and profitability are impacted when market rates for air and ocean shipping change, through demand for shipping and, as a result, the demand for our services. In addition, some of our Platform revenue is directly linked as a percentage of GBV, and if there is price deflation, our revenue will be negatively impacted. For example, the FBX01 index, which indicates the market price for shipping a 40-foot container from China and East Asia to the North American West Coast, a bellwether trade lane, declined by more than 75%, from $10,762, when the Business Combination Agreement was announced on May 31,

2022, to $2,516 as of October 1, 2022, and to $1,410 as of December 1, 2022. If market prices remain at their current levels or fall further, our results of operations will likely be adversely affected. For additional information, see “— Risks Related to the Business Combination and the Combined Company — The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Freightos’ future results.”
Additional changes in international trade policies and relations could significantly reduce the volume of goods transported globally and adversely affect our business and results of operations.
The U.S. government has made and maintained significant changes in U.S. trade policy and has taken certain actions that have negatively impacted U.S. trade, including imposing tariffs on certain goods imported into the United States. Several governments, including the European Union, China and India, have imposed tariffs on certain goods imported from the United States. These actions contributed to weakness in the global economy that adversely affected our results of operations in recent years. Any further changes in international trade policy could trigger additional retaliatory actions by affected countries, resulting in “trade wars” and further increased costs for goods transported globally, which may reduce customer demand for these products if the parties having to pay those tariffs increase their prices, or in trading partners limiting their trade with countries that impose anti-trade measures. Political uncertainty surrounding international trade and other disputes could also have a negative effect on business and consumer confidence and spending. Such conditions could have an adverse effect on our business, results of operations and financial condition, as well as on the price of our ordinary shares.
Additionally, the U.S. government has taken action to limit the ability of domestic companies to engage in commerce with certain foreign entities under certain circumstances, and foreign governments may investigate our compliance with these restrictions. Furthermore, given the nature of our business and our global recognizability, foreign governments may target us by limiting the ability of foreign entities to do business with us in certain instances, imposing monetary or other penalties or taking other retaliatory action, which could have an adverse effect on our business, results of operations and financial condition, as well as on the price of our ordinary shares.
We may need to raise additional funds to finance our future capital needs, which may dilute the value of our outstanding ordinary shares or prevent us from growing our business.
We may need to raise additional funds to finance our existing and future capital needs, including developing new services and technologies, and to fund ongoing operating expenses. We have not generated positive cash flow from operations in the past and may not do so in the foreseeable future. If we raise additional funds through the sale of equity securities or securities convertible into equity securities, these transactions may dilute the value of our outstanding ordinary shares. We may also decide to issue securities, including protected securities, that have rights, preferences and privileges senior to our ordinary shares. Any debt financing would increase our level of indebtedness and could negatively affect our liquidity and restrict our operations. We also can provide no assurances that the funds we raise will be sufficient to finance any future capital requirements. We may be unable to raise additional funds on terms favorable to us or at all. If financing is not available or is not available on acceptable terms, we may be unable to fund our future needs. This may prevent us from increasing our market share, capitalizing on new business opportunities or remaining competitive in our industry, which could materially and adversely affect our business, prospects, financial condition and results of operations.
We have experienced growth in recent periods and expect to continue to invest in our growth for the foreseeable future. If we are unable to maintain similar levels of growth or manage our growth effectively, our business, revenue, profits and financial condition could be adversely affected.
We have experienced growth in a relatively short period of time. For example, our total GBV for the year ended December 31, 2021 was $302.7 million on a pro forma basis after giving effect to the acquisitions of Clearit and 7LFreight, representing a period-over-period growth rate of 334% over the same period in 2020. This GBV growth was due in part to the shift toward spending on consumer goods rather than services and entertainment resulting from the COVID-19 pandemic and therefore may not be indicative of future growth. For example, future period-over-period GBV growth rates, when compared against the quarterly and full-year results of 2021, may fail to meet the expectations of investors or securities analysts given the accelerated GBV growth experienced during such periods due to the COVID-19 pandemic and the resulting increased spending on consumer goods and reduced spending on services and entertainment experienced during such periods. Moreover, oscillations in the global freight market may be exaggerated (for example, increased spending on vacations during the summer and holiday seasons rather than on consumer goods) as the COVID-19 pandemic subsides and the restrictions intended to prevent its spread are relaxed or lifted, which may further impact period-over-period GBV growth rates. Sustaining our growth will place significant demands on our management as well as on our administrative, operational and financial resources. To manage our growth, we must continue to improve our operational, financial and management information systems and processes; expand, motivate, retain and effectively manage and train our workforce; and effectively collaborate with our third-party partners, all of which can be more difficult with an increasingly remote workforce and an increasingly competitive labor market. If we are unable to manage our growth successfully without compromising the quality of our offerings or user experience, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, our business, operating results, financial condition and ability to successfully market our Platform and serve our users could be adversely affected.
Our recent and historical growth should not be considered indicative of our future performance. We have encountered, and will encounter in the future, risks, challenges and uncertainties, including those frequently experienced by growing companies in rapidly changing and highly competitive industries. If our assumptions regarding these risks, challenges and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our financial condition and operating results could differ materially from our expectations and those of investors and securities analysts, our growth rates may slow and our business would be adversely impacted.
We may not successfully manage our growth.
We have grown rapidly and substantially in recent periods, including by expanding our internal resources and by making acquisitions, and in the future may seek to make additional acquisitions and enter into new markets. We intend to continue to focus on growth in our business, including organic growth through bringing on new carriers and Buyers and increased number of transactions with existing market participants. In addition, we may pursue additional transactions to grow into new markets or expand the offerings on our Platform. We may experience difficulties and higher-than-expected expenses in executing these strategies as a result of unfamiliarity with new markets, changes in revenue and business models, entry into new geographic areas, inability to find suitable acquisition partners and increased pressure on our existing infrastructure and information technology systems from multiple project implementations.
Our growth may place a significant strain on our management, operational, financial and information technology resources. We seek to continually improve existing procedures and controls, as well as implement new transaction processing, operational and financial systems and procedures and controls to expand, train and manage our employee base. Our working capital needs may continue to increase as our operations grow. Failure to manage our growth effectively, or obtain necessary working capital, could have a material adverse effect on our business, results of operations, cash flows and financial condition.
If we fail to maintain and enhance our brand, our business, results of operations and prospects may be materially and adversely affected.
We believe that maintaining and enhancing our brand are of significant importance to the success of our business. A well-recognized brand is critical to increasing the number and the level of engagement of Buyers of freight services and, in turn, enhancing our attractiveness to carriers and other Sellers of freight services. Successful promotion of our brand and our Platform depends on, among other things, the effectiveness of our marketing efforts, our ability to provide a reliable, trustworthy and useful platform, the perceived value of our Platform and our ability to provide quality support. In order to maintain and enhance our brand, we will need to continuously invest in marketing programs that may not be successful in achieving meaningful awareness levels. However, brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand. We have conducted and may continue to conduct various marketing and brand promotion activities. We cannot assure that these activities will be successful or that we will be able to achieve the brand awareness we expect. In addition, our competitors may increase the intensity of their marketing campaigns, which may force us to increase our advertising spend to maintain our brand awareness.
In addition, any negative publicity relating to our Platform or us, regardless of its veracity, could harm our brand. If our brand is harmed, we may not be able to grow or maintain our carriers or user base, and our business, prospects, financial condition and results of operations could be materially and adversely affected.
Because we expect the substantial majority of our future revenue to come from our Platform-with most of our revenue derived from our freightos.com marketplace and WebCargo offerings-our inability to generate revenue from our Platform would adversely affect our business operations, financial results and growth prospects.
We expect to derive the substantial majority of our future revenue from our Platform, with most of our Platform revenue derived from our freightos.com marketplace and WebCargo offerings. As such, market acceptance of our Platform, including new offerings, is critical to our continued success, and any failure of our Platform to meet users’ expectations with respect to user experience or the failure of specific features to be effective in attracting and retaining users will have a negative impact on our business. Demand for our Platform is affected by a number of factors beyond our control, including the timing and success of new offerings and services by our competitors, our ability to respond to technological change and to effectively innovate and grow, the ability of our service providers’ information technology systems to handle the volume of searches generated by our Platform, contraction in our market, client spending patterns, global freight activity levels, the size and price of end customer orders on our Platform, changes in traditional freight booking behaviors, macroeconomic effects, such as those resulting from the COVID-19 pandemic, and the other risks identified herein. If we are unable to meet user demands, to expand our offerings or the categories of services offered on our Platform or to achieve and maintain more widespread market acceptance of our Platform, our business operations, financial results and growth prospects will be adversely affected.
Our revenue growth and ability to achieve and sustain profitability will depend in part on being able to increase the productivity, effectiveness and efficiency of our sales force.
In order to increase our revenue from our offerings and achieve and sustain profitability, we must improve the effectiveness and efficiency of our sales force and generate additional revenue from new and existing users. There is significant competition for sales personnel with the skills and technical knowledge required to maintain a productive and efficient sales force. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training, effectively deploying and retaining sufficient numbers of sales and sales support personnel to support our growth. It is difficult to find, and we may be unable to retain, a sufficient number of sales personnel with the specific skills and technical knowledge needed to sell our offerings, particularly in light of the current global labor shortage. Furthermore, hiring and effectively deploying sales personnel, particularly in new markets, is complex and requires additional costs that we may not recover if the sales personnel fail to achieve full productivity. Even if we are able to hire qualified sales personnel, doing so may be costly and lengthy, as new sales personnel require significant training and can take a number of months to achieve full productivity. In addition, new sales personnel do not always achieve productivity milestones within the timelines that we have projected. Not all of our sales personnel and planned hires have or will become productive or do so as quickly as we expect. When our new sales personnel do not become fully productive on the timelines that we have projected, or at all, our revenue will not increase at anticipated rates, or at all, and our ability to achieve long-term projections may be negatively impacted. The COVID-19 pandemic and restrictions intended to prevent its spread adversely affected the productivity of our sales force for a period of time and may adversely affect it again as the COVID-19 pandemic subsides, as the productivity of our sales force may diminish as users return more frequently to physical offices or are otherwise no longer subject to restrictions related to the COVID-19 pandemic. If our sales personnel are not successful in obtaining new business or increasing sales to our existing user base, our business and results of operations will be adversely affected.
If we are unable to maintain our payment partner relationships on favorable terms, or at all, our business could be adversely affected.
Our payment partners consist of payment processors and disbursement partners. We rely on banks and payment partners to provide us with corporate banking services, FBO accounts and clearing, processing and settlement functions for the funding of all transactions on our Platform and disbursement of funds to users, and we do not always have a sufficient surplus of vendors in the event one or more relationships are terminated for any reason.
Our payment partners are critical to our business. In order to maintain these relationships, we have in the past been, and may in the future be, forced to agree to terms that are unfavorable to us. If we are unable to maintain our agreements with current payment partners on favorable terms, or at all, or we are unable to enter into new agreements with new payment partners on favorable terms, or at all, our ability to collect payments and disburse funds and our revenue and business may be adversely affected. This could occur for a number of reasons, including the following with respect to our payment partners:
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our partners may be unable or unwilling to perform the services we require of them, such as processing payments to service providers in a timely manner, including in a manner that is satisfactory to us as it relates to compliance with U.S. federal, state and international laws and regulatory requirements;

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we may choose to cease doing business with our partners for a number of reasons, including as a result of their failure to comply with applicable payment or banking regulations or due to allegations of fraud or other impropriety by them or their third-party partners;

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our partners may be subject to investigation, regulatory enforcement or other proceedings that result in their inability or unwillingness to provide services to us or our unwillingness to continue to partner with them;

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our partners may be unable to effectively accommodate changing service needs, such as those which could result from rapid growth or higher volume or those which relate to international expansion and local jurisdictions;

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our partners could, and, in some cases, have notified us in the past that they would, increase the rates that they charge us or our users, especially in light of changes in those partners’ interpretation and enforcement of their rules, increased declines of client payment methods or increased client-issued chargebacks;

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our partners could choose to terminate or not renew their agreements with us, or only be willing to renew on different or less advantageous terms;

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our partners could reduce the services provided to us, cease doing business with us or cease doing business altogether;

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our partners could be subject to delays, limitations or closures of their own businesses, networks, partners or systems, causing them to be unable to process payments or disburse funds for certain periods of time; and

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we may be forced to cease doing business with certain partners if card association operating rules, certification requirements and laws, regulations or rules governing electronic funds transfers to which we are subject, change or are interpreted to make it difficult or impossible for us to comply.

Our management team has limited experience managing a public company.
Our management team has limited experience managing a publicly-traded company, interacting with public-company investors and complying with the increasingly complex laws pertaining to public companies in the United States. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, prospects, financial condition and results of operations.
We are subject to currency risk and changes in the relative values of different currencies could have a material impact on our financial results.
The U.S. dollar is our functional currency and our financial results are reported in U.S. dollars. Our revenue was denominated in U.S. dollars and Euros for the years ended December 31, 2021 and 2020, and certain components of our cost of revenue and operating expenses, primarily payroll and rent, were denominated in New Israeli Shekel (“NIS”) and Euros. We incur expenses in other currencies, such as the Indian Rupee and Chinese Yuan, although to a much lesser extent. As a result, we are exposed to exchange rate risks that may materially impact our financial results.
For example, if the NIS appreciates against the U.S. dollar or if the value of the NIS declines against the U.S. dollar at a time when the rate of inflation in the cost of Israeli goods and services exceeds the rate of decline in the relative value of the NIS, then the U.S. dollar cost of our operations in Israel would increase and our results of operations could be materially and adversely affected.
We do attempt to mitigate the risk of currency rate fluctuations by entering into forward contracts to hedge certain forecasted payments denominated in NIS, mainly payroll and rent. However, there can be no assurance that our attempts to hedge will be successful. Our Israeli operations also could be materially and adversely affected if we are unable to effectively hedge against currency fluctuations in the future. We cannot predict any future trends in the rate of inflation in Israel or the rate of depreciation (if any) of the NIS against the U.S. dollar. We are also subject to counterparty risk related to our hedging transactions. If our hedging program is not successful, or if we change our hedging activities in the future, we may experience significant unexpected expenses from fluctuations in exchange rates. Any hedging technique we implement may fail to be effective. During the years ended December 31, 2021 and 2020, we entered into forward contracts to hedge certain forecasted payments denominated in NIS for a period of up to twelve months. We had outstanding forward contracts that were not qualified as hedging instruments in a cash flow hedge, in the aggregate notional amount of $2.1 million and $0.7 million as of December 31, 2021 and 2020, respectively. The fair value of the outstanding forward contracts as of December 31, 2021 and 2020 was $0.01 million and $0.02 million, respectively.
Segments of our industry are subject to seasonal volume fluctuations. Unusual or otherwise unanticipated seasonality could have an adverse effect on our operating results and financial condition.
Segments of our industry are subject to seasonal volume fluctuations. If we were to experience lower than expected revenue during any such period, whether from a general decline in economic conditions or other factors beyond our control, our expenses may not be sufficiently offset, which would have a disproportionately adverse impact on our operating results and financial condition. If we cannot maximize volume during peak seasonal periods, that may impact our operating results and financial condition.
Extreme or unusual weather conditions, earthquakes, fires, floods and other natural disasters or acts of God can disrupt the transportation ecosystem and our operations, impact freight volumes, carrier availability and our costs, any or all of which could have a material adverse effect on our business results.
Certain extreme or unusual weather conditions, such as snowstorms and hurricanes, natural disasters, such as earthquakes, fires, floods and climate change-caused events and acts of God, including pandemics (such as COVID-19) and epidemics, can disrupt the transportation ecosystem and affect freight volumes, operations, costs and revenues. The frequency and severity of some catastrophic events, such as flooding, hurricanes, tornadoes, extended droughts and wildfires are contributed to by global climate change, which many in the scientific community, in governmental bodies and elsewhere believe will continue for decades to come, potentially resulting in increased disruption to us. Geopolitical trends, including nationalism, protectionism and restrictive visa requirements could limit the expansion of our business in those regions. Our business operations are subject to interruption by, among others, natural disasters, fire, power shortages, earthquakes, floods, nuclear power plant accidents and events beyond our control such as other industrial accidents, terrorist attacks and other hostile acts, labor disputes and public health issues. A catastrophic event that results in a disruption or failure of our systems or operations could result in significant losses and require substantial recovery time and significant expenditures in order to resume or maintain operations, which could have a material adverse impact on our business, financial condition and results of operations.
We rely on service providers, such as air, ocean and ground freight carriers, and if they become financially unstable or have reduced capacity to provide service because of COVID-19, it may adversely impact our business and operating results.
As a non-asset-based provider of a platform for global freight booking services, we depend on a variety of carriers and other service providers, including air, ocean and ground freight carriers. The quality and profitability of our services depend upon effective selection and oversight of our service providers. During the COVID-19 pandemic, air carriers have been particularly affected having to cancel flights due to travel restrictions resulting in dramatic drops in revenues, historical losses, high leverage and liquidity challenges. Uncertainty over recovery of demand for passenger air travel, in particular business travel, to pre-pandemic levels means air carriers’ operations and financial stability may be adversely affected long term. Prior to 2021, ocean carriers have incurred significant operating losses and may still be highly leveraged with debt. COVID-19 places significant stress on our air, ocean and freight ground carriers, as well as other service providers, which may continue to result in reduced carrier capacity or availability, pricing volatility or more limited carrier transportation schedules and other services that we utilize, which could adversely impact our operations and financial results.
Our business experienced, and may again experience, an adverse impact from the ongoing COVID-19 pandemic, including as new variants of COVID-19 continue to emerge and spread. In addition, the positive impacts on our business resulting from the shift in consumer spending behaviors during the pandemic may not continue as the pandemic subsides and the restrictions intended to prevent its spread are relaxed or lifted.
The COVID-19 pandemic adversely impacted our business for a period of time and resulted in reductions in demand for our offerings and services by some of our clients, including small- and medium-sized business clients, which have been the most impacted by the resulting macroeconomic downturn and uncertainty and from which we derive a substantial portion of our GBV and revenue. Conversely, beginning in 2020, we experienced an increase in GBV and revenue growth driven by an acceleration in the shift in consumer spending to consumer goods and away from services and entertainment, due in part to the COVID-19 pandemic. These positive impacts may not continue as the pandemic subsides and the restrictions intended to prevent its spread are relaxed or lifted, which may negatively impact our GBV and revenue growth.
The extent to which the ongoing COVID-19 pandemic will adversely affect our business, financial condition, results of operations and cash flow will depend on future developments, which are highly uncertain and cannot reasonably be predicted with confidence at this time, including the duration, spread and severity of new COVID-19 variants; the availability, utilization and efficacy rates of vaccinations; government responses, such as the recent lockdowns in Hong Kong and Shanghai, to the evolving pandemic and potential restrictions on our business and the businesses of our users; the impact of the pandemic on the markets in which we operate and global economies and demand for our offerings; how quickly and to what extent normal economic and operating conditions resume; and the reaction of users and potential users to these developments, among others. The potential impacts of such developments include, but are not limited to:
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decline or reduction in demand on our Platform, resulting in lower GBV and revenue growth, during and following relaxation or lifting of restrictions intended to prevent the spread of COVID-19;

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increased competition as new competitors enter our market segment due to the disruption of the global supply chain;

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increased costs as a result of marketing and promotional efforts;

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increased risk of data breach or cybersecurity incidents as a result of additional workers accessing corporate systems remotely;

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increased risk of fraud, cybersecurity attacks or other illegal activity conducted by bad actors seeking to take advantage of our users or us due to the uncertainty around the COVID-19 pandemic;

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increased employee and contractor attrition and reduced availability of key personnel to conduct important business activities, such as providing support to users and developing new offerings or services;

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reduced ability to retain, attract, train and integrate highly skilled personnel;

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any impairment charges on our operating lease asset and related leasehold improvements being recognized as a general and administrative expense due to a reduction to our office space and our potential sublease of such office space at a rental rate that is less than our rent expense for such office space, or any termination fees we may incur as a result of our termination of the operating lease for such office space;
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reduced spend by end customers or availability of service providers located in areas or regions more affected by the COVID-19 pandemic;

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difficulty in business planning and forecasting due to significant uncertainty in the impact of the COVID-19 pandemic on all aspects of our business and on our end customers, service providers and other business partners;

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longer sales cycles due to slower decision-making, reduced budgets or delays in planned shipments by existing and potential end customers;

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impacts on payment partners, disbursement partners or other critical third-party partners that may cause delays in processing payments to service providers or other important functions of our Platform, resulting in an increase in payment transaction costs, leading to loss of revenue, or causing a decline in quality or availability of services, negatively affecting our reputation or user activity on our Platform, or increasing our operating costs;

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delayed or missed payments, which may also result in reductions in revenue, increased transaction losses, numbers of disputes with users and costs as we seek to compel payment, which we may not be able to recover;

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significant disruption of global financial markets, which may impact our ability to access capital now or in the future or make capital available only on terms less favorable to us;

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impairments to our goodwill or other long-term assets if their carrying value exceeds their fair value; and

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de-globalization, which may result in Buyers being less willing to connect with freight service providers on our Platform.

Although the COVID-19 pandemic did not have a material adverse impact on our financial results for the year ended December 31, 2021, the rapidly changing market and macroeconomic conditions caused by the COVID-19 pandemic have impacted the business of many industry participants using our Platform. There can be no assurance that the positive impacts from the COVID-19 pandemic, such as increased consumer spending on consumer goods and increased international freight shipments, will continue.
We are subject to various risks related to Freightos data products and in particular our freight indexes. If we are unable to accurately calculate an index or comply with our published guides for calculating an index, we may face reputational damage and lose clients and revenue, which could have a material impact on our financial results.
We act as the calculating agent for the Freightos Baltic Index (“FBX”) and the Freightos Air Index (“FAX”). The FBX is published every weekday to provide indicative market prices for shipping a 40 foot container on twelve trade lanes, plus a global average. While we act as the data provider and calculating agent for FBX, the Baltic Exchange in London is the benchmark administrator responsible for IOSCO compliance of the benchmark. Six of the twelve FBX indices have futures contract trading on the Chicago Mercantile Exchange. These derivative products are new and trading volumes are still minimal, but we believe that FBX is the most used benchmark of containerized shipping prices. The FAX is published weekly to provide indicative market prices per kilogram for air cargo on various pairs of many major airports, as well as airport-to-region and region-to-region. FAX indexes are currently published for free as “beta” indexes for market feedback, and we may act as the benchmark administrator for FAX in the future. We may launch further data products including benchmarks in the future.
Our ability to calculate the FBX and the FAX are contingent upon our continued access to market information from the active use of our Platform. Analyzing the underlying data and calculating an index can be operationally challenging and can also be subject to interpretation. We are dependent on a very small group of employees with specialized experience to calculate our indexes. If we lose the services of any of those employees, our ability to maintain the indexes would be at significant jeopardy. Upon the occurrence of certain events, a benchmark administrator or calculation agent may need take one or more of the following actions: (i) postpone the day on which a calculation or publication is due to take place; (ii) suspend the calculation, publication and dissemination of the index; (iii) make a modification or change to the index; (iv) restate historical index data; (v) discontinue and cancel the index; or (vi) exercise discretion in the calculation of the index in accordance with the published guide for that index. For example, the FBX methodology needed to be changed in March 2022 as a result of the underlying data not accurately capturing surcharges imposed on freight shipments. There can be no assurance that if any of the foregoing actions are taken in the future that the indexes will remain credible to the market and continue to be used widely.
Futures contracts or other derivatives are and may be traded based on one or more of our indexes. Further, different market participants may use a published index to settle privately negotiated contracts. If we are unable to accurately and timely calculate and publish an index, we may be subject to claims, which may result in an adverse effect on our company, such as claims for damages as a result of the mispricing of derivatives or freight contracts, a loss of goodwill with users, reputational harm, lost revenue and an increase in costs to us. Even if these claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could result in legal, settlement or other financial costs, divert the resources of our management and adversely affect our business and operating results. Any failure to maintain high-quality indexes, or a market perception that we do not maintain high-quality indexes, could harm our reputation or adversely affect our ability to market the benefits of our Platform to existing and prospective users.
We face payment and fraud risks that could adversely impact our business.
Our Platform systems and controls relating to customer identity verification, user authentication and fraud detection are complex. If such systems and controls are not effective, our Platform may be perceived as not being secure, our reputation may be harmed, we may face regulatory action and our business may be adversely impacted. In addition, bad actors around the world use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized or fraudulent use of another’s identity, payment information or other information; misrepresentation of the user’s identity, location or skills, including using accounts that they have purchased, borrowed or leased; and the improper acquisition or use of credit or debit card details and banking or other payment account information. These types of illegal activities may increase as platforms like ours gain more prominence, including due to the ongoing disruption to the global supply chain, and as we become more visible as a result of our brand promotion efforts, as bad actors seek to take increasing advantage of us or our users. This conduct on our Platform could result in any of the following, each of which could adversely impact our business:
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bad actors may use our Platform, including our payment processing and disbursement methods, to engage in unlawful or fraudulent conduct, such as money laundering, moving funds to regions or persons restricted by sanctions or export controls, terrorist financing, fraudulent sale of services, bribery, breaches of security, unauthorized acquisition of data, extortion or use of ransomware, distribution or creation of malware or viruses, piracy or misuse of software and other copyrighted or trademarked content and other misconduct;

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we may be, and historically have been, held liable for the unauthorized use of credit or debit card details and banking or other payment account information and required by card issuers, banks and other payment partners to return the funds at issue and pay a chargeback or return fee, and if our chargeback or return rate becomes excessive, credit card networks may also require us to pay fines or other fees or cease doing business with us;

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we may be subject to additional risk and liability exposure, including for negligence, fraud or other claims, if employees or third-party service providers, including service providers on our Platform, misappropriate our banking, payment or other information or user information for their own gain or to facilitate the fraudulent use of such information;

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if service providers are unable to perform their offered services, Buyers may seek to hold us responsible for the service providers’ acts or omissions and may lose confidence in our Platform, decrease or cease use of our Platform or seek to obtain damages and costs; and

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we may suffer reputational damage adversely impacting our business as a result of the occurrence of any of the above.

We do not have control over users of our Platform and cannot ensure that any measures we have taken to detect, prevent and mitigate these risks will stop or minimize the use of our Platform for, or to further, illegal or improper purposes.
Buyers sometimes fail to pay their invoices, necessitating action by us to compel payment.
In connection with our Platform, we provide a “payment guarantee” to Sellers for invoiced services on behalf of the Buyer and subsequently invoice the Buyer for such services. In order to maintain these relationships, we have in the past been, and may in the future be, forced to agree to terms that are unfavorable to us, including extended payments terms and providing cash deposits. We also extend credit to certain eligible Buyers in the ordinary course of business as part of our business model. By extending credit, we increase our exposure to uncollected receivables.
From time to time, Buyers fail to pay for services rendered by service providers, and as a result, we may be adversely affected both from the inability to collect amounts due and the cost of enforcing the applicable agreement or our terms of service, including through arbitration or litigation. Furthermore, some Buyers may seek bankruptcy protection or other similar relief and fail to pay amounts due, or pay those amounts more slowly, either of which could adversely affect our operating results, financial position and cash flow. All of these risks are made more likely during a macroeconomic downturn and could result in increased costs to us as we guarantee payments to service providers and seek to compel payment from our Buyers.
We are subject to disputes with or between users of our Platform.
Our business model involves enabling connections between Buyers and Sellers of freight services that contract directly through our Platform. Carriers utilize their own terms of service, and often have separate contracts with freight forwarders and other Buyers. Buyers and Sellers on the freightos.com marketplace are subject to various rules and terms for buying and selling on our Platform. Disputes sometimes arise between Buyers and Sellers with regard to their contract terms, service relationship or otherwise, including with respect to service standards and payment. These disputes may occur more frequently during a macroeconomic downturn or when freight costs are particularly high. If either party believes the contract terms were not met, we provide a mechanism for the parties to request assistance from us. Whether or not Buyers and Sellers decide to seek assistance from us, if these disputes are not resolved amicably, the parties might escalate to formal proceedings, such as by filing claims with a court or arbitral authority. Given our role in facilitating and supporting these arrangements, claims may sometimes be brought against us directly as a result of these disputes. Through our terms of service, we disclaim responsibility and liability for any disputes between users; however, we cannot guarantee that these terms will be effective in preventing or limiting our involvement in user disputes or that these terms will be enforceable or otherwise effectively prevent us from incurring liability as a result of disputes between users. In addition, users may assert claims against us regarding their experience on our Platform. Disputes between Buyers and Sellers, and between users and our company, may become more frequent based on conditions outside our control, such as a macroeconomic downturn. Such disputes, or any increase in the number of disputes, may result in an adverse effect on our company, such as a loss of goodwill with users, reputational harm, lost GBV and revenue and an increase in costs to us. Even if these claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could result in legal, settlement or other financial costs, divert the resources of our management and adversely affect our business and operating results.
Our business depends largely on our ability to attract and retain talented employees, including senior management and key personnel. If we lose the services of Zvi Schreiber, our Chief Executive Officer, or other members of our senior management team or key personnel, we may not be able to execute on our business strategy.
Our future success depends in large part on the continued services of senior management and other key personnel and our ability to attract, retain and motivate them. In particular, we are dependent on the services of Zvi Schreiber, our Chief Executive Officer, and our future vision, strategic direction, Platform and technology could be compromised if he were to take another position, become ill or incapacitated or otherwise become unable to serve as our Chief Executive Officer. We rely on our leadership team and other key personnel in the areas of product, research and development, operations, security, marketing, support and general and administrative functions. While our senior management and many other key personnel are employed pursuant to employment agreements, there can be no assurance that such persons will continue to provide services to us. Further, our senior management and other key personnel are employed in jurisdictions where courts may or may not enforce non-competition and other restrictive covenants included in our employment agreements. We do not maintain any “key-person” life insurance policies. If we lose the services of senior management or other key personnel, if our succession plans prove inadequate, or if we are unable to retain, attract, train, and integrate the highly skilled personnel we need, our business, operating results and financial condition could be adversely affected.
We have made, and may continue to make, changes that have been and will be disruptive to our personnel, such as acquiring other businesses, changes to the composition of our leadership team and other key personnel and reorganizations of reporting lines of our workforce. These changes have resulted, and future personnel changes may result, in increased attrition or reduced productivity of our personnel, including senior management and key personnel, stemming from organizational restructuring, as new reporting relationships are established and as other companies may increasingly target our executives and other key personnel, particularly during the current highly competitive market for qualified personnel. Any such changes may also result in a loss of institutional knowledge, cause disruptions to our business, impede our ability to achieve our objectives or distract or result in diminished morale in, or the loss of, personnel.
Our future success also depends on our continuing ability to retain, attract, train and integrate highly skilled personnel, including software engineers and sales personnel. We face intense competition for qualified personnel from numerous software and other technology companies. In addition, competition for qualified software engineers is particularly intense. We may not be able to retain our current key personnel or attract, train, integrate or retain other highly skilled personnel in the future, all of which may be more difficult given our shift to a flexible work model for our workforce. We may incur significant costs to attract and retain highly skilled personnel, we may lose employees to our competitors or other technology companies before we realize the benefit of our investment in recruiting and training them and our succession plans may be insufficient to ensure business continuity if we are unable to retain key personnel or were to lose a significant portion of our personnel. Further, even highly skilled personnel may fail to be productive. We may not be able to retain personnel of the business that we have acquired, or may acquire in the future. To the extent we move into new geographies, we would need to attract and recruit skilled personnel in those areas.
While we enter into non-competition covenants with our employees in certain jurisdictions, we may be unable to enforce these covenants under the laws of the jurisdictions in which our employees work, and it may be difficult for us to restrict our competitors from benefiting from the expertise our former employees developed while working for us. For example, Israeli labor courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer, such as the protection of a company’s trade secrets or other intellectual property. Also, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited, that they have divulged proprietary or other confidential information or that their former employers own their inventions or other work product developed while employed by us.
Volatility or lack of appreciation in the trading price of our ordinary shares may also affect our ability to attract new skilled personnel and retain our key personnel. If we are unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, or if we need to increase our compensation expense to retain our employees, our business, operating results, financial condition and cash flows may be adversely affected.
We may be unable to integrate acquired businesses and technologies successfully or to achieve the expected benefits of such acquisitions. We may acquire or invest in additional companies, which may divert our management’s attention, result in additional dilution to our shareholders and consume resources that are necessary to sustain our business.
Our business strategy may, from time to time, include acquiring complementary products, technologies, businesses or other assets. For example, we acquired 7LFreight in 2021 and Customs Services, Inc. and certain assets from its Canadian affiliate, which collectively operate an online customs clearance business known as Clearit (“Clearit”) in 2022. We also may enter into relationships with other businesses to expand our Platform or our ability to provide our Platform to more users, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing or investments in other companies. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close, and any acquisition, investment or business relationship may result in unforeseen or additional operating difficulties, risks and expenditures. For one or more of those transactions, we may:
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use cash that we may need in the future to operate our business;

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become subject to different laws and regulations due to the nature or location of the acquired business, products, technologies or other assets, or become subject to more stringent scrutiny or differing applications of laws and regulations to which we are currently subject as a result of such transactions;

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issue additional equity or convertible debt securities that would dilute our shareholders’ ownership interest;

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incur expenses or assume substantial liabilities;

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encounter difficulties retaining key personnel of the acquired company or integrating diverse software codes, operations or business cultures;

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encounter difficulties in assimilating acquired operations and development cultures or otherwise fail to realize the anticipated benefits of such transactions;

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encounter diversion of management’s attention to other business concerns;

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become subject to adverse tax consequences, substantial depreciation or deferred compensation charges;

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incur debt on terms unfavorable to us or that we are unable to repay; or

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be required to adopt new, or change our existing, accounting policies.

Any of these risks could adversely impact our business and operating results.
Our ability to use our net operating loss carryforwards and certain other tax attributes is limited.
As of December 31, 2021, we had estimated net operating loss carryforwards for Israeli income tax purposes of $54.3 million available to offset future taxable income and for Hong Kong income tax purposes of $23.2 million available to offset future taxable income recognized in Hong Kong. Realization of these net operating loss carryforwards depends on future income, and there is a risk that our existing carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could materially and adversely affect our operating results.
In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income may be limited. In addition, we may experience ownership changes in the future as a result of subsequent shifts in our share ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards and other tax attributes to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.
Our business could be adversely affected by strikes or work stoppages by seaport or airport employees or employees in other areas of the global freight network.
There may be labor unrest, including strikes and work stoppages, among workers at various transportation providers and in industries affecting the transportation industry, such as ports, railroad,

warehousing and trucking. Freight service providers could be affected, and we could lose business, due to any significant work stoppage or slowdown. Strikes, work slowdowns or labor shortages among longshoremen and other workers at ports in recent years have resulted in reduced activity at the ports for a time, creating an impact on the transportation industry. Work stoppages occurring among owner-operators in a specific market have increased costs periodically in the past. In recent years, there have been strikes involving railroad workers. Future strikes by railroad employees in North America or Europe or anywhere else that our customers’ freight travels by railroad could adversely affect our business. Any significant work stoppage, slowdown or other disruption, including disruption due to restrictions imposed as a result of a pandemic, involving port employees, railroad employees, warehouse employees or truck drivers could adversely affect our business and results of operations. Our employees in Barcelona are represented by a government-mandated collective bargaining agreement, and none of our other employees are represented by a collective bargaining agreement. If in the future our employees decide to unionize, this could increase our operating costs and potentially force us to alter the way we operate causing an adverse effect on our operating results.
Risks Related to Freightos’ Intellectual Property, Information Technology, Data Privacy and Security
In this sub-section the terms “we,” “us” and “our” refer to Freightos.
Errors, defects or disruptions in our Platform could diminish demand, adversely impact our financial results and subject us to liability.
Our Solutions segment offerings, including SaaS and data, and our Platform enable our users to manage important aspects of their businesses, and any errors, defects or disruptions in our SaaS and data offerings or our Platform, or other performance or availability problems with our infrastructure, could harm our brand and reputation, negatively impact our operating results or otherwise damage our business or the businesses of our users. As the usage of our Platform grows, and as we introduce new offerings and services and look to expand our reach with more industry participants over time, we will need an increasing amount of technical infrastructure and continued infrastructure modernization, including network capacity and computing power, to continue our operations. We may fail to effectively scale and grow our technical infrastructure to accommodate these increased demands, which may adversely affect our user experience. We also rely on third-party software and infrastructure, including the infrastructure of the internet, to provide our Platform. Any failure of or disruption to this software and infrastructure could also make our Platform unavailable to our users. Internet shutdowns in certain jurisdictions are becoming more frequent, including in response to civil unrest or prior to contested political elections, and any shutdown in a jurisdiction in which a significant number of our users are located will adversely affect user activity of our SaaS and data offerings or on our Platform throughout the duration of such shutdown. Our Platform is constantly changing with new updates, which may contain undetected errors when first introduced or released. Any errors, defects, disruptions in service, or other performance or stability problems with our Platform, or the inadequacy of our efforts to adequately prevent or timely detect or remedy errors or defects, could result in negative publicity, loss of or delay in market acceptance of our Platform, loss of competitive position, our inability to timely and accurately maintain our financial records, interference with our customers’ ability to contract for, or the ability of service providers to complete, bookings on our Platform, inaccurate or delayed invoicing of end customers, delay of payment to us or service providers, claims by users for losses sustained by them or investigation and corrective action taken by regulatory agencies. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help resolve the issue. Accordingly, any errors, defects or disruptions in our Platform could adversely impact our brand and reputation, revenue and operating results.
If we are unable to comply with our security obligations or our computer systems are or become vulnerable to security incidents or other operational disruptions, we may face reputational damage and lose clients and revenue.
The services we provide are often critical to our users’ businesses. Our contracts generally require us to comply with security obligations, which could include maintaining network security and backup data, not breaching any security protocols on our users’ systems that we have access to, ensuring our network is virus-free, maintaining business continuity planning procedures and verifying the integrity of employees and contractors that work with our users. Any failure in a user’s system, whether or not a result of or related to the services we provide, or breach of security relating to the services we provide to the user could damage our reputation or result in a claim for substantial damages against us. Our liability for breaches of data security or information security requirements, for which we may be required to indemnify our users, may be extensive. Any significant failure of our equipment or systems, or any major disruption to basic infrastructure like power and telecommunications in the locations in which we operate, could impede our ability to provide services to our users, have a negative impact on our reputation, cause us to lose users and adversely affect our results of operations.
In addition, we often have access to or are required to collect and store confidential user data. If any person, including any of our employees or contractors or former employees or contractors, penetrates our network security, accidentally exposes our data or code or misappropriates data or code that belongs to us, our users, or our users’ customers, we could be subject to significant liability from our users or from our users’ customers for breaching contractual confidentiality provisions or privacy laws. Unauthorized disclosure of sensitive or confidential data, whether through breach of our computer systems, systems failure, loss or theft of confidential information or intellectual property belonging to our users or our users’ customers, or otherwise, could damage our reputation, cause us to lose users and revenue, and result in financial and other potential losses by us.
Our internal computer and information technology systems, or those of our vendors, users or contractors, have been and may in the future be subject to cyberattacks or security incidents, which could result in a material operational or developmental disruption, or otherwise adversely affect our business, financial condition, results of operations, cash flows, result in reputational damage and cause us to lose existing or future users and revenue.
Despite our efforts to implement security measures, our internal computer and information technology systems and those of our vendors, users and contractors are vulnerable to attack and damage from computer viruses, malware, denial of service attacks, unauthorized access or other harm, including from threat actors seeking to cause disruption to our business. We face risks related to the protection of information that we maintain — or engage a third-party to maintain on our behalf — including unauthorized access, acquisition, use, disclosure or modification of such information. Cyberattacks are increasing in their frequency, sophistication and intensity and have become increasingly difficult to detect. Cyberattacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information. Cyberattacks also could include phishing attempts or e-mail fraud to cause unauthorized payments or information to be transmitted to an unintended recipient or to permit unauthorized access to systems. A material cyberattack or security incident could cause interruptions in our operations and could result in a material disruption of our business operations, damage to our reputation, financial condition, results of operations, cash flows and prospects.
In the ordinary course of our business, we collect and store data that we are required to protect, including, among other data, personal information about our employees, intellectual property and proprietary business information. We also collect and store data, including through the use of third parties that host the data on our behalf, on behalf of our users, which could include their personal data, and information about their business that they deem proprietary, among other data. Any cyberattack or security incident that leads to unauthorized access, acquisition, use, modification or disclosure of any such information, whether pertaining to us, our users (former, current, prospective), could harm our reputation, cause us not to comply with U.S. federal and/or state, European or other non-U.S., data breach notification laws, our contractual obligations and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information and under contract. In addition, we could be subject to risks caused by misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information maintained in our information systems and networks and those of our vendors, including personal information of our employees and company, user and vendor confidential data.
In addition, outside parties have previously attempted and may in the future attempt to penetrate our systems or those of our vendors or fraudulently induce our personnel or the personnel of our vendors to disclose information in order to gain access to our systems or data or seek to gain a fraudulent payment (such as through a phishing/wire fraud scheme). The number and complexity of these threats continue to increase over time. If a material breach of our information technology systems or those of our vendors occurs, the market perception of the effectiveness of our security measures could be harmed and our reputation and credibility could be damaged, resulting in increased costs and potential losses to us.
Our insurance coverage may not be adequate to cover losses associated with security incidents, and in any case, such insurance may not cover all of the types of costs, expenses and losses we could incur to address a security incident. As a result, we may be required to expend significant additional resources to protect against the threat of these issues or to alleviate problems caused by the same. In addition, we could be subject to regulatory actions and/or claims made by individuals and groups in private litigation related to data collection and use practices and other data privacy laws and regulations, including claims for misuse or inappropriate disclosure of data, as well as unfair or deceptive practices. Although we develop and maintain systems and controls designed to prevent these events from occurring, and we have a process to identify and mitigate threats, the development and maintenance of these systems, controls and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly sophisticated. Moreover, despite our efforts, the possibility of these events occurring cannot be eliminated entirely and there can be no assurance that any measures we take will prevent cyberattacks or security incidents that could adversely affect our business, financial condition, results of operations, cash flows and prospects.
We are vulnerable to intellectual property infringement claims and challenges to our own intellectual property rights brought against us by third parties.
We operate in a highly competitive industry, and there has been considerable activity in the software industry to develop and enforce intellectual property rights. Intellectual property infringement claims against us or our users or third-party partners could result in monetary liability or a material disruption in the conduct of our business. We cannot be certain that aspects of our Solutions segment offerings, our Platform, content and brand names do not or will not infringe valid patents, trademarks, copyrights or other intellectual property rights held by third parties, including our competitors. Also, we may in the future be subject to legal proceedings and claims relating to the intellectual property of others, including our competitors. The likelihood of intellectual property-related litigation and disputes may increase due to the increased attention on us in connection with the business combination and increased attention on our market segment due to the ongoing disruption to the global supply chain. Companies, including non-practicing entities, have also sent us demand letters alleging that we infringe their intellectual property. We may receive such demand letters seeking licensing fees, royalties and damages and demanding that we cease certain commercial activity in the future. Our competitors and other third parties may in the future challenge our registration or use of our trademarks, including “Freightos,” and other intellectual property rights, and such a challenge, even if not successful, could adversely affect our brand and business. Our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have or trademarks or other rights that pre-date and take precedence over our own. We may also be obligated to obtain licenses from third parties or modify our Solutions segment offerings, our Platform or marketing strategy, and each such obligation would require us to expend additional resources and could divert the attention of management. Some of our infringement indemnification obligations related to intellectual property are contractually capped at a very high amount or not capped at all.
Any litigation or other disputes relating to allegations of intellectual property infringement could subject us to significant legal costs, devotion of internal resources and liability for damages, invalidate our proprietary rights or force us to do one or more of the following:
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cease conducting certain operations in some or all jurisdictions, or stop using technology that contains the allegedly infringing intellectual property;

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stop using the name “Freightos” or other trademarks in some or all jurisdictions;

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incur significant legal expenses;

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pay substantial damages or ongoing royalty payments to the party whose intellectual property rights we may be found to be infringing;

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pay substantial amounts in settlement to a party that asserts allegations of intellectual property infringement;

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prevent us from offering aspects of our Platform or make expensive and disruptive changes to our Platform or our methods of doing business; or

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attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all.

Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources and the attention of management and adversely affect our business and operating results. We expect that the occurrence of infringement claims is likely to grow as the market segment for optimized global freight solutions and the users that engage them grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could require us to expend additional financial and management resources.
Failure to protect our intellectual property could adversely affect our business.
Our success depends in large part on our proprietary technology and data. We rely on various intellectual property rights, including patents, copyrights, trademarks and trade secrets, as well as confidentiality provisions and contractual arrangements, to protect our proprietary rights. In addition, to protect our brand, we may be required to expend substantial resources to register and defend our trademarks and to prevent others from using the same or substantially similar marks. As competitors enter our market segment, our exposure to unauthorized copying and use of our Solutions segment offerings, our Platform, technology, intellectual property and other proprietary information may increase. If we do not protect and enforce our intellectual property rights successfully or cost-effectively, our competitive position may suffer, which would adversely impact our operating results.
Our pending and future patent or trademark applications may not be approved, or competitors or others may challenge the validity, enforceability or scope of our patents, the registrability or validity of our trademarks or the trade secret status of our proprietary information. If we are unsuccessful in a dispute or litigation, we may be unable to stop competitors or others from using our marks or confusingly similar marks and we may suffer dilution, loss of reputation, genericization or other harm to our brand. Efforts to protect and enforce our intellectual property rights, even if successful, may be costly, negatively impact our brand, negatively affect worker productivity and be time consuming and distracting to our management. There can be no assurance that additional patents or trademarks will be issued or that any patents or trademarks that are issued will provide significant protection for our intellectual property. In addition, our patents, copyrights, trademarks, trade secrets and other intellectual property rights may not provide us a significant competitive advantage. There is no assurance that the particular forms of intellectual property protection that we seek, including business decisions about when and where to file patents or register or renew trademarks and when and how to maintain and protect trade secrets, will be adequate to protect our business, or that common law protection will be sufficient for marks or in jurisdictions where we do not register the marks.
We may not pursue or file patent applications or apply for registration of copyrights or trademarks in the United States and foreign jurisdictions in which we have a presence with respect to our potentially patentable inventions, works of authorship and marks and logos for a variety of reasons, including the cost of procuring such rights and the uncertainty involved in obtaining adequate protection from such applications and registrations. Moreover, recent amendments to developing jurisprudence regarding, and possible changes to, intellectual property laws and regulations, including U.S. and foreign patent law, may affect our ability to protect and enforce our intellectual property rights or defend against claims alleging we are infringing others’ rights. If the intellectual property rights that we develop are not sufficient to protect our proprietary technology and data, our brand, business, financial condition and operating results could be adversely affected.
In addition, the laws of some countries provide varying levels of protection for our intellectual property. As we operate globally, our exposure to unauthorized copying and use of our SaaS offerings, our Platform and proprietary information could increase. Despite our precautions, our intellectual property is vulnerable to unauthorized access through employee or third-party error or actions, theft, cybersecurity incidents and other security breaches and incidents. It is possible for third parties to infringe upon or misappropriate our intellectual property, to copy our Platform and to use information that we regard as proprietary to create products and services that compete with ours. Effective intellectual property protection may not be available to us in every country in which our Platform is available. In addition, many countries limit the enforceability of patents or other intellectual property rights against certain third parties, including government agencies or government contractors. In these countries, patents or other intellectual property rights may provide limited or no benefit. Further, certain countries impose additional conditions on the transfer of intellectual property rights from individuals to companies, which may make it more difficult for us to secure and maintain intellectual property protection in those countries. We may need to expend additional resources to defend our intellectual property rights domestically or internationally, which could be costly, time consuming, and distracting to management and could impair our business or adversely affect our domestic or international expansion. If we cannot adequately protect and defend our intellectual property, we may not remain competitive, and our business, operating results and financial condition may be adversely affected.
We rely on trade secrets as an important aspect of our intellectual property program and to cover much of our technology and know-how. We seek to protect our trade secrets and obtain rights in intellectual property developed by service providers through confidentiality and invention assignment or intellectual property ownership agreements with our employees, contractors and other parties. We also take other measures to protect our information and data, including implementing acceptable use policies, limiting access to our information and data through technological means and monitoring and limiting the dissemination of our information and data outside of company-owned information systems. We cannot ensure that these agreements, or all the terms thereof, will be enforceable or compliant with applicable law, or that these agreements and other measures will be effective in controlling access to, use of, and distribution of our proprietary information or in effectively securing and maintaining exclusive ownership of intellectual property developed by our current or former employees and contractors. Most of our employees and contractors work remotely much of the time, which may make it more difficult to control use of confidential materials, increasing the risk that our source code or other confidential or trade secret information may be exposed. Further, these agreements with our employees, contractors and other parties may not prevent other parties from independently developing technologies that are substantially equivalent or superior to our intellectual property. In addition, trade secret protection will not be able to stop third parties from independently developing competing technology. Any failure to protect intellectual property that we develop or our proprietary technology and data would adversely affect our business, operating results and financial condition.
Even if we spend significant time and resources securing and monitoring our intellectual property rights, we may not be able to detect infringement by third parties. Our competitive position may be adversely impacted if our efforts to secure and protect our intellectual property are not successful, or we cannot detect infringement or enforce our intellectual property rights quickly or at all. In some circumstances, we may choose not to pursue enforcement because an infringer may have a dominant intellectual property position or for other business reasons. In addition, competitors might avoid infringement by designing around our intellectual property rights or by developing non-infringing competing technologies. We may in the future be forced to rely on litigation, opposition and cancellation actions and other claims and enforcement actions to protect our intellectual property, including to dispute registration, use of marks that may be confusingly similar to our own marks or use of technologies that infringe on our intellectual property. Similar claims and other litigation may be necessary in the future to enforce and protect our intellectual property rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses; counterclaims attacking the scope, validity and enforceability of our intellectual property rights; or counterclaims and countersuits asserting infringement by us of third-party intellectual property rights. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and our business, and we could lose the right to use certain intellectual property or lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others.
Our SaaS offerings, our Platform and other software contain open source software components, and failure to comply with the terms of the underlying licenses could restrict our ability to market or operate our Platform.
Our SaaS offerings, our Platform and other software incorporates certain open source software components. An open source license typically permits the use, modification and distribution of software in source-code form subject to certain conditions. Some open source licenses contain conditions that any person who distributes a modification or derivative work of software that was subject to an open source license make the modified version subject to the same open source license. Distributing software that is subject to this kind of open source license can lead to a requirement that certain aspects of our Platform be distributed or made available in source code form. Although we do not believe that we have used open source software in a manner that might condition its use on our distribution of any portion of our Platform in source code form, the interpretation of open source licenses is complex and, despite our efforts, it is possible that we may be liable for copyright infringement, breach of contract or other claims if our use of open source software is adjudged not to comply with the applicable open source licenses.
Moreover, we cannot ensure that our processes for controlling our use of open source software in our Platform will be effective. If we have not complied with the terms of an applicable open source software license, we may need to seek commercial licenses from third parties to continue offering our Platform and the terms on which such licenses are available may not be economically feasible, to re-engineer our Platform to remove or replace the open source software, to discontinue offering our Platform if re-engineering could not be accomplished on a timely basis, to pay monetary damages or to make available the source code for aspects of our proprietary technology, any of which could adversely affect our business, operating results and financial condition.
In addition to risks related to license requirements, use of open source software can involve greater risks than those associated with use of third-party commercial software, as open source licensors generally do not provide warranties or assurances of title, performance or non-infringement, nor do they control the origin of the software. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business.
We rely on AWS and Google Cloud and other cloud and technology providers to deliver our products and services to our users, and any disruption of service from AWS or Google Cloud or material change to our arrangement with AWS or Google Cloud could adversely affect our business.
We currently host our SaaS offerings, our Platform and other software solutions, serve our users and support our operations using AWS and Google Cloud, providers of cloud infrastructure services. We do not have control over the operations of the facilities of AWS or Google Cloud that we use. AWS’s and Google Cloud’s facilities are vulnerable to failure, damage or interruption from a number of causes, including from earthquakes, hurricanes, floods, fires, cybersecurity attacks, terrorist attacks, power losses, telecommunications failures and similar events or could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of any of these events, a decision to close the facilities or cease or limit providing services to us without adequate notice or other unanticipated problems could result in interruptions to our Platform, including lengthy interruptions. Our SaaS offerings, our Platform and other software solutions’ continuing and uninterrupted performance is critical to our success and users may become dissatisfied by any system failure that interrupts our ability to provide our solutions to them. We may not be able to easily switch our AWS or Google Cloud operations to another cloud or other data center provider if there are disruptions or interference with our use of AWS or Google Cloud, and, even if we do switch our operations, other cloud and data center providers are subject to the same risks. Sustained or repeated system failures could reduce the attractiveness of our Platform to users, cause users to decrease their use of or cease using our Platform and adversely affect our business. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our Platform. We currently do not carry business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our services.
Neither AWS nor Google Cloud has an obligation to renew its agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements or unable to renew on commercially reasonable terms, our agreements are prematurely terminated or we add additional infrastructure providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new data center providers. If these providers charge high costs for or increase the cost of their services, we may have to increase the fees to use our Platform and our operating results may be adversely impacted.

Legal and Regulatory Risks Related to Freightos’ Business
In this sub-section the terms “we,” “us” and “our” refer to Freightos.
Regulatory, legislative or self-regulatory/standard developments regarding privacy, data security and information security matters could adversely affect our ability to conduct our business and cause increased costs of compliance.
We, along with a significant number of our users, are subject to laws, rules, regulations and industry standards related to data privacy and cyber security, and restrictions or technological requirements regarding the collection, use, storage, protection, retention, transfer and other processing of personal data. For example, the European Union General Data Protection Regulation, or GDPR, came into force in May 2018 in respect of processing operations carried out in the context of the activities of an establishment in the European Economic Area (the “EEA”), and any processing relating to the offering of goods or services to individuals in the EEA and/or the monitoring of their behavior in the EEA. Also, the United Kingdom has implemented its own version of the GDPR, the so-called U.K. GDPR; therefore, as a practical matter, the GDPR continues to apply in substantially equivalent form to processing operations carried out in the context of the activities of an establishment in the United Kingdom, any processing relating to the offering of goods or services to individuals in the United Kingdom and/or monitoring of their behavior in the United Kingdom. Accordingly, where we refer to the GDPR in this section, we are also referring to the U.K. GDPR in the context of U.K. processing operations, unless the context requires otherwise.
In the United States, the rules and regulations to which we may be subject include those promulgated under the authority of the Federal Trade Commission, state regulators and regulator enforcement positions and expectations. At the state level, all states have implemented security breach notification laws. Many states have adopted issue-specific laws pertaining to use of GPS and biometrics, among other technologies. Additionally, several states, including California, Virginia, Maryland and Utah, have enacted laws creating new individual privacy rights for consumers (as that word is broadly defined in the law) and placing increased privacy and security obligations on entities handling personal data of consumers or households. The California Consumer Privacy Act (the “CCPA”), the only such law currently in effect, requires covered companies to provide new disclosures to California consumers and provide such consumers ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations and allows for a new cause of action for data breaches. Additionally, a new privacy law, the California Privacy Rights Act, or the CPRA, was approved by California voters in the November 2020 election. The CPRA, which will take effect in most material respects in January 2023, modifies the CCPA significantly, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. Other U.S. states, including Colorado, Virginia and Utah, have enacted similar — but not identical — laws. As our business is directed exclusively to business consumers, we may not be subject to all such consumer-directed privacy laws. Nonetheless, we must evaluate whether and to what extent we are required to comply with any such law; to the extent that we are subject to these or other privacy laws, we may be required to implement additional processes or procedures or change the way in which we do business, ultimately increasing costs and limiting our ability to collect, use and share data subject to those laws.
The GDPR provides that EEA member states and the United Kingdom may make their own further laws and regulations to introduce supplementary requirements in certain areas. Such country specific regulations, as well as differing and/or conflicting interpretations of the GDPR across the EEA and the United Kingdom, may lead to divergence in the application of the laws that govern our processing of personal data across the EEA and/or the United Kingdom, endeavoring to comply with each of which may increase our costs and could increase our overall compliance risk. Such country-specific regulations could also limit our ability to collect, use and share data in the context of our EEA and/or U.K. operations and/or could cause our compliance costs to increase, ultimately having an adverse impact on our business and harming our business and financial condition.
Collectively, European data protection laws (including the GDPR) are wide-ranging in scope and impose numerous, significant and complex compliance burdens in relation to the processing of personal data. Specifically, the GDPR introduced numerous privacy-related changes for companies operating in the United Kingdom and EEA, including greater control over personal data by data subjects (e.g., the “right to be forgotten”), increasing transparency obligations to data subjects, requiring the establishment of a legal basis for processing personal data, creating obligations to appoint data protection officers and/or U.K. and/or EU representatives in certain circumstances, establishing obligations to implement certain technical and organizational safeguards to protect the security and confidentiality of personal data, introducing data breach notification requirements and increasing fines. In particular, fines of up to €20 million or up to 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. In addition to administrative fines, a wide variety of other potential enforcement powers are available to competent supervisory authorities in respect of potential and suspected violations of the GDPR, including extensive audit and inspection rights and powers to order temporary or permanent bans on all or some processing of personal data carried out by noncompliant actors. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations of the GDPR. Additionally, as noted above, the United Kingdom has transposed the GDPR into the laws of the United Kingdom by way of the U.K. GDPR, which could expose us to two parallel regimes, each of which potentially authorizes similar fines, with the U.K. GDPR permitting fines of up to the higher of £17.5 million or 4% of annual global revenue of any noncompliant company; as well as other potentially divergent enforcement actions for certain violations.
The GDPR requirements apply not only to third-party transactions, but also to transfers of personal data between, and other processing of personal data by, us and our subsidiaries, including employee information. The GDPR also restricts transfers of personal data to the United States and other countries, known as ‘third countries’, outside Europe in respect of which the European Commission or other relevant regulatory body has not issued a so-called ‘adequacy decision’, unless the parties to the transfer have implemented specific safeguards to protect the transferred personal data. This is an area of evolving complexity and achieving effective compliance with ever changing requirements and guidance in relation to data transfers from Europe is highly challenging. If we are unable to implement sufficient safeguards to ensure that our transfers of personal data from Europe are lawful, we may face increased exposure to regulatory action(s), substantial fines and injunctions against processing personal data from Europe. Loss of our ability to lawfully transfer personal data out of Europe to the United States or any other jurisdictions may (1) restrict our activities outside Europe, (2) limit our ability to work with partners, service providers, contractors and other companies outside Europe and/or (3) require us to increase our data processing capabilities in Europe at significant expense or otherwise cause us to change the geographical location or segregation of our relevant systems and operations — any or all of which could adversely affect our financial results.
Additionally, other countries outside of the European Union in which we operate, including China and Israel, have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering our services and operating our business. The type of challenges we face in Europe will likely also arise in other jurisdictions that adopt laws similar in construction to the GDPR or regulatory frameworks of equivalent complexity.
Seeking to comply with evolving data protection requirements has caused us to expend significant resources and such expenditures are likely to continue into the near future as we respond to new interpretations, additional guidance and potential enforcement actions and patterns. While we have taken steps to comply with the GDPR, we cannot assure you that our efforts to achieve and remain in compliance have been, and/or will continue to be, fully successful.
Globally, governments and agencies have adopted and could in the future adopt, modify, apply or enforce laws, policies, regulations and standards covering user privacy, data security, technologies such as cookies that are used to collect, store and/or process data, marketing online, the use of data to inform marketing, the taxation of products and services, unfair and deceptive practices and the collection (including the collection of information), use, processing, transfer, storage and/or disclosure of data associated with unique individual internet users. New regulation or legislative actions regarding data privacy and security (together with applicable industry standards) may increase the costs of doing business and could have a material adverse impact on our operations and cash flows.
We make public statements about our use and disclosure of personal data, including through our privacy policy. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees or vendors fail to comply with our published policies and documentation. The publication of our privacy policy and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of our actual practices.
Any failure or perceived failure (including as a result of deficiencies in our policies, procedures or measures relating to privacy, data protection, marketing or client communications) by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards or regulatory guidance relating to privacy or data security, may result in governmental investigations and enforcement actions, litigation, fines and penalties or adverse publicity and could cause our clients and partners to lose trust in us, which could have an adverse effect on our reputation and business. We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, marketing, consumer communications and information security in the United States, the United Kingdom, the European Union and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new services and maintain and grow our client base and increase revenue.
The enactment of legislation implementing changes in taxation of international business activities, the adoption of other corporate tax reform policies or changes in tax legislation or policies could impact our future financial position and results of operations.
Corporate tax reform, base-erosion efforts and tax transparency continue to be high priorities in many tax jurisdictions where we have business operations. As a result, policies regarding corporate income and other taxes in numerous jurisdictions are under heightened scrutiny and tax reform legislation is being proposed or enacted in a number of jurisdictions.
In 2015, the Organization for Economic Co-operation and Development (the “OECD”) published final recommendations on base erosion and profit shifting (“BEPS”). These recommendations proposed the development of rules directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. Several of the areas of tax law on which the BEPS project focused have led or will lead to changes in the domestic law of individual OECD jurisdictions. These changes include (amongst others) restrictions on interest and other deductions for tax purposes, the introduction of broad anti-hybrid regimes and reform of controlled foreign company rules. Changes are also expected to arise in the application of certain double tax treaties, which may restrict the ability of certain members of the Freightos group to rely on the terms of relevant double tax treaties in certain circumstances. Further, recent BEPS developments such as the OECD Inclusive Framework’s global tax reform statements in October 2021 include proposals for new profit allocation and nexus rules and for rules (including Pillar Two model rules released in December 2021) to ensure that the profits of multinational enterprises are subject to a minimum rate of tax. If these are enacted, we would expect our tax costs and operational expenses related to this complex compliance to increase.
Changes of law in individual jurisdictions which may arise as a result of the BEPS project or other tax measures may ultimately increase the tax base of individual members of the Freightos group in certain jurisdictions or the worldwide tax exposure of the Freightos group. Changes of law may also include revisions to the definition of a “permanent establishment” and the rules for attributing profit to a permanent establishment. Other changes may focus on the goal of ensuring that transfer pricing outcomes are in line with value creation.
Such changes to tax laws could increase their complexity and the burden and costs of compliance. Additionally, such changes could also result in significant modifications to existing transfer pricing rules and could potentially have an adverse impact on our taxable profits in various jurisdictions.
We may have exposure to additional tax liabilities.
As an international business providing global freight booking services around the world, we are subject to income taxes and non-income-based taxes. Although we believe that our tax filing positions are reasonable and comply with applicable law, we regularly review our tax filing positions, especially in light of tax law or business practice changes, and we may change our positions or determine that previous positions should be amended, either of which could result in additional tax liabilities. Significant judgment is required to evaluate applicable tax obligations. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business, and as a result, amounts recorded may be subject to adjustments by the relevant tax authorities. The final determination of tax audits or tax disputes may be different from what is reflected in our historical income tax provisions and accruals. If current or future audits find that additional taxes are due, we may be subject to incremental tax liabilities, possibly including interest and penalties, which could have a material adverse effect on our results of operations, financial condition and cash flows.
In general, governments are increasingly focused on ways to increase tax revenues, which has contributed to an increase in audit activity, more aggressive positions taken by tax authorities, more time and difficulty to resolve any audits or disputes and an increase in new tax legislation. Any such additional taxes or other assessments may be in excess of our current tax provisions or may require us to modify our business practices in order to reduce our exposure to additional taxes going forward, any of which could have a material adverse effect on our business, results of operations and financial condition.
Certain countries have taken steps to unilaterally introduce a digital services tax to address the issue of multinational businesses carrying on business in their jurisdiction without a physical presence and therefore generally not being subject to income tax in those jurisdictions. These digital services taxes are calculated as a percentage of revenue rather than net income or profits. The interpretation and implementation of the various digital services taxes (especially if there is inconsistency in the application of these taxes across tax jurisdictions) could have a materially adverse impact on our results of operations and cash flows. Due to the global scale of our business activities, any changes in tax law that apply to our activities, such as new definitions of permanent establishment, new nexus and profit allocation rules or the combined effect of tax laws in multiple jurisdictions may increase our worldwide effective tax rate, increase the complexity and costs associated with tax compliance and adversely affect our cash flows and results of operations.
We are also subject to other non-income-based taxes, such as value-added, payroll, sales, use, excise and goods and services taxes. From time to time, we may be under audit or investigation by tax authorities or involved in legal proceedings related to these non-income-based taxes or we may revise or amend our tax positions, which may result in additional non-income-based tax liabilities.
We are subject to a complex regulatory environment, and failure to comply with and adapt to these regulations could result in penalties or otherwise adversely impact our business.
We are affected by ever increasing regulations from a number of sources in the global locations in which we operate. Many of these regulations are complex and require varying degrees of interpretation, including those related to trade compliance, data privacy, environmental, employment, compensation and competition, and may result in unforeseen costs.
In reaction to the continuing global terrorist threat, governments around the world are continuously enacting or updating security regulations. These regulations are multi-layered, increasingly technical in nature and characterized by a lack of harmonization of substantive requirements among various governmental authorities. Furthermore, the implementation of these regulations, including deadlines and substantive requirements, can be driven by regulatory urgencies rather than industry’s realistic ability to comply.
We are and, in the future, may be regulated and licensed by various federal, state, and local transportation agencies in the countries in which we operate. We are subject to regulation as a customs broker under licenses issued by the U.S. Customs and Border Protection (“USCBP”) and the Canada Border Services Agency (“CBSA”). As such, we are required to maintain prescribed records and are subject to periodic audits by the appropriate governmental authority. The regulations are complicated and subject to change. There can be no assurance that we will comply with all of the requirements of the USCBP or CBSA, and our failure to do so would jeopardize our licenses and our ability to continue offering and providing customs brokerage services. Some of the Sellers on our Platform are engaged in activities that require a license, including customs brokerage, U.S. ocean freight forwarding, and providing insurance. Other than Clearit, Freightos is not itself licensed to carry out such activities and while we state on our Platform that we are not acting as a service provider, there can be no assurance that we will not face claims that we are required to comply with such requirements.
On June 16, 2022, President Biden signed the Ocean Shipping Reform Act of 2022 (“OSRA”) into law, which provides, among things, that no person may operate a shipping exchange involving ocean transportation in the foreign commerce of the United States unless the shipping exchange is registered as a national shipping exchange under US law. The OSRA further provides that a person shall register a shipping exchange by filing with the Federal Maritime Commission (“FMC”) an application for registration in such form as the FMC, by rule, may prescribe, containing the rules of the exchange and such other information and documents as the FMC, by rule, may prescribe as necessary or appropriate to complete a shipping exchange’s registration. The OSRA provides that the FMC shall issue regulations no later than three years after the enactment of the law. For purposes of OSRA, the term ‘shipping exchange’ means a platform (digital, over-the-counter, or otherwise) that connects shippers with common carriers for the purpose of entering into underlying agreements or contracts for the transport of cargo, by vessel or other modes of transportation. We do not yet know what regulations the FMC will adopt, nor whether any part of our Platform will be a shipping exchange under the law requiring us to be registered with the FMC.
Failure to consistently and timely comply with these or additional regulations, such as the application of California law “AB5” to our service providers located in California, or the failure, breach or compromise of our policies and procedures or those of our service providers or agents, may result in increased operating costs, damage to our reputation, difficulty in attracting and retaining key personnel, restrictions on operations or fines and penalties.
Failure to comply with anti-corruption, anti-money laundering and sanctions laws, and similar laws associated with our activities in and outside of the United States, could subject us to penalties and other adverse consequences.
We have voluntarily implemented an anti-money laundering compliance program designed to address the risk of our Platform being used to facilitate money laundering, terrorist financing or other illegal activity. Our program may not be sufficient to prevent our Platform from being used to improperly move money or may be found not to satisfy the expectations of our partners or regulators. In addition, if we or a regulator determines that we are required to comply with anti-money laundering laws (such as the U.S. Bank Secrecy Act (BSA), 31 U.S.C. § 5311), we may be required to enhance or alter our anti-money laundering compliance program. We also have policies, procedures and technology designed to allow us to comply with economic sanctions laws in the countries in which we operate and prevent our Platform from being used to facilitate business in countries, regions or with persons or entities included on designated lists promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Control, which we refer to as OFAC, and equivalent foreign authorities. Our efforts to comply with OFAC regulations may not be effective, including in preventing users from using our services within the OFAC-sanctioned countries and regions, our partners or regulators may determine they are insufficient, or we may be required to comply with new sanctions laws and regulations, which may require us to further revise or expand our compliance program. For example, geopolitical events may result in new sanctions negatively affecting our users and business. Given the technical limitations in developing controls to prevent, among other things, the ability of users to publish on our Platform false or deliberately misleading information or to develop sanctions-evasion methods, it is possible that we may inadvertently and without our knowledge provide services to individuals or entities that have been designated by OFAC or are located in a country subject to an embargo by the United States that may not be in compliance with the economic sanctions regulations administered by OFAC.
Consequences for failing to comply with applicable anti-money laundering and sanctions laws and regulations, even unintentional violations, could include fines, criminal and civil lawsuits, forfeiture of significant assets or other enforcement actions. We could also be required to make costly and burdensome changes to our business practices or compliance programs as a result of regulatory scrutiny, voluntary changes we may make to our business strategy or the expansion of our operations. In addition, any perceived or actual breach of compliance by us, our users or payment partners with respect to applicable laws, rules and regulations could have a significant impact on our reputation and could cause us to lose existing users, prevent us from obtaining new users, cause other payment partners to terminate or not renew their agreements with us, negatively impact investor sentiment about our company, require us to expend significant funds to remedy problems caused by violations and to avert further violations and expose us to legal risk and potential liability, all of which may adversely affect our business, operating results and financial condition and may cause the price of our ordinary shares to decline.
We are also subject to the anti-bribery/anti-corruption laws in the jurisdictions in which we conduct business, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). These laws generally prohibit companies as well as their employees and agents from improperly influencing government officials or commercial parties in order to, among other things, obtain or retain business, direct business to any person or gain an improper business advantage. We face significant risks if we fail to comply with these laws. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. We may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities, and we may be held liable for the corrupt or other illegal activities of our employees, representatives, contractors, partners and agents, even if we prohibit or do not explicitly authorize such activities. While we have implemented an anti-corruption compliance policy, there is no guarantee that such policy is or will be fully effective at all times, and our employees, users and agents, as well as those contractors to which we outsource certain of our business operations, may take actions in violation of our policies, procedures, agreements and/or applicable laws, for which we may be ultimately held responsible.
Any violation of the FCPA, other applicable anti-bribery/anti-corruption laws, anti-money laundering or sanctions laws, could result in investigations and actions by federal or state attorneys general or foreign regulators, loss of export privileges, severe criminal or civil fines and penalties or other sanctions, forfeiture of significant assets, whistleblower complaints and adverse media coverage, which could have an adverse effect on our reputation, business, operating results and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees. Further, even if we maintain proper controls and remain in compliance with applicable anti-corruption, anti-bribery/anti-money laundering and sanctions laws or regulations, should any of our competitors not implement sufficient controls and be found to have violated such laws or regulations, user perception of online freight platforms in general may decrease and our business, brand and reputation may be adversely affected.
We may be subject to governmental export and import controls that could impair our ability to compete in international markets and subject us to liability if we violate such controls.
Since 2018 in particular, there have been political and trade tensions among a number of the world’s major economies. These tensions have resulted in the implementation of tariff and non-tariff trade barriers and sanctions, including the use of export control restrictions and sanctions against certain countries, individuals and companies. Any increase in the use of export control restrictions and sanctions to target certain countries and entities or any expansion of the extraterritorial jurisdiction of export control laws could impact our ability to compete globally. In addition, measures adopted by an affected country to counteract impacts of another country’s actions or regulations could lead to legal liability to multinational companies, including us. For example, in January 2021, China adopted a blocking statute that, among other matters, entitles Chinese entities incurring damages from a multinational’s compliance with foreign laws to seek civil remedies. In February 2022, due to the military conflicts between Russia and Ukraine, several major economies, including the United States, the United Kingdom and the European Union imposed economic sanctions against Russia and certain Russian persons and entities. Our current operations have not been materially, directly affected by the expanded export control regulations or the novel rules or measures adopted to counteract them. Nevertheless, depending on future developments of global trade tensions, such regulations, rules or measures may have an adverse impact on our business and operations and we may incur significant legal liability and financial losses as a result.
Any change in export or import regulations, economic sanctions or related legislation or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our Platform by existing or potential users with international operations. Any decreased use of our Platform or limitation on our ability to export or sell our products would likely adversely affect our business, operating results and financial results.

Adverse litigation judgments or settlements resulting from legal or arbitral proceedings in which we may be involved could expose us to monetary damages, equitable restraints or limit our ability to operate our business.
In the future, we may become involved in private actions, collective actions, investigations and various other legal proceedings by users, service providers and government agencies that may have a potential material impact on our business. We may be subject to litigation relating to various matters relating to our business. The results of any such litigation, investigations and legal proceedings are inherently unpredictable and expensive. Any claims against us, whether meritorious or not, could be time consuming, costly and harmful to our reputation, and could require significant amounts of management time and corporate resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into a settlement arrangement, we could be exposed to monetary damages or be forced to change the way in which we operate our business, which could have an adverse effect on our business, financial condition and operating results.
In addition, arbitration provisions may be included in our terms of service with users. These provisions may be intended to streamline the litigation process for all parties involved, as arbitration can in some cases be faster and less costly than litigating disputes in state or federal court. However, if we choose to include arbitration provisions, arbitration may become more costly for us or the volume of arbitrations may increase and become burdensome. Further, the use of arbitration provisions may subject us to certain risks to our reputation and brand, as these provisions have been the subject of increasing public scrutiny. To minimize these risks, we have in the past and may in the future voluntarily limit our use of arbitration provisions, or we may be required to do so, in any legal or regulatory proceeding, either of which could increase our litigation costs and exposure in respect of such proceedings.
Further, with the potential for conflicting rules regarding the scope and enforceability of arbitration on a jurisdiction-by-jurisdiction basis, as well as conflicting rules between the laws of the various jurisdictions in which we operate, some or all of the arbitration provisions we may choose to include, could be subject to challenge or may need to be revised to exempt certain categories of protection. If our arbitration agreements were found to be unenforceable, in whole or in part, or specific claims were required to be exempted from arbitration, we could experience an increase in our litigation costs and the time involved in resolving such disputes, and we could face increased exposure to potentially costly lawsuits, each of which could adversely affect our business, financial condition, operating results and prospects.
Claims against us may exceed our insurance coverage and/or coverage amounts and may or may not be covered by insurance at all.
We maintain various insurance policies for employee health, worker’s compensation, commercial general liability, director and officers, errors and omissions, cyber, property and excess coverage over the commercial general liability.
If any claim falls outside of our coverage or exceeds our coverage we may be required to record additional expense, which could adversely impact our results of operations.
Ongoing market conditions for obtaining insurance, the rising cost of insurance and coverage expense may have an adverse effect on our business, financial condition, results of operations and cash flows.
Insurance availability and coverage terms continue to vary with market conditions, the market of available insurers is constricting and premium costs have consistently trended upwards. Obtaining insurance and claim expense coverage is becoming increasingly burdensome and expensive and may not be available for some or all of our services offerings on acceptable terms, in sufficient amounts, or at all. A successful claim in excess of our insurance coverage or any material claim for which insurance coverage is denied, limited or is not available could have a material adverse effect on our business, financial condition, results of operations and cash flow.
Changes in, or failure to comply with, competition laws, or customers using our data or tools for anti-competitive purposes, could adversely affect our business, financial condition or operating results.
Governmental agencies and regulators may, among other things, prohibit future acquisitions, divestitures or combinations we plan to make, impose significant fines or penalties, require divestiture of certain of our assets or impose other restrictions that limit or require us to modify our operations, including limitations on our contractual relationships with platform users or restrictions on our pricing models. Such rulings may alter the way in which we do business and, therefore, may increase our costs or liabilities or reduce demand for our products and services, which could adversely affect our business, financial condition or operating results.
Climate change, including measures to address climate change, could adversely impact our business and financial results.
The long-term effects of climate change are difficult to predict and may be widespread. The impacts of climate change may include physical risks (such as rising sea levels, which could affect port operations or frequency and severity of extreme weather conditions, which could disrupt our operations and damage cargo and our service providers’ facilities), compliance costs and transition risks (such as increased regulation and taxation to support carbon emissions’ reduction investments), shifts in customer demands (such as customers requiring more fuel efficient transportation modes or transparency to carbon emissions in their supply chains) and other adverse effects. Our non-asset-based model gives our end customers a flexibility and an ability to change locations, modes and carriers based on evolving operating conditions, however, such impacts may disrupt our operations by adversely affecting our ability to procure services that meet regulatory or customer requirements, depending on the availability of sufficient appropriate logistics solutions.
In addition, the increasing concern over climate change has resulted and may continue to result in more regulations relating to climate change, including regulating greenhouse gas emissions, restrictions on modes of transportation, alternative energy policies and sustainability initiatives, such as the FuelEU Maritime initiative. If legislation or regulations are enacted or promulgated in the United States or in any other jurisdictions in which we operate that impose more stringent restrictions and requirements than our current legal or regulatory obligations, we may experience disruptions in, or increases in the costs associated with delivering our services, which may negatively affect our operating our results of operations, cash flows and financial condition.
Risks Related to Being a Public Company
In this sub-section the terms “we,” “us” and “our” refer to Freightos.
We will qualify as an “emerging growth company” and the reduced disclosure requirements applicable to us may make our securities less attractive to investors.
We will qualify as an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”). We will remain an emerging growth company until the last day of the fiscal year ending after the fifth anniversary of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, though we may cease to be an emerging growth company earlier if (1) we have more than $1.235 billion in annual gross revenue, (2) we qualify as a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (3) we issue, in any three-year period, more than $1.0 billion in non-convertible debt securities held by non-affiliates. We currently intend to take advantage of each of the reduced reporting requirements and exemptions described above. As a result, our shareholders may not have access to certain information they may deem important.
Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected, and expect to continue to elect, not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.
It is difficult to predict whether investors will find our securities less attractive as a result of our taking advantage of these exemptions and the relief granted to emerging growth companies. If some investors find our securities less attractive as a result, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the market price of our securities may be more volatile.
When we lose our “emerging growth company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.
We will qualify as a ‘‘foreign private issuer’’ within the meaning of the rules under the Exchange Act, and, as such, we will be exempt from certain provisions applicable to U.S. domestic public companies.
Because Freightos will qualify as a foreign private issuer under the Exchange Act immediately following the consummation of the Business Combination, Freightos is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.
Freightos will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, Freightos intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Freightos is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, if you continue to hold Freightos’ securities, you may receive less or different information about Freightos than you currently receive about Gesher or that you would receive about a U.S. domestic public company.
Freightos could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of Freightos’ outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of Freightos’ directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Freightos’ assets are located in the United States; or (iii) Freightos’ business is administered principally in the United States. If Freightos loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Freightos would likely incur substantial costs in fulfilling these additional regulatory requirements, and members of Freightos’ management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.
We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.
As discussed above, we are foreign private issuer and, therefore, are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or (3) we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We would also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.
As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following. We may in the future elect to follow home country practices with regard to certain matters. For example, we will not be required to: (i) have regularly scheduled executive sessions with only independent directors each year; (ii) solicit proxies and provide proxy statements for all meetings of shareholders; (iii) obtain shareholders’ approval for certain issuances of securities in connection with the acquisition of shares or assets of another company, a change of control, the establishment of or amendments to equity-based compensation plans and private placements; or (iv) have a minimum of three members on our audit committee. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements. For a more detailed description, see “Management Following the Business Combination — Corporate Governance Policies.”
The requirements of being a public company may strain Freightos’ resources, divert Freightos’ management’s attention and affect Freightos’ ability to attract and retain qualified Board members.
Freightos will be subject to the requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, Nasdaq listing requirements and other applicable securities rules and regulations. As such, Freightos will incur additional legal, accounting and other expenses following completion of the Business Combination. These expenses may increase even more if Freightos no longer qualifies as an “emerging growth company.”. The Exchange Act requires, among other things, that Freightos file annual reports with respect to its business and operating results. The Sarbanes-Oxley Act requires, among other things, that Freightos maintains effective disclosure controls and procedures and internal control over financial reporting. Freightos may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses.
Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Freightos expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Freightos is currently unable to estimate these costs with any degree of certainty.
Many members of Freightos’ management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Freightos’ management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing its growth strategy, which could prevent Freightos from improving its business, financial condition and results of operations. Furthermore, Freightos expects these rules and regulations to make it more difficult and more expensive for Freightos to obtain director and officer liability insurance, and consequently Freightos may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on its business, financial condition, results of operations and prospects. These factors could also make it more difficult for Freightos to attract and retain qualified members of its Board of Directors, particularly to serve on Freightos’ audit committee, and qualified executive officers.
As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, Freightos’ business and financial condition will become more visible, which Freightos believes may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, Freightos’ business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in Freightos’ favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on its business, financial condition, results of operations, prospects and reputation.
If we are unable to satisfy our obligations as a public company, we could be subject to delisting of our ordinary shares, fines, sanctions and other regulatory actions and potentially civil litigation.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.
A material weakness is a deficiency or combination of deficiencies in our internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our consolidated financial statements would not be prevented or detected on a timely basis.
If we experience material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations or prevent fraud, which may adversely affect investor confidence in us and, as a result, the value of our ordinary shares. We cannot assure you that all of our existing material weaknesses have been identified, or that we will not in the future identify additional material weaknesses. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could adversely impact our business, operating results and financial condition.
If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal control, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our ordinary shares to decline, and we may be subject to investigation or sanctions by the SEC. Furthermore, investor perceptions of our company may suffer if, in the future, material weaknesses are found, and this could cause the price of our ordinary shares to decline. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the stock exchange on which we list and be subjected to regulatory investigations and civil or criminal sanctions.
Risks Related to Freightos’ Incorporation in the Cayman Islands
In this sub-section the terms “we,” “us” and “our” refer to Freightos.
You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because Freightos is incorporated under the laws of the Cayman Islands, and Freightos conducts substantially all of its operations, and a majority of its directors and executive officers reside, outside of the United States.
Freightos is an exempted company limited by shares incorporated under the laws of the Cayman Islands and, following the Business Combination, will conduct a majority of its operations outside the

United States. Substantially all of Freightos’ assets are located outside the United States. A majority of Freightos’ officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Freightos’ directors or officers, or to enforce judgments obtained in the United States courts against Freightos’ directors or officers.
Freightos’ corporate affairs will be governed by the Freightos A&R Articles, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of Freightos shareholders to take action against Freightos’ directors, actions by minority Freightos shareholders and the fiduciary duties of Freightos’ directors to Freightos under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of Freightos’ shareholders and the fiduciary duties of Freightos’ directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States and some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.
The Grand Court of the Cayman Islands (the “Grand Court”) may not (i) recognize or enforce against Freightos judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, impose liabilities against Freightos predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a final and conclusive foreign judgment obtained against Freightos will be recognized by the Grand Court as a cause of action for a debt and may be sued upon without reexamination of the issues if: (a) the foreign court had jurisdiction in the matter; (b) Freightos either submitted to the jurisdiction of the foreign court or was resident and carrying on business in the jurisdiction and was duly served with process; (c) the judgment was not obtained by fraud; (d) the judgment was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations imposed on Freightos; (e) recognition or enforcement of the judgment in the Cayman Islands would not be contrary to public policy; and (f) the proceedings under which the judgment was obtained were not contrary to the principles of natural justice. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Shareholders of Cayman Islands exempted companies like Freightos have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, the register of mortgages and charges, any special resolutions passed by shareholders and a list of the names of the current directors) or to obtain copies of lists of shareholders of these companies. Pursuant to the Freightos A&R Articles, Freightos’ directors shall from time to time determine whether and to what extent and at what time and places and under what conditions or articles the accounts and books of Freightos or any of them shall be open to the inspection of Freightos shareholders not being directors, and no Freightos shareholder (not being a director) shall have any right of inspection of any account or book or document of Freightos except as conferred by law or authorized by the Freightos directors or by ordinary resolution of the Freightos shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
Certain corporate governance practices in the Cayman Islands, which is Freightos’ home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. As a foreign private issuer whose securities are listed on Nasdaq, Freightos is permitted to follow certain home country corporate governance practices in lieu of the requirements of Nasdaq pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with the Nasdaq Rule 5600 Series, subject to certain exceptions. To the extent Freightos chooses to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, Freightos’ shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Freightos Board or controlling shareholders than they would as public shareholders of a company incorporated in the United States.
Economic substance legislation of the Cayman Islands may adversely impact us or our operations.
The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act, (2020 Revision) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019 onwards. As we are a Cayman Islands company, compliance obligations include filing annual notifications for us, which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. As it is a new regime, it is anticipated that the Substance Act will evolve and be subject to further clarification and amendments. We may need to allocate additional resources to keep updated with these developments, and may have to make changes to our operations in order to comply with all requirements under the Substance Act. Failure to satisfy these requirements may subject us to penalties under the Substance Act.
The Financial Action Task Force’s Increased Monitoring of the Cayman Islands
In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering practices are under increased monitoring, commonly referred to as the “FATF grey list.” When the FATF places a jurisdiction under increased monitoring, it means the country has committed to swiftly resolve the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that time frame. In its October 2021 plenary, the FATF positively recognized the ongoing efforts of the Cayman Islands to improve its anti-money laundering and counter-terrorist financing regime. Despite the progress the Cayman Islands is making on satisfying the final outstanding recommendations (being considered as compliant or largely compliant in 39 of the FATF’s 40 recommendations and having completed 61 out of 63 FATF recommendation actions), it is still unclear how long this designation will remain in place and what ramifications, if any, the designation will have for us.
EU AML High-Risk Third Countries List
On March 13, 2022, the European Commission (“EC”) updated its list of ‘high-risk third countries’ (“EU AML List”) identified as having strategic deficiencies in their anti-money laundering/counter-terrorist financing regimes. The EC has noted it is committed to greater alignment with the FATF listing process and the addition of the Cayman Islands to the EU AML List is a direct result of the inclusion of the Cayman Islands on the FATF grey list in February 2021. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for us.
Failure to maintain our status as tax resident in Israel could adversely affect our financial and operating results.
Because we are incorporated under the laws of the Cayman Islands, we are treated as a tax resident of the Cayman Islands. In addition, according to the tax ruling we received from the Israel Tax Authority (“ITA”), we were required to register with the ITA and be permanently treated as a tax resident of Israel. Our intention is that prior to our initial business combination we should be a tax resident solely in Israel. Continued attention must be paid to ensure that we continue to be a tax resident solely in Israel. If we were to be considered as tax resident within another jurisdiction, we may be subject to additional tax in that jurisdiction, which could negatively affect our financial and operating results, and/or our shareholders’ or warrant holders’ investment returns could be subject to additional or increased taxes (including withholding taxes).

Risks Related to Freightos’ Operations in Israel and Certain Other Jurisdictions
In this sub-section the terms “we,” “us” and “our” refer to Freightos.
Relations between Israel and the other jurisdictions in which we operate and the various jurisdictions in which our users reside could materially affect our business.
Many of our employees, including most of our management team, operate from our offices which are located in Jerusalem, Israel. In addition, several of our directors and members of our management team are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip against civilian targets in various parts of Israel, which negatively affected business conditions in Israel. In addition, Iran has threatened to attack Israel, is believed to be developing nuclear weapons and targeting cyber attacks against Israeli entities. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations.
Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers certain damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.
Further, the State of Israel and Israeli companies have been, from time to time, subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our results of operations, financial condition or the expansion of our business. A campaign of boycotts, divestment, and sanctions has been undertaken against Israel, which could also adversely affect our business. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations, and prospects.
In addition, many Israeli citizens are obligated to perform annual military reserve duty each year for periods ranging from several days to several weeks until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, prospects, financial condition, and results of operations.
Our Israeli subsidiary currently maintains a beneficial tax treatment status. Changes in tax laws, tax incentives, benefits or differing interpretations of tax laws or our inability to maintain our Israeli subsidiary’s beneficial tax status may adversely affect our results of operations.
We believe our Israeli subsidiary is eligible for certain tax benefits provided to “Preferred Technological Enterprises” under the Israeli Law for the Encouragement of Capital Investments, 1959 (the “Investment Law”). In 2019, our Israeli subsidiary received a tax ruling from the ITA regarding its entitlement to tax benefits as a Preferred Technological Enterprise subject to compliance with the conditions set forth in such tax ruling and in the Investment Law. The tax ruling is valid from 2018 until the tax year ending in 2022. In order to remain eligible for the tax benefits for Preferred Technological Enterprises, our Israeli subsidiary must continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. There is no assurance that our Israeli subsidiary will remain eligible for the tax benefits for Preferred Technological Enterprises in the future or that those benefits will be available to it in the future. If these tax benefits are reduced, canceled or discontinued, or if our Israeli subsidiary fails to continue to meet certain conditions, its Israeli taxable income would be subject to regular Israeli corporate tax rates. The standard corporate tax rate for Israeli companies is currently 23%. Furthermore, the reduction, cancellation or discontinuation of the tax benefits for Preferred Technological Enterprises may have adverse tax consequences for our shareholders with respect to tax withholding and the tax rate that would apply on dividends paid by us. See the section of this proxy statement/prospectus entitled “Certain Material Israeli Tax Considerations.”
The tax ruling we obtained from the ITA imposes conditions that may limit our flexibility in operating our business and our ability to enter into certain corporate transactions.
Prior to, and in preparation for, the Business Combination, we underwent an internal reorganization. We obtained a tax ruling from the ITA in connection with the reorganization. The tax ruling imposes a number of conditions that limit our flexibility in operating our business and in engaging in certain corporate transactions. In accordance with the terms of the tax ruling, until the two-year anniversary of the completion date of the reorganization, we agreed to continue to hold 100% of the shares of our subsidiaries that took part in the reorganization and that the shareholders who held shares of Freightos HK prior to the reorganization continue to hold at least 25% of their holdings in Freightos’ shares during such period. Under certain circumstances, these conditions may not allow us the flexibility that we need to operate our business and may prevent us from taking advantage of strategic opportunities that might benefit our business and our shareholders. In addition, if we breach any of the terms of the tax ruling, we may be subject to additional Israeli tax (including penalties, interest and linkage differentials), which could negatively affect our financial condition and results of operations.
It may be difficult to enforce a U.S. judgment against us or our officers and directors in Israel or the United States or to assert U.S. securities laws claims in Israel or serve process on our officers and directors.
It may be difficult to enforce a U.S. judgment against us, our officers and directors and the Israeli experts named in this proxy statement/prospectus in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on our officers and directors and these experts.
Most of our directors or officers are not residents of the United States and most of their and our assets are located outside the United States. Service of process upon us or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or our non-U.S. directors and executive officers may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against us or our non-U.S. officers and directors, reasoning that Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors.
Moreover, an Israeli court will not enforce a non-Israeli judgment unless, subject to certain exceptions, certain conditions are met such as the judgment was given in a state whose laws provide for the enforcement of judgments of Israeli courts, its enforcement is not likely to prejudice the sovereignty or security of the State of Israel, it was not obtained by fraud or in the absence of due process, it is not at variance with another valid judgment that was given in the same matter between the same parties, and a suit in the same matter between the same parties was not pending before a court or tribunal in Israel at the time the non-Israeli action was brought.
Provisions of Israeli law may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.
We are taxed as an Israeli corporation and Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted.
We face various risks related to our operations in the Palestinian Authority which could materially affect our business.
Many of our employees, including members of our product, research and development and customer support teams, operate from our offices that are located within the West Bank, in Ramallah and Nablus.
Under a series of agreements, known as the Oslo Accords, signed between 1993 and 1999, the Palestinian Authority has security and civilian responsibility for many Palestinian-populated areas of the West Bank, including Ramallah and Nablus. The Palestinian Authority last held elections in 2006, when Hamas won a majority of seats in the Palestinian Legislative Council. Fatah, the dominant Palestinian political faction in the West Bank, and Hamas failed to maintain a unity government. From time to time, there have been violent clashes between their respective supporters. In addition, tensions are often high between Israel and Palestinians living in the West Bank and from time to time, there is violence within the West Bank between Palestinians and Israelis.
The economic outlook in the West Bank is fragile, as security concerns and political friction have led to slow economic growth. Longstanding Israeli restrictions on imports, exports, and movement of goods and people continue to disrupt labor and trade flows, and the territory’s industrial capacity, and constrain private sector development.
Palestinian courts have limited history addressing issues that may impact our operations, including intellectual property and corporate matters. As such, we may lack the ability to enforce legal agreements or assert legal rights in the Palestinian Authority, which could materially impact our business and operations.
Our operations in the Palestinian Authority are subject to political, military, economic and legal risks, and conditions in the Palestinian Authority and the surrounding region may adversely impact our business and results of operations.
Our business is currently concentrated in certain geographies, especially Europe and the United States. Many shipments originate in Asia. Future exposure to local economies, regional downturns or other political, social or economic disruptions or events may materially adversely affect our financial condition and results of operations.
Our business is currently heavily concentrated in Europe. As a result, our business is currently more susceptible to regional and national conditions than the operations of more geographically diversified competitors, as we are more vulnerable to local economies, regional downturns or other more localized political or social disruptions and events. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect our revenues and profitability. These factors include, among other things, changes in demographics, population, competition, shifts in production, warehousing and distribution sites, consumer preferences and new or revised laws or regulations.
Risks Related to the Business Combination and the Combined Company
The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an initial public offering and may create risks for our unaffiliated investors.
An initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an initial public offering company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and may therefore result in less careful vetting of information that is presented to the public.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an initial public offering. In any initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in many cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than an initial public offering book-building process and also does not reflect events that may have occurred between the date of the business combination agreement and the Closing. In addition, initial public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following the initial public offering. There is no such book of demand built up in connection with a SPAC transaction, which may result in the share price being harder to sustain after the transaction.
Gesher may not have sufficient funds to consummate the Business Combination.
As of November 23, 2022, Gesher had approximately $210,000 of cash held outside the Trust Account to fund its working capital requirements. If Gesher is required to seek additional capital, it may need to borrow funds from the Sponsor, directors, officers, their affiliates or other third parties to operate, or may be forced to liquidate. None of such persons is under any obligation to advance funds to Gesher in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Gesher upon completion of the Business Combination. If Gesher is unable to consummate the Business Combination because it does not have sufficient funds available, Gesher will be forced to cease operations and liquidate the Trust Account.
If the Private Placements are not consummated and Freightos does not waive the Minimum Available SPAC Cash Amount, the Business Combination may be terminated.
As a condition to closing the Business Combination, the Business Combination Agreement provides that the sum of the amount of cash available in the Trust Account immediately prior to Closing (after giving effect to the Gesher shareholder redemptions), together with the aggregate amount of proceeds from the Subscriptions, must equal or exceed $80,000,000. It is possible that shareholder redemptions may reduce the amount in the Trust Account to be below $80,000,000, in which case, the funds from the PIPE Financing and the Forward Purchase Agreement, potentially along with the FPA Backstop Commitment and Additional Backstop Commitment, may be required in order to consummate the Business Combination, unless such condition is waived by Freightos. While the Private Placement Investors have entered into agreements to purchase an aggregate of up to $70,000,000 of equity securities immediately prior to Closing, in addition to the Forward Purchaser’s agreement not to exercise its redemption rights with respect to 990,000 outstanding Gesher Ordinary Shares that the Forward Purchaser acquired in the Gesher IPO, there can be no assurance that such parties to these agreements will perform their obligations thereunder. If the minimum cash condition is not met or waived by Freightos, the Business Combination may be terminated.
If Gesher’s shareholders fail to properly demand redemption rights, they will not be entitled to convert their Public Shares into a pro rata portion of the Trust Account.
Shareholders holding Public Shares may demand that Gesher convert their shares into a pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. To exercise such redemption rights, holders must tender their Public Shares to Continental Stock Transfer & Trust Company, Gesher’s transfer agent, no later than 5:00 p.m., Eastern time on [•], 2022 (two (2) business days prior to the extraordinary meeting). Any such holder may tender his, her, or its Public Shares by either delivering the share certificate to the transfer agent or by delivering such holder’s Public Shares electronically using the Depository Trust Company’s DWAC System. Any holder who holds Public Shares in street name will need to instruct the account executive at such holder’s bank or broker to withdraw such shares from such holder’s account in order to exercise such holder’s redemption rights. See “Extraordinary General Meeting of Gesher Shareholders — Redemption Rights” in this proxy statement/prospectus for more specific instructions. Exercise of redemption rights with respect to Gesher Ordinary Shares will not result in either the exercise or loss of any of the Gesher Warrants a Gesher shareholder may hold. The Gesher Warrants will continue to be outstanding following any redemption of

Gesher Ordinary Shares and will become exercisable in connection with the completion of the Business Combination, or, absent the completion of the Business Combination and the liquidation of the Trust Account, expire in accordance with their terms. The holders of Gesher Warrants (whether traded as part of a Gesher Unit or individually) have no redemption rights with respect to such securities. Assuming the Maximum Redemption Scenario and based on a closing market price of $[•] per Public Warrant on [•], 2022, the aggregate value of the Public Warrants that may be retained by redeeming Gesher shareholders, after redeeming their shares, would be approximately $[•] million. As a result of redemptions, the trading market for the Freightos’ ordinary shares may be less liquid than the market for Gesher’s securities prior to consummation of the Business Combination, and Freightos may not be able to meet the listing standards for the Nasdaq or another national securities exchange.
The Business Combination remains subject to conditions that Gesher cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.
The Business Combination is subject to a number of conditions, including the condition that Gesher have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) immediately prior to the consummation of the Business Combination, that there is no legal prohibition against consummation of the Business Combination, that the Freightos Ordinary Shares and Freightos Warrants be approved for listing on Nasdaq subject only to official notice of issuance thereof, the consummation of the Recapitalization, receipt of securityholder approvals, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy of Gesher’s and Freightos’ representations and warranties made in the Business Combination Agreement, and the non-termination of the Business Combination Agreement and other agreements by both Gesher and Freightos. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.
If the conditions to the Business Combination are not satisfied (and are not waived, to the extent waivable), either Gesher or Freightos may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Agreement and Ancillary Documents — Termination.”
The exercise of Gesher’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Gesher’s best interests.
In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Gesher to agree to amend the Business Combination Agreement, to consent to certain actions taken by Freightos or to waive rights that Gesher is entitled to under the Business Combination Agreement. Waivers may arise because of changes in the course of Freightos’ business, a request by Freightos to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on Freightos’ business and would entitle Gesher to terminate the Business Combination Agreement. In any of such circumstances, it would be at Gesher’s discretion, acting through its Board of Directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in these risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what such person may believe is best for Gesher and what such person may believe is best for such person in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Gesher does not believe there will be any changes or waivers that Gesher’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Gesher will circulate a new or amended proxy statement/prospectus and resolicit Gesher’s shareholders if changes to the terms of the Business Combination represent a fundamental change in the proposals being voted upon.
Gesher and Freightos will incur significant transaction and transition costs in connection with the Transactions.
Gesher and Freightos have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. Freightos may also incur additional costs to retain key employees. All expenses incurred in connection with the Transactions, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by Freightos following the consummation of the Transactions.
Subsequent to the completion of the Business Combination, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the combined company’s ordinary share price, which could cause you to lose some or all of your investment.
Although Gesher has conducted extensive due diligence on Freightos, Gesher cannot assure you that this diligence will surface all material issues that may be present in Freightos’ business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Freightos’ business and outside of its control will not later arise. As a result of these factors, the combined company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if Gesher’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Gesher’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the combined company’s liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions of the combined company or its securities. In addition, charges of this nature may cause the combined company to violate net worth or other covenants to which the combined company may be subject as a result of pre-existing debt held by Freightos’ business or by virtue of the combined company obtaining post-combination debt financing. Accordingly, any shareholders of Freightos following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.
Gesher’s shareholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.
After the completion of the Business Combination, Gesher’s current shareholders will own a smaller percentage of the combined company than they currently own of Gesher. At the Closing, existing Freightos shareholders would hold approximately 66.6% of the issued and outstanding Freightos Ordinary Shares and current shareholders of Gesher (including the Sponsor) will own the remaining Freightos Ordinary Shares (assuming no holder of Gesher Ordinary Shares exercises redemption rights as described in this proxy statement/prospectus). Consequently, Gesher’s current shareholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Gesher.
Even if the Business Combination is consummated, there is no guarantee that the Gesher Warrants will ever be in the money, and they may expire worthless.
The exercise price for the Gesher Warrants, once exchanged for Freightos Warrants upon consummation of the Business Combination, will be $11.50 per ordinary share. There is no guarantee that such Freightos Warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
Gesher may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Gesher has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Gesher Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading-day period commencing at any time after the warrants become exercisable and ending on the third business day prior to proper notice of such redemption provided that on the date Gesher gives notice of redemption and during the entire period thereafter until the time Gesher redeems the warrants, Gesher has an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by Gesher, it may exercise its redemption right even if Gesher is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
Gesher’s current directors’ and executive officers’ affiliates own Gesher Ordinary Shares and Gesher Warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.
If the Business Combination or another business combination is not consummated by April 14, 2023 (or such later date as may be approved by Gesher’s shareholders in an amendment to the Gesher Articles), Gesher will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its Board of Directors, dissolving and liquidating. In such event, the 2,825,000 Gesher Ordinary Shares held by the Sponsor, which is affiliated with certain of Gesher’s directors and officers and other certain Gesher shareholders, that were acquired for an aggregate purchase price of $25,000 prior to the Gesher IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. In addition, the Gesher Warrants will become worthless if Gesher does not consummate a business combination by April 14, 2023 (or such later date as may be approved by Gesher’s shareholders in an amendment to the Gesher Articles). On the other hand, if the Business Combination is consummated, each outstanding Gesher Ordinary Share will convert into one Freightos Ordinary Share, subject to adjustment described herein, at the Closing, and each outstanding Gesher Warrant will become a Freightos Warrant. Such shares and warrants had an aggregate market value of approximately $[•] million and approximately $[•] million, respectively, based upon the closing price of $[•] per share and $[•] per warrant on Nasdaq on [•], 2022.
As such, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. In addition, based on the difference in the per share purchase price of approximately $0.009 that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Gesher Unit sold in the Gesher IPO, the Sponsor may earn a positive rate of return even if the share price of the combined company after the Closing falls below the price initially paid for the units in the IPO and the Gesher Public Shareholders experience a negative rate of return following the Closing. In the event that a business combination is not effected, the Sponsor will not be entitled to any reimbursement of funds invested in Gesher.
These financial interests may have influenced the decision of Gesher’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of the Gesher Board to vote for the Business Combination Proposal and other proposals, Gesher’s shareholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
Gesher’s directors may decide not to enforce our Sponsor’s indemnification obligations, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Gesher Public Shareholders in the event a business combination is not consummated.
In the event that the proceeds in the Trust Account are reduced below $10.10 per public share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Gesher’s independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. It is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Additionally, each of Gesher’s independent directors is a member of the Sponsor. As a result, they may have a conflict of interest in determining whether to enforce the Sponsor’s indemnification obligations. If Gesher’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Gesher Public Shareholders may be reduced below $10.10 per share.
The Sponsor, Gesher’s directors and officers, Freightos, and their respective affiliates may enter into agreements concerning Gesher’s securities prior to the extraordinary meeting with respect to Gesher’s securities, which may influence a vote on a proposed business combination and reduce the public “float” of the Freightos Ordinary Shares following the Business Combination.
At any time prior to the extraordinary meeting, during a period when they are not then aware of any material nonpublic information regarding Gesher or its securities, the Sponsor, Gesher’s directors and officers, Freightos, and their respective affiliates may purchase Public Shares in privately negotiated transactions or in the open market or they may enter into transactions with investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination. In such transactions, the purchase price for the Gesher Shares will not exceed the applicable redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Gesher Shares they acquire in such transactions. Further, any Gesher Shares acquired by the persons described above would not be voted in connection with the Business Combination. There is no limit on the number of securities the Sponsor, Gesher’s directors and officers, Freightos or their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq.
The purpose of the share purchases and other transactions would be to increase the likelihood that the proposals to be voted upon at the special meeting are approved by the requisite number of votes, to reduce the number of redeemed shares, or to provide additional equity financing. This may result in the completion of a business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the extraordinary meeting. In addition, if these purchases are made, the public “float” of the Freightos Ordinary Shares following the Business Combination and the number of beneficial holders of the Freightos Ordinary Shares may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of the Freightos Ordinary Shares on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for the Freightos Ordinary Shares.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Gesher will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination will be approved, the nature of the security holders who sold to the aforementioned persons (if not purchased in the open market), and the number of Public Shares for which Gesher has received redemption requests.
The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.
In general, either Gesher or Freightos may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Gesher or Freightos, including the following events (except, in certain cases where the change has a disproportionate effect on a party):
•
changes in applicable laws or GAAP or any interpretation thereof;

•
changes in interest rates or economic, political, business or financial market conditions generally;

•
any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), acts of nature or change in climate;

•
any acts of terrorism or war, outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections; or

•
any events attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any part of the Transactions.

Furthermore, Gesher or Freightos may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the trading price of the Freightos Ordinary Shares and Freightos Warrants may suffer.
Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.
Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Gesher expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that Gesher expects to achieve from the Business Combination.
Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect Gesher’s or Freightos’ ability to complete the Business Combination or the business of the combined company.
We are subject to laws, regulations and rules enacted by national, regional and local governments. In addition, Gesher is, and the combined company will be, subject to rules enacted by Nasdaq. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the combined company’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on Gesher’s and/or Freightos’ ability to complete the Business Combination.
On March 30, 2022, the SEC issued proposed rules (the “2022 Proposed Rules”) relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended. These 2022 Proposed Rules, if adopted, whether in the form proposed or in revised form, and certain positions and legal conclusions expressed by the SEC in connection with the 2022 Proposed Rules, may materially adversely affect the parties’ ability to complete the Business Combination and may increase the costs and time related thereto.
Gesher and Freightos have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of Freightos’ financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate Freightos and your investment decision.
Gesher and Freightos have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of Gesher and Freightos, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of Freightos following the Business Combination. Certain adjustments and assumptions have been made regarding Freightos after giving effect to the Business Combination. Gesher and

Freightos believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect Freightos’ results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect Freightos’ results of operations and financial condition and the actual financial condition and results of operations of Freightos following the Business Combination may not be consistent with, or evident from, this pro forma financial information.
The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Freightos’ future results.
Freightos provided the Original Projections to Gesher in connection with Gesher’s evaluation of Freightos. Freightos believed the forecasts and assumptions incorporated into the Original Projections were reasonable at the time the Original Projections were prepared, given the information Freightos had at that time and its business strategy and performance trends at such time.
However, since the signing of the Business Combination Agreement in May 2022, certain factors have arisen with the passage of time that affected Freightos’ actual results in 2022 and which are expected to continue to affect Freightos’ results going forward. Those factors include, among other unanticipated circumstances, (i) sharp decreases in market prices for ocean and air freight, (ii) decreases in freight market volumes, (iii) adverse changes in exchange rates, particularly the Euro / U.S. dollar, and (iv) the delayed closing of the Business Combination (and, in particular, the corresponding delay in capital infusion for investment purposes) resulting from a delay related to the completion of the audit of Freightos’ historical financial statements by its independent registered public accounting firm. As a result, Freightos prepared new projections, as set forth under “Proposal One — The Business Combination Proposal — Certain Financial Projections Provided to the Gesher Board – The Updated Projections,” to reflect the adjusted assumptions and expectations of Freightos’ management regarding Freightos for 2022 through 2025. Accordingly, the Original Projections do not reflect Freightos’ management’s view on future performance, and you are cautioned not to place reliance on the Original Projections in making a decision regarding the Business Combination.
None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or IFRS. The projections and forecasts were prepared based on numerous variables and assumptions, which are inherently uncertain and may be beyond the control of Freightos and Gesher, and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of Freightos’ operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: demand for Freightos’ services, an evolving competitive landscape, regulation changes, successful management and retention of key personnel, unexpected expenses and general economic conditions. While Freightos assumes responsibility for the accuracy and completeness of the projections and forecasts to the extent included in this proxy statement/prospectus, you are cautioned not to place undue reliance on the projections, as the projections may be materially different than actual results.
If Gesher is unable to complete the Business Combination or another business combination by April 14, 2023 (or such other date as approved by Gesher shareholders through approval of an amendment to the Gesher Articles), Gesher will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its Board of Directors, dissolving and liquidating. In such event, Gesher Public Shareholders may only receive $10.10 per share (or less than such amount in certain circumstances) and Gesher Warrants will expire worthless.
If Gesher is unable to complete the Business Combination or another business combination within the required time period, Gesher will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to us but net of taxes payable (and less up to

$50,000 of interest to pay liquidation expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Gesher Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Gesher’s remaining shareholders and its Board of Directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Gesher’s obligations under the Companies Act to provide for claims of creditors and the requirements of other applicable law. In such case, Gesher Public Shareholders may only receive $10.10 per share, and Gesher Warrants will expire worthless. In certain circumstances, Gesher Public Shareholders may receive less than $10.10 per share on the redemption of their shares.
Freightos’ independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”
Freightos has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. Freightos cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.
If the Business Combination is not completed, potential target businesses may have leverage over Gesher in negotiating a business combination, Gesher’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine the ability to complete a business combination on terms that would produce value for Gesher shareholders.
Any potential target business with which Gesher enters into negotiations concerning an initial business combination will be aware that, unless Gesher amends its existing charter to extend its life and amend certain other agreements it has entered into, then Gesher must complete its initial business combination by April 14, 2023. Consequently, if Gesher is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if Gesher does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as Gesher gets closer to the timeframe described above. In addition, Gesher may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. In July 2021, the SEC charged a SPAC for misleading disclosures, which according to the SEC could have been corrected with more adequate due diligence, and obtained substantial relief against the SPAC and its sponsor. Additionally, Gesher may have insufficient working capital to continue efforts to pursue a business combination.
In the event of liquidation by Gesher, third parties may bring claims against Gesher and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders may be less than $10.10 per share.
Under the terms of the Gesher Articles, Gesher must complete the Business Combination or another business combination by April 14, 2023 (unless such date is extended by Gesher’s shareholders) or Gesher must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its Board of Directors, dissolving and liquidating. In such event, third parties may bring claims against Gesher. Although Gesher has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers (including Marcum LLP, Gesher’s independent registered public accounting firm, and the underwriters of the IPO) will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Gesher’s Public Shareholders. If Gesher is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to Gesher if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $10.10 per public share, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Gesher’s indemnity of the underwriter of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Furthermore, the Sponsor will not be liable to Gesher Public Shareholders and instead will only have liability to Gesher. Gesher has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Gesher; therefore, we believe the Sponsor may not be able to satisfy its indemnity obligations. Gesher has not asked the Sponsor to reserve for such eventuality. Therefore, the per-share distribution from the Trust Account in such a situation may be less than the approximately $[•] estimated to be in the Trust Account as of two business days prior to the extraordinary general meeting date, due to such claims.
Additionally, if Gesher is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Gesher otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy.
Gesher’s shareholders may be held liable for claims by third parties against Gesher to the extent of distributions received by them.
If Gesher has not completed a business combination by April 14, 2023 (unless such date is extended by Gesher’s shareholders), Gesher will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to us but net of taxes payable (and less up to $50,000 of interest to pay liquidation expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Gesher Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Gesher’s remaining shareholders and its Board of Directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the Companies Act to provide for claims of creditors and the requirements of other applicable law. We cannot assure you that Gesher will properly assess all claims that may be potentially brought against it. As such, Gesher’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Gesher cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by Gesher. Gesher and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of Gesher’s share premium account while Gesher was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,292.68 and imprisonment for five years in the Cayman Islands.
Additionally, if Gesher is forced to file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it which is not dismissed, or if Gesher otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in the bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of Gesher’s shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, Gesher may not be able to return to the Gesher Public Shareholders at least $10.10 per share.
Gesher may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Gesher’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, Gesher is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transactions.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how Gesher’s Public Shareholders vote.
The Sponsor, as well as Gesher’s officers and directors, beneficially own and are entitled to vote an aggregate of approximately 19.4% of the outstanding Gesher Shares. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. In addition to the Gesher Shares held by the Sponsor and Gesher’s officers and directors, Gesher would need 4,462,500 shares, or approximately 30.6%, of the 14,575,000 outstanding Gesher Ordinary Shares to be voted in favor of the Business Combination Proposal and the Adjournment Proposal and 6,891,667 shares, or approximately 47.3%, of the 14,575,000 outstanding Gesher Ordinary Shares to be voted in favor of the other proposals in order for them to be approved. Accordingly, it is more likely that the necessary shareholder approval for the Business Combination Proposal and the other proposals will be received than would be the case if the Sponsor agreed to vote its Gesher Shares in accordance with the majority of the votes cast by Gesher’s Public Shareholders.
The ongoing COVID-19 pandemic may adversely affect Gesher’s and Freightos’ ability to consummate the Transactions.
The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus.
Gesher and Freightos may be unable to complete the Transactions if continued concerns relating to COVID-19 restrict travel and limit the ability to have meetings with potential investors or Freightos personnel. The extent to which COVID-19 impacts Gesher’s and Freightos’ ability to consummate the Transactions will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, Gesher’s and Freightos’ ability to consummate the Transactions may be materially adversely affected.
The Business Combination may not qualify as a reorganization under Section 368(a) of the Code, potentially causing U.S. Holders of Gesher Shares and Gesher Warrants to recognize gain or loss for U.S. federal income tax purposes.
The parties to the Business Combination Agreement intend for the Business Combination to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, there are significant legal uncertainties with respect to such qualification, and the IRS or a court could take a different position. For instance, to qualify as a reorganization, the acquiring corporation must continue, either directly or indirectly through certain related entities, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations promulgated under Section 368 of the Code. However, a legal uncertainty exists because there is no direct guidance as to how such rules are applied in the case of an acquisition of a corporation with only investment-type assets, such as Gesher. In addition, factual uncertainties exist in determining if the Business Combination will qualify as a reorganization because such determination will be based on facts which cannot be confirmed until the time of closing or following the closing, including the extent to which Gesher shareholders exercise their redemption rights with respect to their Gesher Securities. The Closing is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither Gesher nor Freightos intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination.
Accordingly, no assurance can be given that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or that the IRS will not challenge the treatment of the Business Combination as a “reorganization” within the meaning of Section 368(a) of the Code or that a court will not sustain a challenge by the IRS.
If the Business Combination does not meet the requirements of Section 368(a) of the Code (or, as discussed in further detail in the section titled “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations of the Business Combination”, qualify as part of an exchange described in Section 351 of the Code), a U.S. Holder of Gesher Securities generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of Freightos Ordinary Shares and/or Freightos Warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s adjusted tax basis in the Gesher Securities surrendered by such U.S. Holder in the Business Combination.
U.S. Holders of Gesher Securities should consult their advisors to determine the tax consequences to them based on their particular circumstances, including the tax consequences if the Business Combination does not qualify as a reorganization described in Section 368(a) of the Code (or as part of an exchange described in Section 351 of the Code).
The application of the Passive Foreign Investment Company Rules under the Code may cause certain U.S. Holders of Gesher Ordinary Shares and/or Gesher Warrants to recognize gain or loss for U.S. federal income tax purposes as a result of the Business Combination.
Even if the Business Combination does qualify as a “reorganization” within the meaning of Section 368(a) of the Code or as part of an exchange described in Section 351 of the Code, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, unless certain elections have been made by a U.S. Holder, a U.S. Holder who disposes of stock of a PFIC must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Gesher believes that it would likely be classified as a PFIC for U.S. federal income tax purposes for the taxable year that ends as a result of the Business Combination. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Gesher Ordinary Shares to recognize gain under the PFIC rules on the exchange of Gesher Ordinary Shares for Freightos Ordinary Shares pursuant to the Business Combination unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Gesher Ordinary Shares. Any gain recognized from the application of the PFIC rules would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Gesher. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For further information, see the section below titled “Certain Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”
U.S. Holders of Gesher Securities should consult their advisors to determine the tax consequences to them based on their particular circumstances, including the application of the PFIC rules to their specific situation in connection with the Business Combination.
If the Adjournment Proposal is not approved, the Gesher Board will not have the ability to adjourn the extraordinary general meeting to a later date.
If, at the extraordinary general meeting, the chairman presiding over the extraordinary general meeting determines that it would be in the best interests of Gesher to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt one or more proposals presented to shareholders for a vote, the chairman presiding over the extraordinary general meeting will seek approval to adjourn the extraordinary general meeting to a later date or dates. If the Adjournment Proposal is not approved, the chairman will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes. In such event, the Business Combination would not be completed.
The proposed Business Combination may be delayed or ultimately prohibited since such initial business combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”).
The Business Combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review certain direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. If CFIUS determines that an investment threatens national security, CFIUS has the power to impose restrictions on the investment or recommend that the President prohibit it or order divestment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest and the nature of any information or governance rights involved.
We do not believe that any of the facts or relationships with respect to the Business Combination would subject the proposed Business Combination to regulatory review by a U.S. government entity or authority, including review by CFIUS, or result in a material delay of the consummation of the Business Combination. We note that the Sponsors are not controlled by non-U.S. persons and will not obtain control (as that term is defined in 31 C.F.R. § 800.208) over Freightos pursuant to the Business Combination. Moreover, the parties believe that Freightos is not a TID U.S. business, as that term is defined in 31 C.F.R. § 800.248, and as a result, it is not mandatory to submit a CFIUS filing with respect to the Business Combination.
Nevertheless, Gesher and the Sponsor have non-controlling equity holders that may have ties with non-U.S. persons, and therefore, we risk CFIUS intervention, before or after closing the Business Combination. If CFIUS determines it has jurisdiction, CFIUS may decide to recommend a block or delay the Business Combination, or impose conditions with respect to it, which may delay or prevent us from consummating the Business Combination. The process of government review, whether by CFIUS or otherwise, could be lengthy. Because Gesher has only a limited time to complete its initial business combination, a failure to obtain any required approvals within the requisite time period may require Gesher to liquidate. If it is unable to consummate the Business Combination within the applicable time period required, including as a result of extended regulatory review, Gesher will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to Gesher but net of taxes payable (and less up to $50,000 of interest to pay liquidation expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Gesher Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Gesher Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Gesher’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, our shareholders will miss the opportunity to benefit from the Business Combination and the potential appreciation in value of such investment. Additionally, the Gesher Warrants will become worthless.
Risks Related to Ownership of Freightos Ordinary Shares
There will be material differences between your current rights as a holder of Public Shares and the rights you will have as a holder of Freightos Ordinary Shares, some of which may adversely affect you.
Upon completion of the Business Combination, Gesher shareholders (other than Gesher Public Shareholders that validly exercise their redemption rights with respect to their Public Shares) will no longer be shareholders of Gesher, but will be shareholders of Freightos. There will be material differences between the current rights of Gesher shareholders and the rights you will have as a holder of the Freightos Ordinary Shares, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of Gesher shareholders and Freightos shareholders, see the section of this proxy statement/prospectus titled “Comparison of Rights of Freightos Shareholders and Gesher Shareholders.”
Upon completion of the Business Combination, Gesher shareholders will become Freightos shareholders, Gesher warrantholders will become holders of Freightos Warrants and the market price for the Freightos Ordinary Shares and Freightos Warrants may be affected by factors different from those that historically have affected Gesher.
Upon completion of the Business Combination, Gesher shareholders (other than Gesher Public Shareholders that validly exercise their redemption rights with respect to their Public Shares) will become Freightos shareholders and Gesher warrantholders will become holders of Freightos Warrants, which may be exercised to acquire Freightos Ordinary Shares. Freightos’ business differs from that of Gesher’s, and, accordingly, the results of operations of Freightos will be affected by some factors that are different from those currently affecting the results of operations of Gesher. Gesher is a SPAC incorporated in the Cayman Islands that is not engaged in any operating activity, directly or indirectly. Freightos is a company incorporated in the Cayman Islands and, after the consummation of the Business Combination, its subsidiaries will be engaged in the international freight business. Freightos’ business and results of operations will be affected by regional, country, and industry risks and operating risks to which Gesher was not exposed. For a discussion of the future business of Freightos that is currently conducted and proposed to be conducted by Freightos, see the section of this proxy statement/prospectus titled “Freightos’ Business.”
Freightos Warrants will become exercisable for Freightos Ordinary Shares, which would increase the number of Freightos shares eligible for future resale in the public market and result in dilution to Freightos shareholders.
Freightos Warrants to purchase up to 14,850,000 Freightos Ordinary Shares will become exercisable in accordance with the terms of the Warrant Amendment and the Warrant Agreement governing those securities. Assuming the Business Combination closes, the Freightos Warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of the Freightos Warrants will be $11.50 per share. In accordance with the Warrant Amendment, the number of Freightos Warrants that will become exercisable includes the 2,000,000 Gesher Warrants issued to the Forward Purchaser in connection with the Forward Purchase Agreement, 500,000 Gesher Warrants issued to the Forward Purchaser in connection with the FPA Backstop Commitment and 100,000 Gesher Warrants issued to the Backstop Investor in connection with the Additional Backstop Commitment. In addition, as of August 31, 2022, the Sponsor or its affiliates have loaned an additional $1,264,945 to Gesher in the aggregate, which may be repaid upon consummation of a business combination transaction, or at the holder’s discretion, up to $1,500,000 of the loans may be converted into warrants at a price of $1.00 per warrant. Accordingly, additional Freightos Warrants may become issuable should the Sponsor determine to convert the loans into warrants.
Freightos’ issuance of additional share capital in connection with financings, acquisitions, investments, Freightos’ equity incentive plans or otherwise will dilute all other shareholders.
Freightos expects to issue additional share capital in the future that will result in dilution to all other shareholders. Freightos expects to grant equity awards to employees and directors under its equity incentive plans. Freightos may also raise capital through equity financings in the future. As part of Freightos’ business strategy, Freightos may acquire, make investments in or engage in strategic partnerships with companies, solutions or technologies and issue equity securities to pay for any such acquisition, investment or partnership. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of the Freightos Ordinary Shares to decline.
If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about Freightos, its share price and trading volume could decline significantly.
The trading market for Freightos Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about Freightos or its business. Freightos may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of Freightos, or if these securities or industry analysts are not widely respected within the general investment community, the demand for Freightos Ordinary Shares could decrease, which might cause its share price and trading volume to decline significantly. In the event that Freightos obtains securities or industry analyst coverage, if one or more of the analysts who cover Freightos downgrade their assessment of Freightos or publish inaccurate or unfavorable research about Freightos’ business, the market price and liquidity for Freightos Ordinary Shares and Freightos Warrants could be negatively impacted.
Future resales of Freightos Ordinary Shares issued in connection with the Business Combination may cause the market price of the Freightos Ordinary Shares to drop significantly, even if Freightos’ business is doing well.
Certain shareholders of Freightos (including the PIPE Investor, but not including any shares acquired by the PIPE Investor pursuant to the PIPE Financing), certain members of the Sponsor, and the Forward Purchaser have entered into lock-up agreements with Freightos and Gesher. Pursuant to such lock-up agreements, such parties have agreed that, during the applicable lock-up period, they will not, sell, offer to sell, contract or enter into any agreement to sell, hypothecate, pledge, hedge, grant any option to purchase, or otherwise dispose of or enter into any agreement to dispose of, directly or indirectly, any Freightos Ordinary Shares or shares underlying any Warrants or Freightos options, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any such securities held immediately prior to the Closing, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, until the expiration of the following periods:
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For certain members of the Sponsor (the “Sponsor Holders”), from and after the Closing until the 36-month anniversary (such period, the “Sponsor Lock-Up Period”) of the date on which the closing occurs. However, (i) at each nine-month anniversary of the closing date, 25% of the Freightos securities subject to the lock-up attributable to each Sponsor Holder will cease to be deemed Restricted Securities and (ii) if prior to the end of the Sponsor Lock-Up Period, a change of control of Freightos occurs, then all of the then Restricted Securities will cease to be deemed Restricted Securities.

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For certain shareholders of Freightos (the “Freightos Holders”), from and after the Closing until the 24-month anniversary (the “Freightos Lock-Up Period”) of the date on which closing occurs. However, (i) at each six-month anniversary of the date on which closing occurs, 25% of the Freightos securities subject to the lock-up attributable will cease to be deemed Restricted Securities and (ii) if at any time after the closing but prior to the end of the Freightos Lock-Up Period, a change of control occurs, then all of the then Restricted Securities will cease to be deemed Restricted Securities.

See the section of this proxy statement/prospectus titled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Lock-Up Agreements.”
Further, concurrently with the Closing, Freightos, the Sponsor and certain Freightos shareholders will enter into a registration rights agreement that will provide the Sponsor and the other parties thereto with customary demand registration rights and piggy-back registration rights with respect to registration statements filed by Freightos after the closing. Additionally, pursuant to the Forward Purchase Agreement, we have agreed to file a registration statement under the Securities Act to register the Freightos securities that will be held by the Forward Purchaser following the Closing, and additionally, if securities are issued pursuant to the Backstop Agreement, we will register the resale of those securities as well. See the section of this proxy statement/prospectus titled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Freightos Registration Rights Agreement.”
After their respective lock-up periods, certain members of the Sponsor, the Forward Purchaser, and the Freightos shareholders (including the PIPE Investor) will not be restricted from selling Freightos Ordinary Shares held by them, other than by applicable securities laws. Additionally, the Backstop Investor will not be restricted from selling any of its Freightos Ordinary Shares following the Closing, other than by applicable securities laws. As such, sales of a substantial number of Freightos Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Freightos Ordinary Shares. Upon completion of the Business Combination, the Sponsor, EarlyBird and the Freightos shareholders will collectively own approximately 71.7% of the outstanding Freightos Ordinary Shares (which assumes the full amount of Freightos Ordinary Shares are issued to the Forward Purchaser, the Backstop Investor, and the PIPE Investor pursuant to the terms of the Forward Purchase Agreement, Backstop Agreement and the PIPE Agreement, respectively). Assuming the Maximum Redemption Scenario, in the aggregate, the ownership of the Sponsor, Earlybird and the Freightos shareholders would rise to 83.8% of the outstanding Freightos Ordinary Shares (which assumes the full amount of Freightos Ordinary Shares are issued to the Forward Purchaser, the Backstop Investor, and the PIPE Investor pursuant to the terms of the Forward Purchase Agreement, Backstop Agreement and the PIPE Agreement, respectively).
The sale or possibility of sale of these shares could have the effect of increasing the volatility in the share price of Freightos Ordinary Shares or the market price of Freightos Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell such securities.
A market for Freightos Ordinary Shares may not develop, which would adversely affect the liquidity and price of Freightos Ordinary Shares.
An active trading market for Freightos Ordinary Shares may never develop or, if developed, may not be sustained. You may be unable to sell your Freightos Ordinary Shares unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of Public Shares in connection with the Closing.
The trading prices of Freightos Ordinary Shares and Freightos Warrants may be volatile and may fluctuate due to a variety of factors, some of which are beyond the control of Freightos, including, but not limited to:
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changes in the sectors in which it operates;

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changes in its projected operating and financial results;

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changes in laws and regulations affecting Freightos’ business;

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changes in Freightos’ senior management team, the Freightos Board or key personnel;

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its involvement in litigation or investigations;

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the anticipation of lock-up releases;

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negative publicity about Freightos or its services;

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the volume of Freightos Ordinary Shares available for public sale, which may be impacted by the Lock-Up Agreements;

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announcements of significant business developments, acquisitions, or new offerings;

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general economic, political, regulatory, industry, and market conditions; and

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natural disasters or major catastrophic events.

These and other factors may cause the market price and demand for Freightos Ordinary Shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the liquidity of Freightos Ordinary Shares or Freightos Warrants. These fluctuations may be even more pronounced in the trading market for Freightos Ordinary Shares or Freightos Warrants shortly following the Business Combination. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of Freightos Ordinary Shares or Freightos Warrants, Freightos may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from its business.

It is not expected that Freightos will pay dividends in the foreseeable future after the Business Combination.
It is expected that Freightos will continue to operate at loss in the foreseeable future, and will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. As a result, it is not expected that Freightos will pay any cash dividends in the foreseeable future.
Following completion of the Business Combination, the Freightos Board will have discretion as to whether to distribute dividends. Even if the Freightos Board decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by Freightos from subsidiaries, Freightos’ financial condition, contractual restrictions and other factors deemed relevant by the Freightos Board. Accordingly, you may need to rely on sales of Freightos Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment. There is no guarantee that the Freightos Ordinary Shares will appreciate in value after the Business Combination or that the market price of the Freightos Ordinary Shares will not decline.
Freightos has granted in the past, and Freightos will also grant in the future, share incentives, which may result in increased share-based compensation expenses.
In 2012, the Freightos Board adopted and the Freightos shareholders approved the Freightos Stock Plan for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with Freightos. From and after the First Effective Time and until the Closing, no new awards will be granted under the Freightos Stock Plan. In connection with the Business Combination Agreement, on May 31, 2022, the Freightos Board approved and adopted the Freightos Limited 2022 Long-Term Incentive Plan (the “2022 LTIP”). Initially, the maximum number of Freightos Ordinary Shares that may be issued under the 2022 LTIP is 500,000 Freightos Ordinary Shares (the “Share Pool”). In addition to the initial Share Pool, on the first day of each calendar year during the term of the 2022 LTIP beginning with the calendar year starting January 1, 2023 and continuing for ten calendar years (ending with the calendar year starting January 1, 2032), in each case a number of Freightos Ordinary Shares equal to an amount equal to the lesser of (i) 5% of the number of Freightos Ordinary Shares issued and outstanding on such January 1st date or (ii) an amount determined by the Freightos Board prior to such date will be available for issuance. The 2022 LTIP permits the awards of options, restricted shares, share appreciation rights, restricted share units, or RSUs, performance shares or units, and other share-based awards to employees, directors and consultants of Freightos and its subsidiaries and affiliates. For more information on the share incentive plans, see “Director and Executive Compensation.” Freightos believes the granting of share-based compensation is of significant importance to its ability to attract and retain key personnel and employees, and as such, after the consummation of the Business Combination, Freightos will also grant share-based compensation and incur share-based compensation expenses. As a result, expenses associated with share-based compensation may increase, which may have an adverse effect on Freightos’ financial condition and results of operations.
If a U.S. Holder is treated as owning at least 10% by vote or value of Freightos shares, such holder may be subject to adverse U.S. federal income tax consequences.
If a United States person (as defined in Section 7701(a)(30) of the Code) is treated as owning (directly, indirectly, or constructively) at least 10% of the total combined voting power of Freightos Ordinary Shares or at least 10% of the total value of Freightos Ordinary Shares, such person may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” (“CFCs”) in Freightos’ group (if any), which may subject such person to adverse U.S. federal income tax consequences. Specifically, a United States shareholder of a CFC may be required to annually report and include in its U.S. taxable income its pro rata share of such CFC’s “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property, whether or not Freightos makes any distributions of profits or income of such CFC to such United States shareholder. If a U.S. Holder is treated as a United States shareholder of a CFC, failure to comply with applicable reporting obligations may subject such holder to significant monetary penalties and may extend the statute of limitations with respect to such holder’s U.S. federal income tax return for the year for which reporting was due. Additionally United States shareholders of a CFC that are individuals would generally be denied certain tax deductions or foreign tax credits in respect of their income that may otherwise be allowable to a United States shareholder that is a U.S. corporation.
Freightos cannot provide any assurances that it will assist holders of its shares in determining whether Freightos or any of its non-U.S. subsidiaries are treated as CFCs or whether any holder of the Freightos Ordinary Shares is treated as a United States shareholder with respect to any such CFC, nor does Freightos expect to furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. The IRS has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. Each U.S. investor should consult its advisors regarding the potential application of these rules to an investment in the Freightos Ordinary Shares.
Freightos may be (or may become) a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. Holders of Freightos Ordinary Shares.
The determination of whether or not Freightos is a PFIC is made on an annual basis and will depend on the composition of Freightos and its subsidiaries’ income and assets, and the market value of Freightos and its subsidiaries’ assets, from time to time. Specifically, for any taxable year a non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either: (1) 75% or more of its gross income in that taxable year is passive income, or (2) 50% or more of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. The calculation of the value of Freightos and its subsidiaries’ assets will be based, in part, on the quarterly market value of Freightos Ordinary Shares, which is subject to change.
The determination of whether Freightos or its subsidiaries are or will become a PFIC may also depend, in part, on how, and how quickly, it uses liquid assets and the cash acquired from Gesher in the Business Combination and the PIPE Financing or otherwise. If Freightos were to retain significant amounts of liquid assets, including cash, the risk of Freightos being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that Freightos will not be a PFIC for the taxable year that includes the Business Combination or any future taxable year, and no opinion of counsel has or will be provided regarding the classification of Freightos as a PFIC. If Freightos were classified as a PFIC for any year during which a U.S. Holder held Freightos Ordinary Shares, it generally would continue to be treated as a PFIC for all succeeding years during which such holder held Freightos Ordinary Shares.
If Freightos is or were to become a PFIC, such characterization could result in adverse U.S. federal income tax consequences to U.S. Holders of Freightos Ordinary Shares. For example, if Freightos is a PFIC, U.S. Holders of Freightos Ordinary Shares may become subject to increased tax liabilities under U.S. federal income tax laws and regulations and will become subject to burdensome reporting requirements. Freightos cannot assure any investor that Freightos will not be a PFIC for the taxable year that includes the Business Combination or any future taxable year. U.S. investors should consult their own tax advisors about the circumstances that may cause Freightos to be classified as a PFIC and the consequences if Freightos is classified as a PFIC. For further information, see the section below titled “Certain Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”
Risks Related to Redemption
The ability of Gesher Public Shareholders to exercise redemption rights with respect to a large number of Gesher Ordinary Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem Gesher Ordinary Shares.
The obligations of Freightos, Merger Sub I, and Merger Sub II to consummate the Business Combination are conditioned upon, among other things, Gesher having an amount of available cash from its Trust Account, following payment by Gesher to its shareholders who have validly elected to redeem their Gesher Ordinary Shares, plus proceeds from the PIPE Financing, the Forward Purchase Investment, the FPA Backstop Commitment and the Additional Backstop Commitment, of no less than $80 million. If the

Business Combination is not consummated, you would not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your Gesher Ordinary Shares in the open market; however, at such time Gesher Ordinary Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Gesher’s redemption until Gesher liquidates or you are able to sell your Gesher Ordinary Shares in the open market.
Gesher does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Gesher to complete a business combination with which a substantial number of its Public Shareholders seek to redeem their ordinary shares in connection with the vote on the Business Combination.
The Gesher Articles have no specified maximum redemption threshold, except that in no event will Gesher redeem Gesher public ordinary shares in an amount that would cause its net tangible assets to be less than $5,000,001. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Business Combination Agreement. If the Business Combination is not consummated, Gesher will not redeem any Gesher public ordinary shares, all Gesher public ordinary shares submitted for redemption will be returned to the holders thereof, and Gesher instead may search for an alternate business combination.
There is no guarantee that a Gesher shareholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
There is no assurance as to the price at which a Gesher shareholder may be able to sell its Freightos Ordinary Shares in the future following the completion of the Business Combination or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a shareholder of Gesher might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Gesher shareholders do not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Gesher shareholders may be forced to redeem or sell their Public Shares or warrants, potentially at a loss.
Gesher Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) Gesher’s completion of the Business Combination or, if the Business Combination is not completed, an alternative business combination, and then only in connection with those Public Shares of Gesher Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any Gesher public ordinary shares properly tendered in connection with a shareholder vote to amend the Gesher Articles to modify the substance or timing of Gesher’s obligation to provide holders of Gesher public ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of the Gesher Ordinary Shares if Gesher does not complete a business combination by April 14, 2023 (unless such date is extended by Gesher’s shareholders), or with respect to any other provision relating to Gesher Public Shareholders rights or pre-business combination activity, and (iii) the redemption of Gesher’s Public Shares if Gesher is unable to complete an initial business combination by April 14, 2023 (unless such date is extended by Gesher’s shareholders), subject to applicable law and as further described herein. In addition, if Gesher plans to redeem its Public Shares because Gesher is unable to complete an initial business combination by April 14, 2023 (unless such date is extended by Gesher’s shareholders), for any reason, compliance with Cayman Islands or other law may require that Gesher submit a plan of dissolution to Gesher’s then-existing shareholders for approval prior to the distribution of the proceeds held in Gesher’s Trust Account. In that case, Gesher Public Shareholders may be forced to wait beyond April 14, 2023 (or an extended date if extended by Gesher’s shareholders), before they receive funds from the Trust Account. In no other circumstances will Gesher Public Shareholders have any right or interest of any kind in the Trust Account. Accordingly, to liquidate their investment, Gesher Public Shareholders may be forced to sell their Public Shares or warrants, potentially at a loss.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Freightos’, Gesher’s or the combined company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Freightos’ or Gesher’s expectations concerning the outlook for their or the combined company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the combined company, including those set forth in the sections of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — The Gesher Board’s Reasons for the Approval of the Business Combination and the Recommendation of the Board of Directors.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between Freightos and Gesher.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:
•
Freightos’ growth depends on its ability to attract and retain carriers, freight forwarders and importers/exporters using its Platform, and the failure to maintain or grow the number of users, and the level of activity of such users, could adversely impact Freightos’ business;

•
Freightos has a limited operating history and history of net losses, and it anticipate that it will experience net losses for the foreseeable future;

•
If Freightos fails to maintain and improve the quality of its Platform, Freightos may not be able to attract and retain users;

•
Freightos faces intense competition and could lose market share to its competitors, which could adversely affect Freightos’ business, operating results and financial condition;

•
A limited number of Sellers provide a substantial portion of the offerings available on Freightos’ Platform. If Freightos fails to retain these Sellers, its GBV could decline significantly;

•
Adverse global economic conditions, geopolitical issues and other conditions that impact Freightos’ increasingly global operations could have a negative effect on Freightos’ business, results of operations and financial condition and liquidity;

•
Additional changes in international trade policies and relations could significantly reduce the volume of goods transported globally and adversely affect Freightos’ business and results of operations;

•
Freightos may need to raise additional funds to finance its future capital needs, which may dilute the value of its outstanding ordinary shares or prevent Freightos from growing its business;

•
Freightos has experienced growth in recent periods and expects to continue to invest in its growth for the foreseeable future. If Frieghtos is unable to maintain similar levels of growth or manage its growth effectively, Freightos’ business, revenue, profits and financial condition could be adversely affected;

•
Because Freightos expects the substantial majority of its future revenue to come from its Platform-with most of its revenue derived from its freightos.com marketplace and WebCargo offerings-Freightos’ inability to generate revenue from its Platform would adversely affect Freightos’ business operations, financial results and growth prospects;

•
Freightos is subject to various risks related to Freightos data products and in particular its freight indexes, and if Freightos is unable to accurately calculate an index or comply with our published guides for calculating an index, it may face reputational damage and lose clients and revenue, which could have a material impact on its financial results;
•
Freightos’ internal computer and information technology systems, or those of its vendors, users or contractors, have been and may in the future be subject to cyberattacks or security incidents, which could result in a material operational or developmental disruption, or otherwise adversely affect Freightos’ business, financial condition, results of operations, cash flows, result in reputational damage and cause Freightos to lose existing or future users and revenue;

•
If Freightos is unable to comply with its security obligations or its computer systems are or become vulnerable to security incidents or other operational disruptions, Freightos may face reputational damage and lose clients and revenue;

•
Freightos is subject to a complex regulatory environment, and failure to comply with and adapt to these regulations could result in penalties or otherwise adversely impact its business;

•
The enactment of legislation implementing changes in taxation of international business activities, the adoption of other corporate tax reform policies or changes in tax legislation or policies could impact Freightos’ future financial position and results of operations;

•
Freightos will qualify as an “emerging growth company” and a “foreign private issuer” and the reduced disclosure requirements applicable to Freightos may make its securities less attractive to investors;

•
The requirements of being a public company may strain Freightos’ resources, divert Freightos’ management’s attention and affect Freightos’ ability to attract and retain qualified board members;

•
Economic substance legislation of the Cayman Islands may adversely impact Freightos or its operations;

•
Relations between Israel and the other jurisdictions in which Freightos operates and the various jurisdictions in which its users reside could materially affect Freightos’ business;

•
Freightos’ Israeli subsidiary currently maintains a beneficial tax treatment status. Changes in tax laws, tax incentives, benefits or differing interpretations of tax laws or Freightos’ inability to maintain its Israeli subsidiary’s beneficial tax status may adversely affect Freightos’ results of operations;

•
The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an initial public offering and may create risks for unaffiliated investors;

•
Gesher may not have sufficient funds to consummate the Business Combination;

•
Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect Gesher’s or Freightos’ ability to complete the Business Combination or the business of the combined company;

•
A market for Freightos Ordinary Shares may not develop, which would adversely affect the liquidity and price of Freightos Ordinary Shares;

•
Gesher does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Gesher to complete a business combination with which a substantial number of its Public Shareholders seek to redeem their ordinary shares in connection with the vote on the Business Combination;

•
Freightos is subject to various risks related to Freightos data products and in particular its freight indexes, and if Freightos is unable to accurately calculate an index or comply with our published guides for calculating an index, it may face reputational damage and lose clients and revenue, which could have a material impact on its financial results;

•
The other matters described in the section titled “Risk Factors” of this proxy statement/prospectus.

In addition, the Transactions are subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Freightos.
Freightos and Gesher caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Freightos nor Gesher undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Freightos or Gesher will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in Gesher’s public filings with the SEC or, upon and following the consummation of the Business Combination, in Freightos’ public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section of this proxy statement/prospectus titled “Where You Can Find More Information”.

EXTRAORDINARY GENERAL MEETING OF GESHER SHAREHOLDERS
General
Gesher is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its Board of Directors for use at the extraordinary general meeting of Gesher shareholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.
Date, Time and Place of Extraordinary General Meeting of Gesher’s Shareholders
The extraordinary general meeting will be held on [•] [a.m./p.m.] Eastern time, on [•], 2022, solely over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at [•] and following the instructions set forth on your proxy card.
Purpose of the Gesher Extraordinary General Meeting
At the extraordinary general meeting, Gesher is asking its shareholders:
1.
Proposal One — The Business Combination Proposal — to consider and vote upon a proposal, as an ordinary resolution under Cayman Islands law, to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the Business Combination;

2.
Proposal Two — The Merger Proposal — to consider and vote upon, as a special resolution under Cayman Islands law, a proposal to approve and authorize the First Plan of Merger; and

3.
Proposal Three — The Charter Proposal — to consider and vote upon, as a special resolution under Cayman Islands law, a proposal to approve and adopt the Freightos A&R Articles to be effective as of the Closing, attached as Annex B to this proxy statement/prospectus.

4.
Proposal Four — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution under Cayman Islands law, a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt one or more proposals presented to shareholders for a vote.

Recommendation of the Gesher Board
The Gesher Board has determined that each of the proposals outlined above is in the best interests of Gesher and recommended that Gesher shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Charter Proposal and “FOR” the Adjournment Proposal, if presented.
Record Date; Persons Entitled to Vote
Gesher shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Gesher Ordinary Shares or Gesher Preference Shares at the close of business on [•], 2022, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each Gesher Ordinary Share and one vote for each Gesher Preference Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Gesher’s warrants do not have voting rights. On the record date, there were [•] Gesher Ordinary Shares, of which [•] were Public Shares, outstanding, and no Gesher Preference Shares outstanding.
Quorum
A quorum is the minimum number of Gesher Ordinary Shares and Gesher Preference Shares that must be present to hold a valid meeting. A quorum will be present at the Gesher extraordinary general meeting if a majority of the voting power of the issued and outstanding Gesher Ordinary Shares and Gesher Preference Shares entitled to vote at the meeting are represented at the extraordinary general meeting in person or by proxy.

Abstentions, while considered present for the purpose of establishing a quorum, will not count for the purpose of determining the number of votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for the purpose of establishing a quorum or determining the number of votes cast at the extraordinary general meeting.
Vote Required for Approval
The proposals to be presented at the extraordinary general meeting will require the following votes:
•
Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the Gesher Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Transactions will not be consummated if Gesher has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) either immediately prior to or upon consummation of the Transactions.

•
Merger Proposal — The approval of the First Plan of Merger will require a special resolution under Cayman Islands law, being the affirmative vote of at least two thirds of the votes cast by the holders of the Gesher Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Charter Proposal — The approval the Charter Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Adjournment Proposal — The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the Gesher Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Abstentions, while considered present for the purpose of establishing a quorum, will not count for the purpose of determining the number of votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for the purpose of establishing a quorum or determining the number of votes cast at the extraordinary general meeting.
Voting Your Shares
If you are a holder of record of Gesher Ordinary Shares or Gesher Preference Shares, there are two ways to vote your shares at the extraordinary general meeting:
•
By Mail.   You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of the Gesher Board. Proxy cards received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•
In Person.   You may attend the extraordinary general meeting webcast and vote electronically using the ballot provided to you during the webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at [•] and following the instructions set forth on your proxy card. See the section of this proxy statement/prospectus titled “Questions and Answers about the Business Combination and the Extraordinary General Meeting — When and where will the extraordinary general meeting take place?” for more information.

Revoking Your Proxy
If you are a holder of record of Gesher Ordinary Shares or Gesher Preference Shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card to Gesher’s secretary with a later date so that it is received prior to the vote at the extraordinary general meeting or attend the live webcast of the extraordinary general meeting and vote electronically;

•
you may notify Gesher’s secretary in writing, prior to the vote at the extraordinary general meeting, that you have revoked your proxy; or

•
you may attend the live webcast of the extraordinary general meeting and vote electronically or revoke your proxy electronically, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your Gesher Ordinary Shares and Gesher Preference Shares in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.
Who Can Answer Your Questions About Voting Your Shares
If you are a Gesher shareholder and have any questions about how to vote or direct a vote in respect of your Gesher Ordinary Shares and Gesher Preference Shares, you may call Morrow Sodali LLC, Gesher’s proxy solicitor, at (800) 662-5200 (for individuals) or (203) 658-9400 (for banks and brokers) or email GIAC.info@investor.morrowsodali.com.
Redemption Rights
Gesher Public Shareholders, excluding the Sponsor and Gesher’s officers and directors, may seek to redeem their Public Shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any Gesher Public Shareholder may elect to have their Public Shares redeemed for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $[•] per share as of [•], 2022, the extraordinary general meeting record date), calculated as of two (2) business days prior to the anticipated consummation of the Mergers. If a holder properly seeks redemption as described in this section and the Mergers are consummated, Gesher will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Mergers. Exercise of redemption rights with respect to Gesher Ordinary Shares will not result in either the exercise or loss of any of the Gesher Warrants a Gesher shareholder may hold. The Gesher Warrants will continue to be outstanding following any redemption of Gesher Ordinary Shares and will become exercisable in connection with the completion of the Business Combination, or, absent the completion of the Business Combination and the liquidation of the Trust Account, expire in accordance with their terms.
Holders who wish to exercise their redemption rights are required to (i) submit their redemption request, which includes the name of the beneficial owner of the shares to be redeemed, in writing to Continental Stock Transfer & Trust Company, Gesher’s transfer agent, and (ii) deliver their shares, either physically or electronically using The Depository Trust Company’s DWAC system, to Gesher’s transfer agent no later than 5:00 p.m. Eastern time on [•], 2022 (two (2) business days prior to the extraordinary meeting). If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed merger is not consummated this may result in an additional cost to shareholders for the return of their shares.
Gesher’s transfer agent can be contacted at the following address:
Continental Stock Transfer & Trust Company
1 State Street — 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com
Any request for redemption, once made by a Gesher Public Shareholder, may not be withdrawn once submitted to Gesher unless the Gesher Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which the Board of Directors may do in whole or in part).

If the Business Combination is not approved or completed for any reason, then Gesher Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, Gesher will promptly return any shares tendered for redemption by Gesher Public Shareholders. If Gesher would be left with less than $5,000,001 of net tangible assets as a result of Gesher Public Shareholders properly demanding redemption of their shares for cash, Gesher will not be able to consummate the Mergers.
The closing price of a Gesher Ordinary Share on [•], 2022, the extraordinary general meeting record date, was $[•]. The cash held in the Trust Account on such date was approximately $[•] ($[•] per public share). Prior to exercising redemption rights, shareholders should verify the market price of a Gesher Ordinary Share as they may receive higher proceeds from the sale of their Gesher Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Gesher cannot assure its shareholders that they will be able to sell their Gesher Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. If a Gesher Public Shareholder exercises his, her or its redemption rights, then he, she or it will be exchanging its Gesher Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if, prior to the deadline for submitting redemption requests, you properly elect to redeem your Gesher Ordinary Shares no later than the close of the vote on the Business Combination Proposal by delivering your written redemption request and shares (either physically or electronically) to Gesher’s transfer agent prior to the vote at the extraordinary general meeting, and the Mergers are consummated.
For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see the section of this proxy statement/prospectus titled “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders Exercising Redemption Rights with Respect to Gesher Ordinary Shares”. The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.
Appraisal Rights under the Cayman Companies Act
None of the shareholders, unit holders or warrant holders have appraisal rights in connection with the Business Combination under the Companies Act.
Proxy Solicitation Costs
Gesher is soliciting proxies on behalf of its Board of Directors. This solicitation is being made by mail but also may be made by telephone. Gesher and its directors, officers and employees may also solicit proxies online. Gesher will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Gesher will bear the cost of the solicitation.
Gesher has hired Morrow Sodali LLC to assist in the proxy solicitation process and will pay that firm a fee of $27,500, plus associated disbursements. Gesher will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Gesher will reimburse them for their reasonable expenses.
Other Matters
As of the date of this proxy statement/prospectus, the Gesher Board does not know of any business to be presented at the extraordinary general meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the extraordinary general meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.
Interests of Gesher’s Officers and Directors in the Transactions
In considering the recommendation of the Gesher Board to vote in favor of approval of the Business Combination Proposal, the Merger Proposal and the Charter Proposal, shareholders should keep in mind that the Sponsor and Gesher’s directors, executive officers and advisors have interests in such proposals that are different from, or in addition to, those of holders of Public Shares generally. In particular:
•
Immediately following the consummation of the Business Combination, the Sponsor and its affiliates are expected to hold (i) 2,825,000 Freightos Ordinary Shares, and (ii) 4,450,549 Freightos Warrants each entitling the Sponsor to purchase one Freightos Ordinary Share at a price of $11.50 per share, which in the aggregate and assuming the exercise of all warrants would represent 9.9% and 11.2% ownership interest in the combined company under the No Redemption Scenario and the Maximum Redemption Scenario, respectively, on an as converted basis, assuming no additional equity securities are issued and no additional equity-linked securities are converted other than the Freightos Warrants outstanding as of the closing date.

•
If the Business Combination with Freightos or another business combination is not consummated by April 14, 2023 (or such later date as may be approved by Gesher’s shareholders in an amendment to the Gesher Articles), Gesher will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its Board of Directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor and certain directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Gesher IPO, would be worthless because the holders have waived their right to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[•] million based upon the closing price of $[•] per share on Nasdaq on [•], 2022. On the other hand, if the Business Combination is consummated, each outstanding Gesher Ordinary Share will be converted into one Freightos Ordinary Share. In the aggregate, the 2,825,000 Gesher Ordinary Shares held by the Sponsor will be exchanged for 2,825,000 Freightos Ordinary Shares in the Business Combination.

•
If Gesher is unable to complete a business combination within the required time period under the Gesher Articles, Gesher and/or the Sponsor could be liable under certain circumstances for claims by service providers, vendors or other entities that are owed money by Gesher for services rendered or contracted for or products sold to Gesher. If Gesher consummates a business combination, on the other hand, Gesher and ultimately the combined company will be liable for all such claims.

•
EarlyBird, the underwriter in the Gesher IPO, will be entitled to receive a deferred underwriting commission of approximately $4.0 million upon completion of the Business Combination, of which 30% may be reallocated to other advisors of Gesher.

•
The Sponsor and Gesher’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred on Gesher’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Gesher fails to consummate a business combination within the required time period under the Gesher Articles, they will not have any claim against the Trust Account for reimbursement. Accordingly, Gesher may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by April 14, 2023 (or such later date as may be approved by Gesher’s shareholders in an amendment to the Gesher Articles). As of the record date, the Sponsor and Gesher’s officers and directors and their affiliates had incurred approximately $[•] of unpaid reimbursable expenses.

•
The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

•
Based on the difference in the purchase price of $0.009 that the Sponsor paid for its Gesher Ordinary Shares, as compared to the purchase price of $10.00 per Gesher Unit sold in the Gesher IPO, the Sponsor may earn a positive rate of return even if the share price of the combined company after the Closing falls below the price initially paid for the units in the Gesher IPO and the public shareholders experience a negative rate of return following the Closing.

•
The Business Combination Agreement provides for the continued indemnification of Gesher’s current directors and officers and the continuation of directors and officers liability insurance covering Gesher’s current directors and officers.

•
Gesher’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to Gesher to fund certain capital requirements. On March 1, 2021, the Sponsor agreed to loan Gesher an aggregate of up to $150,000 to cover expenses related to the Gesher IPO pursuant to a promissory note that was repaid in full on October 18, 2021 following the completion of the Gesher IPO. As of August 31, 2022, the Sponsor or its affiliates have loaned an additional $1,264,945 to Gesher in the aggregate, which may be repaid upon consummation of a business combination transaction, or at the holder’s discretion, up to $1,500,000 of the loans may be converted into warrants at a price of $1.00 per warrant. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Gesher outside of the Trust Account.

•
Ezra Gardner, Gesher’s Chief Executive Officer and a director of Gesher, will be a director of Freightos following the Closing. Such position may provide Mr. Gardner with compensation, including equity incentives. The terms of such position have not been negotiated or approved, and may not be considered by Freightos until after the extraordinary general meeting.

•
In addition to these interests of the Sponsor and Gesher’s current officers and directors, the Gesher Articles waive the application of the “corporate opportunity” doctrine. The “corporate opportunity” doctrine generally provides that a director or officer may not take a business opportunity for his or her own if: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation’s line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his or her own, the self-interest of the director or officer will be brought into conflict with the director’s or officer’s duties to the corporation. However, Gesher does not believe that the waiver of the application of the “corporate opportunity” doctrine in the Gesher Articles had any impact on its search for a potential business combination target.

Purchases of Gesher Shares and Other Transactions
At any time prior to the extraordinary meeting, during a period when they are not then aware of any material nonpublic information regarding Gesher or its securities, the Sponsor, Gesher’s directors and officers, Freightos, and their respective affiliates may purchase Public Shares in privately negotiated transactions or in the open market or they may enter into transactions with investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination. In such transactions, the purchase price for the Gesher Shares will not exceed the applicable redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Gesher Shares they acquire in such transactions. Further, any Gesher Shares acquired by the persons described above would not be voted in connection with the Business Combination. There is no limit on the number of securities the Sponsor, Gesher’s directors and officers, Freightos or their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq.
The purpose of the share purchases and other transactions would be to increase the likelihood that the proposals to be voted upon at the special meeting are approved by the requisite number of votes, to reduce the number of redeemed shares, or to provide additional equity financing. This may result in the completion of a business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the extraordinary meeting. In addition, if these purchases are made, the public “float” of the Freightos Ordinary Shares following the Business Combination and the number of beneficial holders of the Freightos Ordinary Shares may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of the Freightos Ordinary Shares on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for the Freightos Ordinary Shares.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Gesher will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination will be approved, the nature of the security holders who sold to the aforementioned persons (if not purchased in the open market), and the number of Public Shares for which Gesher has received redemption requests.

PROPOSAL ONE — THE BUSINESS COMBINATION PROPOSAL
The following is a discussion of the proposed Business Combination and the Business Combination Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. Gesher shareholders are urged to read this entire proxy statement/prospectus carefully, including the Business Combination Agreement, for a more complete understanding of the Business Combination.
General
The Business Combination Agreement provides for the merger of Merger Sub I into Gesher and subsequently Gesher into Merger Sub II, with Merger Sub II being the surviving entity as a wholly owned subsidiary of Freightos.
Pursuant to the Business Combination Agreement, at the Closing, and following the Recapitalization, (i) Merger Sub I will merge with and into Gesher, with Gesher surviving the First Merger as a wholly-owned subsidiary of Freightos, pursuant to the First Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex C, (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Freightos, and (iii) Freightos will have an amended and restated Memorandum and Articles of Association, to be effective as of the Closing, attached as Annex B to this proxy statement/prospectus (as described under “Proposal Three — The Charter Proposal”).
Immediately prior to the First Merger, Freightos and its shareholders will engage in the Recapitalization so that the only outstanding equity securities of Freightos will be the Freightos Ordinary Shares and certain options to acquire Freightos Ordinary Shares that will remain outstanding following the Closing. To effect the Recapitalization, (i) each Freightos Preferred Share will automatically convert into Freightos Ordinary Shares in accordance with the Freightos organizational documents and (ii) immediately following such conversion, each then issued and outstanding Freightos Ordinary Share will automatically convert into such number of Freightos Ordinary Shares equal to the quotient obtained by dividing 39,000,000 by the sum of (A) the number of Freightos Ordinary Shares then issued and outstanding and (B) without duplication, the number of Freightos Ordinary Shares issuable upon the exercise of all options to acquire Freightos Ordinary Shares that either have vested prior to such time or are to vest pursuant to their terms on or prior to September 30, 2022. In connection with the Recapitalization, the Current Freightos Articles will be amended and restated in the form attached hereto as Annex B.
Immediately prior to the First Merger, the Unit Separation will be effectuated. No fractional Gesher Warrants will be issued in connection with the Unit Separation. If a holder of Gesher Units would be entitled to receive a fractional Gesher Warrant upon the Unit Separation, the number of Gesher Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of Gesher Warrants.
Pursuant to the Business Combination Agreement, at the First Effective Time, (i) each Gesher Ordinary Share issued and outstanding immediately prior to the First Merger (and after giving effect to the Unit Separation and any redemptions), will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one Freightos Ordinary Share and (ii) each issued and outstanding Gesher Warrant will be assumed by Freightos and converted into a corresponding Freightos Warrant. At the Second Effective Time, the sole share of Merger Sub II, par value $1.00, issued and outstanding immediately prior to the Second Effective Time shall continue to exist and constitute as the only issued and outstanding share of Merger Sub II as the surviving entity of the Second Merger.
In connection with the Business Combination, Gesher obtained commitments (i) for up to$70,000,000 of equity financing and (ii) from the Forward Purchaser that the Forward Purchaser will not exercise its redemption rights with respect to 990,000 Gesher Ordinary Shares that the Forward Purchaser acquired in the Gesher IPO, with a redemption value of approximately $10,000,000. None of Gesher’s sponsors, directors, officers or their affiliates will participate as investors in the aforementioned $70,000,000 of equity financing.

Gesher entered into the Forward Purchase Agreement with the Forward Purchaser, pursuant to which the Forward Purchaser agreed to purchase 4,000,000 Gesher Units for an aggregate purchase price of $40,000,000 in connection with the acquisition of Freightos. The Forward Purchase Agreement also provides for the Forward Purchaser to provide the FPA Backstop Commitment to Gesher in the event that, as of immediately prior to the Closing, certain minimum cash conditions are not met after taking into account redemptions by Gesher shareholders in connection with the Transactions and certain other investments. In exchange for providing the FPA Backstop Commitment, the Forward Purchaser will receive (i) an additional amount of Gesher Ordinary Shares equal to the amount of the FPA Backstop Commitment drawn, divided by $10.00 (rounded up to the nearest whole number) and (ii) 500,000 Gesher Warrants. Accordingly, the number of Gesher Ordinary Shares issued, if any, in connection with the FPA Backstop Commitment will be sold at the same price as the Gesher Units sold in the Gesher IPO, whereas no additional cash consideration will be paid for the 500,000 Gesher Warrants issuable in connection with the FPA Backstop Commitment. The terms of the Gesher Shares and Gesher Warrants issuable in connection with the FPA Backstop Commitment will be identical to the Gesher Ordinary Shares and Gesher Warrants sold at the time of the IPO.
Gesher entered into the Backstop Agreement with the Backstop Investor, pursuant to which the Backstop Investor, subject to the terms of the Backstop Agreement, agreed to provide the Additional Backstop Commitment to Gesher in the event that, as of immediately prior to the Closing, certain minimum cash conditions are not met after taking into account redemptions by Gesher shareholders in connection with the Transactions and certain other investments. In exchange for providing the Additional Backstop Commitment, Gesher will issue and sell to the Backstop Investor (i) 1,000,000 Gesher Ordinary Shares at a purchase price of $10.00 per share and (ii) 100,000 Gesher Warrants. Pursuant to the Backstop Agreement, the Backstop Investor will be entitled to registration rights with respect to the Freightos Ordinary Shares and Freightos Warrants it receives at Closing. The closing of the Additional Backstop Commitment, to the extent that it is drawn upon, will be on the same date and immediately prior to, or simultaneously with, the Closing.
Accordingly, the number of Gesher Ordinary Shares issued, if any, in connection with the Additional Backstop Commitment will be sold at the same price as the Gesher Units sold in the Gesher IPO, whereas no additional cash consideration will be paid for the 100,000 Gesher Warrants issuable in connection with the Additional Backstop Commitment. The terms of the Gesher Shares and Gesher Warrants issuable in connection with the Additional Backstop Commitment will be identical to the Gesher Ordinary Shares and Gesher Warrants sold at the time of the IPO. Concurrently with the execution of the Business Combination Agreement, Gesher, Freightos and the PIPE Investor, an affiliate of Qatar Airways, entered into the PIPE Agreement pursuant to which the PIPE Investor committed to provide the PIPE Financing immediately prior to the Closing. Each of the PIPE Investor and Qatar Airways is a shareholder of Freightos.
Background of the Business Combination
Gesher is a blank check company incorporated on February 23, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Business Combination was the result of an extensive search for a potential transaction utilizing the broad sourcing platform and investing and operating experience of Gesher’s management team, the Sponsor and the Gesher Board. The terms of the Business Combination were the result of thorough negotiations between Gesher’s management team, Freightos’ management team and representatives of Gesher and Freightos.
The following is a brief description of the background of such negotiations, the Business Combination and related transactions. The following descriptions are not, and do not purport to be, a complete catalog of every interaction between the applicable parties.
Prior to the consummation of the Gesher IPO, neither Gesher, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination. EarlyBird served as the representative of the underwriters in the Gesher IPO. The aggregate fees payable to EarlyBird that are contingent on the completion of the business combination with respect to its deferred underwriting commission are approximately $4.0 million, of which 30% may be reallocated to other advisors of Gesher. In February 2021, Gesher issued to EarlyBird and its designees 200,000 Gesher

Ordinary Shares (the “Representative Shares”). The holders of the Representative Shares have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of Gesher’s initial business combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if Gesher fails to complete its initial business combination within 18 months from the closing of the Gesher IPO. EarlyBird did not conduct any due diligence on Freightos or any other prospective target company on behalf of Gesher or serve as a financial advisor to Gesher in connection with the transactions contemplated by the Business Combination Agreement.
After the Gesher IPO, the Gesher management team (Ezra Gardner, the Chief Executive Officer, Omri Cherni, the Chief Operating Officer, and Chris Coward, the Chief Financial Officer), its Board of Directors and the Sponsor commenced an active search for prospective businesses and assets for a business combination. In evaluating potential businesses and assets for an initial business combination, Gesher considered target companies in a variety of industries, utilizing the Sponsor’s vast network of contacts through its affiliates for introductions to potential targets. Gesher generally focused on rapidly growing, highly scalable target companies with attractive unit economics that could benefit from the expertise and capabilities of Gesher’s management team to create long-term shareholder value. Leveraging Gesher’s management team’s long track record of investing in and adding significant operational and strategic value to companies within Israel, Asia and Europe, Gesher had a particular focus on business combination targets in these geographies. Based on the amount of cash in the Trust Account and the commitments of the Private Placement Investors, Gesher’s management and its Board of Directors believed that the amount of capital Gesher could deliver to a potential target company would range from $50 million to $150 million. Consequently, Gesher also filtered and evaluated opportunities based on anticipated enterprise values of less than $1 billion where the Board believed that the target could deploy a capital infusion of $50 million to $150 million at high rates of return relative to the enterprise value of the target in order to maximize value for Gesher shareholders. As part of the evaluation process of each potential target company, Gesher’s management team considered, among other things, the target company’s growth characteristics, competitive positioning within its industry, industry growth characteristics, historical profitability and predictability of financial performance, suitability as a public company and strength of the target’s management team.
Since the Gesher IPO, Gesher’s management team and the Sponsor have considered and analyzed more than 60 potential target companies, including conducting over 250 meetings and calls with senior executives and/or owners of potential target companies, operating across diverse industries such as transportation technology, enterprise software as a service, financial services technology including blockchain and cryptocurrency, medical device and therapeutic healthcare, and mobility, among others. Gesher engaged in significant due diligence and detailed discussions and entered into non-disclosure agreements with 25 potential target companies, which non-disclosure agreements contained customary terms for such agreements between a SPAC and a private company target, including confidentiality provisions. Gesher submitted letters of intent to three of the potential target companies (including Freightos), which are described in more detail below.
On October 28, 2021, Gesher management began evaluating publicly available information regarding Freightos, which was introduced to Gesher management by Oppenheimer & Co. Inc., Freightos’ financial advisor (“Oppenheimer”).
On November 9, 2021, having determined that Freightos was a potentially suitable target company, Gesher entered into a customary non-disclosure agreement with Freightos, and Freightos began providing business and financial due diligence materials to Gesher in connection with Gesher’s evaluation of a potential business combination, including financial statements, and legal and tax information, via an electronic data room.
Also on November 9, 2021, Gesher entered into a customary non-disclosure agreement with a company in the medical device industry (“Company A”). Company A was a potential target company identified by Gesher’s management team and the Sponsor.
On November 10, 2021, Ezra Gardner and Omri Cherni of Gesher had their first telephonic meeting with Zvi Schreiber and Ran Shalev of Freightos to discuss the possibility of a business combination between

Freightos and Gesher. Mr. Gardner and Mr. Cherni also requested Freightos provide additional financial and business information.
On November 11, 2021, Freightos provided preliminary projections prepared by Freightos’ management team to Gesher, which were subsequently distributed to the Gesher Board. See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Certain Financial Projections Provided to the Gesher Board” for more information on the Original Projections.
On November 11, 2021, having identified Company A as a potentially suitable target company, Ezra Gardner and Omri Cherni of Gesher had their first telephonic meeting with representatives of Company A. During the call, the parties discussed the possibility of a business combination, and Ezra Gardner and Omri Cherni of Gesher requested Company A provide additional financial and business information.
On November 24, 2021, having identified a company in the blockchain cryptocurrency industry (“Company B”), as a potentially suitable target company, Gesher entered into a customary non-disclosure agreement with Company B. Also on November 24, 2021, Ezra Gardner and Omri Cherni of Gesher had their first telephonic meeting with representatives of Company B to discuss a potential business combination. During the call, the parties discussed Company B providing additional financial and business information to Gesher. Company B was identified through the broad network of contacts and corporate relationships of Gesher’s directors and management, and of the Sponsor.
During November and December 2021, Gesher held multiple meetings with Freightos’ management team during which Freightos continued to provide confidential information to Gesher regarding Freightos’ business operations, business model and plans. During this time, Gesher conducted industry research on Freightos and other companies in Freightos’ industry, including analyzing the public market viability of Freightos and attending industry conferences to meet with customers and suppliers. Gesher also evaluated the financial model and analyzed actual business performance and key performance indicators of Freightos.
On November 15, 2021, the Gesher Board held a meeting via video conference that was attended by all members of the Board of Directors. Members of Gesher’s management team and representatives of Bryan Cave Leighton Paisner LLP (“BCLP”), international legal counsel to Gesher, were in attendance at the request of the Board. During this meeting, the Gesher Board reviewed and discussed six potential target companies identified by Gesher since consummation of the Gesher IPO. Gesher’s management team reported that it had identified three companies of particular interest: Freightos, Company A and Company B. After a lengthy discussion, the Gesher Board authorized the management team of Gesher to continue to pursue discussions with the three potential target companies identified and to enter into non-binding letters of intent with the three target companies of primary interest.
On November 15, November 22 and December 9, 2021, Ezra Gardner, Omri Cherni and Chris Coward of Gesher held calls and in-person meetings with members of Freightos’ management team to discuss business trends, financial, technological and other business diligence and to discuss interest on both sides of a potential business combination transaction and the high-level economic terms of a proposed transaction.
On November 16, December 1 and December 8, 2021, representatives of Gesher, including Ezra Gardner, Omri Cherni and Chris Coward held telephonic and in person meetings with representatives of Company B to discuss further technological and financial diligence on Company B and to discuss whether there was interest on the part of Gesher and Company B to pursue discussions regarding a potential transaction.
On November 24, December 1, December 5 and December 9, 2021, representatives of Gesher, including Ezra Gardner, Omri Cherni and Chris Coward, held telephonic conferences with representatives of Company A. The parties discussed business and financial due diligence and also whether there was interest on the part of Gesher and Company A to pursue discussions regarding a potential business combination.
On December 17, 2021, Gesher sent Freightos a non-binding letter of intent for a potential business combination transaction (the “LOI”) prepared by BCLP. The LOI proposed a pro forma enterprise valuation for Freightos between $300 million and $600 million on a debt-free, cash-free basis, subject to completion of Gesher’s further business and legal due diligence. In order to initiate discussions and without the benefit of substantial due diligence, Gesher provided the initial estimate of the pre-dilution pro forma enterprise value range of $300 million and $600 million, based on a number of preliminary assumptions and considerations, including, among others, (i) a 0.5x to 1.0x multiple of estimated GBV for the year 2022, and other selected public company qualitative analyses, including customer base and revenue generation models in various industries, which the Gesher Board of Directors believed indicated a discount to an identified peer group of public companies, as well as, to a lesser extent, (ii) a discounted cash flow (“DCF”) calculation conducted by Gesher management using a range of estimates and discount rates. Gesher’s management compiled a peer group of public companies that it considered, among other factors, in arriving at the initial estimate of the enterprise value range. Gesher’s management also observed that the Freightos business model includes selling software as a service to freight forwarders and uses a vendor neutral platform to allow real time booking of international shipments to both large enterprise customers as well as small and medium size businesses. It generates revenue from booking fees, payments fees, as well as other ancillary services. Freightos also sells data relating to global shipment rates to customers and expected to receive fees for contracts that trade on the Chicago Mercantile Exchange based on Freightos rate data. As a result, Gesher considered a variety of selected public companies based on the multifaceted Freightos business model rather than from a single industry, including those in the payments, SaaS, data marketplace services, and business-to-business and business-to-consumer vertical marketplace businesses. With respect to the DCF analysis used by Gesher during the negotiation of the LOI, members of Gesher management with experience in valuation from serving in various roles, including as investment bankers, financial analysts and portfolio management at numerous banks as well as public and private investment funds conducted the analysis. Preliminary DCF models were prepared in a manner consistent with industry standards and included variables to account for, among other factors, growth and the rate of growth in the number of transactions and GBV, as well as the amount of revenue derived from such transactions and GBV, and software sales based on the value provided to customers and users of the platform and services. Gesher’s initial range was intentionally broad, as Gesher’s management believed that its preliminary diligence justified a valuation of at least $300 million and could potentially support a valuation of up to or in excess of $600 million, which was the maximum amount Gesher’s Board of Directors determined it would pay in support of its desired shareholders’ returns. The LOI also covered key terms of the potential transaction, including that the transaction consideration would be in the form of stock, lock-ups by certain of the Freightos shareholders and certain of the Sponsor members, shareholder approval, expectations with respect to transaction timing, and a 60-day exclusivity period binding on Freightos that would be automatically extended for 15 days if the parties were working in good faith toward negotiating a business combination agreement. The LOI did not contain a minimum available cash condition. That same day, the Chief Executive Officer of Freightos responded with some comments to the LOI, including with regard to the length of the exclusivity period and the indicative price range.
Also on December 17, 2021, Gesher submitted a non-binding letter of intent to Company A, which reflected a pro forma enterprise value for Company A between $300 million and 600 million on a debt-free, cash-free basis, subject to completion of Gesher’s further business and legal due diligence, and otherwise contained terms substantially similar to the terms set forth in the LOI. Also on December 17, 2021, Gesher submitted a non-binding letter of intent to Company B, which reflected a pro forma enterprise value for Company B between $400 million and $1 billion on a debt-free, cash-free basis, subject to completion of Gesher’s further business and legal due diligence, and again otherwise contained terms substantially similar to the terms set forth in the LOI.
On December 30, 2021, Freightos provided Gesher a revised draft of the LOI, which included a revised pro forma valuation range between $450 million and $600 million, introduced a condition to closing that Gesher have $100 million in cash remaining available to Freightos after closing of a business combination, and revised the exclusivity period to be binding on Freightos for the first 45 days and then binding on both parties for a subsequent 30 days if the parties were working together in good faith to complete a business combination and agreed on a specific transaction value, among other changes.
On December 31, 2021, Gesher sent Freightos a revised draft of the LOI modifying the calculation of the minimum available cash condition to take into account the proceeds from potential forward purchase investments, PIPE investments and other investments, and to be measured before giving effect to any expenses but after giving effect to any redemptions by Gesher shareholders, among other revisions. Furthered by Gesher’s confirmatory diligence affirming the strong underlying business performance of Freightos, Gesher agreed to the revised pro forma valuation range of $450 million to $600 million, reflecting an upwardly revised estimate of Freightos’ estimated 2022 GBV to between $500 and 700 million. The revised estimate took into consideration, among others factors and considerations, the benefit of additional due diligence information, a tighter range of multiples of between 0.65x and 0.85x of estimated 2022 GBV and the additional selected public company analyses discussed above, as well as, to a lesser extent, an updated DCF calculation based on revised inputs for Gesher management’s prior DCF models. Namely, because Gesher management’s DCF methodology accounted for, among other factors, growth and the rate of growth in the number of transactions and absolute value of GBV, the upwardly revised estimate of Freightos’ estimated 2022 GBV resulted in higher projected revenues and cash flow generation for Freightos. Accordingly, as Gesher’s diligence indicated that GBV was growing at a faster rate than previously estimated, Gesher management’s DCF model yielded a higher range of values. Later on December 31, 2021, Gesher and Freightos executed the LOI on substantially the terms outlined above, including a pro forma valuation range of $450 million to $600 million and 45-day exclusivity period binding on Freightos, followed by a 30-day period of mutual exclusivity if the parties were working in good faith to complete a business combination and agreed on a specific transaction value at the end of the initial 45-day exclusivity period.
On January 2, 2022, Freightos provided representatives of BCLP access to a virtual data room containing business and legal due diligence materials.
On January 5, 2022, Gesher engaged Erdinast, Ben Nathan, Toledano & Co. (“EBN”) as Gesher’s Israeli legal counsel and Hertz Leshem Ltd. as Gesher’s Israeli tax advisors (“HL Taxes”).
Over the course of the following weeks through the end of May 2022, BCLP, EBN and Gesher’s other foreign advisors conducted legal due diligence on Freightos’ business. During this time, Gesher continued to conduct financial due diligence regarding Freightos’ business, including Freightos’ overall addressable market, the commercial viability of Freightos’ business plan and assumptions underlying the Original Projections which were provided by Freightos to Gesher in May 2022. Additionally, during this time, Gesher’s management team continued to conduct extensive additional diligence calls and in person meetings in Israel and the United States with various members of the management team of Freightos, including Zvi Schreiber, Ran Shalev, Eytan Buchman, Ian Arroyo, Ruthie Amaru, and Michael Oberlander, and Michael Eisenberg, Glen Schwaber, Guillaume Halleux and Bob Mylod of the Freightos Board.
On January 12, 2022, representatives of Gesher, BCLP, Freightos, DLA Piper LLP (US), legal counsel to Freightos (“DLA”), and Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global Limited in Israel (“EY”), held a meeting via video conference to discuss Freightos’ and EY’s preliminary thoughts on structuring of a transaction between Gesher and Freightos and certain Israeli tax considerations. On this call, the management team of Freightos also informed Gesher of Freightos’ plan to redomicile from a Hong Kong entity to a Cayman Islands entity and subsequent “flip up” of certain selected subsidiaries of Freightos to be direct subsidiaries of the Cayman parent company. The parties also discussed Freightos’ and the post-closing company’s intended qualification as a “foreign private issuer” under U.S. federal securities laws.
On January 13, 2022, EY provided a presentation to Gesher on the redomicile contemplated by Freightos and two possible structures for a transaction with Gesher (one that resulted in Freightos as the ultimate parent company and another that resulted in Gesher as the ultimate parent company) and the anticipated tax treatment of each structure.
On January 14, 2022, Gesher engaged Bedell Cristin (“Bedell”) as its Cayman Islands legal counsel.
On January 18, 2022, representatives of BCLP, EBN, HL Taxes, Freightos, DLA and EY held a meeting via video conference to further discuss Israeli tax considerations and securities law considerations in connection with a potential transaction, including Freightos’ and the post-closing company’s intended qualification as a “foreign private issuer” under the U.S. federal securities laws.
On January 23, 2022, representatives of Gesher, BCLP, Freightos, DLA and EY held a meeting via video conference to discuss the transaction structuring slides provided by EY and the proposed redomicile of Freightos.
In February 2022, representatives of the Forward Purchaser joined Ezra Gardner and Omri Cherni of Gesher on a trip to Israel to gauge the Forward Purchaser’s interest in potential target companies identified by Gesher, which included Freightos, Company A and Company B.

On February 16, 2022, the Gesher Board held a meeting via video conference that was attended by all members of the Gesher Board. At the meeting, members of management of Gesher updated the Board of Directors on the progression of discussions with Freightos and Gesher’s financial and legal due diligence review of Freightos’ business. Management reported on Freightos’ financial performance, competitive position in the market, new customers and the strength of the Freightos management team. Management of Gesher informed the Board of interest from the Forward Purchaser in making a binding commitment (i) to increase the size of the Forward Purchaser’s investment in a transaction involving Freightos from the Forward Purchaser’s initial non-binding forward purchase commitment of $15 million to $40 million, (ii) to provide a backstop commitment of up to $10 million to backstop redemptions by Gesher’s shareholders if certain minimum available cash conditions are not met, and (iii) not to redeem the 990,000 Gesher Ordinary Shares that the Forward Purchaser and its affiliates acquired in the Gesher IPO. The Board of Directors also discussed the status of discussions with other potential target companies, including Company A and Company B, in the context of continuing to pursue discussions and enter into a period of mutual exclusivity with Freightos. BCLP also provided the Board of Directors with an overview of its fiduciary duties, including the importance of identifying potential conflicts of interest.
Gesher ultimately determined that the business of Freightos was more attractive than the business of Company A or Company B because of Freightos’ strong and deep management team, strong and sustained historical growth and attractive continued growth prospects. Gesher was also of the view that the logistics and technology industry in which Freightos operates was growing and becoming more important to the business and investment communities due to supply chain issues, and Freightos’ technology and marketplace solutions positioned Freightos to be a market leader in addressing supply chain bottlenecks.
Both Company A and Company B had novel solutions to their respective industries but were in earlier stages of development and commercialization than Freightos. In particular, Gesher determined that Company A was still at an early stage and was not able to support the proposed valuation. Similarly, Company B’s newest technology was still in the testing phase and the reliability of the technology may not be proven in time to complete a business combination. Also, Gesher believed the proposed valuation of Company B may be difficult to sustain in the public equity markets given the increased headwinds impacting cryptocurrency pricing. Accordingly, Gesher did not execute any letters of intent or agree on proposed structures or valuations in connection with either Company A or Company B. Ultimately in mid-February, Gesher determined to focus on pursuing a business combination with Freightos and ended negotiations with Company A and Company B at the time when Gesher entered into an amendment to the LOI (as described below).
Other than Freightos, Company A and Company B, Gesher did not ultimately advance to discussions of a letter of intent, structure or valuation with respect to any other potential target companies for a variety of reasons, including, among others, Gesher’s assessment of each other potential target company’s: (i) business plan, management team, phase of commercialization of its business; (ii) industry growth trends; (iii) funding needs for its respective business and alternative options available to each such other potential target company, such as pursuing additional rounds of investment or a traditional initial public offering; and (iv) lack of chemistry with Gesher’s management team.
On February 22, 2022, Gesher and Freightos executed an amendment to the LOI to memorialize the parties’ intention to continue negotiating a potential business combination and agreement to enter into a 30-day period of mutual exclusivity as contemplated by the LOI. Following the execution of the amendment to the LOI, Gesher focused exclusively on pursuing the acquisition of Freightos as its initial business combination and began confirmatory due diligence efforts.
On March 23, 2022, Gesher and the Forward Purchaser entered into the Forward Purchase Agreement. See “The Business Combination Agreement and Ancillary Documents — Business Combination Agreement — Transaction Financing — Forward Purchase Agreements and Backstop Commitments” beginning on page 143 of this proxy statement/prospectus for additional information about the Forward Purchase Agreement.
On March 30, 2022, BCLP provided an initial draft of the Business Combination Agreement to Freightos and DLA.

In April 2022, Freightos provided an initial draft of the investor presentation to Gesher. Over the next few weeks, Gesher, Freightos and their respective legal advisors and Oppenheimer held numerous working sessions and exchanged comments to revise and finalize an investor presentation to be shared with potential investors.
In April 2022, BCLP and DLA exchanged drafts of an amended and restated LOI, and on April 11, 2022, Gesher and Freightos entered into an amended and restated LOI reflecting: (i) the contemplated transaction structure in which Freightos would form a new merger subsidiary that would merge with and into Gesher, with Gesher surviving the merger as a wholly owned subsidiary of Freightos, (ii) the binding forward purchase and backstop commitment from the Forward Purchaser; (iii) an updated implied pro forma enterprise value for Freightos on a combined basis with Gesher of $460 million (reflecting a $450 million total pro forma enterprise value calculated on a per share basis including certain stock options that were vested or will vest on or prior to September 30, 2022, plus $10 million as an agreed estimate of the cash remaining in Freightos’ bank accounts at the expected time of signing of a definitive business combination agreement); (iv) a closing condition that Gesher have a minimum of at least $80 million of cash available at closing after giving effect to redemptions; (v) an extended period of mutual exclusivity through May 31, 2022 with an automatic 30-day extension if the parties are working in good faith toward negotiating a definitive agreement; (vi) a post-closing equity incentive plan; and (vii) an illustrative pro forma capitalization table and illustrative sources and uses table.
On April 14, 2022, Gesher and the Backstop Investor entered into the Backstop Agreement pursuant to which the Backstop Investor agreed to provide $10 million of committed capital to Gesher in the event that, as of immediately prior to the closing of an initial business combination, certain minimum available cash conditions are not met after taking into account redemptions by Gesher shareholders in connection with the Transactions and potential other investments by forward purchase, backstop and private investment/public equity investors. In exchange for providing the backstop commitment, Gesher (or, at Gesher’s option, Freightos as the ultimate parent company in the business combination) will issue and sell to the Backstop Investor 1,000,000 ordinary shares at a purchase price of $10.00 per share, and 100,000 warrants.
On April 21, 2022, DLA provided a revised draft of the Business Combination Agreement to BCLP. The revised draft of the Business Combination Agreement addressed, among other things, various business and drafting points including changes to reflect the updated transaction structure and intended tax treatment, certain terms related to the Recapitalization, the parties’ withholding obligations with respect to Israeli taxes, representations and warranties, covenants and closing conditions.
Between April 29 and May 31, 2022, representatives of BCLP and DLA exchanged several drafts of the Business Combination Agreement, which reflected, among other things, changes (i) to the definitions of certain economic terms, (ii) to the minimum available cash condition, (iii) to the structure of the transaction for tax purposes, (iv) to contemplate that Freightos will undertake certain pre-closing restructuring steps, (v) to reflect the commitments and subscriptions agreed to by various investors, (vi) to calculate Freightos’ incentive award pool and equity plan pool, (vii) to reflect certain Israeli tax matters, and (viii) related to thresholds and qualifications for various representations, warranties and covenants.
Between April 29 and May 31, 2022, representatives of BCLP and DLA also exchanged drafts of the other transaction documents related to the business combination, including the disclosure schedules, form of lock up agreements, form of transaction support agreements, an amendment to the Warrant Agreement governing the Gesher Public Warrants, an amendment to the Registration Rights Agreement, dated October 12, 2021, by and among Gesher, Sponsor and EarlyBird and previously filed by Gesher with the SEC in connection with the Gesher IPO, form of Freightos registration rights agreement, forms of the first and second plans of merger and form of the 2022 LTIP. For a description of the aforementioned Ancillary Documents, see “The Business Combination Agreement and Ancillary Documents — Ancillary Documents” beginning on page 143 of this proxy statement/prospectus. During this time, representatives of BCLP and DLA also held various telephonic conferences to discuss, among other things, the overall process and timing for various work streams being undertaken in connection with the business combination, as well as certain open issues related to the business combination, the Business Combination Agreement and the other transaction agreements and ancillary documentation related to the business combination, and the proxy statement/prospectus.

On April 22, 2022, Gesher engaged Houlihan Lokey to provide a fairness opinion to the Gesher Board in connection with the potential business combination with Freightos. Houlihan Lokey’s role was limited to providing a fairness opinion, and Houlihan Lokey was not retained to conduct any due diligence on Freightos on behalf of Gesher.
In May 2022, Gesher and Freightos conducted numerous management meetings with institutional investors regarding the attributes of the business combination and to gauge such investors’ interest in participating in a private placement. Additionally, Gesher and Freightos reached an agreement on the terms of a private placement with the PIPE Investor, pursuant to which the PIPE Investor subscribed for $10 million of Freightos Ordinary Shares at a purchase price of $10.00 per share, with such subscription to be consummated upon the substantially concurrent Closing.
During the period that Gesher and Freightos negotiated the terms of the Business Combination Agreement, Freightos’ total bookings and GBV growth and Gesher’s other ongoing diligence affirmed Gesher’s initial valuation in excess of $300 million. However, changes in market conditions for similar businesses deteriorated at the same time, as did the broader equity trading market for SPAC business combinations. During the pendency of the negotiations, in mid-May of 2022, due to these market conditions, Gesher proposed to Freightos a reduction in the enterprise value of Freightos. Following discussions, Gesher and Freightos agreed to a pre-money equity value of Freightos of $390 million as a final compromise based on a 0.6x multiple of a final 2022 GBV estimate of $650 million, taking into consideration, among others factors, lower public comparable multiples and a higher discount rate in Gesher’s internal DCF calculation due to increased public market equity risk premiums.
On May 28, 2022, Gesher sent to the Gesher Board the current draft of the Business Combination Agreement, current drafts of the ancillary documents and the current draft of the investor presentation for the Board’s review.
On May 30, 2022, BCLP sent to the Gesher Board the near-final Business Combination Agreement and near-final drafts of the ancillary documents for the Board’s review.
On May 31, 2022, the Gesher Board held a meeting via video conference to discuss the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement. The meeting was attended by all of the members of the Gesher Board. Representatives of Gesher’s management team, BCLP, Bedell, EBN and Houlihan Lokey were in attendance by invitation of the Board of Directors. At this meeting, members of Gesher’s management team provided an overview of the proposed business combination, the criteria utilized by Gesher to evaluate acquisition opportunities, the reasons for selection of Freightos as the target company, Freightos’ performance and the business and legal diligence performed by Gesher’s management team and advisors. The Gesher Board also reviewed the draft investor presentation, which included, among other things, an overview of the global freight market and market opportunity, including a review of comparable companies, an overview of Freightos’ business and technology, Freightos’ financial highlights and an investment summary. Bedell gave a presentation to the Gesher Board that included a review of the directors’ fiduciary duties and potential conflicts of interest under the laws of the Cayman Islands. BCLP then provided a review of the legal due diligence conducted and a summary of the key terms of the business combination, including the Business Combination Agreement. Houlihan Lokey then reviewed its financial analyses with respect to Freightos, based on the Original Projections, and the proposed transaction. Following such review, at the request of the Gesher Board, Houlihan Lokey rendered its opinion to the Gesher Board to the effect that, as of May 31, 2022, based upon and subject to the assumptions, limitations, qualifications and other matters set forth in its opinion, and after giving effect to the Freightos Ordinary Shares being issued in the First Merger, the Conversion Ratio provided for in the Recapitalization pursuant to the Business Combination Agreement was fair to Gesher from a financial point of view. Following discussion and consideration, and taking into account the advice provided by BCLP and the fairness opinion rendered by Houlihan Lokey, the Gesher Board concluded that the Business Combination Agreement and the mergers and the transactions contemplated thereby were fair to Gesher’s shareholders, advisable and in the best interests of Gesher and its shareholders and that it was advisable for Gesher to enter into the Business Combination Agreement and the Ancillary Documents and consummate the transactions contemplated thereby. The Gesher Board unanimously (i) approved, adopted and declared advisable the Business Combination Agreement, consummation of the transactions contemplated by the Business Combination Agreement and the ancillary agreement and the execution, delivery and performance thereof, (ii) recommended the approval of the Business Combination Agreement and the plans of merger by the shareholders of Gesher, and (iii) directed that the Business Combination Agreement and the plans of merger be submitted to the shareholders of Gesher for their approval.
Later on May 31, 2022, Gesher and Freightos executed the Business Combination Agreement and certain Ancillary Documents, and the PIPE Agreement was executed and delivered by the PIPE Investor. See “The Business Combination Agreement and Ancillary Documents — Business Combination Agreement” beginning on page 132 of this proxy statement/prospectus for a discussion of the terms of the Business Combination Agreement and the PIPE Agreement. See “The Business Combination Agreement and Ancillary Documents — Ancillary Documents” beginning on page 143 of this proxy statement/prospectus for additional information about the Ancillary Documents entered into or to be entered into in connection with the Business Combination.
Also on May 31, 2022, Gesher announced the execution of the Business Combination Agreement and the business combination and issued a joint press release with Freightos. On May 31, 2022 and June 6, 2022, Gesher filed current reports on Form 8-K, which included, among other things, a press release and investor presentation to be used on June 1, 2022 in a telephonic conference call available to the public, and the Business Combination Agreement.
The Gesher Board’s Reasons for the Approval of the Business Combination and the Recommendation of the Board of Directors
The Gesher Board, in evaluating the Business Combination with Freightos, consulted with Gesher’s management and its legal counsel. In reaching its resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are fair to, advisable and in the best interests of Gesher and (ii) to recommend that Gesher’s shareholders approve the Business Combination Agreement and the Business Combination, the Gesher Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Gesher Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Gesher Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Gesher’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 84 of this proxy statement/prospectus.
The Gesher Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. Before reaching its decision to approve the Business Combination, the Gesher Board reviewed the results of due diligence conducted by Gesher’s management and by Gesher’s legal counsel, which included, among other things:
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extensive meetings with Freightos’ management team;

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meetings with Freightos’ strategic partners regarding market prospects and concrete plans for collaboration with Freightos and to confirm their views on Freightos’ technology;

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research on the third-party logistics and supply chain management market, including historical growth trends and market share information as well as end-market size and growth projections;

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review of Freightos’ planned operations, including the underlying technology;

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assessment of Freightos’ business strategies and outlook;

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multiple expert calls with professionals in the third-party logistics and supply chain management market regarding the market trends and competitive landscape;

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Multiple calls with Freightos’ customers, suppliers and investors;

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review of Freightos’ material contracts regarding intellectual property, information technology, insurance, financials, tax, legal and accounting;

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Freightos’ technology, security and intellectual property;

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financial and valuation analysis of Freightos and the Business Combination, including review of the historical financial information of Freightos and the financial projections provided by Freightos’ management and the assumptions underlying those projections; and

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reports related to legal diligence prepared by external advisors.

The Gesher Board concluded that Freightos meets the evaluation criteria and represents an attractive business combination partner for Gesher. In particular, the Gesher Board considered the following positive factors, among others:
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Commercial Rationale:

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Large and Growing Total Addressable Market.   The third-party logistics and supply chain management market generated nearly $1.0 trillion in revenue in 2020 according to logistics research firm Armstrong & Associates, and is projected to grow to revenue of $1.8 trillion in 2026 by Global Market Insights, which represents a compound annual growth rate of approximately 9% during that period.

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Technology Opportunity.   The global freight market has largely not undergone a digital transformation, and Gesher believes that the Freightos platform improves efficiency by quickly providing binding price quotes electronically for shipments involving multiple carriers.

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Relationship with Substantial Parties in the Freight Shipping Industry.   Freightos has relationships with the following parties involved in freight transportation:

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more than 20 airline groups and 40 individual airlines (including Qatar Airways, American Airlines, Lufthansa, IAG Group Cargo, Turkish Airlines and Air France KLM);

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a few large carriers that represent a significant share of the world market for shipping full container loads;

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two of the largest ocean consolidators for shipping less than full container loads; and

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technical connections to approximately 150 less-than-truck-load carriers in the United States, as well as some airport cartage carriers.

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Strong and committed management team:   Freightos’ management team has extensive experience in business management, supply chain and technology companies: (i) Dr. Zvi Schreiber, the founder and chief executive officer of Freightos, who will be serving as the chairman and chief executive officer of the combined entity after the Closing, is a serial entrepreneur with prior business sales to IBM and GE and with a strong track record and proven strategy and execution experience; and (ii) Freightos has been led by a strong team of senior management with diversified and complementary skillsets and expertise to support Freightos’ transformational growth, and this management team will continue to manage the combined entity and drive its business growth after the closing.

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Continued Support by Existing Shareholders:   The Gesher Board considered that existing Freightos shareholders would not be receiving any cash consideration in connection with the Business Combination and that major shareholders had agreed to have their ownership subjected to lock-up arrangements and will continue to own over 48% of the combined company (assuming no redemptions). The Gesher Board considered these to be strong signs of Freightos’ existing shareholders’ confidence in the combined company and the benefits to be realized as a result of the Business Combination.

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Platform for Future Development and Expansion:   The cash available to Freightos upon the Closing (assuming no or limited redemptions) and Freightos’ access to the public capital markets by virtue of the Business Combination are expected to provide Freightos with a strong platform financial foundation for its further development and business expansion.

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Committed Equity Investment:   An aggregate of $70 million of equity financing has been committed by the Forward Purchaser, the Backstop Investor (if required) and the PIPE Investor. Additionally, the Forward Purchaser has agreed not to exercise its redemption rights with respect to Gesher Ordinary Shares acquired by the Forward Purchaser in the Gesher IPO with a value of approximately $10.0 million.
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Fairness Opinion:   The Gesher Board considered the financial analyses reviewed by Houlihan Lokey with the Gesher Board as well as the oral opinion of Houlihan Lokey rendered to the Gesher Board on May 31, 2022 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Gesher Board dated May 31, 2022), as to the fairness, from a financial point of view, to Gesher of the Conversion Ratio provided for in the Recapitalization pursuant to the Business Combination Agreement, giving effect to the Freightos Ordinary Shares being issued in the First Merger, as more fully described in the section entitled “— Opinion of the Houlihan Lokey to Gesher Board.”

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Favorable Performance Trends:   Freightos’ total bookings and GBV exceeded targeted growth during the period that Gesher and Freightos negotiated the terms of the Business Combination Agreement, including the implied pro forma enterprise value of the company, which the Gesher Board viewed as a strong indicator of future growth potential.

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Terms of Business Combination Agreement:   The Gesher Board determined that the terms and conditions of the Business Combination Agreement were advisable to, fair and in the best interests of Gesher and were the product of arm’s-length negotiations among the parties.

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Due Diligence:   Gesher conducted a due diligence review of, among others, Freightos’ business, industry dynamics, financial results, projected growth, material contracts and regulatory compliance and tax matters, and held discussions with Freightos’ management and financial and legal advisors.

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Other Alternatives:   The Gesher Board’s belief is that the Business Combination represents the best potential business combination for Gesher based upon the process utilized to evaluate and assess other potential acquisition targets.

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No Regulatory Approvals Required:   The Closing is not subject to regulatory review, report or pre-approval pursuant to the applicable antitrust or competition laws in effect as of the date hereof in the jurisdictions in which Freightos has business operations, which reduces the uncertainty and regulatory risk in connection with completing the Business Combination.

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Support Agreements:   The fact that (i) Gesher shareholders representing at least 19.4% of the outstanding Gesher Ordinary Shares and (ii) Freightos shareholders representing at least 74% of the Freightos Ordinary Shares (on an as-converted basis as of the date of the Business Combination Agreement) have entered into agreements committing to vote in favor of the transactions contemplated by the Business Combination Agreement, increasing the probability that the Business Combination can be consummated pursuant to the terms and conditions of the Business Combination Agreement.

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Financing Commitments:   Gesher has obtained commitments (i) for up to $70 million of equity financing in connection with the Business Combination as described below and (ii) from the Forward Purchaser that the Forward Purchaser will not exercise its redemption rights in connection with the Business Combination with respect to its 990,000 outstanding Gesher Ordinary Shares that the Forward Purchaser acquired in the Gesher IPO, with a redemption value of approximately $10 million, which together would be sufficient for Gesher to meet the $80 million minimum available cash condition regardless of the level of redemptions by other Gesher shareholders.

The Gesher Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Benefits Not Achieved:   The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe, including achievements of projected financial results.

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Harm to Freightos’ Business:   The attention of Freightos management and employees may be diverted during the period prior to the Closing, and the potential resulting negative effects on Freightos’ business. Additionally, despite the efforts of Gesher and Freightos prior to the closing, Freightos may lose key personnel, potentially having negative effects on Freightos’ business.

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Outside Date:   The Business Combination Agreement may be terminated if the transactions contemplated by the Business Combination Agreement are not consummated by February 28, 2023, as long as the terminating party’s breach did not cause or result in the failure of the transactions to close by such date.

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Liquidation of Gesher:   The risks and costs to Gesher if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Gesher being unable to effect a business combination within 18 months after consummation of the Gesher IPO, and force Gesher to liquidate and the Gesher Warrants to expire worthless.

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Exclusivity:   The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Gesher from soliciting other business combination proposals, which restricts Gesher’s ability to consider other potential business combinations to complete prior to the termination of the Business Combination Agreement by its terms or the completion of the transactions contemplated thereby.

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No Survival of Remedies for Breach of Representations, Warranties or Covenants of Freightos:   The risk that Gesher will not have any surviving remedies against Freightos after the Closing to recover for losses as a result of any inaccuracies or breaches of Freightos’ representations, warranties or covenants set forth in the Business Combination Agreement. As a result, Gesher’s shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Freightos prior to the Closing without any ability to reduce the number of Freightos Ordinary Shares to be held by legacy Freightos shareholders after completion of the Business Combination, or to recover for the amount of any damages. The Gesher Board determined that this structure was appropriate and customary in light of the fact that similar transactions include similar terms.

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Shareholder Vote:   The risk that Gesher’s shareholders may fail to provide the votes necessary to complete the Business Combination.

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Redemptions:   The risk that Gesher’s current public shareholders (excluding the Forward Purchaser, who agreed not to redeem its 990,000 Gesher Ordinary Shares) may redeem their Gesher Ordinary Shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Gesher and potentially resulting in an inability to consummate the Business Combination if the Forward Purchaser and PIPE Investor fail to fund their purchase obligations and as a result, Gesher’s available cash at Closing does not equal or exceed $80,000,000.

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Closing Conditions:   The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Gesher’s control.

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Litigation:   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Fees and Expenses:   The fees and expenses associated with consummating the transactions contemplated by the Business Combination Agreement.

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Other Risks:   Various other risks associated with the Business Combination, the business of Gesher and the business of Freightos described under “Risk Factors” beginning on page 28 of this proxy statement/prospectus.

In addition to considering the factors described above, the Gesher Board also considered:
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Interests of Certain Persons:   Certain officers and directors of Gesher may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Gesher’s shareholders (see “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 123 of this proxy statement/prospectus). Gesher’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Gesher Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The Gesher Board concluded that the potential benefits that it expected Gesher and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Gesher Board determined that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, were fair to, advisable and in the best interests of Gesher.
Satisfaction of 80% Test
It is a requirement under Nasdaq listing rules that any business acquired by Gesher have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. As of May 31, 2022, the date of execution of the Business Combination Agreement, the balance of the funds in the Trust Account (excluding approximately $4 million of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) was approximately $114 million and 80% thereof represents approximately $91 million. The Gesher Board determined that the Business Combination meets the 80% test.
Opinion of Houlihan Lokey to Gesher Board
On May 31, 2022, Houlihan Lokey orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated May 31, 2022), as to the fairness, from a financial point of view, to Gesher of the Conversion Ratio provided for in the Recapitalization pursuant to the Business Combination Agreement, giving effect to the Freightos Ordinary Shares being issued in the First Merger.
Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to Gesher of the Conversion Ratio provided for in the Recapitalization pursuant to the Business Combination Agreement, giving effect to the Freightos Ordinary Shares being issued in the First Merger, and did not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Board, Gesher any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of Gesher Ordinary Shares should redeem their shares.
Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, May 31, 2022, the date of its opinion. Such information included the Original Projections. Houlihan Lokey’s opinion does not take into account changes in circumstances or information coming to its attention after the date of its opinion and therefore, does not take into account the Updated Projections. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion.
In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:
1.
reviewed a draft, dated May 30, 2022, of the Business Combination Agreement;

2.
reviewed certain publicly available business and financial information relating to Gesher and Freightos that Houlihan Lokey deemed to be relevant;

3.
reviewed certain information and documents relating to the historical, current and future operations, financial condition and prospects of Freightos made available to Houlihan Lokey by Freightos and Gesher, including capitalization information and the Original Projections prepared by the management of Freightos relating to Freightos;

4.
spoke with certain members of the management teams of Gesher and Freightos regarding the business, operations, financial condition and prospects of Freightos, the Transaction and related matters;

5.
compared the financial and operating performance of Freightos with that of companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant; and

6.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, at Gesher’s direction, Houlihan Lokey assumed that the Original Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Freightos as to the future financial results and condition of Freightos. At Gesher’s direction, Houlihan Lokey assumed that the Original Projections provided a reasonable basis on which to evaluate Freightos and the Transaction, and Houlihan Lokey, at Gesher’s direction, used and relied upon the Original Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the Original Projections or the assumptions on which they were based. In reaching its conclusions in the opinion, with Gesher’s consent, Houlihan Lokey did not rely upon a review of the publicly available financial terms of other transactions, because Houlihan Lokey did not identify a sufficient number of relevant transactions in which Houlihan Lokey deemed the acquired companies to be sufficiently similar to Freightos. In addition, for purposes of its financial analyses and opinion, (i) with Gesher’s consent, Houlihan Lokey did not perform any financial analyses to evaluate the value of Gesher or to derive valuation reference ranges for any shares of Gesher for purposes of comparison with the values implied by the Conversion Ratio or otherwise, and (ii) at Gesher’s direction, Houlihan Lokey assumed that the Conversion Ratio implied an equity value for Freightos equal to $390,000,000 (the “Implied Equity Value for Freightos”). For purposes of its analyses and opinion, Houlihan Lokey, with Gesher’s agreement, evaluated the fairness, from a financial point of view, to Gesher of the Conversion Ratio provided for in the Recapitalization pursuant to the Business Combination Agreement, giving effect to the Freightos Ordinary Shares being issued in the First Merger, based solely upon a comparison of the Implied Equity Value for Freightos and the implied equity valuation reference ranges Houlihan Lokey believed were indicated by its financial analyses of Freightos. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Freightos or Gesher since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Business Combination Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Business Combination Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party in any respect that would be material to its analysis or opinion, (c) all conditions to the consummation of the Transaction would be satisfied without waiver thereof, in all respects material to its analysis or opinion, and (d) the Transactions, would be consummated in a timely manner in accordance with the terms described in the Business Combination Agreement and such other related documents and instruments, without any amendments or modifications thereto, in all respects material to its analysis or opinion. Houlihan Lokey also assumed that no taxable gain or loss would be recognized by either Gesher or Freightos or any of their affiliates as a result of either the First Merger or the Second Merger. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Freightos or Gesher, or otherwise have an effect on the

Transaction, Freightos or Gesher or any expected benefits of the Transaction that would be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Business Combination Agreement would not differ from the draft of the Business Combination Agreement identified above in any respect material to its analyses or opinion.
Houlihan Lokey further relied upon, without independent verification, the assessments of the managements of Gesher and Freightos as to Freightos’ existing and future technology, products, product candidates, services and intellectual property (including, without limitation, the validity and life of patents or other intellectual property, the timing and probability of successful testing, development and commercialization of such technology, products, product candidates and services, and the potential impact of competition), and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property, and Houlihan Lokey assumed, at Gesher’s direction, that there would be no developments with respect to any such matters that in any respect would affect its analyses or opinion. Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Gesher, Freightos or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Gesher or Freightos was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Gesher or Freightos was or may have been a party or was or may have been subject.
Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. As Gesher was aware, the credit, financial and stock markets had been experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Transaction, and its opinion did not purport to address potential developments in any such markets. Furthermore, as Gesher was aware, there was significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of COVID-19 and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of COVID-19 and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on Houlihan Lokey’s analyses and opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.
Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of Gesher, Freightos or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the Board, Gesher or any other party with respect to alternatives to the Transaction, or (d) identify, introduce to the Board, Gesher or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. Houlihan Lokey did not express any opinion as to what the value of the Freightos Ordinary Shares actually would be when issued in the Transaction pursuant to the Business Combination Agreement or the price or range of prices at which Gesher Ordinary Shares or Freightos Ordinary Shares could be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that the Freightos Ordinary Shares to be issued in the Transaction to holders of Gesher Ordinary Shares would be listed on Nasdaq.
Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) in connection with the Board’s evaluation of the Transaction and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Board, Gesher, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of Gesher Ordinary Shares should redeem their shares.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Gesher, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Conversion Ratio to the extent expressly specified in the opinion), including, without limitation, any Related Transaction, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of Gesher, or to any other party (including, without limitation, the potential dilutive or other effects of the Freightos Ordinary Shares issued in the Recapitalization and any outstanding securities of Gesher, including warrants, or any other portion or aspect of the Transaction), (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might have been available for Gesher or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of Gesher’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Gesher’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of Gesher, whether Gesher should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction or the likelihood of obtaining such financing, (vii) whether or not Gesher, Freightos, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) the solvency, creditworthiness or fair value of Gesher, Freightos or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Conversion Ratio or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by the Board, Gesher, Freightos and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to Gesher, Freightos and the Transaction or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Freightos, and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Original Projections and the implied reference range values indicated by Houlihan Lokey’s analyses were not necessarily indicative of actual values or predictive of future results or values, which could be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually could be sold, which could depend on a variety of factors, many of which were beyond the control of Gesher or Freightos. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses were inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the Board in evaluating the proposed Transaction. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Conversion Ratio or of the views of the Board or management with respect to the Transaction or the Conversion Ratio. The type and amount of consideration payable in the Transaction were determined through negotiation between Gesher and Freightos, and the decision to enter into the Business Combination Agreement was solely that of the Board.
Financial Analyses
In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board on May 31, 2022. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including enterprise value, which generally is the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of the relevant company’s net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on the relevant company’s balance sheet).
Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing prices of the common stock of the selected companies listed below as of May 27, 2022. The estimates of the future financial performance of Freightos relied upon for the financial analyses described below were based on the Original Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.
Assumed Value.   For purposes of its financial analyses, at Gesher’s direction, Houlihan Lokey assumed that the Conversion Ratio implied an equity value for Freightos equal to $390,000,000.
Selected Companies Analysis.   Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.
The financial data reviewed included:
•
Enterprise value as a multiple of estimated net revenue for the 2022 fiscal year, or “FY 2022E” revenue;

•
Enterprise value as a multiple of estimated net revenue for the 2023 fiscal year, or “FY 2023E” revenue; and

•
Enterprise value as a multiple of estimated net revenue for the 2024 fiscal year, or “FY 2024E” revenue.

The selected companies and resulting low, high, median and mean financial data included the following:
Payments Software and SaaS
•
AvidXchange Holdings, Inc.

•
Bill.com Holdings, Inc.

•
BTRS Holdings Inc.

•
Coupa Software Incorporated

•
Esker SA

•
Expensify, Inc.

•
Lightspeed Commerce Inc.

Logistics Software and SaaS
•
American Software, Inc.

•
E2open Parent Holdings, Inc.

•
Kinaxis Inc.

•
Manhattan Associates, Inc.

•
Samsara Inc.

•
SPS Commerce, Inc.

•
The Descartes Systems Group Inc.

•
Trimble Inc.

•
WiseTech Global Limited

Data Marketplace Services
•
CME Group Inc.

•
CoStar Group, Inc.

•
MarketAxess Holdings Inc.

•
MSCI Inc.

•
Tradeweb Markets Inc.

•
ZoomInfo Technologies Inc.

Enterprise Value to Net Revenue
	FY 2022E	FY 2023E	FY 2024E
Low	3.8x	3.2x	2.5x
High	19.3x	16.1x	14.0x
Median	8.9x	7.2x	6.4x
Mean	9.9x	8.4x	7.3x
Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 12.0x to 16.0x FY 2022E net revenue, 8.0x to 12.0x FY 2023E net revenue and 4.0x to 6.0x FY 2024E net revenue to corresponding financial data for Freightos. The selected companies analysis indicated implied equity value reference ranges for Freightos of approximately $263.4 million to $347.9 million based on FY 2022E net revenue, approximately $326.5 million to $484.7 million based on FY 2023E net revenue and approximately $330.9 million to $491.3 million based on FY 2024E net revenue, in each case as compared to the Implied Equity Value for Freightos of $390,000,000.
Discounted Cash Flow Analysis.   Houlihan Lokey performed a discounted cash flow analysis of Freightos based on the Original Projections. Taking into account its experience and professional judgment, an estimate of Freightos’ weighted average cost of capital and publicly available information regarding private equity and venture capital rates of return, Houlihan Lokey applied a range of discount rates of 30.0% to

40.0% to Freightos’ estimated unlevered cash flows for FY 2022E through 2025E and estimated terminal values. Unlevered cash flows were calculated by taking projected EBITDA and subtracting airline deposits, taxes paid, capital expenditures in property and equipment, change in net working capital and payments on certain earnout arrangements, in each case based on information provided by Freightos and approved for Houlihan Lokey’s use by Gesher. Houlihan Lokey applied a range of terminal value multiples of 6.0x to 8.0x to Freightos’ estimated net revenue for the 2025 fiscal year. The discounted cash flow analysis indicated an implied equity value reference range for Freightos of approximately $253.8 million to $472.2 million, as compared to the Implied Equity Value for Freightos of $390,000,000.
Other Matters
Houlihan Lokey was engaged by Gesher to provide an opinion to the Board as to the fairness, from a financial point of view, to Gesher of the Conversion Ratio provided for in the Recapitalization pursuant to the Business Combination Agreement, giving effect to the Freightos Ordinary Shares being issued in the First Merger. Gesher engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by Gesher, Houlihan Lokey became entitled to an aggregate fee of $500,000 for its services, of which $250,000 was earned by Houlihan Lokey and payable upon the delivery of its opinion and $250,000 was earned by Houlihan Lokey upon the delivery of its opinion and payable upon the first to occur of (x) the consummation of the Transaction, (y) the consummation of another business combination involving Gesher, and (z) the liquidation or dissolution of Gesher. Gesher has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Gesher, Freightos or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Gesher, Freightos, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Gesher, Freightos, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
The Gesher Board’s Additional Considerations since its Approval of the Business Combination
Since May 31, 2022, Gesher and Freightos, along with their respective advisors, have been in regular contact, including regularly reviewing the financial performance of Freightos and the performance of Freightos’ business compared to the Original Projections. In late October and early November, in connection with the presentation of the Updated Projections, the Gesher Board reviewed and discussed the Updated Projections provided by Freightos’ management team in order to consider and determine that the Business Combination Agreement and the mergers and the transactions contemplated thereby were fair to Gesher’s shareholders in light of the Updated Projections. For additional information concerning the Updated Projections, see “— Certain Financial Projections Provided to the Gesher Board — The Updated Projections” and “Risk Factors — Risks Related to the Business Combination and the Combined Company — The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Freightos’ future results.”

The materials and factors considered by the Gesher Board included the following additional qualitative and quantitative evaluations made by the Gesher management team regarding Freightos:
Evaluation Criteria	Evaluation by Gesher Management & Board
Updated Projections	Gesher’s management and the Gesher Board analyzed and discussed the elements of the Updated Projections. Taking into consideration the various assumptions made in the Updated Projections and after accounting, in particular, for foreign currency fluctuations, the improvement in Freightos’ key business transaction numbers, the improvement in projected Free Cash Flow for 2022 and 2023 and its impact on Gesher’s discounted cash flow analysis, and the improved trading market for the comparable companies with publicly traded equity securities previously considered by the Gesher Board, the Gesher Board concluded that the downward adjustments in the Updated Projections do not outweigh the other considerations of the Gesher Board in a way that would have a material adverse impact on the Gesher Board’s assessment of the Business Combination and its view that the Freightos management team will be able to continue to grow the business and provide an attractive investment for Gesher’s shareholders.
Macro-Economic Factors	In reviewing the Updated Projections, Gesher’s management and the Gesher Board took into consideration certain macro-economic factors, in particular currency rate fluctuations, that have impacted the nominal value of Freightos’ projected revenue, which in turn directly impacted Freightos’ projected Adjusted EBITDA and Free Cash Flow. While acknowledging the risks associated with currency rate fluctuations and changes in ocean container freight rates and air cargo rates, the Gesher Board did not believe these macro-economic factors were indicative of the underlying performance of the Freightos business.
Key Performance Metrics	In connection with the Gesher Board’s evaluation of the Updated Projections, the Gesher Board evaluated Freightos’ quarterly results for the two quarterly periods completed since the signing of the Business Combination Agreement. In particular, Freightos’ #Transactions, which Gesher’s management and the Gesher Board believe are key performance metrics for the success of the Freightos business, have continued to exceed targeted growth during the period following the signing of the Business Combination Agreement. Whereas Freightos management projected 135,000 and 159,000 #Transactions for the second and third quarters of 2022, respectively, actual results were 150,000 and 192,000 #Transactions for the second and third quarters of 2022, respectively (actual

Evaluation Criteria	Evaluation by Gesher Management & Board
results included 5,000 and 32,000 #Transactions related to 7LFreight, which were not previously modeled by Freightos).
Free Cash Flow	The analysis of Gesher’s management and the Gesher Board, both during the negotiation of and at the time Gesher entered into the Business Combination Agreement, also focused on deploying a capital infusion of $50 million to $150 million, with high rates of return relative to the enterprise value in order to maximize value for Gesher shareholders. Further, Gesher’s management and the Gesher Board projected that the capital deployed in a business combination would be a multiple of the cash needed by the target to achieve positive cash flow. In light of the improvement in Freightos’ projected Free Cash Flow for 2022 and 2023 and its impact on Gesher’s discounted cash flow analysis, taken together with the capital infusion contemplated by the Business Combination relative to the projected cash needs of Freightos, the Gesher Board concluded that the updward adjustments to projected Free Cash Flow for 2022 and 2023 undergirded its evaluation of the Business Combination and that the downward adjustments in projected Free Cash Flow for 2024 and 2025 were not sufficiently material to outweigh the Gesher Board’s other considerations.
Trading Market for Public Company Comparables	The Gesher Board also considered the improved trading market for the large majority of the comparable companies with publicly traded equity securities previously considered by the Gesher Board based on an updated comparable companies analysis and discussions regarding the financial performance of Freightos’ business. Accordingly, the Gesher Board determined that the agreed Implied Equity Value of Freightos for purposes of the Business Combination was still at an attractive level when compared with public peers’ metrics.
Market Opportunity	Since the signing of the Business Combination Agreement, Freightos remains a leading, vendor-neutral booking and payment platform for international freight. Moreover, Freightos’ #Transactions have continued to exceed targeted growth during the period following the signing of the Business Combination Agreement, which the Gesher Board believes indicates that Freightos an attractive investment for Gesher’s shareholders.
Certain Financial Projections Provided to the Gesher Board
The Original Projections
In connection with its consideration of the potential Business Combination, Freightos provided the Original Projections to Gesher, which included its internally prepared projections for the fiscal years ending

December 31, 2022 through December 31, 2025, in connection with Gesher’s evaluation of Freightos. Freightos believed the forecasts and assumptions described above incorporated into the Original Projections were reasonable at the time the Original Projections were prepared, given the information Freightos had at that time and its business strategy and performance trends at such time. However, since the signing of the Business Combination Agreement in May 2022, certain factors have arisen with the passage of time that affected Freightos’ actual results in 2022 and which are expected to continue to affect Freightos’ results going forward. Those factors include, among other unanticipated circumstances, (i) sharp decreases in market prices for ocean and air freight, (ii) decreases in freight market volumes, (iii) adverse changes in exchange rates, particularly the Euro / U.S. dollar, and (iv) the delayed closing of the Business Combination (and, in particular, the corresponding delay in capital infusion for investment purposes) resulting from a delay related to the completion of the audit of Freightos’ historical financial statements by its independent registered public accounting firm. As a result, Freightos prepared new projections, as set forth under “— The Updated Projections” below, to reflect the adjusted assumptions and expectations of Freightos’ management regarding Freightos for 2022 through 2025. Accordingly, the Original Projections do not reflect Freightos’ management’s view on future performance, and you are cautioned not to place reliance on the Original Projections in making a decision regarding the Business Combination.
For additional information, see “Risk Factors — Risks Related to the Business Combination and the Combined Company — The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Freightos’ future results.”
The Projections were not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Freightos’ management, was prepared on a reasonable basis and reflected the best available estimates and judgments at the time they were provided to Gesher by Freightos, and presented, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Freightos. Freightos does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of Freightos’ future performance, revenue, financial condition or other results. The Projections set forth below were prepared solely for use by Gesher and the Gesher Board in connection with the proposed Business Combination and are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. You are cautioned that the Projections may be materially different than actual results. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of the Projections are cautioned not to place undue reliance on the prospective financial information
The Projections are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Freightos’ control. While all Projections are necessarily speculative, Freightos believes that the prospective financial information in the Projections covering multiple years by its nature is more uncertain with each successive year. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Projections. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the Projections is provided in this proxy statement/prospectus because they were made available to Gesher and the Gesher Board in connection with its review of the proposed Business Combination. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that Freightos, Gesher or their respective representatives considered or consider the Projections to be a reliable prediction of future events.
The Original Projections were requested by, and disclosed to, Gesher and to the Gesher Board for use as but one component in its overall evaluation of Freightos and are included in this proxy statement/prospectus on that account. Additionally, the Original Projections were reviewed and approved by Gesher and provided to Houlihan Lokey, who was authorized and directed by Gesher to use and rely upon the Original Projections for its financial analyses and opinion to the Gesher Board, as set forth in Annex D to this proxy statement/prospectus. Accordingly, such Original Projections are included in this proxy statement/prospectus on that account. Freightos did not prepare alternative “cases” or “sets” of projections.

By including the unaudited prospective financial information in this proxy statement/prospectus, neither Freightos nor Gesher undertakes any obligation, and each of them expressly disclaims any responsibility, to update or revise, or publicly disclose any update or revision to, the unaudited prospective financial information to reflect circumstances or events, including unanticipated events, that may have occurred or that may occur after the preparation of the unaudited prospective financial information, even in the event that any or all of the assumptions underlying the unaudited prospective financial information change, in each case, except to the extent required by applicable federal securities laws. Readers of this proxy statement/prospectus are cautioned not to rely solely on the unaudited prospective financial information set forth below in making a decision regarding the Business Combination Proposal, as actual results are likely to differ materially from the prospective financial information. You should read the following unaudited prospective financial information together with the sections titled “Risk Factors” and “Freightos’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this proxy statement/prospectus and Freightos’ consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. None of Freightos, Gesher nor any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any person that the results anticipated by the unaudited prospective financial information, or any other results, will be achieved. The combined company does not intend to reference the unaudited prospective financial information in its future periodic reports filed under the Exchange Act.
Neither Freightos’ independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
Key Elements of the Original Projections
The key elements of the Original Projections are summarized below, which were prepared by Freightos’ management:
($m)	2022E (pro forma)	2023E	2024E	2025E
Revenue	$21.1	$39.5	$80.3	$169.6
Adjusted EBITDA(1)(3)	$(19.8)	$(23.10)	$(5.7)	$40.5
Free Cash Flows(2)(3)	$(20.7)	$(24.2)	$(7.8)	$37.0

(1)
Adjusted EBITDA represents net loss before income taxes, finance income, finance expense, share-based payment expense, depreciation and amortization, reorganization expenses and operating expense settled by issuance of shares.

(2)
Free Cash Flows represent Adjusted EBITDA less taxes paid and capital expenditures for property and equipment. For purposes of its discounted cash flow analysis, Houlihan Lokey considered unlevered cash flow of $(17.5) million for FY 2022E, $(33.0) million for FY 2023E, $(28.4) million for FY 2024E, and $(22.0) million for FY 2025E. Unlevered cash flow was calculated by subtracting estimated airline deposits, taxes paid, capital expenditures in property and equipment, change in net working capital and payments on certain earnout arrangements, in each case based on information provided by Freightos and approved for Houlihan Lokey’s use by Gesher, from projected Adjusted EBITDA.

(3)
Adjusted EBITDA and Free Cash Flows are non-IFRS financial measures.

The Updated Projections
Comparison of the Original Projections and Updated Projections
Among other updates, Freightos’ management made the following main changes in preparing the Updated Projections as compared to the Original Projections:
•
Updated Revenue Projections.   Freightos’ management decreased total revenue projections (i) for 2022, by $1.7 million, from $21.1 million in the Original Projections to $19.4 million in the Updated

Projections, (ii) for 2023, by $9.7 million, from $39.6 million in the Original Projections to $29.8 million in the Updated Projections, (iii) for 2024, by $19.2 million, from $80.2 million in the Original Projections to $61.0 million in the Updated Projections, (iv) for 2025, by $35.5 million, from $169.6 million in the Original Projections to $134.1 million in the Updated Projections, mainly attributable to:
(a)
Ocean containerized freight rates:   Decreases in market prices for ocean containerized freight and corresponding decreases in fees from such transactions on the Freightos platform have impacted Freightos’ revenue projections. For example, the FBX01 index, which indicates the market price for shipping a 40-foot container from China and East Asia to the North American West Coast, a bellwether trade lane, declined by more than 75%, from $10,762, when the Business Combination Agreement was announced on May 31, 2022, to $2,516, on the first business day of October 2022.

(b)
Air cargo rates:   Decreases in market prices for air cargo and corresponding decreases in fees from such transactions on the Freightos platform have impacted Freightos’ revenue projections. For example, the Freightos Air Index (which is in “beta” mode and subject to recalculation) decreased by more than 17%, from $3.94 on May 29, 2022 to $3.28 on October 9, 2022.

(c)
Freight volumes:   According to Descartes Datamyne™, the number of containers imported into the United States in September 2022 decreased by over 15% compared to May 2022. According to CargoAi, the overall chargeable weight of air cargo in September 2022 decreased 12% compared to September 2021. Although Freightos has continued to increase #Transactions, Freightos’ management has tempered its projections based on these broader market factors.

(d)
Currency fluctuations:   Decreases in the Euro and other currencies we operate in, against the U.S. dollar have impacted Freightos’ revenue projections. For example, the Euro/U.S. dollar exchange rate declined approximately 9% from $1.08 on May 31, 2022 to approximately $0.98 on October 1, 2022. The last time the Euro/U.S. dollar exchange rate was below 1.00 was more than 20 years ago.

(e)
Delay in the Business Combination:   The delayed closing of the Business Combination (and, in particular, the corresponding delay in capital contributions expected therefrom for investment purposes), resulting from a delay related to the completion of the audit of Freightos’ historical financial statements by its independent registered public accounting firm, caused Freightos to postpone certain marketing and sales expenditures, which it requires for growth.

•
Updated Adjusted EBITDA Projections.   Freightos’ management (i) increased its Adjusted EBITDA projections for 2022, by $2.3 million, from $(19.8) million in the Original Projections to $(17.5) million in the Updated Projections, (ii) increased its Adjusted EBITDA projections for 2023, by $2.3 million, from $(23.1) million in the Original Projections to $(20.8) million in the Updated Projections, (iii) decreased its Adjusted EBITDA projections for 2024, by $3.3 million, from $(5.7) million in the Original Projections to ($9.0) million in the Updated Projections, and (iv) decreased its Adjusted EBITDA projections for 2025, by $7.7 million, from $40.5 million in the Original Projections to $32.8 million in the Updated Projections. These adjustments were driven primarily by the factors described above, which decreased projected revenue, which are offset in part by managing certain expense levels to enable continued growth in the #Transactions, which Freightos’ management believes is a key driver of Freightos’ ability to capture market share and, in turn, Freightos’ future success.

•
Updated Free Cash Flow Projections.   Freightos’ management (i) increased its Free Cash Flow projections for 2022, by $2.7 million, from $(20.7) million in the Original Projections to $(18.0) million in the Updated Projections, (ii) increased its Free Cash Flow projections for 2023, by $2.2 million, from $(24.2) million in the Original Projections to $(22.0) million in the Updated Projections, (iii) decreased its Free Cash Flow projections for 2024, by $3.1 million, from $(7.8) million in the Original Projections to $(10.9) million in the Updated Projections, (iv) decreased its Free Cash Flow projections for 2025, by $7.3 million, from $37.0 million in the Original Projections to $29.7 million in the Updated Projections. These adjustments were driven primarily by the factors described above with respect to Adjusted EBITDA, while tax payments and capital expenditures are closely aligned with projected revenue.
Key Elements of the Updated Projections
Considering the above main updates to the Original Projections, the key elements of the Updated Projections are summarized in the table below, which were prepared by Freightos’ management:
($m)	2022E	2023E	2024E	2025E
Revenue	$19.4	$29.8	$61.0	$134.1
Adjusted EBITDA(1)(3)	$(17.5)	$(20.8)	$(9.0)	$32.8
Free Cash Flows(2)(3)	$(18.0)	$(22.0)	$(10.9)	$29.7

(1)
Adjusted EBITDA represents net loss before income taxes, finance income, finance expense, share-based payment expense, depreciation and amortization, reorganization expenses and operating expense settled by issuance of shares.

(2)
Free Cash Flows represent Adjusted EBITDA less taxes paid and capital expenditures for property and equipment.

(3)
Adjusted EBITDA and Free Cash Flows are non-IFRS financial measures.

Material Assumptions Underlying the Financial Projections
The financial projections set forth in the table of Freightos financial projections for the years ending December 31, 2022 through 2025 reflect numerous assumptions, including assumptions with respect to general business, economic, market and regulatory conditions, all of which are difficult to predict and many of which are beyond Freightos’ control, such as the volume of cross-border trade, market adoption of the Freightos’ Platform and Solutions segment offerings, the overall size and price level of the international freight market, the freight industry’s adoption of digital solutions, customer retention, competition, exchange rates, costs including labor, cloud services, digital advertising, and the other risks and uncertainties discussed in “Risk Factors,” “Freightos’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.”
The material assumptions underlying the projections include:
•
Additional service providers, primarily airlines, and secondarily container ocean liners, offering their freight capacity and agreeing to receive bookings through the Freightos platform, with new carriers joining at a quarterly rate similar to the rates in recent quarters, as presented in the following table:

	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
Unique booking air and ocean carriers	22	27	28	28	31	31
If Freightos fails to continue attracting new carriers, the growth of #Transactions, GBV and Platform revenue would be adversely affected.
•
Continued retention of almost all carriers on the Freightos platform. To date, Freightos has retained 100% of its active carriers; however, if Freightos fails to retain carriers who offer capacity and receive bookings on the Freightos platform, the growth of #Transactions, GBV and Platform revenue would be adversely impacted.

•
Additional freight forwarder companies and individual users within those companies adopting the Freightos platform as their preferred way of buying from carriers, most importantly for air cargo, with new freight forwarders and users joining at a rate similar to the rates in recent quarters, as presented in the following table of #Unique Buyer Users on a pro forma basis to reflect the acquisitions of 7LFreight and Clearit, as applicable:

Pro Forma #Unique Buyer Users
Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
3,587	4,733	6,388	6,676	7,582	9,580	10,053	11,412	12,601	14,936
If Freigtos fails to add Buyer companies and increase #Unique Buyer Users at the rate it has in prior quarters, the growth of #Transactions, GBV, and Platform revenue would be adversely impacted.
•
Accelerated adoption of the Freightos platform by small and large importers/exporters as the Freightos platform becomes more mature and as Freightos makes additional investments in sales and marketing. In 2022, for the first time, Freightos conducted successful pilots with enterprise importers/exporters on the Freightos platform and, based on the success of those pilots, Freightos believes that its growth with enterprise importers/exporters will accelerate in 2023. In addition, during 2022, Freightos secured new supply from ocean liners and ocean consolidators that will be live by the end of 2022 and contribute to growth in 2023. Freightos anticipates that the proceeds from the business combination will be used for advertising to attract additional small importers and exporters, an area in which Freightos has already demonstrated success. If Freightos fails to add importer and exporter Buyers, the growth of #Transactions, GBV and Platform revenue would be adversely impacted. Higher customer acquisition costs, due to increased competition for advertisement keywords or otherwise, would also negatively impact net income.

•
Freight forwarders that already place bookings on the Freightos platform increasing their volume of bookings as additional airlines become available on the Freightos platform, with bookings per forwarder growing approximately linearly with the increase to available supply, similar to activity in recent quarters. A change in positive adoption dynamics would negatively impact the growth of #Transactions, GBV and Platform revenue.

•
Average transaction value (i.e., GBV/transaction) increasing by approximately 17.5% per year from the years ending December 31, 2022 through 2025 as larger Buyers utilize the Freightos platform, thereby increasing the size of the average transaction. This also assumes that the overall price level for air and ocean shipping, while it is likely to fluctuate significantly, remains at a similar level on average over the long-term. Freightos prepared the Updated Projections to reflect, in part, the steep decline in price levels during the second and third quarters of 2022, but a further sustained decline in price levels would negatively impact GBV and components of Platform revenue that are charged as a percentage of GBV.

•
Global trade and the international shipping market remaining stable, or growing slightly, and exchange rates, especially Euro/U.S. dollar, remaining relatively stable. Freightos prepared the Updated Projections to reflect, in part, the adverse change in the Euro/U.S. dollar exchange ratio in 2022, but a further sustained drop would negatively impact revenues, while also reducing expenses. Other exchange rates have a smaller effect on Freightos’ results.

•
Carriers continuing to pay a reasonable fee to receive bookings, and the fees received from carriers increasing over time as the Platform demonstrates that it provides increasing value to Sellers. Based on Freightos’ experience, carriers, primarily cargo airlines, have agreed to pay increased fees over time, or started with a free trial and then agreed to pay a fee. Historically, Sellers have been willing to pay fees, or increased fees, as applicable, over time as they experience increasing order flow through the Freightos platform, particularly orders from new customers that they would have not received otherwise, as well as positive feedback from their customers with respect to their experience on the Freightos platform. In addition, Freightos provides valuable market data and other features to Sellers. Freightos typically charges a percentage of the transaction value when it handles payments on its platform and otherwise charges flat fees. If Freightos fails to provide increasing value to Sellers and, as a result, is unable to increase its fees, Platform revenue would be adversely impacted.

•
Payment solutions continuing to be adopted by Sellers and Buyers on the Freightos platform, with a commensurate increase in take rate (i.e., revenue/GBV). If Sellers and Buyers decline to adopt payment solutions on the Freightos platform, Platform revenue would be adversely impacted.

•
Clearit customs brokerage services continuing to grow in the United States and Canada, servicing freightos.com customers and an increasing number of customers through direct Clearit marketing and channel partners. Platform revenue would be adversely impacted if Freightos is unable to build its customers brokerage business.
•
Certain assumptions related to the mix of transactions on the Freightos platform, as some types of transactions, such as bookings by SMB importers/exporters, having a higher revenue take rate. Transactions between freight forwarders and shippers (on the freightos.com site) have a higher revenue take rate than transactions between forwarders and carriers (on the webcargo.co site). Although Freightos’ projections assume that webcargo.co will grow faster than freightos.com, the take rate on webcargo.co has been growing steadily and is expected to continue to increase over time. A change in the mix of transaction types may impact Platform revenue.

•
Renewal of SaaS subscriptions at a rate similar to the rates in recent quarters. Unanticipated churn of SaaS customers could adversely impact Solutions revenue.

•
New customers purchasing SaaS subscriptions at a rate similar to the rates in recent quarters. Freightos expects growth in revenue from new customers purchasing SaaS subscriptions and transacting on the Freightos platform to represent between 3% and 30% of Freightos’ overall revenue growth each year, with the percentage declining from 2022 to 2025. Failure to attract new SaaS customers would adversely impact growth in overall revenue.

•
Pricing of SaaS and data subscriptions remaining stable. Variations in pricing would impact Solutions revenue.

•
Continued growth of the data subscription business. If Freightos fails to grow the data subscription business, the growth of Solutions revenue would be adversely impacted.

•
Continuing success in attracting and retaining the talent that the Freightos business requires. If Freightos fails to attract and retain talent, its overall business and results of operations would be adversely impacted.

•
Stable price levels, especially for skilled labor, office rent and cloud services in the countries where Freightos operates. If price inflation increases Freightos’ costs, its net income may decline, particularly if Freightos was unable to increase its own prices.

As discussed throughout the section of this proxy statement/prospectus entitled “Freightos’ Business,” the majority of Freightos’ projected revenue growth is expected to be driven by its Platform segment, in which revenue is directly related to the volume and value of transactions on the Freightos platform. Freightos developed its projections based on marketplace dynamics where new Buyers join at a steady rate and attract new Sellers, and new Sellers join and attract new Buyers. Assumptions related to the #Transactions on the Freightos platform involve the rate at which Buyers and Sellers join and #Transactions being proportional to the product of the number of Buyers times the number of Sellers, thus leading to consistent accelerating quadratic growth, as Freightos has experienced consistently since 2020, similar to other successful marketplaces that have been able to sustain similar growth for many years.
Freightos’ revenue projections for the year ending December 31, 2022 were based primarily on expected revenue generation from its acquisitions of 7LFreight and Clearit in December 2021 and February 2022, respectively. During the year ended December 31, 2021, 7LFreight and Clearit generated approximately $2.4 million and $3.1 million in revenue, respectively. The aforementioned acquisitions are expected to generate approximately 60%, of Freightos’ projected revenue growth, or $6 million, during the year ended December 31, 2022.
Freightos’ revenue projections for the years ending December 31, 2023 through 2025 were based primarily on expected growth in #Transactions, which has rapidly increased every quarter since 2020, as set forth in the table above on a pro forma basis to reflect the acquisitions of 7LFreight and Clearit, as applicable.
Pro Forma # Transactions
Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
7,401	8,964	15,236	22,338	32,674	57,094	76,141	96,863	114,846	150,244

In Freightos’ Solutions segment, the term of most SaaS subscriptions is one year, and the historical renewal rate for the year ended December 31, 2021 was 94.7%. The majority of growth in our Solutions segment is from new customers and from customers upgrading from a free version to a paid version of the SaaS subscriptions. Freightos expects growth in revenue from new customers purchasing SaaS subscriptions and transacting on the Freightos platform to represent between 3% and 30% of Freightos’ overall revenue growth each year, with the percentage declining from 2022 to 2025.
Freightos believes its revenue projections are comparable to the actual historical revenue growth rates of publicly traded peer companies. The following selected publicly traded companies are those that Freightos deemed relevant for purposes of comparing its revenue growth projections:
Company / Ticker	IPO Date		CY2018	CY2019	CY2020	2-Year CAGR (%)
DoorDash, Inc. (DASH)	12/8/2020	Revenue	$361	$971	$2,886	183%
		YoY Growth	—	169%	197%
			CY2018	CY2019	CY2020
Global-e Online Ltd. (GLBE)	5/11/2021	Revenue	$39	$66	$136	88%
		YoY Growth	—	70%	107%
			CY2019	CY2020	CY2021
ACV Auctions Inc. (ACVA)	3/23/2021	Revenue	$107	$208	$358	83%
		YoY Growth	—	95%	72%
			CY2016	CY2017	CY2018
Lyft, Inc. (LYFT)	3/28/2019	Revenue	$343	$1,060	$2,157	151%
		YoY Growth	—	209%	103%
			CY2004	CY2005	CY2006
MercadoLibre, Inc. (MELI)	8/9/2007	Revenue	$13	$28	$52	103%
		YoY Growth	—	123%	84%
			CY2016	CY2017	CY2018
Pinduoduo Inc. (PDD)	7/25/2018	Revenue	$73	$268	$1,908	412%
		YoY Growth	—	269%	612%
			CY2020	CY2021	CY2022
Bill.com Holdings, Inc. (BILL)	12/11/2019	Revenue	$184	$413	$812	110%
		YoY Growth	37%	125%	97%
			CY2012	CY2013	CY2014
Block, Inc. (SQ)	11/18/2015	Revenue	$203	$552	$850	104%
		YoY Growth	—	172%	54%
			CY2012	CY2013	CY2014
Box, Inc. (BOX)	1/22/2015	Revenue	$59	$124	$216	92%
		YoY Growth	45%	111%	74%
			CY2016	CY2017	CY2018
CrowdStrike Holdings, Inc. (CRWD)	6/11/2019	Revenue	$53	$119	$250	118%
		YoY Growth	—	125%	110%

			CY2017	CY2018	CY2019
Datadog, Inc. (DDOG)	9/18/2019	Revenue	$101	$198	$363	90%
		YoY Growth	—	97%	83%
			CY2019	CY2020	CY2021
Duolingo, Inc. (DUOL)	7/27/2021	Revenue	$71	$162	$251	88%
		YoY Growth	—	129%	55%
			CY2014	CY2015	CY2016
Okta, Inc. (OKTA)	4/6/2017	Revenue	$41	$86	$161	98%
		YoY Growth	—	109%	87%
			CY2012	CY2013	CY2014
Shopify Inc. (SHOP)	5/20/2015	Revenue	$24	$50	$105	110%
		YoY Growth	—	112%	109%
			CY2018	CY2019	CY2020
Snowflake Inc. (SNOW)	9/15/2020	Revenue	$97	$265	$592	147%
		YoY Growth	—	173.9%	123.6%
			CY2013	CY2014	CY2015
Twilio Inc.(TWLO)	6/22/2016	Revenue	$50	$89	$167	83%
		YoY Growth	—	78.0%	87.9%
			CY2010	CY2011	CY2012
Veeva Systems Inc. (VEEV)	10/15/2013	Revenue	$29	$61	$130	111%
		YoY Growth	—	110%	111%
			CY2009	CY2010	CY2011
Workday, Inc. (WDAY)	10/11/2012	Revenue	$25	$68	$134	131%
		YoY Growth	—	170%	98%
			CY2016	CY2017	CY2018
Zoom Video Communications, Inc. (ZM)	4/17/2019	Revenue	$61	$151	$331	133%
		YoY Growth	—	149%	118%
			CY2018	CY2019	CY2020
ZoomInfo Technologies Inc. (ZI)	6/3/2020	Revenue	$144	$293	$476	82%
		YoY Growth	—	103.3%	62.4%
Customer acquisition costs (“CAC”) are reflected in the Projections. CAC includes expenses related to the Freightos sales and marketing teams, advertising expenses and trade show expenses. For enterprise customers, the Projections assume a direct sales force scaling with the business, which is the main component of CAC. For small- and medium-sized business customers, sales are primarily generated through digital advertising, and the largest customer acquisition cost is typically the digital advertising cost. CAC projections are modeled based on actual costs from recent years.
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Gesher Board to vote in favor of approval of the Business Combination Proposal, the Merger Proposal and the Charter Proposal, shareholders should keep in mind that the Sponsor and Gesher’s directors, executive officers and advisors have interests in such proposals that are different from, or in addition to, those of holders of Public Shares generally. In particular:

•
Immediately following the consummation of the Business Combination, the Sponsor and its affiliates are expected to hold (i) 2,825,000 Freightos Ordinary Shares, and (ii) 4,450,549 Freightos Warrants each entitling the Sponsor to purchase one Freightos Ordinary Share at a price of $11.50 per share, which in the aggregate and assuming the exercise of all warrants would represent 9.9% and 11.2% ownership interest in the combined company under the No Redemption Scenario and the Maximum Redemption Scenario, respectively, on an as converted basis, assuming no additional equity securities are issued and no additional equity-linked securities are converted other than the Freightos Warrants outstanding as of the closing date.

•
If the Business Combination with Freightos or another business combination is not consummated by April 14, 2023 (or such later date as may be approved by Gesher’s shareholders in an amendment to the Gesher Articles), Gesher will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the Gesher Board, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor and certain directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Gesher IPO, would be worthless because the holders have waived their right to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[•] million based upon the closing price of $[•] per share on Nasdaq on [•], 2022. On the other hand, if the Business Combination is consummated, each outstanding Gesher Ordinary Share will be converted into one Freightos Ordinary Share. In the aggregate, the 2,825,000 Gesher Ordinary Shares held by the Sponsor will be exchanged for 2,825,000 Freightos Ordinary Shares in the Business Combination.

•
If Gesher is unable to complete a business combination within the required time period under the Gesher Articles, Gesher and/or the Sponsor could be liable under certain circumstances for claims by service providers, vendors or other entities that are owed money by Gesher for services rendered or contracted for or products sold to Gesher. If Gesher consummates a business combination, on the other hand, Gesher and ultimately the combined company will be liable for all such claims.

•
EarlyBird, the underwriter in the Gesher IPO, will be entitled to receive a deferred underwriting commission of approximately $4.0 million upon completion of the Business Combination, of which 30% may be reallocated to other advisors of Gesher.

•
The Sponsor and Gesher’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred on Gesher’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Gesher fails to consummate a business combination within the required time period under the Gesher Articles, they will not have any claim against the Trust Account for reimbursement. Accordingly, Gesher may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by April 14, 2023 (or such later date as may be approved by Gesher’s shareholders in an amendment to the Gesher Articles). As of the record date, the Sponsor and Gesher’s officers and directors and their affiliates had incurred approximately $[•] of unpaid reimbursable expenses.

•
The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

•
Based on the difference in the purchase price of $0.009 that the Sponsor paid for its Gesher Ordinary Shares, as compared to the purchase price of $10.00 per Gesher Unit sold in the Gesher IPO, the Sponsor may earn a positive rate of return even if the share price of the combined company after the Closing falls below the price initially paid for the units in the Gesher IPO and the public shareholders experience a negative rate of return following the Closing.

•
The Business Combination Agreement provides for the continued indemnification of Gesher’s current directors and officers and the continuation of directors and officers liability insurance covering Gesher’s current directors and officers.

•
Gesher’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to Gesher to fund certain capital requirements. On March 1, 2021, the Sponsor agreed to loan Gesher an aggregate of up to $150,000 to cover expenses related to the Gesher IPO pursuant to a promissory note that was repaid in full on October 18, 2021, following the completion of the Gesher IPO. As of August 31, 2022, the Sponsor or its affiliates have loaned an additional $1,264,945 to Gesher in the aggregate, which may be repaid upon consummation of a business combination transaction, or at the holder’s discretion, up to $1,500,000 of the loans may be converted into warrants at a price of $1.00 per warrant. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Gesher outside of the Trust Account.
•
Ezra Gardner, Gesher’s Chief Executive Officer and a director of Gesher, will be a director of Freightos following the Closing. Such position may provide Mr. Gardner with compensation, including equity incentives. The terms of such position have not been negotiated or approved, and may not be considered by Freightos until after the extraordinary general meeting.

•
In addition to these interests of the Sponsor and Gesher’s current officers and directors, the Gesher Articles waive the application of the “corporate opportunity” doctrine. The “corporate opportunity” doctrine generally provides that a director or officer may not take a business opportunity for his or her own if: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation’s line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his or her own, the self-interest of the director or officer will be brought into conflict with the director’s or officer’s duties to the corporation. However, Gesher does not believe that the waiver of the application of the “corporate opportunity” doctrine in the Gesher Articles had any impact on its search for a potential business combination target.

Sources and Uses
No Redemption Scenario
Sources		Uses
($ in millions)
Existing Cash held in Trust Account(1)	$116	Net Cash to balance sheet	$151
PIPE/Forward Purchase Agreement(2)	50	Transaction fees and expenses(3)	15
Founder Shares	31	Founder Shares	31
Existing Freightos shareholder equity	390	Existing Freightos shareholder equity	390
Total Sources	$587	Total Uses	$587

(1)
Amount represents the Trust Account balance as of March 31, 2022. Assumes no Gesher shareholder has exercised its redemption right to receive cash from the Trust Account. This amount will be reduced by the amount of cash used to satisfy any redemptions.

(2)
Represents the $10 million PIPE Financing and $40 million Forward Purchase Investment. This amount does not include the Backstop Commitment and the Additional Backstop Commitment.

(3)
Represents an estimate of transaction expenses. Actual amount may vary and may include expenses unknown at this time.

Maximum Redemption Scenario
Sources		Uses
($ in millions)
Existing Cash held in Trust Account(1)	$10	Net Cash to balance sheet	$65
PIPE/Forward Purchase Agreement(2)	50	Transaction fees and expenses(4)	15
Founder Shares	31	Founder Shares	31
Existing Freightos shareholder equity	390	Existing Freightos shareholder equity	390
Backstop Subscriptions(3)	20
Total Sources	$501	Total Uses	$501

(1)
Amount represents the Trust Account balance as of March 31, 2022. Assumes approximately 91.4% of Gesher Ordinary Shares have been redeemed by the Gesher shareholders to receive cash from the Trust Account, reducing the amount of Gesher cash by approximately $106 million.

(2)
Represents the $10 million PIPE Financing and $40 million Forward Purchase Investment.

(3)
Represents the Backstop Commitment and the Additional Backstop Commitment.

(4)
Represents an estimate of transaction expenses. Actual amount may vary and may include expenses unknown at this time.

Anticipated Accounting Treatment
The Business Combination will be accounted for as an acquisition of an entity which does not constitute a business. Freightos will be treated as the acquirer and Gesher will be treated as the acquired company for financial statement reporting purposes. The Business Combination is not within the scope of IFRS 3 (Business Combinations) because Gesher does not meet the definition of a business and is accounted for within the scope of IFRS 2 (Share-based Payment) as issuing shares by Freightos at the Closing in exchange for stock exchange listing services provided by Gesher. Any difference between the fair value of the shares and warrants issued to Gesher’s shareholders and warrant holders and the fair value of Gesher’s net assets as of the closing date will be recorded as a listing service expense. The net assets of Freightos and Gesher will be stated at historical cost, with no goodwill or other intangible assets recorded.
As a consequence of the Business Combination, Freightos Ordinary Shares will be registered under the Exchange Act and listed on Nasdaq, which will require Freightos to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Freightos expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Regulatory Approvals Required for the Business Combination
The Business Combination is not subject to any federal or state regulatory requirement or approval, except for filings with the Cayman Islands necessary to effectuate the Business Combination.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution under Cayman Islands law, that Gesher’s entry into the Business Combination Agreement, dated as of May 31, 2022, by and among Gesher, Freightos, Merger Sub I and Merger Sub II, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, Merger Sub I will merge with and into Gesher, with Gesher surviving the merger, and immediately thereafter and as part of the same overall transaction, Gesher will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly-owned subsidiary of Freightos, which will become the parent/public company following the Business Combination, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and the transactions contemplated thereby be approved, ratified and confirmed in all respects.”
Vote Required for Approval
The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by holders of the Gesher Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purpose of establishing a quorum, will not count for the purpose of determining the number of votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for the purpose of establishing a quorum or determining the number of votes cast at the extraordinary general meeting.

The Transactions will not be consummated if Gesher has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) either immediately prior to or upon consummation of the Transactions.
The approval of the Business Combination Proposal is a condition to the consummation of the Transactions. If the Business Combination Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the Gesher shareholders for a vote.
Recommendation of the Gesher Board
THE GESHER BOARD RECOMMENDS THAT THE GESHER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
No Appraisal Rights
None of the shareholders, unit holders or warrant holders have appraisal rights in connection with the Business Combination under the Companies Act.
Resale of Freightos Ordinary Shares
The Freightos Ordinary Shares to be issued in connection with the Business Combination will be freely transferable under the Securities Act except for (i) the Freightos Ordinary Shares issuable pursuant to the Private Placements (ii) certain shares subject to lock-up or other transfer restrictions in connection with the Transactions, and (iii) shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act (“Rule 144”) an “affiliate” of Gesher immediately prior to the Effective Time or an “affiliate” of Freightos following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Freightos or Gesher (as appropriate) and may include the executive officers, directors and significant shareholders of Freightos or Gesher (as appropriate).
Stock Exchange Listing of Freightos Ordinary Shares
Freightos will use commercially reasonable efforts to cause, prior to the Effective Time, the Freightos Ordinary Shares and warrants issuable pursuant to the Business Combination Agreement to be approved for listing on Nasdaq under the symbols “CRGO and “CRGOW,” respectively, subject to official notice of issuance. Approval of the listing on Nasdaq of the Freightos Ordinary Shares and warrants (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.
Delisting and Deregistration of Gesher Securities
If the Business Combination is completed, Gesher Units, Gesher Ordinary Shares and Gesher Warrants will be delisted from Nasdaq and will be deregistered under the Exchange Act.
Combined Company Status as a Foreign Private Issuer under the Exchange Act
Following the consummation of the Business Combination, Freightos expects to be a “foreign private issuer” under SEC rules. Consequently, upon consummation of the Business Combination, the combined company will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. The combined company will be required to file its annual report on Form 20-F with the SEC. In addition, the combined company will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by the combined company that is distributed or required to be distributed by the combined company to its shareholders.
Based on its foreign private issuer status, the combined company will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. The combined company will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, the combined company officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the Freightos Ordinary Shares.
Following the consummation of the Business Combination, Freightos expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K.
Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications
Each of Gesher and Freightos is, and, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by JOBS Act. As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.
The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the combined company’s initial public offering, (b) in which the combined company’s has total annual gross revenue of at least $1.235 billion or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

PROPOSAL TWO — THE MERGER PROPOSAL
The Merger Proposal, if approved, will authorize the First Plan of Merger. The plan of merger related to the Second Merger will be approved by Freightos as the sole shareholder of both the Surviving Entity and Merger Sub II following the First Effective Time.
A copy of the First Plan of Merger is attached to this proxy statement/prospectus as Annex C.
Vote Required for Approval
The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of at least two thirds of the votes cast by the holders of the Gesher Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Abstentions, while considered present for the purpose of establishing a quorum, will not count for the purpose of determining the number of votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for the purpose of establishing a quorum or determining the number of votes cast at the extraordinary general meeting.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution under Cayman Islands law, that the First Plan of Merger be authorized, approved and confirmed in all respects, that Gesher be and is hereby authorized to enter into the First Plan of Merger, and that the merger of Merger Sub I with and into Gesher, with Gesher surviving the merger as a wholly owned subsidiary of Freightos, be authorized, approved and confirmed in all respects.”
Recommendation
THE GESHER BOARD RECOMMENDS THAT GESHER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL THREE — THE CHARTER PROPOSAL
The Charter Proposal, if approved, will approve the following material differences between the Gesher Articles and the Freightos A&R Articles to be in effect as of the Closing:
•
the name of the new public entity will be “Freightos Limited” as opposed to “Gesher I Acquisition Corp.”;

•
Freightos’ corporate existence is perpetual as opposed to Gesher’s corporate existence terminating if a business combination is not consummated within a specified period of time; and

•
the Freightos A&R Articles do not include the various provisions applicable only to special purpose acquisition corporations that the Gesher Articles contain.

In the judgment of the Gesher Board, the Charter Proposal is desirable for the following reasons:
•
the name of the new public entity is desirable to reflect the Business Combination and the combined business going forward; and

•
the provisions that relate to the operation of Gesher as a blank check company prior to the consummation of its initial business combination would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

For a comparison of the Gesher Articles and Freightos A&R Articles, see “Comparison of Rights of Freightos Shareholders and Gesher Shareholders.”
A copy of the Freightos A&R Articles, as will be in effect assuming approval of all of the Charter Proposal and upon consummation of the Transactions, is attached to this proxy statement/prospectus as Annex B.
Vote Required for Approval
The approval of the Charter Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purpose of establishing a quorum, will not count for the purpose of determining the number of votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for the purpose of establishing a quorum or determining the number of votes cast at the extraordinary general meeting.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that the Freightos A&R Articles to be in effect as of the Closing be approved in all respects.”
Recommendation
THE GESHER BOARD RECOMMENDS THAT GESHER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL FOUR — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will allow the Gesher Board to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt one or more proposals presented to shareholders for a vote. In no event will Gesher solicit proxies to adjourn the extraordinary general meeting or consummate the Transactions beyond the date by which it may properly do so under the Gesher Articles. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Transactions. See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
Consequences If the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the meeting and is not approved by the shareholders, the Gesher Board may not be able to adjourn the extraordinary general meeting to a later date or dates. In such event, the Transactions would not be completed.
Resolution to be Voted Upon
“RESOLVED, as an ordinary resolution under Cayman Islands law, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination be approved in all respects.”
Vote Required for Approval
The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the Gesher Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purpose of establishing a quorum, will not count for the purpose of determining the number of votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for the purpose of establishing a quorum or determining the number of votes cast at the extraordinary general meeting.
Recommendation
THE GESHER BOARD RECOMMENDS THAT GESHER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE BUSINESS COMBINATION AGREEMENT AND ANCILLARY DOCUMENTS
The following summary of the material provisions of the Business Combination Agreement and the Ancillary Documents is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the Ancillary Documents. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus. Copies of the Ancillary Documents are attached as exhibits to the registration statement of which this proxy statement/prospectus forms a part.
Gesher shareholders are encouraged to read the Business Combination Agreement and the Ancillary Documents in their entirety (and, if appropriate, with the advice of financial and legal counsel) for a more complete understanding of the Business Combination.
The following summary of the Business Combination Agreement and the Ancillary Documents is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Business Combination Agreement and the Ancillary Documents and not to provide any other factual information regarding Gesher, Freightos or their respective businesses. Accordingly, the representations and warranties and other provisions of the Business Combination Agreement and the Ancillary Documents should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus. Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.
Business Combination Agreement
The Business Combination
On May 31, 2022, Gesher and Freightos entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, at the Closing, among other things, (i) Merger Sub I will merge with and into Gesher, with Gesher surviving the First Merger as a wholly owned subsidiary of Freightos, and (ii) Gesher will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Freightos.
Immediately prior to the First Merger, Freightos and its shareholders will engage in the Recapitalization so that the only outstanding equity securities of Freightos will be Freightos Ordinary Shares and certain options to acquire Freightos Ordinary Shares that will remain outstanding following the Closing. To effect the Recapitalization, (i) each Freightos Preferred Share will automatically convert into Freightos Ordinary Shares in accordance with the Freightos organizational documents and (ii) immediately following such conversion, each then issued and outstanding Freightos Ordinary Share will automatically convert into such number of Freightos Ordinary Shares equal to the quotient obtained by dividing 39,000,000 by the sum of (A) the number of Freightos Ordinary Shares then issued and outstanding and (B) without duplication, the number of Freightos Ordinary Shares issuable upon the exercise of all options to acquire Freightos Ordinary Shares that either have vested prior to such time or are to vest pursuant to their terms on or prior to September 30, 2022. In connection with the Recapitalization, the Current Freightos Articles will be amended and restated in the form attached hereto as Annex B.
Immediately prior to the First Merger, the Unit Separation will be effectuated. No fractional Gesher Warrants will be issued in connection with the Unit Separation. If a holder of Gesher Units would be entitled to receive a fractional Gesher Warrant upon the Unit Separation, the number of Gesher Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of Gesher Warrants.
Pursuant to the Business Combination Agreement, at the First Effective Time, (i) each Gesher Ordinary Share issued and outstanding immediately prior to the First Merger (and after giving effect to the Unit Separation and any redemptions), will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one Freightos Ordinary Share and (ii) each issued and outstanding Gesher Warrant will be assumed by Freightos and converted into a corresponding Freightos Warrant. At the Second Effective Time, the sole share of Merger Sub II, par value $1.00, issued and outstanding immediately prior to the Second Effective Time shall continue to exist and constitute as the only issued and outstanding share of Merger Sub II as the surviving entity of the Second Merger.

The Business Combination Agreement does not provide for any purchase price adjustments.
Representations and Warranties
The Business Combination Agreement contains representations and warranties that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations and warranties were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement.
The representations and warranties in the Business Combination Agreement are also modified in important part by the disclosure schedules referred to therein which are not filed publicly and which may be subject to a contractual standard of materiality different from that applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Gesher, Freightos, Merger Sub I and Merger Sub II or any other matter.
The Business Combination Agreement contains representations and warranties of Freightos and its subsidiaries, including Merger Sub I and Merger Sub II, that are customary for transactions of this nature, including with respect to, among other things: (i) corporate organization; (ii) Freightos’ subsidiaries; (iii) capitalization of Freightos and its subsidiaries; (iv) the authorization and enforceability against Freightos of the Business Combination Agreement and the requisite shareholder approval; (v) governmental consents and filings, and absence of conflicts; (vi) compliance with laws, and the existence, effectiveness, and status of necessary licenses and permits; (vii) certain tax matters; (viii) financial statements and absence of changes; (ix) litigation; (x) absence of undisclosed liabilities; (xi) material contracts; (xii) title to and sufficiency of assets; (xiii) real property; (xiv) Freightos’ intellectual property and data protection; (xv) labor relations and employee matters; (xvi) broker fees; (xvii) environmental matters; (xviii) insurance; (xix) related party transactions; (xx) information supplied for this proxy statement/prospectus and certain other filings; (xxi) foreign private issuer and emerging growth company status; and (xxii) certain matters related to the PIPE Financing (as defined below).
The Business Combination Agreement contains representations and warranties of Gesher that are customary for transactions of this nature, including with respect to, among other things: (i) corporate organization; (ii) capitalization and voting rights; (iii) Gesher’s subsidiaries; (iv) the authorization and enforceability against Gesher of the Business Combination Agreement; (v) governmental approvals; (vi) absence of conflicts; (vii) tax matters; (viii) financial statements; (ix) absence of changes; (x) litigation; (xi) broker fees; (xii) information supplied for this proxy statement/prospectus and certain other filings; (xiii) the Trust Account; (xiv) investment company and emerging growth company status; (xv) business activities; (xvi) Nasdaq quotation; (xvii) certain matters related to the Private Placements; and (xviii) related party transactions.
The representations and warranties made in the Business Combination Agreement terminate as of, and will not survive, the Closing. There are no indemnification rights for another party’s breach of any representations and warranties.
Interim Operations Pending the Completion of the Business Combination
Interim Operating Covenants (Freightos, Merger Sub I and Merger Sub II)
Freightos has agreed that, from the date of the Merger Agreement until the earlier of (i) the date the Business Combination Agreement is terminated in accordance with its terms and (ii) the Closing (such period, the “Interim Period”), except (u) as permitted by the Business Combination Agreement or any Transaction Document, (v) as required by applicable Law (including any COVID-19 Measures) or collective bargaining agreement, (w) as set forth in the Freightos disclosure schedules, (x) in connection with the Reorganization, (y) in connection with the Recapitalization or (z) as consented to by Gesher in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Freightos (1) shall operate the business of Freightos and its subsidiaries, including Merger Sub I and Merger Sub II, in the ordinary course of business, (2) shall use commercially reasonable efforts to preserve Freightos’ business and operational relationships with the suppliers, customers, partners and others having business relationships with Freightos and (3) shall not, and shall cause its subsidiaries, including Merger Sub I and Merger Sub II, not to:
•
Amend, waive or otherwise change, in any respect, its Organizational Documents;

•
Except in connection with the Forward Purchase Agreement, the Backstop Agreement, and the PIPE Agreement or the granting of options in the ordinary course of business pursuant to Freightos’ stock option plan, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or other security interests of any class and any other equity-based awards to employees, or engage in any hedging transaction with a third-party with respect to such securities;

•
incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in any such case in a principal amount exceeding $5,000,000 and other than Liabilities that qualify as Company Transaction Expenses; provided that, for the avoidance of doubt, Freightos may continue to make draws on its existing line of credit as needed to fund business operations in the ordinary course of business;

•
sub-divide, combine, recapitalize or reclassify any of its Equity Securities or issue any other securities in respect thereof or pay or set aside any non-cash dividend or other non-cash distribution in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, or pay any cash dividend or other cash distribution;

•
sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than (i) non-exclusive licensing of Intellectual Property in the ordinary course of business or (ii) transactions with customers of Freightos pursuant to Freightos’ form master services agreement or master SaaS agreement entered into in the ordinary course of business;

•
(i) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, and in any event not in the aggregate by more than: (A) five percent (5%) for the calendar year ending December 31, 2022 and (B) ten percent (10%) for the period from the date of the Business Combination Agreement until the Closing if the Closing occurs after December 31, 2022, in each case without the consent of Gesher, (ii) make or commit to make any bonus payment (whether in cash, property or securities) or severance payment to any employee other than in the ordinary course of business, (iii) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or pursuant to the terms of any Benefit Plan or (iv) recognize any Union as the bargaining representative of any employees of Freightos or any of its subsidiaries, including Merger Sub I and Merger Sub II, without thirty (30) days’ prior written notice to Gesher;

•
merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;

•
settle or agree to settle any Action before any Governmental Authority or any other third-party in each case in excess of $25,000;

•
authorize, make or incur any capital expenditures or Liabilities in connection therewith, other than any capital expenditures or Liabilities in an amount not to exceed $200,000 in the aggregate;

•
(i) except in the ordinary course of business, accelerate or delay in any respect material to Freightos or its Subsidiaries (A) collection of any account receivable in advance of or beyond its due date or (B) payment of any account payable in advance of or beyond its due date or (ii) conduct its cash management customs and practices (including the collection of receivables, the payment of payables and any other movement of cash, cash equivalents or marketable securities) other than in the Ordinary Course;

•
establish any subsidiary or enter into any new line of business in a way that would materially impact Freightos’ consolidated operations;

•
voluntarily terminate (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any Material Permit;

•
make any material change in its accounting principles or methods unless required by IFRS or applicable Laws;

•
(i) make, change or revoke any material election in respect of Taxes, (ii) adopt or change any material Tax accounting method or period, (iii) file any material amended Tax Return, (iv) enter into any material Tax closing agreement with any Governmental Authority, (v) settle any material claim or Action relating to Taxes, (vi) knowingly surrender any right to claim a refund of Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the Freightos HK Financial Statements in accordance with IFRS);

•
take any action that could reasonably be expected prevent, impair or impede the Intended Tax Treatment;

•
take or fail to take any action that have the effect of causing Freightos to not qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4;

•
except in the ordinary course of business or in connection with any Transaction Document, enter into any joint venture with any Person;

•
liquidate, dissolve, reorganize or otherwise wind-up the business and operations of Freightos or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of Freightos;

•
enter into any agreement, understanding or arrangement with respect to the voting of its Equity Securities;

•
declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its Equity Securities;

•
enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any Contract in excess of $150,000 with any officer, director, manager, employee, consultant or five-percent (5%) security holder of Freightos or any of its Affiliates, other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business; or

•
agree or commit to do any of the foregoing.

Interim Operating Covenants (Gesher)
Gesher has agreed that, during the Interim Period, except (i) as permitted by the Business Combination Agreement or any Transaction Document, (ii) as required by applicable Law (including any COVID-19 Measures) or (iii) as consented to by Freightos in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Gesher (a) shall operate its business in the ordinary course of business, and (b) shall not:
•
except in connection with the Forward Purchase Agreement, the Backstop Agreement, and the PIPE Agreement, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant,

sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third-party with respect to such securities;
•
(i) seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, or (ii) change, modify or amend the Trust Agreement or their respective Organizational Documents, in each case except as expressly contemplated by the SPAC Shareholder Approval Matters;

•
(i) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, (ii) split, combine, subdivide, reclassify or amend any terms of its Equity Securities or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, other than a redemption of SPAC Ordinary Shares in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder;

•
sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•
merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;

•
(i) make, change or revoke any material election in respect of Taxes, (ii) adopt or change any material Tax accounting method or period, (iii) file any material amended Tax Return, (iv) enter into any Tax closing agreement with any Governmental Authority, (v) settle any material claim or Action relating to Taxes, (vi) knowingly surrender any right to claim a refund of Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the SPAC Financial Statements in accordance with GAAP);

•
take any action that could reasonably be expected prevent, impair or impede the Intended Tax Treatment;

•
incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants, rights or conversion or other rights to acquire debt securities, or other material Liability, in any case in a principal amount or amount, as applicable, exceeding $1,000,000 in the aggregate, other than Liabilities that qualify as SPAC Transaction Expenses; provided that Gesher may borrow funds necessary to finance its ordinary course administrative costs and expenses and SPAC Transaction Expenses incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement;

•
make any change in its accounting principles or methods unless required by GAAP or applicable Laws;

•
settle or agree to settle any Action before any Governmental Authority or any other third-party or that imposes injunctive or other non-monetary relief on Gesher;

•
liquidate, dissolve, reorganize or otherwise wind-up the business and operations of Gesher or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of Gesher;

•
terminate, waive or assign any material right under any material Contract to which it is a party; or

•
agree or commit to do any of the foregoing.

Other Covenants and Agreements
Mutual Covenants
The parties made certain mutual covenants in the Business Combination Agreement, including agreeing to:
•
afford each other reasonable access during normal business hours to each party’s officers, directors, agents, properties, offices and other facilities, and books and records, and all other financial, operating and other data and information reasonably requested;

•
cease all existing discussions or negotiations with any person with respect to any alternative acquisition, refrain from entering into new negotiations or discussions for alternative acquisitions and notify the other party of any bona fide inquiries, proposals, offers or requests for information or discussions regarding an acquisition proposal received by such party;

•
notify each other of any fact or circumstance that would cause or would reasonably be expected to cause or result in any of the conditions to the Closing not being satisfied or the satisfaction of those conditions being materially delayed;

•
notify each other of any Action commenced (or to the Knowledge of Freightos or to the Knowledge of Gesher, as applicable, threatened) on or after the date of the Business Combination Agreement against such party, any of its subsidiaries or any of its directors or officers by any Freightos shareholder or Gesher shareholder relating to the Business Combination Agreement or the transactions contemplated thereby, including the Business Combination;

•
use commercially reasonable efforts to take all actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including, if applicable, by requesting early termination of the waiting period provided for under the Antitrust Laws;

•
cooperate on certain tax matters;

•
use the funds in the Trust Account, after taking into account payments to fund Redemptions, to pay the SPAC Transaction Expenses;

•
use their reasonable best efforts to (i) to the extent applicable, have the Forward Purchase Agreement and the Backstop Agreement assigned to Freightos so that, upon funding thereunder, all amounts will go directly to Freightos, and (ii) thereafter consummate the Private Placements;

•
certain consent rights related to public statements about the Business Combination and cooperating with each other to prepare and make certain SEC filings (including the preparation of this proxy statement/prospectus);

•
take all necessary action so that, effective as of immediately following the Closing, all rights to exculpation, indemnification and advancement of expenses existing as of the date of the Business Combination Agreement in favor of the current or former directors or officers of Freightos or Gesher as provided in applicable Organizational Documents or under any indemnification agreement such parties may have with Freightos or Gesher, as applicable, will survive the Closing and will continue in full force and effect for a period of six years from the Closing Date; and

•
cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under the Business Combination Agreement and applicable Laws to consummate the transactions contemplated by the Business Combination Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

Freightos Covenants
Freightos made certain other covenants in the Business Combination Agreement, including agreeing to:
•
within forty-five (45) calendar days following the end of each three-month quarterly period and each fiscal year, deliver to Gesher: (i) an unaudited consolidated income statement of Freightos and

(ii) an unaudited consolidated balance sheet of Freightos, each for the period from March 31, 2022 through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year. From the date hereof through the Closing Date, Freightos will also promptly deliver to Gesher copies of any audited consolidated financial statements of Freightos that Freightos’ certified public accountants may issue;
•
within thirty (30) calendar days following the date of the Business Combination Agreement, cause the Audited Financial Statements (i) to be audited in accordance with the standards of the PCAOB and to contain a report of Freightos’ auditor, which such auditor shall be registered with the PCAOB as an Independent Registered Accounting Firm and (ii) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable);

•
not purchase or sell any securities of Gesher in violation of any Laws, or cause any Person to do the foregoing;

•
as promptly as practicable following the date registration statement of which this proxy statement/prospectus is part is declared effective by the SEC, establish a record date, call and give notice to its shareholders and hold a shareholder meeting for the purpose of obtaining the consent of the its shareholders as required by Freightos’ organizational documents and the Cayman Act, approving (a) the adoption and approval of the Business Combination Agreement and the Transactions, in accordance with Freightos’ organizational documents and the Cayman Act and, to the extent applicable, regulations of the SEC and Nasdaq, (b) the approval of the Freightos A&R Articles and the Recapitalization; (c) the appointment of the members of the post-Closing Board of Director for Freightos, (d) the issuance of Freightos Ordinary Shares and Freightos Warrants; (e) such other matters as Gesher and Freightos may mutually determine to be necessary or appropriate in order to effect the Transactions as promptly as practicable; and (f) the adjournment of the general meeting, if necessary or desirable in the reasonable determination of the Freightos;

•
prior to the effectiveness of the Registration Statement, causing the Freightos Board to approve and adopt the 2022 LTIP;

•
from the date of the Business Combination Agreement through the Closing, use its reasonable best efforts to consummate the Pre-Closing Restructuring;

•
take all steps (to the extent permitted under applicable Law) as are reasonably necessary to cause the Recapitalization to occur and the existing Investors’ Rights Agreement to be terminated, in each instance, effective as of immediately prior to the effective time of the Business Combination, including the issuance of Freightos Ordinary Shares pursuant to the Recapitalization;

•
use commercially reasonable efforts to cause: (i) Freightos’ initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement to have been approved; (ii) Freightos to satisfy all applicable initial listing requirements of Nasdaq; and (iii) the Freightos Ordinary Shares and Freightos Warrants issuable in connection with transactions contemplated by the Business Combination Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of the Business Combination Agreement, and in any event prior to the effective time of the Business Combination;

•
take all such action within its power as may be necessary or appropriate such that immediately following the Closing, the Freightos Board shall consist of at least nine directors, which shall initially include one director designated by Gesher; one director designated by Freightos; and seven directors designated by mutual agreement of Gesher and Freightos (each of whom must meet the qualifications of an “independent director” under the rules of Nasdaq, regardless of whether Nasdaq director independence requirements are applicable to Freightos);

•
amend Freightos’ Organizational Documents following the Recapitalization in a form to be mutually agreed upon by the Parties;

•
use its reasonable best efforts to take such action to seek and obtain executed Lock-Up Agreements from the Freightos Shareholders who beneficially own greater than one percent (1%) of the issued and outstanding Equity Securities of Freightos; and

•
cause the Investors’ Rights Agreement and all similar agreements to terminate, effective at or prior to the Closing, without Liability or loss to Freightos.

Gesher Covenants
Gesher made certain other covenants in the Business Combination Agreement, including agreeing to:
•
use reasonable best efforts to accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws; and

•
arrange for a “tail” directors’ and officers’ liability insurance policy.

Material Adverse Effect for Freightos and Gesher
Freightos
Under the Business Combination Agreement, certain representations and warranties of Freightos are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Freightos are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement a “Material Adverse Effect” with respect to Freightos and its Subsidiaries means an Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of Freightos and its subsidiaries, taken as a whole or (ii) the ability of Freightos or any of its subsidiaries, including Merger Sub I or Merger Sub II, to consummate the transactions contemplated by the Business Combination Agreement.
However, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” for Freightos:
(a)
any change or proposed change in applicable Laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement;

(b)
any change in interest rates or economic, political, business or financial market conditions generally;

(c)
the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under the Business Combination Agreement;

(d)
any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate;

(e)
any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections;

(f)
any failure in and of itself or any of its Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (f) shall not prevent a determination that any change, Event, or occurrence underlying such failure has resulted in a Freightos Material Adverse Effect to the extent otherwise permitted by this definition;

(g)
Events or conditions generally affecting the industries or geographic areas in which Freightos and its Subsidiaries operate;

(h)
any Events attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any part of the Transaction (including the impact thereof on relationships with customers, suppliers, employees, Governmental Authorities, or Government Officials); or

(i)
any action taken by, or at the written request or consent of, Gesher; provided, however, that in the case of each of clauses (b), (d), (e) and (g), any such Event to the extent it disproportionately affects Freightos or any of its Subsidiaries relative to other similarly situated participants in the industries and geographies in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Freightos Material Adverse Effect.

Gesher
Under the Business Combination Agreement, certain representations and warranties of Gesher are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Gesher are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement a “Material Adverse Effect” with respect to Gesher means an Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of Gesher or (ii) the ability of Gesher to consummate the transactions contemplated by the Business Combination Agreement.
However, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” for Gesher:
(a)
any change in applicable Laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement;

(b)
any change in interest rates or economic, political, business or financial market conditions generally;

(c)
the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under the Business Combination Agreement;

(d)
any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate;

(e)
any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections; or

(f)
any action taken by, or at the written request of, Freightos; provided, however, that in the case of each of clauses (b) and (d), any such Event to the extent it disproportionately affects Gesher relative to other SPACs shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Material Adverse Effect on Gesher, but only to the extent of the incremental disproportionate effect on Gesher relative to such similarly situated participants.

Notwithstanding the foregoing, the number of SPAC Shareholders who exercise their SPAC Shareholder Redemption Right or the failure to obtain Required SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect for Gesher.
Conditions to Closing
Conditions to the Obligations of Each Party
The obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement, including the Business Combination, are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

•
receipt of the required approval by the Gesher shareholders;

•
receipt of the required approval by the Freightos shareholders;

•
receipt of required regulatory approvals, if any;

•
the absence of any law or governmental order prohibiting or making illegal the consummation of the transactions contemplated by the Business Combination Agreement;

•
Gesher having at least $5,000,001 of net tangible assets immediately prior to Closing, or upon the consummation thereof;

•
effectiveness of this registration statement;

•
the approval for listing on Nasdaq of Freightos Ordinary Shares and the Freightos Warrants, in each case to be issued in connection with the transactions contemplated by the Business Combination Agreement, subject only to official notice of issuance thereof; and

•
completion of the Recapitalization in accordance with the terms of the Business Combination Agreement and Freightos’ organizational documents.

Conditions to the Obligations of Freightos, Merger Sub I and Merger Sub II
The obligations of Freightos, Merger Sub I and Merger Sub II to consummate the transactions contemplated by the Business Combination Agreement, including the Business Combination, are subject to the satisfaction or written waiver by Freightos, of each of the following conditions:
•
the accuracy of the representations and warranties of Gesher set forth in the Business Combination Agreement (other than certain fundamental representations), without giving effect to any limitation as to materiality or Material Adverse Effect qualifiers contained therein, must be true and correct as of the date of the Business Combination Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect on Gesher;

•
certain fundamental representations and warranties of Gesher must be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representation and warranties must be true and correct in all material respects as of such date);

•
Gesher must have performed or complied in all material respects with all of its obligations and covenants required by the Business Combination Agreement to be performed or complied with by Gesher, on or prior to the Closing;

•
the absence of any continuing event that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on (i) the business, assets and liabilities, results of operations or financial condition of Gesher, or (ii) Gesher’s ability to consummate the transactions contemplated by the Business Combination Agreement, subject to customary exceptions;

•
the funds contained in Gesher’s trust account (after giving effect to the Gesher shareholder redemption), together with the aggregate amount of proceeds from the transaction financing discussed below, equaling or exceeding $80,000,000; and

•
delivery of certain closing deliverables.

Conditions to the Obligations of Gesher
The obligations of Gesher to consummate the transactions contemplated by the Business Combination Agreement, including the Business Combination, are subject to the satisfaction or written waiver by Gesher of each of the following conditions:
•
the accuracy of the representations and warranties of Freightos, Merger Sub I and Merger Sub II set forth in the Business Combination Agreement (other than certain fundamental representations),

without giving effect to any limitation as to materiality or Material Adverse Effect qualifiers contained therein, must be true and correct as of the date of the Business Combination Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect on Freightos;
•
certain fundamental representations and warranties of Freightos, Merger Sub I and Merger Sub II must be true and correct in all respects (subject to certain de minimis exceptions for representations and warranties pertaining to capitalization and voting rights) as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representation and warranties must be true and correct in all material respects as of such date);

•
Freightos, Merger Sub I and Merger Sub II must have performed or complied in all material respects with all of the obligations and covenants required by the Business Combination Agreement to be performed or complied with by Freightos, Merger Sub I or Merger Sub II, as applicable, on or prior to the Closing;

•
the absence of any continuing event that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on (i) the business, assets and liabilities, results of operations or financial condition of Freightos, or (ii) Freightos’ ability to consummate the transactions contemplated by the Business Combination Agreement, subject to customary exceptions;

•
delivery of certain closing deliverables; and

•
completion of the Reorganization.

Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including: (i) by mutual written consent of Gesher and Freightos; (ii) by either Gesher or Freightos if a governmental authority has issued an order or taken any other action that has the effect of making the closing illegal or otherwise preventing or prohibiting the transactions, and such order or other action has become final and non-appealable; (iii) by Freightos if Gesher holds a meeting of its shareholders to approve the Business Combination Agreement and the related transactions and such approval is not obtained; (iv) by Gesher if Freightos holds a meeting of its shareholders to approve the Business Combination Agreement and related transactions and such approval is not obtained; (v) in the event of the other party’s uncured breach, if such breach would result in the failure of the related closing condition (and so long as the terminating party is not in material breach of any of its representations, warranties, covenants or agreements under the Business Combination Agreement); (vi) by either Gesher or Freightos if the closing has not occurred by February 28, 2023, as long as the terminating party’s breach did not cause or result in the failure of the transactions to close by such date; (vii) by Gesher if there has been a Freightos Material Adverse Effect following the date of the Business Combination Agreement that is continuing; and (viii) by Freightos if there has been a Gesher Material Adverse Effect on Gesher following the date of the Business Combination Agreement that is continuing.
If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations, including the trust waiver and general miscellaneous provisions) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto, except for liability actual for fraud prior to termination. The Business Combination Agreement does not provide for any termination fees.
Closing and Effective Time of Transaction
The Closing will take place remotely by conference call and exchange of documents and signatures three (3) business days after the time on which all conditions set forth in the Business Combination Agreement that are required to be satisfied or waived (other than the conditions that by their terms are to be satisfied at closing, but subject to the satisfaction or waiver of such conditions) on or prior to the closing or at such other time or in such other manner as may be agreed by Gesher and Freightos in writing.

Trust Account Waiver
Freightos (on behalf of itself and its affiliates), Merger Sub I and Merger Sub II each agreed to waive any past, present or future claim of any kind arising out of the Business Combination Agreement against, and any right to access, the trust account for any monies that may be owed to them by Gesher or any of its affiliates for any reason whatsoever.
Specific Performance
Each party to the Business Combination Agreement agreed that each other party will be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of or the failure to perform the provisions of the Business Combination Agreement and to enforce specifically the Business Combination Agreement and the terms and provisions thereof in any proceeding, in addition to any other remedy to which such party may be entitled.
Governing Law
The Business Combination Agreement is governed by the laws of the State of Delaware, although the statutory and fiduciary duties of the Freightos Board, the Gesher Board, and the sole director of each of Merger Sub I and Merger Sub II, and the Mergers are governed by the laws of the Cayman Islands. The parties are subject to exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, unless the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware.
Amendment to the Business Combination Agreement
Amendments to the Business Combination Agreement must be in writing and signed by Gesher and Freightos to be valid. In addition, any waiver of any provision or condition of the Business Combination Agreement must be in writing and signed by the party against which such waiver is to be enforced.
Ancillary Documents
This section describes the material provisions of certain additional agreements entered into, or to be entered into, in connection with the Business Combination Agreement, which we refer to as the “Ancillary Documents,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents.
Transaction Financing
In connection with the Business Combination, Gesher has obtained commitments (i) for up to $70,000,000 of equity financing and (ii) from the Forward Purchaser that the Forward Purchaser will not exercise its redemption rights with respect to 990,000 Gesher Ordinary Shares that the Forward Purchaser acquired in the Gesher IPO, with a redemption value of approximately $10,000,000. None of Gesher’s sponsors, directors, officers or their affiliates will participate as investors in the aforementioned $70,000,000 of equity financing.
Forward Purchase Agreement
Gesher entered into the Forward Purchase Agreement on March 23, 2022 with the Forward Purchaser, pursuant to which the Forward Purchaser agreed to purchase 4,000,000 Gesher Units for an aggregate purchase price of $40,000,000 in connection with the Business Combination. The Forward Purchase Agreement also provides for the Forward Purchaser to provide the Backstop Commitment to Gesher in the event that, as of immediately prior to the Closing, certain minimum cash conditions are not met after taking into account redemptions by Gesher shareholders in connection with the Transactions and certain other investments. In exchange for providing the Backstop Commitment, the Forward Purchaser will receive (i) an additional amount of Gesher Ordinary Shares equal to the amount of the Backstop Commitment drawn, divided by $10.00 (rounded up to the nearest whole number) and (ii) 500,000 Gesher Warrants. Other than the Forward Purchaser, the parties to the forward purchase agreements executed in connection with the Gesher IPO have elected not to exercise their forward purchase rights in connection with the Business Combination. Accordingly, the number of Gesher Ordinary Shares issued, if any, in connection with the FPA Backstop Commitment will be sold at the same price as the Gesher Units sold in the Gesher IPO, whereas no additional cash consideration will be paid for the 500,000 Gesher Warrants issuable in connection with the FPA Backstop Commitment. The terms of the Gesher Shares and Gesher Warrants issuable in connection with the FPA Backstop Commitment will be identical to the Gesher Ordinary Shares and Gesher Warrants sold at the time of the IPO.
The Forward Purchaser has unconditionally agreed not to exercise its redemption rights in connection with the Business Combination with respect to its 990,000 outstanding Gesher Ordinary Shares that the Forward Purchaser acquired in the Gesher IPO. Pursuant to the Forward Purchase Agreement, the Forward Purchaser will be entitled to registration rights for the securities it receives at the Closing. Consummation of the forward purchase and the backstop subscription will be on the same date and immediately prior to, or simultaneously with, the closing.
Backstop Agreements
Gesher entered into the Backstop Agreement on April 14, 2022 with the Backstop Investor, pursuant to which the Backstop Investor agreed to provide the Additional Backstop Commitment to Gesher in the event that, as of immediately prior to the Closing, certain minimum cash conditions are not met after taking into account redemptions by Gesher’s shareholders in connection with the Transactions and certain other investments. In exchange for providing the Additional Backstop Commitment, Gesher will issue and sell to the Backstop Investor (i) 1,000,000 Gesher Ordinary Shares at a purchase price of $10.00 per share and (ii) 100,000 Gesher Warrants. Accordingly, the number of Gesher Ordinary Shares issued, if any, in connection with the Additional Backstop Commitment will be sold at the same price as the Gesher Units sold in the Gesher IPO, whereas no additional cash consideration will be paid for the 100,000 Gesher Warrants issuable in connection with the Additional Backstop Commitment. The terms of the Gesher Shares and Gesher Warrants issuable in connection with the Additional Backstop Commitment will be identical to the Gesher Ordinary Shares and Gesher Warrants sold at the time of the IPO. Pursuant to the Backstop Agreement, the Backstop Investor will be entitled to registration rights for the securities it receives at closing. The closing of the Additional Backstop Commitment, to the extent that it is drawn upon, will be on the same date and immediately prior to, or simultaneously with, the closing.
Prior to the First Effective Time, Freightos and Gesher will enter into an assignment and assumption agreement, which will provide for the assignment, by Gesher, and assumption, by Freightos, of Gesher’s rights and obligations under the Forward Purchase Agreement and Backstop Agreement described above.
PIPE Agreement
Concurrently with the execution of the Business Combination Agreement, Gesher, Freightos and the PIPE Investor, an affiliate of Qatar Airways, entered into the PIPE Agreement, pursuant to which the PIPE Investor committed to the PIPE Financing immediately prior to, or simultaneously with, the Closing. Each of the PIPE Investor and Qatar Airways is a shareholder of Freightos. In connection with the execution of the PIPE Agreement, Freightos and Qatar Airways entered into an amended and restated strategic agreement, pursuant to which, among other things, Freightos agreed to provide certain services to Qatar Airways. Under the PIPE Agreement, the obligations of the parties to consummate the PIPE Financing are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) the Business Combination shall be consummated substantially concurrently with or immediately following the Closing, (ii) the accuracy of representations and warranties of Freightos and Gesher in the PIPE Agreement, (iii) Freightos material compliance with covenants and agreements in the PIPE Agreement, (iv) the absence of a legal prohibition on consummating the PIPE Financing, and (v) the approval for listing of Freightos Ordinary Shares on Nasdaq.
Registration Rights
The offer and sale of the Freightos Ordinary Shares in connection with the financing arrangements described above have not been registered under the Securities Act. Freightos has agreed, within 30 calendar days of Closing, to file with the SEC a registration statement registering the resale of such Freightos Ordinary Shares and Freightos Warrants (to the extent applicable) and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing such registration Statement.
Support Agreements
Simultaneously with the execution and delivery of the Business Combination Agreement, Gesher and Freightos entered into Support Agreements (collectively, the “Support Agreements”) with certain shareholders of Freightos (the “Freightos Supporting Shareholders”). Pursuant to the Support Agreements, each Freightos Supporting Shareholder agreed to vote all of such shareholder’s Freightos shares in favor of the Business Combination Agreement and any actions that Freightos proposes in connection with the transactions contemplated thereby and to vote its Freightos shares against any other transaction, any material change in the capitalization or corporate structure of Freightos, or any other action or proposal that would reasonably be expected to prevent, delay or adversely affect the transactions contemplated by the Business Combination Agreement. The Support Agreements prevent transfers of the Freightos shares held by the Freightos Supporting Shareholders between the date of the Support Agreement and the Closing, except for certain permitted transfers where the recipient also agrees to comply with the Support Agreement.
Freightos Registration Rights Agreement
The Business Combination Agreement contemplates that on or prior to the Closing, Freightos will enter into a Registration Rights Agreement pursuant to which Freightos will grant certain registration rights to certain Freightos shareholders with respect to the Freightos Ordinary Shares. The Freightos Registration Rights Agreement provides, among other things, certain Freightos shareholders with demand registration rights in the event of an underwritten offering, as well as piggyback rights in the event Freightos or any holder of Freightos equity securities conducts a registered offering.
First Amendment to the Gesher Registration Rights Agreement
The Business Combination Agreement contemplates that on or prior to the Closing, the Gesher Registration Rights Agreement will be amended to provide that Freightos will assume the obligations of Gesher under such Registration Rights Agreement, and, among other things, to reflect Freightos Ordinary Shares and Freightos Warrants instead of Gesher Ordinary Shares and Gesher Warrants.
First Amendment to the Gesher Warrant Agreement
The Business Combination Agreement contemplates that on or prior to the Closing, the Warrant Agreement will be amended to provide that Freightos will assume the obligations of Gesher under the Warrant Agreement, and, among other things, to reflect that each former Gesher Warrant will be exercisable for Freightos Ordinary Shares.
Lock-Up Agreements
Sponsor Holders
Simultaneously with the execution and delivery of the Business Combination Agreement, the Sponsor Holders entered into lock-up agreements with Freightos, Gesher and the Sponsor (collectively, the “Sponsor Lock-Up Agreements”). Pursuant to the Sponsor Lock-Up Agreements, each Sponsor Holder agreed not to sell, hypothecate, pledge, hedge, grant any option to purchase or otherwise dispose of, directly or indirectly, establish or increase certain derivative positions with respect to any Freightos Ordinary Shares, Freightos Warrants or any Freightos Ordinary Shares issuable in respect of Freightos Warrants received by the Sponsor and attributable to such Sponsor Holder (collectively, the “Restricted Securities”), or transfer economic ownership of the Restricted Securities, or make a public announcement of the intention to effect any such transaction, for the duration of the Sponsor Lock-Up Period (the “Sponsor Lock-Up Restrictions”). However, (i) at each nine month anniversary of the closing date, 25% of the Restricted Securities attributable to each Sponsor Holder will cease to be deemed Restricted Securities and (ii) if prior to the end of the Sponsor Lock-Up Period, a change of control of Freightos occurs, then all of the then Restricted Securities will cease to be deemed Restricted Securities. When Restricted Securities cease to be Restricted Securities, such released securities may be transferred without regard to the Sponsor Lock-Up Restrictions.
Freightos Shareholders
Simultaneously with the execution and delivery of the Business Combination Agreement, the Freightos Holders entered into lock-up agreements with Freightos and Gesher (collectively, the “Freightos Lock-Up Agreements”). The Freightos Lock-Up Agreements are substantially similar to the Sponsor Lock-Up Agreements, except that the Freightos Holders are prohibited from transferring the Restricted Securities for the duration of the Freightos Lock-Up Period; provided, however, that (i) at each six month anniversary of the date on which closing occurs, 25% of the Restricted Securities attributable to each Freightos Holder will cease to be deemed Restricted Securities and (ii) if at any time after the closing but prior to the end of the Freightos Lock-Up Period, a change of control occurs, then all of the then Restricted Securities will cease to be deemed Restricted Securities. The Freightos Lock-Up Agreement with Asian Gateway Investments Pte. Ltd. permits Asian Gateway Investments Pte. Ltd. to make certain transfers that are not effectuated on Nasdaq, subject to certain conditions.
Freightos Limited 2022 Long-Term Incentive Plan
In connection with the Business Combination Agreement, effective May 31, 2022, the Freightos Board approved and adopted the 2022 LTIP, which reserves for grant a number of Freightos Ordinary Shares equal 500,000 Freightos Ordinary Shares. Additionally, pursuant to the plan, an additional number of Freightos Ordinary Shares will be available for grants on the first day of each calendar year during the term of the plan beginning with the calendar year starting January 1, 2023 and continuing for ten calendar years (ending with the calendar year starting January 1, 2032), in each case to an amount equal to the lesser of (i) 5% of the number of Freightos Ordinary Shares issued and outstanding on such January 1st date or (ii) an amount determined by the Freightos Board prior to such date.

INFORMATION ABOUT THE COMPANIES
Gesher I Acquisition Corp.
Gesher is a Cayman Islands exempted company limited by shares. Gesher was incorporated on February 23, 2021, and was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
Gesher’s search for business combination targets is focused on target businesses located in Israel, particularly those that conduct business internationally in Asia, Europe or North America. Gesher’s has unique access to Israeli companies where its management team’s relationships are the deepest and they have a long-term track record of completing successful transactions.
Gesher’s industries of focus include verticals where its management team’s partners have historically invested and collaborated successfully. In particular, its management team believes their past experiences in the areas of mobility and electric vehicles, autonomy and robotics and financial technology (fintech) will provide access to a significant number of potential business combination targets in these sectors.
Gesher focuses its search on potential targets with a clear competitive advantage over other companies in their field. Gesher believes businesses in high growth market segments with a business model that creates barriers to entry through disruptive technology will continue to produce attractive returns to investors. Gesher believes there exist numerous privately held Israeli companies that are suitable to go public. Gesher’s management team believes many of these companies would benefit from additional capital that cannot be easily accessed in the private markets and are therefore open to engaging in a value-added transaction with an attractive counterparty, like Gesher.
The mailing address of Gesher’s principal executive office is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and its telephone number is +1 212 993 1562.
Freightos Limited
Freightos operates a leading, vendor-neutral booking and payment platform for international freight. Freightos’ Platform supports supply chain efficiency and agility by enabling real-time procurement of ocean and air shipping across more than ten thousand importers/exporters, thousands of freight forwarders, and dozens of airlines and ocean carriers.
Freightos.com is a premier digital international freight marketplace for importers and exporters for instant pricing, booking and shipment management. Thousands of SMBs and enterprises have sourced shipping services via Freightos across dozens of logistics service providers.
WebCargo® by Freightos is a leading global freight platform connecting carriers and freight forwarders. In particular, it is the largest air cargo eBooking platform, enabling simple and efficient freight pricing and booking between thousands of freight forwarders, including the top-twenty global freight forwarders, and hundreds of airlines, ocean liners and trucking carriers. Airlines on the platform represent over a third of global air cargo capacity. WebCargo also offers software as a service for forwarders to facilitate digital freight rate management, quoting and online sales.
Freightos Data calculates the Freightos Baltic Index, the industry’s key daily benchmark of container shipping prices, the Freightos Air Index, as well as other market intelligence products that improve supply chain decision-making, planning, and pricing transparency.
Founded by serial entrepreneur Zvi Schreiber in 2012, Freightos is a widely recognized logistics technology leader with a worldwide presence and a broad customer network.
The mailing address of Freightos’ principal executive office is Technology Park Building 2, 1 Derech Agudat Sport HaPo’el, Jerusalem, Israel 9695102, and its telephone number is +972 (2) 538-4317.

Freightos Merger Sub I
Merger Sub I is a newly formed Cayman Islands exempted company and a wholly-owned subsidiary of Freightos. Merger Sub I was formed solely for the purpose of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The address and telephone number for Merger Sub I’s principal executive offices are the same as those for Freightos.
Freightos Merger Sub II
Merger Sub II is a newly formed Cayman Islands exempted company and a wholly-owned subsidiary of Freightos. Merger Sub II was formed solely for the purpose of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The address and telephone number for Merger Sub II’s principal executive offices are the same as those for Freightos.

GESHER’S BUSINESS
In this section the terms “we,” “us” and “our” refer to Gesher.
Introduction
Gesher is a blank check company incorporated as a Cayman Islands exempted company on February 23, 2021. Gesher was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
Gesher’s search for business combination targets is focused on target businesses located in Israel, particularly those that conduct business internationally in Asia, Europe or North America. Gesher has unique access to Israeli companies where its management team’s relationships are the deepest and they have a long-term track record of completing successful transactions.
Gesher’s industries of focus include verticals where its management team’s partners have historically invested and collaborated successfully. In particular, its management team believes their past experiences in the areas of mobility and electric vehicles, autonomy and robotics and financial technology (fintech) will provide access to a significant number of potential business combination targets in these sectors.
Gesher focuses its search on potential targets with a clear competitive advantage over other companies in their field. Gesher believes businesses in high growth market segments with a business model that creates barriers to entry through disruptive technology will continue to produce attractive returns to investors. Gesher believes there exist numerous privately held Israeli companies that are suitable to go public. Gesher’s management team believes many of these companies would benefit from additional capital that cannot be easily accessed in the private markets and are therefore open to engaging in a value-added transaction with an attractive counterparty, like Gesher.
The mailing address of Gesher’s principal executive office is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and its telephone number is +1 212 993 1562.
Initial Public Offering and Simultaneous Private Placement
On October 14, 2021, Gesher consummated the IPO of 10,000,000 units at $10.00 per unit (the “Gesher Units”), generating gross proceeds to Gesher of $100,000,000. Each Gesher Unit consists of one ordinary share (the “Public Shares”) and one-half of one warrant (the “Public Warrants”). Each whole warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share.
Simultaneously with the consummation of the IPO, Gesher consummated the private placement of 4,550,000 Private Warrants at a price of $1.00 per Private Warrant in a private placement, generating gross proceeds to Gesher of $4,550,000.
On October 20, 2021, Gesher issued an additional 1,500,000 Gesher Units in connection with the full exercise by the underwriters of their over-allotment option, generating gross proceeds of $15,000,000. Simultaneously with the closing of the underwriters’ full exercise of the over-allotment option, Gesher sold an additional 450,000 Private Warrants, at a price of $1.00 per Private Warrant, in a private placement generating gross proceeds of $450,000.
Of the gross proceeds received from the IPO and the sale of the Private Warrants, an aggregate amount of $116,150,000 was placed in the Trust Account.
We may withdraw from the Trust Account interest earned on the funds held therein necessary to pay our income taxes, if any. Except as described elsewhere in the proxy statement/prospectus, these proceeds will not be released until the earlier of the completion of an initial business combination (including the Business Combination) and our redemption of 100% of the outstanding Public Shares upon our failure to consummate a business combination within the required time period.

Fair Market Value of Target Business
Our initial business combination must occur with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the assets held in our Trust Account (excluding the amount of deferred underwriting commissions held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement to enter into a business combination. The Gesher Board determined that this test was met in connection with the proposed Business Combination.
Shareholder Approval of Business Combination
Prior to the consummation of a business combination, Gesher shall either:
(a)
submit such business combination to its shareholders for approval; or

(b)
provide shareholders with the opportunity to have their Gesher Shares repurchased by means of a tender offer for a per-share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such business combination, including interest earned on the Trust Account (net of taxes paid or payable, if any and up to $50,000 that may be utilized to cover liquidation expenses), divided by the number of then issued Public Shares, provided that Gesher shall not repurchase Public Shares in an amount that would cause Gesher’s net tangible assets to be less than US $5,000,001 either immediately prior to or upon consummation of such business combination.

If Gesher initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed business combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such business combination which contain substantially the same financial and other information about such business combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, Gesher holds a general meeting to approve a proposed business combination, Gesher will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.
Voting in Connection with the Shareholder Meeting
The Sponsor, as well as Gesher’s officers and directors, have agreed to vote their shares in favor of the Business Combination Proposal.
At any time prior to the extraordinary meeting, during a period when they are not then aware of any material nonpublic information regarding Gesher or its securities, the Sponsor, Gesher’s directors and officers, Freightos, and their respective affiliates may purchase Public Shares in privately negotiated transactions or in the open market or they may enter into transactions with investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination. In such transactions, the purchase price for the Gesher Shares will not exceed the applicable redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Gesher Shares they acquire in such transactions. Further, any Gesher Shares acquired by the persons described above would not be voted in connection with the Business Combination. There is no limit on the number of securities the Sponsor, Gesher’s directors and officers, Freightos or their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq.
The purpose of the share purchases and other transactions would be to increase the likelihood that the proposals to be voted upon at the special meeting are approved by the requisite number of votes, to reduce the number of redeemed shares, or to provide additional equity financing. This may result in the completion of a business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the extraordinary meeting.
In addition, if these purchases are made, the public “float” of the Freightos Ordinary Shares following the Business Combination and the number of beneficial holders of the Freightos Ordinary Shares may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of the Freightos Ordinary Shares on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for the Freightos Ordinary Shares.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Gesher will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination will be approved, the nature of the security holders who sold to the aforementioned persons (if not purchased in the open market), and the number of Public Shares for which Gesher has received redemption requests.
Liquidation if No Business Combination
Gesher has 18 months from the closing of the IPO to complete the initial business combination (i.e., until April 14, 2023). If Gesher does not consummate an initial business combination by April 14, 2023, Gesher will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to Gesher but net of taxes payable (and less up to $50,000 of interest to pay liquidation expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Gesher Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Gesher Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Gesher’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a business combination and (b) not to propose an amendment to the Gesher Articles that would affect a Gesher Public Shareholders’ ability to convert or sell their shares to Gesher in connection with a business combination or affect the substance or timing of Gesher’s obligation to redeem 100% of its Public Shares if Gesher does not complete a business combination, unless Gesher provides the Gesher Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by Gesher for services rendered or contracted for or products sold to Gesher. The agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with Gesher waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Marcum LLP, Gesher’s independent registered public accounting firm, and the underwriters of the IPO, have not executed agreements with Gesher waiving such claims to the monies held in the Trust Account. Gesher has not asked the Sponsor to reserve for such indemnification obligations, nor has Gesher independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Gesher. Therefore, Gesher believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

Employees
We currently have three officers. These individuals are not obligated to devote any specific number of hours to our matters but intend to devote as much of their time as deemed necessary to our affairs until we have completed our initial business combination. The amount of time the individuals will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of a business combination.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.
Facilities
We currently maintain our executive offices at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Upon the Closing, the principal executive offices of Gesher will be those of Freightos.
Directors and Executive Officers
As of the date of this proxy statement/prospectus, our directors and executive officers are as follows:
Name	Age	Position
Ezra M. Gardner	45	Chief Executive Officer and Director
Omri Cherni	39	Chief Operating Officer and Director
Chris Coward	46	Chief Financial Officer
Philip Broenniman	55	Independent Director
Eugene Dozortsev	42	Independent Director
Noah G. Levy	45	Independent Director
Ezra Gardner has served as our Chief Executive Officer and a member of our Board of Directors since our inception. Since 2012, Mr. Gardner has served as a Partner at Varana Capital, LLC, an investment firm he co-founded. As part of the Varana investment strategy of cooperative engagement, Mr. Gardner sits on or advises the boards of multiple public and private companies, working with each on strategic planning, operational dynamics, and balance sheet needs/restructuring. From 2009 to 2012, Mr. Gardner served as the Managing Partner and Portfolio Manager of Omnium Capital, LLC, a family office he co-founded in Tel Aviv, Israel. From 2005 to 2009, he was at UBS where he served as a Portfolio Manager and most recently Head of UBS’ US Equity Portfolio for the Fundamental Investment Group where he also sat on the US Trading Committee (Management Board for the US Equities Business). From 2001 to 2005, he served in senior analyst roles at MSD Capital (Michael Dell family fund management office) and Braahman Capital. From 1999 to 2001, he served as an analyst in the Investment Banking Group at JP Morgan. Mr. Gardner currently serves on the Board of Directors of Galileo Wheel and Neureality, both Israeli-based private businesses, and CCI, a Colorado-based private business. Mr. Gardner received a BA in Economics (with honors) and a BA in International Relations from Brown University. We believe Mr. Gardner is well qualified to serve as a member of our Board of Directors due to his experience and relationships and contacts.
Omri Cherni has served as our Chief Operating Officer and a member of our Board of Directors since our inception. Mr. Cherni has significant experience in the Israeli venture and startup industry. Since 2016, Mr. Cherni has served as Chief Executive Officer of High House, a family office focusing on making real estate and technology investments. Since 2016, he has served as Chief Scientific Officer of Atlas Dynamics, an aerospace company that he founded that creates autonomous vessels, which has grown to become the biggest supplier of tactical UAVs in the EU. Since 2015, Mr. Cherni has served as Chief Executive Officer of Invocap, a systematic and technology backed financial trading platform and fund manager that he founded which uses machine learning and artificial intelligence to outperform benchmarks in both fiat as well as crypto markets. From 2012 to 2014, he was at Jerusalem Venture Partners, one of Israel’s most successful venture capital firms, where he was an associate dealing with the firms’ deep tech and hardware-based investments. Mr. Cherni was a platoon commander in the Israeli Air Force Special forces and received an LLB and an MBA from the Hebrew University. We believe Mr. Cherni is well qualified to serve as a member of our Board of Directors due to his experience and relationships and contacts.
Chris Coward has served as our Chief Financial Officer since our inception. Since March 2020, Mr. Coward has been a private investor. From March 2015 to March 2020, Mr. Coward held various roles with Point72 Latitude Investments, an investment platform comprising over 30 fundamental investors, data scientists, and quantitative researchers building technology-driven innovations in asset management. His positions at Point72 Latitude included Head of Singapore, where he built the firm’s equity, macro and data science capability, and Head of International Risk, where he oversaw the risk function for the Firm’s offices in Hong Kong, Japan, London, Singapore and Sydney. Mr. Coward was also a member of Point 72’s Risk Committee with responsibility for allocating approximately $60 billion in capital globally. From 1998 to 2014, Mr. Coward was a Portfolio Manager running quantamental global equity strategies at UBS and BlueCrest Capital. Mr. Coward received an MBA from Columbia University and BEc from Macquarie University (Sydney). He is a member of the Advisory Council of the National University of Singapore Centre for Asset Management Research and Investments and a Member of Rutgers Leading Disruptive Innovation Board. He has completed all levels of the CFA certification.
Philip Broenniman has served as a member of our Board of Directors since our inception. Since 2012, Mr. Broenniman has been Managing Partner and Portfolio Manager for Varana Capital, LLC, which he co-founded with Mr. Gardner. At Varana Capital, Mr. Broenniman invests in, and consults with the Board of Directors of, certain public and private companies, working with each on strategic planning, financing, and/or balance sheet restructuring. Mr. Broenniman established and refined the opportunistic/deep value, multi-asset class investment paradigm that is the foundation of Varana Capital’s investment focus. Since May 2020, he has been the President and Chief Operating Officer of Ipsidy Inc. (OTCQB: IDTY), a public company that delivers a suite of secure, mobile, biometric identity solutions, available to any vertical, and has also served on the Board of Directors of such company since March 2020. From 2003 until 2008, he was Managing Partner of Cadence Investment Partners, LLC (“Cadence”), and from 2008 until 2011, he was a principal and Portfolio Manager with Visium Asset Management, LP, which acquired Cadence in 2008. Mr. Broenniman began his portfolio management career with the Bass family of Fort Worth, TX in 1993, investing in event strategies, assisting on derivative hedging and investment strategies, and developing his skills in derivative analytics, risk management, and portfolio construction. From August 2010 until February 2018, Mr. Broenniman was co-founder and a member of Cadence Distributors, LLC, an import/export company focused on the fragrance industry. From February 2012 to April 2017, Mr. Broenniman was a founding investor in, and served as an advisor to, Cacao Prieto, a bourbon and rum distillery, providing strategic guidance during the initial launch of the business. From July 2019 until March 2020 upon successful closing of its merger, Mr. Broenniman served as a member of the Board of Directors and Special Committee evaluating strategic options for CSS Industries, Inc. (Formerly NYSE: CSS). Mr. Broenniman received a BS from Duke University, an MBA from University of Virginia, and is a Chartered Financial Analyst. We believe Mr. Broenniman is well qualified to serve as a member of our Board of Directors due to his experience and relationships and contacts.
Eugene Dozortsev has served as a member of our Board of Directors since our inception. Mr. Dozortsev has been a managing member of Newtyn Management, LLC, an investment firm, since he co-founded it in July 2011. Previously, he was a Senior Analyst at Tyndall Management from October 2003 to 2011. He previously served on the Board of Directors of Collective Growth Corporation, a Nasdaq-listed SPAC like our company that consummated an initial business combination with Innoviz Technologies, an Israeli based Global Leader in LiDAR Sensors and Perception Software for Autonomous Driving, in April 2021. Mr. Dozortzsev received a B.S. in Finance from NYU Stern School of Business. We believe Mr. Dozortsev is well qualified to serve on our Board of Directors due to his experience, including with Collective Growth, and contacts and relationships.
Noah G. Levy has served as a member of our Board of Directors since our inception. Mr. Levy has been a managing member and portfolio manager at Newtyn Management, LLC since he co-founded it in July 2011. Prior to that, Mr. Levy served as a senior member at Tyndall Management from 2002 to 2011 and as an analyst at Goldman Sachs, an investment bank and financial services company, from 2000 to 2002. Mr. Levy received a B.A. from Dartmouth College. Mr. Levy currently serves on the Board of Directors of

Merrimack Pharmaceuticals, Inc. a Nasdaq-listed biotechnology firm. Mr. Levy is also a member of the ACLU investment committee. We believe Mr. Levy is qualified to serve on our Board of Directors due to his investment management experience and strong financial and business acumen.
Nasdaq rules require that a majority of the board of directors of a company listed on Nasdaq must be composed of “independent directors.” An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Philip Broenniman, Eugene Dozortsev and Noah G. Levy are independent directors under Nasdaq listing rules. Our independent directors hold regularly scheduled meetings at which only independent directors are present.

FREIGHTOS’ BUSINESS
In this section, the terms “we,” “us” and “our” refer to Freightos.
Overview
Our mission is to expand trade among the people of the world by digitalizing the international shipping industry, reducing the friction that plagues global supply chains.
We operate a leading, vendor-neutral booking and payment platform for international freight. Our Platform supports supply chain efficiency and agility by enabling real-time procurement of ocean and air shipping across more than ten thousand importers/exporters, thousands of freight forwarders, and dozens of airlines and ocean carriers. According to the United Nations Conference on Trade and Development (“UNCTAD”), the value of goods traded internationally reached a record level of $22.5 trillion in 2021, representing approximately 23% of global gross domestic product (“GDP”). International trade is facilitated by the third-party logistics market, which, according to logistics research firm Armstrong & Associates, generated nearly one trillion dollars in revenue in 2020. Global Market Insights projects this market to grow at a compound annual growth rate (“CAGR”) of approximately 9% between 2020 and 2026 to $1.8 trillion.
Despite its size and importance, global freight has not yet undergone a comprehensive digital transformation. Unlike passenger travel, hotels and retail, cross-border freight services remain largely offline, opaque and inefficient. Most international air and ocean shipments involve multiple intermediaries, often with as many as 30 actors and 100 people, communicating across time zones. These manual processes, replicated hundreds of thousands of times each day, typically result in delays, non-binding and inconsistent pricing, and uncertain transit times. Even on major trade lanes, such as Asia to the United States, our research shows that it is common for importers/exporters to wait several days for a spot price quote, and prices often vary by tens of percentage points. Actual prices and transit times are usually not guaranteed and are unpredictable.
The consequences of this dysfunction flow through international freight, supply chains and, ultimately, businesses and consumers everywhere. As a result, consumers pay more for goods, businesses experience reduced margins, and goods remain under or overstocked. The environment also suffers from this lack of efficiency; according to the International Air Transport Association (“IATA”), air cargo holds, for example, were typically about 50% unutilized pre-pandemic, effectively doubling greenhouse gas emissions per unit weight of cargo.
These challenges are exacerbated by ongoing and persistent supply chain problems, making global freight pricing more volatile than most stock and commodity markets. Without digitalization, supply chains are unable to respond to stressors in an agile and cost-effective manner. As a result, supply chains have struggled to adjust in an agile and cost-effective manner to stresses, such as wars, pandemics, weather problems, strikes, blockages of trade routes, such as the Suez Canal, and trade wars.
We believe that global shipping must take inspiration from other industries that have embraced real-time digital connectivity. For example, global passenger air travel benefited from electronic connectivity as early as the 1960s, led by companies such as Sabre and later Amadeus. In the late 1990s, passenger air travel went digital and online, allowing consumers to make reservations from home, booking through dial-up internet connections. Airlines and passengers benefited, with passengers obtaining enhanced transparency and lower prices, and airlines increasing seat utilization and reducing back-office costs.
The efficiencies and potential created by the digital transformations in the travel, retail and B2B sales industries inspired us to create Freightos in 2012 to lead the digital revolution for international freight. Like Booking.com and Expedia, we operate a platform that provides instant, transparent pricing and digital booking and payment. Every search on our Platform relies on layers of industry digitalization and algorithms, often spanning both carriers and forwarders, which we have meticulously developed over ten years.
We operate our business in two segments. In our Platform segment, we connect Buyers and Sellers of freight services to provide digitalized price quoting, booking, payments and basic shipment management. In our Solutions segment, we provide software tools and data to help industry participants automate their pricing, sales and procurement processes. In addition to driving significant value for companies around the world, our SaaS products encourage adoption of our Platform. Other companies that have successfully deployed SaaS-enabled marketplace strategies include OpenTable, Zenefits and Carta.
Given the size, complexity and conservatism of the international freight industry, it took us a decade to achieve direct digital connections with multiple layers of the industry: carriers, freight forwarders (who are analogous to sophisticated travel agents for goods) and importers/exporters. In 2020, we achieved a critical mass of airlines offering digital connections, and our Platform reached an inflection point. Since then, we have achieved rapid growth of our GBV (also referred to by some as “GMV”), the total value of freight services and related services purchased on our Platform. In most cases, freight services are purchased by importers/exporters or by freight forwarders (as purchasers of services, “Buyers”) from carriers or freight forwarders (as sellers of services, “Sellers”) who meet, transact and often pay each other on our Platform.
Our growth in GBV is illustrated by the following graphic (in thousands):
After two years of consistent and predictable rapid growth, we believe we are well positioned to maintain our accelerated growth trajectory and establish ourselves as a leading platform in the years to come. We also believe that our deep technology and broad network provided us with a first mover advantage in the industry and allowed us to distinguish ourselves from our competitors. As the only vendor-neutral, end-to-end digital booking platform, connecting carriers, forwarders and importers/exporters for air and ocean freight, we are uniquely positioned to lead the international freight industry through a digital transformation that has already begun to gain momentum.
The Market: World Trade and Global Shipping
International trade plays a key role in our global economy, driving job creation and consumer choice. International trade has grown dramatically since World War II, accelerated by the containerization of shipping in the 1960s. Despite repeated challenges, including trade wars, financial crises, natural disasters, and pandemics, global trade has been resilient. The following graphic illustrates the growth of international trade of goods, which reached $22.5 trillion, or about 23% of global GDP, in 2021.

Global Exports of Goods 1971-2021
$25T
$20T
$15T
$10T
$5T
0
1980
1990
2000
2010
2020
Source: 1971-2020 World Bank; 2021 UNCTAD, in current $

The global trade of goods is directly dependent on international shipping, including ocean, air and land modes of shipping. Almost all importers/exporters outsource international shipping to third-party logistics services providers, with many relying on services from multiple providers. According to Armstrong & Associates, the third-party logistics market generated nearly one trillion dollars of revenue in 2020. The key participants in the international shipping industry are described below:
•
Airline carriers:   According to IATA data, approximately half of all international air cargo is transported in the lower deck of passenger planes, while the other half is transported in dedicated “freighter” planes. The largest cargo airlines, as measured by freight-tonne kilometers flown and excluding express courier airlines, are Qatar Airways, Emirates, Cathay Pacific and Korean. American Airlines is the largest cargo airline in the United States. The air cargo market generated an estimated $175 billion in revenue in 2021. Airlines typically work with importers/exporters through freight forwarders who markup and resell air cargo capacity, thereby increasing the market size.

•
Ocean carriers:   Maritime research provider Alphaliner ranks MSC, Maersk and CMA-CGM as the largest ocean carriers for containers. The containerized shipping market is less fragmented than other segments. Based on Blue Alpha Capital reporting, we estimate that the ocean liner cargo market generated approximately $400 billion of revenue in 2021, before resale and markup by freight forwarders (often known in the ocean context as NVOCCs). Ocean liners often offer services directly to importers/exporters as well as through freight forwarders.

•
Other relevant carrier categories:   Railroads, river barges and trucking companies also participate in international shipping. According to IBISWorld, the U.S. less-than-truck-load (“LTL”) market generated approximately $86 billion in revenue in 2021. According to Mordor Intelligence, the global courier/express/parcel market was estimated at $376 billion in 2021, with a projected CAGR of 10.3% over the next five years, and the rail freight market was valued at approximately $247 billion in 2020.

•
Freight forwarders:   Freight forwarders arrange and coordinate the transportation of freight. In short, they operate as travel agents for freight; however, the transportation of freight is much more complex than passenger travel as freight does not walk itself on or off a plane or ship, or through customs, like most passengers do. IBISWorld estimated that there are more than 100,000 freight forwarders throughout the world, and Dun & Bradstreet estimated that there are more than 22,000 freight forwarders in the United States. Armstrong & Associates estimated global third-party logistics revenue to be nearly one trillion dollars in 2020, with Transport Intelligence estimating that nearly a third of the market is attributable to global air and ocean forwarding. Armstrong & Associates ranked the largest freight forwarders, by revenue, as Kuehne + Nagel, DHL Supply Chain & Global Forwarding, DSV and DB Schenker. The largest freight forwarders based in the United States are Expeditors and UPS Supply Chains. Newer entrants, positioning themselves as digital freight-forwarding companies, include Flexport and Forto.
•
Importers/exporters:   These are the ultimate customers of the international freight industry. They are often known as “shippers” because they are the customers who are having goods shipped, or as beneficial cargo owners. Trade data from multiple nations shows that millions of companies are involved in importing and exporting goods worldwide. Some of the largest importers in the world are Walmart, Target and IKEA. In recent years, the number of small and medium-sized business (“SMB”) importers has increased, in particular niche e-commerce companies, many of whom do not have their own warehouses and use Fulfilled by Amazon and its competitors for their warehousing and last-mile distribution. For example, according to the U.S. Census Bureau, in 2020, the United States had approximately 400,000 small or midsize importers or exporters, responsible for approximately one third of U.S. imports and exports by value.

The following graphic depicts the complex relationship between carriers, freight forwarders and importers/exporters.
There are often two freight forwarding companies involved in a single shipment, one at the origin and one at the destination. Quite often, there are other layers of intermediaries such as general sales agents, master loaders and brokers. Additionally, carriers will sometimes transact with each other (e.g., interlining between airlines), adding further layers of complexity. A typical shipment will involve three or more carriers, such as airlines, ocean liners, trucking carriers and rail.
The Opportunity: Challenges in the Industry
A root cause of the underutilization, unpredictability and mispricing pervasive in the international freight industry is that most carriers are unable to provide instant binding price quotes electronically. Freight forwarders, in turn, who need to quote for door-to-door shipments involving multiple carriers, are delayed while they wait for price quotes from the carriers and ultimately increase prices in order to quote without assuming financial risk. When shipments involve multiple freight forwarders or additional intermediaries, such as master loaders, the problem is compounded. Shipments are delayed and prices are inflated by multiple offline intermediaries.
Due to the lack of industry digitalization and integration, importers/exporters face challenges throughout the pricing, booking and shipment management processes. The following graphic illustrates some of these challenges.

In general, when importers/exporters book spot shipping services with freight forwarders, they often do not know which specific flight or sailing their goods will be carried on, exactly how much they will pay, or when the goods will arrive. The resulting ambiguity ultimately leads to increased freight costs and reduced shipping efficiencies, in many cases leading to importers/exporters either suffering inventory shortages or compensating for shipping uncertainty by maintaining additional inventory at a high cost. The above challenges all place a significant burden on international supply chains, and extra costs are typically passed on to consumers. Further, as a result of the manual and time-intensive quoting process, importers/exporters often avoid seeking competitive quotes.
The Opportunity: Current Crisis and Impact on Consumers
From December 2019 through September 2021, trans-pacific 40’ container ocean freight prices increased by a factor of approximately ten, according to our Freightos Baltic Index, FBX01, as set forth in the graphic below, alongside our estimates of the impact of this additional shipping cost on specific consumer products sold on Amazon.com.
While the dramatic increase in shipping costs in 2021 was primarily due to elevated demand for imported goods during the pandemic, undigitized intermediaries were a contributing factor. Indeed, carriers and freight forwarders reported record revenue, gross margins and profits in 2021. Rates dropped quite rapidly during the summer of 2022 as demand slowed, while still remaining almost double what rates were in 2019. Overall, our data shows that ocean freight rates in recent years have been more volatile than major U.S. and European stock markets and most commodities. While rates regressed towards normalization in late 2022, they remained significantly elevated compared to pre-pandemic rates, underscoring the industry’s systemic volatility.
Our Solution: Freightos Digital Booking Platform
We believe that the digitalization of international freight can make shipping cheaper, quicker and more predictable. We offer a digitized, integrated booking and payment platform that connects carriers, freight forwarders and importers/exporters.
Our Platform connects Buyers and Sellers of freight services through two websites. WebCargo.co connects freight forwarders to carriers, and freightos.com connects importers/exporters to freight forwarders. This duality can be understood by rough analogy to passenger travel in which global distribution systems such as Amadeus and Sabre connect travel companies to carriers, while Booking.com, Expedia and others, provide choice of services to the end customer. Unlike passenger travel, international freight effectively did not have a global distribution system before Freightos. For this reason, while travel marketplaces often rely on third-party global distribution systems, we developed and operate both layers of our Platform, WebCargo and freightos.com, as illustrated in the following graphic.

Carriers
← WebCargo →
Forwarders
Freightos Platform
← Freightos.com →
Importers/ exporters
Freightos SaaS & Data
Freightos =
WebCargo
Connects service providers. Similar to travel Global Distribution Systems Amadeus, Sabre
Enterprise Value[1]
amadeus → $29.9B
Sabre → $5.9B
+
Freightos.com
Marketplace serving end customers, Similar to platforms like Booking.com
Enterprise Value[1]
Booking.com → $85.5B
Expedia → $22.2B

(1)
Per Yahoo! Finance as of May 30, 2022.

Our Platform enables Buyers to search, receive instant price quotes (often with binding prices and definite voyage information), compare, book and pay online. This digital booking experience saves time and money, and reduces uncertainty. Our Platform is supported by our SaaS and data solutions business which, much like Amadeus and Sabre, provides software tools to freight forwarders to support digitalization and Platform adoption. We also offer access to payment services from financial partners, and provide access to third-party cargo insurance and to in-house and third-party customs brokerage services.
Our Strengths
Network
Our Platform benefits from an unmatched network of carriers, freight forwarders and importers/exporters as active users of the platform. For many participants in the international freight market, our

Platform is a critical part of their business processes, and some have integrated Freightos deeply into their own IT systems. Our network is broad, spanning leading blue-chip companies to SMBs. It is geographically dispersed with particular strength in Europe and North America. Our Platform also benefits from strong network effects where each participant makes the network more valuable for other participants.
The following is an overview of carriers, freight forwarders and importers/exporters who have used our Platform:
•
Carriers

•
Airlines:   We have more than 20 airline groups and 40 individual airlines directly connected to our Platform by API, providing us with real-time rates and enabling electronic bookings. Additionally, we receive static rates directly or indirectly from almost all other airlines. Historically, we have on average added approximately one airline per month with direct API connections, and we believe that most other airlines are committed to digitalization as soon as they have the IT capability. Some of the notable airlines on our Platform include Qatar Airways, Emirates SkyCargo, American Airlines, Lufthansa, IAG Group Cargo (which includes British Airways and Iberia), Turkish Airlines and Air France-KLM.

•
Ocean liners (full container load or “FCL”):   This market is more consolidated and less digitally mature than air, but we already have connections, live or in active integration, to several top carriers representing a significant share of the global market, and we expect more soon. Notable ocean liners with connections for instant rate quotes, live or in active integration, include Maersk and two other top-10 ocean liners.

•
Ocean consolidators (less than container load or “LCL”):   We are connected directly to four of the major consolidator networks.

•
U.S. less-than-truck-load (“LTL”) carriers:   We have approximately 150 carriers, including trucking third-party logistics providers, connected directly as well as some airport cartage carriers.

•
Other land carriers:   We receive rates, mostly static Excel sheets, from various LTL trucking companies, container drayage trucking companies, and rail and express carriers.

•
Freight forwarders:   Counting subsidiaries of multinational forwarders separately, more than 3,500 freight forwarders across an estimated 10,000 offices subscribe to our software or use our free WebCargo Sky platform to book with airlines. A majority of the freight forwarders connected to our network are paid subscribers. A smaller number of freight forwarders use our software for managing ocean and land rates, and a few dozen act as Sellers on freightos.com. Nineteen of the top-20 multi-billion dollar freight forwarders are our customers, including FedEx Logistics, Hellmann, CEVA, BDP and Nippon Express.

•
Importers/exporters:   About 13,000 SMB importers/exporters have procured freight services on freightos.com. As our Platform matures, we are receiving more interest from enterprises and are working in pilots or in production with several Global 1,000 companies.

Technology
We are a technology company. Many of our directors, executive officers and product team members bring deep experience from the high-tech sector, and a significant proportion of our team comprises software engineers, software product managers, and software user experience designers. Our technology is built around our patented multi-modal routing engine, which is able to consider millions of freight services and millions of possible routes to identify optimized door-to-door routes in seconds.
The following statistics reflect the depth of our technology, the breadth of our data assets and our product maturity:
•
Fastest signup to booking on freightos.com:   58 seconds. In the traditional freight forwarder workflow, this usually takes days.

•
Total pricing data points in our database:   Three billion, with 50 million added monthly.

•
Number of services considered in a single search:   More than two million, in some cases.

•
Support calls:   One per 15 bookings, on average. Traditional freight forwarders usually handle multiple customer interactions per booking.

•
Engineering investment:   More than 500 person-years of engineering invested to-date. Team of over 100 engineers continuing to develop our technology stack.

•
Total annual Platform searches (2022E):   Approximately 10 million.

Some of the areas where we have accumulated technology include:
•
Rate capabilities:   Rate ingestion, rate distribution and interlining.

•
Pricing technology:   Quoting tools, eBooking gateway, buy-to-sell markup logic, pricing rules for different modes and geographies.

•
Digital sales:   Web sales portals, payment handling and online quoting tools.

•
Market Data:   Unique transactional data, daily rate benchmarking and capacity availability.

•
Shipment management:   Business logic, vendor communications and exception detection.

•
Customs brokerage:   Automation for onboarding and clearance.

Our Strategy
Marketplace Growth
Our product strategy is to be a three-sided marketplace that connects carriers, freight forwarders and importers/exporters, bringing transparency and efficiency to each.
Marketplaces tend to be winner-take-all (or at least winner-takes-most) opportunities, and our strategy is to prioritize the growth of our network, as measured by GBV, through sales, marketing, and research and development. We seek to leverage marketplace dynamics in which new Sellers bring capacity that attracts new Buyers, and new Buyers bring demand that attracts new Sellers.
The following graphic illustrates our #Transaction growth from the first quarter of 2019 through the second quarter of 2022, which evidences the success of our strategy to date.

150,000
100,000
50,000
0
2019-Q1
2019-Q2
2019-Q3
2019-Q4
2020-Q1
2020-Q2
2020-Q3
2020-Q4
2021-Q1
2021-Q2
2021-Q3
2021-Q4
2022-Q1
2022-Q2

During the next few years, we intend to prioritize #Transactions and GBV growth over net revenue, profitability and cash flow. We believe that rapidly expanding network effects over the next few years will greatly benefit our customers and our business in the future and create more shareholder value in the long term.

Alongside our investment in aggressive GBV growth, we are committed to financial responsibility, monetization and capital efficiency. We are guided by the following principles:
•
Monetization:   Currently, we have an average take rate, which we define as the quotient of net platform revenue divided by GBV, of approximately 1.2%, but some categories of transactions have achieved a take rate of over 10% (including total revenue from Buyers and Sellers purchasing ancillary services).

•
Gross margins:   Our blended gross profit margin exceeds 60% across our products.

•
Capital efficiency:   We do not currently anticipate free cash flow burn exceeding $25 million in any year. Given the size of the opportunity and our high growth rate, we consider this level of investment appropriate. Our current plans anticipate 2023 being the peak of our cash burn.

We operate a platform business and, over time, our most important revenue stream will be Platform revenue. Additionally, we sell SaaS and data subscription solutions to Platform participants, particularly freight forwarders. These software tools help freight forwarders utilize our Platform, provide our customers with in-house efficiencies and increase user engagement. Revenue generated from our Solutions segment includes SaaS subscriptions, data subscriptions and services associated with SaaS, such as configuration, customization and data ingestion services. This strategy is sometimes referred to as a “SaaS-enabled-marketplace” and has been used effectively by many leading platforms and marketplaces to increase engagement with platform participants and to create a deeper competitive moat. For example, Sabre and Amadeus provide software tools to travel agents, OpenTable provides software to restaurants, and Booking.com provides tools to hotels.
Our Solutions segment generates a growing secondary revenue stream of high margin revenue, most of which is derived from recurring subscriptions; however, revenue from our Platform segment is growing faster than revenue from our Solutions segment and, in 2023, we expect revenue from our Platform segment to exceed revenue from our Solutions segment for the first time.
Platformification
We are seeking to position Freightos as the leading platform for digitally procuring international freight services and as a key platform for international business-to-business (“B2B”) e-commerce. We believe that our strategy fits into an overriding business trend of the e-commerce revolution starting with business-to-consumer (“B2C”), expanding to domestic B2B, and finally tackling global B2B. In each phase of e-commerce, there were businesses that successfully became e-commerce vendors, and yet the biggest wins were often platforms that powered many vendors.
The following graphic illustrates the evolution of e-commerce from B2C to domestic B2B to global B2B, showing how each phase had both siloed vendors and eventually platforms that created greater value.

A key part of our ongoing strategy is continuing to invest in technology and continuing to accumulate a unique data asset, particularly for shipping rates. In order to keep our technology at the cutting edge, we invest heavily in human resources to find, attract, retain and develop an outstanding team.
Expansion Across Segments
We intend to expand into new market segments by leveraging the overlap of participants across market segments. For example, we are capitalizing on our Platform’s success connecting freight forwarders to airlines by offering the same freight forwarder connections to ocean liners. Similarly, air carrier services combined with freight forwarder door-to-door services are being offered to importers/exporters. For an overview of the market segments in which we are active, refer to “— Our Strengths — Network.”
We believe there may be opportunities for future expansion into LTL trucking (outside of the United States), FTL trucking, air cargo charters and bulk shipping. We also may examine partnership, buy and build options to address these segments in the future.
We continuously monitor opportunities for adjacent third-party services that could be accessible through our Platform, including customs brokerage in new markets, warehousing, fulfillment and last-mile distribution and trade finance.
Go-to-Market Sales Approach
We utilize a variety of approaches to engage new customers. The following list sets forth certain aspects of our approach to sales.
•
Carriers:   Direct sales.

•
Multinational freight forwarding companies:   Direct sales to headquarters and “land-and-expand” starting at a country or office level.

•
SMB freight forwarding companies:   Digital advertising and freemium services.

•
Enterprise shippers:   Direct sales.

•
SMB shippers:   Search engine optimization (organic traffic) and digital advertising.

We invest in the production of quality content about the digitalization of international shipping (research reports, surveys, blog posts, online tools and our data indexes), which has helped us create a strong brand regularly mentioned in the mainstream business press as well as logistics press.

Revenue — How We Make Money
We expect to derive most of our income in the future from revenue generated by our Platform, which is linked to the rapid growth of our GBV. Platform revenue is generated from fees associated with specific freight-service transactions booked between Buyers and Sellers on our Platform. Platform revenue includes Buyer platform fees, Seller transaction fees (flat per transaction, or a percentage of transaction value), fees related to payments or payment terms, fees related to sales of ancillary services like third-party insurance and customs brokerage, and Clearit customs brokerage fees.
With respect to the Solutions segment, our SaaS offerings are typically priced per user per month or per site per month, depending on the exact product. Data subscriptions are priced based on the number of users, granularity of data, number of data points and permitted data usages. Solutions revenue includes recurring subscriptions for SaaS or data, and certain non-recurring revenue, such as data services (that is data ingestion), non-recurring engineering and customization fees.
Revenue — Where We Make Money
The following table sets forth the amount of our revenue for the periods presented by geography:
	Solutions	Platform	Total
	(in thousands)
For the year ended December 31, 2021
Europe	$4,322	$—	$4,322
Hong Kong	198	3,284	3,482
United States	2,725	—	2,725
Other	588	—	588
	$7,833	$3,284	$11,117
	Solutions	Platform	Total
	(in thousands)
For the year ended December 31, 2020
Europe	$3,724	$—	$3,724
Hong Kong	234	2,088	2,322
United States	1,952	—	1,952
Other	511	—	511
	$6,421	$2,088	$8,509
Revenue from our Solutions segment is categorized based on the location of our customers. All revenue from our Platform segment was attributed in the years ended December 31, 2020 and 2021 to the (then) group parent business in Hong Kong. This classification is independent of where the user resides or where the user is physically located while using our services.
Case Study: Airline eBooking
Successful marketplaces have a strong growth dynamic with new sellers bringing new capacity to attract new buyers, and new buyers creating more demand to attract more sellers. This is the flywheel growth dynamic we are seeking for our Platform; it is the network effect of marketplaces. Airline eBookings are the fastest growing category of bookings on our Platform and so provide a useful case study.
Until 2018, we did not have any airlines with digital APIs for instant pricing and bookings. In 2020, we achieved a “critical mass” of several airline connections, thus becoming a viable marketplace. The following timeline illustrates the growth of carrier connections on our Platform, with airlines connecting at an increasing rate:

•
2018:   Lufthansa

•
2019:   Air France KLM and IAG (IAG includes British Airways, Iberia and other airlines)

•
2020:   Delta, Etihad, AirBridgeCargo, SAS and Condor

•
2021:   Qatar, Turkish, El Al, Fedex, NAC, LATAM, Finnair and Silkway West

•
2022:   American Airlines, Air Canada, Teleport, Emirates SkyCargo and Caribbean Airline (more coming)

The number of airline Sellers has been growing steadily, and approximately linearly, at an average rate of about one per month. The number of individual active Buyer users has been growing at an average of about 20 per weekday. New Buyers and new Sellers create new combinations of possible transactions; so even while Buyers and Sellers are each growing approximately linearly, the number of transactions has consistently shown accelerating quadratic growth:
Our growth is continuing, and accelerating, with limited spend on marketing and sales.
To date, we have retained 100% of the airlines that have connected to our Platform. Freight forwarder retention is strong, as demonstrated by the graphic below, in which each line tracks the cohort of freight forwarders who first booked in a given calendar month, indicating how many of them are still booking months later. Approximately 80 to 95% of freight forwarders are still actively booking one year after their first booking, representing strong retention characteristics and repeat business. In addition, we monitor the number of bookings each cohort of freight forwarders is making a few months after they joined the platform. Each line in the graphic below tracks the growth of a cohort of freight forwarder buyers who first booked in a specific calendar month, similar to the manner in which retailers track same store sales. The graphic shows that once a cohort of freight forwarders start booking with airlines on our Platform, their number of bookings consistently grow 500% to 1,000% within one year.

Company History
Freightos was founded by Dr. Zvi Schreiber in January 2012. Dr. Schreiber is a serial technology entrepreneur who had witnessed the inefficiency of global shipping as the Chief Executive Officer of Lightech, which he sold to GE Lighting in 2011. Lightech manufactured electronic power supplies in China and shipped them by air and ocean to the U.S. and Europe. This experience inspired Dr. Schreiber to create a Booking.com-type of experience for global freight.
Here are some key milestones of our growth journey:
•
2010 – 2011:   Freightos founder Zvi Schreiber, already an experienced software entrepreneur, witnessed the challenges of international shipping as the Chief Executive Officer of Lightech, which was sold to GE Lighting in 2011.

•
2012:   Dr. Schreiber founded Freightos. Early discussions commenced with freight forwarders and other industry participants.

•
2013:   We offered our first SaaS product for freight forwarders to manage rates and automate quotes, including door-to-door routing. All rates were static from Excel spreadsheets.

•
2016:   We acquired WebCargo, then a database for static air cargo rates and a SaaS quoting tool, but not yet a platform.

•
2018:   We completed our first airline API integration and the very first step towards transforming WebCargo from a software company to a platform model. We acquired Air Freight Bazaar to establish a team and procure freight forwarder customers in the Indian market. Freightos.com was launched as a marketplace for importers/exporters (building on an earlier pilot), providing instant quote comparison, but quotes were for traditional freight forwarding services without definite voyage information or committed transit times.

•
2020:   Airline integrations reached critical mass, and our Platform began to experience rapid growth in airline bookings.

•
2021:   We acquired 7LFreight to expand our footprint with U.S. air and trucking freight forwarders. 7LFreight also gave us access to additional U.S. LTL trucking rates.

•
2022:   We acquired Clearit, a North American customs brokerage, to provide an improved customs brokerage experience to importers/exporters transacting on freightos.com.

We are now gradually connecting the two components of our Platform, WebCargo and freightos.com, into a unique combined three-sided marketplace, connecting carriers, forwarders and importers/exporters. We are working together with freight forwarders to bring eBookings to the importers/exporters on freightos.com, so that importers/exporters can book instantly with freight forwarders with definite carrier voyages. We are also working to expand API connections to ocean carriers and providing payment services alongside bookings. As a three-sided marketplace, we strive to develop a double flywheel with buyer-brings-seller-brings-buyer in carrier-forwarder interactions and forwarder-importer/exporter interactions:
Even as our Platform grows, we continue to provide solutions including SaaS tools and data. Although freight forwarders are the primary users of our SaaS products, we occasionally deliver those tools to carriers and to large importers/exporters. Strategically, our Solutions segment is designed to give industry players the automation tools they need to buy and sell more effectively on our Platform.
Our Products
WebCargo Platform — Connecting Carriers and Forwarders
Professional logistics service providers, mostly freight forwarders, access our Platform under our WebCargo brand.
Our WebCargo Air Platform is only available to professional freight-forwarding companies. Most airlines will only share rates with freight forwarders registered as IATA cargo agents and, accordingly, most buyers on the WebCargo Air Platform are registered IATA agents. Currently, our WebCargo Air Platform, including the free Sky version, is used by over 3,500 freight forwarders around the world, connecting them to more than 40 operating airlines.
The WebCargo workflow is straightforward but revolutionary, as it eliminates the need for multiple phone calls and emails. An outline of the typical WebCargo workflow is as follows:
•
Sign up and confirm identity as a freight forwarder.

•
Search: Type in origin airport, destination airport, dimensions and related details.

•
Review instant offerings from airlines including rates and capacity.

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Choose and book. In most cases, booking is confirmed instantly.

•
In some cases, there is an option for instant payment.

•
Manage bookings, track flights and receive updates.

The following image is an example of airline rates and availability search results on WebCargo (rates randomized for confidentiality):
This airline booking workflow is available through our free WebCargo Sky portal, or embedded in the WebCargo Air SaaS. WebCargo Air adds various features, such as enabling freight forwarders to send quotes to their own customers. Freight forwarders and third-party software providers can also embed these booking capabilities into their own portals using the WebCargo Hub APIs. For example, Transportation Management System software providers can include the ability to book directly with air carriers while planning a shipment. A similar platform for container ocean bookings is under development.
Freightos.com Platform — Connecting Service Providers to Importers/Exporters
Importers/exporters access our Platform through our freightos.com site. Users are able to enter the details of their shipment with a modern interface and instantly view quotes from freight forwarders qualified to move their goods. These quotes are binding offers, and the user can book and pay online, initiating the movement of its goods.
More than 13,000 importer/exporter Buyers, mostly U.S. importers, have purchased freight services on freightos.com from dozens of Sellers. Some of the Sellers have completed millions of dollars of orders on freightos.com and for some, freightos.com is a significant sales channel which accounts for a substantial proportion of their business.
The freightos.com workflow is straightforward and almost entirely automated/no-touch, replacing sales calls, visits, emails and faxes. An outline of the typical freightos.com workflow is as follows:
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Sign up and agree to platform terms.

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Search: Enter origin and destination addresses or ports.

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Select load and additional services required (e.g., customs and insurance).

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Review instant offerings from freight forwarders, with accurate door-to-door prices in seconds.

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Compare, explore reviews and book.

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Pay by credit card (or use credit if pre-approved).

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Track and manage shipments.

The following screenshots demonstrate the freightos.com workflow:
Enter origin and destination addresses or ports:
Review instant offerings from freight forwarders:
Track and manage shipments:
Other marketplaces and B2B eCommerce sites can integrate this freightos.com workflow into their platforms to allow users to include shipping costs in their sourcing decisions and to book shipping alongside goods procurement.
Software-as-a-Service Solutions
We offer the following key products through our SaaS business:

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WebCargo Air:   Dynamic airline rates and eBookings. Static airline rates database. Various features for freight forwarders quoting to their customers.

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WebCargo AcceleRate:   Multi-modal rate repository. Sophisticated tools for automatically processing door-to-door routing and quotes.

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Data Services:   Digitizing static carrier rates provided in Excel.

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WebCargo Airline Control Panel:   Enables airlines to control bookings and optimize pricing with real-time booking analytics.

The following graphic is an example of the WebCargo Airline Control Panel:

ABCD Airline
QR - US
Hi, Robert
RB
WAND
Bookings
O-Bookings
Forwarders
Account Number
Carriers' Communications
Matrix Rates Simulator
Technical Logs
Carrier Settings
Users Management
ACOP
Airline Control Panel
WAND Summary
Create new card
Hello, Username!
Welcome to WAND - WebCargo Analytics Dashboards.
Know your clients' behaviour. See dashboard
Find all the detailed info in the custom panel See dashboard
12M
12W
15D
Define period
Enter origin
Enter destination
Status
Main insights
Other insights
Look to book
See below the Global Top 5 routes for the selected period.
1. ROM-JFK
2. BCN-JFK
3. MAD-JFK
4. MIA-ROM
5. JFK-BCN
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Jan 22
Bookings status
Accepted 221.849
Cancelled by user 61.894
Accepted with alt. 32.143
Unconfirmed 3.280
Pending 220
Pending of cancel. 2
0,006 %
Search without results
4 K
2 K
0
Feb 21
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WebCargo SaaS products serve 3,500 freight-forwarding companies.
Freightos Data
We publish data, mainly price indices, to strengthen our brand and enhance engagement with current and future customers, and to support industry digitalization. There are approximately 50,000 registered Freightos data services users. Although most subscriptions are unpaid, we believe that our data services provide extensive brand awareness and engagement with current and future customers.
Freightos Baltic Index
The FBX is published every weekday to provide indicative market prices for shipping a 40 foot container on twelve trade lanes, plus a global average. We act as the data provider and calculating agent for FBX, while the Baltic Exchange in London is the benchmark administrator responsible for IOSCO compliance of the benchmark.
FBX is also available on Bloomberg and Refinitiv screens. Six of the twelve FBX indices have futures contract trading on the Chicago Mercantile Exchange. These derivative products are new and trading volumes are still minimal. We receive a small, flat license fee per container for every future contract traded.

Based on press mentions, we believe that FBX is the most used benchmark of containerized shipping prices. Examples of the many organizations who have subscribed to FBX are Starbucks, Unilever, Dell, Nike, Costco and Amazon.
The following graphic shows FBX01 index with the indicative price for shipping a 40’ container from China/East Asia to North America West Coast:
Freightos Air Index
The FAX is published weekly to provide indicative market prices per kilogram for air cargo on various pairs of 61 major airports, as well as airport-to-region and region-to-region. FAX indexes are currently published for free as “beta” indexes for market feedback.
Custom Reports
We sell subscriptions for weekly pricing reports customized based on specific customer requirements. This product enhances our engagement with importers/exporters, as well as freight forwarders, some of which become customers of our Platform.
Clearit — Customs Brokerage
Clearit is a licensed customs broker for imports to the United States and Canada. We acquired Clearit in February 2022. It is highly digitalized with many aspects of onboarding customers and customs brokerage services delivered online in a semi-automated manner. Clearit has more than 39,900 and 11,700 registered users with signed powers of attorney on file, in Canada and the United States, respectively.
7LFreight — U.S. Air and LTL Rate Management
7LFreight is a neutral and centralized rate management platform, which we acquired in 2021, covering:
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Domestic U.S. trucking:   First and final mile airport cartage, linehaul, LTL, small package, commercial and air cargo.

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International freight:   Export and import rates, LCL and destination rates.

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Customer portal:   Domestic and air export.

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Air schedules:   Powered by a partner, for global flights. Loading charts and dynamic connections.

7LFreight has more than 1,200 subscribed freight forwarder offices with over 10,000 users. Rates include more than 2,500 first, final and middle mile carriers, as well as over 200 airline carriers.
Our WebCargo airline booking experience is now available within 7LFreight, and we expect to merge WebCargo and 7LFreight into a single product for air cargo, while keeping the trucking capabilities of 7LFreight as a separate product.
ESG: Supporting Decarbonization
International freight is a significant emitter of greenhouse gasses (“GHG”). According to the Organisation for Economic Co-operation and Development, global freight emits more than two billion tonnes of CO2 equivalent greenhouse gasses per year, and this could increase to 8 gigatonnes by 2050.
For many companies dealing with physical goods, such as manufacturers, distributors and retailers, global freight is a significant component of their “scope 3” indirect GHG emissions. In March 2022, the U.S. Securities and Exchange Commission proposed rule changes that would require registrants to include certain climate-related disclosures in their registration statements and periodic reports, including information about climate-related risks that are reasonably likely to have a material impact on their business, results of operations, or financial condition, and certain climate-related financial statement metrics in a note to their audited financial statements. The SEC proposed that “a registrant would be required to disclose GHG emissions from upstream and downstream activities in its value chain (Scope 3), if material or if the registrant has set a GHG emissions target or goal that includes Scope 3 emissions.” This proposed rulemaking is expected to bring considerable attention to emissions from international freight shipping.
Therefore, we endeavor to provide visibility into freight emissions by calculating emission estimates alongside every quote on freightos.com and WebCargo, enabling Buyers to select Sellers based on carbon footprint, as well as price, transit time and service. Our emissions estimator is guided by the European EN 16258 standard methodology. We also provide a free carbon emissions estimation calculator on our website.
We hope that our emissions estimator will help supply chain companies and their logistics service providers to make greener choices for transportation, reducing carbon emissions in our industry.
Intellectual Property
We have a utility patent on our routing engine, which is under examination in the United States and has been granted in Canada. We have a design patent on our matrix display for dynamic carrier rates, which is registered in the United Kingdom, Europe and the United States. The name Freightos® is registered as a trademark in the European Union, the United States, China, India, Israel, and the name WebCargo® is registered in the European Union, the United States and India. In addition to the foregoing registered intellectual property, our proprietary software platform and web-based offerings are covered by a combination of trade secret and copyright protections. We own all of the domain names we use in our business, including freightos.com, webcargo.co, clearit.com, clearitusa.com and 7lfreight.com.

Competition
Each of our products faces different competitors; however, we do not believe that there is any one competitor competing with the totality of our Platform.
WebCargo Air Platform
We believe that our WebCargo Air Platform is, by a considerable margin, the biggest platform of its kind, both in terms of airline supply and in terms of freight forwarder customers booking with it. Notable competitors are Cargo One Gmbh and CargoAi Ptd Ltd. There is also some competitive functionality embedded in products from WiseTech Global Limited.
Based on announced airline integrations, the following graphic illustrates the proportion of global airline capacity connected to WebCargo compared to two of our competitors, based on IATA data:
Freightos.com Platform
Freightos.com competes indirectly with importers/exporters directly interfacing with specific freight forwarders or carriers rather than using a platform. There are also competing online platforms for importers/exporters, such as Cogoport, FreightMango, SimpliShip and Searates, which we believe to be considerably smaller than freightos.com.
Solutions
Different WebCargo SaaS products compete with different competitors. Most of the products have some overlap with the product suite of WiseTech. Some overlap with products from Descartes and Magaya and others. 7LFreight for airport cartage rates competes with Air Cargo Inc. For LTL rates, there are several competitors, however, most are integrated with Transportation Management Systems rather than standalone rate repositories.
According to U.S. and Canadian government data, Clearit competes with approximately 11,300 U.S. customs brokers and approximately 300 Canadian customs brokers. However, very few of these competitors are able to service SMB importers with a similar level of online service and most have far less automation.
Regulation
Data Privacy
Freightos uses, collects, stores, transmits, transfers, and processes customer and supplier data in the ordinary course of business. As Freightos’ products are designed to assist business customers with shipping management, in the ordinary course of business, when providing its services, only a limited portion of the customer data that Freightos uses, collects, stores, transmits, transfers and processes constitutes personal data, personally identifiable information, personal information, or a similar term (collectively herein “personal data”). In the course of providing its services, Freightos obtains personal data in the form of business contact information of importers/exporters, suppliers, customers, prospects, and other persons. Freightos also obtains personal data from employees, contractors, applicants, whether current, former, or prospective and, as applicable, family members or designees.
Freightos is required to comply with local, state, federal, and foreign laws and regulations pertaining to the collection, storage, transmission, transferring, processing, and security of personal data. Regulators around the globe and in countries in which Freightos operates have promulgated and are continuing to adopt laws, implementing regulations, and offering guidance pertaining to the collection, storage, transmission, transferring, processing, and security of personal data. The applicability of these laws, regulations, and guidance is continually evolving, sometimes uncertain, and in some circumstances, conflicting between and among jurisdictions. Although certain of these laws are not applicable to business contact information or employee data, these laws still remain pertinent to Freightos’ operations. Further, regulators are continuing to propose and adopt new laws and regulations designed to safeguard personal data and to provide additional rights to data subjects. We anticipate that the volume and scope of such laws will increase, and, as a result, Freightos’ costs and efforts to comply with such laws will increase. It may be costly to implement security or other measures designed to comply with these laws. Any actual or perceived failure to safeguard personal data or other information in Freightos’ possession or control, appropriately destroy or redact such data, or otherwise comply with these regulations may subject Freightos to litigation, regulatory investigations, or enforcement actions, thus causing damage to Freightos’ reputation and adversely affect the Company’s ability to attract or retain customers.
Among other laws, the following jurisdictions in which Freightos operates have enacted legislation pertaining to privacy, data protection and cybersecurity. For more information, please see the section entitled “Risk Factors — Regulatory, legislative or self-regulatory/standard developments regarding privacy, data security, and information security matters could adversely affect our ability to conduct our business and cause increased costs of compliance.”
United States
In contrast to other countries around the world, the United States has not implemented a comprehensive data protection law at the federal level, instead the United States has taken a sectoral approach to data privacy and security, legislating in areas of specific risk, including, financial privacy, children’s privacy, and healthcare privacy, among others. In addition to the sector-specific laws, the United States regulates privacy through the Federal Trade Commission Act’s restriction on unfair and deceptive trade practices.
In addition to the federal laws, several states have adopted comprehensive data protection laws. As one example, the CCPA, effective January 1, 2020, provides, among other components, an expansive definition of personal information, affords rights to data subjects, and includes a private right of action for data subjects in the event of a security breach. The CCPA will be replaced on January 2, 2023, by the California Privacy Rights Act (“CPRA”), which includes additional and more stringent requirements on businesses that are subject to the law. Other states including Colorado, Virginia, Connecticut, and Utah have also passed comprehensive data protection laws, none of which are identical. In addition, numerous states have pending data protection or issue-specific privacy laws. Freightos will need to evaluate the scope to which any of the foregoing laws is applicable and take the necessary steps to comply.
In addition to the above laws focused on data privacy, federal regulators and some states have adopted laws and guidance aimed at data security in Freightos’ possession and control. Although the states vary in scope, and are largely focused on personal data as compared with all data and intellectual property, certain of the laws may have an impact on our approach to data protection and cybersecurity. At a minimum, these laws may require that we maintain a written information security program and an incident response plan.
European Union and the United Kingdom
The European Union’s (EU) General Data Protection Regulation (EU) 2016/679 became effective in May 2018, and is generally applicable to companies that process personal data of EU data subjects. After

Brexit, the United Kingdom adopted its own version of the EU General Data Protection Regulation. Both versions together are collectively referred to in this document as the “GDPR”. The GDPR contains comprehensive data protection regulations pertaining to the collection, use, retention, disclosure, minimization, and other processing of personal data, with substantial monetary penalties of up to 4% of global turnover for noncompliance. Among other requirements, the GDPR mandates enhanced notice requirements to data subjects regarding the processing of their data, regulator notification within 72 hours in the event of a data security breach, and stringent processing requirements on data processors. Legal developments in the EU have also made it more stringent to transfer personal data outside of the EU to countries that the EU has not deemed to have adequate privacy laws, including the United States. On July 16, 2020, the Court of Justice of the European Union (“CJEU”) in Schrems II invalidated the EU-U.S. Privacy Shield framework, a mechanism through which entities could choose to transfer data from the EU to the United States and called the then-current Model Clause/Standard Contractual Clause framework into question. On June 4, 2021, the European Commission published a new set of standard contractual clauses, in an attempt to take into account the CJEU’s concerns in Schrems II. The new clauses require additional evaluation and documentation, and, to the extent that we may transfer personal data from the EU to a country not deemed to be adequate, may require us to expend additional resources to confirm the validity of the transfer under the applicable transfer mechanisms. The UK has also adopted its own set of Model Clauses, following the EU’s documents. There may be varying interpretations and approaches under the EU GDPR and the UK GDPR as well as the new Model Clauses. We will continue to evaluate the application of these regulations and requirements.
Israel
Israel has adopted comprehensive data protection and cybersecurity regulations. Among other regulations, the Company is subject to the Protection of Privacy Law, 5741-1981 (the “PPL”), the regulations enacted thereunder, and the guidelines issued by the Israel Privacy Authority. Among other requirements, these laws impose restrictions on data transfer, grant rights to data subjects, and require companies to register databases (subject to certain exceptions) with the regulator and implement data security measures. In July 2020, Israel proposed a comprehensive overhaul of PPL, which would align PPL more closely with GDPR. As currently drafted, entities subject to the law are subject to civil and criminal penalties for violations of the PPL, including imprisonment. These laws and the draft bill are applicable to our business, and we are continuing to monitor developments in this space. If the draft bill is enacted, we may be required to expend resources and modify current practices to ensure that our processes are in compliance with any changes in the law.
China
China has continued to adopt issue specific and comprehensive regulation. The Cybersecurity Law of the People’s Republic of China (the “CSL”) forms the backbone of cybersecurity and data privacy protection legislation in the PRC. The Data Security Law of the People’s Republic of China (the “DSL”) is the fundamental law in the data security area that widely covers data security mechanisms, obligations, and liabilities at both state administration and data handler levels. The Personal Information Protection Law of the People’s Republic of China (the “PIPL”) represents a new era of personal information protection as well as corporate compliance in the PRC. These laws, along with laws pertaining to encryption, guidance, and local regulations may be applicable to our operations in China, and we will continue to monitor application of the same.
Financial Services
Although we consider Freightos to be a payments platform, we are not licensed to perform money transmission or to offer payment terms or credit in jurisdictions where these activities are regulated. Instead, we partner with companies who have such licenses and they transmit the funds that Buyers send to Sellers.
Competition Law
Freightos manages private pricing data and publishes price indexes and benchmarks that may be competitively sensitive. These publications are intended to enhance transparency and encourage pro-competitive behaviors but, in certain situations, there is a risk that such information could be utilized for price fixing, bid rigging and other anti-competitive activities. The antitrust and competition laws in many jurisdictions in which Freightos operates prohibit price fixing, bid rigging, market allocation agreements and other forms of anti-competitive agreements among market participants. Violations of the antitrust and competition laws can have severe consequences, including both criminal and civil liability, for the companies and individuals involved. In some jurisdictions, including the United States, in addition to governmental authorities, private plaintiffs and classes of plaintiffs that are injured by such anti-competitive behaviors can also initiate private litigation to recover damages for antitrust and competition law violations. The air and ocean freight industries have a history of prosecutions for price fixing and other anti-competitive behaviors. The misuse of Freightos’ publications by recipients in violation of the antitrust and competition laws could expose Freightos to the risk of being implicated in enforcement proceedings and potential liability under antitrust and competition laws. In publishing price indexes and benchmarks and similar reports, Freightos obtains and follows expert, written legal advice related to compliance with antitrust and competition laws.
Licenses
Clearit US is licensed as a customs broker by the Department of Homeland Security Customs and Border Service. Clearit Canada is licensed by the Canada Border Services Agency. As licensed customs brokers, our Clearit subsidiaries are required to maintain prescribed records and are subject to periodic audits by the appropriate governmental authority.
Some of the Sellers on our Platform are engaged in activities that require a license, including customs brokerage, US ocean freight forwarding, and providing insurance. Other than Clearit, Freightos is not licensed to carry out such activities.
Team and Facilities
The following is a summary of our full-time equivalent headcount as of June 2022:
	Research & Development	Sales & Marketing	Operations	General & Administrative	Total
Full-time equivalent headcount	150.1	53.6	104.5	40.1	348.3
We are pleased to have a diverse team with 42% of our employees self-identifying as women, which is well above average for technology companies. We are one of the largest and best-known high-tech employers in the developing Palestinian economy, and we invest in bringing more people into the still small circle of highly skilled tech jobs in that location.
We currently lease offices in Jerusalem, Barcelona, Ramallah, Nablus, Portland (Oregon), Montreal, Champlain (New York) and Chennai. We also have a small number of employees or contractors without a dedicated office in Shanghai, Taipei, Tokyo and, from time to time, elsewhere.
We are implementing a hybrid model where team members may work from home some days of the week. The exact nature of our office-work-from-home hybrid is adjusted based on local customs and regulations in each country.
Incorporation and Subsidiaries
Freightos Limited is registered in the Cayman Islands and has the following active subsidiaries, all of which are directly or indirectly wholly owned, as follows:
Subsidiary Name	Jurisdiction of Incorporation
Freightos Limited	Hong Kong
Freightos India Private Limited	India
Web Cargo, S.L.U.	Spain
Freightos Ltd	Israel

Subsidiary Name	Jurisdiction of Incorporation
Freightos Software Development and Data Services Ltd.*	Palestinian Authority
Freightos Information Technology (Shanghai) Co., Ltd.	China
Freightos Inc.	Delaware, USA
Clearit Customs Brokers Inc.	Canada
9T Technologies LLC (d/b/a 7LFreight)	Oregon, USA
Clearit Customs Services, Inc.	Delaware, USA

*
Some of the shares are held in trust.

Freightos Limited was initially incorporated in January 2012 as Tradeos Limited in Hong Kong and shortly thereafter adopted the business name of Freightos, formally changing the company name in 2016 to Freightos Limited. The group redomiciled to the Cayman Islands in May 2022.
While incorporated in the Cayman Islands, Freightos Limited is a tax resident in Israel.
The mailing address of our principal executive office is Technology Park Building 2, 1 Derech Agudat Sport HaPo’el, Jerusalem, Israel 9695102.
Legal Proceedings
From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows. Regardless of the outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.

GESHER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of Gesher’s financial condition and results of operations should be read in conjunction with Gesher’s financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that involve risks and uncertainties. Gesher’s actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”, which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus.
References to the “Gesher,” “us,” “our” or “we” refer to Gesher I Acquisition Corp.
Overview
Gesher is a blank check company incorporated on February 23, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Gesher reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on May 31, 2022, as further described in the section entitled “The Business Combination Proposal” in this proxy statement/prospectus. Gesher intends to effectuate the Business Combination using cash from the proceeds of the Gesher IPO, the sale of the Private Warrants and, as applicable, proceeds from the Private Placements.
Results of Operations
As of June 30, 2022, we have neither engaged in any operations nor generated any revenues. All activity for the period from February 23, 2021 (inception) through June 30, 2022 relates to our formation and the initial public offering. We will not generate any operating revenues until after the completion of our initial business combination, at the earliest. We will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the initial public offering.
For the period from February 23, 2021 (inception) through June 30, 2021, we had a net loss of $7,067, which resulted from formation and operating costs.
For the three months ended June 30, 2022, we had a net loss of $2,095,308, which resulted from formation and operating costs amounting to $2,242,839, partially offset by the interest income amounting to $147,531.
For the nine months ended June 30, 2022, we had a net loss of $2,962,089, which resulted from formation and operating costs amounting to $3,166,891, partially offset by the interest income amounting to $160,252 and change in fair value of over-allotment amounting to $44,550.
Liquidity and Going Concern
As of June 30, 2022, we had $228,350 in cash and a working capital deficit of $2,212,895.
Prior to the completion of the Gesher IPO, our liquidity needs had been satisfied through a payment from the Sponsor of $25,000 for the Founder Shares to cover certain offering costs, and the loan under an unsecured promissory note from the Sponsor of $182,127. The promissory note was paid in full on October 18, 2021. Subsequent to the consummation of the IPO and private placement of the Private Warrants, our liquidity needs have been satisfied through the proceeds from the consummation of the private placement not held in the Trust Account.
On March 15, 2022, Gesher entered into a promissory note agreement with the Sponsor in the amount of $450,000. The promissory note would either be repaid upon consummation of a Business Combination, without interest, or, at the Sponsor’s discretion, convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants. The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options,” the note did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging.”
On March 18, 2022, Gesher entered into a promissory note agreement with the Sponsor in the amount of up to $64,945 for expenses paid by the Sponsor on behalf of Gesher. As of June 30, 2022, the expenses paid by Sponsor on behalf of Gesher totaled $53,609. The promissory note would either be repaid upon consummation of a Business Combination, without interest, or, at the Sponsor’s discretion, convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants. The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options,” the note did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging.”
On May 3, 2022, Gesher entered into a promissory note agreement with the Sponsor in the amount of $250,000. The promissory note would either be repaid upon consummation of a Business Combination, without interest, or, at the Sponsor’s discretion, convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options”, the note did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging.”
On June 6, 2022, Gesher entered into a promissory note agreement with the Sponsor in the amount of $250,000. The promissory note would either be repaid upon consummation of a Business Combination, without interest, or, at the Sponsor’s discretion, convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options,” the note did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging.”
On August 29, 2022, Gesher entered into a promissory note agreement with the Sponsor in the amount of $250,000. The promissory note would either be repaid upon consummation of a Business Combination, without interest, or, at the Sponsor’s discretion, convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options,” the note did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging.”
As of August 31, 2022, and September 30, 2021, Gesher had $1,264,945 and $175,827 borrowings under working capital loans, respectively.
In connection with Gesher’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 205-40, “Presentation of Financial Statements — Going Concern,” Gesher has until April 14, 2023, to consummate an initial business combination. It is uncertain that Gesher will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of Gesher. Management has determined that the liquidity condition and the mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about Gesher’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should Gesher be required to liquidate after April 14, 2023.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of June 30, 2022.
Critical Accounting Policies
Derivative Financial Instruments
We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.”

For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. We have determined the warrants to be issued in the initial public offering meet the requirements for equity classification.
Net Income (Loss) Per Ordinary Share
Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 375,000 ordinary shares that were subject to forfeiture if the over-allotment option is not exercised by the underwriters. At June 30, 2022 we did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Commitments and Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and administrative support. We began incurring these fees on October 14, 2021 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.
The underwriters are entitled to a deferred fee of $4,025,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
The holders of the Founder Shares as well as the holders of the Representative Shares, Private Warrants and any warrants the sponsor, officers, directors or their affiliates may be issued in payment of working capital loans made to us (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed on October 12, 2021, as amended. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Representative Shares, Private Warrants and warrants issued to the sponsor, officers, directors or their affiliates in payment of working capital loans made to us (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination. Notwithstanding anything to the contrary, EarlyBird may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination; provided, however, that EarlyBird may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement. We will bear the expenses incurred in connection with the filing of any such registration statements.

FREIGHTOS’ MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
On May 27, 2022, Freightos HK completed a reorganization pursuant to which shareholders of Freightos HK exchanged shares in Freightos HK for shares in Freightos Limited, and Freightos HK became a subsidiary of Freightos Limited. Unless the context otherwise requires, all references in this section to the “Company,” “Freightos,” “we,” “us,” or “our” refer to the business which belonged to Freightos HK, including its subsidiaries, through May 27, 2022, and to Freightos Limited, including its subsidiaries, after May 27, 2022.
You should read the following discussion and analysis of our financial condition and results of operations together with the sections titled “Information About the Companies — Freightos Limited,” “Risk Factors,” and “Summary Unaudited Pro Forma Condensed Combined Financial Information,” of this proxy statement/prospectus and our financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Overview
Our mission is to expand trade among the people of the world by digitalizing the international shipping industry, reducing the friction that plagues global supply chains.
We operate a leading, vendor-neutral booking and payment platform for international freight. Our Platform supports supply chain efficiency and agility by enabling real-time procurement of ocean and air shipping across more than ten thousand importers and exporters, thousands of freight forwarders, and dozens of airlines and ocean carriers. According to UNCTAD, the value of goods traded internationally reached a record level of $22.5 trillion in 2021, representing nearly one quarter of the world’s gross domestic product. International trade is facilitated by the third-party logistics market, which, according to logistics research firm Armstrong & Associates, generated nearly one trillion dollars in revenue in 2020. Global Market Insights projects this market to grow at a CAGR of approximately 9% between 2020 and 2026 to $1.8 trillion.
Despite its size and importance, global freight has not yet undergone a comprehensive digital transformation. Unlike passenger travel, hotels and retail, cross-border freight services remain largely offline, opaque and inefficient. Most international air and ocean shipments involve multiple intermediaries, often with as many as 30 actors and 100 people, communicating across time zones. These manual processes, replicated hundreds of thousands of times each day, typically result in delays, non-binding and inconsistent pricing, and uncertain transit times. Even on major trade lanes, such as Asia to the United States, our research shows that it is common for importers and exporters to wait several days for a spot price quote, and prices often vary by ten or more percent points. Actual prices and transit times are not guaranteed and are unpredictable.
The consequences of this dysfunction flow through international freight, supply chains and, ultimately, businesses and consumers everywhere. As a result, consumers pay more for goods, businesses experience reduced margins, and goods remain under or overstocked. The environment also suffers from this lack of efficiency; according to the IATA, air cargo holds, for example, are typically about 50% unutilized, doubling greenhouse gas emissions per unit weight.
These challenges are exacerbated by ongoing and persistent supply chain problems, making global freight pricing more volatile than most stock and commodity markets. Without digitalization, supply chains are unable to respond to stressors in an agile and cost-effective manner. As a result, supply chains have struggled to adjust in an agile and cost-effective manner to stresses, such as wars, pandemics, weather problems, strikes, blockages of trade routes, such as the Suez Canal, and trade wars.
We believe that the key metric for the size of our marketplace is GBV, which represents the value of transactions consummated between Buyers and Sellers on our Platform, plus related fees charged to Buyers and Sellers, and pass-through payments such as duties. We also believe this metric to be a bellwether of marketplace liquidity and growth, correlated to the potential for Platform revenue. GBV on our Platform started growing rapidly in 2020 as carriers increasingly adopted digital cargo sales and bookings.
We are focused on growing GBV while increasing value to Platform users and monetizing transactions to generate increased revenue. Between June 30, 2021 and June 30, 2022, GBV grew from $106.1 million to $281.6 million on a pro forma basis and between 2020 and 2021, GBV grew from $69.7 million to $302.7 million on a pro forma basis after giving effect to the Clearit acquisition, which occurred in February 2022. Our 7LFreight business is part of our Solutions segment; it also generates GBV from trucking bookings, which we started counting in our GBV calculations as of when this data became available around mid-June 2022 (in both periods of calculation). “Gross Billings,” which represents the aggregate amount of fees invoiced through our Platform and Solutions segments, including both our own revenue and pass-through payments for Sellers. Between June 30, 2021 to June 30, 2022, gross billings grew from $35.2 million to $39.0 million on a pro forma basis and between 2020 to 2021, gross billings grew from $54.7 million to $79.6 million on a pro forma basis after giving effect to the Clearit and 7LFreight acquisitions (in both periods of calculation).
Our Business Model
Our Platform is a three-sided marketplace, digitally connecting freight carriers (primarily airlines, and also ocean liners and trucking companies), freight forwarders and importers/exporters. We also provide solutions including software as a service (“SaaS”) and industry data to help market participants automate and optimize their buying, pricing and selling processes. As more market participants use our Platform, we are able to drive increased efficiencies throughout the highly-fragmented international freight industry.
We derive most of our revenue from (1) transaction fees and service fees through our Platform segment and (2) subscriptions and professional service fees through our Solutions segment, which includes SaaS solutions as well as data and index offerings. As of the date of this proxy statement/prospectus, the majority of our revenue is generated from our Solutions segment, but we anticipate that, driven by marketplace growth dynamics and increased monetization across a growing suite of features, our Platform segment will continue to grow more quickly than our Solutions segment and become our main source of revenue.
Platform Growth Dynamic
Currently, our primary business objective is scaling bookings on our Platform, as measured by GBV. As our Platform grows and matures, expanding across more regions, carriers and modes, and as we increase value to users, we expect Buyers and Sellers will be willing to pay higher fees for our services, so that revenue growth will follow GBV growth after some time lag.
Key processes which we use to grow our Platform are:
•
Attracting and retaining Buyers and Sellers, thereby increasing supply and demand, respectively.

•
Enabling online payments that are reconciled automatically with actual shipment bookings.

•
Providing benchmark data to increase transparency and optimize pricing for market participants.

•
Delivering SaaS tools to help Sellers automate price quotes, which increases the supply that is available online, and tools to help Buyers organize and expand their online procurement.

Significant Events and Transactions
Business Combination and Public Company Costs
On May 31, 2022, we entered into the Business Combination Agreement with Gesher, Merger Sub I and Merger Sub II, pursuant to which, on the terms and subject to the conditions set forth therein, (i) Merger Sub I will merge with and into Gesher, with Gesher surviving the First Merger as a wholly owned subsidiary of Freightos, and (ii) Gesher will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Freightos.
Immediately prior to the First Merger, Freightos and its shareholders will engage in the Recapitalization so that the only outstanding equity securities of Freightos will be Freightos Ordinary Shares and certain options to acquire Freightos Ordinary Shares that will remain outstanding following the Business Combination. To effect the Recapitalization, (1) each Freightos Preferred Share will automatically convert into Freightos Ordinary Shares in accordance with the Freightos organizational documents, and (2) immediately following such conversion, each then issued and outstanding Freightos Ordinary Share will automatically convert into such number of Freightos Ordinary Shares equal to the Conversion Ratio.
The Business Combination will be accounted for as an acquisition of an entity which does not constitute a business. Freightos will be treated as the acquirer and Gesher will be treated as the acquired company for financial statement reporting purposes. The Business Combination is not within the scope of IFRS 3 (Business Combinations) because Gesher does not meet the definition of a business and is accounted for within the scope of IFRS 2 (Share-based Payment) as issuing shares by Freightos at the Closing in exchange for stock exchange listing services provided by Gesher. Any difference between the fair value of the shares and warrants issued to Gesher’s shareholders and warrant holders and the fair value of Gesher’s net assets as of the closing date will be recorded as a listing service expense. The net assets of Freightos and Gesher will be stated at historical cost, with no goodwill or other intangible assets recorded.
As a consequence of the Business Combination, Freightos Ordinary Shares will be registered under the Exchange Act and listed on Nasdaq, which will require Freightos to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Freightos expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Cayman Reorganization
On May 27, 2022, Freightos HK completed a reorganization pursuant to which shareholders of Freightos HK exchanged shares in Freightos HK for shares in Freightos Limited, and Freightos HK became a subsidiary of Freightos Limited.
Recent Acquisitions
In December 2021, we acquired the interlining technology and other assets of a major airline group. Upon closing of the acquisition, we issued 45,004 Series C Preferred Shares to the seller. The seller may also earn up to 90,009 Freightos Ordinary Shares (after adjusting for share splits), subject to us achieving certain commercial milestones using the acquired interlining platform. The seller agreed to use the acquired interlining platform exclusively for a period of time and will be entitled to a revenue share in connection with the commercialization of the interlining technology.
In December 2021, we acquired all of the membership interests of 7LFreight, a U.S. company engaged in freight rate management SaaS. Upon closing of the acquisition, we paid $4.7 million in cash and 102,320 Freightos Ordinary Shares to the sellers. In addition, we may pay the sellers up to an additional $0.6 million in cash and 40,928 Freightos Ordinary Shares (after adjusting for share splits), subject to the 7LFreight business achieving certain operating and financial milestones over the next two years.
In February 2022, we acquired Customs Services, Inc. and certain assets from its Canadian affiliate, which collectively operate an online customs clearance business known as Clearit. Upon closing of the acquisition, we paid $5.0 million in cash and issued 272,851 Freightos Ordinary Shares to the sellers. In addition, we may pay up to an additional $3.5 million in cash, subject to the Clearit business achieving certain operating and financial milestones over the next three years.
Segment Reporting
We operate under two segments, Platform and Solutions.
Platform Segment
In our Platform segment, we generate revenue from facilitating transactions between Buyers and Sellers on our Platform based on flat fees per transaction or as a percentage of transaction value. In addition to freight services, certain ancillary services offered by Sellers, such as insurance and customs brokerage, generate additional revenue. These services often have higher margins than freight services allowing us to generate a higher fee for introducing Buyers. In certain Platform transactions, particularly with respect to U.S. and Canadian customs brokerage transactions, a Freightos company is the Seller, while in all other cases the Seller is a third-party. Buyers typically pay for access to, and the ability to compare, prices, shipping options and historical performance across multiple Sellers. Our services save Buyers time and money with instant freight quoting, convenient online payments through our payment processing partners, and online booking and management tools.
Our Platform revenue has evolved as our Platform grows and matures. In certain cases, Sellers may utilize our Platform without charge for a limited period of time or benefit from other special arrangements. Overall, our operational Platform revenue take rate ranges from zero to more than 10% of booking value, with an average of approximately 1.1% during the six months ended June 30, 2022.
Solutions Segment
In our Solutions segment, we generate revenue through our software-as-a-service offerings, which are typically priced per user per month or per site per month, depending on the type of product or based on a negotiated global license. This segment also includes subscriptions to our data products, such as FBX, FAX and custom market pricing data reports, which are priced per unit of time based on the number of users, granularity of data, number of data points and permitted data usage. We also generate some non-recurring revenue, including revenue from professional services such as data ingestion, engineering, customization and setup. SaaS fees are typically collected on a monthly, quarterly or annual basis.
Go-to-Market Strategy
Our go-to-market strategy focuses on:
•
Carriers:   Direct sales.

•
Multinational freight forwarding companies:   Direct sales. Depending how centralized the freight forwarder is, this includes either direct sales to headquarters for global rollouts, or “land-and-expand” starting at a country or office level and often supported by marketing efforts.

•
Small/midsize freight forwarding companies:   Primarily digital advertising. Many small forwarders start by using our booking portal, which does not require a subscription fee, and then upgrade to paid SaaS.

•
Enterprise shippers:   Direct sales, augmented by significant brand marketing efforts, such as FBX.

•
SMB shippers:   Inbound marketing, including content marketing, search engine optimization and digital advertising.

We believe that our Platform compares favorably to the majority of marketplaces due to large transaction sizes and high retention in business-to-business transactions.
Geography
Given the nature of international shipping, we are an international business. Our Solutions revenue is strongest in Europe and North America. Our importer/exporter bookings on our Platform are strongest in the United States, where we also have a customs brokerage solution. Our airline bookings on our Platform are strongest in Europe, and now growing fast in the United States. While Asian airlines have been slower to digitize than airlines in Europe, Middle East and North America, we are working to expand both our business segments on a global basis.
Key financial and operating metrics
Platform Segment
For our Platform segment, which is effectively a marketplace, we believe that certain key performance indicators are important to help understand our business. We monitor the key performance indicators listed in the table below to evaluate our Platform business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. Certain numbers in the following table are presented on a pro forma basis to reflect the acquisition of Clearit, which was acquired after the periods presented. Our Gross Billings are presented on a pro forma basis after giving effect to the Clearit and 7LFreight acquisitions.
	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
	(dollars in millions)
Gross Booking Value (pro forma)	$281.5	$106.1	$302.7	$69.7
#Transactions (pro forma)	265,078	89,768	262,771	53,938
#Unique Buyer Users (pro forma)	26,274	15,647	22,747	15,419
#Carriers	34	27	29	21
$Gross Billings (pro forma)	$39.0	$35.2	$79.7	$54.7
Gross Booking Value
GBV represents the total value of #Transactions, which is the monetary value of freight and related services contracted between Buyers and Sellers on our Platform, plus related fees charged to Buyers and Sellers, and pass-through payments such as duties. GBV is converted to U.S. dollars at the time of each transaction on our Platform. This metric may be similar to what others call gross merchandise value or gross services volume. We believe that this metric reflects the scale of our Platform and our opportunities to generate Platform revenue.
#Transactions
#Transactions represents the number of bookings for freight services, and related services, placed by Buyers across our Platform with third-party Sellers and with Clearit. Beginning in the third quarter of 2022, #Transactions include trucking bookings, which were added to the Platform following the acquisition of 7LFreight. The number of #Transactions booked on the Platform in any given time period is net of transactions canceled during the same time period.
#Unique Buyer Users
#Unique Buyer Users represents the number of individual users placing bookings, typically counted based on unique email logins. The number of Buyers, which counts unique customer businesses, does not reflect the fact that some Buyers are large multinational organizations while others are small or midsize businesses. Therefore, we find it more useful to monitor #Unique Buyer Users than the number of Buyer businesses.
#Carriers
#Carriers represents the number of unique air and ocean carriers who have been sellers of #Transactions. For airlines, we count the booking carrier, which includes separate airlines within the same carrier group. We do not count dozens of other airlines that operate individual segments of air cargo

#Transactions as we do not have a direct booking relationship with them. Carriers include ocean LCL consolidators. In addition, we only count carriers when more than five bookings were placed with Freightos over the course of a quarter.
$Gross Billings
$Gross Billings represents the total charges invoiced and collected by Freightos companies, including revenue that is paid to Freightos companies and amounts invoiced on behalf of, and passed through to, third-party Sellers. $Gross Billings includes GBV only when the payment is arranged through our Platform. We use $Gross Billings to compare our results to other marketplaces, some of whom recognize revenue on a gross basis, that is including pass-through payments.
Solutions Segment
We do not currently utilize supplemental key performance indicators for our Solutions segment, as we believe revenue provides a good indication of this segment’s performance.
Key Factors Affecting Our Performance
We believe our performance and future success depend on several factors, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”
World Trade and Industry Trends
International freight shipping helps to enable world trade, specifically the exchange of goods between countries. We believe that the size of the total addressable market for our Platform is positively correlated with world trade in goods. Since the early 1940s, world trade has increased, but the size of our addressable market could contract if world trade is reduced by recession, trade wars, reshoring/nearshoring and other factors. Historical trends indicate that even following major stressors, such as the 2008 Financial Crisis, global trade has continued to steadily expand, as presented in the following illustration of the global trade of goods by value, which we created from information available from The World Bank.
Our business is seasonal and as a result, our revenues and profitability fluctuate from quarter to quarter. For example, the third and fourth calendar quarters are typically strong in our industry in the ramp up to the Western peak shopping season, while the first quarter is typically weakest.
Smaller importers/exporters tend to adopt our Platform more readily than larger enterprises. Therefore, our Platform may benefit if niche e-commerce vendors and other SMB importers/exporters continue to flourish, as they have over the past few years, and could potentially be impacted negatively if the industry becomes more consolidated.

We have also observed a trend of more short-term, or spot, bookings for freight services, compared to long-term fixed-price contracts. Our Platform, which focuses on matching Buyers and Sellers for spot transactions, has benefited from this trend.
Shipping Costs
Our GBV is impacted by market rates of air and ocean shipping. Some of our Platform revenue is generated as a percentage of GBV and directly impacted when price levels change, whereas some of our revenue is generated from flat per-transaction fees and not directly impacted by shipping costs. We believe that lower market rates may attract more small and medium business importers/exporters to our Platform and may therefore increase the volume of transactions on our Platform, partially offsetting lost GBV and revenue as a result of lower market rates.
The following graphic of our FBX index illustrates the volatility of an indicative price for shipping a 40-foot container averaged over several trade lanes.
The FBX01 index, which indicates the market price for shipping a 40-foot container from China and East Asia to the North American West Coast, a bellwether trade lane, declined by more than 75%, from $10,762, when the Business Combination Agreement was announced on May 31, 2022, to $2,516 as of October 1, 2022, and to $1,410 as of December 1, 2022. If market prices remain at their current levels or fall further, our results of operations will likely be adversely affected. For additional information, see “—Risks Related to the Business Combination and the Combined Company — The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Freightos’ future results.”
Carrier Digitalization
Our Platform is highly dependent on the availability of direct digital connections, known as application programming interfaces (“APIs”), to carriers, which enable instant binding price quotes and bookings. To our knowledge, prior to 2018, no air or ocean carriers had APIs for instant quoting and booking against actual capacity, and price quotes were rarely binding. This is now changing rapidly, first in air cargo transportation and, more recently, in ocean freight transportation.
To some extent, we are able to digitalize freight bookings even when carriers are offline by offering services from freight forwarding companies, without specifying the voyage, but our Platform provides better service and will grow faster if the digitalization of carriers continues. The following graphic shows the carriers who have provided APIs for connection to our Platform to date.

GBV Growth Strategy
We are focused on our long-term GBV potential. We believe that our market opportunity is immense, and we will continue to invest significantly in scaling across all organizational functions in order to enhance our growth prospects. Our growth depends, in part, on our users’ experience, and we continue to invest heavily in research and development to create a modern, stable, fast-performing, user-friendly Platform. We have successfully introduced new features and capabilities on our Platform and plan to continue to do so. We intend to continue to invest in sales and marketing. We have also leveraged complementary acquisitions to expand our user base and improve our offerings.
We believe that investments in growth will have a strong positive impact on our long-term financial results. We intend to implement a responsible expenditure strategy, limiting our spending and therefore our negative free cash flow, while maintaining high gross profit margins and a goal to achieve positive free cash flow with the cash reserves on hand.
The success of our efforts to enhance our long-term GBV potential may be impacted by our competition. For additional information, see “Freightos Business — Competition.”
COVID-19
The COVID-19 pandemic affected the global freight industry in a variety of ways. In 2020, initial lockdowns dramatically reduced shipping volumes for several months. Air cargo was particularly impacted, given the cessation of many passenger flights and the fact that, according to the International Air Transport Association Knowledge Hub, those flights accounted for approximately 50% of global cargo capacity. In 2021, consumer spending on goods, particularly imported goods, recovered strongly and set new records. The international freight industry achieved record volumes and prices, while encountering significant operational issues as demand for imported goods outstripped the capacity of the global shipping network at every level: ships, port throughput, trucks and storage.
High shipping prices affect our business in a mixed way. While increasing GBV per transaction, higher prices likely decreased #Transactions, as some importers/exporters, especially SMBs, are price sensitive. Operational issues adversely impact the overall Buyer experience and tend to negatively impact our business. Periodic lockdowns, especially in parts of China, disrupted the manufacturing of goods and the operation of ports and the trucks that supply them. We anticipate that ongoing intermittent lockdowns in China may adversely affect the industry.
The COVID-19 pandemic was a positive driver for digitalization in our industry because schedules and rates became more volatile, requiring digital tools that respond quickly. We expected and are observing that this trend toward digitalization is continuing, even as the COVID-19 pandemic abates.
During the spring of 2020, as part of the measures taken to cope with the first wave of the COVID-19 global crisis and the uncertainty at that time, we decided to reorganize our business units, including a certain workforce reduction. As a result, we recorded reorganization expenses in the amount of $0.9 million, which mostly comprised severance payments, during 2020. As the economy and industry recovered we again expanded our team.
Ongoing Relationship with Gesher
In connection with the Business Combination, Gesher and Freightos have been, and continue to be, in regular contact, including periodic discussions related to business strategy and opportunities, market conditions and trends, the performance of Freightos’ business and the financial performance of Freightos.
Components of Our Results of Operations
Revenue
Platform Revenue
Platform revenue reflects fees charged to Buyers and Sellers in relation to transactions executed on our Platform. For bookings conducted by importers/exporters, our fees are typically structured as a percentage of booking value, depending on the mode and nature of the service. When freight forwarders book with carriers, the Sellers often pay a pre-negotiated flat fee per transaction. When Sellers transact with a Buyer who is a new customer to the Seller, we may charge a percentage of the booking value as a fee. When we handle payments for transactions on our Platform, Buyer and Sellers will typically pay a percentage fee for the payment handling.
Clearit customs brokerage fees are reported in our Platform segment. We charge flat fees for customs brokerage through Clearit, depending on the mode and complexity, and may charge additional fees for ancillary services.
Solutions Revenue
Solutions revenue is primarily subscription-based SaaS. It is typically priced per user or per site, per time period, with larger customers such as multinational freight forwarders often negotiating flat all-inclusive subscriptions. Revenue from our Solutions segment includes certain non-recurring revenue from services ancillary to our SaaS products, such as engineering, customization, configuration and go-live fees, and data services for digitizing offline data. We also recognize revenue from data subscriptions, including subscriptions to FBX (and soon FAX indexes), and custom data reports.
Cost of Revenue
Cost of revenue consists primarily of customer service costs, which include salaries of team members directly involved in supporting our Platform and Solutions service delivery, cloud hosting costs, and direct financial costs, such as credit card processing fees and collection costs.
Research and Development Expenses
Research and development expenses consist primarily of personnel-related costs, third-party hosting costs and third-party software expenses related to development. Research and development costs are expensed as incurred, except to the extent that such costs are associated with internal-use software and platform development that qualifies for capitalization. We make significant investments in research and development to create new product features and launch new products. We believe continued investments in research and development are important to achieve our strategic goals. As a result, we expect research and development expenses to increase in future periods.
Selling and Marketing Expenses
Selling and marketing expenses consist primarily of expenses related to personnel-related costs, including sales commissions and travel, which we expense as incurred, and advertising and marketing activities, including external public relations, content and search engine optimization service providers. We make significant investments in sales and marketing to grow our business, including finding and acquiring new clients and driving brand awareness.
General and Administrative Expenses
General and administrative expenses consist primarily of personnel-related expenses attributable to our finance, legal, human resources and operations functions. General and administrative expenses also include costs related to outside consulting, legal and accounting services, rent and insurance. We expect to continue to invest in our corporate infrastructure and to incur additional expenses associated with operating as a public company, including increased legal and accounting costs, investor relations costs, insurance premiums and compliance costs.
Transaction-Related Costs
Transaction-related costs consist primarily of consulting and professional expenses related to the Business Combination.
Reorganization Expenses
Reorganization expenses consist primarily of expenses related to workforce reduction carried out during the year ended December 31, 2020, such as severance payments to employees, at the beginning of the COVID-19 pandemic.
Finance Income
Finance income consists primarily of interest income on short-term deposits.
Finance Expenses
Finance expenses consist primarily of bank charges, foreign exchange rate differences, net, and interest expense in respect of our lease liabilities.
Income Taxes
Income taxes consist primarily of income taxes attributable to our subsidiaries in Spain and the Palestinian Authority, which have been profitable in recent years, and, to a limited extent, certain other jurisdictions. Our subsidiaries in Hong Kong and Israel have accumulated significant carry-forward losses for tax purposes in past years, for which we do not recognize deferred tax assets because the utilization of such assets in the foreseeable future is not probable. As we expand our international business activities, any changes in the tax regime of the jurisdictions in which we operate may increase our overall provision for income taxes in the future.
Pursuant to a ruling received by us from ITA, we are required to register for tax purposes in Israel and, accordingly, will be treated as an Israeli resident company for Israeli tax purposes. The current corporate tax rate in Israel is 23%. However, the corporate tax rate applicable to a company’s income that is eligible for certain tax benefits under Israeli government programs may be considerably lower. For additional information see “Certain Material Israeli Tax Considerations.”

Six months ended June 30, 2022, compared with six months ended June 30, 2021
Results of Operations
The following tables summarizes Freightos’ historical results of operations for the six months ended June 30, 2022 and 2021:
	Six Months Ended June 30,
	2022	2021
	(dollars in thousands)
Revenue	$9,548	$4,961
Cost of revenue	3,768	2,264
Gross profit	5,780	2,697
Total operating expenses	15,829	9,728
Operating loss	(10,049)	(7,031)
Financing income (expenses), net	(135)	(3)
Income tax expense (benefit)	38	(7)
Loss	$(10,222)	$(7,027)
Revenue
	Six Months Ended June 30,		Change $	Change %
	2022	2021
	(dollars in thousands)
Platform	$3,069	$1,347	$1,722	128%
percentage of total revenue	32%	27%
Solutions	$6,479	$3,614	$2,865	79%
percentage of total revenue	68%	73%
Total revenue	$9,548	$4,961	$4,587	92%
Revenue increased by $4.6 million, or 92%, to $9.5 million for the six months ended June 30, 2022, compared to $5.0 million for the six months ended June 30, 2021.
Platform revenue increased by $1.7 million, or 128%, to $3.1 million for the six months ended June 30, 2022, compared to $1.3 million for the six months ended June 30, 2021. The increase was primarily a result of the acquisition of Clearit, which increased revenue by $1.3 million and organic growth led by GBV growth of 176% with a take rate that contributed to our revenue.
Solutions revenue increased by $2.9 million, or 79%, to $6.5 million for the six-month period ended June 30, 2022, compared to $3.6 million for the six months ended June 30, 2022. The increase was primarily a result of the acquisition of 7LFreight, which increased revenue by $1.2 million, and to organic growth resulting from strong customer acquisition during the six months ended June 30, 2022.

Cost of Revenue
	Six Months Ended June 30,		Change $	Change %
	2022	2021
	(dollars in thousands)
Cost of revenue	$3,768	$2,264	$1,504	66%
Components of cost of revenue:
Labor	2,059	1,161	898	77%
Credit card fees	634	550	84	15%
Servers	384	317	67	21%
Promotion	19	14	5	36%
Depreciation & Amortization	427	64	363	567%
Other	245	158	87	55%
Total gross margins	61%	54%
Cost of revenue increased by $1.5 million, or 66%, to $3.8 million for the six months ended June 30, 2022, compared to $2.3 million for the six months ended June 30, 2021. The increase was primarily due to an increase in labor expenses of $0.9 million, or 77%, mainly as a result of two new businesses acquired — Clearit and 7LFreight — and an increase in depreciation and amortization expenses related to the technology acquired as part of the Clearit and 7LFreight acquisitions.
Research and Development
	Six Months Ended June 30,		Change $	Change %
	2022	2021
	(dollars in thousands)
Research and development	$5,119	$3,680	$1,439	39%
percentage of total revenue	54%	74%
Research and development expenses increased by $1.4 million, or 39%, to $5.1 million for the six months ended June 30, 2022, compared to $3.7 million for the six-month period ended June 30, 2021. The increase was primarily due to additional personnel-related costs associated with developing and improving our products.
Sales and Marketing
	Six Months Ended June 30,		Change $	Change %
	2022	2021
	(dollars in thousands)
Sales and marketing	$4,901	$3,168	$1,733	55%
percentage of total revenue	51%	64%
Sales and marketing expenses increased by $1.7 million, or 55%, to $4.9 million for the six months ended June 30, 2022, compared to $3.2 million for the six months ended June 30, 2021. The increase was primarily due to an increase in digital advertising of $0.5 million and an increase as a result of two recently-acquired businesses — Clearit and 7LFreight — of $0.5 million, as well as an increase in amortization expense related to customer relations of $0.2 million and an increase of $0.2 million in personnel-related costs to expand our sales and marketing teams.

General and Administrative
	Six Months Ended June 30,		Change $	Change %
	2022	2021
	(dollars in thousands)
General and administrative	$4,997	$2,880	$2,117	74%
percentage of total revenue	52%	58%
General and administrative expenses increased by $2.1 million, or 74%, to $5.0 million for the six months ended June 30, 2022, compared to $2.9 million for the six months ended June 30, 2021. The increase was primarily due to $0.7 million of additional consulting expenses related to the Business Combination and the redomicile to Cayman, $0.5 million of additional expenses from the two recently-acquired businesses — Clearit and 7LFreight — and an increase of $0.3 million in personnel-related costs.
Transaction-Related costs
	Six Months Ended June 30,		Change $	Change %
	2022	2021
	(dollars in thousands)
Transaction-related costs	$812	$—	$812	—
Transaction-related costs were $0.8 million for the six months ended June 30, 2022 related to the Business Combination, and there were no corresponding costs in the six months ended June 30, 2021.
Finance Income
	Six Months Ended June 30,		Change $	Change %
	2022	2021
	(dollars in thousands)
Finance income	$171	$87	$84	97%
Finance income increased $0.1 million to $0.2 million for the six months ended June 30, 2022, compared to $0.09 million for the six months ended June 30, 2021, primarily due to increased interest rates.
Finance Expenses
	Six Months Ended June 30,		Change $	Change %
	2022	2021
	(dollars in thousands)
Finance expenses	$306	$90	$216	240%
Finance expenses increased $0.2 million to $0.3 million for the six months ended June 30, 2022, compared to $0.1 million for the six months ended June 30, 2021, primarily due to the exchange rate expenses.
Income Taxes
	Six Months Ended June 30,		Change $	Change %
	2022	2021
	(dollars in thousands)
Income tax expense (benefit)	$38	$(7)	$45	643%
Income taxes increased by $0.05 million to $0.04 million for the six-month period ended June 30, 2022, compared to $0.01 million tax benefit for the six months ended June 30, 2021.

Year ended December 31, 2021 compared with December 31, 2021
Results of Operations
The following tables summarizes Freightos’ historical results of operations for the years ended December 31, 2021 and 2020:
	Year Ended
	December 31, 2021	December 31, 2020
	(dollars in thousands)
Revenue	$11,117	$8,509
Cost of revenue	4,596	4,273
Gross profit	6,521	4,236
Total operating expenses	22,869	18,170
Operating loss	(16,348)	(13,934)
Financing income (expenses), net	(6)	21
Income taxes	4	259
Net loss	$(16,358)	$(14,172)
Revenue
	Year Ended
	December 31, 2021	December 31, 2020	Change $	Change %
	(dollars in thousands)
Platform	$3,284	$2,088	$1,196	57%
percentage of total revenue	30%	25%
Solutions	$7,833	$6,421	$1,412	22%
percentage of total revenue	70%	75%
Total revenue	$11,117	$8,509	$2,608	31%
Revenue increased by $2.6 million, or 31%, to $11.1 million for the year ended December 31, 2021, compared to $8.5 million for the year ended December 31, 2020.
Platform revenue increased by $1.2 million, or 57%, to $3.3 million for the year ended December 31, 2021, compared to $2.1 million for the year ended December 31, 2020. The increase was primarily due to a 396% increase in GBV in the year ended December 31, 2021, compared to the year ended December 31, 2020 (or 334% pro-forma including subsequent acquisitions).
Solutions revenue increased by $1.4 million, or 22%, to $7.8 million for the year ended December 31, 2021, compared to $6.4 million for the year ended December 31, 2020. The increase was a result of strong customer acquisition during the year ended December 31, 2021.

Cost of Revenue
	Year Ended
	December 31, 2021	December 31, 2020	Change $	Change %
	(dollars in thousands)
Cost of revenue	$4,596	$4,273	$323	8%
Components of cost of revenue:
Labor	2,307	2,101	206	10%
Credit card fees	1,182	677	505	75%
Servers	651	657	(6)	(1)%
Promotion	35	314	(279)	(89)%
Other	$421	$524	$(103)	(20)%
Total gross margins	59%	50%
Cost of revenue increased by $0.3 million, or 8%, to $4.6 million for the year ended December 31, 2021, compared to $4.3 million for the year ended December 31, 2020. The increase was primarily due to an increase of $0.5 million, or 75%, in credit card fees, which was driven primarily by a significant increase in GBV, and an increase of $0.2 million, or 10%, in labor costs. These increases were partially offset by a decrease of $0.3 million, or 89%, in platform booking promotion costs, driven primarily by our decision to decrease promotions to Buyers to use the platform.
Research and Development
	Year Ended
	December 31, 2021	December 31, 2020	Change $	Change %
	(dollars in thousands)
Research and development	$7,822	$6,910	$912	13%
percentage of total revenue	70%	81%
Research and development expenses increased by $0.9 million, or 13%, to $7.8 million for the year ended December 31, 2021, compared to $6.9 million for the year ended December 31, 2020. The increase was primarily due to additional personnel-related costs associated with improving and developing our Platform.
Sales and Marketing
	Year Ended
	December 31, 2021	December 31, 2020	Change $	Change %
	(dollars in thousands)
Sales and marketing	$8,774	$5,807	$2,967	51%
percentage of total revenue	79%	68%
Sales and marketing expenses increased by $3.0 million, or 51%, to $8.8 million for the year ended December 31, 2021, compared to $5.8 million for the year ended December 31, 2020. The increase was primarily due to a $2.0 million non-cash marketing and promotion expense related to issuing shares to airlines as part of our strategy to build our Platform and an increase of $0.9 million in personnel-related costs to expand our sales and marketing team.

General and Administrative
	Year Ended
	December 31, 2021	December 31, 2020	Change $	Change %
	(dollars in thousands)
General and administrative	$6,273	$4,562	$1,711	38%
percentage of total revenue	56%	54%
General and administrative expenses increased by $1.7 million, or 38%, to $6.3 million for the year ended December 31, 2021, compared to $4.6 million for the year ended December 31, 2020. The increase was primarily due to $1.6 million of additional personnel-related costs and $0.2 million of additional human resources expenses.
Reorganization Expenses
	Year Ended
	December 31, 2021	December 31, 2020	Change $	Change %
	(dollars in thousands)
Reorganization expenses	$—	$891	$(891)	(100)%
Reorganization expenses decreased $0.9 million, or 100%, to zero for the year ended December 31, 2021, compared to $0.9 million for the year ended December 31, 2020. During the year ended December 31, 2020, reorganization expenses consisted primarily of severance payments incurred as a response to the COVID-19 pandemic.
Finance Income
	Year Ended
	December 31, 2021	December 31, 2020	Change $	Change %
	(dollars in thousands)
Finance income	$150	$193	$(43)	(22)%
Finance income decreased $0.04 million, or 22%, to $0.15 million for the year ended December 31, 2021, compared to $0.19 million for the year ended December 31, 2020. The decrease was primarily due to a decrease of $0.03 million in interest on deposits.
Finance Expenses
	Year Ended
	December 31, 2021	December 31, 2020	Change $	Change %
	(dollars in thousands)
Finance expenses	$156	$172	$(16)	-9%
Finance expenses decreased $0.02 million, or 9%, to $0.16 million for the year ended December 31, 2021, compared to $0.17 million for the year ended December 31, 2020.
Income taxes
	Year Ended
	December 31, 2021	December 31, 2020	Change $	Change %
	(dollars in thousands)
Income taxes	$4	$259	$(255)	(98)%

Income taxes decreased by $0.3 million, or 98%, to $0.004 million for the year ended December 31, 2021, compared to $0.3 million for the year ended December 31, 2020. The decrease was due primarily to a $0.3 million tax assessment applied to an Israeli subsidiary that was settled in 2020.
Non-IFRS Financial Measures
Our management team uses net loss before income taxes, finance income, finance expense, share-based payment expense, depreciation and amortization, reorganization expenses and operating expense settled by issuance of shares and transaction-related costs (“Adjusted EBITDA”), a non-IFRS financial measure, to evaluate our operating performance and make strategic decisions. We believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results because it provides a supplemental measure of our core operating performance and offers consistency and comparability with both past financial performance and with financial information of peer companies. However, Adjusted EBITDA is presented for supplemental information purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with IFRS.
The following table provides a reconciliation of net loss to Adjusted EBITDA:
	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
	(dollars in thousands)
Loss	$(10,222)	$(7,027)	$(16,358)	$(14,172)
Income tax expense (benefit)	38	(7)	4	259
Finance income	(171)	(87)	(150)	(193)
Finance expenses	306	90	156	172
Operating loss	(10,049)	(7,031)	(16,348)	(13,934)
Share-based payment expense	732	456	935	822
Depreciation and amortization	1,129	506	1,098	1,271
Reorganization expenses	—	—	—	891
Operating expense settled by issuance of shares	—	—	1,952	—
Redomicile costs	516		—	—
Transaction-related costs	812		—	—
Adjusted EBITDA	$(6,860)	$(6,069)	$(12,363)	$(10,950)
Six months ended June 30, 2022, compared with six months ended June 30, 2021
Adjusted EBITDA decreased by $0.8 million, or 13%, to $(6.9) million for the six months ended June 30, 2022, compared to $(6.1) million for the six months ended June 30, 2021. Adjusted EBITDA decreased primarily due to an increase in loss, share-based payment expense, depreciation, redomicile costs and transaction-related costs.
Year ended December 31, 2021, compared with December 31, 2021
Adjusted EBITDA decreased by $1.4 million, or 12.9%, to $(12.4) million for the year ended December 31, 2021, compared to $(11.0) million for the year ended December 31, 2020. Adjusted EBITDA decreased primarily due to an increase in loss, reorganization expenses related to workforce reduction that took place in 2020 and expenses related to the launch of the Digital Air Cargo Council settled by the issuance of shares in 2021.

Liquidity and Capital Resources
Since our inception, we have financed our operations primarily through equity financing.
Our cash, cash equivalents, bank deposits were $12.4 million as of June 30, 2022, compared to $25.0 million as of December 31, 2021. In addition, we had restricted deposits to secure payments to airlines, to support currency hedging activity, a bank guarantee and credit cards of $1.1 million as of June 30, 2022, an increase of $0.4 million from $0.7 million in December 31, 2021.
The development and commercialization of our Platform will continue to require substantial expenditures and we are reliant upon continued investments from existing and new shareholders to fund operations. These conditions raised substantial doubt about our ability to continue as a going concern. Refer to Note 1 of our consolidated financial statements included elsewhere in this proxy statement/prospectus.
In April 2022, we, through our Israeli subsidiary, entered into a loan agreement and related agreements with Bank Hapoalim, pursuant to which we may borrow up to $6.0 million based on our monthly recurring revenue generated by our SaaS business at an interest rate of Term SOFR plus 3.55% per annum. In connection with this loan, we pledged the following: (1) a first ranking floating charge, unlimited in amount, over all the assets of our Israeli subsidiary and a fixed charge over our Israeli subsidiary’s registered and unissued share capital; (2) a first ranking fixed charge, unlimited in amount, over our Israeli subsidiary’s intellectual property rights; (3) a first ranking fixed charge, unlimited in amount, over contractual rights to amounts owed to our Israeli subsidiary by our U.S. subsidiary, our Hong Kong subsidiary and WebCargo.
In October 2022, we, through our Israeli subsidiary, entered into a term loan agreement with Bank Hapoalim, pursuant to which we borrowed $2.5 million, to be repaid no later than March 31, 2023. The term loan bears an interest at Term SOFR rate plus 6.0% per annum payable monthly.
Our primary requirements for liquidity and capital resources are to finance research and development and sales and marketing expenses that drive growth, as well as working capital, capital expenditures and general corporate purposes. We believe that our sources of liquidity and capital resources will be sufficient to meet our business needs for at least the next 12 months, if we close the business combination.
Our capital expenditures consist primarily of computers, peripheral equipment and leasehold improvements from time to time on our leased offices. Capital expenditures were $0.2 million for each of the six-month period ended June 30, 2022 and the year ended December 31, 2021.
In March 2021, we issued 1,187,617 Series C preferred shares for an aggregate amount of $26.4 million.
Cash Flows
The following table summarizes our cash flows for the periods presented:
	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
	(dollars in thousands)
Net cash used in operating activities	$(7,003)	$(1,714)	$(17,324)	$(8,274)
Net cash provided by (used in) investing activities	(4,989)	(54)	(4,546)	66
Net cash provided by (used in) financing activities	(281)	25,521	25,226	(273)
Exchange differences on balances of cash and cash equivalents	(371)	(88)	(167)	121
Increase (decrease) in cash and cash equivalents	$(12,644)	$23,665	$3,189	$(8,360)

Net cash used in operating activities
Six months ended June 30, 2022, compared with six months ended June 30, 2021
Net cash used in operating activities was $7.0 million for the six months ended June 30, 2022, an increase of $5.3 million, compared to the net cash used in operating activities of $1.7 million for the six months ended June 30, 2021. The increase primarily resulted from an increase of $3.1 million in net loss, offset by an increase of $0.6 million in depreciation and amortization, and an increase of $3.0 million in the change in working capital items.
Year ended December 31, 2021, compared with December 31, 2021
Net cash used in operating activities was $17.3 million for the year ended December 31, 2021, an increase of $9.0 million, compared to the net cash used in operating activities of $8.3 million for the year ended December 31, 2020. The increase primarily resulted from an increase in the net outflow of $9.2 million in funds to a third-party service provider to hold for the benefit of users, an increase of $2.2 million in net loss and an increase of $2.0 million in operating expense settled by issuance of shares and $0.4 million in other working capital due to the change in our operation volume.
Net cash provided by (used in) investing activities
Six months ended June 30, 2022, compared with six months ended June 30, 2021
Net cash used in investing activities was $5.0 million for the six months ended June 30, 2022, an increase of $4.9 million, compared to $0.1 million used in the six months ended June 30, 2022. This increase primarily resulted from an increase in cash outflow of $4.2 million related to the acquisition of Clearit in February 2022.
Year ended December 31, 2021, compared with December 31, 2021
Net cash used in investing activities was $4.5 million for the year ended December 31, 2021, an increase of $4.6 million, compared to $0.1 million provided by the year ended December 31, 2020. This increase primarily resulted from an increase in cash outflow of $4.4 million related to our acquisition of 7LFreight in December 2021.
Net cash provided by (used in) financing activities
Six months ended June 30, 2022, compared with six months ended June 30, 2021
Net cash used in financing activities was $0.3 million for the six months ended June 30, 2022, a decrease of $25.8 million, compared to $25.5 million provided in the six months ended June 30, 2021. This decrease primarily resulted from the $26.1 million raised in connection with the issuance of Preferred C shares in 2021, while there was no comparable financing during the six months ended June 30, 2022.
Year ended December 31, 2021, compared with December 31, 2021
Net cash provided by financing activities was $25.2 million for the year ended December 31, 2021, an increase of $25.5 million compared to $0.3 million used in the year ended December 31, 2020. This increase primarily resulted from an increase of $26.1 million from issuance of Preferred C shares.
Contractual Obligations and Other Commitments
We have various contractual obligations and commercial commitments that are recorded as liabilities in our financial statements. In addition, we have contingent contractual obligations to issue shares as part of certain arrangements, subject to meeting certain business and financial performance indicators in the next few years. These arrangements include contingent obligations to issue up to 90,009 ordinary shares as part of the acquisition of certain interlining technology assets and up to 108,000 ordinary shares to each of the three founding airline group members of the Digital Air Cargo Council. In addition, we may pay up to

$0.6 million in cash and issue up to 40,928 Freightos Ordinary Shares to the sellers of 7LFreight, subject to the 7LFreight business achieving certain operating and financial milestones over the next two years. As of June 30, 2022 and December 31, 2021, this contingent consideration was recorded as a liability in our financial statements. In addition, we may pay the sellers of Clearit up to $3.5 million, subject to the Clearit business achieving certain operating and financial milestones over the next two years. As of June 30, 2022, this contingent consideration was recorded as a liability in the financial statements.
As of June 30, 2022 Freightos has contractual, undiscounted lease liabilities of:
(dollars in thousands)
Remainder of 2022	$360
2023	657
2024	477
2025	2
Total	$1,496
Off-Balance Sheet Arrangements
As of June 30, 2022, we had outstanding unfulfilled orders placed with our Platform Sellers of approximately $1.0 million (compared to $0.8 million as of December 31, 2021) for which Buyers’ funds were not yet collected and, therefore, no liability was recorded in our financial statements. These amounts will be recorded as liabilities once the shipments are delivered, at which time we will also record receivables from the respective Buyers.
Recently Issued Accounting Pronouncements
For information on recently issued accounting pronouncements, refer to Note 3 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
Quantitative and Qualitative Disclosure About Market Risks
Foreign currency risk
The U.S. dollar is our functional currency. Our revenue was denominated in U.S. dollars and Euros for the years ended December 31, 2021 and 2020, and certain components of our cost of revenue and operating expenses, primarily payroll and rent, were denominated in NIS and Euros. We incur expenses in other currencies, such as the Indian Rupee and Chinese Yuan, although to a much lesser extent.
A decrease of three percent in the U.S. dollar/NIS exchange rate would have increased our cost of revenue plus operating expenses by approximately one percent during each of the years ended December 31, 2021 and 2020. A decrease of three percent in the U.S. dollar/Euro exchange rate would have increased our revenue by approximately one percent and increased our cost of revenue plus operating expenses by approximately one percent during each of the years ended December 31, 2021 and 2020.
During the period ended June 30, 2022 and the year ended December 31, 2021, we entered into forward contracts to hedge certain forecasted payments denominated in NIS, mainly payroll and rent, against exchange rate fluctuations of the U.S. dollar for a period of up to twelve months. We had outstanding forward contracts that were not qualified as hedging instruments in a cash flow hedge, in the aggregate notional amount of $3.0 million and $2.1 million as of June 30, 2022 and December 31, 2021. The fair value of the outstanding forward contracts as of June 30, 2022 and December 31, 2021 was $0.1 million and $0.01 million, respectively. For further details, see Note 6 to our audited consolidated financial statements contained in this proxy statement/prospectus.
Market price risk
We have market price risk with respect to changes in freight shipping costs. Our GBV is directly impacted when market rates of air and ocean shipping change. There may also be an impact on the demand for shipping and as a result the demand for our services. In addition, some of our Platform revenue is directly linked as a percentage of GBV and may be impacted when the price levels change.

Credit Risk
Credit risk is a risk of financial loss if a customer fails to meet its contractual obligations. We are exposed to credit risk primarily as a result of our receivables from our customers. Under our systems and procedures, each new customer requesting credit is analyzed individually for creditworthiness before our standard payment and terms and conditions are offered. The exposure to credit risk is monitored on an ongoing basis. The review includes external ratings, when available.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information is based on Freightos’ historical consolidated financial statements prepared in accordance with IFRS and Gesher’s historical financial statements and gives effect to the Business Combination and the Acquisitions (as defined below). Gesher historically prepared its financial statements in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information gives effect to adjustments required to convert Gesher’s historical financial information to IFRS. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The following unaudited pro forma condensed combined statement of financial position as of June 30, 2022 and the unaudited pro forma condensed combined statements of profit or loss and other comprehensive loss for the six months ended June 30, 2022 and for the year ended December 31, 2021, present the combination of the financial information of Gesher and Freightos after giving effect to the Business Combination and the Acquisitions.
Gesher is a newly organized blank check company incorporated as a Cayman Islands exempted company on February 23, 2021. Gesher was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. As of June 30, 2022, there was $116 million in investments and cash held in the Trust Account.
Freightos operates a leading, vendor-neutral booking and payment platform for international freight. Freightos’ Platform supports supply chain efficiency and agility by enabling real-time procurement of ocean and air shipping across more than ten thousand importers/exporters, thousands of freight forwarders, and dozens of airlines and ocean carriers.
The unaudited pro forma condensed combined financial information of Freightos combines the accounting periods of Gesher. The historical financial information of Gesher was derived from the audited financial statements of Gesher for the period from February 23, 2021 (inception) through September 30, 2021 and the unaudited financial statements as of and for the three months ended December 31, 2021, March 31, 2022 and June 30, 2022, included elsewhere in this proxy statement/prospectus (refer to Note 6, for Gesher Combined Historical Financial Information). The historical financial information of Freightos was derived from the audited consolidated financial statements of Freightos as of and for the year ended December 31, 2021, and unaudited consolidated financial statements as of and for the six months ended June 30, 2022, included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined statement of financial position as of June 30, 2022 assumes that the transactions occurred on June 30, 2022. The unaudited pro forma condensed combined statements of profit or loss and other comprehensive loss for the year ended December 31, 2021 and for the six months ended June 30, 2022 present pro forma effect to the transactions as if they had been completed on January 1, 2021.
This information should be read together with Gesher’s and Freightos’s financial statements and related notes, the sections entitled “Gesher’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Freightos’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/ prospectus.
The unaudited pro forma condensed combined financial information does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information contained herein assumes that Gesher’s Shareholders approve the proposed Business Combination. Gesher cannot predict how many of the public Gesher shareholders will exercise their right to have their Gesher Ordinary Shares redeemed for cash. As a result, Freightos has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total Freightos equity between holders Freightos Ordinary Shares. As described in greater detail below, the first scenario, or “no redemption scenario”, assumes that none of Gesher’s shareholders will exercise their right to have their Gesher Ordinary Shares redeemed for cash, and the second scenario, or “maximum redemption scenario”, assumes that 10,510,000 Gesher Ordinary Shares are redeemed for approximately $106 million of funds in the Trust Account (excludes the redemption of 990,000 Gesher Ordinary Shares that the Forward Purchaser committed not to redeem). There can be no assurance regarding which scenario will be closest to the actual results.
Under both scenarios, Freightos is considered to be the accounting acquirer, as further discussed in Note 1 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:
•
Scenario 1 — No Redemptions Scenario:   This presentation assumes no exercise of redemption rights by Gesher Public Shareholders and reflects the issuance of 5,000,000 Freightos Ordinary Shares for $50,000,000 in connection with the Private Placements (assumes that neither the FPA Backstop Commitment nor the Additional Backstop Commitment is drawn).

•
Scenario 2 — Maximum Redemption Scenario:   This presentation assumes Gesher Public Shareholders exercise their redemption rights with respect to 10,510,000 Gesher Ordinary Shares for approximately $106 million of funds in the Trust Account (excludes the redemption of 990,000 Gesher Ordinary Shares that the Forward Purchaser committed not to redeem) and reflects the issuance of 7,000,000 Freightos Ordinary Shares for $70,000,000 in connection with the Private Placements (assumes that the full amounts of the FPA Backstop Commitment and the Additional Backstop Commitment are drawn). Pursuant to the Business Combination Agreement, the consummation of the Transactions will be subject to Gesher having available at the Closing from the Trust Account, the Forward Purchase Agreement and the PIPE Financing or similar financing a minimum amount of $80 million.

Description of the Acquisitions of 7LFreight and Clearit
Freightos acquired 7LFreight on December 30, 2021 and acquired Clearit on February 16, 2022 (together, the “Acquisitions”).
On December 30, 2021, Freightos acquired all of the membership interests of 7LFreight, a US company engaged in the business of freight rate management SaaS. At closing, Freightos paid the sellers of 7LFreight $4,500,000 in cash, subject to a working capital adjustment, and issued the sellers 102,320 Freightos Ordinary Shares, valued at an amount of $2,465,000. In addition, Freightos may pay the sellers up to $600,000 in cash and issue up to an additional 40,928 Freightos Ordinary Shares subject to the 7LFreight business achieving certain operating and financial milestones over the next two years. The fair value of the contingent consideration as of the acquisition date was $1,375,000.
On February 16, 2022 (subsequent to the year ended December 31, 2021), Freightos acquired Clearit in the United States and Canada. Freightos acquired the shares of a U.S. company and the customs brokerage business assets from a Canadian company. In consideration, Freightos paid a total amount of $5,000,000 in cash and issued 272,851 Ordinary Shares. In addition, Freightos may pay up to an additional $3,500,000 in cash subject to the business achieving certain operating and financial milestones over the next three years.
The historical financial information of 7LFreight and Clearit were derived from the audited consolidated financial statements of 7LFreight (as of and for the period from January 1, 2021 through December 29, 2021) and Clearit (as of and for the year ended December 31, 2021), respectively, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statements of profit or loss and other comprehensive loss for the year ended December 31, 2021 and six months ended June 30, 2022, present pro forma effect of the Acquisitions as if they had been completed on January 1, 2021.
Description of the Business Combination
Business Combination
On May 31, 2022, Gesher entered into the Business Combination Agreement with Freightos, which provides for, among other things, the following transactions:
•
Recapitalization:   Each Freightos Preferred Share will automatically convert into Freightos Ordinary Shares in accordance with the Freightos organizational documents, and immediately following such conversion, each then issued and outstanding Freightos Ordinary Share will automatically convert into such number of Freightos Ordinary Shares equal to the Conversion Ratio.

•
Merger:   Each Gesher Ordinary Share issued and outstanding immediately prior to the First Effective Time (after giving effect to any redemptions of Gesher Ordinary Shares), other than (i) Gesher Ordinary Shares owned by Gesher or any of its subsidiaries, or (ii) Gesher Ordinary Shares that are issued and outstanding and owned directly or indirectly by Freightos, Merger Sub I or Merger Sub II immediately prior to the First Effective Time, will be converted into and will for all purposes represent the right to receive an equal number of Freightos Ordinary Shares. Each Gesher Ordinary Share issued and outstanding immediately prior to the First Merger and each Gesher Ordinary Share in respect of which the holder thereof has validly exercised such holder’s redemption right will be automatically cancelled and cease to exist upon such conversion or redemption, as applicable.

Forward Purchase Agreement and Backstop Commitments
Gesher entered into the Forward Purchase Agreement with the Forward Purchaser to purchase 4,000,000 Gesher Units for an aggregate purchase price of $40,000,000 in connection with the acquisition of Freightos. The Forward Purchase Agreement also provides for the Forward Purchaser to provide the FPA Backstop Commitment to Gesher in the event that, as of immediately prior to the Closing, certain minimum cash conditions are not met after taking into account redemptions by Gesher shareholders in connection with the Transactions and certain other investments. In exchange for providing the FPA Backstop Commitment, the Forward Purchaser will receive (i) an additional amount of Gesher Ordinary Shares equal to the amount of the FPA Backstop Commitment drawn, divided by $10.00 and (ii) 500,000 Gesher Warrants.
Gesher entered into the Backstop Agreement with the Backstop Investor to provide the Additional Backstop Commitment to Gesher in the event that, as of immediately prior to the Closing, certain minimum cash conditions are not met after taking into account redemptions by Gesher shareholders in connection with the Transactions and certain other investments. In exchange for providing the Additional Backstop Commitment, Gesher will issue and sell to the Backstop Investor (i) 1,000,000 Gesher Ordinary Shares at a purchase price of $10.00 per share and (ii) 100,000 Gesher Warrants.
PIPE Financing
Concurrently with the execution of the Business Combination Agreement, Gesher and Freightos entered into the PIPE Agreement with the PIPE Investor for a private investment to purchase an aggregate of 1,000,000 Freightos Ordinary Shares for an aggregate purchase price of $10,000,000 at a price per share equal to $10.00. Consummation of the PIPE Financing is conditioned on the concurrent Closing and other customary closing conditions in the PIPE Agreement.
Ownership
Included below is the expected number of shares to be issued and the related ownership interests, at the completion of the Business Combination under the two scenarios:

	Share Ownership in Freightos(1)(2)
	Pro Forma Combined (No Redemption Scenario)		Pro Forma Combined (Maximum Redemption Scenario)
Freightos existing Shareholders(5)	36,562,715	65.1%	36,562,715	76.8%
Gesher Shareholders(6)	14,575,000	26%	4,065,000	8.5%
Private Placement Investors(1)(2)	5,000,000	8.9%	7,000,000	14.7%
Total	56,137,715	100%	47,627,715	100%

(1)
The share amounts and ownership percentages are not indicative of voting percentages and do not take into account the Freightos employee share ownership plan (ESOP) or the issuance of Freightos Warrants as part of the Business Combination (including the PIPE Financing) and may be exercised thereafter. These share amounts and ownership percentages assume that the PIPE Financing (including the Forward Purchase Agreement) amount is $50 million. If the actual facts are different than the assumptions set forth above, the share amounts and percentage ownership numbers set forth above will be different.

(2)
The number of Freightos Ordinary Shares held by the Private Placement Investors in the column (i) “No Redemption Scenario” assumes that neither the FPA Backstop Commitment nor the Additional Backstop Commitment is required, and, therefore, no Freightos Ordinary Shares are issued in connection therewith, (ii) “Maximum Redemption Scenario” assumes that the FPA Backstop Commitment and the full amount of the Additional Backstop Commitment are drawn, and 2,000,000 Freightos Ordinary Shares are issued in connection therewith.

(3)
Assumes no exercise of redemption rights by Gesher Public Shareholders; reflects the issuance of 5,000,000 Freightos Ordinary Shares for $50,000,000 in connection with the Private Placements (assumes that neither the FPA Backstop Commitment nor the Additional Backstop Commitment is drawn).

(4)
Assumes Gesher Public Shareholders exercise their redemption rights with respect to 10,510,000 Public Shares for approximately $106 million of funds in the Trust Account (excludes the redemption of 990,000 Public Shares that the Forward Purchaser committed not to redeem); reflects the issuance of 7,000,000 Freightos Ordinary Shares for $70,000,000 in connection with the Private Placements (and further assumes that the full amounts of the FPA Backstop Commitment and the Additional Backstop Commitment are drawn).

(5)
Excludes 40,928 (prior to the effect Recapitalization) earnout Freightos Ordinary Shares related to the acquisition of 7LFreight. In addition, excludes 90,009 (prior to the effect of the Recapitalization) earnout Freightos Ordinary Shares related to the acquisition of the interlining technology and other assets of a major airline group in December 2021. Please see above “Description of the Acquisitions of 7LFreight and Clearit”.

(6)
Includes the Sponsor, EarlyBird and a Gesher anchor investor.

Consideration
The following represents the aggregate business combination consideration under the no redemption and maximum redemption scenarios:

	No Redemption Scenario(a)		Maximum Redemption Scenario(b)
(in thousands, except share amounts)(c)	Purchase Price	Shares/Warrants Issued	Purchase Price	Shares/Warrants Issued
Shares Consideration to Gesher Shareholders(c)	145,896	14,575,000	40,691	4,065,000
Public and Private warrants consideration to Gesher’s Public and Private warrant holders(d)	5,913	10,750,000	5,913	10,750,000
Total consideration to Gesher Shareholders and Warrant holders	151,808		46,603
Shares and warrants consideration to the Private Placement Investors(a)(b)	50,000	5,000,000 shares, 2,600,000 Warrants	70,000	7,000,000 shares, 2,600,000 Warrants

(a)
The No Redemption Scenario assumes that: (i) there are 11,500,000 Gesher Ordinary Shares subject to possible redemption (includes the redemption of 990,000 Gesher Ordinary Shares that the Forward Purchaser committed not to redeem); (ii) no holders of Gesher Ordinary Shares subject to possible redemption exercise their redemption rights; (iii) 5,000,000 Freightos Ordinary Shares are issued in connection with the Private Placements (assumed that neither the FPA Backstop Commitment nor the Additional Backstop Commitment is drawn); and (iv) pursuant to the Business Combination Agreement, each Gesher Ordinary Share is exchanged for one Freightos Ordinary Share.

(b)
The Maximum Redemption Scenario assumes that: (i) there are 10,510,000 Gesher Ordinary Shares subject to possible redemption (excludes the redemption of 990,000 Gesher Ordinary Shares that the Forward Purchaser committed not to redeem); (ii) Gesher Public Shareholders exercise their redemption rights exercise as described above under the maximum redemption scenario; and (iii) reflects the issuance of 7,000,000 Freightos Ordinary Shares for $70,000,000 in connection with the Private Placements (assumes that the full amounts of the FPA Backstop Commitment and the Additional Backstop Commitment are drawn).

(c)
The value of Gesher ordinary Share is $10.01 per share, based on Gesher’s market value as of October 13, 2022. Includes Gesher Public Shareholders, the Sponsor and EarlyBird.

(d)
The value of Gesher Public warrants is $0.55 per warrant, based on Gesher’s market value as of October 13, 2022.

Accounting Treatment for the Business Combination
For the accounting treatment of the Business Combination, see Note 1 to the unaudited pro forma condensed combined financial information.
The following unaudited pro forma condensed combined statement of financial position as of June 30, 2022 under the No Redemption Scenario and Maximum Redemption Scenario and the unaudited pro forma condensed combined statements of profit or loss and other comprehensive loss for the year ended December 31, 2021 and for the six months ended June 30, 2022 are based on the historical financial statements of Gesher, Freightos and Freightos’s Acquisitions. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
As of June 30, 2022
($ in thousands)
	Gesher as of June 30, 2022	Gesher IFRS Conversion and Presentation Alignment	Gesher Pro Forma as Adjusted	Freightos as of June 30, 2022	No Redemption			Maximum Redemption
					Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	228		228	12,435	150,185	(A)	162,848	63,875	(A)	76,538
User Funds				6,510			6,510			6,510
Trade receivables, net				2,266			2,266			2,266
Other receivables and prepaid expenses	255		255	1,231			1,486			1,486
Total Current assets	483		483	22,442	150,185		173,110	63,875		86,800
NON-CURRENT ASSETS:
Property and equipment, net				820			820			820
Right-of-use assets				1,709			1,709			1,709
Intangible assets, net				10,291			10,291			10,291
Goodwill				15,629			15,629			15,629
Deferred taxes				640			640			640
Marketable securities held in Trust Account	116,310		116,310		(116,310)	(B)	—	(116,310)	(B)	—
Other long-term assets	56		56	1,140			1,196			1,196
Total non-current assets	116,366		116,366	30,229	(116,310)		30,285	(116,310)		30,285
TOTAL ASSETS	116,849		116,849	52,671	33,875		203,395	(52,435)		117,085
LIABILITIES AND EQUITY/ (DEFICIT)
CURRENT LIABILITIES
Trade payables				2,319			2,319			2,319
User accounts				6,510			6,510			6,510
Current maturity of lease liabilities				660			660			660

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
As of June 30, 2022
($ in thousands)
	Gesher as of June 30, 2022	Gesher IFRS Conversion and Presentation Alignment		Gesher Pro Forma as Adjusted	Freightos as of June 30, 2022	No Redemption			Maximum Redemption
						Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Accrued expenses and other payables	1,597			1,597	7,131	(2,409)	(D)	6,319	(2,409)	(D)	6,319
Gesher promissory note and due to related party	1,100			1,100		(1,100)	(G)	—	(1,100)	(G)	—
Total current liabilities	2,697			2,697	16,620	(3,509)		15,808	(3,509)		15,808
LONG TERM LIABILITIES
Lease liabilities					721			721			721
Employee benefit liabilities, net					1,235			1,235			1,235
Other long-term liabilities					1,837			1,837			1,837
Warrants liabilities		4,623	(AA)	4,623	—	1,118	(M)	5,741	1,118	(M)	5,741
Gesher deferred underwriting fee payable	4,025			4,025		(4,025)	(L)	—	(4,025)	(L)	—
Gesher ordinary Share subject to possible redemption		116,310	(AA)	116,310		(116,310)	(F)		(116,310)	(F)	—
Total long term liabilities	4,025	120,933		124,958	3,793	(119,217)		9,534	(119,217)		9,534
Gesher ordinary Share subject to possible redemption	116,310	(116,310)	(AA)	—		—		—	—		—
EQUITY/ (DEFICIT)
Share capital					*)			*)			*)
Share premium					136,392	191,386	(H)	327,778	107,076	(H)	243,468
Reserve from remeasurement of defined benefit plans					93			93			93
Accumulated deficit	(6,183)	(4,623)	(AA)	(10,806)	(104,227)	(34,785)	(K)	149,818	(36,785)	(K)	(151,818)
Gesher ordinary Share	*)			*)				*)			*)
TOTAL EQUITY/ (DEFICIT)	(6,183)	(4,623)		(10,806)	32,258	156,601		178,053	70,291		91,743
TOTAL LIABILITIES AND EQUITY (DEFICIT)	116,849	—		116,849	52,671	33,875		203,395	(52,435)		117,085

*)
Represents an amount lower than $1.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS AND
OTHER COMPREHENSIVE LOSS
Six Months Ended June 30, 2022
($ in thousands)
	Gesher Six months ended June 30(1)	Gesher IFRS Conversion and Presentation Alignment	Gesher Pro Forma as Adjusted	Freightos Actual Six months ended June 30	Adjustments for acquisition of Clearit(2)		Freightos Pro Forma as Adjusted	No Redemption Scenario			Maximum Redemption Scenario
								Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue				9,548	237	(BB)	9,785			9,785			9,785
Cost of revenue				3,768	369	(BB, CC)	4,137			4,137			4,137
Gross profit				5,780	(132)		5,648			5,648			5,648
Research and development expenses				5,119	15	(BB)	5,134			5,134			5,134
Sales and marketing expenses				4,901	151	(BB, CC)	5,052			5,052			5,052
		AA
General and administrative expenses	2,950	(1,578)	1,372	4,997	30	(BB)	5,027			6,399			6,399
		AA
Merger related expenses		1,578	1,578	812			812			2,390			2,390
Total operating expenses	2,950		2,950	15,829	196		16,025			18,975			18,975
Net operating loss	(2,950)		(2,950)	(10,049)	(328)		(10,377)			(13,327)			(13,327)
		(AA)
Change in fair value of Gesher’s warrants		1,720	1,720					416	(DDD)	2,136	416	(DDD)	2,136
Finance income	157		157	171			171	(157)	(AAA)	171	(157)	(AAA)	171
Finance expenses				(306)			(306)			(306)			(306)
Loss before tax on income	(2,793)	1,720	(1,073)	(10,184)	(328)		(10,512)	259		(11,326)	259		(11,326)
Income taxes				38			38			38			38
Net loss	(2,793)	1,720	(1,073)	(10,222)	(328)		(10,550)	259		(11,364)	259		(11,364)
Other comprehensive loss (net of tax effect):
Remeasurement gain (loss) from defined benefit plans	—		—	225			225			225			225
Total comprehensive loss	(2,793)	1,720	(1,073)	(9,997)	(328)		(10,325)	259		(11,139)	259		(11,139)

(1)
Refer to Note 6 for Gesher Combined Historical Financial Information.

(2)
Refer to Note 4 “Adjustments for the Acquisitions to Unaudited Pro Forma Condensed Combined Statement of Profit or loss and other comprehensive loss”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS AND
OTHER COMPREHENSIVE LOSS
Year Ended December 31, 2021
($ in thousands)	Gesher from February 23, 2021 (inception) through December 31, 2021(1)	Gesher IFRS Conversion and Presentation Alignment	Gesher Pro Forma as Adjusted	Freightos Actual	Acquisitions for the year ended December 31, 2021(2)	Adjustments for Acquisitions(2)		Freightos Pro Forma as Adjusted	No Redemption Scenario			Max Redemption
									Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue				11,117	5,505	(187)	(FF)	16,435			16,435			16,435
Cost of revenue				4,596	2,229	843	(GG)	7,668			7,668			7,668
Gross profit				6,521	3,276	(1,030)		8,767			8,767			8,767
Research and development expenses				7,822	695			8,517			8,517			8,517
Sales and marketing expenses				8,774	1,036	377	(FF, GG)	10,187			10,187			10,187
General and administrative expenses	232		232	6,273	1,048			7,321			7,553			7,553
Merger related expenses									5,000	(BBB)	5,000	6,000	(BBB)	6,000
Share listing service(*)									41,000	(CCC)	41,000	42,000	(CCC)	42,000
Total operating expenses	232		232	22,869	2,779	377		26,025	46,000		72,257	48,000		74,257
Net operating income (loss)	(232)	—	(232)	(16,348)	497	(1,407)		(17,258)	(46,000)		(63,490)	(48,000)		(65,490)
Finance income	47	(AA)	47	150	1			151	—	(AAA)	198	—	(AAA)	198
Finance expenses				(156)	(33)			(189)			(189)			(189)
Income (loss) before tax on income	(185)	—	(185)	(16,354)	465	(1,407)		(17,296)	(46,000)		(63,481)	(48,000)		(65,481)
Income taxes				4	112			116			116			116
Net income (loss)	(185)	—	(185)	(16,358)	353	(1,407)		(17,412)	(46,000)		(63,597)	(48,000)		(65,597)
Other comprehensive income (loss):
Remeasurement loss from defined benefit plans	—			(81)				(81)			(81)			(81)
Total comprehensive income (loss)	(185)	—	(185)	(16,439)	353	(1,407)		(17,493)	(46,000)		(63,678)	(48,000)		(65,678)

(1)
Refer to Note 6 for Gesher Combined Historical Financial Information.

(2)
Refer to Note 4 “Adjustments for the Acquisitions to Unaudited Pro Forma Condensed Combined Statement of Profit or loss and other comprehensive loss”

(*)
Nonrecurring expense (Share based payment)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and the Acquisitions and has been prepared for informational purposes only.
The historical consolidated financial statements of Freightos have been prepared in accordance with IFRS. The historical financial statements of Gesher have been prepared in accordance with U.S. GAAP. The historical financial statements of the Acquisitions have been prepared in accordance with U.S. GAAP, and no material adjustments were required to convert the historical financial information of the Acquisitions from U.S. GAAP to IFRS or to align with accounting policies to those applied by Freightos.
The Business Combination will be accounted for as an acquisition of an entity which does not constitute a business. Freightos will be treated as the acquirer and Gesher will be treated as the acquired company for financial statement reporting purposes. The Business Combination which is not within the scope of IFRS 3 (“Business Combinations”) since Gesher does not meet the definition of a business, is accounted for within the scope of IFRS 2 (“Share-based payment”), as issuing shares by Freightos, at the closing of the Business Combination in exchange for stock exchange listing service provided by Gesher. Any difference between the fair value of the shares and warrants issued to Gesher’s shareholders and warrant holders and the fair value of Gesher’s net assets as of the closing date will be recorded as a listing service expense. The net assets of Freightos and Gesher will be stated at historical cost, with no goodwill or other intangible assets recorded.
Freightos has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Freightos’ existing shareholders will have the greater voting interest in the combined entity under the No Redemption Scenario and the Maximum Redemption Scenario;

•
Freightos’ directors will represent the majority of the board of directors of the combined company following the consummation of the Business Combination;

•
Freightos’ senior management will be the senior management of the combined company following the consummation of the Business Combination; and

•
Freightos is the larger entity based on historical operating activity and has the larger employee base.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2022 and the unaudited pro forma condensed combined statements of profit or loss and other comprehensive loss for the year ended December 31, 2021 and for the six months ended June 30, 2022 are based on the historical financial statements of Gesher, Freightos and the Acquisitions. The accounting adjustments for the Acquisitions and Business Combination consist of those necessary to account for the Acquisitions and Business Combination, respectively.
Freightos and Gesher did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate pre-existing activities between the companies.
The unaudited pro forma condensed combined statement of financial position as of June 30, 2022 assumes that the Business Combination occurred on June 30, 2022. The unaudited pro forma condensed combined statements of profit or loss and other comprehensive loss for the year ended December 31, 2021 and for the six months ended June 30, 2022, presents pro forma effect to the Acquisitions and Business Combination as if it had been completed on January 1, 2021.
The unaudited pro forma condensed combined statement of financial position as of June 30, 2022 has been prepared using, and should be read in conjunction with, the following:
•
Freightos’ unaudited consolidated statement of financial position as of June 30, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and

•
Gesher’s unaudited balance sheet as of June 30, 2022 and the related notes, included elsewhere in this proxy statement/prospectus; and.

The unaudited pro forma condensed combined statement of profit or loss and other comprehensive loss for the year ended December 31, 2021 and for the six months ended June 30, 2020 have been prepared using, and should be read in conjunction with, the following:
•
Freightos’ audited consolidated statement of profit or loss and other comprehensive loss for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus;

•
Freightos’ unaudited consolidated statement of profit or loss and other comprehensive loss for the six months ended June 30, 2022 and the related notes included elsewhere in this proxy statement/ prospectus;

•
Gesher’s audited statement of operations for the period from February 23, 2021 (inception) through September 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•
Gesher’s unaudited statement of operations for the three months ended December 31, 2021, March 31, 2022, June 30, 2022 and the related notes included elsewhere in this proxy statement/prospectus;

•
7LFreight’s audited statement of operations for the period from January 1, 2021 through December 29, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•
Clearit’s audited statement of operations for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

Information has been prepared based on these preliminary estimates, and the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Freightos believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Freightos believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Acquisitions and Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of Freightos and Gesher.
Note 2 — Accounting Policies and conversion of Gesher’s historical financial information from U.S. GAAP to IFRS
(AA)   The historical financial information of Gesher was prepared in accordance with U.S. GAAP. The following significant adjustments were required to convert Gesher’s historical financial information from U.S. GAAP to IFRS or to align Gesher’s accounting policies to those applied by Freightos:
(1)
The reclassification of Gesher Ordinary Shares subject to possible redemption from temporary equity to non-current liabilities (no measurement differences).

(2)
Gesher’s Warrants will be reclassified from equity (under the U.S. GAAP) to a financial liability

(in according to IAS 32 — Financial Instruments: Presentation) measured at fair value through profit or loss, due to the ‘cashless’ settlement provisions in the warrant agreement.
The change in fair value of Gesher’s warrants for the period from October 14, 2021 (consummation of Gesher’s IPO) through December 31, 2021, was immaterial.
(3)
Presentation alignment of merger related expenses — reclassification of $ 1,578 from “General and administrative expenses” to “Merger related expenses”.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Freightos has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
Note 4 — Adjustments for the Acquisitions to Unaudited Pro Forma Condensed Combined Statement of Profit or loss and other comprehensive loss
Freightos acquired 7LFreight on December 30, 2021 and acquired Clearit on February 16, 2022.
Adjustments for the acquisition of Clearit to Unaudited Pro Forma Condensed Combined Statement of Profit or loss and other comprehensive loss for the six months ended June 30, 2022
(BB)   Represents pro forma adjustments to add the Clearit’s results for the period from January 1, 2022 through the acquisition date, February 16, 2022.
(CC)   Reflects the amortization of intangible assets related to the acquisition of Clearit’s, for the period from January 1, 2022 through February 16, 2022:
Amortization of technology	$69
Amortization of customer relations	$49
Adjustments for the Acquisitions to Unaudited Pro Forma Condensed Combined Statement of Profit or loss and other comprehensive loss for the year ended December 31, 2021

Financial results for the year ended December 31, 2021
	7LFreight actual	Clearit actual	Total – Acquisitions for the year ended December 31, 2021	Adjustments for acquisition of 7LFreight		Adjustments for acquisition of Clearit		Total – Adjustments for Acquisitions
Revenue	2,408	3,097	5,505			(187)	(FF)	(187)
Cost of revenue	833	1,396	2,229	294	(FF)	549	(GG)	843
Gross profit	1,575	1,701	3,276	(294)		(736)		(1,030)
Research and development expenses	542	153	695
Sales and marketing expenses	248	788	1,036	170	(FF)	207	(FF, GG)	377
General and administrative expenses	588	460	1,048
Total operating expenses	1,378	1,401	2,779	170		207		377
Net operating Income (loss)	197	300	497	(464)		(943)		(1,407)
Finance income	1		1
Finance expenses		(33)	(33)
Loss before tax on income	198	267	465	(464)		(943)		(1,407)
Income taxes	—	112	112
Net Income (loss)	198	155	353	(464)		(943)		(1,407)
Adjustments for the Acquisitions to Unaudited Pro Forma Condensed Combined Statement of Profit or loss and other comprehensive loss
(FF)   Reflects the amortization of intangible assets related to the acquisition of 7LFreight:
Amortization of technology	$294
Amortization of customer relations	$170
and reflects the amortization of intangible assets related to the acquisition of Clearit:
Amortization of technology	$549
Amortization of customer relations	$394
(GG)   Represents pro forma adjustments to eliminate transactions due to preexisting relationships between Freightos and Clearit of $187.
Note 5 — Adjustments for the Business combination
Transaction Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position
The adjustments included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2022 are as follows:

(A)   Represents pro forma adjustments to the cash balance to reflect the following in the case of no redemption:
	(in thousands)
Reclassification of marketable securities held in Trust Account	$116,310	(B)
Proceeds from the PIPE Financing	50,000	(E)
Expected transaction costs	(11,000)	(D)
Repayment of Gesher’s related party loans	(1,100)	(G)
Payment of Gesher’s deferred underwriting fee	(4,025)	(L)
	$150,185	(A)
The pro forma cash balance excludes earnout related to the Acquisitions. Please see above “Description of the Acquisitions of 7LFreight and Clearit”.
Represents pro forma adjustments to the cash balance to reflect the following in the case of the maximum redemption scenario:
	(in thousands)
Reclassification of marketable securities held in Trust Account	$10,000	(C)
Proceeds from the PIPE Financing and backstop commitments	70,000	(E)
Expected transaction costs	(11,000)	(D)
Repayment of Gesher’s related party loans	(1,100)	(G)
Payment of Gesher’s deferred underwriting fee	(4,025)	(L)
	$63,875	(A)
The pro forma cash balance excludes earnout related to the Acquisitions. Please see above “Description of the Acquisitions of 7LFreight and Clearit”.
(B)
Reflects the reclassification of $116 million of marketable securities held in the Trust Account that becomes available following the Business Combination.

(C)
Reflects the reclassification of marketable securities held in the Trust Account that become available following the Business Combination in the maximum redemption scenario.

(D)
Represents the total estimated transaction costs of approximately $11 million incurred by Freightos and Gesher in consummating the Business Combination (approximately $2 million already incurred for the six months ended June 30, 2022 and was recorded as accrued expenses as of June 30, 2022). The allocation of estimated transaction costs between the two components of the Business Combination (i.e., the listing of Freightos shares on Nasdaq and the issuance of Freightos Ordinary Shares to Gesher shareholders) is based on the number of Freightos Ordinary Shares issued to Gesher shareholders. In the case of no redemption, $7 million were recorded as merger related expenses in the statement of profit or loss and other comprehensive loss (for the year ended December 31, 2021 and six months ended June 30, 2022) and the remaining $4 million were deducted from the equity. In the case of maximum redemption, $8 million were recorded as merger related expenses in the statement of profit or loss and other comprehensive loss (for the year ended December 31, 2021 and six months ended June 30, 2022) and the remaining $3 million were deducted from the equity.

(E)
Reflects the proceeds of $50 million from the issuance and sale of Freightos Ordinary Shares in the PIPE Financing (including the Forward Purchase Agreement and issuance of liability warrants). In addition, in the case of maximum redemption includes the backstop commitments (FPA Backstop Commitment and Additional Backstop Commitment) of $20 million.

(F)
Reflects the reclassification of $116 million related to Gesher Ordinary Shares subject to possible redemption to permanent equity in the No Redemption Scenario, or the redeemed value in the case of the Maximum Redemption Scenario.

(G)
During 2022, Gesher entered into short-term loans agreements with a related party, the Sponsor, in order to finance transaction costs in connection with an intended initial Business Combination. The loans will either be repaid upon consummation of a Business Combination, without interest, or at the Sponsor’s discretion, convertible into warrants of the post-Business Combination entity at a price of $1 per warrant. The pro forma assumes that the loans will be repaid upon consummation of a Business Combination.

(H)   Represents pro forma adjustments to share premium balance to reflect the following in the case of no redemption:
Merger related expenses	(4,000)	(D)
Issuance of Freightos Ordinary Shares in the PIPE Financing	50,000	(E)
Issuance of warrants liability as part of the PIPE, upon consummation of Business Combination	(1,118)	(M)
Reclassification of Gesher Ordinary Shares subject to redemption	116,310	(F)
Share listing service (IFRS 2)	41,000	(J)
Reclassification of Gesher’s accumulated deficit	(10,806)
	191,386	(H)
Represents pro forma adjustments to share premium balance to reflect the following in the case of maximum redemption:
Merger related expenses	(3,000)	(D)
Issuance of Freightos Ordinary Shares in the PIPE Financing and backstop commitments	70,000	(E)
Issuance of warrants liability as part of the PIPE, upon consummation of Business Combination	(1,118)	(M)
Reclassification of Gesher Ordinary Shares subject to redemption assuming of maximum redeption	10,000	(F)
Share listing service (IFRS 2)	42,000	(J)
Reclassification of Gesher’s accumulated deficit	(10,806)
	107,076	(H)

(J)
Represents listing service under IFRS 2. The difference between the fair value, based on the market value as of October 13, 2022, of Freightos Ordinary Shares and Freightos Warrants issued to Gesher shareholders and warrant holders and the fair value of Gesher’s identifiable net assets represents a listing service to be expensed as incurred. Ultimately, the expense recognized in accordance with IFRS 2 will be based on the fair value to be determined as of the date of the consummation of the Business Combination. The expense might be impacted also by the net assets of Gesher. In the case of no redemption, Freightos will issue Ordinary Shares (at fair value of $146 million) and warrants (at fair value of $ 6 million) with a total fair value of $152 million to Gesher shareholders and warrant holders for Gesher’s identifiable net assets of $ 111 million (mainly cash). In the case of maximum redemption, Freightos will issue Freightos Ordinary Shares (at fair value of $41 million) and warrants (at fair value of $ 6 million) with a total fair value of $47 million to Gesher’s shareholders and warrant holders for Gesher’s identifiable net assets of $5 million.

(K)   Represents pro forma adjustments to accumulated deficit to reflect the case of no redemption:
Expected merger related expenses	(4,591)	(D)
Listing service under IFRS 2	(41,000)	(J)
Reclassification of Gesher’s accumulated deficit	10,806
	(34,785)	(K)

Represents pro forma adjustments to accumulated deficit to reflect the case of maximum redemption:
Expected merger related expenses	(5,591)	(D)
Listing service under IFRS 2	(42,000)	(J)
Reclassification of Gesher’s accumulated deficit	10,806
	(36,785)	(K)

(L)
Represents of Gesher’s deferred underwriting fee which is payable directly from the Trust Account upon consummation of the Business Combination.

(M)
Freightos will classify Freightos public and private warrants that will be issued to Gesher public and private warrant holders as liabilities. In addition, reflects the issuance of liability warrants as part of the PIPE, upon consummation of the Business Combination.

Transaction Adjustments to Unaudited Pro Forma Condensed Combined Statement of Profit or loss and other comprehensive loss
(AAA)
The interest earned on money in Gesher trust account was immaterial for 2021. Interest earned on money in Gesher trust account of $157 for the six months ended June 30, 2022 has been eliminated.

(BBB)
Represents allocation of nonrecurring transaction costs incurred by shareholders of Freightos and Gesher in consummating the Business Combination. The allocation of estimated transaction costs between the two components of the Business Combination (i.e., the listing of Freightos Ordinary Shares on the Nasdaq and the issuance of Freightos Ordinary Shares to Gesher Shareholders) is based on the number of Freightos Ordinary Shares issued to Gesher Shareholders following the transaction.

(CCC)
Represents non-recurring share listing service under IFRS 2. Ultimately, the expense recognized in accordance with IFRS 2 will be based on the fair value to be determined as of the date of the consummation of the Business Combination.

(DDD)
Change in fair value of Gesher’s warrants that will issue by Freightos, upon the consummation of the Business Combination. Refer to (M) above. The change in fair value of Gesher’s warrants for the period from October 14, 2021 (consummation of Gesher’s IPO) through December 31, 2021, was immaterial.

Note 6 — Gesher Combined Historical Financial Information
Freightos’s fiscal year ends on December 31 and Gesher’s fiscal year ends on September 30.
Gesher’s financial results for the Six months ended June 30, 2022
The historical financial information of Gesher was derived from the unaudited financial statements for the three months ended March 31, 2022 and June 30, 2022, included elsewhere in this proxy statement/prospectus statement/prospectus;
	Three months ended March 31, 2022	Three months ended June 30, 2022	Total – Six months ended June 30, 2022
Formation and operating costs	707	2,243	2,950
Loss from operations	(707)	(2,243)	(2,950)
Interest income earned on Trust Account	10	147	157
Change in fair value of over-allotment units
Net loss	(697)	(2,096)	(2,793)

Grsher’s financial results for the period from February 23, 2021 (inception) through December 31, 2021
The historical financial information of Gesher was derived from the audited financial statements of Gesher for the period from February 23, 2021 (inception) through September 30, 2021 and the unaudited financial statements as of and for the three months ended December 31, 2021, included elsewhere in this proxy statement/prospectus statement/prospectus;
	From February 23, 2021 (inception) through September 30, 2021	Three months ended December 31, 2021	Total – From February 23, 2021 (inception) through December 31, 2021
Formation and operating costs	15	217	232
Loss from operations	(15)	(217)	(232)
Interest income earned on Trust Account		2	2
Change in fair value of over-allotment units		45	45
Net loss	(15)	(170)	(185)

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED COMPARATIVE PER SHARE DATA OF GESHER AND FREIGHTOS
The following table sets forth summary historical comparative share information for Gesher and Freightos and unaudited pro forma combined per share information of the combined company for the year ended December 31, 2021 and for the six months ended June 30, 2022, after giving effect to the Business Combination and Freightos’s Acquisitions, assuming two redemption scenarios as follows:
•
Scenario 1 — No Redemption Scenario:   This presentation assumes no exercise of redemption rights by Gesher Public Shareholders and reflects the issuance of 5,000,000 Freightos Ordinary Shares for $50,000,000 in connection with the Private Placements (assumes that neither the FPA Backstop Commitment nor the Additional Backstop Commitment is drawn).

•
Scenario 2 — Maximum Redemptions Scenario:   This presentation assumes Gesher Public Shareholders exercise their redemption rights with respect to 10,510,000 Gesher Ordinary Shares for approximately $106 million of funds in the Trust Account (excludes the redemption of 990,000 Gesher Ordinary Shares that the Forward Purchaser committed not to redeem) and reflects the issuance of 7,000,000 Freightos Ordinary Shares for $70,000,000 in connection with the Private Placements (assumes that the full amounts of the FPA Backstop Commitment and the Additional Backstop Commitment are drawn). Pursuant to the Business Combination Agreement, the consummation of the Transactions will be subject to Gesher having available at the Closing from the Trust Account, the Forward Purchase Agreement and the PIPE Financing or similar financing a minimum amount of $80 million.

If the actual facts differ from these assumptions, the comparative share and unit information presented below will be different.
The unaudited pro forma book value information as of June 30, 2022 gives effect to the Business Combination as if it had occurred on June 30, 2022. The net loss per share and weighted average shares outstanding information reflects the Business Combination and the Acquisitions as if it had occurred on January 1, 2021.
This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Gesher and Freightos and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Gesher and Freightos is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.
The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the net income per share would have been had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Freightos would have been had the companies been combined during the periods indicated.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the six months ended June 30, 2022:

Share and per share data in U.S. Dollars
	Historical		Pro Forma Combined
	Gesher	Freightos	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
As of and for the six months ended June 30, 2022
Book value per share(1)(2)(3)	(2.01)	(1.39)	3.27	2.05
Net loss per share – basic and diluted per ordinary Share	(0.19)	(6.70)	(0.20)	(0.24)
Weighted average Ordinary Shares outstanding – basic and diluted(4)	14,575,000	2,189,786	—	—
Freightos Shareholders(5)(6)			36,562,715	36,562,715
Gesher Shareholders (including Sponsor)			14,575,000	4,065,000
Private Placement Investors			5,000,000	7,000,000
Weighted average Ordinary Shares outstanding – basic and diluted(4)(6)	—	—	56,137,715	47,627,715
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2021:
Share and per share data in U.S. Dollars
	Historical		Pro Forma Combined
	Gesher	Freightos	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
As of and for the year ended December 31, 2021
Book value per share(1)(2)(3)	(1.05)	1.98	3.33	2.11
Net loss per share – basic and diluted per ordinary Share	(0.03)	(13.85)	(1.14)	(1.39)
Weighted average Ordinary Shares outstanding – basic and diluted(4)	5,722,418	1,774,542
Freightos Shareholders(5)(6)			35,992,128	35,992,128
Gesher Shareholders (including Sponsor)			14,575,000	4,065,000
Private Placement Investors			5,000,000	7,000,000
Weighted average Ordinary Shares outstanding – basic and diluted(4)(6)	—	—	55,567,128	47,057,128

(1)
The historical book value per share for Gesher is calculated by dividing total shareholders’ (deficit) equity, by the number of Gesher Ordinary Shares outstanding (excluding Ordinary Shares subject to possible redemption) at the end of the period.

(2)
The historical book value per share for Freightos is calculated by dividing total shareholders’ equity (deficit) attributable to the holders of the Freightos Ordinary Shares (total shareholders’ equity less the aggregate liquidation preference of preferred shares of $35,436 and 31,014 as of June 30, 2022 and December 31, 2021, respectively), by the number of Freightos Ordinary Shares outstanding at the end of the period.

(3)
The pro forma combined book value per share of Ordinary Shares is computed by dividing total pro forma shareholders’ equity and the fair value of warrants liabilities (which are out of the money) by the pro forma number of total shares outstanding at the end of the period.

(4)
Excludes the issuance of Freightos Warrants as part of the Business Combination (including the PIPE Financing) and may be exercised thereafter. This assumes that the PIPE Financing (including the Forward Purchase Agreement) amount is $50 million. If the actual facts are different than the assumptions set forth above, this amount will be different.

(5)
Excludes 40,928 (prior to the effect of the Recapitalization) earnout Ordinary Shares related to the acquisition of 7LFreight. In addition, excludes 90,009 (prior to the effect of the Recapitalization) earnout Ordinary Shares related to acquisition of the interlining technology and other assets of a major airline group in December 2021. Please see above “Description of the Acquisitions of 7LFreight and Clearit.”

(6)
The pro forma shares attributable to legacy Freightos shareholders is calculated by applying the exchange ratio of approximately 1 to 3.6 to the historical legacy Freightos Ordinary Shares and Freightos Preferred Shares that were outstanding as of the Closing.

DIRECTOR AND EXECUTIVE COMPENSATION
Freightos did not pay any cash compensation to its non-employee directors for the fiscal year ended December 31, 2021. In fiscal year 2021, Freightos did not grant any stock option awards to its directors as a group.
The aggregate cash compensation paid by Freightos to its executive officers for the fiscal year ended December 31, 2021 was approximately $1.8 million. During that same year, Freightos granted stock option awards to its executive officers as a group to acquire an aggregate of 27,500 Freightos Ordinary Shares. The stock option awards granted to its executive officers are subject to the same vesting conditions as those of other Freightos employees.
Equity Incentive Plans
We currently maintain the 2022 LTIP. The purpose of the 2022 LTIP is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and individual consultants with those of shareholders by giving directors, employees and individual consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success.
Prior to May 28, 2022, we issued incentive awards under the Freightos Stock Plan. Although no additional incentive awards have been, or will be, issued under the Freightos Stock Plan, all incentive awards previously granted under the Freightos Stock Plan will remain subject to the terms of the Freightos Stock Plan. No awards were granted from May 28, 2022 through May 30, 2022. All awards granted on or after 12:01 a.m. Eastern time on May 31, 2022 have been and will be granted under the 2022 LTIP.
Summary of the 2022 LTIP
This section summarizes certain principal features of the 2022 LTIP. The summary is qualified in its entirety by reference to the complete text of the 2022 LTIP.
Eligibility and Participation
The administrator selects the individuals who will participate in the 2022 LTIP. Eligibility to participate is open to officers, directors and employees of, and other individuals who provide bona fide services to or for, us or any of our subsidiaries. Our Board of Directors may also select as participants prospective officers, employees and individual service providers who have accepted an offer of employment or another service relationship from us or one of our subsidiaries. Any awards granted to such a prospect before the individual’s start date may not become vested or exercisable, and no shares may be issued to such individual, before the date the individual first commences performance of services with us.
Administration
The compensation committee (the “Compensation Committee”) of our Board of Directors will be the administrator of the 2022 LTIP. Except as provided otherwise under the 2022 LTIP, the administrator has plenary authority to grant awards pursuant to the terms of the 2022 LTIP to eligible individuals, determine the types of awards and the number of shares covered by the awards, establish the terms and conditions for awards and take all other actions necessary or desirable to carry out the purpose and intent of the 2022 LTIP.
Shares Available Under the 2022 LTIP
The Freightos Ordinary Shares issuable pursuant to awards under the 2022 LTIP are shares authorized for issuance under the Current Freightos Articles. The number of shares issuable pursuant to awards granted under the 2022 LTIP is equal to 500,000 shares (the “Share Pool”).
Adjustments to Share Pool.   The Share Pool will be adjusted as follows:
The Share Pool will automatically increase on January 1st of each calendar year, starting January 1, 2023, and continuing for ten calendar years, ending January 1, 2032, in an amount equal to the lesser of

(i) 5% of the number of Freightos Ordinary Shares issued and outstanding on such January 1st date, or (ii) an amount determined by our Board of Directors prior to such date.
•
The Share Pool will be reduced by one share for each Share made subject to an award granted under the 2022 LTIP;

•
The Share Pool will be increased by the number of unissued Shares underlying or used as a reference measure for any award or portion of an award granted under the 2022 LTIP or the Freightos Stock Plan that is cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of Shares;

•
The Share Pool will be increased by the number of Shares that are forfeited back to us after issuance due to a failure to meet an award contingency or condition with respect to any award or portion of an award granted under our 2022 LTIP or Freightos Stock Plan;

•
The Share Pool shall be increased, on the exercise date, by the number of Shares withheld by or surrendered (either actually or through attestation) to the Company in payment of the exercise price of any award granted under the 2022 LTIP or the Freightos Stock Plan; and

•
The Share Pool shall be increased, on the relevant date, by the number of Shares withheld by or surrendered (either actually or through attestation) to the Company in payment of any tax withholding obligation that arises in connection with any award granted under the 2022 LTIP or the Freightos Stock Plan.

Notwithstanding the foregoing, as of 11:59 p.m. on December 31 of each calendar year, any Shares remaining available for issuance under the Share Pool shall not be included in the Share Pool for any calendar year beginning thereafter. In the event of a merger, consolidation, share rights offering, statutory share exchange or similar event affecting the Company or a share dividend, share split, reverse share split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of the Company, our Board of Directors will make equitable and appropriate substitutions or proportionate adjustments to the Share Pool to reflect the transaction or event. Similar adjustments will be made to the award limitations described below and to the terms of outstanding awards.
ISO Award Limit.   The maximum number of Freightos Ordinary Shares that may be issued in connection with awards granted under the 2022 LTIP that are intended to qualify as incentive stock options under Section 422 of the Code is equal to 7,500,000 shares.
Types of Awards
General.   The 2022 LTIP enables the grant of share awards, performance shares, cash-based performance units, other share-based awards, share options, share appreciation rights, and share unit awards, each of which may be granted separately or in tandem with other awards. The administrator may establish sub-plans under the 2022 LTIP through which to grant share options that qualify for preferred tax treatment for recipients in jurisdictions outside the U.S.
Freightos has adopted a sub-plan for Israeli participants, which provides for granting awards in compliance with Section 102 (“Section 102”) and Section 3(i) of the Israeli Income Tax Ordinance (New Version), 5721-1961, as amended (“ITO”). Section 102 allows employees, directors and officers who are not controlling shareholders and who are considered Israeli residents for tax purposes to receive favorable tax treatment for compensation in the form of shares, options or certain other types of equity awards, subject to certain terms and conditions. Our non-employee service providers and controlling shareholders who are considered Israeli residents for tax purposes may be granted awards under Section 3(i) and certain other sections of the ITO, which do not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of awards to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of awards directly to the grantee. We have elected the “capital gain track” pursuant to Section 102(b)(2) or 102(b)(3) of the ITO for grants to eligible Israeli grantees as provided above, which may allow favorable tax treatment for such grantees.

Adjustments to Awards for Corporate Transactions and Other Events
Mandatory Adjustments.   In the event of a merger, amalgamation, consolidation, share rights offering, share exchange or similar event affecting the Company (a “Corporate Event”) or a share dividend, share split, reverse share split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization, capital reduction distribution or similar event affecting the capital structure of the Company, the administrator will make equitable and appropriate substitutions or proportionate adjustments to:
•
the aggregate number and kind of shares or other securities on which awards under the 2022 LTIP may be granted to eligible individuals;

•
the maximum number of shares or other securities that may be issued with respect to incentive share options granted under the 2022 LTIP;

•
the number of shares or other securities covered by each outstanding award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding award; and

•
all other numerical limitations relating to awards, whether contained in the 2022 LTIP or in award agreements.

Notwithstanding the foregoing, any fractional shares resulting from the above mandatory adjustments will be eliminated.
Discretionary Adjustments.   In addition to the adjustments specified above, in the case of Corporate Events, the administrator may make such other adjustments to outstanding awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such awards, (ii) the substitution of securities or other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares subject to outstanding awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the administrator, of the surviving or successor entity or a parent thereof. The administrator may, in its discretion, adjust the performance goals applicable to any awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes.
Repricing.   The administrator may reprice any share options or share appreciation rights without the approval of the shareholders of the Company. For this purpose, “reprice” means (i) any of the following or any other action that has the same effect: (A) lowering the exercise price or base price of an option or share appreciation right after it is granted other than an adjustment made pursuant to the provisions of the 2022 LTIP, (B) any other action that is treated as a repricing under applicable accounting principles; (C) cancelling a share option or share appreciation right at a time when its exercise price or base price exceeds the fair market value of the underlying share, in exchange for another share option, share appreciation right, restricted share or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction; and (ii) any other action that is considered to be a repricing under formal or informal guidance issued by the primary securities market or exchange on which the shares are listed or admitted for trading.
Treatment of Awards upon Dissolution or Liquidation or a Change in Control
Dissolution or Liquidation.   Unless the administrator determines otherwise, all awards outstanding under the 2022 LTIP will terminate upon the dissolution or liquidation of the Company.
Change in Control.   Outstanding Awards will terminate upon the effective time of a “Change in Control” unless provision is made in connection with the transaction for the continuation or assumption of such awards by, or for the issuance therefor of substitute awards of, the surviving or successor entity or a parent thereof. Solely with respect to awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable award agreement: (i) the outstanding awards of share options and share appreciation rights that will terminate upon the effective time of the change in control will, immediately before the effective time of the change in control, become fully exercisable and the holders of such Awards will be permitted, immediately before the change in control, to exercise the Awards; (ii) the outstanding restricted shares the vesting or restrictions on which are then solely time-based and not subject to achievement of performance goals will, immediately before the effective time of the change in control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture; (iii) the outstanding restricted shares the vesting or restrictions on which are then subject to and pending achievement of performance goals shall, immediately before the effective time of the change in control and unless the award agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a change in control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable performance goals for the unexpired performance period had been achieved at the target level set forth in the applicable award agreement; (iv) the outstanding restricted share units, performance shares and performance units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of performance goals shall, immediately before the effective time of the change in control, become fully earned and vested and shall be settled in cash or Freightos Ordinary Shares (consistent with the terms of the award agreement after taking into account the effect of the change in control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and (v) the outstanding restricted share units, performance shares and performance units the vesting, earning or settlement of which is then subject to and pending achievement of performance goals shall, immediately before the effective time of the change in control and unless the award agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a change in control, become vested and earned in such amounts as if the applicable performance goals for the unexpired performance period had been achieved at the target level set forth in the applicable award agreement and shall be settled in cash or Freightos Ordinary Shares (consistent with the terms of the award agreement after taking into account the effect of the change in control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A or Section 457A of the Code.
Under the terms of the 2022 LTIP, a change in control is generally defined as (i) any acquisition by a person or entity, or persons or entities acting as a group, of more than 50% of the total fair market value or voting power of all of the Company’s shares, with certain exceptions, (ii) a contested change in the majority of the members of our Board of Directors within a 12-month period or (iii) acquisition by a person or entity, or persons or entities acting as a group, over a 12-month period of assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s).
Amendment and Termination
Our Board of Directors or the Compensation Committee may terminate, amend or modify the 2022 LTIP or any portion of it at any time; provided, that, (i) if required to comply with Cayman Islands law and any other applicable laws or marketplace or listing rules of a securities market or securities exchange (other than any requirement that may be disapplied by the Company following any available home country exemption), the Company shall obtain shareholder approval of any 2022 LTIP amendment in such a manner and to such a degree as required and (ii) no such termination or amendment may materially impair the rights of a participant with respect to a previously granted award (other than as required to comply with applicable law or the rules of any securities exchange or market on which the shares are listed or to prevent adverse tax or accounting consequences to the Company or the participant) without such participant’s consent.
The 2022 LTIP is scheduled to expire on May 31, 2032 which is ten years after its adoption by our Board of Directors.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION
Management and Board of Directors
Gesher and Freightos anticipate that the current executive officers and directors of Freightos, as of the date of this proxy statement/prospectus, will remain as the executive officers and directors of Freightos following the Business Combination and one additional director from the Gesher Board will join the Freightos Board at such time. The following persons are expected to serve as Freightos’ executive officers and directors following the Business Combination. For biographical information concerning these executive officers and directors, see below. In this section “we,” “us” and “our” refer to Freightos.
Name	Age	Position
Zvi Schreiber	53	Chief Executive Officer and Chairman of the Board
Ran Shalev	51	Chief Financial Officer
Ruth Amaru	51	Chief Product Officer
Ian Arroyo	38	Chief Commercial Officer, freightos.com
Eytan Buchman	36	Chief Marketing Officer
Manuel Galindo Medrano	35	Chief Executive Officer, WebCargo
Michael Oberlander	53	General Counsel
Ilan Slasky	52	Chief Operating Officer
William Chin	45	Director
Michael Eisenberg	51	Director
Guillaume Halleux	48	Director
Inna Kuznetsova	53	Director
Udo Lange	50	Director
Robert J. Mylod, Jr.	55	Director
Glen Schwaber	53	Director
Ezra M. Gardner	45	Director Nominee
Zvi Schreiber has been our Chief Executive Officer and a director since 2012 and is expected to continue in those roles following the Closing. Prior to founding Freightos in 2012, Dr. Schreiber served as the Chief Executive Officer of Lightech, a clean-tech electronics company acquired by General Electric in 2011. He founded G.ho.st, a web operating system, in 2006 and served as Chief Executive Officer from 2006 to 2010. From 2001 to 2006, Dr. Schreiber was the Chief Executive Officer of Unicorn Solutions, Inc., a provider of information systems and solutions acquired by IBM. He is also the author of Fizz, the history of physics in a novel, and of Money, Going out of Style. Dr. Schreiber is a frequent speaker at industry events and author of various articles, papers and patents. He currently serves on the Board of Directors of Somus, a private startup technology company developing a content monetization and social impact platform, and is chairman of the JODEK Charitable Trust. Dr. Schreiber graduated from the University of Cambridge with a Bachelor of Arts in Mathematics, and Imperial College London with a Doctor of Philosophy in Computer Science and a Master of Science in Theoretical Physics.
We believe that Dr. Schreiber is qualified to serve as Chairman of the Board of Directors based on his intimate knowledge of Freightos as the company founder, and his experience serving as Chief Executive Officer of Freightos since its inception, and his prior director and chief executive positions.
Ran Shalev has been our Chief Financial Officer of Freightos since 2016 and is expected to continue in that role following the Closing. From 2011 to 2016, Mr. Shalev served as the general manager and business leader of the GE Lighting Israel R&D Center. From 2009 to 2011, Mr. Shalev was the Chief Financial Officer and Chief Operating Officer of Lightech, a clean-tech electronics company acquired by General Electric in 2011. Prior to 2011, he served as the Chief Financial Officer at various companies. Mr. Shalev graduated from The College of Management Academic Studies with a Bachelor of Arts and a Master of Business Administration. Mr. Shalev is a Certified Public Accountant in Israel.

Ruth Amaru has been our Chief Product Officer since 2021 and is expected to continue in that role following the Closing. From 2016 to 2020, Ms. Amaru served as our Chief Marketplace Officer and, from 2020 to 2021, she served as Chief Executive Officer of freightos.com. From 2015 to 2016, she served as our Vice President of Product. Prior to joining Freightos, Ms. Amaru held product and technical leadership roles at several established and start-up businesses, including IBM and Imagiu Software, a startup focused on augmented reality applications for ecommerce she founded in August 2010, where she served as Chief Technology Officer until 2014. Ms. Amaru studied computer science, cognitive science and math at Hebrew University in Jerusalem.
Ian Arroyo has been our Chief Commercial Officer since 2021 and is expected to continue in that role following the Closing. Since joining Freightos, Mr. Arroyo has served in various commercial roles, including Director, Enterprise Solutions in 2019, Executive Vice President, Strategy and Demand from December 2019 to March 2020, and Executive Vice President, Enterprise Solutions from December 2020 to August 2021. Mr. Arroyo co-founded Mallbox, Inc. in March 2020 and served as its Chief Executive Officer until December 2020. From 2017 to 2019, he was Vice President, Strategy and Business Development at Gimmonix, Ltd., a leading travel aggregation and mapping platform, where he oversaw global sales, channel and commercial strategy. From 2012 to 2019, Mr. Arroyo served as Director, Business Development of QinetiQ North America, a wholly owned subsidiary of QinetiQ Group Plc (LSE:QQ). He was a lecturer in Professional Sales and Communications at the University of Florida from 2016 through 2017 and continues to serve as an advisor to founders of early-stage companies. Mr. Arroyo graduated from the University of Florida with a Bachelor of Science in Marketing and a Master of Business Administration.
Eytan Buchman has been our Chief Marketing Officer since 2019 and is expected to continue in that role following the Closing. As Chief Marketing Officer, Mr. Buchman is responsible for corporate marketing, industry research, branding, customer acquisition and sales support across our various business units. From 2017 to 2019, Mr. Buchman served as our Vice President of Marketing and, from 2013 to 2017, he held various roles in our marketing department. Prior to joining Freightos, Mr. Buchman was a career officer in the Israel Defense Forces (“IDF”), serving in various roles, including foreign affairs, strategic planning and as Head of North America for the Spokesperson’s Unit. He is currently a Major in the IDF reserves. Mr. Buchman graduated from Hebrew University with a Bachelor of Arts in Psychology and International Relations.
Manuel Galindo Medrano has been the Chief Executive Officer of our WebCargo division since 2016 and is expected to continue in that role following the Closing. Mr. Galindo founded WebCargo in 2008 and served as its Chief Executive Officer through our acquisition of WebCargo in 2016. He studied telecommunications engineering at La Universidad Politécnica de Cataluña and sales and marketing management at Universidad Abierta de Cataluña.
Michael Oberlander has been our General Counsel since 2021 and is expected to continue in that role following the Closing. Prior to joining Freightos, Mr. Oberlander was a consultant for several established and start-up businesses. From 2016 to 2019, he served as the Chief Philanthropy Officer of the Jewish Federation of St. Louis, a nonprofit dedicated to mobilizing the community’s human and financial resources to enhance Jewish life in St. Louis, in Israel and around the world. Mr. Oberlander served as General Counsel and in various executive management positions at Caleres, Inc., a NYSE-listed global wholesaler and retailer of footwear from 2000 to 2015, where he had responsibility for all legal matters as well as managing the internal audit and risk management departments. He also chaired the company’s charitable trust and investment committee. Prior to joining Caleres, Mr. Oberlander was an attorney at Bryan Cave LLP (now Bryan Cave Leighton Paisner) specializing in M&A, corporate finance and securities and corporate governance matters. Since 2016, Mr. Oberlander has been a limited partner in SixThirty, a fintech accelerator, where he has mentored entrepreneurs and been an advisor to the firm’s investment committee. He received his Juris Doctor from Vanderbilt Law School and earned his Bachelor of Arts in Political Science from the University of Chicago.
Ilan Slasky has been our Chief Operating Officer, working on a part-time basis, since December 2022 and is expected to continue in that role following the Closing (on a full-time basis beginning 60 days following the Closing). From 2016 to 2022, Mr. Slasky was the President of CheckAlt, a financial technology and services company providing treasury management solutions to financial institutions, banks, credit unions and corporate customers. From 2009 to 2016, he was the Chief Executive Officer of FieldOne Systems, a

provider of field service management solutions for enterprise clients that was acquired by Microsoft. From 2005 to 2007, Mr. Slasky was the President of Ad.Venture Partners Inc., a publicly-traded special purpose acquisition company that acquired 180 Connect, Inc., a service provider to cable and satellite companies, in 2007 and served on the board of directors of 180 Connect, Inc. until 2008. From 2001 to 2015, he served as an advisor to Jerusalem Global Ventures, a venture capital firm in Israel. Previously, Mr. Slasky served as the Vice Chairman of Innovation Interactive, the Chief Financial Officer of Net2Phone and as an Executive Vice President, Finance, of IDT Corporation. He received his Bachelor of Arts in Economics from the University of Pittsburgh and his Master of Business of Administration from the NYU Stern School of Business.
William Chin has served as a member of our Board of Directors since March 2022 and is expected to continue in that role following the Closing. Mr. Chin is Head of Commodities at the Singapore Exchange (the “SGX”). He joined the SGX in 2015 and is responsible for the strategy and direction of the commodities business at the SGX covering the bulk, agriculture, energy and petrochemical markets. In 2016, Mr. Chin was a key member of the team involved in the acquisition of the Baltic Exchange in London. From 2011 to 2015, he was Senior Vice President at the Hong Kong Exchanges and Clearing, and Head of the London Metal Exchange (the “LME”) Asia in Singapore, responsible for the LME’s presence and growth in the Asia region. Mr. Chin began his career in 2004 in the New Zealand financial markets as a rates trader for ANZ investment bank in Wellington before joining Barclays Capital in London in 2008. He was Head of Commodities and Energy Risk at the London Clearing House from 2008, providing clearing services for Commodity Exchanges such as the LME, NYSE Euronext as well as a wide-ranging suite of OTC Commodity products. Mr. Chin was appointed to the Board of Directors of HeveaConnect in 2021 and is actively involved in a number of mentoring roles. He graduated from the Victoria University of Wellington with a Master’s Degree in Applied Finance and is a CFA charterholder.
We believe that Mr. Chin is qualified to serve on our Board of Directors based on his extensive experience in the commodities industry.
Michael Eisenberg has served as a member of our Board of Directors since 2013 and is expected to continue in that role following the Closing. He is a Partner at Aleph, an early-stage venture capital fund, since 2013 and has been with Benchmark Capital, an early stage venture capital firm, since 2005. Mr. Eisenberg currently serves on the Board of Directors and served as the lead director of Lemonade (NYSE: LMND). The Chief Executive Officer of Lemonade is Dr. Schreiber’s brother. Mr. Eisenberg also serves on the Board of Directors of SeekingAlpha Ltd., HoneyBook, Inc., Nexar Inc. and Healthy.io. and has invested in and served on the Boards of some of Israel’s leading companies and startups, such as Conduit, Gigya (Acquired by SAP), Picturevison (acquired by Eastman Kodak), Shopping.com (Nasdaq: SHOP, acquired by eBay Inc.), Tradeum (acquired by VerticalNet Inc.) and Wix (Nasdaq: WIX). Mr. Eisenberg has published seven books in English and Hebrew and lectures frequently on venture capital, Israel and entrepreneurship. He graduated from Yeshiva University with a Bachelor of Arts in Political Science.
We believe that Mr. Eisenberg is qualified to serve on our Board of Directors based on his extensive investment and operational experience in emerging markets.
Guillaume Halleux has served on our Board of Directors since 2021 and is expected to continue in that role following the Closing. Since 2017, Mr. Halleux has served as the Chief Cargo Officer of Qatar Airways. From June 2016 to 2017, he was Vice President Cargo Asia Pacific of Qatar Airways. From 2012 to 2016, Mr. Halleux served in senior sales positions for Bollore Logistics in Singapore and Vietnam. He studied economics in France and graduated from ICN Business School in Nancy with a Master of Business Administration.
We believe that Mr. Halleux is qualified to serve on our Board of Directors based on his extensive experience in the air cargo industry.
Inna Kuznetsova has served on our Board of Directors since July 19, 2022 and is expected to continue in that role following the Closing. Ms. Kuznetsova currently serves as Chief Executive Officer and a member of the Board of Directors of ToolsGroup, a privately-owned SaaS company with international operations providing supply chain management optimization solutions. In this role, she oversees strategic growth, planning and daily operations. From June 2020 through May 2022, Ms. Kuznetsova was the Chief Executive

Officer and a member of the Board of Directors of 1010data, a privately-owned data analytics company, responsible for strategic growth, planning and daily operations. From January 2020 through May 2020, Ms. Kuznetsova served as interim Chief Executive Officer and, from July 2019 until January 2020, as Chief Operating Officer of 1010data. From 2014 to 2016, Ms. Kuznetsova served as President of INTTRA, a privately-owned SaaS company focused on maritime logistics. In 2016, she was promoted to President and Chief Operating Officer of INTTRA, overseeing all sales, marketing, software development, IT operations, customer services and operations until INTTRA’s sale to E2Open in November 2018. Ms. Kuznetsova served on the Board of Directors and as a member of the audit and risk committees of Global Ports Investments Plc (LSE: GPLX) from 2017 to 2022, on the Board of Directors of Avantida from 2017 to 2018 and on the Board of Directors and as a member of the audit, remuneration and nomination committees of Sage Plc (LSE: SGE) from 2014 to 2017.
We believe that Ms. Kuznetsova is qualified to serve on our Board of Directors based on her extensive managerial and operational experience with logistics and software companies.
Udo Lange has served on our Board of Directors since July 25, 2022 and is expected to continue in that role following the Closing. Dr. Lange is President and Chief Executive Officer of Memphis-based FedEx Logistics, an integrated global logistics organization providing supply chain, air and ocean cargo, trade, customs brokerage, and managed transportation solutions. In this role, he is responsible for the leadership and strategic direction of FedEx Logistics. Dr. Lange has over 20 years of experience in the international trade industry, with expertise in global freight forwarding, customs brokerage and logistics. He joined FedEx in 2015, beginning his tenure with the company as the Chief Operations Officer for FedEx Logistics and President and Chief Executive Officer of FedEx Trade Networks, a company under FedEx Logistics. He currently serves as a member of the White House Supply Chain Disruptions Task Force and has been involved in the task force’s Freight Logistics Optimization Works (FLOW) group. Dr. Lange also serves as a Board Member for the German American Chamber of Commerce of the Southern United States, Inc. In addition, he is on the Board of Trustees of “Operation Finale,” an exhibition in Germany about the capture of Nazi Adolf Eichmann. Dr. Lange holds a Doctor of Philosophy in Economic Science from the University of Duisburg and a Master of Business Administration and Master of Science in Mechanical Engineering from the University of Kaiserslautern. Dr. Lange serves on the Board of Directors for the Memphis Symphony Orchestra.
We believe that Dr. Lange is qualified to serve on our Board of Directors based on his extensive experience in the international trade industry, and in particular, his experience in global logistics.
Robert J. Mylod, Jr. has served as a member of our Board of Directors since 2014 and is expected to continue in that role following the Closing. Mr. Mylod is the Managing Partner of Annox Capital Management, a private investment firm that he founded in 2013. He also currently serves as the chair of the Board of Directors of Booking Holdings Inc. (Nasdaq: BKNG) and is a member of its compensation committee. He also serves as chair of the Board of Directors of Vroom, Inc. (Nasdaq: VRM) and serves as a member of its audit and compensation committees. From 1999 to 2011, Mr. Mylod held several roles with Booking Holdings, including Vice Chair, Head of Worldwide Strategy and Planning, and Chief Financial Officer. Prior to joining Booking Holdings, Mr. Mylod was a Principal at Stonington Partners, a private equity investment firm. He served on the Board of Directors and audit committee of Redfin, Inc. (Nasdaq: RDFN) from 2014 to 2022. Mr. Mylod served as a member of the Board of Directors and audit and compensation committees of Dropbox, Inc. (Nasdaq: DBX) from 2014 to 2021. Between 2015 to 2017, Mr. Mylod served as a member of the Board of Directors of Autobytel, a company that facilitates the buying and selling of cars online. From 2001 until 2017, he served as a member of the Board of Directors of EverBank, a U.S. savings bank providing online and mobile banking and financial services, and served on EverBank’s compensation committee and as the chairman of the nominating and corporate governance committee from 2012 to 2017. Mr. Mylod served as a member of the Board of Directors of Novocure, a cancer treatment company, and on its audit committee, from 2012 to 2017, and on its nominating and corporate governance committee from 2015 to 2017. He also serves as a member of the Board of Directors of several private companies. Mr. Mylod graduated from the University of Michigan with a Bachelor’s of Arts in English and received his Master of Business Administration from the University of Chicago Graduate School of Business.

We believe that Mr. Mylod is qualified to serve on our Board of Directors based on his extensive experience on public company Boards, and in particular, his focus on high-tech investments.
Glen Schwaber has served as a member of our Board of Directors since 2013 and is expected to continue in that role following the Closing. Mr. Schwaber is a founding partner of MoreVC, formerly known as Israel Cleantech Ventures, an early stage venture capital firm located in Israel. Mr. Schwaber has nearly thirty years of experience in Israeli technology finance and has been on the Board of Directors of Scodix Ltd. since 2008, Vayyar Imaging Ltd. since 2012, Ubeya Technologies Ltd. since 2019, Tolstoy Ltd. since 2021 and Imagindairy Ltd. since 2021. In addition, he serves on the investment committee of the Momentum Fund of Ramot, Tel Aviv University’s technology research investment fund. Previously, Mr. Schwaber served as Co-Chairman of the Board of Directors of Katef Le Katef, an organization that assists economically underprivileged families break their cycle of poverty. He is a co-founder of the Tasa Fellowship for Ethiopian-Israeli college students, and of Lakita, Israel’s first non-profit crowdfunding platform for supporting teacher-generated projects in Jewish and Arab public schools throughout the country. Mr. Schwaber has been actively involved in supporting private/public partnership efforts towards improving education, infrastructure and employment opportunities for Palestinian residents of East Jerusalem and is a member of the East Jerusalem Philanthropic Forum being run under the auspices of the Joint Distribution Committee. He also serves on the Advisory Board of Tmura, the Israeli Public Service Venture Fund which harnesses involvement of the high-tech community in non-profit activity in Israel. Mr. Schwaber graduated from Harvard College with a Bachelor of Arts in Government and received a Master of Public Policy from the Harvard University Kennedy School.
We believe that Mr. Schwaber is qualified to serve on our Board of Directors based on his extensive investment and operational experience in emerging markets.
Ezra M. Gardner will become a member of our Board of Directors upon Closing. Since October 2021, Mr. Gardner has been the Chief Executive Officer of Gesher I Acquisition Corp., a blank check company which completed a $115 million IPO in October 2021, and which announced in May 2022 its intention to merge with Freightos. Since 2012, Mr. Gardner has served as a Partner and Portfolio Manager at Varana Capital, LLC, an investment firm he co-founded. Varana Capital is a private investment fund focusing on both private and public security investments. As part of the Varana investment strategy of cooperative engagement, Mr. Gardner sits on or advises the Boards of multiple public and private companies, working with each on strategic planning, operational dynamics, and balance sheet needs/restructuring. From 2009 to 2012, Mr. Gardner served as the Managing Partner and Portfolio Manager of Omnium Capital, LLC, a family office he co-founded in Tel Aviv, Israel. From 2005 to 2009, he was at UBS where he served as a Portfolio Manager and most recently Head of UBS’ US Equity Portfolio for the Fundamental Investment Group where he also sat on the US Trading Committee (Management Board for the US Equities Business). From 2001 to 2005, he served in senior analyst roles at MSD Capital (Michael Dell family fund management office). From 1999 to 2001, he served as an analyst in the Investment Banking Group at JP Morgan. Mr. Gardner currently serves on the Board of Directors of Galileo Wheel and Neureality, both Israeli-based private businesses. He formerly served on the Board of Fortress Global Enterprises, where he held roles on the governance, compensation, audit and investment committees. Mr. Gardner received a Bachelor of Arts in Economics (with honors) and a Bachelor of Arts in International Relations from Brown University.
We believe that Mr. Gardner is qualified to serve on our Board of Directors based on his extensive investment and operational experience.
Family Relationships
There are no family relationships between any of our executive officers and our directors.
Arrangements for Election of Directors and Members of Management
Following the Closing, there will be no arrangements or understandings with major shareholders or others pursuant to which any of our executive officers or directors are selected.
Corporate Governance Practices
After the Closing, we will be a “foreign private issuer,” under the securities laws of the U.S. and the rules of Nasdaq. Under the applicable securities laws of the U.S., “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. Under Nasdaq’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, Nasdaq permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of Nasdaq. Accordingly, our shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.
In addition, we are an “emerging growth company” as defined in the JOBS Act and have elected to comply with certain reduced public company reporting requirements.
Independence of Directors
As a result of the Freightos Ordinary Shares being listed on Nasdaq following consummation of the Business Combination, we will adhere to the rules of Nasdaq in determining whether a director is independent. Our Board of Directors has consulted, and will consult, with its counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Board Leadership Structure and Role in Risk Oversight
Upon consummation of the Business Combination, Dr. Schreiber will be appointed as Chairman of the Board and remain as Chief Executive Officer of Freightos.
We believe that our Board of Directors should retain the flexibility to appoint the appropriate person to the position of Chairman of the Board, whether that person be our Chief Executive Officer or not. As such, our Chief Executive Officer will also serve as Chairman of the Board. We believe that Freightos, like many other companies, is well-served by this structure because it provides for more effective leadership and recognizes that in many cases one person should speak for and lead both the Company and the Board. Further, Dr. Schreiber founded Freightos and has been our Chief Executive Officer and chaired each meeting of the Board since inception. We believe that this structure demonstrates for our employees, customers and other business partners that we are under strong leadership. It also eliminates the potential for confusion or duplication of efforts.
In addition, we will appoint Michael Eisenberg as our lead independent director. In that role, Mr. Eisenberg has the authority to preside at executive sessions of the Board and at other Board meetings when the Chairman is not present, provide input to Board agendas and materials provided for Board meetings, call meetings of the independent directors, serve as liaison on Board-wide issues between the independent directors and the Chairman, and retain advisors and counsel to report to the Board. By having a lead independent director, coupled with the other oversight functions delegated to various Board committees comprised of independent directors, we believe that our governance structure provides ample opportunity for effective oversight and risk management.
We believe in the importance of independent oversight. We will look to ensure that this oversight is truly independent and effective through a variety of means.
Meetings and Committees of the Board of Directors
Prior to the consummation of the Business Combination, we will establish a separately standing audit committee, compensation committee, and nominating and corporate governance committee.
Audit Committee Information
Prior to the consummation of the Business Combination, we will establish an audit committee comprised of independent directors. It is expected that the audit committee will initially consist of Ezra Gardner and Inna Kuznetsova. Because we will be a foreign private issuer, we will not be required to and, in reliance on home country practice, we do not intend to, have a minimum of three members on our audit committee. Each of the members of the audit committee will be independent under the applicable Nasdaq listing standards. The audit committee will have a written charter. The purpose of the audit committee will be, among other things, to appoint, retain, set compensation of, and supervise our independent accountants, review the results and scope of the audit and other accounting related services and review our accounting practices and systems of internal accounting and disclosure controls.
Financial Experts on Audit Committee
The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we will be required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.
Ezra Gardner will serve as a financial expert on the audit committee.
Compensation Committee Information
Prior to the consummation of the Business Combination, we will establish a compensation committee. It is expected that the compensation committee will initially consist of Inna Kuznetsova, Glen Schwaber and Ezra Gardner. The compensation committee will have a written charter. The purpose of the compensation committee will be to review and approve compensation paid to our officers and directors and to administer our incentive compensation plans, if any, including authority to make and modify awards under such plans.
The compensation committee assists the Board in determining its responsibilities in relation to remuneration, including, amongst other matters, making recommendations to the Board on the Company’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors and recommending and monitoring the remuneration of senior management below Board level.
Nominating and Corporate Governance Committee
Prior to the consummation of the Business Combination, we will establish a nominating and corporate governance committee. It is expected that the nominating and corporate governance committee will consist of Michael Eisenberg, Udo Lange and Glen Schwaber and be responsible, among other things, for:
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selecting the director slate (or recommend the slate to the full Board of Directors);

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overseeing Board governance;

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developing Board meeting procedures; and

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evaluating the effectiveness of the Board and its committees.

Corporate Governance Practices
As a foreign private issuer, we may generally follow home country practice with respect to certain matters of corporate governance in lieu of the comparable governance provisions of Nasdaq listing rules, except for certain matters including the composition and responsibilities of the audit committee and the independence of its members within the meaning of the rules and regulations of the SEC.
We intend to follow home country practice in lieu of Nasdaq corporate governance requirements with respect to the following Nasdaq requirements:
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Executive Sessions.   We will not be required to and, in reliance on home country practice, we may not, comply with certain Nasdaq rules requiring our independent directors to meet in regularly scheduled executive sessions at which only independent directors are present. We will follow Cayman

Islands practice which does not require independent directors to meet regularly in executive sessions separate from the full Freightos Board.
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Proxy Statements.   We will not be required to and, in reliance on home country practice, we may not, comply with certain Nasdaq rules regarding the solicitation proxies and the provision of proxy statements for all meetings of shareholders. We will follow Cayman Islands practice which does not impose a regulatory regime for the solicitation of proxies and the provision of proxy statements.

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Shareholder Approval.   We will not be required to and, in reliance on home country practice, we do not intend to, comply with certain Nasdaq Rule 5635 regarding shareholder approval for certain issuances of securities in connection with the acquisition of shares or assets of another company under certain circumstances, a change of control, the establishment of or amendments to equity-based compensation plans and private placements. In accordance with the provisions of the Freightos A&R Articles, the Freightos Board is authorized to issue securities, including ordinary shares, warrants and convertible notes on such terms as it considers appropriate.

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Audit Committee Composition.   We will not be required to and, in reliance on home country practice, we do not intend to, have a minimum of three members on our audit committee. We will follow Cayman Islands practice which does not impose a minimum number of audit committee members and expect that our audit committee will initially consist of Ezra Gardner and Inna Kuznetsova.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions — Gesher
Related Party Loans
On March 15, 2022, the Sponsor loaned to Gesher an aggregate of $450,000 for working capital purposes. The loan is evidenced by a promissory note, which is non-interest bearing and payable upon Gesher’s consummation of a business combination with one or more businesses or entities. Upon consummation of a business combination, the Sponsor will have the option, but not the obligation, to convert the principal balance of the promissory note, in whole or in part, into Gesher Warrants, each to purchase one Gesher Ordinary Share at an exercise price of $11.50 per share. The Gesher Warrants issued as a result of conversion of the promissory note will be identical to the warrants issued by Gesher in its IPO.
On March 18, 2022, the Sponsor loaned to Gesher an aggregate of $64,945 for working capital purposes. The loan is evidenced by a promissory note, which is non-interest bearing and payable upon Gesher’s consummation of a business combination with one or more businesses or entities. Upon consummation of a business combination, the Sponsor will have the option, but not the obligation, to convert the principal balance of the promissory note, in whole or in part, into Gesher Warrants, each to purchase one Gesher Ordinary Share at an exercise price of $11.50 per share. The Gesher Warrants issued as a result of conversion of the promissory note will be identical to the warrants issued by the Gesher in its IPO.
On June 5, 2022, the Sponsor loaned to Gesher an aggregate of $250,000 for working capital purposes. The loan is evidenced by a promissory note, which is non-interest bearing and payable upon Gesher’s consummation of a business combination with one or more businesses or entities. Upon consummation of a business combination, the Sponsor will have the option, but not the obligation, to convert the principal balance of the promissory note, in whole or in part, into Gesher Warrants, each to purchase one Gesher Ordinary Share at an exercise price of $11.50 per share. The Gesher Warrants issued as a result of conversion of the promissory note will be identical to the warrants issued by the Gesher in its IPO.
On August 29, 2022, the Sponsor loaned to Gesher an aggregate of $250,000 for working capital purposes. The loan is evidenced by a promissory note, which is non-interest bearing and payable upon Gesher’s consummation of a business combination with one or more businesses or entities. Upon consummation of a business combination, the Sponsor will have the option, but not the obligation, to convert the principal balance of the promissory note, in whole or in part, into Gesher Warrants, each to purchase one Gesher Ordinary Share at an exercise price of $11.50 per share. The Gesher Warrants issued as a result of conversion of the promissory note will be identical to the warrants issued by the Gesher in its IPO.
If Gesher does not consummate a business combination, the Sponsor’s promissory notes will not be repaid and all amounts owed under the Sponsor’s promissory notes will be forgiven except to the extent that Gesher has funds available to it outside of the Trust Account. The issuances of the Sponsor’s promissory notes were exempt pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.
Related Party Agreements
On October 12, 2021, Gesher and High House entered into an Administrative Services Agreement (the “Administrative Services Agreement”), pursuant to which High House made and continues to make available to Gesher certain office space and administrative and support services as may be required by Gesher from time to time, situated at Hagag Towers, North Tower, Floor 24, Haarba 28, Tel Aviv, Israel (or any successor location). In exchange therefore, Gesher has agreed to pay High House the sum of $10,000 per month on the effective date of the Administrative Services Agreement and continuing monthly thereafter until the termination date contemplated by the Administrative Services Agreement. High House has agreed that it does not have any right, title, interest or claim of any kind in or to any monies that are held in the Trust Account and has waived any claim it may have as a result of, or arising out of, any negotiations, contracts or agreements with Gesher and has agreed not to seek recourse against the Trust Account for any reason. High

House is a related party because Omri Cherni, the Chief Operating Officer and a director of Gesher, serves as its chief executive officer.
Certain Relationships and Related Person Transactions — Freightos
Investors’ Rights Agreement and Current Freightos Articles
Pursuant to the Investors’ Rights Agreement and the Current Freightos Articles, certain holders of Freightos Preferred Shares have rights to appoint five of the eight members of the Freightos Board, holders of a majority of the Freightos Ordinary Shares have the right to appoint two members of the Freightos Board, and the members of the Freightos Board appointed by holders of Freightos Preferred Shares and Freightos Ordinary Shares have the right to appoint one additional member of the Freightos Board, who must be an industry expert. In addition, pursuant to the Investors’ Rights Agreement and the Current Freightos Articles, certain Freightos shareholders are entitled to, among other things, certain registration rights, information rights, board observer rights, rights of first refusal, co-sale rights and consent rights with respect to certain decisions. Pursuant to the Business Combination Agreement, Freightos agreed to cause the Investors’ Rights Agreement and all similar agreements to terminate, effective at or prior to the Closing.
Registration Rights Agreement
On or prior to the Closing, Freightos will enter into the Freightos Registration Rights Agreement pursuant to which Freightos will grant certain registration rights to certain Freightos shareholders with respect to the Freightos Ordinary Shares. The Freightos Registration Rights Agreement provides, among other things, certain Freightos shareholders with demand registration rights in the event of an underwritten offering (no more than two in any twelve-month period, as well as piggyback registration rights in the event Freightos or any holder of Freightos equity securities conducts a registered offering. Furthermore, the Freightos Registration Rights Agreement provides that Freightos will pay certain expenses relating to such registrations and indemnify the securityholders party to the Freightos Registration Rights Agreement against certain liabilities.
Agreements with Directors and Officers
Employment Agreements
Freightos entered into written employment agreements with each of its executive officers. The agreements provide the terms of each individual’s employment with Freightos. Each employment agreement contains provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. The enforceability of the non-competition covenants is subject to limitations. Either Freightos or the executive officer may terminate the applicable executive officer’s employment by giving advance written notice to the other party. Freightos may also terminate an executive officer’s employment agreement for cause (as defined in the applicable employment agreement).
Options
Freightos has granted options to purchase Freightos Ordinary Shares to all of its employees, including its executive officers under its equity incentive plans. For more information about the Freightos equity incentive plans, please refer to the section of this proxy statement/prospectus entitled “Director and Executive Compensation — Equity Incentive Plans.”
Indemnification and Insurance
Freightos entered into indemnification agreements with each of its directors and officers and purchased directors’ and officers’ liability insurance. The indemnification agreements and the Current Freightos Articles require Freightos to broadly indemnify its directors and officers. In addition, the indemnification agreements and the Current Freightos Articles require Freightos to, among other things, advance expenses incurred by its directors and officers in connection with certain legal proceedings.
The Freightos A&R Articles, which will be effective upon the Closing, will contain provisions limiting the liability of directors and officers, require Freightos to indemnify each of its directors and officers to the fullest extent permitted under applicable law and permit Freightos to purchase and maintain directors’ and officers’ liability insurance.
Relationship with Qatar Airways
Strategic Agreement
Freightos and Qatar Airways entered into a strategic agreement, dated March 17, 2021, pursuant to which, among other things, Freightos agreed to provide certain electronic booking services at discounted rates, as well as to offer certain SaaS license discounts, to Qatar Airways. In connection with the execution of the PIPE Agreement, Freightos and Qatar Airways entered into an amended and restated strategic agreement, dated March 31, 2022, pursuant to which, among other adjustments, the term of the arrangement between Freightos and Qatar Airways was extended for five years following the Closing, subject to early termination based on the ownership level of Qatar Airways, together with its affiliates, in Freightos.
PIPE Agreement
Concurrently with the execution of the Business Combination Agreement, Gesher, Freightos and the PIPE Investor, an affiliate of Qatar Airways, entered into the PIPE Agreement pursuant to which the PIPE Investor committed to the PIPE Financing. Each of the PIPE Investor and Qatar Airways is a shareholder of Freightos. Under the PIPE Agreement, the obligations of the parties to consummate the PIPE Financing are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) all conditions precedent under the Business Combination Agreement having been satisfied or waived, (ii) the accuracy of representations and warranties of Freightos and Gesher in the Business Combination Agreement, (iii) Freightos material compliance with covenants and agreements in the PIPE Agreement, (iv) the absence of a legal prohibition on consummating the PIPE Financing, and (v) the approval for listing of Freightos Ordinary Shares on Nasdaq. The PIPE Agreement provides certain resale registration rights to the PIPE Investor with respect to the Freightos Ordinary Shares held by the PIPE Investor and Qatar Airways and acquired in connection with the PIPE Financing and the Recapitalization.
DACC
Freightos established a Digital Air Cargo Council (the “DACC”) with the intent of bringing together cargo airline groups committed to pioneering digital air cargo and driving industry digitalization efforts to improve airline cargo efficiency and air cargo customer experience for forwarders and end-customers. As of the date of this proxy statement/prospectus, three airline groups, including Qatar Airways, have joined the DACC. Freightos may invite up to two more airlines to join the DACC. Freightos issued 27,000 Freightos Ordinary Shares to each airline group upon establishment of the DACC, and each airline group is eligible to receive approximately 135,000 additional Freightos Ordinary Shares upon attaining certain ebooking targets. Each of those airline groups negotiated and entered into a rates and ebookings transmission agreement with Freightos, which established fees charged which, in some cases, are more favorable than terms generally available to a third-party under the same or similar circumstances.
Commercial Agreements
Freightos entered into certain commercial agreements with subsidiaries of Singapore Exchange Limited (“SGX”) in connection with certain ocean cargo indexes. The Baltic Exchange, a subsidiary of SGX, serves as benchmark administrator for the indexes, and Freightos serves as the calculating agent of these indexes. In addition, the parties share the revenue from the sale of certain data used in calculating the indexes. Asian Gateway Investments Pte. Ltd. is a subsidiary of SGX and a shareholder of Freightos.
Freightos entered into certain commercial agreements with subsidiaries of FedEx Corporation for SaaS licenses, customs brokerage services and data services. Those agreements were negotiated between the parties and, in some cases, contain terms more favorable than those generally available to a third-party under the same or similar circumstances. One of FedEx Corporation’s subsidiaries, which is not a party to the aforementioned commercial agreements, is a shareholder of Freightos.

Procedures for Related Party Transactions
Upon the Closing, the Freightos board of directors will adopt a written code of ethics. Under the code of ethics, Freightos employees, officers and directors will be discouraged from entering into any transaction that may cause a conflict of interest for Freightos, unless such transaction has been specifically authorized by the appropriate persons within Freightos. In addition, the code of ethics will require that potential conflicts of interest, including related party transactions, be reported to the appropriate persons within Freightos for review. Pursuant to its charter, the Freightos audit committee will be required to approve any related-party transactions (as defined in the charter), including those transactions involving Freightos directors or officers. In approving or rejecting such proposed transactions, the audit committee will be required to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. The audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, Freightos’ best interests, as the audit committee determines in the good faith exercise of its discretion.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain material U.S. federal income tax considerations of the Business Combination to U.S. Holders (as defined below) of Gesher Ordinary Shares and Gesher Warrants (together, the “Gesher Securities”). The following discussion also summarizes certain material U.S. federal income tax consequences to U.S. Holders (as defined below) of Gesher Ordinary Shares that elect to have their Gesher Ordinary Shares redeemed for cash, and the material U.S. federal income tax consequences of the ownership and disposition of Freightos Ordinary Shares and Freightos Warrants following the Business Combination. This discussion applies only to U.S. Holders of Gesher Securities, Freightos Ordinary Shares and/or Freightos Warrants, as the case may be, that are held as “capital assets” (generally, property held for investment) within the meaning of Section 1221 the Code.
The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of Gesher Ordinary Shares or the acquisition, ownership and disposition of Freightos Ordinary Shares and Freightos Warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum tax or Medicare contribution tax considerations and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, regulations promulgated by the U.S. Department of the Treasury thereunder (“Treasury Regulations”), judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither Gesher nor Freightos has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take, or a court will not sustain, a contrary position regarding the tax considerations discussed below.
This discussion does not address all U.S. federal income tax considerations relevant to a holder’s particular circumstances. In addition, it does not address considerations relevant to holders subject to special rules, including, without limitation:
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persons that are not U.S. Holders;

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the Sponsor and its direct and indirect owners, and officers or directors of Gesher;

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banks, insurance companies, and certain other financial institutions;

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regulated investment companies and real estate investment trusts;

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brokers, dealers or traders in securities;

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traders in securities that elect to mark to market;

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tax-exempt organizations or governmental organizations;

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U.S. expatriates and former citizens or long-term residents of the United States;

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persons holding Gesher Securities, Freightos Ordinary Shares and/or Freightos Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to Gesher Securities, Freightos Ordinary Shares and/or Freightos Warrants, as the case may be, being taken into account in an applicable financial statement;

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persons that actually or constructively own 5% or more (by vote or value) of the outstanding Gesher Securities or, after the Business Combination, the Freightos Ordinary Shares;

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“controlled foreign corporations,” PFICs and corporations that accumulate earnings to avoid U.S. federal income tax;

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S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

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U.S. Holders having a functional currency other than the U.S. dollar;

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persons subject to the “base erosion and anti-abuse” tax;

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persons who hold or received Gesher Securities, Freightos Ordinary Shares and/or Freightos Warrants, as the case may be, pursuant to the exercise of any employee share option or otherwise as compensation; and

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pension plans and tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of Gesher Securities and Freightos Ordinary Shares and/or Freightos Warrants, as the case may be, that is for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Gesher Securities, Freightos Ordinary Shares and/or Freightos Warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO U.S. HOLDERS OF GESHER SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING FREIGHTOS ORDINARY SHARES AND FREIGHTOS WARRANTS TO ANY PARTICULAR U.S. HOLDER WILL DEPEND ON THE U.S. HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF GESHER SECURITIES, FREIGHTOS ORDINARY SHARES AND FREIGHTOS WARRANTS.
U.S. Holders
U.S. Federal Income Tax Considerations of the Business Combination.
U.S. Federal Income Tax Treatment of the Business Combination Generally
This section is subject in its entirety to the discussion in the section below titled “— Passive Foreign Investment Company Rules”.
Tax Consequences of the Business Combination if it qualifies as a Reorganization Within the Meaning of Section 368(a) of the Code
The parties to the Business Combination Agreement intend for the Business Combination to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “reorganization”). Although the remainder of this discussion assumes that the Business Combination will so qualify, there are significant legal and factual uncertainties with respect to such qualification. For instance, to qualify as a reorganization, the acquiring corporation must continue, either directly or indirectly through certain related entities, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations promulgated under section 368 of the Code. However, there is no direct guidance as to how such rules are applied in the case of an acquisition of a corporation with only investment-type assets, such as Gesher. In addition, the qualification of the Business Combination as a reorganization will be based on facts which cannot be confirmed until the time of closing or following the closing, including the extent to which Gesher shareholders exercise their redemption rights with respect to their Gesher Securities.
The Closing is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither Gesher nor Freightos intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as a reorganization or that a court would not sustain such a challenge by the IRS. If the Business Combination qualifies as a reorganization, U.S. Holders will generally not recognize gain or loss as a result of the Business Combination. See further detail below in the section titled U.S. Holders Exchanging Gesher Securities for Freightos Ordinary Shares and/or Freightos Warrants.
Tax Consequences of the Business Combination if it does not qualify as a Reorganization Within the Meaning of Section 368(a) of the Code
If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, it is the opinion of Bryan Cave Leighton Paisner LLP that the First Merger, taken together with the PIPE Investment, the investments made under the FPA Backstop Agreement and Backstop Agreement and the Recapitalization (collectively, the “Additional Transactions”), are part of a plan that qualifies for tax-deferred treatment as an exchange described in Section 351 of the Code. However, there are legal uncertainties as to such qualification. For instance, in order for the First Merger and the Additional Transactions to qualify as an exchange under Section 351 of the Code, the control requirement under Section 368(c) of the Code must be met, and there is an absence of direct guidance as to how the Recapitalization would be treated under such rules. Neither Gesher nor Freightos intend to request a ruling from the IRS regarding the qualification of the First Merger as part of an exchange described in Section 351 of the Code. Accordingly, no assurance can be given that the IRS would not challenge the treatment by a Gesher shareholder that the First Merger and the Additional Transactions, taken together, qualifies as an exchange under Section 351 of the Code or that a court would not sustain such a challenge by the IRS. If the First Merger, taken together with the Additional Transactions, qualifies as an exchange under Section 351 of the Code, U.S. Holders will generally not recognize gain or loss upon the exchange of their Gesher Ordinary Shares for Freightos Ordinary Shares, but U.S. Holders of Gesher Warrants will generally recognize gain or loss upon the exchange of their Gesher Warrants for Freightos Warrants.
If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the First Merger, taken together with the Additional Transactions, does not qualify as an exchange under Section 351 of the Code, a U.S. Holder of Gesher Securities generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of Freightos Ordinary Shares and/or Freightos Warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s adjusted tax basis in the Gesher Securities surrendered by such U.S. Holder in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the Gesher Securities for more than one year (or short-term capital gain or loss otherwise). It is unclear, however, whether the redemption rights with respect to Gesher Ordinary Shares have suspended the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the Freightos Ordinary Shares and/or Freightos Warrants received in the Business Combination, if any, would not include the holding period for the Gesher Securities surrendered in exchange therefor and would begin on the day following the Closing Date.
The remainder of this discussion of the U.S. federal income tax considerations with respect to the Business Combination assumes that the Business Combination will qualify as a reorganization.

U.S. Holders Exchanging Gesher Securities for Freightos Ordinary Shares and/or Freightos Warrants
This section is subject in its entirety to the discussion in the section below titled “— Passive Foreign Investment Company Rules”.
If the Business Combination qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder generally should not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder either (i) exchanges only Gesher Ordinary Shares (but not Gesher Warrants) for Freightos Ordinary Shares, (ii) exchanges Gesher Warrants for Freightos Warrants, or (iii) both exchanges Gesher Ordinary Shares for Freightos Ordinary Shares and exchanges its Gesher Warrants for Freightos Warrants.
In such a case, the aggregate tax basis of the Freightos Ordinary Shares received by a U.S. Holder in the Business Combination will be equal to the aggregate adjusted tax basis of the Gesher Ordinary Shares surrendered in exchange therefor. The tax basis in a Freightos Warrant received by a U.S. Holder in the Business Combination should be equal to the adjusted tax basis of a Gesher Warrant exchanged therefor. The holding period of the Freightos Ordinary Shares or Freightos Warrants received by a U.S. Holder in the Business Combination should include the period during which the Gesher Ordinary Shares or Gesher Warrants exchanged therefor were held by such U.S. Holder. It is unclear whether the redemption rights with respect to Gesher Ordinary Shares have suspended the running of the applicable holding period.
Notwithstanding the discussion below under the subsection titled “— U.S. Holders Exercising Redemption Rights with Respect to Gesher Ordinary Shares”, if a U.S. Holder exercises its redemption rights to receive cash from the Trust Account in exchange for only a portion of its Gesher Ordinary Shares, such redemption may be treated as integrated with the Business Combination rather than as a separate transaction. In such case, cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in a “reorganization”. Under this characterization, such U.S. Holder may be required to recognize more gain or income than if the redemption of Gesher Ordinary Shares was treated as a separate transaction from the exchange pursuant to the Business Combination, and would not be entitled to recognize any loss with respect to its redeemed Gesher Ordinary Shares.
Additional Reporting Requirements
Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to Freightos in connection with the Business Combination. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Freightos Ordinary Shares, subject to certain exceptions, by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Freightos Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Freightos Ordinary Shares.
U.S. Holders Exercising Redemption Rights with Respect to Gesher Ordinary Shares
This section is subject in its entirety to the discussion in the subsection below titled “— Passive Foreign Investment Company Rules”. In the event that a U.S. Holder’s Gesher Ordinary Shares are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of Gesher Ordinary Shares treated as held by the U.S. Holder relative to all of the Gesher Ordinary Shares outstanding, both before and after the redemption.
The redemption of Gesher Ordinary Shares generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution, as specified in Section 302(d) of the Code and subject to tax treatment under Section 301 of the Code) if the redemption (i) results in a “complete termination” of the U.S.

Holder’s interest in Gesher, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only Gesher Ordinary Shares actually owned by such U.S. Holder but also Gesher Ordinary Shares constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option (including the Gesher Warrants).
There will be a complete termination of a U.S. Holder’s interest if either: (i) all of the Gesher Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed, or (ii) all of the Gesher Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and Treasury Regulations, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares.
In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption.
The redemption of Gesher Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Gesher. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Gesher will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate voting interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders of Gesher Ordinary Shares should consult their own tax advisors as to the tax consequences of redemption.
If the redemption of Gesher Ordinary Shares qualifies as a sale of stock by a U.S. Holder under Section 302 of the Code, the U.S. Holder generally would recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Gesher Ordinary Shares redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such U.S. Holder’s Gesher Ordinary Shares generally will equal the cost of such shares.
If the redemption of Gesher Ordinary Shares does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Gesher Ordinary Shares. Any remaining excess will be treated as capital gain realized on the sale or other disposition of the Gesher Ordinary Shares.
U.S. Federal Income Tax Considerations of Ownership and Disposition of Freightos Ordinary Shares and Freightos Warrants
Distributions on Freightos Ordinary Shares.
Subject to the discussion below under the subsection titled “— Passive Foreign Investment Company Rules”, if Freightos makes distributions of cash or property on the Freightos Ordinary Shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of Freightos’ current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. If Freightos does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.
Subject to the discussion below under the subsection titled “— Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:
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either (a) the shares are readily tradable on an established securities market in the United States, or (b) Freightos is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

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Freightos is neither a PFIC (as discussed below under below under the subsection titled “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for Freightos’ taxable year in which the dividend is paid or the preceding taxable year;

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the U.S. Holder satisfies certain holding period requirements; and

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the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

It is not expected that Freightos will be eligible for benefits of an applicable comprehensive income tax treaty with the United States. In addition, the Freightos Ordinary Shares are expected to be listed on Nasdaq (which is an established securities market in the United States), but there can be no assurance that they will be “regularly traded” for purposes of these rules. Furthermore, Freightos will not constitute a “qualified foreign corporation” for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See the subsection titled “— Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Freightos Ordinary Shares.
Subject to certain exceptions, dividends on Freightos Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Freightos with respect to the Freightos Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”
Sale, Exchange, Redemption or Other Taxable Disposition of Freightos Ordinary Shares and Freightos Warrants.
Subject to the discussion below under the subsection titled “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Freightos Ordinary Shares or Freightos Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Freightos Ordinary Shares and/or Freightos Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Freightos Ordinary Shares or Freightos Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Freightos Ordinary Shares and/or Freightos Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.
Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. U.S. Holders are urged to consult their own tax advisor regarding the ability to claim a foreign tax credit and the potential application of a U.S. tax treaty to such U.S. Holder’s particular circumstances.

Exercise or Lapse of a Freightos Warrant
A U.S. Holder generally will not recognize gain or loss upon the acquisition of a Freightos Ordinary Share on the exercise of a Freightos Warrant for cash. A U.S. Holder’s initial tax basis in its Freightos Ordinary Shares received upon exercise of the Freightos Warrant generally should equal the sum of its tax basis in the Gesher Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for an Freightos Ordinary Share received upon exercise of the Freightos Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Freightos Warrant and will not include the period during which the U.S. Holder held the Freightos Warrant. If a Freightos Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Freightos Warrant.
The tax consequences of a cashless exercise of a Freightos Warrant are unclear under current tax law. Subject to the PFIC rules discussed under “— Passive Foreign Investment Company Rules” below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Freightos Ordinary Shares received generally would equal the U.S. Holder’s basis in the Freightos Warrants exercised therefor. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in the Freightos Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Freightos Warrants and will not include the period during which the U.S. Holder held the Freightos Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Freightos Ordinary Shares would include the holding period of the Freightos Warrants exercised therefor.
It is also possible that a cashless exercise of a Freightos Warrant should be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of Freightos Ordinary Shares and Freightos Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the aggregate exercise price for the total number of warrants to be exercised. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the U.S. Holder would recognize capital gain or loss with respect to the Freightos Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the Freightos Ordinary Shares that would have been received in a regular exercise of the Freightos Warrants deemed surrendered, net of the aggregate exercise price of such Freightos Warrants and (ii) the U.S. Holder’s tax basis in such Freightos Warrants. In this case, a U.S. Holder’s aggregate tax basis in the Freightos Ordinary Shares received would equal the sum of (i) the U.S. Holder’s tax basis in the Freightos Warrants deemed exercised and (ii) any gain recognized by such U.S. Holder in the exchange. A U.S. Holder’s holding period for the Freightos Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Freightos Warrants and would not include the period during which the U.S. Holder held the Freightos Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. Holder’s holding period would commence with respect to any Freightos Ordinary Shares received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of Freightos Warrants.
Possible Constructive Distributions
The terms of each Freightos Warrant provide for an adjustment to the number of Freightos Ordinary Shares for which the Freightos Warrant may be exercised or to the exercise price of the Freightos Warrant in certain events, as discussed under the section titled “Description of Share Capital and Freightos Articles — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Freightos Warrant would, however, be treated as receiving a constructive distribution from Freightos if, for example, the adjustment increases the holder’s proportionate interest in Freightos’ assets or earnings and profits (for instance, through an increase in the number of Freightos Ordinary Shares that would be obtained upon exercise of such warrant), which is taxable to the U.S. Holders of such shares as described under the subsection titled “— Distributions on Freightos Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Freightos Warrant received a cash distribution from Freightos equal to the fair market value of such increased interest.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of the Gesher Ordinary Shares or Freightos Ordinary Shares could be materially different from that described above, if Gesher and/or Freightos are treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:
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at least 75% of its gross income for such year is passive income; or

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at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, Gesher and Freightos will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Freightos or Gesher, as applicable, owns, directly or indirectly, 25% or more (by value) of the stock.
Because Gesher is a blank check company, with no current active business, we believe that it is likely that Gesher will meet the PFIC asset or income test for 2021 and its current taxable year. Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. However, the applicability of the start-up exception to Gesher is uncertain, and Gesher believes that it would likely be classified as a PFIC for its current taxable year that will end as a result of the Business Combination. The actual PFIC status of Gesher for 2021, its current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to the status of Gesher as a PFIC for its current taxable year or any future taxable year.
Freightos believes it is not currently, and has never been, a PFIC. However, there can be no assurances in this regard, nor can there be any assurances that Freightos will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Freightos can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.
Whether Freightos or any of its respective subsidiaries are treated as a PFIC is determined on an annual basis. The determination of whether Freightos or any of its respective subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of Freightos’ income and assets, and the market value of it and its subsidiaries’ shares and assets. Changes in the composition of Freightos’ or any of its subsidiaries’ income or composition of Freightos’ or any of its subsidiaries’ assets may cause it to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if Freightos were considered a PFIC at any time that a U.S. Holder owns Freightos Ordinary Shares or Freightos Warrants, Freightos would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Freightos Ordinary Shares or Freightos Warrants at their fair market value on the last day of the last taxable year in which Freightos is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the Freightos Ordinary Shares or Freightos Warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Freightos subsequently becomes a PFIC.
PFIC Rules — Business Combination
As discussed above, based upon the composition of its income and assets, Gesher believes that it would likely be considered a PFIC for its current taxable year that ends as a result of the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of Gesher Ordinary Shares in connection with the Business Combination if:
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Gesher were classified as a PFIC at any time during such U.S. Holder’s holding period for such Gesher Ordinary Shares; and

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the U.S. Holder had not timely made, effective from the first taxable year of its holding period of Gesher Ordinary Shares during which Gesher qualified as a PFIC, either (a) a valid election to treat Gesher as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”) or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such Gesher Ordinary Shares.

The application of the PFIC rules to Gesher Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a Gesher Warrant) to acquire stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that a QEF election does not apply to options and no mark-to-market election (as described above) is currently available with respect to options. Therefore, if finalized in their current form, these proposed Treasury Regulations may require gain recognition on the exchange of Gesher Warrants for Freightos Warrants pursuant to the Business Combination Agreement.
The tax on any such recognized gain would be imposed based on the Excess Distribution Rules, discussed below under “— PFIC Rules — Ownership and Disposition of Freightos Ordinary Shares and Freightos Warrants by U.S. Holders.”
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of Gesher Ordinary Shares that have not made a timely QEF election or a mark-to-market election and U.S. Holders of Gesher Warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Business Combination to the extent their Gesher Ordinary Shares and/or Gesher Warrants have a fair market value in excess of their tax basis therein.
PFIC Rules — Ownership and Disposition of Freightos Ordinary Shares and Freightos Warrants by U.S. Holders
For any taxable year that Freightos is treated as a PFIC with respect to a U.S. Holder’s Freightos Ordinary Shares or Freightos Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its Freightos Ordinary Shares or Freightos Warrants (collectively, the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Freightos Ordinary Shares or Freightos Warrants will be treated as excess distributions. Under these special tax rules:
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the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Freightos Ordinary Shares and/or Freightos Warrants;

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the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Freightos is a PFIC, will be treated as ordinary income; and

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the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Freightos Ordinary Shares or Freightos Warrants cannot be treated as capital gains, even though the U.S. Holder holds the Freightos Ordinary Shares or Freightos Warrants as capital assets.
Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Freightos may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance that Freightos does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of Freightos’ subsidiaries.
If Freightos is a PFIC, a U.S. Holder of Freightos Ordinary Shares (but not Freightos Warrants) may avoid taxation under the Excess Distribution Rules described above by making a QEF election. However, a U.S. Holder may make a QEF election with respect to its Freightos Ordinary Shares only if Freightos provides U.S. Holders on an annual basis certain financial information specified under applicable U.S. Treasury Regulations. Freightos will endeavor to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the Freightos Ordinary Shares in the event Freightos is treated as a PFIC for any taxable year. There can be no assurance, however, that Freightos will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, U.S. Holders of Freightos Warrants will not be able to make a QEF election with respect to their warrants.
In the event Freightos is a PFIC, a U.S. Holder that makes a QEF election with respect to its Freightos Ordinary Shares would generally be required to include in income for each year that Freightos is treated as a PFIC the U.S. Holder’s pro rata share of Freightos’ ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Freightos Ordinary Shares. Any net deficits or net capital losses of Freightos for a taxable year would not be passed through and included on the tax return of the U.S. Holder. However, a U.S. Holder’s basis in its Freightos Ordinary Shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on its Freightos Ordinary Shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in its Freightos Ordinary Shares by a corresponding amount.
If Freightos owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Freightos providing the relevant tax information for each Lower-Tier PFIC on an annual basis.
U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election.
A U.S. Holder of Freightos Ordinary Shares (but not Freightos Warrants) may also avoid taxation under the Excess Distribution Rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The Freightos Ordinary Shares, which are expected to be listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Freightos.
If a U.S. Holder makes a valid mark-to-market election with respect to its Freightos Ordinary Shares, such U.S. Holder will include in income for each year that Freightos is treated as a PFIC with respect to such Freightos Ordinary Shares an amount equal to the excess, if any, of the fair market value of the Freightos Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Freightos Ordinary Shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the

Freightos Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Freightos Ordinary Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Freightos Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Freightos Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Freightos Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Freightos Ordinary Shares previously included in income. A U.S. Holder’s basis in the Freightos Ordinary Shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Freightos makes generally would be subject to the rules discussed above under “— Distributions on Freightos Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of Freightos Warrants will not be able to make a mark-to-market election with respect to their Freightos Warrants. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Gesher or Freightos.
A U.S. Holder that is eligible to make a mark-to-market election with respect to its Freightos Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.
A U.S. Holder of a PFIC generally is required to file an IRS Form 8621 on an annual basis. U.S. Holders are strongly encouraged to consult their own tax advisors regarding the application of the PFIC rules and the associated reporting requirements to their particular circumstances.
Information Reporting and Backup Withholding
Information reporting requirements may apply to cash received in redemption of Gesher Ordinary Shares, dividends received by U.S. Holders of Freightos Ordinary Shares, and the proceeds received on sale or other taxable disposition of Freightos Ordinary Shares or Freightos Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Gesher Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of Freightos Ordinary Shares or Freightos Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.
The preceding discussion of certain material U.S. federal tax considerations is for general information purposes only. It is not tax advice to holders of Gesher Securities, Freightos Ordinary Shares or Freightos Warrants. Each such holder should consult its own tax advisor regarding the particular U.S. federal, state and local, and non-U.S. tax considerations of purchasing, holding, and disposing of Gesher Securities, Freightos Ordinary Shares or Freightos Warrants, including the consequences of any proposed change in applicable law.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS
Since Freightos is treated as an Israeli resident company for tax purposes pursuant to a tax ruling we received from the ITA, Freightos is subject to Israeli tax as if it is an Israeli company and holders of our ordinary shares and warrants may be subject to Israeli tax. In addition, our subsidiary, Freightos Ltd, is incorporated in Israel. The following is a brief summary of certain material Israeli tax laws applicable to us, and certain Israeli government programs that may benefit us. This section also contains a discussion of material Israeli tax consequences concerning the purchase, ownership and disposition of our ordinary shares and warrants purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor or particular investment circumstances or to certain types of investors subject to special treatment under Israeli law. Examples of such investors include Israeli residents, partnerships, trusts or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that this discussion is based on tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the ITA or the courts will accept the views expressed in this discussion. The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below, possibly with a retroactive effect.
THEREFORE, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE MERGER AND OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OR WARRANTS, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.
Taxation of our Company
Corporate Tax
Israeli companies are generally subject to corporate tax. The current corporate tax rate is 23%. However, the corporate tax rate applicable to a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Beneficiary Enterprise or a Preferred Technological Enterprise (as discussed below) may be considerably lower. Real Capital Gains (as defined below) derived by an Israeli resident company are generally subject to the prevailing corporate tax rate. Under the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), a company will be considered as an “Israeli resident” if: (a) it was incorporated in Israel; or (b) the control and management of its business are operated from Israel.
Law for the Encouragement of Industry (Taxes), 5729-1969
The Law for the Encouragement of Industry (Taxes), 5729-1969 (the “Industry Encouragement Law”), provides several tax benefits for “Industrial Companies.” The Industry Encouragement Law and the regulations promulgated thereunder provide that an “Industrial Company” is an Israeli resident-company incorporated in Israel, of which 90% or more of its income in any tax year, other than income from certain government loans, capital gains, dividends and interest and linkage differentials, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area,” as defined in the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.
The following corporate tax benefits, among others, are available to Industrial Companies:
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amortization of the cost of purchased patents, rights to use a patent, and know-how, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing with the year in which the Industrial Company began to use them;

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under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

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expenses related to a public offering are deductible in equal amounts over three years commencing in the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority. There can be no assurance that our Israeli subsidiary has qualified or will continue to qualify as an Industrial Company or that the benefits described above will be available in the future.
Tax Benefits and Grants for Research and Development
Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, related to scientific research and development for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects if:
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the expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

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the research and development are for the benefit of the company; and

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the research and development are carried out by or on behalf of the company.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. Under these research and development deduction rules, no deduction is allowed for any expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that do not qualify for this special deduction are deductible in equal amounts over three years.
From time to time, our Israeli subsidiary may apply to the Israel Innovation Authority (“IIA”) for approval to allow a tax deduction for research and development expenses during the year incurred. There can be no assurance that such request will be granted.
Law for the Encouragement of Capital Investments, 5719-1959
The Investment Law provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law). Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, referred to as an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to benefits as discussed below. These benefits may include cash grants from the Israeli government and tax benefits based upon, among other things, the geographic location in Israel of the facility in which the investment is made. To qualify for these incentives, we have to comply with the requirements of the Investment Law.
The Investment Law was significantly amended effective as of April 1, 2005, as of January 1, 2011 (the “2011 Amendment”), and as of January 1, 2017 (the “2017 Amendment”). The 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. The 2017 Amendment introduced new benefits for Technological Enterprises, alongside the existing tax benefits.
The Preferred Enterprise Incentives Regime — the 2011 Amendment
The 2011 Amendment introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law). The definition of a Preferred Company includes a company incorporated in Israel that is not wholly owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 16% with respect to its Preferred Income derived by its Preferred Enterprise, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 7.5%. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a specified development zone. Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to Israeli tax at the following rates: (i) Israeli resident corporations — 0% (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, a tax rate of 20% or such lower rate as may be provided in an applicable tax treaty will apply),

(ii) Israeli resident individuals — 20%, (iii) non-Israeli residents (individuals and corporations) — 20%, subject to a reduced tax rate as may be provided under the provisions of an applicable tax treaty (in each case, subject to the receipt in advance of a valid certificate from the ITA allowing for such 20% rate or such lower treaty tax rate).
The Technological Enterprise Incentives Regime — the 2017 Amendment
The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.
The 2017 Amendment applies to “Preferred Technological Enterprises” that meet certain conditions, including: (1) the research and development, or R&D, expenses in the three years preceding the relevant tax year were at least 7% on average of the company’s annual turnover or exceeded NIS 75 million in each such year, and (2) one of the following: (a) at least 20% of the workforce (or at least 200 employees) are employees whose full salary has been paid and reported in the company’s financial statements as R&D expenses; (b) a venture capital investment approximately equivalent to at least NIS 8 million was previously made in the company and the company did not change its line of business; (c) growth in sales by an average of 25% or more over the three years preceding the relevant tax year, provided that the turnover was at least NIS 10 million in the relevant tax year and in each of the preceding three years; or (d) growth in workforce by an average of 25% or more over the three years preceding the relevant tax year, provided that the company employed at least 50 employees in the relevant tax year and in each of the preceding three years. A “Special Preferred Technological Enterprise” is an enterprise that meets conditions 1 and 2 above, and in addition belongs to a “Group” with annual consolidated revenues above NIS 10 billion.
Preferred Technological Enterprises enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in development zone “A.” In addition, a Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefited Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefited Intangible Assets were acquired from a foreign company on or after January 1, 2017, for at least NIS 200 million, and the sale received prior approval from the IIA.
“Special Preferred Technological Enterprises” enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, Special Preferred Technological Enterprises enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefited Intangible Assets” to a related foreign company if the Benefited Intangible Assets were either developed by the Special Preferred Technological Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technological Enterprise that acquires Benefited Intangible Assets from a foreign company for more than NIS 500 million should be eligible for these benefits for at least 10 years, subject to certain approvals as specified in the Investment Law.
Dividends distributed out of Preferred Technological Income to individuals or non-Israeli shareholders by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty, which, in each case, will be withheld at source (non-Israeli shareholders are required to present, in advance of payment, a valid certificate from the ITA allowing for such 20% rate or lower treaty rate). However, dividends distributed to an Israeli company are not subject to tax (although, if such dividends are subsequently distributed to individuals or non-Israeli shareholders, withholding tax at a rate of 20% or such lower rate as may be provided in an applicable tax treaty, would apply). If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the tax rate will be 4% or such lower rate as may be provided in an applicable tax treaty (in either case, subject to the receipt in advance of a valid certificate from the ITA allowing for such 4% rate or lower treaty tax rate).
We believe that our Israeli subsidiary is eligible for the tax benefits under the 2017 Amendment as a Preferred Technological Enterprise. In January 2019, our Israeli subsidiary received a tax ruling from the ITA regarding its entitlement to tax benefits as a Preferred Technological Enterprise subject to compliance with the conditions set forth in such tax ruling and in the Investment Law. The tax ruling is valid from 2018 until the tax year ending in 2022.There is no assurance that our Israeli subsidiary will meet all the terms and conditions required under the tax ruling and the Investment Law that will allow it to enjoy any tax benefits under the Investment Law.
Tax Consequences of the Merger
The merger is a taxable event and as a consequence of the merger, Freightos, Merger Sub I, Merger Sub II, the Exchange Agent, the Israeli Withholding Agent, their respective affiliates, and any other person making a payment under the Business Combination Agreement (each, a “Payor”), may be required to deduct and withhold from any merger consideration amounts required to be deducted and withheld with respect to the making of such payment under applicable legal requirements. With respect to shareholders of Gesher that own less than 5% of the issued and outstanding Gesher shares immediately prior to the Closing (on an issued and fully diluted basis and after giving effect to any Redemptions), no deduction and withholding of any Israeli taxes shall be made. The consideration payable to shareholders of Gesher that own 5% or more of the issued and outstanding Gesher shares immediately prior to the Closing (on an issued and fully diluted basis and after giving effect to any Redemptions) will be subject to Israeli withholding tax, unless each such shareholder provides a withholding certificate issued by the ITA exempting such withholding, pursuant to the procedures set forth in the Business Combination Agreement. Notwithstanding the aforesaid or anything to the contrary, if, as of the Closing, a withholding tax ruling from the ITA will be obtained, then the deduction and withholding of any Israeli taxes shall be made only in accordance with the provisions of such withholding tax ruling.
Taxation of Holders of our Shares and Warrants — General
Capital Gains Tax Applicable to Non-Israeli Resident Holders
Israeli capital gains tax is imposed on the disposition of capital assets by a non-Israeli resident if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a specific exemption is available under Israeli domestic law or under an applicable tax treaty between Israel and the seller’s country of residence. The Ordinance distinguishes between “Real Capital Gain” and “Inflationary Surplus.” The Inflationary Surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary Surplus is currently not subject to tax in Israel. The Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus. Generally, Real Capital Gain accrued by individuals on the sale of our ordinary shares or warrants will be taxed at the rate of 25%. However, if the holder is a “substantial shareholder” at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relatives or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or the power to direct the actions of someone who holds any of the aforesaid rights, regardless of the source of such right. Real Capital Gain derived by corporations generally is subject to tax at the prevailing corporate tax rate, which is currently 23%.
A non-Israeli resident that derives capital gains from the sale of shares or warrants of an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will be exempt from such Israeli capital gains tax if, among other conditions, the shares or warrants were not held through or attributable to a permanent establishment that the non-resident maintains in Israel (and certain other conditions are met). However, a non-Israeli “Body of Persons” (as defined in the Ordinance, and includes corporate entities, partnerships, and other entities) will not be entitled to the foregoing exemption if Israeli residents: (i) have, directly or indirectly, alone or together with such person’s relatives or another person who, according to an agreement, collaborates with such person on a permanent basis regarding material affairs of the company, or with another Israeli tax resident, a controlling interest of more than 25% in any of the means of control of such non-Israeli Body of Persons or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli Body of Persons, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares or warrants are deemed to be business income.
Additionally, a sale of securities by a non-Israeli resident may be exempt from such Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “U.S.-Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a U.S. resident (for purposes of the treaty) holding the shares as a capital asset and who is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty (a “Treaty U.S. Resident”) is generally exempt from such Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from such sale, exchange or disposition is attributable (as determined under the U.S.-Israel Tax Treaty) to a permanent establishment that such Treaty U.S. Resident has in Israel; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital of such company during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions; or (v) such Treaty U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares by the Treaty U.S. Resident would be subject to Israeli taxes (unless exempt under Israeli domestic law as described above).
Regardless of whether or not non-Israeli holders may be liable for Israeli capital gains tax on the sale of our ordinary shares or warrants, the payment of the consideration may be subject to the withholding of Israeli tax at source. Holders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, the ITA may require holders who are not liable for Israeli capital gains tax on such a sale to sign declarations in forms prescribed by the ITA, provide documents (including, for example, a certificate of residency) or obtain a specific exemption from the ITA to confirm their status as non-Israeli residents (and, in the absence of such declarations or exemptions, the ITA may require the purchaser of the shares to withhold tax at source).
Capital Gains Tax Applicable to Israeli Resident Holders
Generally, an Israeli resident corporation that derives capital gains from the sale of shares or warrants of an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will be subject to tax on the Real Capital Gains generated on such sale at the corporate tax rate (currently 23%). An Israeli resident individual will generally be subject to capital gains tax at the rate of 25%. However, if the individual holder is claiming a deduction of interest expenditures or is a “substantial shareholder” (as defined above) at the time of the sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%.
Individual holders dealing in securities in Israel for whom the income from the sale of shares or warrants is considered “business income” as referred to in section 2(1) of the Ordinance will be taxed at the marginal tax rates applicable to business income (up to 47% in 2022). Certain Israeli institutions that are exempt from tax under section 9(2) or section 129C(a)(1) of the Ordinance (such as exempt trust funds and pension funds) may be exempt from capital gains tax from the sale of the shares or warrants.
Taxation of Non-Israeli Shareholders on Dividends
Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source unless relief is provided in an applicable tax treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” (as defined above) at the time of receiving the dividend or at any time during the preceding 12 months, the applicable tax rate is 30%. Dividends paid on publicly traded shares, like our ordinary shares, are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether or not the recipient is a “substantial shareholder”), and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Preferred Technological Enterprise, or such lower rate as may be provided under an applicable tax treaty (provided that a certificate from the ITA allowing for such 20% withholding tax rate or lower treaty rate is obtained in advance).
For example, under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a Treaty U.S. Resident is 25%. However, generally, the maximum rate of 12.5% applies to withholding tax on dividends that are paid by an Israeli corporation to a United States corporation holding 10% or more of the outstanding voting capital of an Israeli corporation throughout the tax year in which the dividend is distributed as well as during the previous tax year, provided that not more than 25% of the gross income of the Israeli corporation for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to a Preferred Enterprise are not entitled to such reduction under the U.S.-Israel Tax Treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the condition related to the company’s gross income for the previous year (as discussed in the previous sentence) is met. If the dividend is attributable partly to income derived from a Preferred Enterprise or Preferred Technological Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.
A non-Israeli resident that receives dividends from an Israeli resident from which the full tax was deducted will generally be exempt from filing a tax return in Israel with respect to such income, provided that (i) such income was not generated from a business conducted in Israel by the non-Israeli resident; (ii) the non-Israeli resident has no other taxable sources of income in Israel; and (iii) the non-Israeli resident is not subject to surtax (as explained below).
Taxation of Israeli Shareholders on Dividends
An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid from ordinary income at the rate of 25%. With respect to a person who is a “substantial shareholder” (as defined above) at the time of receiving the dividend or at any time during the preceding 12 months, the applicable tax rate is 30%. Dividends paid on publicly traded shares, like our ordinary shares, are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether or not the recipient is a “substantial shareholder”), and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Preferred Technological Enterprise. If the recipient of the dividend is an Israeli resident corporation, such dividend income will be exempt from tax provided that the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129C(a)(1) of the Ordinance is generally exempt from tax on such dividend.
Surtax
Subject to the provisions of an applicable tax treaty, individuals who are subject to income tax in Israel (whether such individual is an Israeli resident or non-Israeli resident) are subject to an additional tax at a rate of 3% on annual income (including, but not limited to, income derived from dividends, interest and capital gains) exceeding NIS 663,240 for 2022, which amount is linked to the annual change in the Israeli consumer price index.
Estate and Gift Tax
Israeli law currently does not impose estate or gift taxes.

CERTAIN MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS
The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the Freightos Ordinary Shares and Freightos Warrants and should not be construed as legal or professional tax advice. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.
Prospective investors should consult their advisors on the possible tax consequences of investing in our securities under the laws of their country of citizenship, residence or domicile.
Cayman Islands Tax Considerations
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of Freightos. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws
Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.
No stamp duty is payable in respect of the issue of Freightos Ordinary Shares or on an instrument of transfer in respect of such shares.
The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has received an undertaking from the Financial Secretary of the Cayman Islands in the following form:
The Tax Concessions Act
(As Revised)
Undertaking as to Tax Concessions
In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), the Financial Secretary undertakes with Freightos Limited (the “Company”):
1.   That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and
2.   In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:
2.1   On or in respect of the shares, debentures or other obligations of the Company; or
2.2   by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).
These concessions shall be for a period of 20 years from the date hereof.

DESCRIPTION OF SHARE CAPITAL AND FREIGHTOS ARTICLES
A summary of the material provisions governing Freightos’ share capital immediately following the completion of the Business Combination is described below. This summary is not complete and should be read together with the Freightos A&R Articles, the form of which is appended to this proxy statement/prospectus as Annex B. In this section “we,” “us” and “our” refer to Freightos.
General
The Freightos A&R Articles will provide for an authorized share capital of 350,000,000 ordinary shares, par value $0.00001, and 1,000,000 preference shares, par value $0.00001.
Pursuant to the Business Combination Agreement, at the First Effective Time, Freightos will issue its securities in exchange for the outstanding securities of Gesher as follows:
•
each Gesher Ordinary Share issued and outstanding immediately prior to the First Merger will no longer be outstanding and will be automatically converted into the right of the holder thereof to receive one Ordinary Share of Freightos, except for (i) capital stock of Gesher owned (a) by Gesher as treasury shares, (b) by any direct or indirect wholly-owned subsidiary of Gesher, or (c) directly or indirectly by Freightos, Merger Sub I, or Merger Sub II immediately prior to the Merger, and (ii) Gesher Ordinary Shares in respect of which the eligible holder thereof has validly exercised its redemption right; and

•
each Gesher Warrant issued and outstanding immediately prior to the First Merger will cease to be a warrant with respect to Gesher Ordinary Shares and will be assumed by Freightos and converted into a Freightos Warrant.

This proxy statement/prospectus covers an aggregate of 14,575,000 ordinary shares, 12,250,000 warrants, and 12,250,000 ordinary shares issuable upon exercise of warrants, all of which will be issued by Freightos as a result of the Merger in exchange for the outstanding securities of Gesher.
Ordinary Shares
The holders of Freightos Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
There is no cumulative voting generally, including with respect to the appointment of directors, with the result that the holders of more than a simple majority of the shares, being present and entitled to vote, can appoint all of the directors at a general meeting of the shareholders.
Holders of Freightos Ordinary Shares will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or Redemption provisions applicable to the Freightos Ordinary Shares.
Preference Shares
The Freightos A&R Articles will authorize the issuance of up to 1,000,000 preference shares with such designations, rights and preferences as may be determined from time to time by the Freightos Board. Accordingly, the Freightos Board will be empowered, without shareholder approval and subject to certain limitations set out in the Freightos A&R Articles, to issue preference shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of Freightos.
Warrants
Each whole warrant entitles the registered holder to purchase one Freightos Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Closing, except as discussed in the immediately succeeding paragraph. No fractional Freightos Ordinary Shares will be issued upon exercise. The warrants will expire at 5:00 p.m., New York City time on the earliest to occur of (i) the fifth anniversary of Closing, (ii) the liquidation of the Trust Account or (iii) upon redemption. We may extend the duration of the warrants upon at least 20 days’ prior written notice to registered holders.
No warrant will be exercisable for cash, and we will not be obligated to issue Freightos Ordinary Shares upon exercise of a warrant unless the Freightos Ordinary Shares issuable upon exercise of the warrant have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrant. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant for cash and such warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the Freightos Ordinary Shares underlying such Unit. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful.
We have agreed that as soon as practicable after the Closing, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Freightos Ordinary Shares issuable upon exercise of the warrants, and we will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating to those Freightos Ordinary Shares until the warrants expire or are redeemed, as specified in the Assignment and Assumption Agreement. If any such registration statement has not been declared effective by the 90th business day following the Closing, holders of the warrants shall have the right, during the period beginning on the 91st business day after the Closing Date and ending upon such registration statement being declared effective by the SEC, and during any other period when we fail to have maintained an effective registration statement covering the issuance of the Freightos Ordinary Shares issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis,” by exchanging the warrants in accordance with Section 3(a)(9) or another available exemption. If an exemption to registration is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of Freightos Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Freightos Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Freightos Ordinary Shares for the 5 trading days ending on the trading day prior to the date of exercise.
The Private Warrants and warrants issuable at the election of the Sponsor or its affiliates in payment of the working capital promissory notes are identical to the Public Warrants.
We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,
•
at any time after the warrants become exercisable,

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•
if, and only if, the reported last sale price of the Freightos Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the Freightos Ordinary Shares underlying such warrants or we have elected to require the exercise of the warrants on a “cashless basis”.

The right to exercise will be forfeited unless the warrants are exercised prior to the date for redemption specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for our warrants was established at a price intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
At any time after we provide the notice of redemption, until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. Our management will also have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Freightos Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Freightos Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Freightos Ordinary Shares for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Gesher, and will be expressly assumed by us in an agreement to be entered into at Closing. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, or add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders, including lowering the exercise price or extending the exercise period. All other modifications or amendments require the approval, by written consent or vote, of the holders of at least a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.
If the number of outstanding Freightos Ordinary Shares is increased by a dividend payable in Freightos Ordinary Shares, or by a split up of Freightos Ordinary Shares, or other similar event, then, on the effective date of such dividend, split up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Freightos Ordinary Shares.
In addition, if we, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Freightos Ordinary Shares or other shares of our capital stock into which the warrants are convertible (an “Extraordinary Dividend”), then the exercise price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Freightos Board, in good faith) of any securities or other assets paid in respect of such Extraordinary Dividend divided by all outstanding Freightos Ordinary Shares at such time; provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in the paragraph above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Freightos Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (taking into account all of the outstanding shares of Freightos at such time and as adjusted to appropriately reflect any adjustments referred in the paragraphs above and below, and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Freightos Ordinary Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50, or (c) any payment to satisfy the conversion rights of the holders of the Gesher Ordinary Shares in connection with the Business Combination.
If the number of outstanding Freightos Ordinary Shares is decreased by a consolidation, combination, reverse split or reclassification of Freightos Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse split, reclassification or similar event, the number of Freightos Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.
Whenever the number of Freightos Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided above, the exercise price shall be adjusted by multiplying such exercise price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Freightos Ordinary Shares purchasable upon the exercise of the Freightos Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Freightos Ordinary Shares so purchasable immediately thereafter. We may also lower the exercise price at any time prior to the expiration of the warrants for a period of not less than twenty business days upon at least twenty days’ prior written notice to registered holders of the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the subscription form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, or by wire transfer, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Freightos Ordinary Shares nor any voting rights until they exercise their warrants and receive Freightos Ordinary Shares. After the issuance of Freightos Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Freightos Ordinary Shares outstanding immediately after giving effect to such exercise.
No fractional Freightos Ordinary Shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of Freightos Ordinary Shares to be issued to the warrant holder.

COMPARISON OF RIGHTS OF FREIGHTOS SHAREHOLDERS AND GESHER SHAREHOLDERS
The rights of the shareholders of Freightos and the relative powers of the Freightos Board will be governed by the laws of the Cayman Islands and the Freightos A&R Articles. As a result of the Business Combination, securities held by the Gesher shareholders will be canceled and automatically converted into the right to receive Freightos Ordinary Shares and/or Freightos Warrants. Each Freightos Ordinary Share will be issued in accordance with, and subject to the rights and obligations of, the Freightos A&R Articles which will be effective upon the consummation of the Business Combination, in substantially the form attached hereto as Annex B.
Many of the principal attributes of Freightos Ordinary Shares and Gesher Ordinary Shares will be similar. In addition, there are differences between the Freightos A&R Articles as such will be in effect from and after the consummation of the Business Combination and the Gesher Articles.
The following is a summary comparison of the material differences between the rights of shareholders under the Gesher Articles and the Freightos A&R Articles to be effective upon consummation of the Business Combination. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or Nasdaq listing requirements or of Freightos’ or Gesher’s governance or other policies.
The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Companies Act, the Freightos A&R Articles and the Gesher Articles as they will be in effect from and after the Effective Time. The Gesher Articles are filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You are also urged to carefully read the relevant provisions of the Companies Act for a more complete understanding of the differences between being a shareholder of Freightos and a shareholder of Gesher.
	Gesher Articles	Freightos A&R Articles
Shareholder Meetings; Quorum
All general meetings other than annual general meetings shall be called extraordinary general meetings.
Gesher may, but shall not be obliged to (unless required by the Companies Act), in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.
The Directors, the chief executive officer or the chairman of the Board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.
Members seeking to bring business before the annual general meeting or to nominate

All general meetings other than annual general meetings shall be called extraordinary general meetings.
Freightos may, but shall not (unless required by the Companies Act) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.
The Directors or the chairman of the Board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as

Gesher Articles	Freightos A&R Articles
candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of Gesher’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if Gesher did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before Gesher begins to print and send its related proxy materials.	Directors at the annual general meeting must deliver notice to the principal executive offices of Freightos not less than 120 calendar days before the date of Freightos’ proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if Freightos did not hold an annual general meeting the previous year, or if the date of this year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline shall be set by the Board of Directors with such deadline being a reasonable time before Freightos begins to print and send its related proxy materials.

At least five calendar days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and

At least five calendar days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by Freightos, provided that a general meeting of Freightos shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Freightos A&R Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and

	Gesher Articles	Freightos A&R Articles
	vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.	vote at the meeting, together holding not less than ninety-five per cent in par value of the Freightos Ordinary Shares giving that right.
	The holders of a majority of Gesher ordinary or preference shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.	The holders of a majority of Freightos Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.
Shareholder Written Resolutions Without Meeting	The Gesher Articles permit the use of unanimous written resolutions.	Shareholder written resolutions are permitted by the Freightos A&R Articles.
Inspection of Books and Records	Shareholders generally do not have any rights to inspect any account or book or document of Gesher except as conferred by the Companies Act or authorized by the Directors or by Gesher in general meeting.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company except as conferred by the Companies Act or authorized by the Directors or by Freightos in general meeting.
Removal of Directors	Gesher may by ordinary resolution remove any Director.	Freightos may, by ordinary resolution, remove any Director.
Number of Directors
There shall be a Board of Directors consisting of not less than one person; provided, however, that Gesher may by ordinary resolution increase or reduce the limits in the number of Directors.
Except as the Companies Act or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although

There shall be a Board of Directors consisting of not less than one person; provided, however, that Freightos may by ordinary resolution increase or reduce the limits in the number of Directors.
Freightos may by ordinary resolution appoint any person to be a Director or may by ordinary resolution remove any Director

	Gesher Articles	Freightos A&R Articles
less than a quorum (as defined in the Gesher Articles), or by the sole remaining Director.
After the closing of a Business Combination, Gesher may by ordinary resolution appoint any person to be a Director or may by ordinary resolution remove any Director.
Classified or Staggered Boards
The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Gesher Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.
Except as the Companies Act or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the Board of Directors, including unfilled vacancies resulting from the
The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Freightos A&R Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at Freightos’ first annual general meeting, the Class II Directors shall stand appointed for a term expiring at Freightos’ second annual general meeting and the Class III Directors shall stand appointed for a term expiring at Freightos’ third annual general meeting. A Director whose term expired shall be eligible for re-appointment. Commencing at Freightos’ first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Companies Act or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the Board of Directors, including unfilled

Gesher Articles	Freightos A&R Articles

removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Gesher Articles), or by the sole remaining Director.
All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified.
A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.
vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Freightos A&R Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF GESHER, FREIGHTOS AND FREIGHTOS AFTER COMPLETION OF THE TRANSACTION
The following table sets forth information regarding the beneficial ownership of Gesher Ordinary Shares as of December 6, 2022 by:
•
each person known by Gesher to beneficially own more than 5% of the outstanding Gesher Ordinary Shares;

•
each of Gesher’s current executive officers and directors; and

•
all of Gesher’s current executive officers and directors as a group.

Unless otherwise indicated, Gesher believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the Gesher warrants because such warrants are not exercisable within 60 days of December 6, 2022. The calculation of the percentage of beneficial ownership is based on 14,575,000 ordinary shares outstanding as of December 6, 2022.
Unless otherwise noted, the business address of each of the following entities or individuals is c/o Gesher I Acquisition Corp., PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
	Gesher Ordinary Shares
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage Outstanding
Current Directors and Executive Officers of Gesher:
Ezra Gardner(2)	2,825,000	19.38%
Omri Cherni(2)	2,825,000	19.38%
Chris Coward(3)
Philip Broenniman(3)	—	—
Eugene Dozortsev(3)	—	—
Noah G. Levy(3)	—	—
All executive officers and directors as a group (six individuals)	2,825,000	19.38%
Five Percent or More Holders:
Gesher Sponsor LLC(2)	2,825,000	19.38%
Y.D More Investments Ltd.(4)	1,100,000	7.55%
The Segantii Asia-Pacific Multi-Strategy Fund(5)	1,090,000	7.48%
UBS O’Connor LLC(6)	1,021,225	7.01%
M&G Investment Management Limited(7)	990,000	6.79%
Linden Capital L.P.(8)	975,000	6.69%
Polar Asset Management Partners Inc.(9)	922,902	6.33%
683 Capital Partners, LP(10)	900,000	6.17%
Castle Creek Arbitrage, LLC(11)	850,000	5.83%
Beryl Capital Management LP(12)	730,352	5.0%

(1)
Unless otherwise noted, the business address of each of the persons and entities listed above is c/o Gesher I Acquisition Corp., PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(2)
Represents securities held by the Sponsor. Ownership interests in the Sponsor are held by each of its members, who in turn each have a pecuniary interest in the Gesher Ordinary Shares held by the Sponsor. Because each of Messrs. Gardner and Cherni is a managing member of the Sponsor, all securities held by the Sponsor may ultimately be deemed to be beneficially held by Messrs. Gardner and Cherni. Messrs. Gardner and Cherni each disclaim beneficial ownership of these securities, except to the extent of each person’s pecuniary interest in such securities, if any.
(3)
Does not include any securities held by the Sponsor, of which each person is a member.

(4)
Represents shares held by More Provident Funds and Pension Ltd. for the benefit of beneficiaries of various provident and pension funds. More Provident Funds and Pension Ltd. is controlled by Y.D More Investments Ltd., which is controlled by (a) Yosef Meirov, directly and through B.Y.M. Mor Investments Ltd., a company which he controls with Michael Meirov and Dotan Meirov, (b) Eli Levy through Elldot Ltd., a wholly owned company, (c) Yosef Levy and (d) Benjamin Meirov. Based on information contained in a Schedule 13G filed with the SEC on July 25, 2022.

(5)
Represents shares held by The Segantii Asia-Pacific Multi-Strategy Fund (the “Fund”). Segantii Capital Management (Cayman) Limited serves as the investment manager of the Fund, Segantii Capital Management Limited serves as the investment advisor for the Fund and Segantii Capital Management (USA) LLC serves as the sub-advisor to the Fund. Each shares dispositive and voting power over the shares held by the Fund. Based on information contained in a Schedule 13G filed with the SEC on October 25, 2021.

(6)
Based on a Schedule 13G filed with the SEC on February 14, 2022.

(7)
Represents securities held by M&G Investment Management Limited for the benefit of its advisory clients. Based on information contained in a Schedule 13G/A filed with the SEC on April 8, 2022.

(8)
Represents shares held by Linden Capital L.P. Linden GP LLC is the general partner of Linden Capital and in such capacity may be deemed to beneficially own the shares held by Linden Capital. Linden Advisors LP is the investment manager of Linden Capital. Siu Min (Joe) Wong is the principal owner and controlling person of Linden Advisors and Linden GP. In such capacities, Linden Advisors and Mr. Wong may each be deemed to beneficially own the shares. Based on information contained in a Schedule 13G/A filed with the SEC on February 3, 2022.

(9)
Represents shares held by 683 Capital Partners, LP. 683 Capital Management, LLC, as the investment manager of 683 Capital Partners, LP, may be deemed to have beneficial ownership over the shares held by 683 Capital Partners, LP. Ari Zweiman is the managing member of 683 Capital Management, LLC and may also be deemed to have beneficial ownership over the shares held by 683 Capital Partners, LP. Based on information contained in a Schedule 13G filed with the SEC on October 22, 2021.

(10)
Represents shares held by Polar Asset Management Partners Inc., which serves as the investment advisor to Polar Multi-Strategy Master Fund with respect to the shares held directly by Polar Multi-Strategy Master Fund. Based on information contained in a Schedule 13G filed with the SEC on February 8, 2022.

(11)
Represents shares held by Castle Creek Arbitrage, LLC, Mr. Allan Weine, the managing member of Castle Creek Arbitrage, LLC, CC ARB West, LLC and CC Arbitrage, Ltd. Castle Creek Arbitrage, LLC serves as a registered investment adviser whose clients are CC Arb West, LLC and CC Arbitrage, Ltd. Based on information contained in a Schedule 13G filed with the SEC on February 11, 2022.

(12)
Represents shares held by Beryl Capital Management LLC, Beryl Capital Management LP and David A. Witkin. Beryl Capital Management LLC is the investment adviser to private investment funds and other accounts and is the general partner of Beryl Capital Management LP, which is also the general partner of one or more of the funds. Mr. Witkin is the control person of Beryl Capital Management LLC and Beryl Capital Management LP. Based on information contained in a Schedule 13G filed with the SEC on February 14, 2022.

The following table shows the beneficial ownership of Freightos Ordinary Shares and Freightos Preferred Shares as of December 6, 2022 by:
•
each person known by Freightos to beneficially own more than 5% of the outstanding Freightos Ordinary Shares and Freightos Preferred Shares;

•
each of Freightos’ named executive officers and directors; and

•
all of Freightos’ executive officers and directors as a group.

Unless otherwise indicated, Freightos believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Freightos Ordinary Shares and Freightos Preferred Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Freightos Ordinary Shares and Freightos Preferred Shares (including series Seed, Series A1, Series A2, Series B and Series C Preferred shares) as to which the holder has sole or shared voting power or investment power and also any Freightos Ordinary Shares and Freightos Preferred Shares which the holder has the right to acquire within 60 days of December 6, 2022 through the exercise of any option, conversion or any other right. As of December 6, 2022, there were 2,308,435 Freightos Ordinary Shares outstanding, 698,000 Freightos Series Seed Preferred Shares, 1,314,285 Freightos Series A1 Preferred Shares, 264,983 Freightos Series A2 Preferred Shares, 2,382,445 Freightos Series B Preferred Shares and 2,352,445 Freightos Series C Preferred Shares outstanding.
The calculation of the percentage of beneficial ownership is based on 10,174,764 outstanding Freightos Ordinary Shares, as of December 6, 2022, taking into effect the conversion of all outstanding Freightos Preferred Shares.
Unless otherwise noted, the business address of each beneficial owner is c/o Freightos Limited, Technology Park Building 2, 1 Derech Agudat Sport HaPo’el, Jerusalem, Israel 9695102.
	Ordinary Shares
Beneficial Owner	Beneficially Owned(1)	Percentage Ownership
Current Directors and Executive Officers of Freightos:
Zvi Schreiber(2)	1,227,500	12.02%
Ran Shalev(3).	65,000	*
Ruth Amaru(4)	79,499	*
Ian Arroyo(5)	25,500	*
Eytan Buchman(6)	61,562	*
Manuel Galindo Medrano(7)	156,812	1.53%
Michael Oberlander(8)	8,050	*
Ilan Slasky	—	—
William Chin(9)	1,350,135	13.26%
Michael Eisenberg(10)	1,007,485	9.89%
Guillaume Halleux(11)	927,090	9.10%
Inna Kuznetsova	—	—
Dr. Udo Lange(12)	427,543	4.20%
Robert J. Mylod	448.153	4.40%
Glen Schwaber(13)	1,052,491	10.34%
All executive officers and directors as a group (fifteen individuals)	6,836,820	64.96%
Five Percent or Greater Holders:
Aleph, L.P.(10)	1,007,485	9.89%
Asian Gateway Investments Pte. Ltd.(9)	1,350,135	13.26%
Alshaffafia Trading W.L.L.(11)	927,090	9.10%
Israel Cleantech Ventures II, L.P. (13)	1,052,491	10.34%
Zvi Schreiber(2)	1,227,500	12.02%

*
Less than 1%.

(1)
Prior to the effective time, Freightos intends to convert all outstanding Freightos Preferred Shares into Freightos Ordinary Shares in accordance with Freightos’ organizational documents.

(2)
Includes 27,500 Freightos shares over which Mr. Schreiber has the right to acquire dispositive power upon the exercise of options exercisable within 60 days of December 6, 2022.

(3)
Includes 65,000 Freightos shares over which Mr. Shalev has the right to acquire dispositive power upon the exercise of options exercisable within 60 days of December 6, 2022.

(4)
Includes 79,499 Freightos shares over which Ms. Amaru has the right to acquire dispositive power upon the exercise of options exercisable within 60 days of December 6, 2022.

(5)
Includes 25,062 Freightos shares over which Mr. Arroyo has the right to acquire dispositive power upon the exercise of options exercisable within 60 days of December 6, 2022.

(6)
Includes 61,562 Freightos shares over which Mr. Buchman has the right to acquire dispositive power upon the exercise of options exercisable within 60 days of December 6, 2022.

(7)
Includes 74,312 Freightos shares over which Mr. Galindo has the right to acquire dispositive power upon the exercise of options exercisable within 60 days of December 6, 2022.

(8)
Includes 8,050 Freightos shares over which Mr. Oberlander has the right to acquire dispositive power upon the exercise of options exercisable within 60 days of December 6, 2022.

(9)
Represents Freightos shares held by Asian Gateway Investments Pte. Ltd. (“AGI”), a wholly owned subsidiary of Singapore Exchange Limited. Mr. Chin, the nominee director of AGI, serves as a director of AGI and in such capacity possesses the voting power and dispositive power on behalf of AGI with respect to these shares. The registered office of AGI is 2 Shenton Way, #02-02 SGX Centre 1, Singapore 068804.

(10)
Represents Freightos shares held by Aleph, L.P. and its affiliated entity Aleph-Aleph, L.P. Aleph Equity Partners, L.P. is the general partner of Aleph, L.P. and Aleph-Aleph, L.P., and Aleph EP, Ltd is the general partner of the Aleph Equity Partners, L.P. Aleph Equity Partners, L.P. and Aleph EP, Ltd may be deemed to have sole power to vote and dispose of the shares held through Aleph, L.P. and Aleph-Aleph, L.P. Mr. Eisenberg is a director of Aleph EP, Ltd. and may be deemed to have shared power to vote and dispose of the shares held by each of these entities. Mr. Eisenberg otherwise disclaims beneficial ownership of any Freightos shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. The address of each of the foregoing entities and individuals is 32 Rothschild Blvd., Tel Aviv, Israel 61291.

(11)
Represents Freightos shares held by Qatar Airways Group Q.C.S.C. and Alshaffafia Trading W.L.L., a wholly owned subsidiary of Qatar Airways Group Q.C.S.C. Mr. Halleux is the Chief Officer Cargo of Qatar Airways Group Q.C.S.C. The business address of each of the foregoing entities and individuals is Qatar Airways Tower 1, P.O. Box. 22550, Doha, State of Qatar.

(12)
Represents Freightos shares held by FedEx Logistics, Inc. (“FedEx Logistics”), a subsidiary of FedEx Corporation. Mr. Lange is President and Chief Executive Officer of FedEx Logistics and in such capacity possesses the voting power and dispositive power on behalf of FedEx Logistics with respect to these shares. The business address of each of the foregoing entities and individuals is 145 Lt. George W Lee Ave, Memphis, Tennessee 38103.

(13)
Represents Freightos shares held by Israel Cleantech Ventures II, L.P. and by Israel Cleantech Ventures II (Israel), L.P. which entities are controlled by their general partner, Israel Cleantech Partners II, L.P., which is controlled by its general partner, Israel Cleantech G.P. II, Ltd. Mr. Schwaber is a director of Israel Cleantech G.P. II, Ltd. and may be deemed to have shared power to vote and dispose of the shares held by each of these entities. The business address of each of the foregoing entities and individuals is Israel Cleantech Management Ltd., 34 Derech Jerusalem, Gamla Tower-building B, Ra’anana, Israel.

The following table shows the beneficial ownership of Freightos Ordinary Shares following the consummation of the Business Combination by:
•
each person known to Freightos who will beneficially own more than 5% of the Freightos Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination;

•
each person who will become an executive officer or a director of Freightos upon consummation of the Business Combination; and

•
all of the executive officers and directors of Freightos as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of Freightos Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Freightos Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any Freightos Ordinary Shares which the holder has the right to acquire within 60 days of December 6, 2022 through the exercise of any option, warrant or any other right.
The expected beneficial ownership of Freightos Ordinary Shares post-Business Combination assuming no Gesher Ordinary Shares are converted assumes no exercise of redemption rights by Gesher Public Shareholders; reflects the issuance of 5,000,000 Freightos Ordinary Shares for $50,000,000 in connection with the Private Placements (and further assumes that neither the FPA Backstop Commitment nor the Additional Backstop Commitment is required).
The expected beneficial ownership of Freightos Ordinary Shares post-Business Combination assuming the maximum number of Gesher Ordinary Shares have been converted assumes Gesher Public Shareholders exercise their redemption rights with respect to 10,510,000 Public Shares for approximately $106 million of funds in the Trust Account (excluding the redemption of 990,000 Public Shares that the Forward Purchaser committed not to redeem); reflects the issuance of 7,000,000 Freightos Ordinary Shares for $70,000,000 in connection with the Private Placements (and further assumes that the full amounts of the FPA Backstop Commitment and the Additional Backstop Commitment are drawn).
Unless otherwise noted, the business address of each beneficial owner is c/o Freightos Limited, Technology Park Building 2, 1 Derech Agudat Sport HaPo’el, Jerusalem, Israel 9695102.
	Post-Business Combination (No Redemption Scenario)		Post-Business Combination (Maximum Redemption Scenario)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding
Directors and Executive Officers of Freightos Post-Business Combination
Zvi Schreiber(1)	4,398,407	7.83%	4,398,407	9.23%
Ran Shalev(2)	232,910	*	232,910	*
Ruth Amaru(3)	284,863	*	284,863	*
Ian Arroyo(4)	91,372	*	91,372	*
Eytan Buchman(5)	220,590	*	220,590	*
Manuel Galindo Medrano(6)	561,892	*	561,892	1.18%
Michael Oberlander(7)	28,845	*	28,845	*
Ilan Slasky	—	—	—	—
William Chin(8)	4,837,835	8.63%	4,837,835	10.17%
Michael Eisenberg(9)	3,610,044	6.44%	3,610,044	7.59%
Guillaume Halleux(10)	4,321,971	7.71%	4,321,971	9.09%
Inna Kuznetsova	—	—	—	—
Dr. Udo Lange(11)	1,531,982	2.73%	1,531,982	3.22%
Robert J. Mylod	1,605,832	2.86%	1,605,832	3.38%
Glen Schwaber(12)	3,771,310	6.73%	3,771,310	7.93%
Ezra Gardner(13)	2,825,000	5.04%	2,825,000	5.94%
All executive officers and directors as a group (sixteen individuals)	28,322,853	49.44%	28,322,853	58.07%

	Post-Business Combination (No Redemption Scenario)		Post-Business Combination (Maximum Redemption Scenario)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding
Five Percent or More Holders
Aleph, L.P.(9)	3,610,044	6.44%	3,610,044	7.59%
Asian Gateway Investments Pte. Ltd.(8)	4,837,835	8.63%	4,837,835	10.17%
Alshaffafia Trading W.L.L.(10)	4,321,971	7.71%	4,321,971	9.09%
Israel Cleantech Ventures II, L.P.(12)	3,771,310	6.73%	3,771,310	7.93%
Zvi Schreiber(1)	4,398,407	7.83%	4,398,407	9.23%
Gesher Public Shareholders	11,500,000	20.51%	2,990,000	6.29%
Forward Purchaser	4,000,000	7.13%	4,000,000	8.41%
Sponsor Shares(13)	2,825,000	5.04%	2,825,000	5.94%

*
Less than 1%.

(1)
Includes 98,539 Freightos shares over which Mr. Schreiber has the right to acquire dispositive power upon the exercise of options exercisable within 60 days of December 6, 2022.

(2)
Includes 232,910 Freightos shares over which Mr. Shalev has the right to acquire dispositive power upon the exercise of options exercisable within 60 days of December 6, 2022.

(3)
Includes 284,863 Freightos shares over which Ms. Amaru has the right to acquire dispositive power upon the exercise of options exercisable within 60 days of December 6, 2022.

(4)
Includes 89,803 Freightos shares over which Mr. Arroyo has the right to acquire dispositive power upon the exercise of options exercisable within 60 days of December 6, 2022.

(5)
Includes 220,590 Freightos shares over which Mr. Buchman has the right to acquire dispositive power upon the exercise of options exercisable within 60 days of December 6, 2022.

(6)
Includes 266,276 Freightos shares over which Mr. Galindo has the right to acquire dispositive power upon the exercise of options exercisable within 60 days of December 6, 2022.

(7)
Includes 28,845 Freightos shares over which Mr. Oberlander has the right to acquire dispositive power upon the exercise of options exercisable within 60 days of December 6, 2022.

(8)
Represents Freightos shares held by AGI, a wholly owned subsidiary of Singapore Exchange Limited. Mr. Chin, the nominee director of AGI, serves as a director of AGI and in such capacity possesses the voting power and dispositive power on behalf of AGI with respect to these shares. The registered office of AGI is 2 Shenton Way, #02-02 SGX Centre 1, Singapore 068804.

(9)
Represents Freightos shares held by Aleph, L.P. and its affiliated entity Aleph-Aleph, L.P. Aleph Equity Partners, L.P. is the general partner of Aleph, L.P. and Aleph-Aleph, L.P., and Aleph EP, Ltd is the general partner of the Aleph Equity Partners, L.P. Aleph Equity Partners, L.P. and Aleph EP, Ltd may be deemed to have sole power to vote and dispose of the shares held through Aleph, L.P. and Aleph-Aleph, L.P. Mr. Eisenberg is a director of Aleph EP, Ltd. and may be deemed to have shared power to vote and dispose of the shares held by each of these entities. Mr. Eisenberg otherwise disclaims beneficial ownership of any Freightos shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. The address of each of the foregoing entities and individuals is 32 Rothschild Blvd., Tel Aviv, Israel 61291.

(10)
Represents Freightos shares held by Qatar Airways Group Q.C.S.C. and Alshaffafia Trading W.L.L., a wholly owned subsidiary of Qatar Airways Group Q.C.S.C. Mr. Halleux is the Chief Officer Cargo of Qatar Airways Group Q.C.S.C. The business address of each of the foregoing entities and individuals is Qatar Airways Tower 1, P.O. Box. 22550, Doha, State of Qatar.

(11)
Represents Freightos shares held by FedEx Logistics, a subsidiary of FedEx Corporation. Mr. Lange is President and Chief Executive Officer of FedEx Logistics and in such capacity possesses the voting power and dispositive power on behalf of FedEx Logistics with respect to these shares. The business address of each of the foregoing entities and individuals is 145 Lt. George W Lee Ave, Memphis, Tennessee 38103.
(12)
Represents Freightos shares held by Israel Cleantech Ventures II, L.P. and by Israel Cleantech Ventures II (Israel), L.P. which entities are controlled by their general partner, Israel Cleantech Partners II, L.P., which is controlled by its general partner, Israel Cleantech G.P. II, Ltd. Mr. Schwaber is a director of Israel Cleantech G.P. II, Ltd. and may be deemed to have shared power to vote and dispose of the shares held by each of these entities. The business address of each of the foregoing entities and individuals is Israel Cleantech Management Ltd., 34 Derech Jerusalem, Gamla Tower-building B, Ra’anana, Israel.

(13)
Represents securities held by the Sponsor. Ownership interests in the Sponsor are held by each of its members, who in turn each have a pecuniary interest in the Gesher Ordinary Shares held by the Sponsor. Because Mr. Gardner is a managing member of the Sponsor, all securities held by the Sponsor are deemed, for purposes of this table, to be beneficially held by Mr. Gardner. Mr. Gardner disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest in such securities, if any.

PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION
Gesher
Price Range of Gesher’s Securities
Gesher Units, the Gesher Ordinary Shares and Gesher Warrants are listed on the Nasdaq Global Market under the ticker symbols “GIACU,” “GIAC” and “GIACW,” respectively.
The closing price of the Gesher Units, Gesher Ordinary Shares and Gesher Warrants on May 27, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.945, $9.82 and $0.2849, respectively. As of [•], 2022, the record date for the Extraordinary General Meeting, the most recent closing price for each Unit, Gesher Ordinary Shares and Gesher Warrant was $[•], $[•] and $[•], respectively.
Holders of the Gesher Units, Gesher Ordinary Shares and Gesher Warrants should obtain current market quotations for their securities. The market price of Gesher’s securities could vary at any time before the Business Combination.
Holders
As of the date of this proxy statement/prospectus, there were [•] holders of record of the Gesher Units, [•] holder of record of Gesher Ordinary Shares and [•] holders of record of Gesher Public Warrants. These numbers are not representative of the number of beneficial holders of our securities, nor is it representative of where such beneficial holders reside, since all of these shares held of record in the United States were held through CEDE & Co., the nominee company of the Depository Trust Company, on behalf of hundreds of firms of brokers and banks in the United States, who in turn held such shares on behalf of several thousand clients and customers.
Dividends
Gesher has not paid any dividends to its shareholders and does not intend to pay cash dividends prior to the completion of the merger.
Freightos
Prior to the Business Combination, there has been no public market for Freightos Ordinary Shares. Freightos has applied for listing, to be effective immediately following the Closing, of the Freightos Ordinary Shares and the Freightos Warrants on Nasdaq, but there can be no assurance that a regular trading market will develop in such securities. Freightos has not paid any dividends to its shareholders and does not intend to pay cash dividends to its shareholders in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE
Upon the consummation of the Business Combination, there will be up to 58,575,000 Freightos Ordinary Shares issued and outstanding, assuming the No Redemption Scenario, or up to 50,065,000 Freightos Ordinary Shares issued and outstanding, assuming the Maximum Redemption Scenario. All of the Freightos Ordinary Shares issued to the Gesher shareholders in connection with the Business Combination will be freely transferable by persons other than by the Sponsor and Freightos affiliates without restriction or further registration under the Securities Act. Sales of substantial amounts of the Freightos Ordinary Shares in the public market could adversely affect prevailing market prices of the Freightos Ordinary Shares. Prior to the Business Combination, there has been no public market for Freightos Ordinary Shares. Freightos has applied for listing, to be effective immediately following the Closing, of the Freightos Ordinary Shares and the Freightos Warrants on Nasdaq, but there can be no assurance that a regular trading market will develop in such securities.
Lock-up Agreements
Sponsor Holders
Simultaneously with the execution and delivery of the Business Combination Agreement, the Sponsor Holders entered into the Sponsor Lock-Up Agreements. Pursuant to the Sponsor Lock-Up Agreements, each Sponsor Holder agreed not to sell, hypothecate, pledge, hedge, grant any option to purchase or otherwise dispose of, directly or indirectly, establish or increase certain derivative provisions with respect to the Restricted Securities, or transfer economic ownership of the Restricted Securities, or make a public announcement of the intention to effect any such transaction, for the duration of the Sponsor Lock-Up Period. However, (i) at each nine month anniversary of the closing date, 25% of the Restricted Securities attributable to each Sponsor Holder will cease to be deemed Restricted Securities and (ii) if prior to the end of the Sponsor Lock-Up Period, a change of control of Freightos occurs, then all of the then Restricted Securities will cease to be deemed Restricted Securities. When Restricted Securities cease to be Restricted Securities, such released securities may be transferred without regard to the Sponsor Lock-Up Restrictions.
Freightos Shareholders
Simultaneously with the execution and delivery of the Business Combination Agreement, the Freightos Holders entered into the Freightos Lock-Up Agreements. The Freightos Lock-Up Agreements are substantially similar to the Sponsor Lock-Up Agreements, except that (i) Restricted Securities includes only Freightos Ordinary Shares and Freightos Ordinary Shares underlying options to acquire Freightos Ordinary Shares and (ii) the Freightos Holders are prohibited from transferring the Restricted Securities for the duration of the Freightos Lock-Up Period; provided, however, that (a) at each six month anniversary of the date on which closing occurs, 25% of the Restricted Securities attributable to each Freightos Holder will cease to be deemed Restricted Securities and (b) if at any time after the closing but prior to the end of the Freightos Lock-Up Period, a change of control occurs, then all of the then Restricted Securities will cease to be deemed Restricted Securities. The Freightos Lock-Up Agreement with Asian Gateway Investments Pte. Ltd. permits Asian Gateway Investments Pte. Ltd. to make certain transfers that are not conducted on Nasdaq, subject to certain conditions.
In addition, Freightos has imposed a lock-up on its employees and former employees who may acquire or have acquired Freightos Ordinary Shares pursuant to the Freightos Stock Plan and the 2022 LTIP. Such holders are also prohibited from transferring their Restricted Securities during the Freightos Lock-Up Period; provided, however, that (a) at each six-month anniversary of the date on which the Closing occurs, 25% of the Restricted Securities attributable to each such holder will cease to be deemed Restricted Securities.
Registration Rights
Pursuant to the PIPE Agreement, the Forward Purchase Agreement and the Backstop Agreement, Freightos must file a registration statement registering up to 7,000,000 Freightos Ordinary Shares (which amount includes the 2,000,000 shares that may be purchased by the Forward Purchaser and Backstop Investor, in the event that, as of immediately prior to Closing, certain minimum cash conditions are not met after taking into account redemptions by Gesher Public Shareholders) held by the PIPE Investor, the Forward Purchaser and, if applicable, the Backstop Investor, within 30 days after the consummation of the Business Combination.
Concurrently with the IPO, Gesher entered into the Registration Rights Agreement with Sponsor and EarlyBird (the “Sponsor Registration Rights Agreement”) which, pursuant to the Business Combination Agreement, is to be amended at or prior to Closing to, among other things, have Freightos assume the obligations of Gesher under the agreement. Additionally, the Business Combination Agreement provides for Freightos to enter into a Registration Rights Agreement with certain pre-business combination shareholders of Freightos. Pursuant to the registration rights agreements, Freightos is to file a registration rights agreement on behalf of the parties to the agreements, and granted the holders customary demand and piggyback rights. Additionally, pursuant to the registration rights agreements, the parties thereto may demand to sell their registrable securities in an underwritten takedown provided that Freightos shall only be obligated to effect an underwritten takedown if such underwritten offering shall include registrable securities proposed to be sold by the holders making the demand with a total offering price reasonably expected to exceed, in the aggregate, $40,000,000; provided further that Freightos shall not be obligated to effect more than two underwritten takedowns within any 12 month under each registration rights agreement. Freightos will bear all costs and expenses incurred in connection with the filing of any such registration statements, other than all incremental selling expenses relating to the sale of registrable securities, such as underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Holders.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted Freightos Ordinary Shares or Freightos Warrants for at least six months would be entitled to sell their securities, subject to the restrictions noted in the section below; provided that (i) such person is not deemed to have been one of Freightos’ affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Freightos is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Freightos Ordinary Shares or Freightos Warrants for at least six months but who are Freightos’ affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
one percent (1%) of the total number of Freightos Ordinary Shares then issued and outstanding; or

•
the average weekly reported trading volume of the Freightos Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Freightos’ affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Freightos.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS
If the Business Combination is consummated and you become a holder of Freightos Ordinary Shares, you will be entitled to attend and participate in Freightos’ annual meetings of shareholders. Freightos shall provide notice of or otherwise publicly disclose the date on which its annual meeting shall be held in accordance with the Freightos A&R Articles. As a foreign private issuer, Freightos will not be subject to the SEC’s proxy rules.
APPRAISAL RIGHTS
None of the shareholders, unit holders or warrant holders have appraisal rights in connection with the Business Combination under the Companies Act.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the Gesher Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Gesher I Acquisition Corp., PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
Following the Business Combination, such communications should be sent in care of Freightos Limited, Technology Park Building 2, 1 Derech Agudat Sport HaPo’el Jerusalem, Israel 9695102. Each communication will be forwarded, depending on the subject matter, to the Board of Directors, the appropriate committee chairperson or all non-management directors.
LEGAL MATTERS
The legality of the Freightos Ordinary Shares offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for Freightos by Conyers Dill & Pearman LLP. The legality of the Freightos Warrants offered by this proxy statement/prospectus and certain legal matters relating to U.S. law will be passed upon for Freightos by DLA Piper LLP (US). Certain legal matters will be passed upon for Gesher by Bryan Cave Leighton Paisner LLP.
EXPERTS
The consolidated financial statements of Freightos Cayman at December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, appearing in this prospectus and registration statement have been audited by Kost Forer Gabbay & Kasierer (“EY Israel”), a member firm of Ernst & Young Global Limited in Israel, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
During 2020 through May 2022, a member firm of Ernst & Young Global Limited in Spain (“EY Spain”) provided tax advisory services under a contingent fee arrangement to Web Cargo SLU, the Company’s wholly-owned Spanish subsidiary. This fee arrangement is permissible under the International Ethics Standards Board for Accountants Code of Ethics and Israel home country independence rules, but is inconsistent with the U.S. Securities and Exchange Commission and Public Company Accounting Oversight Board (United States) independence rules. The services provided under the contingent fee arrangement were completed prior to EY Israel becoming engaged as the Company’s auditor under PCAOB standards. Web Cargo SLU is not audited by EY Spain, and EY Spain does not participate in the audit of the Company’s consolidated financial statements. Total fees received by EY Spain under the contingent fee arrangement were not material to the respective parties.
After careful consideration of the facts and circumstances and the applicable independence rules, EY Israel has concluded that (i) the aforementioned matter does not impact EY Israel’s ability to exercise objective and impartial judgment in connection with its audits of the Company’s consolidated financial statements and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion. After considering this matter, management and the Board of Directors concurred with EY Israel’s conclusions.

The combined financial statements of Clearit Customs Services as of December 31, 2021, appearing in this prospectus and registration statement have been audited by EY Israel, a member firm of Ernst & Young Global Limited in Israel, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of 9T Technologies LLC (d/b/a 7LFreight) as of December 29, 2021, appearing in this prospectus and registration statement have been audited by EY Israel, a member firm of Ernst & Young Global Limited in Israel, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Gesher as of September 30, 2021, and for the period from February 23, 2021 (inception) through September 30, 2021, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Gesher and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of Gesher’s proxy statement.
Upon written or oral request, Gesher will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of such document may likewise request that Gesher deliver single copies of such document in the future. Shareholders may notify Gesher of their requests by writing or calling Gesher at its principal executive offices at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, telephone number is +1 212 993 1562.

ENFORCEABILITY OF CIVIL LIABILITIES
Certain Differences in Corporate Law
Cayman Islands exempted companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided, that is facilitated by the laws of that other jurisdiction).
Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution under Cayman Islands law of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.
Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.
Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.
Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by three-fourths in value of each class of shareholders or creditors with whom the arrangement is to be made, as the case may be, that are present and voting either in person or by proxy at a meeting summoned for that purpose. The convening of the scheme meetings and the terms of the arrangement must be ordered and sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:
•
we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•
the shareholders have been fairly represented at the meeting in question;

•
the arrangement is such as an intelligent and honest man, who is a member of the relevant class and acting properly, would reasonably approve; and

•
the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.
Squeeze-out Provisions.   When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to compulsorily transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands within one month of the shareholder receiving the statutory squeeze-out notice, however such objection is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.
Shareholders’ Suits.   Our Cayman Islands legal counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. Any derivative action initiated in the United States on behalf of a Cayman Islands incorporated company is likely to require the prior approval of the Cayman Islands court and the Cayman Islands court may take the view that the proceedings should be continued in the Cayman Islands. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
•
a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•
the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•
those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed. For example, aggrieved shareholders may: (i) exercise appraisal rights in respect of the valuation of their shares in certain circumstances, such as a proposed merger scenario; and (ii) file winding-up proceedings against a Cayman Islands company where there are allegations of loss of confidence in management or loss of substratum.
Enforcement of Civil Liabilities.   The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.
We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Special Considerations for Exempted Companies.   We are an exempted company with limited liability under the Companies Act (meaning our shareholders have no liability over and above the unpaid amount on their shares, except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil) under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
•
annual reporting requirements of an exempted company are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Act;

•
an exempted company’s register of members is not open to inspection;

•
an exempted company does not have to hold an annual general meeting;

•
an exempted company may issue shares with no par value;

•
an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•
an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•
an exempted company may register as a limited duration company; and

•
an exempted company may register as a segregated portfolio company.

The Companies Act permits an exempted company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution which requires the approval of the holders of at least two-thirds of such company’s issued and outstanding ordinary shares who attend and vote at a general meeting or by way of unanimous written resolution. An exempted company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands exempted company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provide otherwise.
Anti-Money Laundering — Cayman Islands
In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.
We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.
We also reserve the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.
If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Selling Restrictions — Cayman Islands
We are not licensed to conduct investment business in the Cayman Islands by the Cayman Islands Monetary Authority and this proxy statement/prospectus does not constitute an offer to members of the public of our securities, whether by way of sale or subscription, in the Cayman Islands. Our securities have not been offered or sold, will not be offered or sold and no invitation to subscribe for our securities will be made, directly or indirectly, to members of the public in the Cayman Islands.
Data Protection — Cayman Islands
We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.
Privacy Notice
Introduction
This privacy notice puts our shareholders on notice that through your investment in Freightos you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How Freightos May Use a Shareholder’s Personal Data
The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

1.   where this is necessary for the performance of our rights and obligations under any purchase agreements;
2.   where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or
3.   where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.
Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.
Contacting the Company
For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us at legal@freightos.com.
TRANSFER AGENT AND REGISTRAR
The transfer agent and warrant agent for Gesher’s securities is Continental Stock Transfer & Trust Company.
WHERE YOU CAN FIND MORE INFORMATION
Freightos has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
Gesher files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Gesher at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Gesher I Acquisition Corp.
PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Telephone: +1 212 993 1562
Attention: Ezra Gardner, Chief Executive Officer
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the extraordinary general meeting, or no later than [•].
All information contained in this proxy statement/prospectus relating to Gesher has been supplied by Gesher, and all information relating to Freightos has been supplied by Freightos. Information provided by one another does not constitute any representation, estimate or projection of the other.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
U.S. dollars in thousands
	June 30, 2022	December 31, 2021
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,435	$25,079
User funds	6,510	9,201
Trade receivables, net	2,266	1,667
Other receivables and prepaid expenses	1,231	884
	22,442	36,831
NON-CURRENT ASSETS:
Property and equipment, net	820	702
Right-of-use assets, net	1,709	1,983
Intangible assets, net	10,291	5,296
Goodwill	15,629	8,021
Deferred taxes	640	577
Other long-term assets	1,140	667
	30,229	17,246
Total assets	$52,671	$54,077
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade payables	$2,319	$587
User accounts	6,510	9,201
Current maturity of lease liabilities	660	655
Accrued expenses and other payables	7,131	5,550
	16,620	15,993
LONG TERM LIABILITIES:
Lease liabilities	721	1,088
Employee benefit liabilities, net	1,235	1,390
Other long-term liabilities	1,837	687
	3,793	3,165
EQUITY: (Note 6)
Share Capital	(*)	(*)
Share premium	136,392	129,056
Reserve from remeasurement of defined benefit plans	93	(132)
Accumulated deficit	(104,227)	(94,005)
Total equity	32,258	34,919
Total liabilities and equity	$52,671	$54,077

(*)
Represents an amount lower than $1

The accompanying notes are an integral part of the consolidated financial statements.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE LOSS
U.S. dollars in thousands, except share and per share data
	For the period of six months ended June 30,
	2022	2021
	(unaudited)	(unaudited)
Revenue	$9,548	$4,961
Cost of revenue	3,768	2,264
Gross profit	5,780	2,697
Operating expenses:
Research and development	5,119	3,680
Selling and marketing	4,901	3,168
General and administrative	4,997	2,880
Transaction-related costs (Note 1d)	812	—
Total operating expenses	15,829	9,728
Operating loss	(10,049)	(7,031)
Finance income	171	87
Finance expenses	(306)	(90)
Financing expenses, net	(135)	(3)
Loss before income taxes	(10,184)	(7,034)
Income taxes (tax benefit)	38	(7)
Loss	$(10,222)	$(7,027)
Other comprehensive income (loss) (net of tax effect):
Remeasurement gain from defined benefit plans	225	41
Total components that will not be reclassified subsequently to profit or loss	225	41
Total comprehensive loss	$(9,997)	$(6,986)
Basic and diluted loss per Ordinary share (Note 10)	$(6.70)	$(6.19)
Weighted average number of shares outstanding used to compute basic and diluted loss per share	2,189,786	1,767,239
The accompanying notes are an integral part of the consolidated financial statements.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
U.S. dollars in thousands
	Share capital		Share premium	Reserve from re-measurement of defined benefit plan	Accumulated deficit	Total
Balance as of December 31, 2021 (audited)	$	(*)	$129,056	$(132)	$(94,005)	$34,919
Loss		—	—	—	(10,222)	(10,222)
Total other comprehensive income		—	—	225	—	225
Total comprehensive income (loss)		—	—	225	(10,222)	(9,997)
Issuance of Ordinary shares		(*)	6,573	—	—	6,573
Exercise of options		(*)	31	—	—	31
Share-based compensation		—	732	—	—	732
Balance as of June 30, 2022 (unaudited)	$	(*)	$136,392	$93	$(104,227)	$32,258
	Share Capital		Share premium	Reserve from re-measurement of defined benefit plan	Accumulated deficit	Total
Balance as of December 31, 2020 (audited)	$	(*)	$96,172	$(51)	$(77,647)	$18,474
Loss		—	—	—	(7,027)	(7,027)
Total other comprehensive income		—	—	41	—	41
Total comprehensive income (loss)		—	—	41	(7,027)	(6,986)
Issuance of Preferred C shares, net		(*)	26,131	—	—	26,131
Exercise of options		(*)	14	—	—	14
Share-based compensation		—	456	—	—	456
Balance as of June 30, 2021 (unaudited)	$	(*)	$122,773	$(10)	$(84,674)	$38,089

(*)
Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands
	For the period of six months ended June 30,
	2022	2021
	(unaudited)	(unaudited)
Cash flows from operating activities:
Loss	$(10,222)	$(7,027)
Adjustments to reconcile net loss to net cash used in operating activities:
Adjustments to profit or loss items:
Depreciation and amortization	1,129	506
Changes in the fair value of contingent consideration	(129)	—
Share-based compensation	732	456
Finance expenses, net	264	3
Taxes on income	38	(7)
	2,034	958
Changes in asset and liability items:
Decrease in user funds	2,691	—
Increase (decrease) in user accounts	(2,691)	3,497
Increase in other receivables and prepaid expenses	(164)	(93)
Increase in trade receivables	(328)	(202)
Increase in trade payables	773	94
Increase in accrued severance pay, net	85	117
Decrease in other long-term assets	—	29
Increase in accrued expenses and other payables	1,024	940
	1,390	4,382
Cash paid and received during the period for:
Interest paid, net	(161)	(24)
Taxes paid	(44)	(3)
	(205)	(27)
Net cash used in operating activities	(7,003)	(1,714)
Cash flows from investing activities:
Purchase of property and equipment	(169)	(54)
Acquisition of subsidiaries, net of cash acquired (a)	(4,183)	—
Payment of payables for previous acquisition of a subsidiary	(156)	—
Increase in other long-term assets	(481)	—
Net cash used in investing activities	$(4,989)	$(54)
The accompanying notes are an integral part of the consolidated financial statements.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
U.S. dollars in thousands
	For the period of six months ended June 30,
	2022	2021
	(unaudited)	(unaudited)
Cash flows from financing activities:
Proceeds from issuance of Preferred C shares, net	$—	$26,131
Repayment of lease liabilities	(312)	(260)
Repayment of long-term bank loan	—	(364)
Exercise of options	31	14
Net cash provided by (used in) financing activities	(281)	25,521
Exchange differences on balances of cash and cash equivalents	(371)	(88)
Increase (decrease) in cash and cash equivalents	(12,644)	23,665
Cash and cash equivalents at the beginning of the period	25,079	21,890
Cash and cash equivalents at the end of the period	$12,435	$45,555
(a) Acquisition of an initially consolidated subsidiary:
Working capital (excluding cash and cash equivalents)	$(992)	$—
Other receivables	163
Property and equipment	12	—
Intangible assets	5,734	—
Goodwill	7,607	—
Shares issued	(6,573)	—
Contingent consideration	(1,768)	—
Acquisition of subsidiaries, net of cash acquired	$4,183	$—
Significant non-cash transactions:
Right-of-use asset recognized with corresponding lease liability	$74	$—
The accompanying notes are an integral part of the consolidated financial statements.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 1: — GENERAL
a.
Freightos Limited (the “Company” or “Freightos Cayman”, and together with its subsidiaries —“Freightos” or the “Group”) was incorporated on April 12, 2022 under the laws of the Cayman Islands. The Company is an exempted company limited by shares.

On May 27, 2022, Freightos Limited (“Freightos-HK”), a Hong-Kong entity, completed a series of share swap transactions with its shareholders by which the shareholders of Freightos-HK exchanged their shares in Freightos-HK for an equivalent number and class of shares of the newly-created Freightos Cayman (the “Group Restructuring”). As of that date, Freightos-HK became a wholly-owned subsidiary of the Company. On September 30, 2022 Freightos-HK distributed the shares of several of its subsidiaries to the Company. Prior to that, in August 2022, as part of the distribution of shares of its subsidiaries, Freightos-HK increased its retained earnings by reducing its share premium for the same amount.
Freightos-HK has filed for, and obtained, a ruling from the Israel Tax Authority to confirm there is no current tax event for its Israeli shareholders arising out of these restructuring transactions. The ruling provides the Company, Freightos-HK and their subsidiaries certain tax benefits regarding the exchange of shares and distribution of the shares of the Group’s subsidiaries, and includes a condition according to which the Company will register for tax purposes in Israel.
The restructuring transaction was accounted for as a transaction between entities under common control under the pooling of interests method. Accordingly, the transaction was retrospectively applied to the financial statements of prior periods, such that the financial information of Freightos-HK is presented in these financial statements, except share capital that was retrospectively adjusted based on the equivalent number and class of shares of the Company. Since the number and class of the Company’s shares are similar to the number and class of Freightos-HK’s shares, per share data in these financial statements did not retrospectively change. The share capital of Freightos-HK does not have par value, and was retrospectively adjusted to reflect the Company’s share capital which has par value of $0.00001 per share for all classes of shares.
b.
Freightos operates a leading, vendor-neutral booking and payment platform for international freight. Freightos’ Platform supports supply chain efficiency and agility by enabling real-time procurement of ocean and air shipping across more than ten thousand importers/exporters, thousands of freight forwarders, and dozens of airlines and ocean carriers.

Freightos operates its business through two segments — Platform and Solutions. The Platform segment provides digitalized price quoting, booking and payments while considering actual capacity among global freight participants. The Solutions segment provides software tools and data to help industry participants automate their pricing, sales, and procurement processes.
c.
The Group has the following subsidiaries as of June 30, 2022:

Freightos-HK, a wholly-owned subsidiary of the Company following the Group Restructuring (see Note 1a), was incorporated in Hong-Kong on January 10, 2012. Through September 30, 2022 Freightos-HK still served as the holding company of the rest of the group entities and on that date distributed the shares of several of its subsidiaries to the Company. Freightos-HK is principally engaged in the provision of business interface and fronting services to its Israeli affiliate.
Freightos Ltd, a wholly-owned subsidiary of Freightos-HK through September 30, 2022, and a wholly-owned subsidiary of the Company since then, was incorporated in Israel on August 8, 2012 and started its operation on that date (the “Israeli subsidiary”). Currently, the Israeli subsidiary owns the technology and intellectual property of the Group and Freightos-HK provides business interface and fronting services to the Israeli subsidiary.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 1: — GENERAL (continued)
Freightos Software Development and Data Services Ltd., a wholly-owned subsidiary of Freightos-HK through September 30, 2022, and a wholly-owned subsidiary of the Company since then (whose shares are partially held in trust for the Company), was registered on January 18, 2012 in Ramallah, within the Palestinian Authority (the “Palestinian subsidiary”). The Palestinian subsidiary’s main activity is the development of certain software and know-how related to the Group’s offering of software and services, and customer and technical support.
Freightos Inc., a wholly-owned subsidiary of Freightos-HK through September 30, 2022, and a wholly-owned subsidiary of the Company since then, was incorporated in Delaware in the United States on May 28, 2015 (the “US subsidiary”). The US subsidiary is engaged in rendering billing services and holds the membership interests of 9T Technologies, LLC and the shares of Clearit Customs Services Inc. (see below).
Web Cargo, S.L.U., a wholly-owned Spanish subsidiary of Freightos-HK through September 30, 2022, and a wholly-owned subsidiary of the Company since then, was acquired in August 2016 (“WebCargo”). WebCargo is a software company that seeks to provide a competitive edge to air freight forwarders by optimizing rate management tasks. Currently, WebCargo operates as a low-risk distributor for certain of the Group’s products and services, as well as a contracted research and development service provider for the Israeli subsidiary.
Freightos Information Technology (Shanghai) Co., Ltd., a wholly-owned subsidiary of Freightos-HK, was established on January 17, 2018, in the People’s Republic of China (the “China subsidiary”). The China subsidiary engages in providing certain customer and technical support services to the Group.
Freightos India Private Limited, a wholly-owned subsidiary of Freightos-HK, was established on March 13, 2019, in India, to act as a low-risk distributor of certain of the Group’s products and services in India.
9T Technologies LLC. (“7LFreight”), a wholly-owned subsidiary of the US subsidiary, incorporated in the US, was acquired through a business combination closed on December 30, 2021. 7LFreight is a software company that seeks to provide a competitive edge to air freight forwarders by optimizing rate management tasks.
Clearit Customs Brokers Inc. (formerly: 13096351 Canada Inc.) (“Clearit-CA”), a wholly-owned subsidiary of Freightos-HK through September 30, 2022, and a wholly-owned subsidiary of the Company since then, was established in June 2021 in Canada to acquire certain assets as part of a business combination signed on November 3, 2021 and completed on February 16, 2022 (see Note 4). Clearit-CA is engaged in the business of providing online customs clearance and brokerage services in Canada.
Clearit Customs Services Inc. (“Clearit-US”), a wholly-owned subsidiary of the US subsidiary, incorporated in the US, was acquired through a business combination closed on February 16, 2022 (see Note 4). Clearit-US is engaged in the business of providing online customs clearance and brokerage services in the US.
d.
Merger agreement:

On May 31, 2022, the Company entered into a business combination agreement (the “BCA”) with Gesher I Acquisition Corp., a Cayman Islands exempted company limited by shares (“Gesher”), Freightos Merger Sub I, a Cayman Islands exempted company limited by shares and a direct, wholly-owned subsidiary of Freightos (“Merger Sub I”), and Freightos Merger Sub II, a Cayman Islands exempted company limited by shares and a direct, wholly-owned subsidiary of Freightos (“Merger Sub II”). Pursuant to the BCA, among other things, Merger Sub I will merge with and into

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 1: — GENERAL (continued)
Gesher, with Gesher being the surviving entity. Then, Gesher will merge with and into Merger Sub II with Merger Sub II surviving as a wholly-owned subsidiary of Freightos (collectively, the “Transactions”). The Transactions are subject to several conditions as described in the BCA, including the approval of the Transactions by the shareholders of Gesher and Freightos. Upon consummation of the Transactions, Freightos will become a publicly traded company. The former shareholders of Gesher will become shareholders of Freightos.
e.
These consolidated financial statements have been prepared on a going concern basis, which contemplates that the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As of June 30, 2022, the Company had an accumulated deficit of $104,227. During the six months ended June 30, 2022, the Company incurred a loss of $10,222 and negative cash flow from operating activities of $7,003. The Company’s current business plan includes various assumptions concerning the level and timing of cash outflows for operating activities.

The Company’s business plan indicates that Freightos’ ability to continue as a going concern and execute its business plan is dependent upon its ability to generate future revenue, raise capital through private or public financings (see Note 1d), enter into commercial agreements or engage in a strategic alternative, among others. The Company currently intends to finance its activities through any of the above. There are no assurances that the Company will be successful in obtaining an adequate level of financing needed for the long-term business plan and generating net income.
These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.
NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES
a.
Basis of presentation of the financial statements:

The interim consolidated financial statements have been prepared using accounting policies consistent with International Financial Reporting Standards (“IFRS”) and in accordance with International Accounting Standard (IAS) 34 — “Interim Financial Reporting”.
The unaudited Company’s interim consolidated financial statements as of June 30, 2022 and for the six months then ended (“interim financial statements”) should be read in conjunction with the audited consolidated financial statements of the Company as of December 31, 2021 and for the year then ended which have been prepared in accordance with IFRS.
b.
Significant accounting policies:

The significant accounting policies, presentation and methods of computation adopted in the preparation of these interim financial statements are consistent with those followed in the preparation of the Company’s consolidated audited financial statements for the year ended December 31, 2021.
NOTE 3: — SIGNIFICANT EVENTS IN THE REPORTING PERIOD
a.
On November 3, 2021, the Group signed a purchase agreement to acquire an online customs clearance business in the United States and Canada (collectively, the “Clearit Business”). The closing took place on February 16, 2022. For further details, see Note 4.

b.
On April 12, 2022, the Israeli subsidiary entered into a loan agreement and related agreements with an

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 3: — SIGNIFICANT EVENTS IN THE REPORTING PERIOD (continued)
Israeli bank, by which the Israeli subsidiary may borrow up to $6,000 based on the Company’s monthly recurring revenue generated by its SaaS business. The Israeli subsidiary pledged for the benefit of the bank the following: (1) a first ranking floating charge, unlimited in amount, over all the assets of the Israeli subsidiary and a fixed charge over the Israeli subsidiary’s registered and unissued share capital; (2) a first ranking fixed charge, unlimited in amount, over the Israeli subsidiary’s intellectual property rights; (3) a first ranking fixed charge, unlimited in amount, over contractual rights to amounts owed to the Israeli subsidiary by either of the US subsidiary, Freightos Limited, or WebCargo. As of the date of these financial statements, the Israeli subsidiary has not made any borrowings under this loan facility.
c.
On May 31, 2022, the Company entered into the BCA with Gesher, Merger Sub I, and Merger Sub II. For further details, see Note 1d.

NOTE 4: — BUSINESS COMBINATIONS
In February 2022, the Group acquired all of the shares of Clearit Customs Services, Inc., a US company, and the digital customs brokerage business assets from its related Canadian company. In consideration, the Group paid at closing a total amount of $5,000 in cash (which will be subject to a working capital adjustment and price reduction of $163, recorded under other receivables and prepaid expenses in the Company’s consolidated statement of financial position as of June 30, 2022) and issued 272,851 Ordinary shares of Freightos-HK valued at a total amount of $6,573. In addition, the Group may pay up to an additional $3,500 in cash subject to the business achieving certain operating and financial milestones over the period between 2022 and 2024. The parties intend to treat the sale and acquisition of the shares of the US company as a sale and purchase of assets pursuant to Section 338(h)(10) of the US Internal Revenue Code.
The fair value of the contingent consideration as of the acquisition date was $1,768, and was estimated using a valuation method based mainly on certain management estimations of current and forecasted financial results of operations of the acquired business. As of June 30, 2022, the estimated fair value of the contingent consideration was $1,599, and the amounts of $443 and $1,156 were recorded under current liabilities and other long-term liabilities, respectively.
The following table summarizes the fair value of the consideration transferred:
Cash paid	$4,837
Shares issued	6,573
Fair value of contingent consideration	1,768
$13,178
The following table summarizes the fair value of the acquired assets and assumed liabilities and the resulting goodwill as of the acquisition date:
Cash	$817
Current assets	559
Property and equipment	12
Customer relations	1,972
Technology	3,762
Goodwill	7,607
Current liabilities	(1,551)
$13,178

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 4: — BUSINESS COMBINATIONS (continued)
Acquisition related costs in the amount of $135, that were directly attributable to the transaction, were carried as an expense to the consolidated statement of profit or loss and other comprehensive loss, under general and administrative expenses.
Following are the supplemental consolidated financial results of the Group on an unaudited pro forma basis, as if the Clearit Business acquisition had been consummated on January 1, 2021:
	For the period of six months ended June 30,
	2022	2021
	(unaudited)	(unaudited)
Proforma revenue	$9,760	$6,408
Proforma loss	(10,548)	(7,059)
Proforma loss per Ordinary share	$(6.63)	$(5.38)
These proforma results were based on estimates and assumptions, which the Company believes are reasonable. They are not necessarily the results that would have been realized had the Company and the Clearit Business been a combined company during the periods presented and are not necessarily indicative of the Company’s consolidated results of operations in future periods. The pro forma results include adjustments related to purchase accounting, primarily the amortization of intangible assets.
NOTE 5: — FAIR VALUE MEASUREMENT
The carrying amounts of cash and cash equivalents, user funds, trade receivables, other receivables, other long-term assets, trade payables, user accounts and other payables approximate their fair values due to the short-term maturities of such instruments.
The fair value of the contingent payments recorded as part of the acquisition of the Clearit Business (see Note 4) was estimated using a valuation method based mainly on certain management estimations of current and forecasted financial results of operations of the acquired business.
The fair value of the contingent payments recorded as part of the acquisition of 7LFreight (see Note 1) closed in December 2021, was estimated using a valuation method based mainly on the current fair value and standard deviation of the Company’s Ordinary share, as well as on certain other management estimations of the probability of meeting certain performance indicators.
The following table presents the fair value measurement hierarchy for the Group’s financial instruments assets and liabilities carried at fair value:
	Fair value hierarchy (unaudited)
As of June 30, 2022:	Level 1	Level 2	Level 3	Total
Assets measured at fair value:
Other current receivables – hedge instrument	$1	$—	$—	$1
Liabilities measured at fair value:
Other current liabilities – contingent payments for business combinations	—	—	(1,195)	(1,195)
Other current liabilities – hedge instruments	(143)	—	—	(143)
Other long-term liabilities — contingent payments for business combinations	$—	$—	$(1,819)	$(1,819)

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 5: — FAIR VALUE MEASUREMENT (continued)
	Fair value hierarchy (audited)
As of December 31, 2021:	Level 1	Level 2	Level 3	Total
Assets measured at fair value:
Other current receivables – hedge instrument	$19	$—	$—	$19
Liabilities measured at fair value:
Other current liabilities – contingent payments for business combinations	—	—	(688)	(688)
Other current liabilities – hedge instruments	(10)	—	—	(10)
Other long-term liabilities – contingent payments for business combinations	$—	$—	$(687)	$(687)
There were no transfers from Level 1 to Level 2 during the reporting periods.
The changes in level 3 in the period of six months ended June 30, 2022 were as follows:
	Accrued expenses and other payables	Other long- term liabilities	Total
Fair value as of December 31, 2021	$688	$687	$1,375
Business combination (see Note 4)	—	1,768	1,768
Change in fair value	72	(201)	(129)
Classification of current maturity	435	(435)	—
	$1,195	$1,819	$3,014
NOTE 6: — EQUITY
a.
The Group Restructuring (see Note 1a) was accounted for as a transaction between entities under common control under the pooling of interests method. Accordingly, the transaction was retrospectively applied to the financial statements of prior periods, such that the financial information of Freightos-HK is presented in these financial statements, except share capital that was retrospectively adjusted based on the equivalent number and class of shares of the Company (the number and class of the Company’s shares are similar to the number and class of Freightos-HK’s shares).

The share capital of Freightos-HK does not have a par value, and was retrospectively adjusted to reflect the Company’s share capital which has a par value of $0.00001 per share for all classes of shares.
b.
Composition of share capital:

	Authorized	Issued and outstanding
	June 30, 2022
Ordinary shares of $0.00001 per share	16,232,651	2,279,563
Series Seed Preferred shares of $0.00001 per share	698,000	698,000
Series A1 Preferred shares of $0.00001 per share	1,314,285	1,314,285
Series A2 Preferred shares of $0.00001 per share	264,983	264,983
Series B Preferred shares of $0.00001 per share	2,352,445	2,352,445
Series C Preferred shares of $0.00001 per share	5,232,616	3,232,616
	26,094,980	10,141,892

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 6: — EQUITY (continued)
Issued and outstanding
December 31, 2021
Ordinary shares	1,974,544
Series Seed Preferred shares	698,000
Series A1 Preferred shares	1,314,285
Series A2 Preferred shares	264,983
Series B Preferred shares	2,352,445
Series C Preferred shares	3,232,616
9,836,873

c.
Movement in issued and outstanding share capital:

Number of shares
Balance as of January 1, 2022	9,836,873
Issuance of Ordinary shares	272,851
Exercise of employees’ options into Ordinary shares	32,168
Balance as of June 30, 2022	10,141,892

d.
Rights attached to shares:

1.
The holders of Ordinary shares are entitled to receive dividends only when, as and if declared by the Board of Directors and are entitled to one vote per share at meetings of the Company. All Ordinary shares rank equally with regard to the Company’s residual assets.

2.
The holders of the “Series Seed”, “Series A-1”, “Series A-2”, “Series B” and “Series C” Preferred shares (together, the “Preferred Shares”) are entitled to receive dividends prior to the holders of Ordinary shares but only when, as and if declared by the Board of Directors, at the rate of 6% per annum of the original issue price. On liquidation of the Company, the assets of the Company available for distribution shall be applied, in priority to any payment to the holders of Ordinary shares, on a pro-rata basis. The holder of Preferred Shares shall have the right to one vote for each Ordinary share into which such Preferred Shares could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder has full voting rights and powers equal to the voting rights and powers of the holders of Ordinary shares. Certain matters are subject to the approval of holders of each of the classes of Preferred Shares.

3.
Conversion of Preferred Shares into Ordinary shares:

At any time, a holder of Preferred Shares of any class may convert Preferred Shares into Ordinary shares at a conversion ratio of one Ordinary share for each Preferred Share. This conversion ratio is subject to customary adjustments.
In addition, all Preferred Shares will be automatically converted into Ordinary shares at a conversion ratio of one Ordinary share for each Preferred Share (subject to customary adjustments) upon the earliest of (1) the date specified by vote or written consent or agreement of the holders of more than 50% of the Preferred Shares, (2) immediately prior to the closing of the Company’s offer of its Ordinary shares to the public on a globally recognized stock exchange in a firm

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 6: — EQUITY (continued)
underwriting which yields net proceeds to the Company of at least $50,000 or (3) immediately prior to the effective time of the first merger contemplated by the BCA (see Note 1d).
e.
Capital management:

Capital comprises share capital and reserves as stated in the statement of financial position. The Company’s objective when managing capital is to safeguard its ability to continue as a going concern, so that it can continue to provide returns for the shareholders.
NOTE 7: — SHARE-BASED PAYMENT
Prior to the Group Restructuring, the Group maintained one share options plan, approved by the Board of Directors of Freightos-HK on October 17, 2012 (the “2012 Plan”).
In May 2022 as part of the Group Restructuring, the Company established the Freightos 2022 Long-term Incentive Plan (the “2022 Plan”), which is intended to be a successor of the 2012 Plan, such that no additional stock awards will be granted under the 2012 Plan. Any shares that otherwise remained available for future grants under the 2012 Plan ceased to be available under the 2012 Plan and will not be available for grants under the 2022 Plan. In addition, Freightos-HK assigned to the Company all rights, obligations and liabilities under the 2012 Plan and all options to purchase Freightos-HK Ordinary shares that were granted under the 2012 Plan, whether vested or unvested, have been converted into and became options to purchase an identical number of Ordinary shares of the Company under the 2022 Plan.
As of June 30, 2022, the Company’s Board of Directors approved an aggregated amount of 2,281,416 share options for grant to employees and consultants of the Group. Out of this amount, an aggregated amount of 389,178 share options were exercised into the Company’s Ordinary shares through June 30, 2022. The unallocated pool as of June 30, 2022 and December 31, 2021 consisted of 512,432 and 84,108 share options, respectively.
The fair value of share-based awards, granted in the periods of six months ended June 30, 2022 and 2021, was estimated using the Black & Scholes option-pricing model with the following assumptions:
	For the period of six months ended June 30,
	2022	2021
	(unaudited)	(unaudited)
Weighted average expected term (years)	6.05	6.04
Interest rate	1.93%	0.99%
Volatility	52%	51%
Dividend yield	—	—
The expected life of the share options is based on the midpoints between the available exercise dates (the end of the vesting periods) and the last available exercise date (the contracted expiry date), as adequate historical experience is still not available to provide a reasonable estimate.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 7: — SHARE-BASED PAYMENT (continued)
The share-based compensation expense was recorded in the statement of profit or loss and other comprehensive loss as follows:
	For the period of six months ended June 30,
	2022	2021
	(unaudited)	(unaudited)
Cost of revenue	$65	$43
Research and development	130	74
Selling and marketing	237	195
General and administrative	300	144
	$732	$456
The changes in outstanding share options were as follows:
	For the period of six months ended June 30,
	2022 (unaudited)		2021 (unaudited)
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		$		$
Options at beginning of the period	1,095,675	5.67	982,344	3.78
Granted	374,450	14.66	105,633	11.55
Exercised	(32,168)	3.44	(14,841)	3.09
Forfeited	(58,151)	6.25	(47,595)	3.69
Options outstanding at end of the period	1,379,806	8.14	1,025,541	4.59
Options exercisable at end of the period	672,572	4.02	550,444	3.25
Based on the above inputs, the weighted average fair value of the options granted in the periods of six months ended June 30, 2022 and 2021, was determined at $7.40 and $6.31 per option, respectively.
The weighted average remaining contractual life for the share options outstanding as of June 30, 2022 was 7.24 years (as of December 31, 2021: 6.88 years).
The range of exercise prices for share options outstanding as of June 30, 2022 was $0 — $14.66 (as of December 31, 2021 was $0 — $14.66).
NOTE 8: — COMMITMENTS AND CONTINGENT LIABILITIES
As of June 30, 2022, the Company issued one bank guarantee to secure certain obligations it has in respect of a lease agreement of its offices in Jerusalem, for a total secured amount of $66.
NOTE 9: — OPERATING SEGMENTS
a.
General:

The operating segments are identified on the basis of information that is reviewed by the chief operating decision maker (“CODM”) to make decisions about resources to be allocated and assess

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 9: — OPERATING SEGMENTS (continued)
their performance. Accordingly, for management purposes, the Group is organized into two operating segments based on the products and services of the business units and has operating segments as follows:
1.
Solutions segment.   Freightos provides software tools and data to help the freight industry participants automate their pricing, sales, and procurement processes. Revenue includes recurring subscriptions for SaaS or data and certain non-recurring revenue from professional services that enable a user to implement and use the SaaS solution.

2.
Platform segment.   Freightos provides digitalized price quoting, booking and payments while considering actual capacity among global freight participants (the users). The transactional platforms enable freight forwarding companies to procure capacity from carriers, and enable importers and exporters to procure services from freight forwarders, or occasionally, directly from carriers. Revenue is transactional type fees generated from specific freight-service transactions booked between buyers and sellers on Freightos’ Platform.

Each segment’s performance is determined based on operating loss reported in the financial statements. The results of a segment reported to the CODM include items attributed directly to a segment, as well as other items, which are indirectly attributed using reasonable assumptions and exclude share-based compensation charges as they are not considered in the internal operating plans and measurement of the segment’s financial performance.
b.
The following table presents revenue and operating loss per segment:

	Solutions	Platform	Unallocated	Total
For the period of six months ended June 30, 2022 (unaudited)
Subscriptions	$5,864	$—	$—	$5,864
SaaS-related professional services	615	—	—	615
Transactional Platforms fees	—	3,069	—	3,069
Total revenue	6,479	3,069	—	9,548
Operating income (loss)	$871	$(4,927)	$(5,993)	$(10,049)
	Solutions	Platform	Unallocated	Total
For the period of six months ended June 30, 2021 (unaudited)
Subscriptions	$3,525	$—	$—	$3,525
SaaS-related professional services	89	—	—	89
Transactional Platforms fees	—	1,347	—	1,347
Total revenue	3,614	1,347	—	4,961
Operating loss	$(340)	$(4,151)	$(2,540)	$(7,031)
Unallocated includes corporate expenses and share-based compensation.
For the periods of six months ended June 30, 2022 and 2021, no single Solutions customer or Platform user accounted for 10% or more of the Company’s consolidated income.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 9: — OPERATING SEGMENTS (continued)
c.
The Company’s geographic information on revenue is as follows:

	Solutions	Platform	Total
For the period of six months ended June 30, 2022 (unaudited)
Europe	$2,524	$—	$2,524
Hong Kong	161	3,069	3,230
United States	3,459	—	3,459
Other	335	—	335
	$6,479	$3,069	$9,548
	Solutions	Platform	Total
For the period of six months ended June 30, 2021 (unaudited)
Europe	$2,145	$—	$2,145
Hong Kong	45	1,347	1,392
United States	1,210	—	1,210
Other	214	—	214
	$3,614	$1,347	$4,961
The Company’s revenue from its Solutions segment is classified based on the location of the customers.
The Company’s revenue from its Platform segment is classified to its business in Hong Kong. This classification is independent of where the user resides or where the user is physically located while using the Company’s services.
As of June 30, 2022, the carrying amounts of non-current assets (property and equipment, right-of-use assets, and intangible assets) are mainly in Canada due to the purchase of digital customs brokerage business assets and in the US, Hong Kong, Israel, and Spain. As of December 31, 2021, the carrying amounts of non-current assets are mainly in the US due to the acquisition of 7LFreight and in Hong Kong, Israel and Spain.
NOTE 10: — LOSS PER ORDINARY SHARE
Details of the number of shares and loss used in the computation of basic and diluted loss per share:
	Number of shares
	For the period of six months ended June 30,
	2022	2021
	(unaudited)	(unaudited)
Weighted number of Ordinary shares(*)	2,189,786	1,767,239

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 10: — LOSS PER ORDINARY SHARE (continued)
	For the period of six months ended June 30,
	2022	2021
	(unaudited)	(unaudited)
Loss	$10,222	$7,027
Preferred shares dividend (see Note 6)	4,452	3,911
For the computation of basic and diluted loss per share	$14,674	$10,938

(*)
The computation of diluted loss per share did not take into account potential Ordinary shares (detailed below) due to their anti-dilutive effect:

a.
1,379,806 options to employees and consultants outstanding as of June 30, 2022 under the share-based compensation plan (1,025,541 as of June 30, 2021).

b.
454,937 Ordinary shares to be issued contingent upon future conditions, as part of a consideration in business combinations and other transactions made by the Group in the current and previous periods.

c.
7,862,329 Preferred shares outstanding as of June 30, 2022 (7,817,325 as of June 30, 2021) (see Note 6).

NOTE 11: — RELATED PARTIES
a.
For the six months ended June 30, 2022, related parties consisted of 9 directors (including the CEO, who is also a shareholder) serving on either the Company’s or Freightos-HK’s respective Board of Directors and 6 key officers. For the six months ended June 30, 2021, related parties consisted of 7 directors (including the CEO, who is also a shareholder) serving on Freightos-HK’s Board of Directors and 6 key officers.

b.
Related party transactions:

The Company entered into a number of commercial agreements with a subsidiary of one of its investors in connection with a number of ocean cargo indexes. The investor’s subsidiary serves as a benchmark administrator for the indexes and the Company serves as the calculating agent of these indexes. In addition, the parties share the revenue from licensing certain data used in calculating the indexes. The total expense accrued by the Company during the six month periods ended June 30, 2022 and 2021 was $62 and $5, respectively. The expense was included under sales and marketing in the consolidated statements of profit or loss. Outstanding balance as of June 30, 2022 and December 31, 2021 was $6 and $55, respectively, and was included under accrued expenses and other payables.
Certain of the Company’s investors also conduct business on the Company’s transactional platforms through other of the investors’ respective group members. Fees charged for these users are no more favorable than terms generally available to third parties under the same or similar circumstances.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 11: — RELATED PARTIES (continued)
c.
Compensation of key management personnel of the Group recognized as an expense during the reporting period:

	For the period of six months ended June 30,
	2022	2021
	(unaudited)	(unaudited)
Short-term employee benefits	$951	$826
Share-based payments	360	138
Post-employment benefits	9	10
	$1,320	$974
Number of key officers and directors	15	13
NOTE 12: — EVENTS AFTER THE REPORTING DATE
In October 2022, the Israeli subsidiary entered into a term loan agreement with an Israeli bank, pursuant to which the Israeli subsidiary borrowed $2,500, to be repaid no later than March 31, 2023. The term loan bears an interest at Term SOFR rate plus 6.0% per annum payable monthly.
- - - - - - - - - - - - - -

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
FREIGHTOS LIMITED AND ITS SUBSIDIARIES
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated financial position of Freightos Limited (a Cayman Islands company) and its subsidiaries (“the Company”) as of December 31, 2021 and 2020 and the related statements of profit or loss and other comprehensive loss, changes in equity and cash flows for each of the two years in the period ended December 31, 2021 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1e to the consolidated financial statements, the Company has suffered recurring losses from operations, has a negative cash-flow from operating activities, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1e. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. As part of our audits we are required to obtain an understanding of internal controls over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditors since 2012.
November 2, 2022	/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member of Ernst & Young Global

REIGHTOS LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
U.S. dollars in thousands
	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,079	$21,890
User funds	9,201	—
Trade receivables, net (Note 7)	1,667	1,018
Other receivables and prepaid expenses (Note 8)	884	409
	36,831	23,317
NON-CURRENT ASSETS:
Property and equipment, net (Note 9)	702	745
Right-of-use assets, net (Note 10)	1,983	2,154
Intangible assets, net (Note 11)	5,296	1,668
Goodwill (Note 11)	8,021	2,298
Deferred taxes (Note 21)	577	470
Other long-term assets (Note 12)	667	518
	17,246	7,853
Total assets	$54,077	$31,170
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade payables	$587	$286
User accounts	9,201	6,411
Current maturity of lease liabilities (Note 10)	655	532
Accrued expenses and other payables (Note 13)	5,550	2,644
	15,993	9,873
LONG TERM LIABILITIES:
Lease liabilities (Note 10)	1,088	1,488
Employee benefit liabilities, net (Note 15)	1,390	1,009
Other long-term liabilities (Note 14)	687	326
	3,165	2,823
EQUITY: (Note 16)
Share capital	(*)	(*)
Share premium	129,056	96,172
Reserve from remeasurement of defined benefit plans	(132)	(51)
Accumulated deficit	(94,005)	(77,647)
Total equity	34,919	18,474
Total liabilities and equity	$54,077	$31,170

(*) Represents an amount lower than $1.
The accompanying notes are an integral part of the consolidated financial statements.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE LOSS
U.S. dollars in thousands, except share and per share data
	Year ended December 31,
	2021	2020
Revenue	$11,117	$8,509
Cost of revenue (Note 20)	4,596	4,273
Gross profit	6,521	4,236
Operating expenses:
Research and development (Note 20)	7,822	6,910
Selling and marketing (Note 20)	8,774	5,807
General and administrative (Note 20)	6,273	4,562
Reorganization (Note 1c)	—	891
Total operating expenses	22,869	18,170
Operating loss	(16,348)	(13,934)
Finance income	150	193
Finance expenses	(156)	(172)
Financing income (expenses), net	(6)	21
Loss before income taxes	(16,354)	(13,913)
Income taxes (Note 21)	4	259
Loss	$(16,358)	$(14,172)
Other comprehensive loss (net of tax effect):
Remeasurement loss from defined benefit plans	(81)	(51)
Total components that will not be reclassified subsequently to profit or loss	(81)	(51)
Total comprehensive loss	$(16,439)	$(14,223)
Basic and diluted loss per Ordinary share (Note 22)	$(13.85)	$(12.23)
Weighted average number of shares outstanding used to compute basic and diluted loss per share	1,774,542	1,690,104
The accompanying notes are an integral part of the consolidated financial statements.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
U.S. dollars in thousands
	Share capital		Share premium	Reserve from re-measurement of defined benefit plan	Accumulated deficit	Total
Balance as of January 1, 2020	$	(*)	$95,304	$—	$(63,475)	$31,829
Loss		—	—	—	(14,172)	(14,172)
Total other comprehensive loss		—	—	(51)	—	(51)
Total comprehensive loss		—	—	(51)	(14,172)	(14,223)
Exercise of options		(*)	46	—	—	46
Share-based compensation		—	822	—	—	822
Balance as of December 31, 2020		(*)	96,172	(51)	(77,647)	18,474
Loss		—	—	—	(16,358)	(16,358)
Total other comprehensive loss		—	—	(81)	—	(81)
Total comprehensive loss		—	—	(81)	(16,358)	(16,439)
Issuance of Ordinary shares		(*)	4,417	—	—	4,417
Issuance of Preferred C shares, net		(*)	27,499	—	—	27,499
Exercise of options		(*)	33	—	—	33
Share-based compensation		—	935	—	—	935
Balance as of December 31, 2021		(*)	$129,056	$(132)	$(94,005)	$34,919

(*)
Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands
	Year ended December 31,
	2021	2020
Cash flows from operating activities:
Loss	$(16,358)	$(14,172)
Adjustments to reconcile net loss to net cash used in operating activities:
Adjustments to profit or loss items:
Depreciation and amortization	1,098	1,271
Share-based compensation	935	822
Operating expense settled by issuance of shares (see Note 16d.4)	1,952	—
Finance expenses (income), net	6	(21)
Taxes on income	4	259
	3,995	2,331
Changes in asset and liability items:
Increase in user funds	(9,201)	—
Increase in user accounts	2,790	6,411
Decrease (increase) in other receivables and prepaid expenses	(530)	274
Decrease (increase) in trade receivables	(613)	743
Increase (decrease) in trade payables	403	(501)
Increase in accrued severance pay, net	296	158
Increase other long-term assets	(264)	(73)
Increase (decrease) in accrued expenses and other payables	2,223	(3,019)
	(4,896)	3,993
Cash paid and received during the year for:
Interest paid, net	(3)	(9)
Taxes paid	(62)	(417)
	(65)	(426)
Net cash used in operating activities	(17,324)	(8,274)
Cash flows from investing activities:
Purchase of property and equipment	(181)	(56)
Proceeds from sale of property and equipment	2	14
Acquisition of a subsidiary, net of cash acquired (b)	(4,367)	—
Decrease in restricted cash	—	108
Net cash provided by (used in) investing activities	(4,546)	66
Cash flows from financing activities:
Proceeds from issuance of Preferred C shares, net	26,131	—
Repayment of lease liabilities	(574)	(657)
Receipt from a long-term bank loan	—	338
Repayment of a long-term bank loan	(364)	—
Exercise of options	33	46
Net cash provided by (used in) financing activities	$25,226	$(273)
The accompanying notes are an integral part of the consolidated financial statements.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
U.S. dollars in thousands
	Year ended December 31,
	2021	2020
Exchange differences on balances of cash and cash equivalents	$(167)	$121
Increase (decrease) in cash and cash equivalents	3,189	(8,360)
Cash and cash equivalents at the beginning of the period	21,890	30,250
Cash and cash equivalents at the end of the period	$25,079	$21,890
(a) Acquisition of an initially consolidated subsidiary:
Working capital (excluding cash and cash equivalents)	$23	$—
Property and equipment	4	—
Intangible assets	2,613	—
Goodwill	5,723	—
Other payables	(156)	—
Shares issued	(2,465)	—
Contingent consideration	(1,375)	—
Acquisition of a subsidiary, net of cash acquired	$4,367	$—
(b) Significant non-cash transactions:
Purchase of intangible assets paid with Preferred C shares (see Note 11c)	$1,368	$—
Right-of-use asset recognized with corresponding lease liability (see Note 10)	$354	$719

The accompanying notes are an integral part of the consolidated financial statements.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 1: — GENERAL
a.
Freightos Limited (the “Company” or “Freightos Cayman”, and together with its subsidiaries — “Freightos” or the “Group”) was incorporated on April 12, 2022 under the laws of the Cayman Islands. The Company is an exempted company limited by shares.

On May 27, 2022, Freightos Limited (“Freightos-HK”), a Hong-Kong entity, completed a series of share swap transactions with its shareholders by which the shareholders of Freightos-HK exchanged their shares in Freightos-HK for an equivalent number and class of shares of the newly-created Freightos Cayman (the “Group Restructuring”). As of that date, Freightos-HK became a wholly-owned subsidiary of the Company. On September 30, 2022 distributed the shares of several of its subsidiaries to the Company. Prior to that, in August 2022, as part of the distribution of shares of its subsidiaries, Freightos-HK increased its retained earnings by reducing its share premium for the same amount.
Freightos-HK has filed for, and obtained, a ruling from the Israel Tax Authority to confirm there is no current tax event for its Israeli shareholders arising out of these restructuring transactions. The ruling provides the Company, Freightos-HK and their subsidiaries certain tax benefits regarding the exchange of shares and distribution of the shares of Group’s subsidiaries, and includes a condition according to which the Company will register for tax purposes in Israel.
The restructuring transaction was accounted for as a transaction between entities under common control under the pooling of interests method. Accordingly, the transaction was retrospectively applied to the financial statements of prior periods, such that the financial information of Freightos-HK is presented in these financial statements, except share capital that was retrospectively adjusted based on the equivalent number and class of shares of the Company. Since the number and class of the Company’s shares are similar to the number and class of Freightos-HK’s shares, per share data in these financial statements did not retrospectively change. The share capital of Freightos-HK does not have par value, and was retrospectively adjusted to reflect the Company’s share capital which has par value of $0.00001 per share for all classes of shares.
b.
Freightos operates a leading, vendor-neutral booking and payment platform for international freight. Freightos’ Platform supports supply chain efficiency and agility by enabling real-time procurement of ocean and air shipping across more than ten thousand importers/exporters, thousands of freight forwarders, and dozens of airlines and ocean carriers.

Freightos operates its business through two segments — Platform and Solutions. The Platform segment provides digitalized price quoting, booking and payments while considering actual capacity among global freight participants. The Solutions segment provides software tools and data to help industry participants automate their pricing, sales, and procurement processes.
c.
The Group has the following subsidiaries as of December 31, 2021:

Freightos-HK, a wholly-owned subsidiary of the Company following the Group Restructuring (see Note 1a), was incorporated in Hong-Kong on January 10, 2012. Through September 30, 2022 Freightos-HK still served as the holding company of the rest of the group entities and on that date distributed the shares of several of its subsidiaries to the Company. Freightos-HK is principally engaged in the provision of business interface and fronting services to its Israeli affiliate.
Freightos Ltd, a wholly-owned subsidiary of Freightos-HK through September 30, 2022, and a wholly-owned subsidiary of the Company since then, was incorporated in Israel on August 8, 2012 and started its operation on that date (the “Israeli subsidiary”). Currently, the Israeli subsidiary owns the technology and intellectual property of the Group and Freightos-HK provides business interface and fronting services to the Israeli subsidiary.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 1: — GENERAL (continued)
Freightos Software Development and Data Services Ltd., a wholly-owned subsidiary of Freightos-HK through September 30, 2022, and a wholly-owned subsidiary of the Company since then (whose shares are partially held in trust for the Company), was registered on January 18, 2012 in Ramallah, within the Palestinian Authority (the “Palestinian subsidiary”). The Palestinian subsidiary’s main activity is the development of certain software and know-how related to the Group’s offering of software and services, and customer and technical support.
Freightos Inc., a wholly-owned subsidiary of the Freightos-HK through September 30, 2022, and a wholly-owned subsidiary of the Company since then, was incorporated in Delaware in the United States on May 28, 2015 (the “US subsidiary”). The US subsidiary is engaged in rendering billing services and holds the membership interests of 9T Technologies, LLC (see below).
Web Cargo, S.L.U., a wholly-owned Spanish subsidiary of Freightos-HK through September 30, 2022, and a wholly-owned subsidiary of the Company since then, was acquired in August 2016 (“WebCargo”) (see also Note 11). WebCargo is a software company that seeks to provide a competitive edge to air freight forwarders by optimizing rate management tasks. Currently, WebCargo operates as a low-risk distributor for certain of the Group’s products and services, as well as a contracted research and development service provider for the Israeli subsidiary.
Freightos Information Technology (Shanghai) Co., Ltd., a wholly-owned subsidiary of Freightos-HK, was established on January 17, 2018, in the People’s Republic of China (the “China subsidiary”). The China subsidiary engages in providing certain customer and technical support services to the Group.
Freightos India Private Limited, a wholly-owned subsidiary of Freightos-HK, was established on March 13, 2019, in India, to act as a low-risk distributor of certain of the Group’s products and services in India.
9T Technologies LLC. (“7LFreight”), a wholly-owned subsidiary of the US subsidiary, incorporated in the US, was acquired through a business combination closed on December 30, 2021 (see Note 5). 7LFreight is a software company that seeks to provide a competitive edge to air freight forwarders by optimizing rate management tasks.
Clearit Customs Brokers Inc. (formerly: 13096351 Canada Inc.), a wholly-owned subsidiary of Freightos-HK through September 30, 2022, and a wholly-owned subsidiary of the Company since then, was established in June 2021 in Canada to acquire certain assets as part of a business combination signed on November 3, 2021 and completed post balance sheet date on February 16, 2022 (see Note 24).
d.
COVID-19:

COVID-19 affected the global freight industry in a number of ways. In 2020, initial lockdowns dramatically reduced shipping volumes for several months. Air cargo was particularly impacted, given the cessation of many passenger flights and the fact that, according to the International Air Transport Association Knowledge Hub, those flights accounted for some 50% of global cargo capacity. However, in 2021, consumer spending on goods, particularly imported goods, recovered strongly and set new records. The international freight industry achieved record volumes and prices, while encountering significant operational issues as demand for imported goods outstripped the capacity of the global shipping network at every level: ships, port throughput, trucks and storage.
High shipping prices affect our business in a mixed way. While it potentially increased gross booking value per transaction, it also decreased the number of transactions, as some importers/exporters, especially small and medium business, are price-sensitive. Operational issues adversely impact the overall Buyer experience and tend to negatively impact our business.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 1: — GENERAL (continued)
Periodically during COVID there were lockdowns, especially in parts of China, which disrupted the manufacturing of goods and the operation of ports and the trucks that feed them. While most of the world seems to be returning to normal at the time of writing, we do expect some months of intermittent lockdowns in China which may affect the industry.
COVID-19 was a positive driver for digitalization in our industry because schedules and rates became a lot more volatile, requiring digital tools which respond quickly. We believe that this trend toward digitalization is continuing even as the COVID-19 pandemic abates.
During the spring of 2020 as part of measures taken to cope with the first wave of the COVID-19 global crisis and the uncertainty at that time, the Company decided to reorganize its business units, including a certain workforce reduction. As a result, the Company recorded in 2020 reorganization expenses in the amount of $891 which mostly comprised severance payments.
e.
These consolidated financial statements have been prepared on a going concern basis, which contemplates that the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As of December 31, 2021, the Company had an accumulated deficit of $94,005. During the year ended December 31, 2021, the Company incurred a loss of $16,358 and negative cash flow from operating activities of $17,324. The Company’s current business plan includes various assumptions concerning the level and timing of cash outflows for operating activities.

The Company’s business plan indicates that Freightos’ ability to continue as a going concern and execute on its business plan is dependent upon its ability to generate future revenue, raise capital through private or public financings (see Note 24c), enter into commercial agreements or engage in a strategic alternative, among others. The Company currently intends to finance its activities through any of the above. There are no assurances that the Company will be successful in obtaining an adequate level of financing needed for the long-term business plan and generating net income.
These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.
NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES
The following accounting policies have been applied consistently in the financial statements for all periods presented, unless otherwise stated.
a.
Basis of presentation of the financial statements:

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).
The Company’s financial statements have been prepared on a cost basis, except for certain financial instruments presented at fair value through profit or loss and certain employee benefit liabilities, net.
The Company has elected to present the profit or loss items using the function of expense method.
b.
Consolidated financial statements:

The consolidated financial statements comprise the financial statements of companies that are controlled by the Company (subsidiaries). Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES (continued)
through its power over the investee. Potential voting rights are considered when assessing whether an entity has control. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases.
The financial statements of the Company and of the subsidiaries are prepared on the same dates and periods. The consolidated financial statements are prepared using uniform accounting policies by all companies in the Group. Intragroup balances and transactions and gains or losses resulting from intragroup transactions are eliminated in full in the consolidated financial statements.
c.
Functional currency, presentation currency and foreign currency:

1.
Functional currency and presentation currency:

The consolidated financial statements are presented in U.S. dollar (“USD”), which is the Company’s functional currency. For each subsidiary, the Group determines the functional currency and items included in the financial statements of each subsidiary are measured using that functional currency. The functional currency of all the Group’s subsidiaries is the USD.
2.
Transactions, assets and liabilities in foreign currency:

Transactions denominated in foreign currency are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at each reporting date into the functional currency at the exchange rate at that date. Non-monetary assets and liabilities denominated in foreign currency are translated using exchange rates at the date of the transaction. Exchange rate differences are recognized in profit or loss.
d.
Cash equivalents:

Cash equivalents are considered as highly liquid investments, including unrestricted short-term bank deposits with an original maturity of three months or less from the date of investment or with a maturity of more than three months, but which are redeemable on demand without penalty and which form part of Freightos’ cash management. The balance of cash equivalents also includes certain cash amounts held in accounts with third party payment service providers which are already earned and available for disbursement by the Company.
e.
User funds and User accounts:

In 2021 the Company entered into arrangements with third party payment service providers to hold funds on behalf of buyers and sellers (“users”) on its freightos.com and WebCargo eBooking platforms (See Note 2j).
User funds consist of buyers’ prepayments, including the Company’s transaction and service fees that would be earned when an order is completed, credits issued upon cancellations and seller fees that have not yet been withdrawn. User accounts represent the corresponding liability to the users.
The Company does not have ownership over the funds and does not have the right to direct the funds to be used at will or for its own benefit other than those funds related to transaction and service fees owed to the Company after control has been obtained by the customers.
f.
Property and equipment:

Property and equipment are measured at cost, including directly attributable costs, less accumulated depreciation, accumulated impairment losses and excluding day-to-day servicing expenses, if any.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES (continued)
Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:
%
Computers and hardware	15 – 33
Office furniture and equipment	6 – 20
Leasehold improvements	See below
Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term (including reasonably certain options periods) and the estimated useful life of the improvements.
The useful life, depreciation method and residual value of an asset are reviewed at least each year-end and any changes are accounted for prospectively as a change in accounting estimate.
An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal.
g.
Business combinations and goodwill:

Business combinations are accounted for by applying the acquisition method. The cost of the acquisition is measured at the fair value of the consideration transferred on the acquisition date.
Direct acquisition costs are carried to the statement of profit or loss as incurred.
Contingent consideration is recognized at fair value on the acquisition date and classified as a financial asset or liability in accordance with International Accounting Standard (“IAS”) 39. Subsequent changes in the fair value of the contingent consideration are recognized in profit or loss. If the contingent consideration is classified as an equity instrument, it is measured at fair value on the acquisition date without subsequent remeasurement.
Goodwill is initially measured at cost which represents the excess of the acquisition consideration over the net identifiable assets acquired and liabilities assumed. If the resulting amount is negative, the acquirer recognizes the resulting gain on the acquisition date.
h.
Leases:

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.
The Company recognizes a right-of-use asset and a lease liability at the lease commencement date, excluding leases whose term is up to 12 months and leases for which the underlying asset is of low value. For these excluded leases, the Company has elected to recognize the lease payments as an expense in profit or loss on a straight-line basis over the lease term. In measuring the lease liability, the Company has elected to apply the practical expedient in IFRS 16 and does not separate the lease components from the non-lease components included in a single contract.
The Company has contracts that are, or contain, leases, for the buildings and offices used for its operations. Leases which entitle employees to a company car as part of their employment terms are accounted for as employee benefits in accordance with the provisions of IAS 19 and not as subleases.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES (continued)
readily determined, the Company’s incremental borrowing rate. After the commencement date, the Company measures the lease liability using the effective interest rate method.
On the commencement date, the right-of-use asset is recognized in an amount equal to the lease liability plus lease payments already made on or before the commencement date and initial direct costs incurred. The right-of-use asset is measured applying the cost model and depreciated over the shorter of its useful life and the lease term.
The periods of depreciation of the right-of-use buildings and offices assets are 2.5-3 years.
The Company tests for impairment of the right-of-use asset whenever there are indications of impairment pursuant to the provisions of IAS 36.
Lease liability is re-measured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option.
When the lease liability is re-measured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.
Lease extension and termination options:
A non-cancelable lease term includes both the periods covered by an option to extend the lease when it is reasonably certain that the extension option will be exercised and the periods covered by a lease termination option when it is reasonably certain that the termination option will not be exercised.
In the event of any change in the expected exercise of the lease extension option or in the expected non-exercise of the lease termination option, the Company remeasures the lease liability based on the revised lease term using a revised discount rate as of the date of the change in expectations. The total change is recognized in the carrying amount of the right-of-use asset until it is reduced to zero, and any further reductions are recognized in profit or loss.
i.
Impairment of non-financial assets:

The Company evaluates the need to record an impairment of non-financial assets whenever events or changes in circumstances indicate that the carrying amount is not recoverable. If the carrying amount of non-financial assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount is the higher of fair value less costs of sale and value in use. In measuring value in use, the expected future cash flows are discounted using a pre-tax discount rate that reflects the risks specific to the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in profit or loss.
An impairment loss of an asset, other than goodwill, is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, shall not be increased above the lower of the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and its recoverable amount. The reversal of impairment loss of an asset presented at cost is recognized in profit or loss.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES (continued)
Goodwill in respect of subsidiaries:
The Company reviews goodwill for impairment once a year, on December 31, or more frequently if events or changes in circumstances indicate that there is an impairment.
Goodwill is tested for impairment by assessing the recoverable amount of the cash-generating unit (or group of cash-generating units) to which the goodwill has been allocated. An impairment loss is recognized if the recoverable amount of the cash-generating unit (or group of cash-generating units) to which goodwill has been allocated is less than the carrying amount of the cash-generating unit (or group of cash-generating units). Any impairment loss is allocated first to goodwill. Impairment losses recognized for goodwill cannot be reversed in subsequent periods.
j.
Revenue:

Revenue from contracts with customers is recognized when the control over the goods or services is transferred to the customer. The transaction price is the amount of the consideration that is expected to be received based on the contract terms, excluding amounts collected on behalf of third parties (such as taxes).
In determining the amount of revenue from contracts with customers, the Company evaluates whether it is a principal or an agent in the arrangement. The Company is a principal when the Company controls the promised goods or services before transferring them to the customer. In these circumstances, the Company recognizes revenue for the gross amount of the consideration. When the Company is an agent, it recognizes revenue for the net amount of the consideration, after deducting the amount due to the principal.
The Company’s revenue is derived from several sources:
•
transaction fees and ancillary services fees on its global freight booking and payments (transactional) platforms — freightos.com and WebCargo eBooking (the “Platform”).

•
subscriptions and professional services fees from its Solutions offerings.

Platform offerings:
In its Platform, Freightos provides digitalized price quoting, booking and payments while considering actual capacity among global freight participants. Platform revenue is generated from specific freight-service transactions booked between buyers and sellers on Freightos’ Platform. Platform revenue includes buyer platform fees, seller transaction fees (flat or a percentage of transaction value), fees related to payments or payment terms, and fees related to sales of ancillary services like third party insurance and customs brokerage. The Company’s customers are users of its platform, such as international shippers, freight forwarders, third-party ancillary services providers and air and ocean carriers.
Fees are mainly remitted from a third-party payment provider who collects up-front from users and facilitates the payments from buyers to sellers, or are collected directly from carriers. Any prepaid amounts from buyers are recorded simultaneously as an asset under “user funds” and as a corresponding liability to users under “user accounts.” Revenue recognition is deferred until the order is completed.
In some cases, the Company offers credit terms to certain buyers on the freightos.com marketplace.
The Company’s revenue generated by the Platform is primarily related to facilitating and enabling sellers and buyers to contract for international freight. The Company only has one distinct performance obligation in connect with its transactional platforms. The Company earns the transaction fees and

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES (continued)
service fees, and recognizes revenue, once the user obtains control of the service, which occurs at a point in time upon completion of each order.
The Company recognizes revenue on a net basis since the Company acts as an agent on its Platform. The Company does not take responsibility for the sellers’ services, and therefore the Company does not obtain control on the services before they are transferred to the customer.
Solutions offerings:
Freightos provides software tools and data to help industry participants automate their pricing, sales and procurement processes. The Company generates revenue from recurring subscriptions for SaaS and data and recognizes revenue over time when the service is rendered to the customer. The Company also receives revenue from certain non-recurring engineering and customization services associated with SaaS so the Company recognizes this revenue over the subscription period.
Costs of obtaining a contract:
In order to obtain certain contracts with customers, the Company incurs incremental costs in obtaining the contract (such as sales commissions which are contingent on making binding sales). Costs incurred in obtaining the contract with the customer which would not have been incurred if the contract had not been obtained and which the Company expects to recover are recognized as an asset and amortized on a systematic basis that is consistent with the provision of the services under the specific contract.
The Company has elected to apply the practical expedient allowed by IFRS 15 according to which incremental costs of obtaining a contract are recognized as an expense when incurred if the amortization period of the asset is one year or less.
k.
Employee benefit liabilities:

The Company has several employee benefit plans:
1.
Short-term employee benefits:

Short-term employee benefits are benefits that are expected to be settled before twelve months after the end of the annual reporting period in which the employees render the related services. These benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability for a cash bonus is recognized when the Company has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.
2.
Post-employment benefits:

The Company has defined contribution plans for almost all of the employees of the Israeli subsidiary that elected to be included under Section 14 of the Severance Compensation Act, 1963 (“Section 14”). According to Section 14 the Company makes monthly deposits to pension funds or insurance policies in the name of each employee. Once deposits are made, the Israeli subsidiary is released from future severance obligation with respect to these employees, and hence no accrual is recorded, and the aforementioned deposits are not recorded as an asset on the Company’s statements of financial position.
The company also operates a defined benefit plan for one employee of the Israeli subsidiary that did not elect to be included under Section 14, and for employees of other subsidiaries that are entitled according to their respective domicile’s laws to severance pay upon dismissal or

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES (continued)
retirement. The Company measured this liability for termination of employment using the projected unit credit method. The actuarial assumptions include expected salary increases and rates of employee turnover based on the estimated timing of payment. The amounts are presented based on discounted expected future cash flows using a discount rate determined by reference to market yields at the reporting date on high quality corporate bonds with a term that is consistent with the estimated term of the severance pay obligation.
In respect of its severance pay obligation to certain of its employees, the Company makes current deposits in pension funds and insurance companies (the “plan assets”). Plan assets comprise assets held by a long-term employee benefit fund or qualifying insurance policies. Plan assets are not available to the Company’s own creditors and cannot be returned directly to the Company. The liability for employee benefits shown in the statement of financial position reflects the present value of the defined benefit obligation less the fair value of the plan assets. Remeasurements of the net liability are recognized in other comprehensive income in the period in which they occur.
3.
Termination benefits:

Termination benefits are created as a result of the Group’s decision to dismiss employees before the normal retirement age or as a result of the employee decision to accept early retirement. A liability for a termination benefit is recognized at the earlier of when the entity can no longer withdraw the offer of the termination benefit and when the entity recognizes any related restructuring costs.
l.
Intangible assets:

Intangible assets acquired separately are measured on initial recognition at cost. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses.
Intangible assets with finite lives are amortized on a straight-line basis over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at each year end.
Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the statement of profit or loss in the expense category that is consistent with the function of the intangible assets.
Research and development expenditures:
Research expenditures are recognized in profit or loss when incurred.
Costs incurred in an internal development project are recognized as an intangible asset only if the Company can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale; the Company’s intention to complete the intangible asset and use or sell it; the ability to use or sell the intangible asset; how the intangible asset will generate future economic benefits; the availability of adequate technical, financial and other resources to complete the intangible asset; and the ability to measure reliably the expenditures attributable to the intangible asset during its development.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES (continued)
For all the reporting periods, the above criteria have not been met and therefore all development costs have been recognized as an expense in profit or loss.
m.
Taxes on income:

Current or deferred taxes are recognized in profit or loss, except to the extent that they relate to items which are recognized in other comprehensive income or equity.
1.
Current taxes:

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the reporting date as well as adjustments required in connection with the tax liability in respect of previous years.
2.
Deferred taxes:

Deferred taxes are computed in respect of temporary differences between the carrying amounts in the financial statements and the amounts attributed for tax purposes. Deferred taxes are measured at the tax rate that is expected to apply when the asset is realized or the liability is settled, based on tax laws that have been enacted or substantively enacted by the reporting date.
Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is not probable that they will be utilized. Deductible carryforward losses and temporary differences for which deferred tax assets had not been recognized are reviewed at each reporting date and a respective deferred tax asset is recognized to the extent that their utilization is probable.
The taxes that would apply in the event that the investments in subsidiaries were realized were not taken into account in the calculation of the deferred taxes, since the Company intends to hold and develop these investments. In addition, the deferred taxes on the distribution of earnings by subsidiaries as dividends were not taken into account, since the dividends are not taxable or since a decision has been made not to distribute taxable dividends in the foreseeable future.
Deferred taxes are offset if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.
3.
Uncertain tax positions:

Uncertain tax positions arise from tax treatments applied by the Company which may be challenged by the tax authorities due to the complexity of the transaction or different interpretation of the tax laws, a claim for rectification brought by the Company, an appeal for a refund claimed from the tax authorities related to additional assessments or a tax investigation by the tax authorities. The Company recognizes its uncertain tax positions in the consolidated financial statements in accordance with IAS 12 Income Taxes. The income tax asset is recognized if a tax refund is probable for taxes paid and levied by the tax authority, and the amount to be paid as a result of the tax investigation and others is recognized as a current tax payable.
n.
Financial instruments:

1.
Financial assets:

Financial assets are measured upon initial recognition at fair value plus transaction costs that are directly attributable to the acquisition of the financial assets, except for financial assets measured at fair value through profit or loss in respect of which transaction costs are recorded in profit or loss.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES (continued)
The Company classifies and measures debt instruments in the financial statements based on the following criteria:
•
The Company’s business model for managing financial assets; and

•
The contractual cash flow terms of the financial asset.

Debt instruments are measured at amortized cost when the Company’s business model is to hold the financial assets in order to collect their contractual cash flows, and the contractual terms of the financial assets give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. After initial recognition, the instruments in this category are measured according to their terms at amortized cost using the effective interest rate method, less any provision for impairment.
On the date of initial recognition, the Company may irrevocably designate a debt instrument as measured at fair value through profit or loss if doing so eliminates or significantly reduces a measurement or recognition inconsistency, such as when a related financial liability is also measured at fair value through profit or loss.
2.
Impairment of financial assets:

The Company has short-term financial assets such as trade receivables in respect of which the Company applies the simplified approach in IFRS 9 and measures the loss allowance in an amount equal to the lifetime expected credit losses.
3.
Derecognition of financial assets:

A financial asset is derecognized only when:
•
The contractual rights to the cash flows from the financial asset have expired; or

•
The Company has transferred substantially all the risks and rewards deriving from the contractual rights to receive cash flows from the financial asset or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset; or

•
The Company has retained its contractual rights to receive cash flows from the financial asset but has assumed a contractual obligation to pay the cash flows in full without material delay to a third party.

4.
Financial liabilities:

a)
Financial liabilities measured at amortized cost:

Financial liabilities are initially recognized at fair value less transaction costs that are directly attributable to the issue of the financial liability.
After initial recognition, the Company measures all financial liabilities at amortized cost using the effective interest rate method, except for:
•
Financial liabilities measured at fair value through profit or loss;

•
Financial liabilities that arise when a transfer of a financial asset does not qualify for derecognition or when the continuing involvement approach applies;

•
Contingent consideration recognized by an acquirer in a business combination to which IFRS 3 applies.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES (continued)
b)
Financial liabilities measured at fair value through profit or loss:

At initial recognition, the Company designates a financial liability in respect of contingent consideration in a business combination as measured at fair value through profit or loss.
At initial recognition, the Company measures these financial liabilities at fair value. Transaction costs are recognized in profit or loss. After initial recognition, changes in fair value are recognized in profit or loss.
5.
Derecognition of financial liabilities:

A financial liability is derecognized only when it is extinguished, that is when the obligation specified in the contract is discharged or canceled or expires. A financial liability is extinguished when the debtor discharges the liability by paying in cash, other financial assets, goods or services; or is legally released from the liability.
6.
Extinguishing financial liabilities with equity instruments:

Equity instruments issued to replace a debt are measured at the fair value of the equity instruments issued if their fair value can be reliably measured. If their fair value cannot be reliably measured, the equity instruments are measured based on the fair value of the financial liability extinguished on the date of extinguishment. The difference between the carrying amount of the financial liability extinguished and the fair value of the equity instruments issued is recognized in profit or loss.
o.
Fair value measurement:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
Fair value measurement is based on the assumption that the transaction will take place in the asset’s or the liability’s principal market, or in the absence of a principal market, in the most advantageous market.
The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.
Fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.
The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:
Level 1 —  quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 —  inputs other than quoted prices included within Level 1 that are observable directly or indirectly.
Level 3 —  inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES (continued)
p.
Provisions:

A provision in accordance with IAS 37 is recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is expected to require the use of economic resources to settle the obligation and a reliable estimate can be made of it. As of December 31, 2021 and 2020 the Company did not recognize any provisions on its consolidated statements of financial position.
q.
Loss per share:

Loss per share is calculated by dividing the loss attributable to the Company’s shareholders by the weighted number of Ordinary shares outstanding during the period.
Potential Ordinary shares are only included in the computation of diluted loss per share when their conversion increases loss per share or decreases income per share. Potential Ordinary shares that are converted during the period are included in diluted loss per share only until the conversion date.
r.
Share-based payment transactions:

From time to time, the Company grants to its employees and service providers remuneration in the form of equity-settled share-based instruments, mainly options to purchase Ordinary shares. In addition, the Company settled certain transactions, such as in an acquisition of a certain technology asset, by transferring Ordinary or Preferred shares.
Equity-settled transactions:
The cost of equity-settled transactions with employees is measured at the fair value of the equity instruments granted at grant date. The fair value is determined using an acceptable option pricing model.
With respect to other service providers, the cost of the transactions is measured at the fair value of the goods or services received as consideration for equity instruments. In cases where the fair value of the goods or services received as consideration of equity instruments cannot be measured, they are measured by reference to the fair value of the equity instruments granted.
The cost of equity-settled transactions is recognized in profit or loss, together with a corresponding increase in equity, during the period which the performance or service conditions are to be satisfied, ending on the date on which the relevant employees become fully entitled to the award (“the vesting period”).
No expense is recognized for awards that do not ultimately vest.
With respect to acquisition of assets settled by issuing and transferring of equity instruments the cost of the transactions is measured at the fair value of the equity instruments transferred and is recognized as the cost basis of the acquired assets.
NOTE 3: — DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION
a.
Amendment to IAS 37, “Provisions, Contingent Liabilities and Contingent Assets”:

In May 2020, the IASB issued an amendment to IAS 37, regarding which costs a company should include when assessing whether a contract is onerous (the “IAS 37 Amendment”). According to the IAS 37 Amendment, costs of fulfilling a contract include both the incremental costs (for example, raw materials and direct labor) and an allocation of other costs that relate directly to fulfilling a contract (for example, depreciation of an item of property and equipment used in fulfilling the contract).

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 3: — DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION  (continued)
The IAS 37 Amendment is effective for annual periods beginning on or after January 1, 2022 and applies to contracts for which all obligations in respect thereof have not yet been fulfilled as of January 1, 2022. Early application is permitted. The Company estimates that the application of the IAS 37 Amendment is not expected to have a material impact on its consolidated financial statements.
b.
Amendment to IAS 1, “Presentation of Financial Statements”:

In January 2020, the IASB issued an amendment to IAS 1 (the “IAS 1 Amendment”) regarding the criteria for determining the classification of liabilities as current or non-current.
The IAS 1 Amendment includes the following clarifications:
•
What is meant by a right to defer settlement;

•
That a right to defer must exist at the end of the reporting period;

•
That classification is unaffected by the likelihood that an entity will exercise its deferral right;

•
That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification.

The IAS 1 Amendment is effective for annual periods beginning on or after January 1, 2023 and must be applied retrospectively. Early application is permitted. The Company is evaluating the possible impact of the IAS 1 Amendment on its current loan agreements.
c.
Amendment to IAS 8, “Accounting Policies, Changes to Accounting Estimates and Errors”:

In February 2021, the IASB issued an amendment to IAS 8 (the “IAS 8 Amendment”), in which it introduces a new definition of accounting estimates. Accounting estimates are defined as monetary amounts in financial statements that are subject to measurement uncertainty. The IAS 8 Amendment clarifies the distinction between changes in accounting estimates and changes in accounting policies and the correction of errors.
The IAS 8 Amendment is to be applied prospectively for annual reporting periods beginning on or after January 1, 2023 and is applicable to changes in accounting policies and changes in accounting estimates that occur on or after the start of that period. Early application is permitted. The Company is currently evaluating the effects of the IAS 8 Amendment on its consolidated financial statements.
d.
Amendments to IFRS 3, “Business Combinations”:

In May 2020, the IASB issued Amendments to IFRS 3, Business Combinations — Reference to the Conceptual Framework (the “IFRS 3 Amendments”), which are intended to replace a reference to the Framework for the Preparation and Presentation of Financial Statements with a reference to the Conceptual Framework for Financial Reporting, that was issued in March 2018, without significantly changing its requirements. The IASB added an exception to the recognition principle of IFRS 3 to avoid the issue of potential ‘day 2’ gains or losses arising for liabilities and contingent liabilities that would be within the scope of IAS37, Provisions, Contingent Liabilities and Contingent Assets or International Financial Reporting Interpretations Committee (“IFRIC”) 21, Levies, if incurred separately. According to the exception, liabilities and contingent liabilities within the scope of IAS 37 or IFRIC 21 will be recognized on the acquisition date according to the criteria in IAS 37 or IFRIC 21 and not according to the Conceptual Framework. The Amendments also clarify that contingent assets do not qualify for recognition at the acquisition date.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 3: — DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION  (continued)
The Amendments are effective for annual reporting periods beginning on or after January 1, 2022 and apply prospectively. The Company estimates that the application of the IFRS 3 Amendments is not expected to have a material impact on its consolidated financial statements.
e.
Amendment to IAS 12, “Income Taxes”:

In May 2021, the IASB issued an amendment to IAS 12, which narrows the scope of the initial recognition exception under IAS 12.15 and IAS 12.24 (the “IAS 12 Amendment”).
According to the recognition guidelines of deferred tax assets and liabilities, IAS 12 excludes recognition of deferred tax assets and liabilities in respect of certain temporary differences arising from the initial recognition of certain transactions. This exception is referred to as the “initial recognition exception”. The IAS 12 Amendment narrows the scope of the initial recognition exception and clarifies that it does not apply to the recognition of deferred tax assets and liabilities arising from transactions that are not a business combination and that give rise to equal taxable and deductible temporary differences, even if they meet the other criteria of the initial recognition exception.
The Amendment applies for annual reporting periods beginning on or after January 1, 2023, with earlier application permitted. In relation to leases and decommissioning obligations, the Amendment is to be applied commencing from the earliest reporting period presented in the financial statements in which the Amendment is initially applied. The cumulative effect of the initial application of the Amendment should be recognized as an adjustment to the opening balance of retained earnings (or another component of equity, as appropriate) at that date. The Company estimates that the initial application of the Amendment is not expected to have a material impact on its financial statements.
NOTE 4: — SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS
In the process of applying the significant accounting policies, the Group has made the following judgments which have the most significant effect on the amounts recognized in the financial statements:
a.
Judgments:

•
Determining the fair value of share-based payment transactions:

The fair value of share-based payment transactions is determined upon initial recognition by an acceptable option pricing model. The inputs to the model include share price, exercise price and assumptions regarding expected volatility, expected life of share option and expected dividend yield.
•
Discount rate for a lease liability:

When the Company is unable to readily determine the discount rate implicit in a lease in order to measure the lease liability, the Company uses an incremental borrowing rate. That rate represents the rate of interest that the Company would have to pay to borrow over a similar term and with similar security, the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment. When there are no financing transactions that can serve as a basis, the Company determines the incremental borrowing rate based on its credit risk, the lease term and other economic variables deriving from the lease contract’s conditions and restrictions. In certain situations, the Company is assisted by an external valuation expert in determining the incremental borrowing rate.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 4: — SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS (continued)
b.
Estimates and assumptions:

The preparation of the financial statements requires management to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities, revenue and expenses. Changes in accounting estimates are reported in the period of the change in estimate.
The key assumptions made in the financial statements concerning uncertainties at the reporting date and the critical estimates determined by the Group that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.
•
Impairment of goodwill:

The Group reviews goodwill for impairment at least once a year. This requires management to make an estimate of the projected future cash flows from the continuing use of the cash-generating unit (or a group of cash-generating units) to which the goodwill is allocated and also to choose a suitable discount rate for those cash flows.
•
Deferred tax assets:

Deferred tax assets are recognized for unused carryforward tax losses and deductible temporary differences to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the timing and level of future taxable profits, its source and the tax planning strategy.
•
Pension and other post-employment benefits:

The liability in respect of post-employment defined benefit plans is determined using actuarial valuations. The actuarial valuation involves making assumptions about, among others, the discount rate, rate of salary increase and employee turnover rate. The carrying amount of the liability may be significantly affected by changes in these estimates.
•
Lease extension and/or termination options:

In evaluating whether it is reasonably certain that the Company will exercise an option to extend a lease, the Company considers all relevant facts and circumstances that create an economic incentive for the Company to exercise the option to extend such as: significant amounts invested in leasehold improvements, the significance of the underlying asset to the Company’s operation and whether it is a specialized asset, the Company’s past experience with similar leases, etc.
After the commencement date, the Company reassesses the term of the lease upon the occurrence of a significant event or a significant change in circumstances that affects whether the Company is reasonably certain to exercise an option to previously included in the determination of the lease term, such as significant leasehold improvements that had not been anticipated on the lease commencement date, sublease of the underlying asset for a period that exceeds the end of the previously determined lease period, etc.
•
Uncertain tax positions:

The assessment of amounts of current and deferred taxes requires the Group’s management to take into consideration uncertainties that its tax position will be accepted and of incurring any additional tax expenses. This assessment is based on estimates and assumptions based on interpretation of tax

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 4: — SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS (continued)
laws and regulations, and the Group’s past experience. It is possible that new information will become known in future periods that will cause the final tax outcome to be different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.
•
Intangible assets acquired in a business combination — estimating the fair value:

The fair value of intangible assets purchased is determined upon initial recognition by an acceptable valuation model and a purchase price allocation model. The fair value of share-based, and future contingent, consideration, as well as the allocation of the purchase price to the different assets acquired, are estimated based on models that include various inputs and assumptions.
NOTE 5: — BUSINESS COMBINATIONS
In December 2021, the Group acquired all of the membership interests of 9T Technologies LLC (“7LFreight”), a US company engaged in the business of freight rate management SaaS.
At closing, the Group paid the sellers of 7LFreight $4,500 in cash, subject to a working capital adjustment, and issued the sellers 102,320 Ordinary shares of Freightos-HK, valued at an amount of $2,465. In addition, the Group may pay the sellers up to $600 in cash and issue up to an additional 40,928 Ordinary shares of the Company subject to the 7LFreight business achieving certain operating and financial milestones over the next two years. The fair value of the contingent consideration as of the acquisition date was $1,375, and was estimated using a valuation method based mainly on the current fair value and standard deviation of Freightos-HK’s Ordinary share, as well as on certain other management estimations of the probability of meeting certain performance indicators. As of December 31, 2021, the contingent consideration in the amounts of $688 and $687 were recorded under current liabilities and other long-term liabilities, respectively.
The following table summarizes the fair value of the consideration transferred:
Cash paid	$4,650
Shares issued	2,465
Fair value of contingent consideration	1,375
$8,490
The following table summarizes the fair value of the acquired assets and assumed liabilities and the resulting goodwill as of the acquisition date:
Cash	$127
Current assets	52
Property and equipment	4
Customer relations	850
Technology	1,763
Goodwill	5,723
Current liabilities	(29)
$8,490

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 5: — BUSINESS COMBINATIONS (continued)
Acquisition related costs in the amount of $42, that were directly attributable to the transaction, were carried as an expense to the consolidated statement of profit or loss and other comprehensive loss, under general and administrative expenses.
Following are the supplemental consolidated financial results of the Company on an unaudited pro forma basis, as if the 7LFreight acquisition had been consummated on January 1, 2020:
	Year ended December 31,
	2021	2020
Proforma revenue	$13,525	$10,934
Proforma loss	(16,624)	(14,376)
Proforma loss per Ordinary share	$(13.23)	$(11.65)
These proforma results were based on estimates and assumptions, which the Company believes are reasonable. They are not necessarily the results that would have been realized had the Company and 7LFreight been a combined company during the periods presented and are not necessarily indicative of the Company’s consolidated results of operations in future periods. The pro forma results include adjustments related to purchase accounting, primarily amortization of intangible assets.
NOTE 6: — FINANCIAL INSTRUMENTS
a.
Financial risk management objectives and policies:

The Company’s operations are exposed to various financial risks, such as market risk (mainly foreign currency risk), credit risk and liquidity risk. The Company’s comprehensive risk management plan focuses on measures to minimize possible negative effects on the financial performance of the Company.
Risk management is performed by the Company’s Board. The Board identifies, measures and manages financial risks in collaboration with the Company’s operating units. The Company’s Board of Directors has provided guidelines for risk management, and specific policies for various risk exposures, such as foreign currency risk and excess-liquidity investments.
1.
Foreign currency risk:

Transactional foreign currency exposures represent risks associated with financial assets or liabilities denominated in currencies other than the functional currency of the transacting entity.
The Company operates primarily in Israel, Spain and the Palestinian Authority and has an exchange rate risk as it earns revenue in EURO (“EUR”) and incurs fixed expenses in New Israeli Shekel (“NIS”) and EUR, which differs from its functional currency.
As of December 31, 2021, the Company has excess financial and lease liabilities over financial assets denominated in currencies other than USD in total amount of $1,242 (as of December 31, 2020 — $1,639). Transaction exposures arise in the normal course of business.
The Company monitors transactional foreign currency risks, including currency position and future expected exposures. The Company uses non-designated hedges to mitigate the risks, mainly associated with foreign currency risk of changes in NIS for the Israeli Subsidiary.
The impact on the Company’s loss before taxes on income due to changes in the carrying amount of monetary assets and liabilities resulting from a reasonably possible changes in NIS and EUR exchange rates, with all other variables held constant, is not material.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 6: — FINANCIAL INSTRUMENTS (continued)
2.
Credit risk:

The Company holds cash and cash equivalents and user funds with various financial institutions and third-party payment service providers. Its policy is to spread its investments among various institutions. In accordance with this policy, the Company invests its funds with stable financial institutions.
The Company consistently monitors trade balances that are past due, and accordingly has recognized specifically allocated provision for doubtful accounts in an amount equal to the lifetime expected credit loss associated with each outstanding past due balance.
3.
Liquidity risk:

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations arising from its financial liabilities that are settled by delivering cash or other financial assets.
Liquidity risk is managed on a group-wide basis. The Company’s approach to managing liquidity is to ensure it will have sufficient liquidity to meet its financial liabilities when due, including obtaining additional capital from investors and credit lines from banks and financial institutions.
The table below summarizes the maturity profile of the Group’s financial liabilities based on contractual undiscounted payments (including interest payments):
December 31, 2021:
	Less than one year	1 to 2 years	2 to 3 years	Total
Trade payables	$587	$—	$—	$587
User accounts	9,201	—	—	9,201
Accrued expenses and other payables	2,873	—	—	2,873
Lease liabilities	702	658	467	1,827
Contingent consideration	300	300	—	600
	$13,663	$958	$467	$15,088
December 31, 2020:
	Less than one year	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	Total
Trade payables	$286	$—	$—	$—	$—	$286
User accounts	6,411	—	—	—	—	6,411
Accrued expenses and other payables	1,768	—	—	—	—	1,768
Loan from bank	40	82	82	82	40	326
Lease liabilities	582	582	582	392	—	2,138
	$9,087	$664	$664	$474	$40	$10,929

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 6: — FINANCIAL INSTRUMENTS (continued)
Changes in liabilities arising from financing activities:
	Long-term bank loan(*)	Lease liabilities	Contingent consideration	Total liabilities arising from financing activities
Balance as of January 1, 2020	$—	$1,851	$—	$1,851
New leases		745		745
Disposal		(26)		(26)
Cash flows	338	(657)	—	(319)
Currency revaluations	30	107	—	137
Balance as of December 31, 2020	368	2,020	—	2,388
New leases	—	305	—	305
Modification	—	49	—	49
Contingent payment for a business combination	—	—	1,375	1,375
Cash flows	(364)	(574)	—	(938)
Currency revaluations	(4)	(57)	—	(61)
Balance as of December 31, 2021	$—	$1,743	$1,375	$3,118

(*)
Including current maturity. For the terms of the long-term bank loan see Note 14.

b.
Fair value:

The carrying amounts of cash and cash equivalents, user funds, trade receivables, other receivables, other long-term assets, trade payables, user accounts and other payables approximate their fair values due to the short-term maturities of such instruments.
The fair value of the contingent payments recorded as part of the acquisition of 7LFreight (see Note 5) was estimated using a valuation method based mainly on the current fair value and standard deviation of Freightos Limited’s Ordinary share, as well as on certain other management estimations of the probability of meeting certain performance indicators.
The following table presents the fair value measurement hierarchy for the Company’s financial instruments assets and liabilities carried at fair value:
As of December 31, 2021:
	Fair value hierarchy
	Level 1	Level 2	Level 3	Total
Assets measured at fair value:
Other current receivables – hedge instruments	$19	$—	$—	$19
Liabilities measured at fair value:
Other current liabilities – contingent payment for a business combination	—	—	(688)	(688)
Other current payables – hedge instruments	(10)	—	—	(10)
Other long-term liabilities – contingent payment for a business combination	$—	$—	$(687)	$(687)

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 6: — FINANCIAL INSTRUMENTS (continued)
As of December 31, 2020:
	Fair value hierarchy
	Level 1	Level 2	Level 3	Total
Assets measured at fair value:
Other current receivables – hedge instruments	$19	$—	$—	$19
Liabilities measured at fair value:
Other current payables – hedge instruments	$(2)	$—	$—	$(2)
There were no transfers from Level 1 to Level 2 during the reporting periods.
The change in level 3 in 2021 was an addition in respect of contingent payments as part of a business combination (see Note 5).
NOTE 7: — TRADE RECEIVABLES, NET
a.
Trade receivables, net:

	December 31,
	2021	2020
Open accounts	$1,762	$1,125
Less – allowance for doubtful accounts	(95)	(107)
Trade receivables, net	$1,667	$1,018

b.
Movement in allowance for doubtful accounts:

Balance as of January 1, 2020	$22
Provision for the year	184
Derecognition of bad debts	(94)
Reversal in respect of collected doubtful accounts	(10)
Currency revaluations	5
Balance as of December 31, 2020	107
Provision for the year	133
Derecognition of bad debts	(64)
Reversal in respect of collected doubtful accounts	(78)
Currency revaluations	(3)
Balance as of December 31, 2021	$95

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 7: — TRADE RECEIVABLES, NET (continued)
c.
Following is information about the credit risk exposure of the Company’s trade receivables:

December 31, 2021:
	Not past due	Past due trade receivables
		< 30 days	31 – 60 days	61 – 90 days	91 – 120 days	>120 days	Total
	$in thousands

Gross carrying amount	$729	$650	$146	$77	$93	$67	$1,762
Allowance for doubtful accounts	$—	$1	$7	$8	$15	$64	$95
December 31, 2020:
	Not past due	Past due trade receivable
		< 30 days	31 – 60 days	61 – 90 days	91 – 120 days	>120 days	Total
	$ in thousands
Gross carrying amount	$361	$462	$108	$17	$52	$125	$1,125
Allowance for doubtful accounts	$—	$—	$3	$13	$9	$82	$107
NOTE 8: — OTHER RECEIVABLES AND PREPAID EXPENSES
	December 31,
	2021	2020
Prepaid expenses	$718	$284
Government authorities	128	89
Other	38	36
	$884	$409
NOTE 9: — PROPERTY AND EQUIPMENT, NET
December 31, 2021:
	Computer equipment	Office furniture and equipment	Leasehold Improvements	Total
Cost:
Balance at January 1, 2021	$523	$286	$950	$1,759
Initially consolidated company	4	—	—	4
Additions	176	2	3	181
Deductions	(47)	—	—	(47)
Balance at December 31, 2021	656	288	953	1,897

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 9: — PROPERTY AND EQUIPMENT, NET (continued)
	Computer equipment	Office furniture and equipment	Leasehold Improvements	Total
Accumulated depreciation:
Balance at January 1, 2021	381	174	459	1,014
Additions	90	21	115	226
Deductions	(45)	—	—	(45)
Balance at December 31, 2021	426	195	574	1,195
Depreciated cost at December 31, 2021	$230	$93	$379	$702

December 31, 2020:
	Computer equipment	Office furniture and equipment	Leasehold Improvements	Total
Cost:
Balance at January 1, 2020	$520	$280	$944	$1,744
Additions	44	6	6	56
Deductions	(41)	—	—	(41)
Balance at December 31, 2020	523	286	950	1,759
Accumulated depreciation:
Balance at January 1, 2020	325	114	315	754
Additions	84	60	144	288
Deductions	(28)	—	—	(28)
Balance at December 31, 2020	381	174	459	1,014
Depreciated cost at December 31, 2020	$142	$112	$491	$745
NOTE 10: — LEASES
a.
Information on leases:

The Company has lease agreements that include mainly leases of buildings or offices that are used to maintain the Company’s ongoing operations. The weighted average lease term as of December 31, 2021 and 2020 is 2.8 and 4.3 years, respectively. Some of these lease agreements include extension options.
	December 31,
	2021	2020
Interest expense on lease liabilities	$51	$27
Total cash outflow for leases	$625	$684
The Company has leases that include extension options. These options provide flexibility in managing the leased assets and align with the Company’s business needs.
The Company exercises significant judgment in deciding whether it is reasonably certain that the extension options will be exercised.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 10: — LEASES (continued)
b.
Disclosures in respect of right-of-use assets:

	Right-of-use leased offices	Accumulated depreciation	Right-of-use assets, net
Balance as of January 1, 2020	$2,420	$(346)	$2,074
Addition	745	(619)	126
Disposal	(575)	549	(26)
Rent deposits	(20)	—	(20)
Balance as of December 31, 2020	2,570	(416)	2,154
Addition	305	(519)	(214)
Modification	49	—	49
Rent deposits	(6)	—	(6)
Balance as of December 31, 2021	$2,918	$(935)	$1,983
The discount rates used at inception of new leases are based on the estimated rate of the Company’s incremental borrowing in each lease, depending on the amount of the lease, its average life and the quality of the leased property. The discount rates range between 0.37% and 8.5%.
c.
For an analysis of maturity dates of lease liabilities, see Note 6.

NOTE 11: — GOODWILL AND INTANGIBLE ASSETS, NET
a.
Composition and changes:

2021:
	Goodwill	Technology	Trade Name	Customer relationships	Customer database	Total
Cost:
Balance as of January 1, 2021	$2,298	$378	$85	$2,658	$200	$5,619
Initially consolidated company	5,723	1,763	—	850	—	8,336
Purchases	—	1,368	—	—	—	1,368
Balance as of December 31, 2021	8,021	3,509	85	3,508	200	15,323
Accumulated amortization and impairment:
Balance as of January 1, 2021	—	378	69	1,115	91	1,653
Amortization recognized in the year	—	—	16	257	80	353
Balance as of December 31, 2021	—	378	85	1,372	171	2,006
Amortized cost at December 31, 2021	$8,021	$3,131	$—	$2,136	$29	$13,317

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 11: — GOODWILL AND INTANGIBLE ASSETS, NET (continued)
2020:
	Goodwill	Technology	Trade Name	Customer relationships	Customer database	Total
Cost:
Balance as of January 1, 2020	$2,298	$378	$85	$2,658	$200	$5,619
Purchases	—	—	—	—	—	—
Balance as of December 31, 2020	2,298	378	85	2,658	200	5,619
Accumulated amortization and impairment:
Balance as of January 1, 2020	—	378	53	858	—	1,289
Amortization recognized in the year	—	—	16	257	91	364
Balance as of December 31, 2020	—	378	69	1,115	91	1,653
Amortized cost at December 31, 2020	$2,298	$—	$16	$1,543	$109	$3,966

b.
In August 2016, the Company purchased all of WebCargo’s shares. Total deal consideration was $5,293. The goodwill acquired in the amount of $2,298 was allocated to the Company’s Solutions operating segment and is tested since acquisition annually for impairment, on December 31st of each year. No impairment was recorded during the years ended December 31, 2021 and 2020.

c.
In December 2021, the Company acquired the interlining technology and other assets of a major airline group pursuant to a purchase agreement entered into in September 2021. In consideration for the purchase the Company issued 45,004 Series C Preferred shares to the seller at closing, valued at a total amount of $1,368. The seller may also earn up to 90,009 Ordinary shares subject to the Company achieving certain commercial milestones using the acquired interlining platform. The seller agreed to use exclusively the Company’s interlining platform for a period of time and will be entitled to a revenue share participation in connection with the commercialization of the interlining technology acquired by the Company.

d.
In December 2021, the Company acquired all of the membership interests of 7LFreight, a US company engaged in the business of freight rate management SaaS. For details on acquired intangible assets and goodwill see Note 5.

e.
Amortization expenses of intangible assets for the years ended December 31, 2021 and 2020 in the amounts of $353 and $364, respectively, were included as part of sales and marketing expenses in the consolidated statements of profit or loss.

NOTE 12: — OTHER LONG-TERM ASSETS
	December 31,
	2021	2020
Deposits(*)	$658	$499
Other	9	19
	$667	$518

(*)
Deposits mainly to secure payments to an airline and to support currency hedging activity, a bank guarantee and credit cards.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 13: — ACCRUED EXPENSES AND OTHER PAYABLES
	December 31,
	2021	2020
Employees and payroll accruals	$1,807	$1,327
Accrued expenses	725	370
Deferred revenues	1,989	876
Advances from customers	70	—
Contingent consideration (see Note 5)	688	—
Other	271	71
	$5,550	$2,644
NOTE 14: — OTHER LONG TERM LIABILTIES
	December 31,
	2021	2020
Contingent consideration (see Note 5)	$687	$—
Long term bank loan(*)	—	326
	$687	$326

(*)
A bank loan taken by WebCargo during 2020. The loan was for a period of 5 years with an annual interest rate of 1.75%. The loan was prepaid in full in 2021.

NOTE 15: — EMPLOYEE BENEFIT LIABILITIES, NET
Post-employment benefits:
According to the labor laws and Severance Pay Law in Israel, the Company is required to pay compensation to an employee upon dismissal or retirement or to make current contributions in defined contribution plans pursuant to section 14, as specified below. According to laws in some of the other countries the company employs in, the Company is required to pay compensation to an employee upon dismissal or the employee leaving on its own will.
The Company’s liability is accounted for as a post-employment benefit. The computation of the Company’s employee benefit liability is made according to the current employment contract based on the employee’s salary and employment term which establish the entitlement to receive the compensation.
In Israel, the post-employment employee benefits are normally financed by contributions classified as defined benefit plan or as defined contribution plan, as detailed below.
a.
Defined contribution plans:

Almost all of the employees in Israel are subject to Section 14 pursuant to which the fixed contributions paid by the Company into pension funds and/or policies of insurance companies release the Company from any additional liability to employees for whom said contributions were made. These contributions and contributions for benefits represent defined contribution plans.
	Year ended December 31,
	2021	2020
Expenses – defined contribution plan	$544	$429

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 15: — EMPLOYEE BENEFIT LIABILITIES, NET (continued)
b.
Defined benefit plans:

The Company has defined benefit plan for employees in Israel that are not under section 14, and for employees in other countries that are entitled according to their respective domicile’s laws to severance pay upon dismissal or retirement. For defined benefit plan an employee benefit liability is recognized, and for the Israeli subsidiary the Group also deposits amounts in pension funds and qualifying insurance policies.
The Company has defined benefit plan for employees in Israel that are not under Section 14, and for employees in other countries that are entitled according to their respective domicile’s laws to severance pay upon dismissal or retirement. For defined benefit plan an employee benefit liability is recognized, and in the Israeli subsidiary the Group deposits amounts in pension funds and in qualifying insurance policies.
Changes in the defined benefit obligation and fair value of plan assets:
	2021	2020
Defined benefit obligation:
Balance as of January 1,	$1,080	$851
Current service cost	321	265
Payments	(46)	(128)
Net interest expense	26	26
Total expenses recognized in profit or loss for the period	301	163
Loss from remeasurement in other comprehensive loss – actuarial loss, net	85	53
Effect of changes in foreign exchange rates	8	13
Balance as of December 31,	1,474	1,080
Fair value of plan assets:
Balance as of January 1,	(71)	(59)
Net interest income	(2)	(2)
Gain from remeasurement in other comprehensive gain, net	(4)	(2)
Effect of changes in foreign exchange rates	(3)	(4)
Contributions	(4)	(4)
Balance as of December 31,	(84)	(71)
Net defined liability:
Balance as of January 1,	1,009	792
Current service cost	321	265
Payments	(46)	(128)
Net interest expense	24	24
Total expenses recognized in profit or loss for the period	299	161
Loss from remeasurement in other comprehensive loss – Actuarial loss, net	81	51
Effect of changes in foreign exchange rates	5	9
Contributions	(4)	(4)
Balance as of December 31,	$1,390	$1,009

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 15: — EMPLOYEE BENEFIT LIABILITIES, NET (continued)
The principal assumptions underlying the defined benefit plan:
	2021	2020
	%
Discount rate(*)	2.9 – 2.5	2.6 – 2.0
Expected rate of salary increase	5	5
Number of years
Life expectation at the age of 65	9.4 – 14.2	9.6 – 15.2

(*)
The discount rate is based on high-quality CPI-linked corporate bonds for the defined benefit obligation in Israel or high-quality USD corporate bonds for other countries.

NOTE 16: — EQUITY
a.
The Group Restructuring (see Note 1a) was accounted for as a transaction between entities under common control under the pooling of interests method. Accordingly, the transaction was retrospectively applied to the financial statements of prior periods, such that the financial information of Freightos-HK is presented in these financial statements, except share capital that was retrospectively adjusted based on the equivalent number and class of shares of the Company (the number and class of the Company’s shares are similar to the number and class of Freightos-HK’s shares).

The share capital of Freightos-HK does not have a par value, and was retrospectively adjusted to reflect the Company’s share capital which has a par value of $0.00001 per share for all classes of shares.
b.
Composition of share capital:

	December 31,
	2021	2020
	Issued and outstanding
Ordinary shares	1,974,544	1,759,749
Series Seed Preferred shares	698,000	698,000
Series A1 Preferred shares	1,314,285	1,314,285
Series A2 Preferred shares	264,983	264,983
Series B Preferred shares	2,352,445	2,352,445
Series C Preferred shares	3,232,616	2,000,000
	9,836,873	8,389,462

c.
Movement in issued and outstanding share capital:

Number of shares
Balance as of January 1, 2020	8,268,215
Exercise of employees’ options into Ordinary shares	121,247
Balance as of December 31, 2020	8,389,462
Issuance of Preferred shares (see Notes 16d.1 and 16d.3)	1,232,616
Issuance of Ordinary shares (see Notes 16d.2 and 16d.4)	183,320
Exercise of employees’ options into Ordinary shares	31,475
Balance as of December 31, 2021	9,836,873

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 16: — EQUITY (continued)
d.
Issuance of Preferred and Ordinary shares:

1.
In March 2021 Freightos-HK entered into an agreement for the issuance of 1,187,612 Series C Preferred shares in consideration of an aggregate amount of $26,389. Direct expenses related to the issuance were $258 (net amount — $26,131).

2.
In December 2021, as part of a business combination to acquire 7LFreight (see Note 5) Freightos-HK issued 102,320 Ordinary shares (valued at $2,465).

3.
In December 2021, as part of the acquisition of the interlining technology and other assets of a major airline group (see Note 11) Freightos-HK issued 45,004 Series C Preferred shares to the seller at closing (valued at $1,368).

4.
In December 2021, Freightos launched the Digital Air Cargo Council (“DACC”) with three founding airline group members. Upon launch, Freightos-HK issued to each of the three airline groups 27,000 Ordinary shares. The Ordinary shares issued, valued at $1,952, were recorded as an operating expense in profit and loss. Each of the airline groups is eligible to receive up to 108,000 additional Ordinary shares over the next several years upon the airline meeting certain performance criteria related to the adoption and utilization of the Company’s digital booking tools.

e.
Rights attached to shares:

1.
The holders of Ordinary shares are entitled to receive dividends only when, as and if declared by the Board of Directors and are entitled to one vote per share at meetings of the Company. All Ordinary shares rank equally with regard to the Company’s residual assets.

2.
The holders of the “Series Seed”, “Series A-1”, “Series A-2”, “Series B” and “Series C” Preferred shares (together, the “Preferred Shares”) are entitled to receive dividends prior to the holders of Ordinary shares but only when, as and if declared by the Board of Directors, at the rate of 6% per annum of the original issue price. On liquidation of the Company, the assets of the Company available for distribution shall be applied, in priority to any payment to the holders of Ordinary shares, on a pro-rata basis. The holder of Preferred Shares shall have the right to one vote for each Ordinary share into which such Preferred Shares could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder has full voting rights and powers equal to the voting rights and powers of the holders of Ordinary shares. Certain matters are subject to the approval of holders of each of the classes of Preferred Shares.

3.
Conversion of Preferred Shares into Ordinary shares:

At any time, a holder of Preferred Shares of any class may convert Preferred Shares into Ordinary shares at a conversion ratio of one Ordinary share for each Preferred Share. This conversion ratio is subject to customary adjustments.
In addition, all Preferred Shares will be automatically converted into Ordinary shares at a conversion ratio of one Ordinary share for each Preferred Share (subject to customary adjustments) upon the earliest of (1) the date specified by vote or written consent or agreement of the holders of more than 50% of the Preferred Shares, (2) immediately prior to the closing of the Company’s offer of its Ordinary shares to the public on a globally recognized stock exchange in a firm underwriting which yields net proceeds to the Company of at least $50,000 or (3) immediately prior to the effective time of the first merger contemplated by the BCA (see Note 1d).
f.
Capital management:

Capital comprises share capital and reserves as stated in the statement of financial position. The Company’s objective when managing capital is to safeguard its ability to continue as a going concern,

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 16: — EQUITY (continued)
so that it can continue to provide returns for the shareholders.
NOTE 17: — SHARE-BASED COMPENSATION
As of December 31, 2021 the Group maintained one share options plan, approved by the Board of Directors of Freightos-HK on October 17, 2012. As of December 31, 2021 the Freightos-HK’s Board of Directors approved an aggregated amount of 1,536,793 share options for grant to employees and consultants of Freightos. Out of this amount, an aggregated amount of 357,010 share options were exercised into the Freightos-HK’s Ordinary shares through December 31, 2021. The unallocated pool as of December 31, 2021 and 2020 consisted of 84,108 and 28,914 share options, respectively.
The fair value of share-based awards, granted in 2021 and 2020, was estimated using the Black & Scholes option-pricing model with the following assumptions:
	Year ended December 31
	2021	2020
Weighted average expected term (years)	6.05	6.09
Interest rate	0.98%	0.69%
Volatility	51%	49%
Dividend yield	—	—
The expected life of the share options is based on the midpoints between the available exercise dates (the end of the vesting periods) and the last available exercise date (the contracted expiry date), as adequate historical experience is still not available to provide a reasonable estimate.
The share-based compensation expense was recorded in the statement of profit or loss and other comprehensive loss as follows:
	Year ended December 31,
	2021	2020
Cost of revenue	$98	$95
Research and development	184	208
Selling and marketing	348	262
General and administrative	305	257
	$935	$822
The changes in outstanding share options were as follows:
	Year ended December 31,
	2021		2020
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		$		$
Options at beginning of year	982,344	3.78	947,090	3.24
Granted	223,558	13.19	329,175	4.65
Exercised	(31,475)	3.19	(121,247)	1.54
Forfeited	(78,752)	4.37	(172,674)	4.05
Options outstanding at end of year	1,095,675	5.67	982,344	3.78
Options exercisable at end of year	638,297	3.50	521,464	3.18

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 17: — SHARE-BASED COMPENSATION (continued)
Based on the above inputs, the weighted average fair value of the options granted in the years ended December 31, 2021 and 2020, was determined at $6.78 and $4.42 per option, respectively.
The weighted average remaining contractual life for the share options outstanding as of December 31, 2021 was 6.88 years (as of December 31, 2020: 7.34 years).
The range of exercise prices for share options outstanding as of December 31, 2021 was $0 — $14.66 (as of December 31, 2020 was $0.4 — $5.1).
NOTE 18: — CONTINGENT LIABILITIES
As of December 31, 2021 the Group issued one bank guarantee to secure certain obligations it has in respect of a lease agreement of its offices in Jerusalem, for total secured amount of $62.
NOTE 19: — OPERATING SEGMENTS
a.
General:

The operating segments are identified on the basis of information that is reviewed by the chief operating decision maker (“CODM”) to make decisions about resources to be allocated and assess its performance. Accordingly, for management purposes, the Group is organized into two operating segments based on the products and services of the business units and has operating segments as follows:
1.
Solutions segment.   Freightos provides software tools and data to help the industry participants automate their pricing, sales and procurement processes. Revenue includes recurring subscriptions for SaaS or data and certain non-recurring revenue from professional services that enable a user to implement and use the SaaS solution.

2.
Platform segment.   Freightos provides digitalized price quoting, booking and payments while considering actual capacity among global freight participants (the users). The transactional platforms enable freight forwarding companies to procure capacity from carriers, and enable importers and exporters to procure services from freight forwarders, or occasionally, directly from carriers. Revenue is transactional type fees generated from specific freight-service transactions booked between buyers and sellers on Freightos’ Platform.

Each segment’s performance is determined based on operating loss reported in the financial statements. The results of a segment reported to the CODM include items attributed directly to a segment, as well as other items, which are indirectly attributed using reasonable assumptions and exclude share-based compensation charges as they are not considered in the internal operating plans and measurement of the segment’s financial performance.
b.
The following table presents revenue and operating loss per segments:

	Solutions	Platform	Unallocated	Total
For the year ended December 31, 2021
Subscriptions	$7,259	$—	$—	$7,259
SaaS related professional services	574	—	—	574
Transactional Platforms fees	—	3,284	—	3,284
Total revenue	7,833	3,284	—	11,117
Operating loss	$(667)	$(10,231)	$(5,450)	$(16,348)

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 19: — OPERATING SEGMENTS (continued)
	Solutions	Platform	Unallocated	Total
For the year ended December 31, 2020
Subscriptions	$5,900	$—	$—	$5,900
SaaS related professional services	521	—	—	521
Transactional Platforms fees	—	2,088	—	2,088
Total revenue	6,421	2,088	—	8,509
Operating income (loss)	$(451)	$(8,784)	$(4,699)	$(13,934)

Unallocated includes corporate expenses and share-based compensation.
For the years ended December 31, 2021 and 2020, no single Solutions customer or Platform user accounted for 10% or more of the Group’s consolidated income.
c.
The Group’s geographic information on revenue is as follows:

	Solutions	Platform	Total
For the year ended December 31, 2021
Europe	$4,322	$—	$4,322
Hong Kong	198	3,284	3,482
United States	2,725	—	2,725
Other	588	—	588
	$7,833	$3,284	$11,117
	Solutions	Platform	Total
For the year ended December 31, 2020
Europe	$3,724	$—	$3,724
Hong Kong	234	2,088	2,322
United States	1,952	—	1,952
Other	511	—	511
	$6,421	$2,088	$8,509
The Group’s revenue from its Solutions segment is classified based on the location of the customers.
The Group’s revenue from its Platform segment is classified to its business in Hong Kong. This classification is independent of where the user resides or where the user is physically located while using the Company’s services.
As of December 31, 2021, the carrying amounts of non-current assets (property and equipment, right-of-use assets, and intangible assets) are mainly in the US due to the acquisition of 7LFreight (see Note 5) and in Hong Kong, Israel and Spain. As of December 31, 2020 the carrying amounts of non-current assets are mainly in Hong Kong, Israel and Spain.

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 20: — SELECTED STATEMENTS OF PROFIT OR LOSS DATA
a.
Cost of revenue:

	Year ended December 31,
	2021	2020
Labor	$2,307	$2,101
Promotion	35	314
Credit card fees	1,182	677
Servers	651	657
Services and tools	169	114
Travel	10	45
Depreciation and amortization	107	164
Share-based compensation	98	95
Other	37	106
	$4,596	$4,273

b.
Research and development:

Labor	$6,828	$5,746
Servers	257	264
Software	199	282
Travel	25	41
Depreciation and amortization	296	252
Share-based compensation	184	208
Other	33	117
	$7,822	$6,910

c.
Selling and marketing:

Labor	$4,953	$4,032
Marketing and Promotion(*)	1,952	—
Digital Advertising	535	509
Travel	78	44
Software tools	165	106
Communication and PR	21	15
Depreciation and amortization	536	755
Share-based compensation	348	262
Other	186	84
	$8,774	$5,807

(*)
expense related to share issuance for the DACC (see Note 16c.4).

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 20: — SELECTED STATEMENTS OF PROFIT OR LOSS DATA (continued)
d.
General and administrative:

	Year ended December 31,
	2021	2020
Labor	$3,821	$2,270
Rent and related	373	485
Consulting	516	536
Office expenses	145	285
Software tools	233	191
Travel	30	18
Depreciation & Amortization	159	100
Share-based compensation	305	257
Human resources	269	70
Bad debt	55	174
Other	367	176
	$6,273	$4,562
NOTE 21: — TAXES ON INCOME
a.
Tax rates:

There is no corporate income tax in the Cayman Islands. As part of the tax ruling obtained from the Israel Tax Authority with respect to the Group Restructuring (see Note 1a) the Company shall and will be registered for tax purposes in Israel. The statutory corporate income tax rate in Israel is 23%.
The statutory Israeli corporate income tax rate applicable to the Israeli subsidiary, and based on the Company’s assessment that the Israeli subsidiary is eligible for the Preferred Technological Enterprise regime as per Israeli law was 7.5% for the years 2021 and 2020.
Preferred Technological Enterprise, as defined in the Law for the Encouragement of Capital Investments, 1959 (the “Encouragement Law”) in Israel, will be subject to tax at a rate of 7.5% on profits deriving from intellectual property which meets the conditions of being treated as “Preferred Technological Income”, and based on the Israeli subsidiary located in Preferred area A.
Any dividends distributed to “foreign companies”, as defined in the Encouragement Law, deriving from income from the technological enterprise is subject to reduced Israeli withholding tax rate of 20% or lower rates under a relevant tax treaty, if applicable, or 0% if distributed to an Israeli corporation.
Other Group’s subsidiaries are separately taxed under the domestic tax laws and rates of the jurisdiction of incorporation of each entity.
b.
Tax assessments:

Other than the Israeli subsidiary, none of the Group companies received final assessments since their incorporation.
The Israeli subsidiary received final tax assessment through the tax year 2018.
c.
Carryforward losses for tax purposes:

As of December 31, 2021, the Group had carryforward operating tax losses and carryforward capital tax losses of $77,732 and $5, respectively. Deferred tax assets of approximately $41 and $536 relating to

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 21: — TAXES ON INCOME (continued)
these losses and to other deductible temporary differences (mainly employee benefits and share-based compensation), respectively, were recognized in the financial statements.
Deferred tax assets of approximately $5,990 and $789 relating to carryforward operating losses and other temporary differences (mainly research and development, employee benefits and share-based compensation), respectively, were not recognized because their utilization in the foreseeable future is not probable.
d.
Deferred income taxes:

	Statements of financial position		Statements of profit or loss
	December 31,		Year ended December 31,
	2021	2020	2021	2020
Deferred tax assets:
Carryforward tax losses	$41	$49	$(8)	$(18)
Employee benefits and other liabilities	199	153	46	25
Share-based compensation	337	268	69	58
Deferred tax income (expenses)			$107	$65
Deferred tax assets	$577	$470

e.
Taxes on income (tax benefit) included in profit or loss:

	Year ended December 31,
	2021	2020
Current taxes	$97	$28
Deferred taxes, see also Note 21d above	(107)	(65)
Taxes in respect of previous years	14	296
	$4	$259

f.
Theoretical tax:

As Freightos-HK incurred operating losses during the years ended December 31, 2021 and 2020 for which deferred income taxes were not recorded, as mentioned in Note 21c, the reconciliation between the tax expense, assuming that all the income and expenses, gains and losses in the statement of income were taxed at the statutory tax rate, and the taxes on income recorded in profit or loss, does not provide significant information and therefore is not presented.
NOTE 22: — LOSS PER ORDINARY SHARE
Details of the number of shares and loss used in the computation of basic and diluted loss per share:
	Number of shares
	2021	2020
Weighted number of Ordinary shares(*)	1,774,542	1,690,104

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 22: — LOSS PER ORDINARY SHARE (continued)
	Year ended December 31,
	2021	2020
Loss	$16,358	$14,172
Preferred shares dividend (see Note 16e.2)	8,211	6,498
For the computation of basic and diluted loss per share	$24,569	$20,670

(*)
The computation of diluted loss per share did not take into account potential Ordinary shares (detailed below) due to their anti-dilutive effect:

a.
1,095,675 options to employees and consultants outstanding as of December 31, 2021 under the share-based compensation plan (982,344 as of December 31, 2020).

b.
454,937 Ordinary shares to be issued contingent upon future conditions, as part of a consideration in a business combination (see Note 5), as part of the acquisition of a technology asset (see Note 11c) and as part of the launch of the DACC (see Note 16d.4).

c.
7,862,329 Preferred shares outstanding as of December 31, 2021 (6,629,713 as of December 31, 2020) (see Note 16).

NOTE 23: — RELATED PARTIES
a.
Related parties consist of 7 directors (including the CEO, who is also a shareholder) serving on the Freightos-HK’s Board of Directors and 6 key officers.

b.
Related party transactions:

The Group entered into a number of commercial agreements with a subsidiary of one of its investors in connection with a number of ocean cargo indexes. The investor’s subsidiary serves as a benchmark administrator for the indexes and the Company serves as the calculating agent of these indexes. In addition, the parties share the revenue from the sale of certain data used in calculating the indexes. The total expense accrued by the Company during the years ended December 31, 2021 and 2020 was $53 and $4, respectively. The expense was included under sales and marketing in the consolidated statements of profit or loss. Outstanding balance as of December 31, 2021 and 2020 was $55 and $4, respectively, and was included under accrued expenses and other payables.
Certain of the Group’s investors also conduct business on the Group’s transactional platforms through other of the investors’ respective group members. Fees charged for these users are no more favorable than terms generally available to a third party under the same or similar circumstances.
c.
Compensation of key management personnel of the Group recognized as an expense during the reporting period:

	Year ended December 31,
	2021	2020
Short-term employee benefits	$1,736	$1,211
Share-based payments	275	218
Post-employment benefits	29	20
	$2,040	$1,449
Number of key officers and directors	13	12

FREIGHTOS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 24: — EVENTS AFTER THE REPORTING DATE
a.
On November 3, 2021, the Group signed a purchase agreement to acquire an online customs clearance business in the United States and Canada. The closing took place in February, 2022. The Group acquired all the shares of Clearit Customs Services, Inc., a US company and the digital customs brokerage business assets from its related Canadian company. In consideration, the Group paid at closing a total amount of $5,000 in cash and issued 272,851 Ordinary shares valued at a total amount of $6,573. In addition, the Group may pay up to an additional $3,500 in cash subject to the business achieving certain operating and financial milestones over the next three years. The parties intend to treat the sale and acquisition of the shares of the US company as a sale and purchase of assets pursuant to Section 338(h)(10) of the US Internal Revenue Code.

b.
On May 27, 2022, the Company completed the Group Restructuring — see Note 1a for details.

c.
On May 31, 2022, the Company entered into a business combination agreement (the “BCA”) with Gesher I Acquisition Corp., a Cayman Islands exempted company limited by shares (“Gesher”), Freightos Merger Sub I, a Cayman Islands exempted company limited by shares and a direct, wholly-owned subsidiary of the Company (“Merger Sub I), and Freightos Merger Sub II, a Cayman Islands exempted company limited by shares and a direct, wholly-owned subsidiary of the Company (“Merger Sub II”). Pursuant to the BCA, among other things, Merger Sub I will merge with and into Gesher, with Gesher being the surviving entity. Then, Gesher will merge with and into Merger Sub II with Merger Sub II surviving as a wholly-owned subsidiary of the Company (collectively, the “Transactions”). The Transactions are subject to several conditions as described in the BCA, including the approval of the Transactions by shareholders of Gesher and the Company. Upon consummation of the Transactions, the Company will become a publicly traded company. The former shareholders of Gesher will become shareholders of the Company.

d.
On April 12, 2022, the Israeli subsidiary entered into a loan agreement and related agreements with an Israeli bank, by which the Israeli subsidiary may borrow up to $6,000 based on the Company’s monthly recurring revenue generated by its Solutions business. The Israeli subsidiary pledged for the benefit of the bank the following: (1) a first ranking floating charge, unlimited in amount, over all the assets of the Israeli subsidiary and a fixed charge over the Israeli subsidiary’s registered and unissued share capital; (2) a first ranking fixed charge, unlimited in amount, over the Israeli subsidiary’s intellectual property rights; (3) a first ranking fixed charge, unlimited in amount, over contractual rights to amounts owed to the Israeli subsidiary by either of the US subsidiary, Freightos Limited, or WebCargo. As of the date of these financial statements, the Israeli subsidiary has not made any borrowings under this loan facility.

e.
In October 2022, the Israeli subsidiary entered into a term loan agreement with an Israeli bank, pursuant to which the Israeli subsidiary borrowed $2,500, to be repaid no later than March 31, 2023. The term loan bears an interest at Term SOFR rate plus 6.0% per annum payable monthly.

- - - - - - - - - - - - - -

Report of Independent Auditors
To the shareholders of
Clearit Customs Services
Opinion
We have audited the combined financial statements of Clearit Customs Services, which comprises Clearit Customs Services, Inc. (“Clearit-US”) and the online customs clearance and brokerage service division of Arrival Custom Brokers Ltd. (“Clearit-CA”, and together with Clearit-US, the “Company”), which comprise the balance sheet as of December 31, 2021 and the related statement of operations, comprehensive income, changes in equity and cash flow for the year then ended, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021, and the results of its operations and its cash flow for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
The Company did not present comparative financial statements as of and for the year ended December 31, 2020, as those have not been audited, reviewed, or compiled.
Tel Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
September 22, 2022	A Member of Ernst & Young Global

Clearit Customs Services
Combined Balance Sheet
USD in thousands
December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	777
Accounts receivable, net	216
Receivable from Arrival Customs Brokers Ltd.	614
Tax receivable	27
Total current assets	1,634
Non-current assets
Property and equipment, net	6
Total non-current assets	6
TOTAL ASSETS	1,640
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	934
Tax payable	98
Total current liabilities	1,032
Equity
Clearit-US capital	5
Clearit-CA parent investment	195
Retained earnings	412
Accumulated other comprehensive loss	(4)
Total equity	608
TOTAL LIABILITIES AND EQUITY	1,640
The accompanying notes are an integral part of the combined financial statements.

Clearit Customs Services
Combined Statement of Operation
USD in thousands
Year ended December 31, 2021
Revenue	3,097
Cost of revenue	1,396
Gross profit	1,701
Selling, general, and administrative expenses	1,427
Other expense, net	7
Income before provision for income taxes before income taxes	267
Income taxes	112
Net income	155
The accompanying notes are an integral part of the combined financial statements.

Clearit Customs Services
Combined Statement of Comprehensive Income
USD in thousands
Year ended December 31, 2021
Net income	155
Foreign currency translation adjustments	(4)
Comprehensive income	151
The accompanying notes are an integral part of the combined financial statements.

Clearit Customs Services
Combined Statement of Changes in Equity
USD in thousands
	Clearit-US capital	Clearit-CA parent investment	Retained earnings	Accumulated other comprehensive loss	Total equity
Combined equity as of December 31, 2020	5	195	257	—	457
Changes during the period ended December 31, 2021:
Net comprehensive Income	—	—	155	(4)	151
Combined equity as of December 31, 2021	5	195	412	(4)	608
The accompanying notes are an integral part of the combined financial statements.

Clearit Customs Services
Combined Statement of Cash Flow
USD in thousands
Year ended December 31, 2021
Cash flows from Operating Activities
Net income	155
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	1
Forgiveness of PPP loan	(43)
Increase in receivables from Arrival Customs Brokers Ltd.	(358)
Increase in accounts receivable, net	(209)
Increase in tax receivable	(52)
Increase in accounts payable and accrued liabilities	843
Increase in tax payable	33
Net cash provided by operating activities	370
Cash Flows from Investing Activities
Acquisition of property and equipment	(7)
Net cash used in investing activities	(7)
Increase in cash and cash equivalents	363
Cash and cash equivalents at the beginning of the period	414
Cash and cash equivalents at the end of the period	777
The accompanying notes are an integral part of the combined financial statements.

Clearit Customs Services
Notes to combined financial statements
USD in thousands
NOTE 1 — GENERAL
Clearit Customs Services, Inc. (“Clearit-US”) was incorporated on May 12, 2016 in Delaware, United States (“US”). The entity is based out of the state of New York and offers digital customs brokerage business in the US.
Clearit Customs Services (a division of Arrival Customs Brokers Ltd. (“Arrival”)) (“Clearit-CA”) is not a legal entity but rather a division of an entity incorporated in Canada. Clearit-CA offers digital customs brokerage services in Canada.
Clearit-US and Arrival were entities indirectly wholly owned by the same shareholders. On November 3, 2021, Arrival and the direct shareholder of Clearit-US signed an agreement to sell the online digital customs clearance business to Freightos Limited, a company incorporated in Hong-Kong, and its subsidiaries (the “Freightos group”). The closing took place on February 16, 2022. Freightos group acquired all the shares of Clearit-US and the assets of Clearit-CA which were the digital customs brokerage assets of Arrival (Hereinafter — Clearit-US and Clearit-CA together — the “Business” or the “Company”).
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
A.
Principles of Combination:

In preparation of the combined financial statements, the financial statements of Clearit-CA were ‘carved-out’ from the financial statements of Arrival, and were combined together with the financial statements of Clearit-US. All balances and transactions between Clearit-US and Clearit-CA have been eliminated in combination.
B.
Basis of Presentation:

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The carved-out financial statements of Clearit-CA, represent the financial position, result of operations, comprehensive income, changes in equity, and cash flow of Clearit-CA, and have been derived by extracting the assets, liabilities, revenues and expenses directly attributable to Clearit-CA from the consolidated assets, liabilities, revenues and expenses in the accounting records of Arrival. The allocations were made using methods as follows, which are considered reasonable under the circumstances and further explained below:
The Company considers assets and liabilities of Arrival generated or derived from the business of Clearit-CA to be owned and under the responsibility of Arrival. As a result, such assets and liabilities could not be specifically identified to Clearit-CA due to the nature of how Arrival manages its assets and liabilities. As such, the net assets of Clearit-CA are carried as Receivable from Arrival Customer Brokers Inc. in the combined balance sheet.
Arrival’s net investment in Clearit-CA is included as Clearit-CA parent investment, which is a component of equity in the combined balance sheet.
Revenues and expenses, except for rent and office and general expenses of Clearit-CA have been derived from records specific to Clearit-CA. Office and general expenses have been allocated based on a relative rate which represents, based on management estimation, the activities of Clearit-CA out of the business of Arrival. Rent expenses have been allocated based on the ratio of floor area occupied by the employees conducting the activities of Clearit-CA.
Income taxes were determined using the separate return method. As such, income tax expense was determined as if Clearit-CA was a separate taxpayer. The taxes recorded in the combined

Clearit Customs Services
Notes to combined financial statements
USD in thousands
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)
financial statements are not necessarily representative of the taxes that may arise in the future when the Company files its income tax returns independent from the Arrival returns.
Management believes such allocations are reasonable, however, these combined financial statements are not necessarily indicative of the results of operations, financial position and cash flows that would have been attained if Clearit-CA had been operated as a separate legal entity during the period presented and, therefore, are not necessarily indicative of future operating results.
C.
Use of estimates in the preparation of financial statements:

The preparation of the combined financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and certain expenses that were allocated to Clearit-CA (as described in note 2B), as well as estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates.
D.
Foreign currency translation:

The reporting currency of the combined financial statements is US dollars.
The functional currency of Clearit-US is US dollars. The functional currency of Clearit-CA is Canadian dollars. Assets and liabilities in the combined balance sheets have been translated at the rate of exchange as of the balance sheet date. Revenues and expenses are translated at the average exchange rate for the year. Translation adjustments do not impact the combined statements of operations and are reported as a separate component of accumulated other comprehensive loss within the statement of comprehensive income. Foreign currency transaction gains and losses are included in the results of operations.
E.
Cash and cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with maturities of three months or less as of the date acquired.
F.
Accounts receivable and allowance doubtful debts:

Accounts receivable are stated at realizable value, net of an allowance for doubtful debts. The Company evaluates its outstanding accounts receivable and establishes an allowance for doubtful debts. The allowance is determined through an analysis of the aging of accounts receivable and assessments of risk that are based on historical trends and an evaluation of the impact of current and projected economic conditions. The Company evaluates the past-due status of its accounts receivable based on contractual terms of sale. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
G.
Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:
Rate
Furniture and fixtures	20%

Clearit Customs Services
Notes to combined financial statements
USD in thousands
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)
Long-lived assets of the Company are reviewed for impairment in accordance with Accounting Standard Codification (“ASC”) 360, “Property, Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Through December 31, 2021, no impairment loss was recorded.
H.
Leases:

The Company classifies leases in accordance with Accounting Standards Codification (“ASC”) 840, “Leases”, at their inception as either capital or operating leases. A lease that transfers substantially all the risks and rewards incidental to ownership of the leased asset to the Company is classified as a capital lease.
For capital leases, at the commencement of the lease term, the leased asset is measured at the lower of fair value or the present value of the minimum lease payments. The leased asset is depreciated over the shorter of its useful life and the lease term.
The Company has lease contracts for its office spaces which are classified as operating leases. Combined lease expenses for the year ended December 31, 2021, was $62. The future minimum lease payments remaining under the lease contracts are immaterial.
I.
Revenue recognition:

The Company holds licenses to act as a customs broker for imports to the US and Canada and generates revenues from offering online digital customs brokerage services. The business is highly digitalized with many aspects of onboarding and customs brokerage services delivered online in a semi-automated manner.
The Company’s customs brokerage fees are charged as flat fees depending on the mode and complexity. The Company may also charge additional fees for ancillary services. The Company also collects duties and related amounts from its customers and remit these amounts on behalf of the customers to the relevant regulatory or government entity (such as US or Canadian customs).
As such, the Company’s contracts with customers generally contain a single performance obligation which is satisfied at a point in time when the service has been provided to the customer and the file is ready for filing with the relevant government entity, or the ancillary service had been provided, and invoice was issued to the customer. The transaction price is the amount of the consideration that is expected to be received based on the contract terms, excluding amounts collected on behalf of third parties (such as duties).
The Company recognizes revenue on a net basis since the Company acts as an agent and does not take responsibility for the duties to be paid.
The table below shows disaggregation of the combined revenue of the Company for the year ended December 31, 2021, by geographic location:
USD in thousands
United States	1,689
Canada	1,408
Total	3,097

Clearit Customs Services
Notes to combined financial statements
USD in thousands
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)
Clearit-CA’s revenue is classified to business in Canada and Clearit-US’s revenue is classified to business in the US. This classification is independent of where the customer, or user, resides or where such customer is physically located while using the Company’s services. This classification is based on the country where the customs clearance service is provided.
No single customer comprises greater than 10% of net revenues.
J.
Selling, general, and administrative expenses:

Selling, general and administrative expenses include compensation, employee benefits, advertising, selling, finance administration and human resources, facility costs (including rent), professional service fees, and other general costs to support the operations.
K.
Income taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. This statement prescribes the use of the liability method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. To the extent necessary, the Company provides a valuation allowance to reduce deferred tax assets to their estimated realizable value.
As of December 31, 2021, there are no differences between financial reporting and tax bases of assets and liabilities, accordingly no deferred taxes were recognized.
The Company accounts for uncertain tax positions in accordance with ASC 740, “Income Taxes”, which contains a two-step approach for recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of December 31, 2021, no uncertain tax positions were recognized.
L.
Fair value measurement:

The carrying values of cash and cash equivalents, receivables from Arrival, account receivables, tax receivables, accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of these instruments.
M.
Government assistance:

During 2020, the Company qualified for the Paycheck Protection Program (“PPP”) US government loan. Based on the conditions of this loan, the loan was forgivable when certain conditions were met. During the year 2021, the conditions were met and the loan in an amount of $43 was recognized as other income in the combined statement of operations.
N.
Concentrations of credit risk:

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.
For cash and cash equivalents, the Company is exposed to credit risk in the event of default by the financial institutions to the extent of the amounts recorded on the combined balance sheet

Clearit Customs Services
Notes to combined financial statements
USD in thousands
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)
exceed regulatory insured limits. The Company places its cash and cash equivalents with financial institutions with high-quality credit ratings in Canada and the United States and has not experienced any losses in such accounts.
For accounts receivable, the Company is exposed to credit risk in the event of nonpayment by customers to the extent of the amounts recorded on the accompanying combined balance sheet. Concentrations of credit risk with respect to receivables are generally limited due to the Company’s large number of customers. The Company has not historically experienced any material credit losses related to individual customers or groups of customers in any specific area or industry.
O.
Recent accounting standards not yet adopted:

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02 (Topic 842) “Leases” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. For operating leases, ASU 842 requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on its balance sheet. ASU 842 retains the current accounting for lessors and does not make significant changes to the recognition, measurement, and presentation of expenses and cash flows by a lessee. The Company will adopt this ASU in 2022 and does not expect that the adoption of the standard will have a material impact on the Company’s financial statements and disclosures.
In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016 -13, “Financial Instruments — Credit Losses,” requiring measurement and recognition of expected credit losses on certain types of financial instruments. The guidance will be effective for the Company beginning January 1, 2023, and interim periods therein. Early adoption is permitted. The Company does not expect that the adoption of the standard will have a material impact on the Company’s financial statements and disclosures.
NOTE 3 — PROPERTY AND EQUIPMENT, NET
December 31, 2021
Cost:
Furniture and fixtures	7
7
Less: Accumulated depreciation:	1
Net property and equipment	6
Depreciation expenses for the year ended December 31, 2021, were $1.

Clearit Customs Services
Notes to combined financial statements
USD in thousands
NOTE 4 — OTHER EXPENSES
Composition:
Year ended December 31, 2021
Professional fees relating to acquisition (see note 1)	50
Forgiveness of PPP loan	(43)
7
NOTE 5 — INCOME TAXES
A.
Income tax rates

Taxable income in Canada is subject to corporate income tax rate at 15%.
Taxable income in the United States is subject to federal statutory income tax rate at 21%
B.
Income before taxes on income:

Income (loss) before taxes on income is comprised as follows:
Year ended December 31, 2021
Canada	425
US	(158)
267

C.
Taxes on income:

Taxes on income are comprised as follows:
Year ended December 31, 2021
Current	112
Deferred	—
112
Taxes on income by jurisdiction were as follows:
Year ended December 31, 2021
Canada	100
US	12
112
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Litigations:
As of December 31, 2021, the Company is not party to any legal proceedings.

Clearit Customs Services
Notes to combined financial statements
USD in thousands
NOTE 7 — SUBSEQUENT EVENTS
The Company evaluates events or transactions that occur after the balance sheet date but prior to the issuance of the consolidated financial statements to identify matters that require additional disclosure. For its financial statements as of December 30, 2021 and for the period then ended, the Company evaluated subsequent events through September 22, 2022, the date that the financial statements were issued. The Company has concluded that no subsequent event has occurred that require disclosure other than described below.
On November 3, 2021, Arrival and the direct shareholder of Clearit-US signed an agreement to sell the online digital customs clearance business to the Freightos group. The closing took place on February 16, 2022. For more details see Note 1.

Report of Independent Auditors
To the shareholders and the board of directors of
9T TECHNOLOGIES LLC
Opinion
We have audited the financial statements of 9T Technologies LLC (the “Company”), which comprise the balance sheet as of December 29, 2021 and the related statement of comprehensive income, changes in members’ equity and cash flow for the period from January 1, 2021 through December 29, 2021, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 29, 2021, and the results of its operations and its cash flow for the period from January 1, 2021 through December 29, 2021 in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
The Company did not present comparative financial statements as of and for the year ended December 31, 2020, as those have not been audited, reviewed, or compiled.
Tel Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
September 7, 2022	A Member of Ernst & Young Global

9T TECHNOLOGIES LLC
BALANCE SHEET
U.S. dollars in thousands
December 29, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$127
Account Receivables	37
Other account receivables	15
Total current assets	179
Property and equipment, net	4
Total assets	$183
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Deferred revenue	$6
Other account payables	23
Total current liabilities	29
MEMBERS’ EQUITY:
Members’ equity	*
Retained earnings	154
Total members’ equity	154
Total liabilities and members’ equity	$183

*
Represents an amount less than $1.

The accompanying notes are an integral part of the financial statements.

9T TECHNOLOGIES LLC
STATEMENT OF COMPREHENSIVE INCOME
U.S. dollars in thousands
For the period from January 1, 2021 to December 29, 2021
Revenue	2,408
Cost of revenue	833
Gross profit	1,575
OPERATING EXPENSES:
Research and development	542
Sales and Marketing	248
General and administrative	588
Total operating expenses	1,378
Operating income	197
Financial income, net	1
Net income and comprehensive income	$198
The accompanying notes are an integral part of the financial statements.

9T TECHNOLOGIES LLC
STATEMENT OF CHANGES IN MEMBERS’ EQUITY
U.S. dollars in thousands
	Members’ equity		Retained earnings	Total
Balance as of January 1, 2021	$	*	$390	$390
Members’ distributions		—	(434)	(434)
Total comprehensive income		—	198	198
Balance as of December 29, 2021	$	*	$154	$154

*
Represents an amount less than $1.

The accompanying notes are an integral part of the financial statements.

9T TECHNOLOGIES LLC
STATEMENTS OF CASH FLOW
U.S. dollars in thousands
For the period from January 1, 2021 to December 29, 2021
Cash flows from operating activities:
Net income	$198
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	*
Decrease in accounts receivable	46
Increase in other accounts receivable	(5)
Increase in other accounts payables	6
Increase in deferred revenues	7
Net cash provided by operating activities	252
Cash flows from investing activities:
Purchase of property and equipment	(4)
Net cash used in investing activities	(4)
Cash flows from financing activities:
Members’ distribution	(434)
Net cash used in financing activities	(434)
Decrease in cash and cash equivalents	(186)
Cash and cash equivalents at the beginning of the period	313
Cash and cash equivalents at the end of the period	$127

*
Represents an amount less than $1.

The accompanying notes are an integral part of the financial statements.

9T TECHNOLOGIES LLC
NOTES TO FINANCIAL STATEMENT
U.S. dollars in thousands
NOTE 1 — GENERAL
a.
9T Technologies LLC (the “Company”) was established on May 2013 in the United States (“U.S.”), in the state of Oregon. The Company is engaged in the business of freight rate management software-as-a-service (“SaaS”), software development and data management focused on air cargo and LTL (less than truckload freight shipping) primarily under the SaaS application commonly known as 7LFreight.

b.
In December 30, 2021, the Company was acquired and became a wholly owned subsidiary of Freightos Inc., a U.S. corporation and a wholly owned subsidiary of Freightos Limited.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
a.
The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“‘U.S. GAAP”‘).

b.
The functional currency of the Company is the U.S. dollar and the financial statements are in U.S. dollars.

c.
Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions. The Company’s management believes that the estimates, judgments and assumptions are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the amounts reported and disclosed in the financial statements. Actual results could differ from those estimates.
d.
Cash and cash equivalents:

Cash and cash equivalents are comprised of highly liquid investments, including deposits in banks with original maturities of three months or less.
e.
Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:
%
Office furniture and computer equipment	7% – 10%
Leasehold improvements	See below
Leasehold improvements are depreciated by the straight-line method over the term of the lease or the estimated useful life of the improvements, whichever is shorter.
Long-lived assets of the Company are reviewed for impairment in accordance with Accounting Standard Codification (“ASC”) 360, “Property, Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Through December 29, 2021, no impairment loss was noted.

9T TECHNOLOGIES LLC
NOTES TO FINANCIAL STATEMENT
U.S. dollars in thousands
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)
f.
Leases:

The Company classifies leases in accordance with Accounting Standards Codification (“ASC”) 840 at their inception as either capital or operating leases. A lease that transfers substantially all the risks and rewards incidental to ownership of the leased asset to the Company is classified as a capital lease.
For capital leases, at the commencement of the lease term, the leased asset is measured at the lower of fair value or the present value of the minimum lease payments. The leased asset is depreciated over the shorter of its useful life and the lease term.
For operating leases that contain renewals, or other lease incentives, the Company recognizes the rent expense on a straight-line basis over the term of the lease. Additionally, incentives received are treated as a reduction of costs over the term of the agreement. The Company records the difference between the rent paid and the straight-line rent expense as a deferred rent liability within accrued expenses and other current liabilities and other long-term liabilities in the consolidated balance sheet.
The Company has one lease contract for its offices which classified as operating lease. Lease expense for the period ended December 29, 2021, was $62. The future minimum lease payments remain under this lease contract is $45 which will be paid in 2022.
g.
Revenue Recognition:

The Company generates revenue from the sale of subscriptions to customers to access its SaaS products. To date, 100% from the Company’s revenues are generated in the US.
The terms of the Company’s subscription agreements are primarily monthly, while small portion of the arrangements are paid in full up-front at the outset of the arrangement. Customers may not take possession over the software and instead are granted continuous access to the platform over the contractual period and therefore the arrangements are accounted for as service contracts with a single performance obligation.
Contract liability consists of up-front payments received related to unsatisfied performance obligation at the end of the period.
The Company elected to use the practical expedient and recognize the incremental costs of obtaining contracts as an expense since the amortization period of the assets that the Company otherwise would have recognized is one year or less.
h.
Cost of Revenue:

Cost of revenue primarily consists of costs related to providing subscription services to paying customers, server infrastructure and software tools, and personnel-related expenses of customer support.
i.
Research and Development Costs:

Research and development costs are expensed as incurred unless these costs qualify for capitalization as internal-use software development costs. Research and development expenses consist of technology services.
j.
Sales and Marketing:

Sales and marketing expenses are primarily comprised of costs of the Company’s marketing personnel, online marketing expenses and other advertising costs. Sales and marketing expenses are expensed as incurred.

9T TECHNOLOGIES LLC
NOTES TO FINANCIAL STATEMENT
U.S. dollars in thousands
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)
k.
General and Administrative:

General and administrative expenses include compensation, employee benefits, finance administration and human resources, facility costs (including rent), professional service fees, and other general costs including depreciation to support our operations.
l.
Income Taxes:

The Company is incorporated as a Limited Liability Company (“LLC”) in the United States. During the period ended December 29, 2021, the Company was classified as a partnership for federal income tax purposes, and the respective income is taxed on the level of the Company’s members.
Following the acquisition of the Company and its becoming a wholly owned subsidiary of Freightos Inc. (see Note 1), the Company is considered a single-member LLC and as a disregarded entity for U.S. federal income tax purposes.
m.
Fair value of financial instruments:

The carrying values of cash and cash equivalents, restricted cash, account receivables, other accounts receivables, and other accounts payable approximate their fair value due to the short-term maturity of these instruments.
n.
Recent Accounting Standards not yet adopted:

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02 (Topic 842) “Leases” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. For operating leases, the ASU requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on its balance sheet. The ASU retains the current accounting for lessors and does not make significant changes to the recognition, measurement, and presentation of expenses and cash flows by a lessee. The Company will adopt this ASU in 2022 and does not expect that the adoption of the standard will have a material impact on the Company’s financial statements and disclosures.
In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016 -13, “Financial Instruments — Credit Losses,” requiring measurement and recognition of expected credit losses on certain types of financial instruments. The guidance will be effective for the Company beginning January 1, 2023, and interim periods therein. Early adoption is permitted. The Company does not expect that the adoption of the standard will have a material impact on the Company’s financial statements and disclosures.

9T TECHNOLOGIES LLC
NOTES TO FINANCIAL STATEMENT
U.S. dollars in thousands
NOTE 3 — PROPERTY AND EQUIPMENT
Comprised as follows:
December 29, 2021
Cost:
Office furniture and computer equipment	$21
Leasehold improvements	68
89
Accumulated depreciation:
85
Depreciated cost	$4
NOTE 4 — MEMBERS’ EQUITY
Members	Profit and loss percentage
Member 1	50%
Member 2	50%
100%
Pursuant to the operating agreement, the investor members made capital contributions of 500 units each, 1,000 units in total. During 2021, the Company made capital distributions of $434 to its members. This is accounted for as a distribution in the statement of members’ equity.
NOTE 5 — TRANSACTIONS AND BALANCES WITH INTERESTED AND RELATED PARTIES
During the period ended December 29, 2021, the Company paid $352 to one of its members for consulting services provided by him. In addition, the Company paid $494 to a company controlled by one of its members for research and development services. Payroll related expenses paid by the Company to members or their immediate family members during the period ended December 29, 2021 totaled $200.
During the period ended December 29, 2021, the Company distributed to its members a total amount of $434.
As of December 29, 2021 there are no outstanding balances with related parties on the Company’s balance sheet.
NOTE 6 — SUBSEQUENT EVENTS
The Company evaluates events or transactions that occur after the balance sheet date but prior to the issuance of the consolidated financial statements to identify matters that require additional disclosure. For its financial statements as of December 29, 2021 and for the period then ended, the Company evaluated subsequent events through September 7, 2022, the date that the financial statements were issued. The Company has concluded that no subsequent event has occurred that require disclosure other than the below.
In December 30, 2021, the Company was acquired and became a wholly owned subsidiary of Freightos Inc., a U.S. corporation and a wholly owned subsidiary of Freightos Limited (the “Freightos Group”). Following the acquisition, the Company became a single-member-LLC for tax purposes in the U.S.
In February 1, 2022 the Company sold its technology and IP asset to a subsidiary of the Freightos Group. The consideration was determined on an arm’s length basis estimated by a third-party valuation firm.

GESHER I ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	June 30, 2022	September 30, 2021
	(unaudited) (As restated)
Assets:
Current assets:
Cash	$228,350	$—
Prepaid expenses	255,222	—
Deferred offering costs	—	208,199
Total current assets	483,572	208,199
Prepaid expenses, non-current	54,802	—
Marketable securities held in Trust Account	116,310,252	—
Total assets	$116,848,626	$208,199
Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accrued offering costs and expenses	$1,596,522	22,318
Promissory note – related party	1,014,945	175,827
Due to related party	85,000	—
Total current liabilities	2,696,467	198,145
Deferred underwriting commissions	4,025,000	—
Total liabilities	6,721,467	198,145
Commitments and Contingencies (Note 7)
Ordinary shares subject to possible redemption, 11,500,000 and 0 shares at June 30, 2022 and September 30, 2021, respectively.	116,310,252	—
Shareholders’ (Deficit) Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, $0.0001 par value; 100,000,000 shares authorized; 3,075,000 shares issued and outstanding (excluding 11,500,000 and 0 shares subject to possible redemption) at June 30, 2022 and September 30, 2021, respectively.	308	308
Additional paid-in capital	—	24,692
Accumulated deficit	(6,183,401)	(14,946)
Total shareholders’ (deficit) equity	(6,183,093)	10,054
Total Liabilities and Shareholders’ (Deficit) Equity	$116,848,626	$208,199
The accompanying notes are an integral part of these unaudited condensed financial statements.

GESHER I ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Nine Months Ended June 30, 2022	For the Period from February 23, 2021 (inception) through June 30, 2021
	(As restated)		(As restated)
Formation and operating costs	$2,242,839	$240	$3,166,891	$7,067
Loss from operations	(2,242,839)	(240)	(3,166,891)	(7,067)
Other income:
Change in fair value of over-allotment units	—	—	44,550	—
Interest income earned on Trust Account	147,531	—	160,252	—
Total other income	147,531	—	204,802	—
Net loss	$(2,095,308)	$(240)	$(2,962,089)	$(7,067)
Basic and diluted weighted average shares outstanding, ordinary shares subject to redemption	11,500,000	—	10,919,414	—
Basic and diluted net loss per ordinary share subject to possible redemption	$(0.14)	$—	$(0.21)	$—
Basic and diluted weighted average shares outstanding, nonredeemable ordinary shares	3,075,000	2,700,000	3,048,901	2,700,000
Basic and diluted net loss per nonredeemable ordinary share	$(0.14)	$(0.00)	$(0.21)	$(0.00)
The accompanying notes are an integral part of these unaudited condensed financial statements.

GESHER I ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2022
	Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Equity (Deficit)
	Shares	Amount
Balance as of October 1, 2021	3,075,000	$308	$24,692	$(14,946)	$10,054
Proceeds allocated to Public Warrants	—	—	8,165,000	—	8,165,000
Proceeds allocated to Private Placement Warrants	—	—	5,000,000	—	5,000,000
Incentives to anchor investors and forward purchasers	—	—	4,073,565	—	4,073,565
Offering costs allocated to warrants	—	—	(956,456)	—	(956,456)
Re-measurement of redeemable shares to redemption value	—	—	(16,306,801)	(3,048,576)	(19,355,377)
Net loss	—	—	—	(169,564)	(169,564)
Balance as of December 31, 2021	3,075,000	308	—	(3,233,086)	(3,232,778)
Re-measurement of redeemable shares to redemption value	(10,259)	(10,259)
Net loss	—	—	—	(697,217)	(697,217)
Balance as of March 31, 2022	3,075,000	308	—	(3,940,562)	(3,940,254)
Re-measurement of redeemable shares to redemption value	(147,531)	(147,531)
Net loss (As restated)	—	—	—	(2,095,308)	(2,095,308)
Balance as of June 30, 2022 (As restated)	3,075,000	$308	$—	$(6,183,401)	$(6,183,093)
FOR THE THREE MONTHS ENDED JUNE 30, 2021 AND FOR THE PERIOD FROM FEBRUARY 23, 2021 (INCEPTION) THROUGH JUNE 30, 2021
	Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Equity
	Shares	Amount
Balance as of February 23, 2021 (inception)	—	$—	$—	$—	$—
Ordinary shares issued to Sponsor	2,875,000	288	24,712	—	25,000
Issuance of representative shares	200,000	20	(20)	—	—
Net loss	—	—	—	(6,827)	(6,827)
Balance as of March 31, 2021	3,075,000	308	24,692	(6,827)	18,173
Net loss	—	—	—	(240)	(240)
Balance as of June 30, 2021	3,075,000	$308	$24,692	$(7,067)	$17,933
The accompanying notes are an integral part of these unaudited condensed financial statements.

GESHER I ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
	Nine Months Ended June 30, 2022	For the Period from February 23, 2021 (Inception) through June 30, 2021
Cash Flows from Operating Activities:
Net loss (As restated)	$(2,962,089)	$(7,067)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for issuance of ordinary shares	—	6,827
Formation costs paid by Sponsor loan	—	240
Interest earned on marketable securities held in Trust Account	(160,252)	—
Changes in current assets and liabilities:
Prepaid assets	(310,024)	—
Due to related party	85,000	—
Accrued offering costs and expenses (As restated)	1,574,204	—
Net cash used in operating activities	(1,773,161)	—
Cash Flows from Investing Activities:
Principal deposited in Trust Account	(116,150,000)	—
Net cash used in investing activities	(116,150,000)	—
Cash Flows from Financing Activities:
Proceeds from initial public offering, net of costs	112,655,450	—
Proceeds from private placement	5,000,000	—
Proceeds from issuance of related party loan	1,014,945	—
Payment of promissory note to related party	(182,127)	—
Payment of deferred offering costs	(336,757)	—
Net cash provided by financing activities	118,151,511	—
Net Change in Cash	228,350	—
Cash – Beginning	—	—
Cash – Ending	$228,350	$—
Non-cash investing and financing activities:
Deferred offering costs paid by Sponsor in exchange for issuance of ordinary shares	$—	$18,173
Deferred underwriting commissions payable charged to additional paid in capital	$4,025,000	$—
Deferred offering costs paid by Sponsor loan	$6,300	$105,020
Incentives to anchor investors and forward purchasers	$4,073,565	$—
Issuance of representative shares	$—	$20
Re-measurement of Class A ordinary share subject to redemption	$160,252	$—
The accompanying notes are an integral part of these unaudited condensed financial statements.

GESHER I ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2022
Note 1 — Organization and Business Operation
Gesher I Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated as a Cayman Islands exempted company on February 23, 2021. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). On May 31, 2022, the Company entered into a Business Combination Agreement (see Note 7).
As of June 30, 2022, the Company has neither engaged in any operations nor generated any revenues. All activity for the period from February 23, 2021 (inception) through June 30, 2022 relates to the Company’s formation and the initial public offering described below and searching for a Business Combination and in connection therewith entered into the Business Combination Agreement. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (the “IPO”).
On October 12, 2021, the Company changed its fiscal year end from December 31 to September 30.
The Company’s sponsor is Gesher I Sponsor LLC, a Delaware limited liability company (the “Sponsor”).
The registration statement for the Company’s IPO was declared effective on October 12, 2021 (the “Effective Date”). On October 14, 2021, the Company’s consummated the IPO of 10,000,000 units at $10.00 per unit (the “Units”), which is discussed in Note 4 (the “IPO”), generating gross proceeds to the Company of $100,000,000. Each Unit consists of one ordinary share (the “Public Shares”) and one-half of one warrant (the “Public Warrants”). Each whole warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share.
Simultaneously with the consummation of the IPO, the Company consummated the private placement of 4,550,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement, generating gross proceeds to the Company of $4,550,000, which is described in Note 5.
On October 20, 2021, the Company issued an additional 1,500,000 Units in connection with the full exercise by the underwriters of their over-allotment option, generating gross proceeds of $15,000,000, which is discussed in Note 4. Simultaneously with the closing of the underwriters’ full exercise of the over-allotment option, the Company sold an additional 450,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, in a private placement (together with the Private Placement, the “Private Placements”) generating gross proceeds of $450,000, which is discussed in Note 5.
Transaction costs amounted to $10,949,821 consisting of $2,300,000 of underwriting commissions, $4,025,000 of deferred underwriting commissions, $4,073,565 of incentives to Anchor Investors (see Note 4) and Forward Purchase Investors (see Note 7), and $551,256 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.
The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company

Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.
Following the closing of the IPO on October 14, 2021 and underwriters’ full exercise of their over-allotment option on October 20, 2021, $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants was deposited into a trust account (the “Trust Account”), invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income or other tax obligations as described in the IPO, the proceeds will not be released from the Trust Account until the earlier of the completion of a Business Combination or the redemption of 100% of the outstanding public shares if the Company has not completed a Business Combination within the time required time period.
The Company will either (1) give the shareholders the opportunity to vote on the Business Combination or (2) provide the public shareholders with the opportunity to sell their ordinary shares to the Company in a tender offer for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes.
All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association.
In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with FASB ASC 470-20. The Public Shares are subject to FASB ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately.
The ordinary shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the IPO, in accordance with FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company’s ordinary shares are not considered a “penny stock” upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
The Company will have 18 months from the closing of the IPO to complete the initial Business Combination. If the Company does not consummate an initial Business Combination within 18 months from the closing of the IPO (the “Combination Period”) and the Company’s shareholders do not amend the Certificate of Incorporation to provide the Company with more time to consummate a Business Combination, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to the Company but net of taxes payable (and less up to $50,000 of interest to pay liquidation expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has agreed (a) to waive its redemption rights with respect to the founder shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the amended and restated memorandum and articles of association that would affect a public shareholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. The agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. The Company’s independent registered public accounting firm, and the underwriters of the IPO, will not execute agreements with the Company waiving such claims to the monies held in the Trust Account. The Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.
Liquidity and Going Concern (As restated)
As of June 30, 2022, the Company had $228,350 in cash and working capital deficit of $2,212,895.
Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a payment from the Sponsor of $25,000 (see Note 6) for the founder shares to cover certain offering costs, and the loan under an unsecured promissory note from the Sponsor of $182,127 (see Note 6). The promissory note was paid in full on October 18, 2021. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account and Working Capital Loans (as defined below in Note 6). As of June 30, 2022, there were $1,014,945 outstanding under Working Capital Loans.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has until April 14, 2023, to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and the mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 14, 2023.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Restatement of Previously Issued Financial Statements
In connection with the preparation of the Company’s financial statements as of September 30, 2022, Management identified errors made in its historical financial statements related to properly recording and accruing expenses. In April 2022 the Company entered into an agreement with a vendor for a written Fairness Opinion (“Opinion”) related to the Business Combination Agreement, as described in Note 7. The Opinion was delivered in May 2022 but the fee was not properly recorded in accordance with Generally Accepted Accounting Principles in the United States of America. This restatement note is presenting the changes from the previously reported balances to the adjusted balances as of and for the three and nine months ended June 30, 2022. These errors resulted in an adjustment to the net income.
The impact of the restatement on the Company’s financial statements is reflected in the following table.
Balance Sheet as of June 30, 2022	As Previously Reported	Adjustment	As Restated
Accrued offering costs and expenses	$1,018,922	$577,600	$1,596,522
Current liabilities	$2,118,867	$577,600	$2,696,467
Total liabilities	$6,143,867	$577,600	$6,721,467
Accumulated deficit	$(5,605,801)	$(577,600)	$(6,183,401)
Total shareholders’ deficit	$(5,605,493)	$(577,600)	$(6,183,093)
Statement of operations for the three months ended June 30, 2022	As Previously Reported	Adjustment	As Restated
Formation and operating costs	$1,665,239	$577,600	$2,242,839
Net loss	$(1,517,708)	$(577,600)	$(2,095,308)
Basic net income (loss) per common share, ordinary shares subject to possible redemption	$(0.10)	$(0.04)	$(0.14)
Basic net income (loss) per common share, nonredeemable ordinary shares	$(0.10)	$(0.04)	$(0.14)
Statement of operations for the nine months ended June 30, 2022	As Previously Reported	Adjustment	As Restated
Formation and operating costs	$2,589,291	$577,600	$3,166,891
Net loss	$(2,384,489)	$(577,600)	$(2,962,089)
Basic net loss per common share, ordinary shares subject to possible redemption	$(0.17)	$(0.04)	$(0.21)
Basic net loss per common share, nonredeemable ordinary shares	$(0.17)	$(0.04)	$(0.21)
Statement of Stockholders’ Deficit for the Three Months Ended June 30, 2022	As Previously Reported	Adjustment	As Restated
Net loss	$(1,517,708)	$(577,600)	$(2,095,308)
Accumulated deficit	$(5,605,801)	$(577,600)	$(6,183,401)
Total shareholders’ deficit	$(5,605,493)	$(577,600)	$(6,183,093)
Statement of Cash Flows for the Nine Months Ended June 30, 2022	As Previously Reported	Adjustment	As Restated
Net loss	$(2,384,489)	$(577,600)	$(2,962,089)
Accrued offering costs and expense	$996,604	$577,600	$1,574,204

Note 3 — Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) for financial information and pursuant to the rules and regulations of the U.S. Securities and Exchanges Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by US GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three and nine months ended June 30, 2022 are not necessarily indicative of the results that may be expected through September 30, 2022.
The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 8-K and the final prospectus filed by the Company with the SEC on October 21, 2021 and October 13, 2021, respectively.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the unaudited condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2022 and September 30, 2021.

Marketable Securities Held in Trust Account
At June 30, 2022, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest income in the accompanying statements of operations. The estimated fair value of investments held in Trust Account are determined using available market information.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At June 30, 2022 and September 30, 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Ordinary Shares Subject to Possible Redemption
All of the 11,500,000 ordinary shares sold as part of the Units contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all 11,500,000 ordinary shares were classified outside of permanent equity as of June 30, 2022.
The Company recognized changes in redemption value immediately as they occur upon the IPO and will adjust the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the IPO that were directly related to the IPO. The Company incurred offering costs amounting to $10,949,821 as a result of the IPO consisting of

$2,300,000 of underwriting commissions, $4,025,000 of deferred underwriting commissions, $4,073,565 of incentives to Anchor Investors (see Note 4) and Forward Purchase Investors (see Note 7), and $551,256 of other offering costs.
Net Loss Per Ordinary Share
The Company has two categories of shares, which are referred to as redeemable ordinary shares and non-redeemable ordinary shares. Earnings and losses are shared pro rata between the two categories of shares. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each category:
	Three Months Ended June 30, 2022		Three Months Ended June 30, 2021		Nine Months Ended June 30, 2022		For the Period from February 23, 2021 (Inception) Through June 30, 2021
	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable
	(As restated)				(As restated)
Numerator
Allocation of net loss	$(1,653,245)	$(442,063)	$—	(240)	$(2,315,546)	$(646,543)	$—	$(7,067)
Denominator
Weighted average shares outstanding	11,500,000	3,075,000	—	2,700,000	10,919,414	3,048,901	—	2,700,000
Basic and diluted net loss per share	$(0.14)	$(0.14)	$—	—	$(0.21)	$(0.21)	$—	$—
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants to be issued in the IPO meet the requirements for equity classification.
Income Taxes
The Company accounts for income taxes under FASB ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company is subject to potential Israeli income tax and filing requirements due to its presence in Tel Aviv. Income of the Israeli company will be taxable at corporate tax rate of 23%.

Recent Accounting Pronouncements
In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on February 23, 2021. Adoption of the ASU did not impact the Company’s financial statements.
Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statement.
Note 4 — Initial Public Offering
On October 14, 2021, the Company sold 10,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one ordinary share and one-half of one warrant. Each whole warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share. Each warrant will become exercisable 30 days after the completion of an initial Business Combination and will expire on the fifth anniversary of the completion of an initial Business Combination, or earlier upon redemption or liquidation.
Following the closing of the IPO on October 14, 2021, $101,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was deposited into the Trust Account. The net proceeds deposited into the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
Prior to the IPO, five members of the Sponsor and one institutional investor (collectively, the “Anchor Investors”) have each expressed an interest to purchase units in the IPO at a level of up to and in no event exceeding 9.9% of the units subject to the IPO. As incentives for the Anchor Investors, upon consummation of the IPO, the Sponsor transferred 50,000 founder shares, with an aggregate fair value of $339,500, to one Anchor Investor for the same price originally paid for such shares. Five Anchor Investors received an aggregate of 250,000 membership interests in the Sponsor, with an aggregate fair value of $1,697,500, for no consideration. The excess of the fair value of the founder shares transferred over the original issuance price of $339,065 and the fair value of the membership interests transferred of $1,697,500 were accounted for as offering costs with an offset to additional paid-in capital upon the IPO.
The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 1,500,000 Units to cover over-allotments. On October 20, 2021, the underwriters exercised the over-allotment option in full to purchase 1,500,000 Units, at a purchase price of $10.00 per Unit, generating gross proceeds to the Company of $15,000,000.

As of June 30, 2022 and December 31, 2021, the ordinary shares reflected on the balance sheet are reconciled in the following table:
Gross proceeds from IPO	$115,000,000
Less:
Proceeds allocated to Public Warrants	(8,165,000)
Ordinary shares issuance costs	(10,037,915)
Plus:
Accretion of carrying value to redemption value	19,355,377
Ordinary shares subject to redemption, as of December 31, 2021	116,152,462
Plus:
Accretion of carrying value to redemption value	10,259
Ordinary shares subject to redemption, as of March 31, 2022	116,162,721
Plus:
Accretion of carrying value to redemption value	147,531
Ordinary shares subject to redemption, as of June 30, 2022	$116,310,252
Note 5 — Private Placement
Simultaneously with the closing of the IPO, the Sponsor and EarlyBirdCapital, Inc., the representative of the underwriters, purchased an aggregate of 4,550,000 Private Placement Warrants, each exercisable to purchase one ordinary share at $11.50 per share, at a price of $1.00 per warrant, or $4,550,000 in the aggregate, in a private placement.
On October 20, 2021, simultaneous with the exercise of the over-allotment option in full, the Sponsor and EarlyBirdCapital, Inc., purchased an aggregate of 450,000 additional Private Placement Warrants, at a purchase price of $1.00 per warrant, generating gross proceeds to the Company of $450,000.
The Private Placement Warrants are identical to the warrants included in the Units sold in the IPO.
Note 6 — Related Party Transactions
Founder Shares
Effective February 23, 2021, the Company issued 2,875,000 ordinary shares, par value $0.0001, to the Sponsor for $25,000, or approximately $0.009 per share, to cover certain offering costs. Up to 375,000 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. Simultaneously, the Company issued to EarlyBirdCapital, Inc. and its designees the 200,000 representative shares.
Upon consummation of the IPO, the Sponsor transferred 50,000 founder shares, with an aggregate fair value of $339,500, to one Anchor Investor for the same price originally paid for such shares (see Note 4). The excess of the fair value of the founder shares transferred over the original issuance price of $339,065 was accounted for as an offering cost with an offset to additional paid-in capital upon the IPO.
On October 20, 2021, the underwriters exercised the over-allotment option in full to purchase 1,500,000 Public Units. As a result, 375,000 founder shares were no longer subject to forfeiture.
On the date of the IPO, the founder shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow (subject to certain limited exceptions set forth below) until 180 days following the date of the consummation of the initial Business Combination, or earlier, if, subsequent to the initial Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

The founder shares are identical to the ordinary shares included in the Units being sold in the IPO. However, the initial shareholders and officers and directors have agreed (A) to vote any shares owned by them in favor of any proposed Business Combination, (B) not to convert any shares in connection with a shareholder vote to approve a proposed initial Business Combination or sell any shares to the Company in a tender offer in connection with a proposed initial Business Combination and (C) that the founder shares will not participate in any liquidating distributions from the Trust Account upon winding up if a Business Combination is not consummated.
Promissory Note — Related Party
On March 1, 2021, the Company entered into a promissory note of an aggregate of $150,000. The loan was to be payable without interest on the earlier to occur of July 31, 2021, the consummation of the IPO, or the abandonment of the IPO.
On August 9, 2021, the Company entered into a Promissory Note Extension Agreement with the Sponsor to extend the maturity date of the promissory note from July 31, 2021 to November 30, 2021. The loans will be payable without interest on the earlier to occur of November 30, 2021, the consummation of the IPO, or the abandonment of the IPO.
On September 20, 2021, the Company amended the promissory note to increase the principal to $201,000.
The Company had borrowed $182,127 under such promissory note upon IPO, which was paid in full on October 18, 2021.
Related Party Loans
In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, initial shareholders, officers, directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company consummates an initial Business Combination, the Company would repay such loaned amounts; provided that up to $1,500,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment.
On March 15, 2022, the Company entered into a promissory note agreement with the Sponsor in the amount of $450,000. The promissory note would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options”, the note did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging.”
On March 18, 2022, the Company entered into a promissory note agreement with the Sponsor in the amount of up to $64,945 for expenses paid by the Sponsor on behalf of the Company. As of June 30, 2022, the expenses paid by Sponsor on behalf of the Company totaled $53,609. On May 10, 2022, the Company borrowed an additional $11,336 under the promissory note. The promissory note would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options”, the note did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging.”
On May 3, 2022, the Company entered into a promissory note agreement with the Sponsor in the amount of $250,000. The promissory note would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement

Warrants. The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options”, the note did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging.”
On June 6, 2022, the Company entered into a promissory note agreement with the Sponsor in the amount of $250,000. The promissory note would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options”, the note did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging.”
As of June 30, 2022 and September 30, 2021, the Company had $1,014,945 and $175,827 borrowings under the Working Capital Loans, respectively.
Administrative Service Fee
An affiliate of the Company’s Chief Operating Officer has agreed that, commencing on the effective date of the IPO through the earlier of the consummation of the initial Business Combination or the liquidation of the Trust Account, it will make available to the Company certain general and administrative services, including office space, utilities and administrative support, as the Company may require from time to time. The Company has agreed to pay $10,000 per month for these services. For the three and nine months ended June 30, 2022, the Company has incurred $30,000 and $85,000 in fees for these services, respectively. As of June 30, 2022 and September 30, 2021, the Company has accrued $85,000 and $0 of administrative service fees, which is included in due to related party in the accompanying balance sheets, respectively. For the period from February 23, 2021 (inception) through June 30, 2021, the Company did not incur any fees for these services.
Note 7 — Commitments and Contingencies
Registration Rights
The holders of the founder shares issued and outstanding on the date of the IPO, as well as the holders of the representative shares, Private Placement Warrants and any warrants the Sponsor, officers, directors or their affiliates may be issued in payment of Working Capital Loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed on October 12, 2021. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the founder shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the representative shares, Private Placement Warrants and warrants issued to the Sponsor, officers, directors or their affiliates in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital, Inc. may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital, Inc. may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 1,500,000 units to cover over-allotments, if any.
On October 14, 2021, the Company paid cash underwriting commissions of 2.0% of the gross proceeds of the IPO, or $2,000,000.

The underwriters are entitled to a deferred underwriting commission of 3.5% of the gross proceeds of the IPO, or $3,500,000, which will be paid from the funds held in the Trust Account upon completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.
On October 20, 2021, the underwriters exercised the over-allotment option in full to purchase 1,500,000 Public Units at a purchase price of $10.00 per Public Unit, generating gross proceeds to the Company of $15,000,000 (see Note 4), and were, in aggregate, paid a fixed underwriting discount of $300,000.
Representative Shares
Effective February 23, 2021, the Company issued to EarlyBirdCapital, Inc. and its designees the 200,000 representative shares. The holders of the representative shares have agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of the initial Business Combination. In addition, the holders of the representative shares have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period.
The representative shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement pursuant to Rule 5110(e)(1) of the FINRA Manual. Pursuant to FINRA Rule 5110(e)(1), these securities will not be sold during the IPO or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement or commencement of sales of the IPO, except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners, provided that all securities so transferred remain subject to the lockup restriction above for the remainder of the time period.
Forward Purchase Agreements
In connection with the consummation of the IPO, the Company entered into contingent forward purchase agreements (the “FPAs”) with certain members of the Sponsor (the “Forward Purchase Investors”), which provided for the purchase by the Forward Purchase Investors of an aggregate of up to 4,500,000 units for total gross proceeds of up to $45,000,000. On March 23, 2022, M&G (ACS) Japan Equity Fund, as managed by M&G Investment Management Limited, and the Company entered into an amended and restated FPA (the “M&G FPA”), pursuant to which the Company will issue and sell to M&G, and M&G committed to purchase, an aggregate of 4,000,000 units of the Company (or at the Company’s option, the ultimate parent company in a Business Combination), at a purchase price of $10.00 per forward purchase unit, or $40,000,000 in the aggregate. Additionally, pursuant to the M&G FPA, M&G agreed to provide up to $10,000,000 of committed capital to the Company in the event that, as of immediately prior to the Closing (as defined below), certain minimum cash conditions are not met after taking into account redemptions by the Company’s shareholders in connection with the Transaction (as defined below) and certain other investments. In exchange for providing the backstop commitment, M&G will receive from the Company (i) an additional amount of ordinary shares in the Company (or at the Company’s option, the ultimate parent company in a Business Combination) equal to the amount of the backstop commitment drawn, divided by $10.00 (rounded to the nearest whole number), and (ii) 500,000 warrants of the Company (or at the Company’s option, the ultimate parent company in a Business Combination). The closing of the M&G FPA will be on the same date and immediately prior to, or simultaneously with, the closing of a Business Combination. These units will be purchased, subject to certain conditions, in a private placement to close immediately prior to, or simultaneously with, the consummation of the Company’s Business Combination. The Company accounted for the FPAs in accordance with the guidance contained in ASC 815-40. Such guidance provides that the FPAs meet the criteria for equity treatment due to no circumstances under which the Company can be forced to net cash settle the FPAs.
As incentives for the FPAs, upon consummation of the IPO, the Forward Purchase Investors received an aggregate of 300,000 membership interests in the Sponsor, with an aggregate fair value of $2,037,000, for no consideration, which were accounted for as offering costs with an offset to additional paid-in capital upon the IPO.

Other than M&G, the other Forward Purchase Investors have elected not to exercise their forward purchase rights in connection with the Business Combination.
Backstop Subscription Agreement
On April 14, 2022, the Company entered into a backstop subscription agreement with Composite Analysis Group, Inc. (“Composite”), pursuant to which Composite has agreed to provide $10,000,000 of committed capital to the Company in the event that, as of immediately prior to the closing of an initial business combination, certain minimum cash conditions are not met after taking into account redemptions by Company shareholders in connection with the business combination and certain other investments. In exchange for providing the Backstop Commitment, the Company will issue and sell to Composite (a) 1,000,000 ordinary shares of the Company at a purchase price of $10.00 per share, and (b) 100,000 warrants of the Company.
The closing of the Composite backstop subscription will be on the same date and immediately prior to, or simultaneously with, the closing of the Business Combination.
Business Combination Agreement
On May 31, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Freightos Limited, a Cayman Islands exempted company limited by shares (“Freightos”), Freightos Merger Sub I, a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of Freightos (“Merger Sub I”), and Freightos Merger Sub II, a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of Freightos (“Merger Sub II”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, (i) Merger Sub I will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Freightos, and (ii) the Company will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, collectively, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Freightos.
The Business Combination
Pursuant to the Business Combination Agreement, at the closing (the “Closing”) of the transactions contemplated thereunder (collectively, the “Transaction”), among other things, (i) each ordinary share of Gesher, par value $0.0001 per share (“Gesher Ordinary Shares”), issued and outstanding immediately prior to the First Merger (and after giving effect to the Unit Separation (as defined below) and any redemptions), will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one ordinary share of Freightos, par value $0.00001 per share (“Freightos Ordinary Shares”), and (ii) each issued and outstanding warrant of Gesher (“Gesher Warrants”) will be assumed by Freightos and converted into a corresponding warrant exercisable for Freightos Ordinary Shares subject to substantially the same terms and conditions applicable to the Gesher Warrants (“Freightos Warrants”).
Immediately prior to the First Merger, the Gesher Ordinary Shares and the Gesher Warrants comprising each issued and outstanding unit of Gesher (“Gesher Unit”), consisting of one Gesher Ordinary Share and one-half of one Gesher Warrant, will be automatically detached (the “Unit Separation”) and the holder thereof will be deemed to hold one Gesher Ordinary Share and one-half of one Gesher Warrant. No fractional Gesher Warrants will be issued in connection with the Unit Separation such that if a holder of such Gesher Units would be entitled to receive a fractional Gesher Warrant upon such separation, the number of Gesher Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of Gesher Warrants.
Immediately prior to the First Merger, Freightos and its shareholders will engage in a recapitalization of its outstanding equity securities (the “Recapitalization”) so that the only outstanding equity securities of Freightos will be Freightos Ordinary Shares and certain options to acquire Freightos Ordinary Shares that will remain outstanding following the Transaction. To effect the Recapitalization, (1) each preferred share of Freightos will automatically convert into Freightos Ordinary Shares in accordance with the Freightos organizational documents, and (2) immediately following such conversion, the Freightos Ordinary Shares will automatically convert into such number of Freightos Ordinary Shares equal to the quotient obtained by dividing 39,000,000 by the sum of (A) the number of Freightos Ordinary Shares then issued and outstanding (including as a result of the aforementioned conversion of each preferred share of Freightos) and (B) without duplication, the number of Freightos Ordinary Shares issuable upon the exercise of all options to acquire Freightos Ordinary Shares that either have vested prior to such time or are to vest pursuant to their terms on or prior to September 30, 2022. Following the Recapitalization, the Freightos Ordinary Shares shall be valued at $10.00 per share such that the total value of all Freightos Ordinary Shares equals $390,000,000, taking into account the options to acquire Freightos Ordinary Shares that either have vested prior to Closing or are to vest pursuant to their terms on or prior to September 30, 2022.
The Business Combination Agreement does not provide for any purchase price adjustments.
The Transaction has been unanimously approved by the boards of directors of both Gesher and Freightos.
Representations and Warranties
The Business Combination Agreement contains representations and warranties of Freightos and its subsidiaries, including Merger Sub I and Merger Sub II, that are customary for transactions of this nature, including with respect to, among other things: (i) corporate organization; (ii) Freightos’ subsidiaries; (iii) capitalization of Freightos and its subsidiaries; (iv) the authorization, performance and enforceability against Freightos of the Business Combination Agreement and the requisite shareholder approval; (v) absence of conflicts, and governmental consents and filings; (vi) compliance with laws, and the existence, effectiveness, and status of necessary licenses and permits; (vii) certain tax matters; (viii) financial statements and absence of changes; (ix) litigation; (x) absence of undisclosed liabilities; (xi) material contracts; (xii) title to and sufficiency of assets; (xiii) real property; (xiv) Freightos’ intellectual property and data protection; (xv) labor relations and employee matters; (xvi) broker’s fees; (xvii) environmental matters; (xviii) insurance; (xix) related party transactions; (xx) supplied information for the Registration Statement on Form F-4 pertaining to the Transaction (the “Registration Statement”) and certain other filings; (xxi) foreign private issuer and emerging growth company status; and (xxii) certain matters related to the PIPE Financing (as defined below).
The Business Combination Agreement contains representations and warranties of Gesher that are customary for transactions of this nature, including with respect to, among other things: (i) corporate organization; (ii) capitalization and voting rights; (iii) Gesher’s subsidiaries; (iv) the authorization, performance, and enforceability against Gesher of the Business Combination Agreement; (v) governmental approvals; (vi) absence of conflicts; (vii) tax matters; (viii) financial statements; (ix) absence of changes; (x) litigation; (xi) broker’s fees; (xii) supplied information for the Registration Statement pertaining to the Transaction and certain other filings; (xiii) the trust account; (xiv) investment company and emerging growth company status; (xv) business activities; (xvi) Nasdaq quotation; (xvii) private placements; and (xviii) related party transactions.
The representations and warranties made in the Business Combination Agreement terminate as of, and will not survive, the Closing. There are no indemnification rights for another party’s breach of any representations and warranties.
Covenants
The Business Combination Agreement contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), including those relating to: (i) the provision of access to their officers, directors, properties, offices, books and records and similar information by the parties; (ii) the operation of their respective businesses in the ordinary course of business; (iii) the provision of financial statements by Freightos to Gesher; (iv) indemnification of directors and officers and the purchase of tail directors’ and officers’ liability insurance; (v) notice of certain events; (vi) financial statements; (vii) no trading; (viii) Freightos’ efforts to call a meeting of its shareholders to approve the Transaction and related actions; (ix) approval and adoption of an equity plan of Freightos; (x) completion of a reorganization of Freightos’ subsidiaries; (xi) completion of the Recapitalization; (xii) Freightos efforts to obtain approval for listing of the Freightos Ordinary Shares and Freightos Warrants with the Nasdaq Stock Market LLC (“Nasdaq”) prior to the First Merger, (xiii) appointment of the post-Closing board of directors of Freightos; (xiv) amendment of the Freightos organizational documents; (xv) certain filings with the United States Securities and Exchange Commission (the “SEC”); (xvi) efforts to obtain all necessary antitrust approvals; (xvii) the preparation and filing of the Registration Statement by Freightos to register the Freightos Ordinary Shares, the Freightos Warrants and the Freightos Ordinary Shares underlying the Freightos Warrants; (xviii) support of transaction and lockup agreements; (xix) certain tax matters; (xx) shareholder litigation; (xxi) termination of an investor rights agreement; (xxii) efforts to consummate the private placement, forward purchase subscription and backstop arrangements with investors (as described further below, the “Subscriptions”); (xxiii) public announcements; and (xxiv) use of trust account proceeds.
Each party to the Business Combination Agreement also agreed during the Interim Period not to solicit, initiate or knowingly facilitate or assist the making, submission or announcement of or intentionally encourage alternative competing transactions with respect to itself, to notify the others as promptly as practicable (and in any event within two business days) in writing of the receipt of any bona fide inquiries, proposals or offers, requests for information or requests relating to an alternative competing transaction or any requests for non-public information relating to such transaction, and to keep the other party informed of the status of any such inquiries, proposals, offers or requests for information. The parties are also required to cease and terminate discussions regarding alternative transactions that may have been occurring prior to the Interim Period.
The parties to the Business Combination Agreement have agreed that after completion of the Transaction, the board of directors of Freightos shall be comprised of one designee of each of Gesher (Ezra Gardner, Chief Executive Officer of Gesher) and Freightos (Zvi Schreiber, Chief Executive Officer of Freightos), and up to seven directors to be mutually agreed by Gesher and Freightos, each of whom must qualify as independent under the rules of the Nasdaq, regardless of whether such rules are applicable to Freightos.
The covenants and agreements of the parties contained in the Business Combination Agreement do not survive the Closing, except those covenants and agreements to be performed after the Closing, which covenants and agreement will survive until fully performed. There are no indemnification rights for another party’s breach of any covenants.
Conditions to Closing
The Business Combination Agreement contains customary conditions to Closing, including, among other things: (i) receipt of the required approval by the Gesher shareholders; (ii) receipt of the required approval by the Freightos shareholders; (iii) receipt of required regulatory approvals, if any; (iv) the absence of any law or governmental order prohibiting or making illegal the consummation of the Transaction; (v) Gesher having at least $5,000,001 of net tangible assets immediately prior to Closing, or upon the consummation thereof; (vi) effectiveness of the Registration Statement; (vii) the approval for listing of Freightos Ordinary Shares, Freightos Warrants, and the Freightos Ordinary Shares underlying Freightos Warrants to be issued in connection with the Transaction on the Nasdaq, subject only to official notice of issuance thereof; and (viii) completion of the Recapitalization in accordance with the terms of the Business Combination Agreement and Freightos’ organizational documents.
The obligations of Freightos, Merger Sub I and Merger Sub II to consummate the Transaction are also conditioned upon, among other things: (i) the accuracy of the representations and warranties of Gesher (subject to certain materiality standards set forth in the Business Combination Agreement); (ii) material compliance by Gesher with its pre-Closing covenants; (iii) the absence of any continuing event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect (a “Gesher Material Adverse Effect”) on (x) the business, assets and liabilities, results of operations or financial condition of Gesher, or (y) Gesher’s ability to consummate the Transaction, subject to customary exceptions; (iv) the funds contained in Gesher’s trust account (after giving effect to the Gesher shareholder redemption), together with the aggregate amount of proceeds from any Subscriptions, equaling or exceeding $80,000,000; and (v) delivery of certain Closing deliverables.

The obligations of Gesher to consummate the Transaction is also conditioned upon, among other things: (i) the accuracy of the representations and warranties of Freightos, Merger Sub I and Merger Sub II (subject to certain materiality standards set forth in the Business Combination Agreement); (ii) material compliance by Freightos, Merger Sub I and Merger Sub II with their respective pre-Closing covenants; (iii) the absence of any continuing event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect (a “Freightos Material Adverse Effect”) on (x) the business, assets and liabilities of Freightos and its subsidiaries (taken as a whole) or the results of operations or financial condition of Freightos and its subsidiaries (taken as a whole), subject to customary exceptions; or (y) the ability of Freightos and its subsidiaries to consummate the Transaction; (iv) delivery of certain Closing deliverables; and (v) completion of a reorganization of Freightos’ subsidiaries.
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including: (i) by mutual written consent of Gesher and Freightos; (ii) by either Gesher or Freightos if a governmental authority has issued an order or taken any other action that has the effect of making the Closing illegal or otherwise preventing or prohibiting the Transaction, and such order or other action has become final and non-appealable; (iii) by Freightos if Gesher holds a meeting of its shareholders to approve the Business Combination Agreement and the related transactions and such approval is not obtained; (iv) by Gesher if Freightos holds a meeting of its shareholders to approve the Business Combination Agreement and related transactions and such approval is not obtained; (v) in the event of the other party’s uncured breach, if such breach would result in the failure of the related Closing condition (and so long as the terminating party is not in material breach of any of its representations, warranties, covenants or agreements under the Business Combination Agreement); (vi) by either Gesher or Freightos if the Closing has not occurred by February 28, 2023, as long as the terminating party’s breach did not cause or result in the failure of the Transaction to close by such date; (vii) by Gesher if there has been a Freightos Material Adverse Effect following the date of the Business Combination Agreement that is continuing; and (viii) by Freightos if there has been a Gesher Material Adverse Effect following the date of the Business Combination Agreement that is continuing.
If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related fees and expenses, trust fund waiver, no recourse, termination and general provisions) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud prior to termination. The Business Combination Agreement does not provide for any termination fees.
Trust Account Waiver
Freightos, Merger Sub I and Merger Sub II each agreed that they and their affiliates waived any past, present or future claim of any kind arising out of the Business Combination Agreement against, and any right to access, the trust account for any monies that may be owed to them by Gesher or any of its affiliates for any reason whatsoever.
Governing Law
The Business Combination Agreement is governed by the laws of the State of Delaware; provided, that the statutory and fiduciary duties of the Freightos board of directors, the Gesher board of directors, and the sole director of each of Merger Sub I and Merger Sub II, and the Mergers shall in each case be governed by the laws of the Cayman Islands. The parties are subject to exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, unless the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware.
PIPE Financing
Concurrently with the execution of the Business Combination Agreement, the Company, Freightos and Alshaffafia Trading W.L.L (the “PIPE Investor”), an affiliate of Qatar Airways Group Q.C.S.C. (“Qatar Airways”), entered into a PIPE Subscription Agreement (the “PIPE Agreement”) pursuant to which the

PIPE Investor committed to purchase 1,000,000 Freightos Ordinary Shares at $10.00 per share for an aggregate purchase price of $10,000,000 (the “PIPE Financing”) immediately prior to the Closing. Each of the PIPE Investor and Qatar Airways are shareholders of Freightos. Under the PIPE Agreement the obligations of the parties to consummate the PIPE Financing are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) all conditions precedent under the Business Combination Agreement having been satisfied or waived, (ii) the accuracy of representations and warranties of Freightos and the Company in the Business Combination Agreement, (iii) Freightos material compliance with covenants and agreements in the PIPE Agreement, (iv) the absence of a legal prohibition on consummating the PIPE Financing, and (v) the approval for listing of Freightos Ordinary Shares on Nasdaq.
Support Agreements
Simultaneously with the execution and delivery of the Business Combination Agreement, Gesher and Freightos entered into Support Agreements (collectively, the “Support Agreements”) with certain shareholders of Freightos (the “Freightos Supporting Shareholders”). Pursuant to the Support Agreements, each Freightos Supporting Shareholder agreed to vote all of such shareholder’s Freightos shares in favor of the Business Combination Agreement and any actions that Freightos proposes in connection with the Transaction and to vote its Freightos shares against any other business combination transaction, any material change in the capitalization or corporate structure of Freightos, or any other action or proposal that would reasonably be expected to prevent, delay or adversely affect the Transaction. The Support Agreements prevent transfers of the Freightos shares held by the Freightos Supporting Shareholders between the date of the Support Agreement and the Closing, except for certain permitted transfers where the recipients also agree to comply with the Support Agreement.
Lock-Up Agreements
Simultaneously with the execution and delivery of the Business Combination Agreement, certain members of the Sponsor (the “Sponsor Holders”) entered into a Lock-Up Agreement with Freightos, the Company and Sponsor (collectively, the “Sponsor Lock-Up Agreements”). Pursuant to the Sponsor Lock-Up Agreements, each Sponsor Holder agreed not to sell, hypothecate, pledge, hedge, grant any option to purchase or otherwise dispose of, directly or indirectly, establish or increase certain derivative provisions with respect to the Restricted Securities (as defined below), or transfer economic ownership of the Restricted Securities, or make a public announcement of the intention to effect any such transaction (collectively, “Transfer”) any Freightos Ordinary Shares, Freightos Warrants, or any Freightos Ordinary Shares issuable in respect of Freightos Warrants (collectively, the “Restricted Securities”) received by Sponsor and attributable to such Sponsor Holder, from and after the Closing until the 36 month anniversary (such period, the “Sponsor Lock-Up Period”) of the date on which Closing occurs (the “Sponsor Lock-Up Restrictions”). However, (i) at each nine month anniversary of the Closing date, 25% of the Restricted Securities attributable to each Sponsor Holder will cease to be deemed Restricted Securities and (ii) if prior to the end of the Sponsor Lock-Up Period, a Change of Control (as defined in the Sponsor Lock-Up Agreements) of Freightos occurs, then all of the then-Restricted Securities will cease to be deemed Restricted Securities. When Restricted Securities cease to be Restricted Securities, such released securities may be Transferred without regard to the Sponsor Lock-Up Restrictions.
Note 8 — Shareholders’ (Deficit) Equity
Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2022 and September 30, 2021, there were no preference shares issued or outstanding.
Ordinary shares — The Company is authorized to issue 100,000,000 ordinary shares with a par value of $0.0001 per share. As of June 30, 2022, there were 3,075,000 ordinary shares issued and outstanding. As of September 30, 2021, there were no ordinary shares issued and outstanding.
Warrants — Each whole warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors, and in the case of any such issuance to the Sponsor, initial shareholders or their affiliates, without taking into account any founder shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional ordinary shares or equity-linked securities.
The warrants will become exercisable 30 days after the completion of an initial Business Combination. The warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the completion of an initial Business Combination, or earlier upon redemption.
No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
The Company may redeem the outstanding warrants in whole and not in part, at a price of $0.01 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the last sales price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending three business days before the Company sends the notice of redemption; and if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants. If the foregoing conditions are satisfied and the Company issues a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $18.00 trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the ordinary shares for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
The Company accounted for the 10,750,000 warrants issued in connection with the IPO (including the 5,750,000 Public Warrants included in the Units and the 5,000,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants meet the criteria for equity treatment due to the existence of provisions whereby adjustments to the exercise price of the warrants is based on a variable that is an input to the fair value of a “fixed-for-fixed” option and no circumstances under which the Company can be forced to net cash settle the warrants.

The Company established the non-recurring fair value for the Public Warrants of $8,165,000 on October 14, 2021, the date of the Company’s Initial Public Offering, using the Monte Carlo Simulation. The Monte Carol Simulation is considered a Level 3 measurement.
The key inputs into the Monte Carlo Simulation for the Public Warrants as of October 14, 2021, were as follows:
October 14, 2021
Exercise price	$11.50
Stock price	$9.26
Volatility	30.0%
Term	5.00
Risk-free rate	0.93%
Dividend yield	0.0%
Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement.
Note 9 — Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on June 30, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	June 30, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$116,310,252	$116,310,252	$—	$—
	$116,310,252	$116,310,252	$—	$—
The over-allotment option was accounted for as liabilities in accordance with ASC 815-40 and is presented within liabilities on the balance sheets. The over-allotment liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of over-allotment liability in the statements of operations.
The Company used a Black Scholes model to value the over-allotment option. The over-allotment option was classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the option. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the option. The expected life of the option is assumed to be equivalent to their remaining contractual term.
The key inputs into the Black Scholes model for the over-allotment liability was as follows at initial measurement:
Input	October 14, 2021
Risk-free interest rate	0.04%
Expected term (years)	0.12
Expected volatility	5.0%
Exercise price	$10.00
Unit price	$10.00

Input	October 20, 2021
Risk-free interest rate	0.04%
Expected term (years)	0.11
Expected volatility	5.0%
Exercise price	$10.00
Unit price	$10.00
The following table sets forth a summary of the changes in the fair value of the Level 3 over-allotment liability for the nine months ended June 30, 2022:
Over-allotment Liability
Fair value as of October 1, 2021	$—
Initial fair value of over-allotment liability upon issuance at IPO	105,450
Change in fair value	(44,550)
Charged to shareholders’ (deficit) equity upon exercise	(60,900)
Fair value as of June 30, 2022	$—
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the condensed financial statements were issued. Based upon this evaluation, other than the below, the Company did not identify any other subsequent events that would have required adjustments or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Gesher I Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Gesher I Acquisition Corp. (the “Company”) as of September 30, 2021, the related statements of operations, shareholders’ equity and cash flows for the period from February 23, 2021 (inception) through September 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021, and the results of its operations and its cash flows for the period from February 23, 2021 (inception) through September 30, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since 2021.
Boston, MA
December 29, 2021

GESHER I ACQUISITION CORP.
BALANCE SHEET
SEPTEMBER 30, 2021
Assets
Deferred offering costs	$208,199
Total Assets	$208,199
Liabilities and Shareholders’ Equity
Current liabilities:
Accrued offering costs and expenses	$22,318
Promissory note – related party	175,827
Total current liabilities	198,145
Commitments and Contingencies (Note 6)
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Ordinary shares, $0.0001 par value; 100,000,000 shares authorized; 3,075,000 shares issued and outstanding (1)	308
Additional paid-in capital	24,692
Accumulated deficit	(14,946)
Total shareholders’ equity	10,054
Total Liabilities and Shareholders’ Equity	$208,199

(1)
Includes up to 375,000 shares subject to forfeiture if the underwriter’s over-allotment option is not exercised in full or in part by the underwriter. (See Note 7).

The accompanying notes are an integral part of these unaudited condensed financial statements.

GESHER I ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM FEBRUARY 23, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021
Formation and operating costs	$14,946
Net loss	$(14,946)
Basic and diluted weighted average shares outstanding(1)	2,700,000
Basic and diluted net loss per share	$(0.01)

(1)
Excludes up to 375,000 shares subject to forfeiture if the underwriter’s over-allotment option is not exercised in full or in part by the underwriter (see Note 7).

The accompanying notes are an integral part of these unaudited condensed financial statements.

GESHER I ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM FEBRUARY 23, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021
	Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Equity
	Shares(1)	Amount
Balance as of February 23, 2021 (inception)	—	$—	$—	$—	$—
Ordinary shares issued to Sponsor	2,875,000	288	24,712	—	25,000
Issuance of representative shares	200,000	20	(20)	—	—
Net loss	—	—	—	(14,946)	(14,946)
Balance as of September 30, 2021	3,075,000	$308	$24,692	$(14,946)	$10,054

(1)
Includes up to 375,000 shares subject to forfeiture if the underwriter’s over-allotment option is not exercised in full or in part by the underwriter (see Note 7).

The accompanying notes are an integral part of these unaudited condensed financial statements.

GESHER I ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 23, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021
Cash flows from operating activities:
Net loss	$(14,946)
Change in operating assets and liabilities:
Formation costs paid by Sponsor in exchange for issuance of ordinary shares	6,827
Operating costs paid by Sponsor promissory note	8,119
Net cash used in operating activities	—
Net change in cash	—
Cash, beginning of period	—
Cash, end of period	$—
Supplemental disclosure of cash flow information:
Deferred offering costs paid by Sponsor in exchange for issuance of ordinary shares	$18,173
Deferred offering costs paid by Sponsor promissory note	$167,708
Deferred offering costs included in accrued offering costs and expenses	$22,318
Issuance of representative shares	$20
The accompanying notes are an integral part of these unaudited condensed financial statements.

GESHER I ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
Note 1 — Organization and Business Operation
Gesher I Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated as a Cayman Islands exempted company on February 23, 2021. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company may pursue a Business Combination opportunity in any business or industry the Company chooses although it currently intends to focus on target businesses located in Israel, particularly those that conduct business internationally in Asia, Europe or North America. None of the Company’s officers, directors, promoters and other affiliates has engaged in any substantive discussions on the Company’s behalf with representatives of other companies regarding the possibility of a potential Business Combination with the Company.
As of September 30, 2021, the Company has neither engaged in any operations nor generated any revenues. All activity for the period from February 23, 2021 (inception) through September 30, 2021 relates to the Company’s formation and the initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (the “IPO”).
On October 12, 2021, the Company changed its fiscal year end from December 31 to September 30.
The Company’s sponsor is Gesher I Sponsor LLC, a Delaware limited liability company (the “Sponsor”).
The registration statement for the Company’s IPO was declared effective on October 12, 2021 (the “Effective Date”). On October 14, 2021, the Company’s consummated the IPO of 10,000,000 units at $10.00 per unit (the “Units”), which is discussed in Note 3 (the “IPO”), generating gross proceeds to the Company of $100,000,000. Each Unit consists of one ordinary share (the “Public Shares”) and one-half of one warrant (the “Public Warrants”). Each whole warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share.
Simultaneously with the consummation of the IPO, the Company consummated the private placement of 4,550,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement, generating gross proceeds to the Company of $4,550,000, which is described in Note 4.
Transaction costs amounted to $10,124,821 consisting of $2,000,000 of underwriting commissions, $3,500,000 of deferred underwriting commissions, $4,073,565 of incentives to Anchor Investors (see Note 3) and Forward Purchase Investors (see Note 6), and $551,256 of other offering costs, and was all charged to additional paid-in capital.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.
The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the IPO on October 14, 2021, $101,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was deposited into a trust account (the “Trust Account”), invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income or other tax obligations as described in the IPO, the proceeds will not be released from the Trust Account until the earlier of the completion of a Business Combination or the redemption of 100% of the outstanding public shares if the Company has not completed a Business Combination within the time required time period.
The Company will either (1) give the shareholders the opportunity to vote on the Business Combination or (2) provide the public shareholders with the opportunity to sell their ordinary shares to the Company in a tender offer for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes.
All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association.
In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with FASB ASC 470-20. The Public Shares are subject to FASB ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).
The ordinary shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the IPO, in accordance with FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company’s ordinary shares are not considered a “penny stock” upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
The Company will have 18 months from the closing of the IPO to complete the initial Business Combination. If the Company does not consummate an initial Business Combination within 18 months from the closing of the IPO (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to the Company but net of taxes payable (and less up to $50,000 of interest to pay liquidation expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed (a) to waive its redemption rights with respect to the founder shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the amended and restated memorandum and articles of association that would affect a public shareholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. The agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Marcum LLP, the Company’s independent registered public accounting firm, and the underwriters of the IPO, will not execute agreements with the Company waiving such claims to the monies held in the Trust Account. The Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.
Liquidity and Capital Resources
As of September 30, 2021, the Company had no cash and working deficit of $198,145 (excluding deferred offering costs).
The Company’s liquidity needs up to September 30, 2021 had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the founder shares to cover certain offering costs, and the loan under an unsecured promissory note from the Sponsor of $175,827 (see Note 5). The promissory note was paid in full on October 18, 2021.
Subsequent to the period covered by this annual report on Form 10-K (the “Annual Report”), the Company consummated its IPO (see Note 3) and Private Placement (See Note 4). Of the net proceeds from the IPO and associated Private Placements, $101,000,000 of cash was placed in the Trust Account and $1,151,222 of cash was held outside of the Trust Account and is available for the Company’s working capital purposes.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, initial shareholders, officers, directors or their affiliates may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of September 30, 2021, there were no amounts outstanding under any Working Capital Loans.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchanges Commission (“SEC”).
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of September 30, 2021.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Ordinary Shares Subject to Possible Redemption
All of the 10,000,000 ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares were classified outside of permanent equity upon the IPO.
The Company recognized changes in redemption value immediately as they occur upon the IPO and will adjust the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
Deferred Offering Costs
Deferred offering costs consist of legal and other expenses incurred through the balance sheet date that are directly related to the IPO and that were charged to shareholders’ equity upon the completion of the IPO.
Net Loss Per Share
Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 375,000 ordinary shares that were subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5). At September 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants to be issued in the IPO meet the requirements for equity classification.
Income Taxes
The Company accounts for income taxes under FASB ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company is subject to potential Israeli income tax and filing requirements due to its presence in Tel Aviv. Income of the Israeli company will be taxable at corporate tax rate of 23%.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on February 23, 2021. Adoption of the ASU did not impact the Company’s financial statements.
Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.
Note 3 — Initial Public Offering
On October 14, 2021, the Company sold 10,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one ordinary share and one-half of one warrant. Each whole warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share. Each warrant will become exercisable 30 days after the completion of an initial Business Combination and will expire on the fifth anniversary of the completion of an initial Business Combination, or earlier upon redemption or liquidation.
Following the closing of the IPO on October 14, 2021, $101,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was deposited into the Trust Account. The net proceeds deposited into the Trust Account will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
Prior to the IPO, five members of the Sponsor and one institutional investor (collectively, the “Anchor Investors”) have each expressed an interest to purchase units in the IPO at a level of up to and in no event exceeding 9.9% of the units subject to the IPO. As incentives for the Anchor Investors, upon consummation of the IPO, the Sponsor transferred 50,000 founder shares, with an aggregate fair value of $339,500, to one Anchor Investor for the same price originally paid for such shares. Five Anchor Investors received an aggregate of 250,000 membership interests in the Sponsor, with an aggregate fair value of $1,697,500, for no consideration. The excess of the fair value of the founder shares transferred over the original issuance price of $339,065 and the fair value of the membership interests transferred of $1,697,500 were accounted for as offering costs with an offset to additional paid-in capital upon the IPO.
The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 1,500,000 Public Units to cover over-allotments. On October 20, 2021, the underwriters exercised the over-allotment option in full to purchase 1,500,000 Public Units, at a purchase price of $10.00 per Public Unit, generating gross proceeds to the Company of $15,000,000 (see Note 8).
Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Sponsor and EarlyBirdCapital, Inc., the representative of the underwriters, purchased an aggregate of 4,550,000 Private Placement Warrants, each exercisable to purchase one ordinary share at $11.50 per share, at a price of $1.00 per warrant, or $4,550,000 in the aggregate, in a private placement.
On October 20, 2021, simultaneous with the exercise of the over-allotment option in full, the Sponsor and EarlyBirdCapital, Inc., purchased an aggregate of 450,000 additional Private Placement Warrants, at a purchase price of $1.00 per warrant, generating gross proceeds to the Company of $450,000 (see Note 8).
The Private Placement Warrants are identical to the warrants included in the Units sold in the IPO.

Note 5 — Related Party Transactions
Founder Shares
Effective February 23, 2021, the Company issued 2,875,000 ordinary shares, par value $0.0001, to the Sponsor for $25,000, or approximately $0.009 per share, to cover certain offering costs. Up to 375,000 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. Simultaneously, the Company issued to EarlyBirdCapital, Inc. and its designees the 200,000 representative shares.
Upon consummation of the IPO, the Sponsor transferred 50,000 founder shares, with an aggregate fair value of $339,500, to one Anchor Investor for the same price originally paid for such shares (see Note 3). The excess of the fair value of the founder shares transferred over the original issuance price of $339,065 was accounted for as an offering cost with an offset to additional paid-in capital upon the IPO.
On October 20, 2021, the underwriters exercised the over-allotment option in full to purchase 1,500,000 Public Units. As a result, 375,000 founder shares were no longer subject to forfeiture.
On the date of the IPO, the founder shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow (subject to certain limited exceptions set forth below) until 180 days following the date of the consummation of the initial Business Combination, or earlier, if, subsequent to the initial Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.
The founder shares are identical to the ordinary shares included in the Units being sold in the IPO. However, the initial shareholders and officers and directors have agreed (A) to vote any shares owned by them in favor of any proposed Business Combination, (B) not to convert any shares in connection with a shareholder vote to approve a proposed initial Business Combination or sell any shares to the Company in a tender offer in connection with a proposed initial Business Combination and (C) that the founder shares will not participate in any liquidating distributions from the Trust Account upon winding up if a Business Combination is not consummated.
Promissory Note — Related Party
On March 1, 2021, the Company entered into a promissory note of an aggregate of $150,000. The loan was to be payable without interest on the earlier to occur of July 31, 2021, the consummation of the IPO, or the abandonment of the IPO.
On August 9, 2021, the Company entered into a Promissory Note Extension Agreement with the Sponsor to extend the maturity date of the promissory note from July 31, 2021 to November 30, 2021. The loans will be payable without interest on the earlier to occur of November 30, 2021, the consummation of the IPO, or the abandonment of the IPO.
On September 20, 2021, the Company amended the promissory note to increase the principal to $201,000.
The Company had borrowed $175,827 under such promissory note as of September 30, 2021, which was paid in full on October 18, 2021 (see Note 8).
Related Party Loans
In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, initial shareholders, officers, directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company consummates an initial Business Combination, the Company would repay such loaned amounts; provided that up to $1,500,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. As of September 30, 2021, the Company had no borrowings under the Working Capital Loans.
Administrative Service Fee
An affiliate of the Company’s Chief Operating Officer has agreed that, commencing on the effective date of the IPO through the earlier of the consummation of the initial Business Combination or the liquidation of the Trust Account, it will make available to the Company certain general and administrative services, including office space, utilities and administrative support, as the Company may require from time to time. The Company has agreed to pay $10,000 per month for these services.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of the founder shares issued and outstanding on the date of the IPO, as well as the holders of the representative shares, Private Placement Warrants and any warrants the Sponsor, officers, directors or their affiliates may be issued in payment of Working Capital Loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed on October 12, 2021. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the founder shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the representative shares, Private Placement Warrants and warrants issued to the Sponsor, officers, directors or their affiliates in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital, Inc. may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital, Inc. may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 1,500,000 units to cover over-allotments, if any.
On October 14, 2021, the Company paid cash underwriting commissions of 2.0% of the gross proceeds of the IPO, or $2,000,000.
The underwriters are entitled to a deferred underwriting commission of 3.5% of the gross proceeds of the IPO, or $3,500,000, which will be paid from the funds held in the Trust Account upon completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.
On October 20, 2021, the underwriters exercised the over-allotment option in full to purchase 1,500,000 Public Units at a purchase price of $10.00 per Public Unit, generating gross proceeds to the Company of $15,000,000 (see Note 3), and were, in aggregate, paid a fixed underwriting discount of $300,000.
Representative Shares
Effective February 23, 2021, the Company issued to EarlyBirdCapital, Inc. and its designees the 200,000 representative shares. The holders of the representative shares have agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of the initial Business Combination. In addition, the holders of the representative shares have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period.
The representative shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement pursuant to Rule 5110(e)(1) of the FINRA Manual. Pursuant to FINRA Rule 5110(e)(1), these securities will not be sold during the IPO or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement or commencement of sales of the IPO, except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners, provided that all securities so transferred remain subject to the lockup restriction above for the remainder of the time period.
Forward Purchase Agreements
In connection with the consummation of the IPO, the Company entered into contingent forward purchase agreements (the “FPA”) with certain members of the Sponsor (the “Forward Purchase Investors”) which provide for the purchase by the Forward Purchase Investors of an aggregate of up to 4,500,000 units for total gross proceeds of up to $45,000,000. These units will be purchased, subject to certain conditions, in a private placement to close immediately prior to, or simultaneously with, the consummation of the Company’s Business Combination. The Company accounted for the FPA in accordance with the guidance contained in ASC 815-40. Such guidance provides that the FPA meets the criteria for equity treatment due to no circumstances under which the Company can be forced to net cash settle the FPA.
As incentives for the FPA, upon consummation of the IPO, the Forward Purchase Investors received an aggregate of 300,000 membership interests in the Sponsor, with an aggregate fair value of $2,037,000, for no consideration, which were accounted for as offering costs with an offset to additional paid-in capital upon the IPO.
Note 7 — Shareholders’ Equity
Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021, there were no preference shares issued or outstanding.
Ordinary shares — The Company is authorized to issue 100,000,000 ordinary shares with a par value of $0.0001 per share. As of September 30, 2021, there were 3,075,000 ordinary shares issued and outstanding, which included an aggregate of up to 375,000 ordinary shares subject to forfeiture to the extent that the over-allotment option is not exercised by the underwriters in full or in part. The initial shareholders will be required to forfeit only a number of ordinary shares necessary to continue to maintain the 20.0% ownership interest in the ordinary shares after giving effect to the IPO and exercise, if any, of the underwriters’ over-allotment option (excluding the representative shares and any shares included in Units purchased in the IPO).
On October 20, 2021, the underwriters exercised the over-allotment option in full to purchase 1,500,000 Public Units. As a result, 375,000 founder shares were no longer subject to forfeiture.
Warrants — Each whole warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors, and in the case of any such issuance to the Sponsor, initial shareholders or their affiliates, without taking into account any founder shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional ordinary shares or equity-linked securities.
The warrants will become exercisable 30 days after the completion of an initial Business Combination. The warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the completion of an initial Business Combination, or earlier upon redemption.
No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
The Company may redeem the outstanding warrants in whole and not in part, at a price of $0.01 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the last sales price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending three business days before the Company sends the notice of redemption; and if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants. If the foregoing conditions are satisfied and the Company issues a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $18.00 trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the ordinary shares for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
Upon the IPO, the Company accounted for the 9,550,000 warrants issued in connection with the IPO (including the 5,000,000 Public Warrants included in the Units and the 4,550,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants meet the criteria for equity treatment due to the existence of provisions whereby adjustments to the exercise price of the warrants is based on a variable that is an input to the fair value of a “fixed-for-fixed” option and no circumstances under which the Company can be forced to net cash settle the warrants.
Note 8 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements were issued. Based upon this evaluation, the Company did not identify any other subsequent events that would have required adjustments or disclosure in the financial statements, other than those disclosed below.

The registration statement for the Company’s IPO was declared effective on October 12, 2021.
On October 14, 2021, the Company consummated its IPO and associated Private Placement (see Note 3 and Note 4).
On October 18, 2021, the promissory note of $175,827 at September 30, 2021 was paid in full by the Company (see Note 5).
On October 20, 2021, the underwriters exercised the over-allotment option in full to purchase 1,500,000 Public Units at a purchase price of $10.00 per Public Unit, generating gross proceeds to the Company of $15,000,000 (see Note 3), and were, in aggregate, paid a fixed underwriting discount of $300,000. As a result, 375,000 founder shares are no longer subject to forfeiture. Pursuant to the underwriters’ full exercise of the over-allotment option on October 20, 2021, the Sponsor and EarlyBirdCapital purchased an additional 450,000 Private Placement Warrants at a purchase price of $1.00 per warrant, generating gross proceeds to the Company of $450,000 (see Note 4).

ANNEX A
EXECUTION VERSION
BUSINESS COMBINATION AGREEMENT
by and among
Gesher I Acquisition Corp.,
Freightos Limited,
Freightos Merger Sub I
and
Freightos Merger Sub II
dated as of May 31, 2022

A-i

A-ii

A-iii

Exhibits
Exhibit A — Form of Warrant Amendment
Exhibit B — Form of PIPE Subscription Agreement
Exhibit C — Form of Amended SPAC Registration Rights Agreement
Exhibit D — Form of Company Registration Rights Agreement
Exhibit E — Form of Shareholder Support Agreement
Exhibit F — Form of Company Lockup Agreement
Exhibit G — Form of Sponsor Lockup Agreement
Exhibit H-1 — Form of First Plan of Merger
Exhibit H-2 — Form of Second Plan of Merger
Exhibit I — Form of 2022 Equity Plan

A-iv

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement, dated as of May 31, 2022 (this “Agreement”), is made and entered into by and among (i) Gesher I Acquisition Corp., a Cayman Islands exempted company limited by shares (“SPAC”), (ii) Freightos Limited, a Cayman Islands exempted company limited by shares (the “Company”), (iii) Freightos Merger Sub I, a Cayman Islands exempted company limited by shares and a direct wholly owned Subsidiary of the Company (“Merger Sub I”) and (iv) Freightos Merger Sub II, a Cayman Islands exempted company limited by shares and a direct wholly owned Subsidiary of the Company (“Merger Sub II”). Each of SPAC, the Company, Merger Sub I and Merger Sub II are individually referred to herein as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement have the meanings set forth in Annex I.
RECITALS
WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, the Company is a Cayman Islands exempted company limited by shares that, together with its Subsidiaries, is in the business of providing a digital booking platform and support services for international shipping;
WHEREAS, each of Merger Sub I and Merger Sub II is a newly incorporated Cayman Islands exempted company limited by shares that was formed by the Company for the purpose of effectuating the Mergers;
WHEREAS, prior to the date of this Agreement, and as part of one integrated plan which includes the Transaction, the Company underwent an internal reorganization pursuant to which (a) the Company was incorporated as a Cayman Islands exempted company limited by shares, (b) the shareholders of Freightos Limited, a Hong Kong private company limited by shares (“Freightos HK”), contributed 100% of their equity interests in Freightos HK to the Company in exchange for the Company issuing an identical number of shares in the same class(es) with substantially the same rights and obligations as those they originally held in Freightos HK (but adjusted to reflect the difference between corporate laws of the Cayman Islands and the Laws of Hong Kong), and (c) all options to purchase ordinary shares of Freightos HK were exchanged for options to purchase an identical number of shares of the Company that have the same terms and conditions as the options of Freightos HK (collectively, the “Pre-Signing Reorganization”);
WHEREAS, prior to the First Effective Time, and as part of one integrated plan that includes the Transactions, Freightos HK will transfer all of its ownership interests in Freightos Inc., Freightos Ltd., Freightos Software Development and Data Services Ltd., Web Cargo, S.L.U. and Clearit Customs Brokers Inc. (the “Flipped Up Subsidiaries”) to the Company, following which the Flipped Up Subsidiaries will be directly owned by the Company (the “Pre-Closing Restructuring”);
WHEREAS, immediately prior to the First Effective Time, and as part of one integrated plan that includes the Transaction, the Company and its shareholders will engage in a pre-Closing recapitalization, pursuant to which: (a) the Company’s Organizational Documents shall be amended and restated in form and substance to be agreed to by the Company and SPAC and (b) following such amendment and restatement, (1) each Company Preferred Share will automatically convert into Company Ordinary Shares in accordance with the Company Organizational Documents; and (2) immediately following such conversion, but prior to the First Effective Time, each then outstanding Company Ordinary Share will automatically convert into such number of Company Ordinary Shares as is determined by multiplying such Company Ordinary Shares by the quotient obtained by dividing 39,000,000 by the sum of (i) the number of Company Ordinary Shares then issued and outstanding (including as a result of the aforementioned conversions of Company Preferred Shares) and (ii) without duplication, the number of Company Ordinary Shares issuable upon the exercise of all Company Options which either have vested prior to such time or are to vest pursuant to their terms on or prior to September 30, 2022, all as more fully described in Section 2.2 (collectively, the “Recapitalization”), such that following the Recapitalization, for the avoidance of doubt, each Company Ordinary Share will be valued at $10.00;

WHEREAS, effective at the First Effective Time and as part of one integrated plan that includes the Transaction, (a) Merger Sub I will merge with and into SPAC, with SPAC being the surviving entity as a wholly owned subsidiary of the Company (the “First Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Act (as revised) of the Cayman Islands (the “Cayman Act”), and (b) each ordinary share of SPAC, par value $0.0001 (“SPAC Ordinary Shares”), and each preference share of SPAC, par value $0.0001 (“SPAC Preference Shares”), issued and outstanding immediately prior to the First Effective Time (after giving effect to any Redemptions) by virtue of the First Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive an equal number of Company Ordinary Shares (the “SPAC Shares Consideration”);
WHEREAS, effective at the Second Effective Time and as part of one integrated plan that includes the Transaction, SPAC will merge with and into Merger Sub II, with Merger Sub II being the surviving entity as a wholly owned subsidiary of the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act;
WHEREAS, at the Closing and in connection with the First Merger, the Company, SPAC and Continental Stock Transfer & Trust Company, the warrant agent under the Warrant Agreement, will enter into an assignment, assumption and amendment agreement substantially in the form attached hereto as Exhibit A (the “Warrant Amendment”), pursuant to which SPAC will assign to the Company all of its rights, interests and obligations in and under the Warrant Agreement, and which causes each outstanding SPAC Warrant to be converted into a Company Warrant that represents the right to receive, from and after the Closing, the same number of Company Ordinary Shares on the same terms as the SPAC Warrant being assumed pursuant to the terms of the Warrant Amendment (the “SPAC Warrant Consideration”);
WHEREAS, prior to the date of this Agreement, SPAC has entered into a forward purchase agreement (as may be amended from time to time with the consent of the Company, the “Forward Purchase Agreement”) with a forward purchase investor (the “Forward Purchase Investor”) pursuant to which, among other things: (a) the Forward Purchase Investor has agreed to purchase an aggregate of 4,000,000 SPAC Units, consisting of 4,000,000 SPAC Ordinary Shares at a price per share equal to $10.00 and 2,000,000 SPAC Warrants, for an aggregate purchase price of $40,000,000, (the “Forward Purchase Subscription”); (b) the Forward Purchase Investor has agreed to provide up to $10,000,000 of committed capital to SPAC in the event that, as of immediately prior to the First Effective Time, certain minimum cash conditions are not met (after giving effect to any Redemptions) in exchange for (i) an additional number of SPAC Ordinary Shares equal to the amount of the committed capital drawn, divided by $10.00 (rounded up to the nearest whole share), and (ii) 500,000 SPAC Warrants, in each case with such Forward Purchase Subscription and backstop subscription effective as of immediately prior to the First Effective Time but following the Recapitalization; and (c) the Forward Purchase Investor has agreed to irrevocably waive its redemption rights with respect to 990,000 SPAC Ordinary Shares;
WHEREAS, on or prior to the date of this Agreement, SPAC has entered into an additional backstop subscription agreement (as such agreement may be amended from time to time with the consent of the Company, the “Backstop Subscription Agreement”) pursuant to which an investor (the “Backstop Investor”) has agreed to provide $10,000,000 of committed capital to SPAC in the event that, as of immediately prior to the First Effective Time, certain minimum cash conditions are not met (after giving effect to any Redemptions) in exchange for (a) 1,000,000 SPAC Ordinary Shares at a price per share equal to $10.00, and (b) 100,000 SPAC Warrants (collectively with the backstop subscription described in the foregoing recital, the “Backstop Subscription”), with such Backstop Subscription effective as of immediately prior to the First Effective Time but following the Recapitalization;
WHEREAS, on the date of this Agreement, an investor (the “PIPE Investor,” and together with the Forward Purchase Investor and the Backstop Investor, the “Investors”) has agreed to make a private investment in the Company to purchase an aggregate of 1,000,000 Company Ordinary Shares for an the aggregate purchase price of $10,000,000 at a price per share equal to $10.00 (the “PIPE Investment” and together with the Forward Purchase Subscription and the Backstop Subscription, the “Private Placement”), in each case, with such PIPE Investment effective as of immediately prior to the First Effective Time but following the Recapitalization and pursuant to a subscription agreement substantially in the form attached hereto as Exhibit B (the “PIPE Subscription Agreement” and, collectively with the Forward Purchase Agreement and the Backstop Subscription Agreement, the “Subscription Agreements”);
WHEREAS, for U.S. federal income Tax purposes, it is intended that (a) the Mergers, taken together, will qualify as a “reorganization” under Section 368(a)(1) of the Code and the applicable Treasury Regulations pursuant to Revenue Ruling 2001-46, 2001-2 C.B. 321, (b) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations, and (c) the Company and SPAC will be parties to the applicable “reorganization” with the meaning of Section 368(b) of the Code (collectively, the “Intended Tax Treatment”);
WHEREAS, in connection with the consummation of the Second Merger, the Company, Gesher I Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and SPAC will, on or prior to the Closing, enter into an amendment to the SPAC Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the “Amended SPAC Registration Rights Agreement”), which will be effective as of the First Effective Time;
WHEREAS, in connection with the consummation of the Second Merger, the Company Shareholders set forth on Section 1.3 of the Company Disclosure Schedules will, on or prior to the Closing, enter into a registration rights agreement substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), which will be effective as of the First Effective Time;
WHEREAS, SPAC has received concurrently with the execution and delivery of this Agreement, as a material inducement to SPAC to enter into this Agreement, the Shareholder Support Agreements substantially in the form attached hereto as Exhibit E (each a “Shareholder Support Agreement”), signed by the Company, SPAC and the Company Shareholders set forth on Section 1.4 of the Company Disclosure Schedules, pursuant to which, among other things, and subject to the terms and conditions set forth therein, such Company Shareholders agree (a) to vote all Company Ordinary Shares held by them in favor of the Transaction, (b) to appear at the Company Shareholders’ Meeting in person or by proxy for purposes of counting their Company Ordinary Shares towards a quorum, (c) to vote all Company Ordinary Shares held by such Company Shareholders against any proposals that could or could be reasonably likely to in any material respect impede the Transaction, and (d) other than in connection with any pre-Closing reorganization contemplated hereby, not to transfer any Company Ordinary Shares held by such Company Shareholders prior to the First Effective Time;
WHEREAS, SPAC has received concurrently with the execution and delivery of this Agreement, as a material inducement to SPAC to enter into this Agreement, the Lockup Agreements substantially in the form attached hereto as Exhibit F (each a “Lockup Agreement”) signed by the Company, SPAC and the Company Shareholders set forth on Section 1.5 of the Company Disclosure Schedules, each to be effective as of the First Effective Time;
WHEREAS, the Company has received concurrently with the execution and delivery of this Agreement, as a material inducement to the Company to enter into this Agreement, a lockup agreement substantially in the form attached hereto as Exhibit G (each a “Sponsor Lockup Agreement”) signed by the Company and certain members of the Sponsor set forth on Section 1.1 of the SPAC Disclosure Schedules, each to be effective as of the First Effective Time;
WHEREAS, prior to the consummation of the Mergers, the Company and SPAC will enter into an assignment and assumption agreement in a form mutually acceptable to the Company and SPAC (the “Assignment and Assumption Agreement”), which will provide for the assignment and assumption by the Company of SPAC’s rights and obligations under the Forward Purchase Agreement, Backstop Subscription Agreement and certain other rights and obligations pursuant to this Agreement, which will be effective as of immediately prior to the First Effective Time;
WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (i) it is fair to, advisable and in the best interests of SPAC to enter into this Agreement, and to consummate the Mergers and the Transaction, and (ii) the Transaction constitutes a “Business Combination” as such term is defined in the SPAC Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transaction, and (ii) approved and declared advisable the Transaction Documents and the execution, delivery and performance thereof, (c) resolved to recommend the approval of this Agreement and the Plans of Merger by the shareholders of SPAC, and (d) directed that this Agreement and the Plans of Merger be submitted to the shareholders of SPAC for their approval;
WHEREAS, (a) the sole director of Merger Sub I has (i) determined that it is fair to, advisable and in the best interests of Merger Sub I to enter into this Agreement and to consummate the First Merger and the Transaction, and (ii) approved and declared advisable this Agreement and the First Plan of Merger and the execution, delivery and performance of this Agreement and the First Plan of Merger and the consummation of the Transaction, and (b) the sole shareholder of Merger Sub I has approved by written special resolution this Agreement, the First Plan of Merger and the Transaction (the “Merger Sub I Written Resolution”);
WHEREAS, (a) the sole director of Merger Sub II has (i) determined that it is fair to, advisable and in the best interests of Merger Sub II to enter into this Agreement and to consummate the Second Merger and the Transaction, and (ii) approved and declared advisable this Agreement and the Second Plan of Merger and the execution, delivery and performance of this Agreement and the Second Plan of Merger and the consummation of the Transaction, and (b) the sole shareholder of Merger Sub II has approved by written special resolution this Agreement, the Second Plan of Merger and the Transaction (the “Merger Sub II Written Resolution”); and
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is fair to, advisable and in the best interests of the Company to enter into this Agreement and to consummate the Mergers and the Transaction, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transaction, and (ii) approved and declared advisable the Transaction Documents and the execution, delivery and performance thereof, (c) resolved to recommend the approval of this Agreement and the Plans of Merger by the shareholders of the Company, and (d) directed that the Merger and the Plans of Merger be submitted to the shareholders of the Company for their approval.
AGREEMENT
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, SPAC, the Company, Merger Sub I and Merger Sub II agree as follows:
ARTICLE I
AGREEMENT — THE MERGER
Section 1.1.   The Mergers.
(a)   At the First Effective Time and upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Cayman Act and the Merger Filing Documents, Merger Sub I will be merged with and into SPAC, whereupon the separate existence of Merger Sub I will cease, and SPAC will survive the Merger as a wholly owned subsidiary of the Company (the surviving entity in the First Merger, the “First Surviving Subsidiary”). At the First Effective Time, the First Merger shall have the effects provided in this Agreement, the Merger Filing Documents and as specified by the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers, franchises, Liabilities and duties of SPAC and Merger Sub I shall vest in and become the property, rights, privileges, agreements, powers, franchises, Liabilities and duties of the First Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the First Surviving Subsidiary of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub I set forth in this Agreement and the other Transaction Documents to which SPAC or Merger Sub I is a party, and the First Surviving Subsidiary shall thereafter exist as a wholly owned subsidiary of the Company and the separate corporate existence of Merger Sub I shall cease to exist.

(b)   At the Second Effective Time and upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Cayman Act and the Merger Filing Documents, the First Surviving Subsidiary will be merged with and into Merger Sub II, whereupon the separate existence of the First Surviving Subsidiary will cease, and Merger Sub II will survive the Merger as a wholly owned Subsidiary of the Company (the surviving entity in the Second Merger, the “Second Surviving Subsidiary”). At the Second Effective Time, the Second Merger shall have the effects provided in this Agreement, the Merger Filing Documents and as specified by the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers, franchises, Liabilities and duties of the First Surviving Subsidiary and Merger Sub II shall vest in and become the property, rights, privileges, agreements, powers, franchises, Liabilities and duties of the Second Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Second Surviving Subsidiary of any and all agreements, covenants, duties and obligations of the First Surviving Subsidiary and Merger Sub II set forth in this Agreement and the other Transaction Documents to which SPAC or Merger Sub II is a party, and the Second Surviving Subsidiary shall thereafter exist as a wholly owned Subsidiary of the Company and the separate corporate existence of the First Surviving Subsidiary shall cease to exist.
Section 1.2.   Closing.   On the date which is three (3) Business Days after the first date on which all conditions set forth in Article VII that are required hereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing, the consummation of the Mergers and the closing of the Transaction contemplated by this Agreement (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 10.9. The date on which the Closing actually takes place is referred to as the “Closing Date.” Prior to the First Effective Time, the Investors and the Company shall consummate the Private Placement in accordance with the applicable Subscription Agreements.
Section 1.3.   Effective Time.
(a)   Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company, SPAC and Merger Sub I shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands, the Plan of Merger substantially in the form attached hereto as Exhibit H-1 (the “First Plan of Merger”), and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the First Merger effective (collectively, the “First Merger Filing Documents”). The First Merger shall become effective at the time when the First Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such later time permitted by the Cayman Act as may be agreed by the Company, Merger Sub I and SPAC in writing and specified in the First Plan of Merger (the “First Effective Time”).
(b)   Upon the terms and subject to the provisions of this Agreement, immediately following the consummation of the First Merger at the First Effective Time, the Company, the First Surviving Subsidiary and Merger Sub II shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands, the Plan of Merger substantially in the form attached hereto as Exhibit H-2 (the “Second Plan of Merger” and, collectively with the First Plan of Merger, the “Plans of Merger”), and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Second Merger effective (collectively, the “Second Merger Filing Documents” and, collectively with the First Merger Filing Documents, the “Merger Filing Documents”). The Second Merger shall become effective at the time when the Second Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such later time permitted by the Cayman Act as may be agreed by the Company, Merger Sub II and the First Surviving Subsidiary in writing and specified in the Second Plan of Merger (the “Second Effective Time”).
Section 1.4.   Organizational Documents of the Surviving Subsidiary.   At the First Effective Time, the memorandum and articles of association of SPAC, as in effect immediately prior to the First Effective Time, shall be the memorandum and articles of association of the First Surviving Subsidiary with such changes as are necessary to reflect the name of the First Surviving Subsidiary as determined by the Parties. At the Second Effective Time, the memorandum and articles of association of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the memorandum and articles of association of the Second Surviving Subsidiary with such changes as are necessary to reflect the name of the Second Surviving Subsidiary as determined by the Parties (the “Surviving Subsidiary Charter”), and shall be the memorandum and articles of association of the Second Surviving Subsidiary until thereafter amended in accordance with the terms thereof and the Cayman Act.
Section 1.5.   Directors and Officers of the Surviving Subsidiary.   At the First Effective Time, the board of directors and officers of SPAC immediately prior to the First Effective Time shall be the initial board of directors and officers of the First Surviving Subsidiary, each to hold office in accordance with the Organizational Documents of the First Surviving Subsidiary. At the Second Effective Time, the board of directors and officers of the First Surviving Subsidiary and Merger Sub II shall cease to hold office, and the board of directors and officers of the Second Surviving Subsidiary shall be appointed as determined by the Company, each to hold office in accordance with the Surviving Subsidiary Charter, until they are removed or resign, each in accordance with the Surviving Subsidiary Charter, or until their respective successors are duly elected or appointed and qualified.
Section 1.6.   Intended Tax Treatment.   Each of the Parties agree that the Mergers are intended to qualify for the Intended Tax Treatment. None of the Parties shall take (or permit any of their respective Affiliates to take) any Tax position inconsistent with the Intended Tax Treatment on any Tax Return, in connection with any Tax proceeding, or otherwise, in each case, except to the extent (i) there is not substantial authority for the Intended Tax Treatment, (ii) agreed to in writing by the Parties, or (iii) required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law).
Section 1.7.   Subsequent Actions.
(a)   If at any time after the First Effective Time any further action is necessary or desirable to vest, perfect or confirm of record in the First Surviving Subsidiary all the property, rights, privileges, agreements, powers, franchises, Liabilities and duties of SPAC and Merger Sub I, or to carry out the purposes of this Agreement, the officers and directors of the Company and the First Surviving Subsidiary are fully authorized to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
(b)   If at any time after the Second Effective Time any further action is necessary or desirable to vest, perfect or confirm of record in the Second Surviving Subsidiary all the property, rights, privileges, agreements, powers, franchises, Liabilities and duties of the First Surviving Subsidiary and Merger Sub II, or to carry out the purposes of this Agreement, the officers and directors of the Company and the Second Surviving Subsidiary are fully authorized to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE II
EFFECT OF THE MERGER
Section 2.1.   Effect on Issued Securities of SPAC, Merger Sub I and Merger Sub II.   At the Closing, following the effectiveness of the Recapitalization, by virtue of and as part of the agreed consideration for the Mergers and without any further action on the part of any Party or the holders of any securities of SPAC, Merger Sub I or Merger Sub II:
(a)   SPAC Units.   Immediately prior to the First Effective Time, each SPAC Unit then issued and outstanding shall be automatically detached and the holder thereof shall be deemed to hold as of such time immediately prior to the First Effective Time one SPAC Ordinary Share and one-half of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”); provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants. At the First Effective Time, by virtue of the First Merger, the underlying SPAC Ordinary Shares and SPAC Warrants held (or deemed to be held following the Unit Separation) shall be converted in accordance with the applicable terms of this Section 2.1.
(b)   SPAC Ordinary Shares.   Immediately following the Unit Separation, at the First Effective Time, each SPAC Ordinary Share issued and outstanding immediately prior to the First Effective Time (other than any (i) securities referred to in Section 2.1(d) and (ii) Redeeming SPAC Shares which, for the avoidance of doubt, are addressed in Section 2.1(g)) shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable letter of transmittal (if any) in accordance with Section 2.3(b), one newly issued Company Ordinary Share. As of the First Effective Time, each SPAC Shareholder shall cease to have any other rights in and to such SPAC Ordinary Shares, except as expressly provided herein.
(c)   Exchange of SPAC Warrants.   Immediately following the Unit Separation, at the First Effective Time, each whole SPAC Warrant outstanding immediately prior to the First Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by the Company and converted into a warrant to purchase one Company Ordinary Share (each, a “Company Warrant”). Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the First Effective Time (including with respect to the exercise price and any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Warrant Agreement.
(d)   SPAC Treasury Shares.   Notwithstanding anything to the contrary contained herein, each SPAC Share and any other capital stock of SPAC (i) that are owned by SPAC as treasury shares, (ii) owned by any direct or indirect wholly owned Subsidiary of SPAC, or (iii) that are issued and outstanding and owned directly or indirectly by the Company, Merger Sub I or Merger Sub II immediately prior to the First Effective Time, shall be automatically cancelled and extinguished without any conversion thereof or payment or other consideration therefore.
(e)   Merger Sub I Share.   The Merger Sub I Share issued and outstanding immediately prior to the First Effective Time shall continue to exist and constitute the only issued and outstanding share in the capital of the First Surviving Subsidiary.
(f)   Merger Sub II Share.   The Merger Sub II Share issued and outstanding immediately prior to the Second Effective Time shall continue to exist and constitute the only issued and outstanding share in the capital of the Second Surviving Subsidiary.
(g)   Redeeming SPAC Shares.   Following the Unit Separation, but prior to the First Effective Time, any Redeeming SPAC Shares, the holder of which validly exercised (and did not validly revoke or withdraw) the SPAC Shareholder Redemption Right, shall be redeemed in accordance with the SPAC Charter and shall not be converted in accordance with the other provisions of this Section 2.1.
Section 2.2.   Effect of the Merger on Issued Securities of the Company.
(a)   Pre-Closing Recapitalization.   Prior to the Closing, and effective immediately prior to the First Effective Time and the transactions described in Section 2.1, the Company shall effect the Recapitalization by virtue of the actions described in this Section 2.2(a):
(i)   each Company Preferred Share shall automatically convert into Company Ordinary Shares in accordance with the then-current Company Organizational Documents;
(ii)   immediately following the conversion described in Section 2.2(a)(i), each then outstanding Company Ordinary Share, other than Company Ordinary Shares owned by Company (as treasury stock) shall, as a result of the Recapitalization, automatically convert into such number of Company Ordinary Shares equal to the quotient obtained by dividing 39,000,000 by the sum of (A) the number of Company Ordinary Shares then issued and outstanding (including as a result of the aforementioned conversion of Company Preferred Shares) and (B) without duplication, the number of Company Ordinary Shares issuable upon the exercise of all Company Options that either have vested prior to such time or are to vest pursuant to their terms on or prior to September 30,

2022, and taking such quotient to five decimal places, which ratio is referred to as the “Conversion Ratio,” with all fractional Company Ordinary Shares being rounded up to the next higher integral number of Company Ordinary Shares (such that following such Recapitalization, for the avoidance of doubt, the Company Ordinary Shares shall be valued at $10.00 per share based on a $390,000,000 valuation on a partially diluted basis taking into account the Company Options that either have vested prior to, or are to vest pursuant to their terms on or prior to September 30, 2022); and
(iii)   as a result of the Recapitalization, each Company Option shall be adjusted in accordance with the Company Stock Plan to reflect the Recapitalization as set forth in this Section 2.2(a) such that each Company Option outstanding immediately prior to (and as part of) the consummation of the Recapitalization shall, without any action on the part of the holder thereof and in accordance with the provisions of the Company Option, become an option to purchase such number of Company Ordinary Shares, in each instance determined by (A) multiplying the number of Company Ordinary Shares issuable upon such exercise of such Company Option by the Conversion Ratio and (B) dividing the exercise price of such Company Option by the Conversion Ratio, with all fractional Company Ordinary Shares being rounded up to the next higher integral number of Company Ordinary Shares.
(b)   Company Ordinary Shares.   All Company Ordinary Shares outstanding prior to the consummation of the Mergers shall remain outstanding following the consummation of the Mergers and shall in no way be affected by the Mergers.
(c)   Company Options.   All Company Options outstanding prior to the consummation of the Mergers shall remain outstanding following the consummation of the Mergers and, unless otherwise provided in the applicable award agreement, shall in no way be affected by the Mergers. From and after the First Effective Time and until the Closing, no new awards will be granted under any Company Stock Plan.
Section 2.3.   SPAC Securities and Certificates.
(a)   Prior to the First Effective Time, the Company and SPAC shall appoint Continental Stock Transfer & Trust Company as exchange agent, or another exchange agent reasonably acceptable to the Company and SPAC (in such capacity, the “Exchange Agent”), for the purpose of, (i) acting as registrar and transfer agent and keeping the register of members of the Company in accordance with the Cayman Act, including recording the exchanging of each SPAC Share for one Company Ordinary Share and (ii) exchanging each SPAC Warrant on the warrant transfer books of SPAC and the Company immediately prior to the First Effective Time for the Company Warrants issuable in respect of such SPAC Warrants in accordance with the provisions of this Agreement and the Warrant Amendment.
(b)   All securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided that any restrictions on the sale and transfer of SPAC Securities prior to the Closing shall also apply from and after the Closing to the Company Ordinary Shares and Company Warrants so issued in exchange. To the extent that such SPAC Securities are represented by physical certificates, the holders of such SPAC Securities will be provided a letter of transmittal to send their certificated SPAC Securities to the transfer agent and warrant agent for the Company Ordinary Shares and Company Warrants, which shall be the same as the transfer agent and warrant agent for SPAC Securities, and such transfer agent or warrant agent will, upon receipt of completed documentation, issue the Company Ordinary Shares and Company Warrants that are issuable in respect of the holder’s SPAC Securities. To the extent that the SPAC Securities are held in book entry, the issuance of Company Ordinary Shares or Company Warrants will automatically be made by the transfer agent and warrant agent.
(c)   In the event any certificates shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof such securities, as may be required pursuant to Section 2.1; provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company with respect to the certificates alleged to have been lost, stolen or destroyed.
(d)   If the SPAC Shares Consideration is to be issued to a Person other than the holder of the SPAC Shares in whose name the transferred SPAC Share in book-entry form is registered, it shall be a condition to the issuance of the SPAC Shares Consideration that (i) the recipient of such SPAC Shares Consideration, or the Person in whose name such SPAC Shares Consideration is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable transmittal documents as are reasonably deemed necessary by the Exchange Agent, (ii) such SPAC Shares in book-entry form shall be properly transferred, and (iii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.
(e)   If any SPAC Warrant Consideration is to be issued to a Person other than the holder in whose name the transferred SPAC Warrant in book-entry form is registered, it shall be a condition to the issuance of the Company Warrants that (i) the recipient of such Company Warrant, or the Person in whose name such Company Warrant is to be issued, shall have already executed and delivered duly executed counterparts to the applicable transmittal documents as are reasonably deemed necessary by the Exchange Agent, (ii) such Company Warrant in book-entry form shall be properly transferred, and (iii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Warrant in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.
(f)   After the First Effective Time, the register of shareholders of SPAC shall be closed, and thereafter there shall be no further registration on the register of shareholders of the First Surviving Subsidiary of transfers of SPAC Shares that were issued and outstanding immediately prior to the First Effective Time.
(g)   Any SPAC Securities made available to the Exchange Agent pursuant to this Section 2.3 that remain unclaimed by any holder of SPAC Securities one year after the First Effective Time shall be delivered to the Company or as otherwise instructed by the Company, and any holder of SPAC Securities who has not exchanged his, her or its SPAC Securities for the Merger Consideration in accordance with Section 2.3 prior to that time shall thereafter look only to the Company for the issuance of the Merger Consideration without any interest thereon (but with any dividends paid with respect thereto). None of the Parties or the Second Surviving Subsidiary, or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat or similar Law. Any Merger Consideration remaining unclaimed by the holders of SPAC Securities immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.
Section 2.4.   No Fractional Company Ordinary Shares.   Notwithstanding anything to the contrary contained herein, no fraction of a Company Ordinary Share will be issued by virtue of the First Merger or the Transaction, and each Person who would otherwise be entitled to a fraction of a Company Ordinary Share shall instead have the number of Company Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole Company Ordinary Share.
Section 2.5.   Withholding.
(a)   Each of SPAC, the Company, Merger Sub I, Merger Sub II, the Exchange Agent, the Israeli Withholding Agent (and each of their respective Affiliates) and any other Person making a payment under this Agreement (each, a “Payor”) shall only be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under any applicable Law relating to Taxes. To the extent that amounts are so withheld and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each Payor shall use commercially reasonable efforts to notify any Person to whom amounts would otherwise be payable of any amounts that it intends to deduct and withhold prior to the payment with respect to which such amounts will be withheld (which notice shall set forth a description of the factual and legal basis for such withholding). The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) to the extent permitted by applicable Law.
(b)   Notwithstanding anything to the contrary in Section 2.5(a), with respect to Israeli Taxes:
(i)   The consideration payable to each SPAC Shareholder (each, a “Payee”) who holds five percent (5%) or more of the issued and outstanding Equity Securities of SPAC immediately prior to the Closing (on an issued and fully diluted basis and after giving effect to any Redemptions) shall be retained by the Exchange Agent for the benefit of each such Payee for a period of up to one hundred eighty (180) days from the Closing Date or as otherwise requested in writing by the ITA (the “Withholding Drop Date”) (during which time no Payor shall make any payments to any Payee or withhold any amounts for Israeli Taxes from any consideration deliverable pursuant to this Agreement, except as provided below and during which time each Payee may obtain a Valid Certificate). If a Payee delivers to the Israeli Withholding Agent, no later than three (3) Business Days prior to the Withholding Drop Date, with respect to any Payee who holds five percent (5%) or more of the issued and outstanding Equity Securities of SPAC immediately prior to the Closing (on an issued and fully diluted basis and after giving effect to any Redemptions), a Valid Certificate, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate, and the balance of the consideration that is not withheld shall be transferred to such Payee concurrently therewith, subject to any non-Israeli withholding which is applicable to the payment (if any). With respect to any Payee who holds less than five percent (5%) of the issued and outstanding Equity Securities of SPAC immediately prior to the Closing (on an issued and fully diluted basis and after giving effect to any Redemptions), no deduction and withholding of any Israeli Taxes shall be made. If any Payee who holds five percent (5%) or more of the issued and outstanding Equity Securities of SPAC immediately prior to the Closing (on an issued and fully diluted basis and after giving effect to any Redemptions) (i) fails to provide the Israeli Withholding Agent with a Valid Certificate at least three (3) Business Days prior to the Withholding Drop Date, or (ii) submits a written request to the Exchange Agent to release its portion of the consideration prior to the Withholding Drop Date and fails to submit to the Israeli Withholding Agent a Valid Certificate at or before such time, then the amount to be withheld from such Payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with applicable Law as reasonably determined by the Israeli Withholding Agent.
(ii)   Notwithstanding anything to the contrary in Section 2.5(b)(i), if, as of the Closing, the Withholding Tax Ruling has been obtained, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Withholding Tax Ruling. For avoidance of doubt, any Payee with respect to whom the Withholding Tax Ruling shall not apply (based on the terms of the Withholding Tax Ruling), shall be subject to withholding of Israeli Taxes pursuant to Section 2.5(b)(i). The Company shall provide SPAC with a reasonable opportunity to review any submissions provided by, or caused to be provided by, the Company to the ITA pursuant to this Section 2.5 and will consider SPAC’s comments to such submissions in good faith.
(iii)   To the extent that a Payor is required, pursuant to this Section 2.5(b), to withhold Israeli Taxes from consideration payable to a Payee, such Payee shall provide the Payor with an amount in cash sufficient to satisfy such Israeli Taxes prior to the release of the consideration to such Payee. In the event that the Payee fails to provide the Payor with the full amount in cash necessary to satisfy such Israeli Taxes no later than three (3) Business Days before the Withholding Drop Date (or such earlier date requested by the Payee), the Payor shall be entitled to sell the Payee’s retained Company Shares, Company Options, and Company Warrants (together, “Company Securities”), or any of them, as applicable, to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes, and shall pay over, from the proceeds of such sale, the amount of applicable withholding Taxes required to be paid to the ITA, and shall deliver the balance of the consideration to the applicable Payee. To the extent that the Payor is unable, for whatever reason, to sell the applicable portion of Company Securities required to finance the deduction or withholding requirements, then the Payor shall be entitled to hold all of the Company Securities otherwise deliverable to the applicable Payee until the earlier of: (A) the receipt of a Valid Certificate, fully exempting the Payor from Israeli Tax withholding or receipt of cash amount equal to the Tax that should be withheld by the Payor; or (B) such time when the Payor is able to sell the portion of such Company Securities otherwise deliverable to such Payee that is required to enable the Payor to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the Payor in connection with such sale shall be borne by, and deducted from the payment to, the applicable Payee. For the avoidance of doubt, any such sale by a Payor when permitted hereby shall not constitute a violation or breach of or default under this Agreement or any Transaction Document that might otherwise restrict such sale. Each Payee hereby waives, releases and absolutely and forever discharges the Payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of Company Securities, otherwise deliverable to such Payee in compliance with the withholding requirements under this Section 2.5.
(iv)   The Parties will work together reasonably and in good faith to implement the foregoing requirements of this Section 2.5, and may by mutual agreement vary or waive such requirements.
(v)   Prior to the First Effective Time, the Company shall designate an Israeli information and withholding agent (the “Israeli Withholding Agent”) to assist in collecting and reviewing any Valid Certificates, and the Company shall enter into an agreement with the Israeli Withholding Agent (which shall include, for avoidance of doubt, an undertaking by the Israeli Withholding Agent as required under Section 6.2.4.3 of the Israeli Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that Includes Consideration that will be Transferred to a Company’s Shareholders at Future Dates)). All Israeli Taxes required to be withheld pursuant to this Section 2.5 shall be remitted to the ITA by the Israeli Withholding Agent.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date of this Agreement (the “Company Disclosure Schedules”) or as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to SPAC as of the date of this Agreement as follows:
Section 3.1.   Organization, Good Standing and Qualification.   The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Company. Prior to the execution of this Agreement, true and accurate copies of the Company Organizational Documents and the Organizational Documents of the Company’s Subsidiaries, each as in effect as of the date of this Agreement, have been Made Available by or on behalf of the Company to SPAC, such governing documents are in full force and effect, and the Company and each of its Subsidiaries is not in default of any term or provision of such governing documents in any material respect. The Company is not insolvent, bankrupt or unable to pay its debts as and when they become due or in the process of dissolution, liquidation, compulsory administration, recovery or suspension of payments. There is no Action or request pending to declare the Company insolvent, doubtfully solvent or bankrupt.
Section 3.2.   Subsidiaries.   A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, and holders of Equity Securities, as applicable, is set forth in Section 3.2(a) of the Company Disclosure Schedules. Except for the Company’s Subsidiaries and as set forth in Section 3.2(a) of the Company Disclosure Schedules, the Company does not directly or indirectly own any Equity Securities in, or any interest convertible into or exchangeable or exercisable for any Equity

Securities in, any other Person. Each Subsidiary of the Company has been duly organized and is validly existing and in good standing (to the extent such concept is applicable in such Subsidiary’s jurisdiction of formation) under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in such Subsidiary’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to such Subsidiary. No Subsidiary of the Company is insolvent, bankrupt or unable to pay its debts as and when they become due or in the process of dissolution, liquidation, compulsory administration, recovery or suspension of payments. There is no Action or request pending to declare any Subsidiary of the Company insolvent, doubtfully solvent or bankrupt.
Section 3.3.   Capitalization of the Company.
(a)   As of the date of this Agreement, the authorized share capital of the Company is $260.94980, comprised of (i) 16,232,651 Company Ordinary Shares par value of $0.00001 per share, of which 2,268,736 Company Ordinary Shares are issued and outstanding, and (ii) 9,862,329 Preferred Shares par value of $0.00001 per share (of which (A) 698,000 shares are designated Series Seed Preferred Shares, of which 698,000 Series Seed Preferred Shares are issued and outstanding, (B) 1,314,285 shares are designated Series A1 Preferred Shares, of which 1,314,285 Series A1 Preferred Shares are issued and outstanding, (C) 264,983 shares are designated Series A2 Preferred Shares, of which 264,983 Series A2 Preferred Shares are issued and outstanding, (D) 2,352,445 shares are designated Series B Preferred Shares, of which 2,352,445 Series B Preferred Shares are issued and outstanding, and (E) 5,232,616 shares are designated Series C Preferred Shares, of which 3,232,616 Series C Preferred Shares are issued and outstanding). Set forth in Section 3.3(a) of the Company Disclosure Schedules is a true and correct list of each holder of Company Shares and the number of Company Shares held by each such holder as of the date hereof. Except as set forth in Section 3.3(a) of the Company Disclosure Schedules, there are no other shares of the Company issued or outstanding as of the date of this Agreement. All of the issued and outstanding Company Shares: (x) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (y) have been offered, sold and issued by the Company in compliance with applicable Law, including the Cayman Act, and all requirements set forth in (A) the Company Charter and the Investor Rights Agreement and (B) any other applicable Contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; and (z) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Company Organizational Documents or any other Contract, in any such case to which the Company is a party or otherwise bound.
(b)   Section 3.3(b) of the Company Disclosure Schedules sets forth a true, complete and correct list of each current and former employee, consultant, officer, director and controlling shareholder (as defined under Section 32(9) of the Income Tax Ordinance) of the Company and each of its Subsidiaries who, as of the date of this Agreement, holds a Company Option, including (i) the number of Company Ordinary Shares subject thereto, (ii) the vesting commencement date, vesting schedule (including acceleration provisions) and expiration date thereof, (iii) date of grant, (iv) the exercise price per share (and if applicable, detail of any adjustment amounts (and the basis for such adjustment) related to the exercise price), (v) the Tax route under which the Company Options were granted (and, with respect to any Company Option held by an Israeli Person, a description of whether such Company Option was granted under Section 102 of the Income Tax Ordinance (and under which specific route thereunder) or Section 3(i) of the of the Income Tax Ordinance), and (vi) the name of such holder and classification (individual or entity) and type of engagement (current/former employee, consultant, officer, director or controlling shareholder) of such holder of Company Option on the date of grant (and whether any changes in status occurred thereafter) and title/position of such person. All Company Options outstanding as of the date of this Agreement are evidenced by applicable corporate resolutions and award agreements in substantially the forms previously Made Available to SPAC. To the Knowledge of the Company, there are no extraordinary Taxes or other Liability that may result from any change to any Company Option. With respect to any such Liability, the Company has not agreed, whether orally or in writing, to indemnify any holder of any Company Option.
(c)   Subject to Company Shareholder approval, the Company currently intends to reserve a certain number of Company Ordinary Shares for issuance to employees, consultants, officers, directors and controlling shareholders (as defined under Section 32(9) of the Income Tax Ordinance) of the Company and its Subsidiaries upon the issuance of shares or the exercise of Company Options granted under the Company Stock Plan, of which (i) 1,403,065 Company Ordinary Shares will be issuable upon the exercise of outstanding, unexercised Company Options granted under the Company Stock Plan, and (ii) 500,000 Company Ordinary Shares as an initial pool plus a five percent (5%) annual evergreen and any carryover shares that become available during each year due to cancellation, forfeiture or under certain other circumstances with respect to awards made previously under the Company Stock Plan will be available for future grants under a new Company equity incentive plan, in a form acceptable to SPAC, on and after the Closing. For the avoidance of doubt no Company Ordinary Shares shall remain available for future grant under the Company Stock Plan as of the Closing. The number of Company Ordinary Shares reserved under the Company Stock Plan has at all times been sufficient for the Company Options granted thereunder.
(d)   The Company Stock Plan (and any amendments thereto, if applicable) have been filed with the ITA as incentive plans governed under Section 102 of the Income Tax Ordinance for grant of options through a trustee and have either been approved by the ITA as such or deemed approved by passage of time without objection by, the ITA. The Company is in compliance, and in the past has always complied with, and all Company Options issued under the Company Stock Plan have been granted and issued in compliance with, as applicable, the applicable legal requirements of Section 102 of the Income Tax Ordinance (including any other written requirements, circulars, publications and clarifications issued by the ITA from time to time in connection therewith), or Section 3(i) of the Income Tax Ordinance (if applicable), including with respect to the due deposit of Company Options with the Israeli Trustee pursuant to the terms of Section 102 of the Income Tax Ordinance and any regulation or publication issued by the ITA. Except for the Company Stock Plan, there are no other incentive or award plans of any kind (either of the Company or of any Subsidiary), and no other employee benefit plan is intended to qualify as a capital gain track plan under Section 102 of the Income Tax Ordinance or otherwise. All Company Options which are intended to qualify under Section 102 of the Income Tax Ordinance have been confirmed by the recipients thereof. Each grant of a Company Option is duly authorized by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was executed and timely delivered by each party thereto.
(e)   Except as otherwise set forth in Section 3.3(e) of the Company Disclosure Schedules, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of the Company exercisable or exchangeable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or the issuance or sale by the Company of other Equity Securities of the Company, or for the repurchase or redemption by the Company of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares or other Equity Securities of the Company.
(f)   In connection with the Pre-Signing Reorganization, the Company provided notice to holders of the Company Options of the treatment of their Company Options in the Pre-Signing Reorganization and the Company has taken all necessary actions to: (a) obtain any necessary consents, waivers or releases, adopt applicable resolutions, amend the terms of the Company Stock Plan or any outstanding awards and take all other appropriate actions to effectuate the Pre-Signing Reorganization and (b) ensure that after the effectiveness of the Pre-Signing Reorganization, no holder of Company Options (or any beneficiary thereof) nor any other participant in the Company Stock Plan has any right thereunder to acquire any securities of the Company or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plan, except as provided in Section 2.2. Neither the Pre-Signing Reorganization nor the Mergers are intended to be or shall be deemed a “Transaction” (as defined in the Company Stock Plan).
Section 3.4.   Capitalization of Subsidiaries.
(a)   The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, acquired, issued and allotted in compliance with applicable Law, including federal and state securities Laws, corporate Laws, and foreign exchange Laws, and all requirements set forth in (A) the Organizational Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance or allotment of such securities to which such Subsidiary is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such Subsidiary or any other Contract, in any such case to which each such Subsidiary is a party or otherwise bound.
(b)   Except as set forth in Section 3.4(b) of the Company Disclosure Schedules or as contemplated by this Agreement or the other Transaction Documents, the Company has exclusive and full legal ownership, directly or indirectly through its Subsidiaries, of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances.
(c)   There are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of any Subsidiary of the Company exercisable or exchangeable for any Equity Securities of such Subsidiary, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance by any such Subsidiary of additional shares, the sale of treasury shares or the issuance or sale by such Subsidiary of other Equity Securities of such Subsidiary, or for the repurchase or redemption by such Subsidiary of shares or other Equity Securities of such Subsidiary the value of which is determined by reference to shares or other Equity Securities of such Subsidiary, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.
Section 3.5.   Authorization.
(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction, subject to obtaining the Required Company Shareholder Approval. The execution and delivery of this Agreement and each Transaction Document to which the Company is a party and the consummation of the Transaction (i) have been duly and validly authorized by the Company Board and (ii) other than the Required Company Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Transaction Document to which it is a party or to consummate the Transaction. On or prior to the date of this Agreement, the Company Board, at a duly called and held meeting, unanimously (A) determined that this Agreement and the Transaction, including the Merger, are in the best interests of the Company in accordance with the Cayman Act, (B) approved and adopted this Agreement, (C) recommended that the Company Shareholders vote in favor of the approval of this Agreement and the other Company Shareholder Approval Matters in accordance with the Cayman Act (the “Company Recommendation”) and (D) directed that this Agreement and the Company Shareholder Approval Matters be submitted to the Company Shareholders for their approval. This Agreement has been, and each Transaction Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such Transaction Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).
(b)   The Required Company Shareholder Approval constitutes the only approval of holders of Company Shares and other Equity Securities of the Company necessary in connection with execution by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transaction, including the Recapitalization and the Closing.
Section 3.6.   Consents; No Conflicts.   Assuming the representations and warranties in Article IV are true and correct, except (a) as otherwise set forth in Section 3.6 of the Company Disclosure Schedules, (b) for any approvals required pursuant to Antitrust Laws, (c) for the Required Company Shareholder Approval, (d) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transaction, and (e) for such other filings, notifications, notices, submissions, applications or consents the failure of which to be obtained or made would not, individually or in the aggregate, have, or reasonably be expected to have, a material and adverse impact on the ability of the Company to enter into and perform its obligations under this Agreement, all material filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transaction, in each case on the part of the Company, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect as of the Closing. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party by the Company does not, and the consummation by the Company of the Transaction will not, assuming the representations and warranties in Article IV are true and correct, and except for the matters referred to in clauses (a) through (e) of the immediately preceding sentence, (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of any Subsidiary of the Company) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of the Company or any of its Subsidiaries, each as currently in effect, (C) any applicable Law or (D) any Material Contract, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries other than any restrictions under this Agreement, the Company Organizational Documents and Permitted Encumbrances, except in the case of sub-clauses (A), (C), and (D) of clause (i) or clause (ii), as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 3.7.   Compliance with Laws; Consents; Permits.
(a)   Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, in the three (3) years prior to the date hereof, (i) the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws; (ii) neither the Company nor any of its Subsidiaries is or has been subject to any actual, pending or, to the Knowledge of the Company, threatened Action with respect to a violation of any applicable Laws; and (iii) neither the Company nor any of its Subsidiaries, to the Knowledge of the Company, is or has been subject to any investigation by or for any Governmental Authority with respect to any violation of any applicable Laws.
(b)   In the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any letter or other written communication from, and, to the Knowledge of the Company, there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening in writing or providing notice of (i) the revocation or suspension of any Required Governmental Authorizations issued to the Company or any of its Subsidiaries or (ii) the need for compliance or remedial actions in respect of the activities carried out by the Company or any of its Subsidiaries.
(c)   In the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries is engaged in any Actions before any Governmental Authority relating to Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws or Sanctions, and to the Knowledge of the Company, no such Action has been threatened in writing.

(d)   Neither the Company, any of its Subsidiaries, any of their respective directors or officers, nor to the Knowledge of the Company, any employees, agents or any other Persons acting for or on behalf of the Company or any of its Subsidiaries, has at any time in the six (6) years prior to the date hereof made, offered, solicited, accepted, or received any payment or benefits that would be unlawful under any applicable Anti-Corruption Laws.
(e)   Neither the Company, any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective directors or officers, any employees, agents or any other Person acting for or on behalf of the Company or any of its Subsidiaries, has at any time in the three (3) years prior to the date hereof been (i) convicted of or found by a Governmental Authority to have violated any Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws or Sanctions, or (ii) notified that it is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws or Sanctions.
(f)   Neither the Company, any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective directors or officers, any employees, agents or any other Person acting for or on behalf of the Company or any of its Subsidiaries, is a Prohibited Person, and in the five (5) years prior to the date hereof, no Prohibited Person has been given an offer to become an employee, officer, consultant, director or agent of the Company or any of its Subsidiaries at the time such person was a Prohibited Person. None of the Company nor any of its Subsidiaries has at any time in the five (5) years prior to the date hereof conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person or otherwise violated Sanctions or Export Control Laws.
(g)   Except as would not be material to the business of the Company or any of its Subsidiaries, as applicable, the Company and each of its Subsidiaries has all approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Authority (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted in all respects, and such Material Permits are in effect and have been complied with in all material respects. Neither the Company nor any of its Subsidiaries has received any written notice that any Governmental Authority that has issued any Material Permit intends to suspend, cancel, terminate, or not renew any such Material Permit, except to the extent such Material Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the Transaction or may be terminated in the ordinary and usual course of a reissuance or replacement process.
Section 3.8.   Tax Matters.
(a)   All income and other material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been filed within the requisite period (taking into account any valid extensions). Such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All material Taxes due and payable by the Company or any of its Subsidiaries (regardless of whether shown as due on a Tax Return) have been timely paid. The Company and each of its Subsidiaries has withheld and paid over to the appropriate Tax Authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equity holder, creditor or other Person and has otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(b)   Except as set forth on Section 3.8(b) of the Company Disclosure Schedules, (i) no deficiencies for any material amount against the Company or any of its Subsidiaries have been asserted, claimed, proposed or assessed in writing by any Tax Authority that remain unpaid; (ii) no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending or has been made in the preceding three (3) years, with respect to any Tax Returns or any Taxes of the Company or any of its Subsidiaries has been received from any Tax Authority; and (iii) no dispute or assessment relating to any Tax Returns or any Taxes of the Company or any of its Subsidiaries with any Tax Authority is currently outstanding.

(c)   No material claim has been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction, which such claim is currently outstanding.
(d)   There are no Encumbrances for material Taxes (other than Encumbrances for Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.
(e)   Except as set forth on Section 3.8(e) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, unitary or similar Tax group or otherwise has any liability for the Taxes of any Person (other than the Company or a Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).
(f)   Except as set forth on Section 3.8(f) of the Company Disclosure Schedules, the Company and each of its Subsidiaries has complied in all material respects with all applicable transfer pricing requirements imposed by any Governmental Authority.
(g)   The Company and each of its Subsidiaries is in compliance with all terms and conditions of any Tax incentive, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority applicable to the Company or any of its Subsidiaries, and the consummation of the Transaction will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentive, exemption, holiday or other Tax reduction agreement or order.
(h)   Neither the Company nor any of its Subsidiaries has been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.
(i)   Except as set forth on Section 3.8(i) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. Except as set forth on Section 3.8(i) of the Company Disclosure Schedules, each Subsidiary is a Tax resident only in its jurisdiction of formation.
(j)   For U.S. federal income Tax purposes, the Company is, and has been since the effective date of its formation, classified as an association taxable as a corporation. Neither the Company nor any of its Subsidiaries has taken any action (or permitted any action to be taken) that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.
(k)   The Company is not, and has never been, a passive foreign investment company, as defined under Sections 1291 and 1298 of the Code (with respect to the current year, as determined assuming the taxable year of the Company ends at the end of the day immediately prior to the Closing Date).
(l)   Except as set forth on Section 3.8(l) of the Company Disclosure Schedules, to the extent any of the Company’s Subsidiaries is required to be registered for purposes of Israeli value added Tax (“VAT”), such Subsidiary is duly registered and has complied with all requirements concerning Israeli VAT. Each such Subsidiary (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable, has collected and timely remitted to the relevant Tax Authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law, and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. Except as set forth on Section 3.8(l) of the Company Disclosure Schedules, neither the Company nor any non-Israeli Subsidiary is required to register in Israel for Israeli VAT purposes. To the extent the Company or any of its Subsidiaries is required to register for VAT under the Laws of any country other than Israel, the Company and each Subsidiary has so registered and has collected and paid over to the applicable Tax Authority all VAT required to be collected and paid over.

(m)   Except as set forth on Section 3.8(m) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is benefiting (or has benefited) from any grants, exemption, Tax holiday, reduced Tax rates or accelerated depreciation under the Israeli Capital Investment Encouragement Law — 1959, including but not limited to Preferred Technological Enterprise, Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status.
(n)   The Company and each of its Subsidiaries has not performed or was part of any action or transaction that is classified as a (i) “reportable transaction” under Section 131(g) of the Income Tax Ordinance, (ii) a “reportable opinion” under Sections 131D of the Income Tax Ordinance, or (iii) a “reportable position” under Section 131E of the Income Tax Ordinance.
(o)   Except as set forth on Section 3.8(o) of the Company Disclosure Schedules, each equity incentive plan that is intended to qualify as a capital gains route plan under Section 102 of the Income Tax Ordinance has received a favorable determination or approval letter from the ITA or is otherwise deemed approved by passage of time without objection by the ITA.
(p)   The Company and each of its Subsidiaries has complied with all terms and conditions in each Tax ruling or pre-ruling it is a party to with any Tax Authority and the Company and each of its Subsidiaries has provided to the applicable Tax Authority the full and accurate factual background with respect to such Tax rulings or pre-rulings. None of the Company or any of the Company’s Subsidiaries, or to the Knowledge of the Company, the Company’s Shareholders, has taken any action or engaged in any transaction, or is aware of any fact or circumstance, which could reasonably be considered to be a breach of a Tax ruling or pre ruling, which such breach could reasonably be expected to trigger adverse Tax implications to the Company, the Company’s Shareholders or any of the Company’s Subsidiaries.
(q)   Except as set forth in Section 3.8(q) of the Company Disclosure Schedules, the Company has not requested any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, which such request is currently outstanding.
(r)   For the two (2) years prior to the date hereof, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
Section 3.9.   Financial Statements.
(a)   The Company has Made Available to SPAC true and complete copies of the audited consolidated balance sheet of Freightos HK and its Subsidiaries as of December 31, 2019, December 31, 2020, and December 31, 2021, and the related audited consolidated statements of income and profit and loss, and cash flows, for the fiscal years then ended (the “Audited Financial Statements”), together with the auditor’s reports thereon (which for the avoidance of doubt were not prepared in accordance with the standards of the PCAOB). The Audited Financial Statements (i) were prepared in accordance with the books and records of Freightos HK and its Subsidiaries, (ii) fairly present, in all material respects, the financial condition and the results of operations and cash flow of Freightos HK and its Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods indicated therein (except as may be indicated in the notes thereto and subject to the absence of footnotes), (iii) were prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X).
(b)   The Company has also Made Available to SPAC true and complete copies of the unaudited consolidated balance sheet of Freightos HK and its Subsidiaries as of March 31, 2022, and the related unaudited consolidated statements of income and profit and loss, and cash flows for the three-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Freightos HK Financial Statements” (which for the avoidance of doubt were not prepared in accordance with the standards of the PCAOB)). The Interim Financial Statements (i) were prepared in accordance with the books and records of Freightos HK and its Subsidiaries, (ii) truly and fairly present, in all material respects, the financial condition and the results of operations and cash flow of Freightos HK and its Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods indicated therein (except as may be indicated in the notes thereto and subject to normal year-end adjustment and the absence of footnotes), and (iii) were prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject to year-end adjustments and the absence of footnotes).
(c)   The Company and its Subsidiaries maintain a system of internal accounting controls that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d)   Since December 31, 2021, none of the Company’s directors, or the directors of any of the Company’s Subsidiaries, has been made aware in writing of (i) any fraud that involves the Company’s or any of its Subsidiaries’ management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries, or (ii) any allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in any material questionable accounting or auditing practices that violate applicable Law. Since December 31, 2021, no attorney or auditor representing the Company or any of its Subsidiaries, whether or not employed by the Company or any such Subsidiaries, has reported a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company or any of its Subsidiaries to the Company Board, any board of directors of any Subsidiary, or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.
Section 3.10.   Absence of Changes.   Except as set forth on Section 3.10 of the Company Disclosure Schedules, since December 31, 2021, (a) to the date of this Agreement the Company and its Subsidiaries have operated their business in the Ordinary Course and collected receivables and paid payables and similar obligations in the Ordinary Course, and (b) there has not been any occurrence of any Company Material Adverse Effect.
Section 3.11.   Actions.   There is no Action in excess of Fifty Thousand Dollars ($50,000) pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, or any of their respective directors or officers (in their capacity as such). There is no material judgment or award unsatisfied against the Company or any of its Subsidiaries, nor is there any Governmental Order in effect and binding on the Company or any of its Subsidiaries or their respective directors or officers (in their capacity as such) or assets or properties. With respect to the Company and each of the Subsidiaries, no Order has been made, petition presented and received, resolution passed or meeting convened for the purpose of considering a resolution for the winding up or voluntary liquidation and dissolution of the Company or any of its Subsidiaries or the establishment of a liquidation group of the Company or any of its Subsidiaries, no liquidator, receiver, restructuring officer, inspector or administrator has been appointed for the Company or any of its Subsidiaries nor have any steps taken to appoint a liquidator, receiver, restructuring officer, inspector or administrator, and there are no Actions under any applicable insolvency, bankruptcy or reorganization Laws concerning the Company or any of its Subsidiaries.
Section 3.12.   Liabilities.   Neither the Company nor any of its Subsidiaries has any Liabilities, except for Liabilities (a) set forth in the Freightos HK Financial Statements, (b) incurred since December 31, 2021 in the Ordinary Course, (c) set forth in Section 3.12 of the Company Disclosure Schedules, or (d) which would not be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 3.13.   Material Contracts and Commitments.
(a)   Except as set forth in Section 3.13(a) of the Company Disclosure Schedules, Neither the Company nor any of its Subsidiaries is a party to or otherwise obligated under any of the following (each, a “Material Contract” and collectively, “Material Contracts”):

(i)   any Contract with a Related Party (other than those entered into pursuant to any Benefit Plan, any Contract disclosed in response to Section 3.13(a)(iv) and equity agreements and arrangements entered into by the Company or any Company Subsidiary);
(ii)   any Contract for Leased Real Property (each, a “Company Lease”);
(iii)   any agreement granting to another Person any power of attorney (whether revocable or irrevocable) or the authority to act for or on behalf of the Company or any of its Subsidiaries;
(iv)   any Contract for the employment of any employee or engagement of any individual service provider (A) that, for employees, cannot be terminated by the Company or any of its Subsidiaries, as applicable, on an at-will basis or without prior notice and, for service providers, cannot be terminated by the Company or any of its Subsidiaries, as applicable, on less than sixty (60) days’ notice and (B) provides for annual payments in excess of $200,000;
(v)   except for any Indebtedness owed by the Company or any Company Subsidiary to the Company or any other Company Subsidiary, any Contracts evidencing Indebtedness for borrowed money in an amount greater than $1,000,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary;
(vi)   any Contract providing for the disposition, merger or similar transaction of any significant portion of the assets, business or Equity Securities of the Company or its Subsidiaries (other than sales of products in the Ordinary Course and this Agreement) or any Contract providing for the acquisition, merger, or similar transaction by the Company or any of its Subsidiaries of the assets, business or Equity Securities of any other Person (other than purchases of immaterial operating assets in the Ordinary Course) in each case to the extent either (A) entered into after January 1, 2019 or (B) pursuant to or in connection with which the Company is subject to any ongoing obligation or Liability;
(vii)   any Contract that is a waiver, compromise, or settlement of any dispute, claim, litigation or arbitration with an amount greater than $100,000;
(viii)   any Contract which grants a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company and its Subsidiaries;
(ix)   any Contract that contains a “most favored nation” clause by the Company or one of its Subsidiaries in favor of a third party;
(x)   any Contract containing covenants of the Company or any of its Subsidiaries (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business in any material respect, or (B) prohibiting or restricting the Company’s or any Subsidiaries’ ability to conduct their respective business with any Person in any geographic area;
(xi)   any Contract with a Major Customer;
(xii)   any Contract with a Major Supplier;
(xiii)   any Contract with any Governmental Authority;
(xiv)   any Contract concerning the operation or establishment of a joint venture, strategic alliance, partnership, or similar arrangement;
(xv)   any Contract (other than those entered into pursuant to the Pre-Signing Reorganization or Pre-Closing Restructuring) relating to any winding up, liquidation, dissolution, restructuring, recapitalization or reorganization of the Company or any of its Subsidiaries;
(xvi)   any Contract (A) containing a license, sublicense, grant of other rights, creation, development, or acquisition of Intellectual Property to or from the Company or one of its

Subsidiaries, (B) in which the Company or any of its Subsidiaries is restricted in, or obligated with respect to or has restricted or obligated another party with respect to, assignment, use, prosecution, maintenance or enforcement of any Intellectual Property owned by the Company or one of its Subsidiaries, or (C) pursuant to which the Company or any of its Subsidiaries settled any dispute or released or was released from any claim of infringement, misappropriation or other violation of Intellectual Property, in each case, other than (x) non-exclusive end user licenses of commercially-available, off-the-shelf Software used solely for the Company or any of its Subsidiaries’ internal use with a total annual cost of less than $150,000, (y) non-exclusive licenses of Intellectual Property to a customer of the Company or any of its Subsidiaries granted in the Ordinary Course, and (z) assignments of Intellectual Property to the Company or any of its Subsidiaries under Contracts with their employees entered into in the Ordinary Course and containing Intellectual Property assignment and confidentiality provisions; or
(xvii)   any collective bargaining agreement, neutrality agreement, labor agreement or other Contract of any kind with a Union with respect to any of the employees of the Company or any of its Subsidiaries.
(b)   Prior to the date hereof, the Company has Made Available to SPAC correct, complete, and current copies of all Material Contracts (including any material amendments to or modifications thereof) and a written description of each Material Contract that is an oral agreement or arrangement, and none of such Material Contracts has been modified or amended in any material respect.
(c)   Each of the Material Contracts to which the Company or a Subsidiary is a party or by which the Company or a Subsidiary is otherwise obligated or any of its assets or properties bound is a valid, binding and enforceable obligation of the Company or such Subsidiary, as applicable and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms and conditions. Except as set forth on Section 3.13(c) of the Company Disclosure Schedules, neither the Company nor any Subsidiary has received any written, or to the Knowledge of the Company, oral notice of any intention by any counterparty thereto to (i) terminate, (ii) elect not to renew, or (iii) materially change the scope of rights under or materially decrease services or supplies to, or usage of the services or products of the Company or any of its Subsidiaries under any such Material Contract. Except as set forth on Section 3.13(c) of the Company Disclosure Schedules, during the last twelve (12) months, no Major Customer or Major Supplier has (A) materially decreased its usage or purchase of the products or services of the Company or any of its Subsidiaries, (B) refused to pay any amount due to the Company or any of its Subsidiaries or exercised any remedy against the Company or any Subsidiary, or (C) been engaged in any dispute or action for non-fulfilment with the Company or any Subsidiary.
Section 3.14.   Title to Assets; Sufficiency.
(a)   Except as set forth in Section 3.14(a) of the Company Disclosure Schedules, Permitted Encumbrances, and as would not be reasonably expected to materially and adversely impact the Company, taken as a whole, the Company and its Subsidiaries have good and marketable title to and sole and exclusive ownership of all right title and interest in and to (i) all of the assets reflected as being owned by Freightos HK or its Subsidiaries on the Audited Financial Statements for the period ended December 31, 2021, and (ii) all other real, personal, and other property, tangible and intangible, owned by the Company and its Subsidiaries or used by the Company and its Subsidiaries, other than (A) any property or assets leased to the Company or its Subsidiaries or (B) Intellectual Property licensed to the Company or its Subsidiaries (collectively, the “Assets” and, together with the Leased Real Property, the “Property”).
(b)   The Property constitutes all material property and property rights used in the conduct of the business of the Company and its Subsidiaries as currently conducted. There exists no condition, restriction or reservation affecting the title to or utility of such Property which would prevent the Company or any of its Subsidiaries from utilizing such Property after the Closing except as would not be reasonably expected to materially and adversely impact the Company, taken as a whole. Upon the Closing, the Company or the applicable Subsidiary shall continue to be vested with good title to, or a valid leasehold interest or license right interest in its Property. Neither the execution or delivery of this Agreement or any of the Transaction Documents to which the Company is a party nor the consummation of the Transaction (either alone or in combination with another Event) would (i) adversely affect the validity of any lease agreement or license agreement to which the Company or any of its Subsidiaries is a party or the leasehold rights of the Company or any of its Subsidiaries thereunder, or (ii) require any consent or notification requirements under any such agreement.
(c)   All of the tangible Property, whether owned or leased, has been maintained in accordance with normal industry practice, is in good operating condition and good repair (subject to ordinary and normal wear and tear), and is free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations except as would not be reasonably expected to materially and adversely impact the Company, taken as a whole.
Section 3.15.   Real Property.   Section 3.15 of the Company Disclosure Schedules contains a complete and accurate list as of the date of this Agreement of all premises currently leased or subleased by the Company or any of its Subsidiaries for the operation of the business of the Company or such Subsidiary (the “Leased Real Property”), as well as the current annual rent and term for such Leased Real Property. Neither the Company nor any Subsidiary owns or has ever owned any real property.
Section 3.16.   Intellectual Property Rights.
(a)   Section 3.16(a) of the Company Disclosure Schedules sets forth (i) a true, complete and accurate list of all Registered IP and (ii) a true, complete and accurate list of all material software included in the Owned IP and incorporated in any Company Products. Section 3.16(a) of the Company Disclosure Schedules accurately summarizes, where applicable, the following for each item of Registered IP: patent number, application number, registration number, filing date, date of issuance, applicant, owner(s), mark or name and country of origin. Either the Company or its applicable Subsidiary has taken steps necessary to make required filings and registrations (and corresponding payments of fees therefor) to Governmental Authorities in connection with patents, registrations and applications for each material item of Registered IP listed or required to be listed on Section 3.16(a) of the Company Disclosure Schedules. Each item of material Owned IP is subsisting and, to the Knowledge of the Company, valid and enforceable and no rights in any such Owned IP have been abandoned or allowed to enter the public domain. Except as set forth in Section 3.16(a) of the Company Disclosure Schedules, the Company and its Subsidiaries exclusively own and possess all right, title and interest in and to all Owned IP, including each item of Registered IP, free and clear of any Encumbrances. The Company and its Subsidiaries have a sufficient right to use all other material Company IP pursuant to a valid and enforceable license or other right (in relation to which there is no current material dispute, neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any counterparty thereto is in breach, and all relevant payments are up to date), in each case, in the manner in which such Company IP is currently used in their respective businesses. The Company IP constitutes all Intellectual Property used in and material to or otherwise necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing as conducted prior to the Closing. The consummation of the Transaction will not, and will not give any other Person the right or option to, alter, impair, Encumber or extinguish any rights of the Company or any Subsidiary in any Owned IP or other material Company IP or otherwise affect utility of or prevent the Company and its Subsidiaries from enforcing or exploiting any of their rights with respect to Owned IP or material Company IP after the Closing to substantially the same extent and on the same terms as if the Transaction did not take place.
(b)   No funding, facilities or personnel of any Governmental Authority, university, military, educational institution, research center, or other institution or organization have been used, directly or indirectly, to develop or create (including to conceive or first reduce to practice), in whole or in part, any Owned IP in a manner that would give such Governmental Authority, university, military, educational institution, research center, or other institution or organization any license or other right or interest in or to such Owned IP. No Owned IP is or has been subject to any Order that restricts, impairs, or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing, or other exploitation of such Owned IP.
(c)   To the Knowledge of the Company, none of: (i) the Company or any of its Subsidiaries, (ii) the operation of the business of the Company and its Subsidiaries, or (iii) the Company Products or the making, using, having made, offering for sale, selling, provision, development or other exploitation of Company Products, violates, infringes, dilutes or misappropriates, or in the six (6) years prior to the date hereof has violated, infringed, diluted or misappropriated any Intellectual Property of any Person, nor has the Company or any of its Subsidiaries received in the six (6) years prior to the date hereof any written notice, request for indemnification or threat relating to any of the foregoing (including in the form of any offer or request to license any Intellectual Property). No Action alleging misappropriation, infringement, dilution or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person or contesting the validity, ownership, use, registrability or enforceability of any of the Owned IP or the Company’s or any Subsidiary’s rights to use any Owned IP is or during the six (6) years prior to the date hereof has been pending or threatened in writing against the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is violating, infringing, diluting, or misappropriating or, in the six (6) years prior to the date hereof, has violated, infringed, diluted, misused or misappropriated any Owned IP. During the six (6) years prior to the date hereof, neither the Company nor any of its Subsidiaries has given any written notice to any Person alleging any violation, infringement, dilution or misappropriation of any Owned IP or contesting the validity, ownership, use, registrability or enforceability of any Intellectual Property of any Person, and no Actions relating to the same are or have been pending during the six (6) years prior to the date hereof or threatened in writing by the Company or any of its Subsidiaries.
(d)   The Company and its Subsidiaries possess all source code and materials that constitutes Owned IP which are necessary to compile and operate the Company Products as currently compiled and operated by the Company and its Subsidiaries, and documentation therefor is sufficient to enable a programmer of reasonable skill and competence to understand, analyze, modify, and support such Company Products. Neither the Company nor any of its Subsidiaries have disclosed, delivered, licensed or otherwise made available any source code of any Company Product or that is otherwise included in Owned IP to any Person, other than to Persons performing obligations for or on behalf of the Company and its Subsidiaries who have executed or otherwise are subject to a valid and enforceable agreements providing for restrictions on use of, and the nondisclosure of, the source code. The Company and its Subsidiaries do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code included in Owned IP to any Person. No Event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code included in Owned IP to any Person. The Company and its Subsidiaries own or have the right to use and exploit, and after Closing, the Company and its Subsidiaries will continue to own or have the right to exploit, each item of the Software used or exploited by or on behalf of the Company or its Subsidiaries in substantially the same manner and to the same extent as it was used and exploited by or on behalf of the Company and its Subsidiaries prior to the Closing.
(e)   The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect all Owned IP, including to effect and maintain ownership, validity and enforceability of all Owned IP, and to protect their rights in and perform their obligations in respect of all other Company IP. All Persons who have participated in the conception or development of any Owned IP embodied in the Company Products or who have otherwise contributed, developed or conceived any Intellectual Property for or on behalf of the Company or any of its Subsidiaries, have done so pursuant to a valid and enforceable agreement that protects the trade secrets and material confidential information of the Company and its Subsidiaries and presently assigns to the applicable Company or Subsidiary exclusive ownership of the Person’s contribution, development and conception, or with respect to consultants, contractors and other vendors of the Company or any of its Subsidiaries grants the Company and its Subsidiaries a valid and enforceable license to use, such Intellectual Property, and no such Person is in breach or other violation of such Person’s obligations under any such agreement. Neither the Company nor any of its Subsidiaries has disclosed any trade secrets constituting Owned IP or any material confidential Company IP to any Person other than pursuant to a valid and enforceable agreement providing for restrictions on use of, and the nondisclosure of, such trade secrets and confidential information. During the six (6) years prior to the date hereof, no Persons who have contributed, developed or conceived any Owned IP have made or threatened in writing any claims with respect to any Owned IP. No Company Product is derived from, includes, or embodies any Intellectual Property created by any current or former employee of the Company or any Subsidiary that is not Owned IP, and neither the Company nor any of its Subsidiaries uses or otherwise employs any Intellectual Property created by any of its current or former employees that is not Owned IP. Neither the Company nor any Subsidiary uses or employs in the conduct of their respective business as currently conducted or proposed to be conducted (including in connection with the sale, license or other provision of Company Products) any Intellectual Property developed by the Company or a Subsidiary for a customer (or otherwise provided by the Company or a Subsidiary to such customer) that the Company or a Subsidiary has assigned or is obligated to assign to such customer.
(f)   Neither the Company nor any of its Subsidiaries has distributed, embedded, modified, incorporated or otherwise used any Open Source Software in a manner that would (i) grant or purport to grant to any Person any rights to or immunities under any Owned IP, (ii) require the disclosure or distribution of the source code to any Owned IP, (iii) make available the source code to any Owned IP for the purpose of making derivative works, or (iv) require any Owned IP to be distributed or made available at no or minimal charge. The Company and its Subsidiaries have at all times complied in all material respects with all obligations under any license or agreement pursuant to which the Company or any of its Subsidiaries has obtained any right in or to any third party Software, including Open Source Software.
(g)   The Company and its Subsidiaries have implemented and maintained commercially reasonable (i) policies and technical, physical and organizational security measures designed to protect the Company Systems, and (ii) business continuity and disaster recovery plans. The Company and its Subsidiaries have taken commercially reasonable steps to safeguard all Company Systems from the introduction of any Software designed to disable any other Software or any computer or system automatically, with the passage of time, under the positive control of any Person, or otherwise, including any back door, time bomb, drop dead device or similar Software, or any Software enabling unauthorized access to or operation of any other Software or any computer or system, including any virus, trojan horse, worm, or other similar Software. There are and for the past six (6) years have been no defects or other technical problems in any of the Company Systems or any Company Products that would prevent the same from functioning in accordance with their specifications and documentation. The Company and its Subsidiaries have not received any material notice alleging any of the foregoing defects or other technical problems. The Company and its Subsidiaries have at all times owned, leased, licensed, or otherwise maintained the valid, legal right to use and exploit all Company Systems, and have at all times obtained and maintained a sufficient number of licenses (whether licensed by seats or otherwise) for their use and exploitation of all Software (and the equivalent resources, including Software as a service) and Company Systems, except where the failure to do so would not be reasonably expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have at all times complied with all such licenses in all material respects.
(h)   The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain the Owned IP, including the secrecy, confidentiality and value of any Trade Secrets contained therein.
(i)   All Company Systems and Company Products have at all times operated in all material respects in accordance with their documentation and specifications (including any documentation or specifications provided to customers and potential customers of the Company and its Subsidiaries). All Company Systems have been maintained in all material respects in accordance with standards set by the manufacturers or otherwise in accordance with reasonable industry standards. During the six (6) years prior to the date of this Agreement, there has been no material failure or other material substandard performance of any Company System.
(j)   The Company and its Subsidiaries have a valid right to use, exploit and otherwise Process the Business Data as currently used, exploited and otherwise Processed by and on behalf of the Company and its Subsidiaries and following Closing the Company and its Subsidiaries will continue to have and maintain in all material respects such rights in the same manner and to the same extent as prior to Closing.
Section 3.17.   Data Protection.
(a)   The Company and each of the Subsidiaries are in compliance with and, in the six (6) years prior to the date hereof, have been in compliance with, all Data Requirements in all material respects.

The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transaction will not constitute or result in a breach or violation of any of the Data Requirements in any material respect.
(b)   The Company and its Subsidiaries have in place privacy policies regarding the collection, use and disclosure of Personal Data in their possession, custody or control, or otherwise held or Processed on their behalf as required by all Data Requirements. To the Knowledge of the Company, no Business Data has been provided to the Company or any of its Subsidiaries by any Person in violation of any Data Requirements or in a manner inconsistent with such Person’s own data or information privacy or security policies. Except as set forth on Section 3.17(b) of the Company Disclosure Schedules, the Company and its Subsidiaries have maintained all registrations, notices, consents, permissions and authorizations required under, and have otherwise maintained compliance in all material respects with all Data Requirements for the Processing of all Business Data by and on behalf of Company and its Subsidiaries. Such registrations, notices, consents, permissions, authorizations, and other rights will not be affected in any way by the consummation of the Transactions and following the Closing the Company and its Subsidiaries will continue to have and maintain registrations, notices, consents, permissions, authorizations, and other rights necessary to Process all Business Data in the same manner and to the same extent the Business Data was Processed by and on behalf of Company and its Subsidiaries prior to Closing.
(c)   The policies of the Company and its Subsidiaries regarding the protection, confidentiality, privacy, or security of data or information and the Processing thereof include, and during the six (6) years prior to the date hereof have included, all policies required by all Data Requirements and the Company and its Subsidiaries are and have at all times in the six (6) years prior to the date hereof remained in compliance with all such policies in all material respects. Without limiting the foregoing, the Company and each of the Subsidiaries have at all times in the six (6) years prior to the date hereof maintained and complied with a written information security program including, and have at all times in the six (6) years prior to the date hereof, otherwise taken commercially reasonable technical, physical, and organizational measures designed to safeguard and assure the availability, integrity, security, and confidentiality of all Business Data and Company Systems and designed to protect all Business Data and Company Systems from and against Security Incidents and reasonably anticipated threats or hazards to the security or integrity of the Business Data or Company Systems.
(d)   There is no, and has not in the six (6) years prior to the date hereof been any Action, nor has the Company in the past six (6) years been notified in writing of any other dispute, claim, complaint or demand of any kind pending against the Company or any of its Subsidiaries with respect to any breach or violation of any Data Requirement or relating to any Business Data or the Processing thereof. To the Knowledge of the Company, there are no facts or circumstances that are likely to give rise to any such breach or violation or any such Action, dispute, claim, complaint or demand.
(e)   Except as set forth on Section 3.17(e) of the Company Disclosure Schedules, there has been no Security Incident in the six (6) years prior to the date hereof. Neither the Company nor any of its Subsidiaries have received any written notice from a vendor engaged in processing Personal Data on behalf of the Company of the occurrence of any Security Incident in the six (6) years prior to the date hereof. In the six (6) years prior to the date hereof, the Company and its Subsidiaries have not notified and, to the Knowledge of the Company, there have been no facts or circumstances that would require the Company or any of its Subsidiaries to notify any other Person of any Security Incident or any violation of any Data Requirements.
Section 3.18.   Labor and Employee Matters.
(a)   The Company has provided to SPAC, in each case, as of March 31, 2022: (i) a true and complete list of the Company’s and its Subsidiaries’ employees (pseudonymized to the extent required by applicable Data Requirements); (ii) their dates of employment; (iii) their full-time, part-time or temporary status; (iv) the base compensation of each such employee, including base salary or hourly rate of pay, as applicable, accrued sick leave, accrued recuperation pay, notice period, and vacation days accrued; (v) each such employee’s eligibility for bonus, commissions, social security payments or any other incentive pay or deferred compensation; (vi) the job title or position of each such employee and full-time, part-time or hourly status; (vii) the employing entity and work location of each such employee; (viii) the classification of each such employee as either exempt or non-exempt from the overtime requirements under any applicable Law; (ix) their visa status, if applicable; and (x) the applicable pension plan or social security plans that the employees are enrolled in and social benefits participation (including with respect to whether a managers insurance, pension fund, education fund is maintained with respect to such employee), their respective contribution rates and the salary basis for such contributions; with respect to the Israeli company, whether such employee has been treated as subject to Section 14 Arrangement under the Israeli Severance Pay Law — 1963 (“Section 14 Arrangement”) (and, to the extent such employee has been treated as subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of their entire salary).
(b)   Section 3.18(b) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all of the Company’s and its Subsidiaries’ contractors or consultants who are providing services on an individual basis.
(c)   Section 3.18(c) of the Company Disclosure Schedules sets forth a complete and correct list of each Benefit Plan (excluding any Benefit Plan which (x) is terminable without any obligation on the part of the Company or any Subsidiary to make any payments, provide more than sixty (60) days’ prior notice or provide any benefits in connection with such termination, (y) does not contain termination entitlements that exceed applicable statutory minimums or retention, change in control or other transaction-related bonus entitlements, or (z) requires notice in accordance with Law). To the extent applicable with respect to each Benefit Plan, true, correct and complete copies of the most recent documents described below have been delivered or Made Available to SPAC: (i) all plan documents and amendments thereto (or, in the case of unwritten plans, a written description thereof) and any related insurance policies, trust agreements and other funding arrangements; (ii) current summary plan descriptions and any summaries of material modifications; (iii) IRS determination or opinion letter and any outstanding request for a determination letter; (iv) the three (3) most recent annual reports (Form 5500 series) with respect to any Benefit Plan; (v) the most recent financial statements with respect to any Benefit Plan; (vi) all non-routine correspondence received from, the IRS, U.S. Department of Labor, or any other Governmental Authority with respect to any Benefit Plan within the last three (3) years; and (vii) any material administrative agreements with respect to any Benefit Plan, in each case, as of the date of this Agreement.
(d)   The Company and each of its Subsidiaries is, and for the five (5) years prior to the date hereof has been, in material compliance with all applicable Law related to labor or employment, including, without limitation, provisions thereof relating to wages and payrolls, bonuses, wage deductions, working hours and resting hours, overtime, working conditions, benefits (including maternity benefits, employee state insurance, gratuity, medical insurance, and other social security benefits), social benefits, recruitment, fixed-term employment contracts, internships, services contracts with temporary employment agencies, subcontracting, retrenchment, retirement, pension, minimum employment and retirement age, equal opportunity, discrimination, termination of employment, leaves of absence, whistle-blowing, harassment, privacy, worker classification, occupational health and safety, wrongful discharge, layoffs or plant closings, immigration, employees provident fund, social security (including having no outstanding debt with respect to Social Security), union organizing and collective bargaining, trade union, compulsory employment insurance, work and residence permits, public holiday and leaves (including leave encashment), anti-sexual harassment Laws and policies, labor disputes, statutory labor or employment reporting and filing obligations and contracting arrangements. There is no pending or, to the Knowledge of the Company, threatened Action relating to the violation of any applicable Law by the Company or any of its Subsidiaries related to labor or employment, including, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hour violations, unpaid wages or commissions, wrongful termination or any other employment-related matter arising under applicable Law (including social security and health and safety) filed by any of its current or former employees, directors, officers or individual service providers with any Governmental Authority or the Company or any of its Subsidiaries and, to the Knowledge of the Company there is no charge or complaint filed by any Governmental Authority against the Company or any of its Subsidiaries. The Company and its Subsidiaries are in material compliance with Laws respecting the proper classification for all purposes (including (i) for Tax purposes, (ii) for purposes of minimum wage and overtime and (iii) for purposes of determining eligibility to participate in any statutory and non-statutory Benefit Plan) of all Persons who have performed services for or on behalf of each such entity have properly withheld and paid all applicable Taxes in the past five (5) years in all material respects. The Spanish Subsidiary has not experienced any union organization attempts, material labor disputes or material work stoppage or material slowdowns due to labor disagreements. To the Knowledge of the Company, there is no labor strike, material dispute, material work stoppage or material slowdown pending or threatened against the Spanish Subsidiary.
(e)   (i) Each of the Benefit Plans has been operated and administered in accordance with its terms, and is in material compliance with all applicable Law, and all contributions to each such Benefit Plan have been timely made, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would result in any Liability to any of the Company and any of its Subsidiaries under such Benefit Plan; (ii) there is no pending or, to the Knowledge of the Company, threatened Actions involving any Benefit Plan (except for routine claims for benefits payable in the normal operation of any Benefit Plan) and to the Knowledge of the Company, no facts or circumstances exist which could give rise to any such Actions; (iii) no Benefit Plan is under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration; (iv) to the extent applicable, the Company, its Subsidiaries and each Benefit Plan are in compliance with the Patient Protection and Affordable Care Act of 2010 (“PPACA”) or any other applicable Laws, and no Event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Benefit Plan to any Liability for penalties or excise Taxes under Section 4980D or 4980H of the Code or any other provision of the PPACA; and (v) the Company and each of its Subsidiaries, to the extent applicable, is in compliance with all applicable Laws and Contracts relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable Law and Contracts.
(f)   Neither the execution or delivery of any of the Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated thereunder (either alone or in combination with another event) would reasonably be expected to (i) result in any payment or benefit becoming due or payable to any current or former director, officer, employee, or individual service provider of the Company or any of its Subsidiaries; (ii) increase the amount of compensation or any benefits otherwise payable under any of the Benefit Plans; (iii) result in any acceleration of the time of payment, exercisability, funding or vesting of, or provide any additional rights or benefits with respect to, any compensation or benefits payable to any current or former director, officer, employee or individual service provider of the Company or its Subsidiaries; (iv) limit or restrict the ability of the Company to merge, amend, or terminate any Benefit Plan; or (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(g)   Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder and under any other applicable regulations. No Company Option or any other grant of equity, equity-based rights, equity derivatives or options to purchase Company equity has been backdated or has been granted with a purchase price that is less than the fair market value of such equity as of the applicable grant date in a jurisdiction in which doing so would be in violation of applicable Law.
(h)   The Company and its Subsidiaries do not have any obligation to “gross-up” or otherwise indemnify any individual for any excise Tax imposed under Sections 4999 or 409A of the Code.
(i)   Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, contributed to, participated in, sponsored or otherwise had any liability with respect to: (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; or (iii) a “multiple employer plan”

within the meaning of Section 413(c) of the Code or Section 210 of ERISA. No Benefit Plan provides life, health or other welfare benefits to former or retired employees of the Company or any Subsidiary, and neither the Company nor any of its Subsidiaries has any liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than pursuant to COBRA or applicable Laws which require limited continuation of coverage for such benefits.
(j)   All Benefit Plans covering employees outside of the United States (i) have been maintained, operated and funded in accordance with applicable Law (including applicable Tax withholding and reporting requirements and applicable legal filings), (ii) if they are intended to qualify for special Tax treatment, have met all material requirements for such treatment and (iii) if they are intended to be funded or book-reserved, are funded or book reserved based on common actuarial assumptions. To the Knowledge of the Company, no set of circumstances exists and no Event has occurred that would reasonably be expected to result in the Company, any of its Subsidiaries, SPAC, or any such Benefit Plan being required to pay any material Tax or penalty under applicable Law.
(k)   Except as set forth on Section 3.18(k) of the Company Disclosure Schedules, the Company and each of its Subsidiaries is not now, and never has been, a party to or bound by any collective bargaining agreement or other Contract, or any duty to bargain, with any Union regarding any employees of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is negotiating any collective bargaining agreement or other Contract with any Union with respect to any employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, (i) there is no effort currently being made or threatened by or on behalf of any Union to organize any employees of the Company or any of its Subsidiaries, and (ii) no Union representation proceeding is pending or threatened before any Governmental Authority. There are no material labor disputes (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. No notice, consent, consultation or bargaining obligations with respect to any employee of the Company or any of its Subsidiaries or any Union will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any extension order (in Hebrew: “Tzavei Harchava”) except for extension orders applicable to all employees in Israel.
(l)   The Company and each of its Subsidiaries has been in material compliance, and have been in material compliance for the past four (4) years, with Laws with respect to the authorization of employees to work in their respective jurisdictions.
Section 3.19.   Brokers.   Except as set forth in Section 3.19 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transaction contemplated based upon arrangements made by and on behalf of the Company or any of its Controlled Affiliates.
Section 3.20.   Environmental Matters.
(a)   The Company and each of its Subsidiaries is in compliance in all material respects with the applicable Environmental Laws in the respective jurisdictions where they conduct their business, including obtaining and complying in all material respects with all permits, licenses, consents and other authorizations required pursuant to applicable Environmental Laws for the lawful operation of their business as currently conducted. Neither the Company nor any of its Subsidiaries has in the three (3) years prior to the date hereof received any written notice of any actual or alleged material non-compliance with or material liability under Environmental Laws that has not been resolved.
(b)   Neither the Company nor any of its Subsidiaries has in the three (3) years prior to the date hereof received any written notice of (i) any actual or alleged material non-compliance with or material liability under Environmental Laws or (ii) any civil, criminal, arbitration or administrative or other legal proceedings or investigations under any Environmental Laws, which are current, pending or threatened.
(c)   Neither the Company nor any of its Subsidiaries has assumed, undertaken or otherwise agreed by Contract to indemnify any other Person relating to any Liability arising from any Environmental Laws.

Section 3.21.   Insurance.
(a)   Section 3.21(a) of the Company Disclosure Schedules sets forth a true and accurate list, including, without limitation, the named insured, the name of the issuing issuer, the policy period, premiums, limits and whether the policy is occurrence-based or claims-made, of all insurance policies maintained by, on behalf of or for the benefit of the Company and each of its Subsidiaries or which provides coverage in respect of the business, operations, assets or liabilities of the Company or any of its Subsidiaries, in each case as of the date hereof (the “Insurance Policies”). The Insurance Policies cover such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Company and its Subsidiaries operate and provide coverages as required by applicable Governmental Authorities, applicable Laws and any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound. Each of the Insurance Policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. Neither the Company nor any of its Subsidiaries (a) are in default under any Insurance Policy or (b) has received any notice that any Insurance Policy will be or has been cancelled, terminated or will not be renewed on substantially the same terms as are now in effect.
(b)   No circumstances exist that would reasonably be expected to give rise to a claim under any Insurance Policy, and to the Company’s Knowledge, there are no circumstances which might lead to any liability under any Insurance Policy being avoided or rendered unenforceable by the relevant insurers or otherwise materially reduce the amount recoverable under any policy of this type. Section 3.21(b) of the Company Disclosure Schedules contains a list of all pending claims and all claims submitted during the past five (5) years under any Insurance Policy. No insurer has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim under the Insurance Policies over the past five (5) years. None of the Insurance Policies have had their limits exhausted or materially reduced.
Section 3.22.   Company Related Parties.   Except as set forth in Section 3.22 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is presently or has engaged in any transactions, including any Contract, with Related Parties (a) that would be required to be disclosed in the Registration Statement or (b) in the past three (3) years (i) providing for the furnishing of services by (other than as officers, directors or employees of the Company or its Subsidiaries), (ii) providing for the rental of Property (including Intellectual Property) from or (iii) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company or its Subsidiaries in the Ordinary Course), any Related Party or any Person in which any Related Party has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Party has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). The Assets do not include any receivable or other obligation from a Related Party, and the Liabilities of the Company and the Subsidiaries do not include any payable or other obligation or commitment to any Related Party.
Section 3.23.   Proxy/Registration Statement.   The information supplied or to be supplied by the Company, any of its Subsidiaries or their respective Representatives in writing specifically for inclusion in (a) the Registration Statement, (b) any current report on Form 8-K, and in any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange (including the SEC) with respect to the Transaction, or (c) the mailings or other distributions to SPAC Shareholders and/or prospective investors and the Company Shareholders with respect to the Transaction will, when filed, made available, mailed or distributed, or at the time of the Company Shareholders’ Meeting or the SPAC Shareholders’ Meeting, as the case may be, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives.
Section 3.24.   Foreign Private Issuer; Emerging Growth Company.   The Company is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Registration Statement with the SEC through the Closing, (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
Section 3.25.   Private Placement.   With respect to the PIPE Investor and assuming the accuracy of the representations set forth in Section 4.18, the PIPE Subscription Agreement with the PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any material respect. There are no other agreements, side letters or arrangements between the Company and any Investor relating to the PIPE Subscription Agreement that could affect in any material respect the obligation of the PIPE Investor to fund the applicable portion of the investment amount set forth in the PIPE Subscription Agreement. To the Knowledge of the Company, no Event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach under any material term or condition of the PIPE Subscription Agreement and, as of the date of this Agreement, the Company does not have a reason to believe that the PIPE Investor will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the PIPE Subscription Agreement.
Section 3.26.   Acknowledgement of No Other Representations or Warranties.   The Company acknowledges and agrees that, (a) except for the representations and warranties contained in Article IV or in any Transaction Document, neither SPAC nor any of its Affiliates or Representatives makes or has made, nor is the Company relying on, and expressly disclaims any reliance on, any representation or warranty, either express or implied, concerning SPAC or any of its businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement, and (b) the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by SPAC or any of its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any Representative of SPAC) except for the representations and warranties expressly set forth in Article IV or in any Transaction Document. Subject to all of the foregoing provisions of this Section 3.26, each of the Company, Merger Sub I, Merger Sub II and SPAC retains all of its rights and remedies with respect to claims based on fraud.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC
Except (a) as set forth in any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.11); (b) as set forth in the disclosure schedules delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Schedules”) or (c) as otherwise explicitly contemplated by this Agreement, SPAC represents and warrants to the Company as of the date of this Agreement as follows:
Section 4.1.   Organization, Good Standing, Corporate Power and Qualification.   SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted. SPAC is duly licensed or qualified and in good standing (to the extent such concept is applicable in such Subsidiary’s jurisdiction of formation) as a foreign or extra-provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to SPAC. Prior to the execution of this Agreement, a true and correct copy of the SPAC Charter has been made available by or on behalf of SPAC to the Company, the SPAC Charter is in full force and effect, and SPAC is not in default of any term of provision of the SPAC Charter in any material respect. SPAC is not insolvent, bankrupt or unable to pay its debts as and when they are due.
Section 4.2.   Capitalization and Voting Rights.
(a)   The authorized share capital of SPAC consists of (i) 100,000,000 SPAC Ordinary Shares, and (ii) 1,000,000 SPAC Preference Shares. The issued and outstanding Equity Securities of SPAC are set forth on Section 4.2(a) of the SPAC Disclosure Schedules. There are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right, or any similar right under any provision of the Cayman Act, Organizational Documents of SPAC, or any Contract to which SPAC is a party. None of the outstanding SPAC Securities have been issued in violation of any applicable securities Laws in any material respect.
(b)   Except as set forth in Section 4.2(b) of the SPAC Disclosure Schedules, and other than the Private Placement, there are no: (i) outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for SPAC Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), (ii) plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of SPAC, or for the repurchase or redemption by SPAC of shares or other Equity Securities of SPAC or the value of which is determined by reference to shares or other Equity Securities of SPAC, and (iii) there are no voting trusts, proxies or agreements of any kind which may obligate SPAC to issue, purchase, register for sale, redeem or otherwise acquire any SPAC Shares or other Equity Securities of SPAC.
(c)   Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed, or otherwise acquired any of its shares, and SPAC’s Board has not authorized any of the forgoing.
Section 4.3.   Corporate Structure; Subsidiaries.   SPAC has no Subsidiaries and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.
Section 4.4.   Authorization.   SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Transaction Document to which SPAC is a party and the consummation of the Transaction (a) have been duly and validly authorized by the SPAC Board and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Transaction Document to which it is a party or to consummate the Transaction. On or prior to the date of this Agreement, the SPAC Board, at a duly called and held meeting, unanimously (i) determined that this Agreement and the Transaction, including the Merger, are in the best interests of SPAC, (ii) approved and adopted this Agreement, (iii) recommended that the SPAC Shareholders vote in favor of the approval of this Agreement, the Merger and the other SPAC Shareholder Approval Matters (the “SPAC Recommendation”), and (iv) directed that this Agreement and the SPAC Shareholder Approval Matters be submitted to the SPAC Shareholders for their approval. This Agreement has been, and each Transaction Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Transaction Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.5.   Governmental Approvals.   No consent of any Governmental Authority is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Transaction Document to which it is a party or the consummation by SPAC of the Transaction, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with NASDAQ or the SEC with respect to the Transaction, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such consents or to make such filings or notifications, would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.6.   Non-Contravention.   The execution and delivery by SPAC of this Agreement and each Transaction Document to which it is a party, the consummation by SPAC of the Transaction, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Organizational Documents of SPAC, (b) subject to obtaining the consents from or making any filings with the Governmental Authorities referred to in Section 4.5, and the waiting periods referred to therein having expired, and any condition precedent to such consent or waiver having been satisfied, conflict with or violate any Law, Order or consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract to which SPAC is a party, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a SPAC Material Adverse Effect.
Section 4.7.   Tax Matters.
(a)   All income and other material Tax Returns required to be filed by or with respect to SPAC have been filed within the requisite period (taking into account any valid extensions). Such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All material Taxes due and payable by SPAC (regardless of whether shown as due on a Tax Return) have been timely paid. SPAC has withheld and paid over to the appropriate Tax Authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person, and has otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(b)   No deficiencies for any material amount of Taxes against SPAC have been asserted, claimed, proposed or assessed in writing by any Tax Authority that remain unpaid. No written notice of any action, audit, assessment or other proceeding, in each case that is currently pending or has been made in the preceding three (3) years, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Tax Authority. No dispute or assessment relating to such Tax Returns or such Taxes with any such Tax Authority is currently outstanding.
(c)   No material claim has been made by a Tax Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction, which such claim is currently outstanding.
(d)   There are no Encumbrances for material Taxes (other than Encumbrances for Taxes not yet due and payable) upon the assets of SPAC.
(e)   SPAC has not been a member of an affiliated, consolidated, unitary or similar Tax group and otherwise does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).
(f)   SPAC has not been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.
(g)   SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. SPAC is a Tax resident of the Cayman Islands.

(h)   For U.S. federal income Tax purposes, SPAC is, and has been since the effective date of its formation, classified as an association taxable as a corporation. SPAC has not taken any action (or permitted any action to be taken), and is not aware of any fact or circumstance, that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. To the Knowledge of SPAC, no SPAC Shareholder or Investor has entered into, or has any current plan or intention to enter into, any Contract, agreement, commitment or arrangement to dispose of any Company Securities received in the Transaction.
(i)   SPAC has not requested any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, which such request is currently outstanding.
(j)   SPAC is a non-Israeli resident company that has no activities in Israel, and its activity is controlled and managed outside of Israel.
(k)   For the two (2) years prior to the date hereof, SPAC was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
Section 4.8.   Financial Statements.
(a)   The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof (including, to the extent applicable to SPAC, Regulation S-X).
(b)   SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(c)   Except to the extent reflected or reserved against in the SPAC Financial Statements, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financial Statements, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the Ordinary Course. SPAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act.
(d)   Since SPAC’s formation, none of SPAC’s directors has been made aware of (i) any fraud that involves SPAC’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (ii) any allegation, assertion or claim that SPAC has engaged in any material questionable accounting or auditing practices which violate applicable Law.
Section 4.9.   Absence of Changes.   Since December 31, 2021, (i) to the date of this Agreement, SPAC has operated its business in the Ordinary Course, and (ii) there has not been any SPAC Material Adverse Effect.

Section 4.10.   Actions.   (a) There is no Action pending or, to the Knowledge of SPAC, threatened in writing against or affecting SPAC, or any of its directors or officers (in their capacity as such) and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its directors or officers (in their capacity as such) or assets or properties, except in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of SPAC to enter into and perform its obligations contemplated hereby, or (ii) be or reasonably be expected to be material to SPAC. No order has been made, petition presented and received by SPAC, resolution passed or meeting convened for the purpose of considering a resolution for the winding up or voluntary liquidation and dissolution of SPAC or the establishment of a liquidation group, no liquidator, receiver, restructuring officer, inspector or administrator has been appointed for SPAC nor to the Knowledge of SPAC steps taken to appoint a liquidator, receiver, restructuring officer, inspector or administrator, and to the Knowledge of SPAC there are no Actions under any applicable insolvency, bankruptcy or reorganization Laws concerning SPAC.
Section 4.11.   Brokers.   Except as set forth in Section 4.11 of the SPAC Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transaction contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates.
Section 4.12.   Proxy/Registration Statement.   The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion in the Registration Statement shall not, at (a) the time the Registration Statement is declared effective, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Company, its Subsidiaries or their respective Affiliates or Representatives. All documents that SPAC is responsible for filing with the SEC in connection with the Transaction will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
Section 4.13.   SEC Filings.   SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of such SPAC SEC Filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.
Section 4.14.   Trust Account.   As of May 27, 2022, SPAC has an amount of assets in the Trust Account at least equal to $116,232,130. The funds held in the Trust Account are invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and are held in trust pursuant to the Trust Agreement. The Trust Agreement has not been amended or modified and is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any Event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the

Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (a) in respect of deferred underwriting commissions or Taxes, (b) the holders of SPAC Ordinary Shares prior to the First Effective Time who shall have elected to redeem their SPAC Ordinary Shares pursuant to the Organizational Documents of SPAC or (c) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then SPAC’s Public Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payment to SPAC Shareholders who have validly exercised their redemption rights pursuant to the SPAC Charter. As of the date hereof, there are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than amounts payable (v) for Taxes, (w) to the SPAC Shareholders who shall have exercised their redemption rights pursuant to the SPAC Charter, (x) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (y) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (z) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Merger. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, and other than payments to fund Redemptions, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the First Effective Time.
Section 4.15.   Investment Company Act; JOBS Act.   SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 4.16.   Business Activities.
(a)   Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated by the Transaction Documents and the Transaction, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.
(b)   Except for the Transaction, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, Transaction Documents, and the Transaction, SPAC has no material interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.
Section 4.17.   NASDAQ Quotation.   SPAC Ordinary Shares, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbols “GIAC,” “GIACW” and “GIACU,” respectively. SPAC has not received any written deficiency notice from NASDAQ relating to the continued listing requirements of such SPAC Securities. The SPAC Securities are in compliance with all of the applicable corporate governance rules of NASDAQ.
Section 4.18.   Private Placement.
(a)   SPAC has delivered to the Company true, correct and complete copies of the Forward Purchase Agreement and the Backstop Subscription Agreement, pursuant to which the Investors have committed to provide equity financing to SPAC and/or the Company solely for purposes of consummating the Transaction. With respect to each Investor, the Forward Purchase Agreement or the Backstop Subscription Agreement, as applicable, with such Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any material respect. As of the date of this Agreement, each of the Forward Purchase Agreement and the Backstop Subscription Agreement is a legal, valid and binding obligation of SPAC and, to the Knowledge of SPAC, each Investor. To the Knowledge of SPAC, (i) neither the execution or delivery by any party thereto nor the performance of any party’s obligations under the Forward Purchase Agreement or Backstop Subscription Agreement, as applicable, violates any Laws, and (ii) the Forward Purchase Agreement and the Backstop Subscription Agreement contain all of the conditions precedent (other than the conditions contained in the other Transaction Documents) to the obligations of the Investors to fund the applicable portion of the investment amounts set forth in the Forward Purchase Agreement and the Backstop Subscription Agreement on the terms contained therein.
(b)   With respect to the PIPE Investor and assuming the accuracy of the representations set forth in Section 3.25, (i) the PIPE Subscription Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any material respect and (ii) the PIPE Subscription Agreement is a legal, valid and binding obligation of SPAC and, to the Knowledge of SPAC, the PIPE Investor. To the Knowledge of SPAC, (i) neither the execution or delivery by any party thereto nor the performance of any party’s obligations under the PIPE Subscription Agreement violates any Laws, and (ii) the PIPE Subscription Agreement contains all of the conditions precedent (other than the conditions contained in the other Transaction Documents) to the obligations of the PIPE Investor to fund the applicable portion of the investment amount set forth in the PIPE Subscription Agreement on the terms therein.
(c)   There are no other agreements, side letters or arrangements between SPAC and any Investor relating to any Subscription Agreement that could affect in any material respect the obligation of such Investor to fund the applicable portion of the investment amount set forth in the Subscription Agreement of such Investor; provided, however SPAC may assign any of its rights and obligations under any Subscription Agreement to the Company prior to or concurrently with the Closing. To the Knowledge of SPAC, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach under any material term or condition of any Subscription Agreement and, as of the date of this Agreement, SPAC does not have a reason to believe that any Investor will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.
Section 4.19.   SPAC Related Parties.   Except as described in the SPAC SEC Filings and for the Contracts contemplated by this Agreement, there are no Contracts between SPAC, on the one hand, and any Related Party, on the other hand.
Section 4.20.   Acknowledgement of No Other Representations or Warranties.
(a)   SPAC has conducted its own independent investigation, review, and analysis of the businesses, operations, results of operations, financial condition, assets, liabilities, and prospects of the Company and its Subsidiaries, to the extent necessary and appropriate for SPAC to make a reasonably informed decision with respect to whether to enter into this Agreement. SPAC acknowledges and agrees that it and its Affiliates and Representatives have been provided with all access that it has requested through the date hereof to the personnel, properties, and records of the Company and its Subsidiaries.
(b)   SPAC acknowledges and agrees that, except for the representations and warranties contained in Article III and Article V (including the related portions of the Company Disclosure Schedules, in any certificate delivered to SPAC pursuant hereto), (i) neither the Company, its Subsidiaries, nor any of their respective Affiliates or Representatives makes or has made, nor is SPAC relaying on, and SPAC expressly disclaims any reliance on, any representation or warranty, either express or implied, of any kind whatsoever, including without limitation any representation or warranty concerning (A) the Company or any of its Subsidiaries; (B) any of the Company’s or any of its Subsidiaries’ respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise), or prospects; or (C) the transactions contemplated by this Agreement, and (ii) the Company, the Subsidiaries of the Company and each of their respective Affiliates and Representatives hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by the Company, the Subsidiaries of the Company and each of their respective Affiliates and Representatives (including any opinion, information, projection, or advice that may have been or may be provided to SPAC by any Representative of the Company or any of its Subsidiaries or Affiliates).
(c)   Without limiting the generality of clauses (a) and (b) above, SPAC acknowledges and agrees that (i) in connection with its investigation of the Company and its Subsidiaries, SPAC has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that SPAC is familiar with such uncertainties, and that SPAC is making its own evaluation of the adequacy and reasonableness of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts), (iii) except for the representations and warranties contained in Article III and Article V (including the related portions of the Company Disclosure Schedules, and any certificate delivered to SPAC pursuant hereto), neither the Company nor any of its Subsidiaries, Affiliates, or Representatives make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and SPAC has not relied thereon, and (iv) SPAC will have no claim against the Company, Merger Sub I, Merger Sub II or any other Person with respect thereto.
(d)   Subject to all of the foregoing provisions of this Section 4.20, each of the Company, Merger Sub I, Merger Sub II and SPAC retains all of its rights and remedies with respect to claims based on fraud.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MERGER SUB I AND MERGER SUB II
Merger Sub I and Merger Sub II hereby jointly and severally represent and warrant to SPAC and the Company as of the date of this Agreement as follows:
Section 5.1.   Organization, Good Standing, Corporate Power and Qualification.   Merger Sub I is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub II is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.
Section 5.2.   Capitalization and Voting Rights.
(a)   Capitalization.
(i)   As of the date of this Agreement, the authorized share capital of Merger Sub I consists of $50,000 divided into 50,000 shares of $1 par value each, of which one (1) share (the “Merger Sub I Share”) is issued and outstanding as of the date of this Agreement. The Merger Sub I Share (i) has been duly authorized and has been validly allotted and issued and credited as fully paid, (ii) was issued in compliance with applicable Law and the Organizational Documents of Merger Sub I and (iii) was not issued in violation of any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of Merger Sub I, or any other Contract to which Merger Sub I is a party or otherwise bound.
(ii)   As of the date of this Agreement, the authorized share capital of Merger Sub II consists of $50,000 divided into 50,000 shares of $1 par value each, of which one (1) share (the “Merger Sub II Share”) is issued and outstanding as of the date of this Agreement. The Merger Sub II Share (i) has been duly authorized and has been validly allotted and issued and credited as fully paid, (ii) was issued in compliance with applicable Law and the Organizational Documents of Merger Sub II and (iii) was not issued in violation of any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of Merger Sub II, or any other Contract to which Merger Sub II is a party or otherwise bound.

(b)   No Other Securities.   Except as set forth in this Section 5.2, there are no issued or outstanding shares of Merger Sub I or Merger Sub II and there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of Merger Sub I or Merger Sub II exercisable or exchangeable for shares of Merger Sub I or Merger Sub II, respectively, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or of other Equity Securities of Merger Sub I or Merger Sub II, or for the repurchase or redemption by Merger Sub I or Merger Sub II of shares or other Equity Securities of Merger Sub I or Merger Sub II, respectively, or the value of which is determined by reference to shares or other Equity Securities of Merger Sub I or Merger Sub II, respectively, and there are no voting trusts, proxies or agreements of any kind which may obligate Merger Sub I or Merger Sub II to issue, purchase, register for sale, redeem or otherwise acquire any shares or other Equity Securities of Merger Sub I or Merger Sub II, respectively.
Section 5.3.   Corporate Structure.   Neither Merger Sub I nor Merger Sub II is obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transaction. Neither Merger Sub I nor Merger Sub II owns or controls, directly or indirectly, any interest in any corporation, company, partnership, limited liability company, association or other business entity.
Section 5.4.   Authorization.
(a)   Merger Sub I has all requisite corporate power and authority to (i) enter into, execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is or will be a party, and (ii) consummate the Transaction, including the First Merger, and perform all of its obligations hereunder and thereunder. All corporate action on the part of Merger Sub I necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents to which Merger Sub I is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the First Merger Filing Documents with the Registrar of Companies of the Cayman Islands. This Agreement and the Transaction Document to which Merger Sub I is or will be a party is, or when executed by the other parties thereto, will constitute, valid and legally binding obligations of Merger Sub I enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
(b)   Merger Sub II has all requisite corporate power and authority to (i) enter into, execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is or will be a party, and (ii) consummate the Transaction, including the Second Merger, and perform all of its obligations hereunder and thereunder. All corporate action on the part of Merger Sub II necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents to which Merger Sub II is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Second Merger Filing Documents with the Registrar of Companies of the Cayman Islands. This Agreement and the Transaction Document to which Merger Sub II is or will be a party is, or when executed by the other parties thereto, will constitute, valid and legally binding obligations of Merger Sub II enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
Section 5.5.   Governmental Approvals.   No consent of or with any Governmental Authority on the part of Merger Sub I or Merger Sub II is required to be obtained or made in connection with the execution, delivery or performance by Merger Sub I or Merger Sub II, as applicable of this Agreement and each Transaction Document to which it is a party or the consummation by it of the Transaction, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with NASDAQ or the SEC with respect to the Transaction, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such consents or to make such filings or notifications, would not reasonably be expected to have a material adverse effect on either Merger Sub I or Merger Sub II, as applicable.
Section 5.6.   Non-Contravention.   The execution and delivery by each of Merger Sub I and Merger Sub II of this Agreement and each Transaction Document to which it is a party, the consummation by each of Merger Sub I and Merger Sub II of the Transaction, and compliance by each of Merger Sub I and Merger Sub II with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Organizational Documents of Merger Sub I or Merger Sub II, respectively, (b) subject to obtaining the consents from Governmental Authorities referred to in Section 5.5, and the waiting periods referred to therein having expired, and any condition precedent to such consent or waiver having been satisfied, conflict with or violate any Law, Order or consent applicable to either Merger Sub I or Merger Sub II or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by either Merger Sub I or Merger Sub II under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of either Merger Sub I or Merger Sub II under, (viii) give rise to any obligation to obtain any third party consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of either Merger Sub I or Merger Sub II, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a material adverse effect on either Merger Sub I or Merger Sub II, as applicable.
Section 5.7.   Actions.   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of either Merger Sub I or Merger Sub II to consummate the Transaction, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against either Merger Sub I or Merger Sub II and (b) there is no judgment or award unsatisfied against either Merger Sub I or Merger Sub II, nor is there any Governmental Order in effect and binding either Merger Sub I or Merger Sub II or its assets or properties.
Section 5.8.   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Merger Sub I, Merger Sub II, the Company or any of their respective Affiliates in connection with the Transaction based upon arrangements made by or on behalf of Merger Sub I or Merger Sub II.
Section 5.9.   Proxy/Registration Statement.   The information supplied or to be supplied by each of Merger Sub I and Merger Sub II or its Representatives in writing specifically for inclusion in the Registration Statement shall not, at (a) the time the Registration Statement is declared effective, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to (i) SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that each of Merger Sub I and Merger Sub II is responsible for filing with the SEC in connection with the Transaction will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
Section 5.10.   Business Activities.
(a)   Since its formation, Merger Sub I has not engaged in any business activities other than as contemplated by this Agreement, has never had any employees, does not own or control, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Transaction Documents to which it is a party and the Transaction, and, as of the date of this Agreement, other than this Agreement and the Transaction Documents to which it is a party, Merger Sub I is not party to or bound by any Contract.
(b)   Since its formation, Merger Sub II has not engaged in any business activities other than as contemplated by this Agreement, has never had any employees, does not own or control, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Transaction Documents to which it is a party and the Transaction, and, as of the date of this Agreement, other than this Agreement and the Transaction Documents to which it is a party, Merger Sub II is not party to or bound by any Contract.

Section 5.11.   Intended Tax Treatment.
(a)   For U.S. federal income Tax purposes, Merger Sub I is, and has been since the effective date of its formation, classified as an association taxable as a corporation. Merger Sub I has not taken any action (or permitted any action to be taken) that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.
(b)   For U.S. federal income Tax purposes, Merger Sub II is, and has been since the effective date of its formation, disregarded as an entity separate from its owner. Merger Sub II has not taken any action (or permitted any action to be taken) that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.
Section 5.12.   Acknowledgement of No Other Representations or Warranties.   Each of Merger Sub I and Merger Sub II acknowledges and agrees that, (a) except for the representations and warranties contained in Article IV, neither SPAC nor any of its Affiliates or Representatives makes or has made, nor is Merger Sub I or Merger Sub II relying on, and expressly disclaims any reliance on, any representation or warranty, either express or implied, concerning SPAC or any of its businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement, and (b) each of Merger Sub I and Merger Sub II hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by SPAC or any of its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to either Merger Sub I or Merger Sub II by any Representative of SPAC) except for the representations and warranties expressly set forth in Article IV. Subject to all of the foregoing provisions of this Section 5.12, each of the Company, Merger Sub I, Merger Sub II and SPAC retains all of its rights and remedies with respect to claims based on fraud.
ARTICLE VI
COVENANTS
Section 6.1.   Access and Information.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing Date (the “Interim Period”), upon reasonable prior notice and subject to applicable Law, the Company, on the one hand, and SPAC, on the other hand, shall, and shall cause each of their Subsidiaries and each of their officers, directors and employees to, and shall use its commercially reasonable efforts to cause their Representatives to, (a) afford the other party and its officers, directors, employees and Representatives, following reasonable notice from the other party in accordance with this Section 6.1, reasonable access during normal business hours to the officers, directors, agents, properties, offices and other facilities, books and records of each of it and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested and (b) reasonably cooperate with the other party and its Representatives in their diligence investigation; provided, however, that in each case, the Company or SPAC, as applicable, and their respective Subsidiaries shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company or SPAC, as applicable, (i) result in a violation of applicable Law, (ii) result in any disclosure of trade secret, violate its obligations of confidentiality or similar legal restrictions with respect to such information, or (iii) waive the protection of any attorney-client work product or other applicable privilege; provided further, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or SPAC, as applicable, or their respective Subsidiaries without the prior written consent of the Company or SPAC, as applicable. All information and materials provided pursuant to this Agreement will be subject to the provisions of the NDA.
Section 6.2.   Conduct of Business of the Company, Merger Sub I and Merger Sub II.   Except (a) as permitted by the Transaction Documents, (b) as required by applicable Law (including for this purpose any COVID-19 Measures) or collective bargaining agreement, (c) as set forth in Section 6.2 of the Company Disclosure Schedules, (d) in connection with the Pre-Closing Restructuring, (e) in connection with the Recapitalization, or (f) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), during the Interim Period, the Company (i) shall operate the business of the Company and its Subsidiaries in the Ordinary Course, (ii) shall use commercially reasonable efforts to preserve the Company’s business and operational relationships with the suppliers, customers, partners and others having business relationships with the Company, and (iii) shall not, and shall cause its Subsidiaries not to, except as otherwise expressly required or permitted by this Agreement or the other Transaction Documents or required by Law, to:
(a)   except in connection with the Amended Organizational Documents, amend, waive, or otherwise change, in any respect, its Organizational Documents;
(b)   except in connection with the Subscription Agreements or the granting of options in the Ordinary Course pursuant to the Company Stock Plan, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or other security interests of any class and any other equity-based awards to employees, or engage in any hedging transaction with a third party with respect to such securities;
(c)   incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in any such case in a principal amount exceeding $5,000,000 and other than Liabilities that qualify as Company Transaction Expenses; provided that, for the avoidance of doubt, the Company may continue to make draws on its existing line of credit as needed to fund business operations in the Ordinary Course;
(d)   sub-divide, combine, recapitalize or reclassify any of its Equity Securities or issue any other securities in respect thereof or pay or set aside any non-cash dividend or other non-cash distribution in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, or pay any cash dividend or other cash distribution;
(e)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than (i) non-exclusive licensing of Intellectual Property in the Ordinary Course or (ii) transactions with customers of the Company pursuant to the Company’s form master services agreement or master SaaS agreement entered into in the Ordinary Course;
(f)   (i) increase the wages, salaries or compensation of its employees other than in the Ordinary Course, and in any Event not in the aggregate by more than: (A) five percent (5%) for the calendar year ending December 31, 2022 and (B) ten percent (10%) for the period from the date of this Agreement until the Closing if the Closing occurs after December 31, 2022, in each case without the consent of SPAC, (ii) make or commit to make any bonus payment (whether in cash, property or securities) or severance payment to any employee other than in the Ordinary Course, (iii) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or pursuant to the terms of any Benefit Plan, or (iv) recognize any Union as the bargaining representative of any employees of the Company or any of its Subsidiaries without thirty (30) days’ prior written notice to SPAC;
(g)   merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;
(h)   settle or agree to settle any Action before any Governmental Authority or any other third party in each case in excess of $25,000;
(i)   authorize, make or incur any capital expenditures or Liabilities in connection therewith, other than any capital expenditures or Liabilities in an amount not to exceed $200,000 in the aggregate;
(j)   (i) except in the Ordinary Course, accelerate or delay in any respect material to the Company or its Subsidiaries (A) collection of any account receivable in advance of or beyond its due date, or (B) payment of any account payable in advance of or beyond its due date; or (ii) conduct its cash management customs and practices (including the collection of receivables, the payment of payables and any other movement of cash, cash equivalents or marketable securities) other than in the Ordinary Course;

(k)   establish any Subsidiary or enter into any new line of business in a way that would materially impact the Company’s consolidated operations;
(l)   voluntarily terminate (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any Material Permit;
(m)   make any material change in its accounting principles or methods unless required by IFRS or applicable Laws;
(n)   (i) make, change or revoke any material election in respect of Taxes, (ii) adopt or change any material Tax accounting method or period, (iii) file any material amended Tax Return, (iv) enter into any material Tax closing agreement with any Governmental Authority, (v) settle any material claim or Action relating to Taxes, (vi) knowingly surrender any right to claim a refund of Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the Freightos HK Financial Statements in accordance with IFRS);
(o)   take any action that could reasonably be expected prevent, impair or impede the Intended Tax Treatment;
(p)   take or fail to take any action that have the effect of causing the Company to not qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4;
(q)   except in the Ordinary Course or in connection with any Transaction Document, enter into any joint venture with any Person;
(r)   liquidate, dissolve, reorganize or otherwise wind-up the business and operations of the Company or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of Company;
(s)   enter into any agreement, understanding or arrangement with respect to the voting of its Equity Securities;
(t)   declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its Equity Securities;
(u)   enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any Contract in excess of $150,000 with any officer, director, manager, employee, consultant or five-percent (5%) security holder of the Company or any of its Affiliates, other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course; or
(v)   enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 6.2.
Section 6.3.   Conduct of Business of SPAC.   Except (a) as contemplated or permitted by the Transaction Documents, (b) as required by applicable Law (including for this purpose any COVID-19 Measures), or (c) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), during the Interim Period, SPAC (i) shall operate its business in the Ordinary Course and (ii) shall not:
(a)   except in connection with the Subscription Agreements, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;
(b)   (i) seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, or (ii) change, modify or amend the Trust Agreement or their respective Organizational Documents, in each case except as expressly contemplated by the SPAC Shareholder Approval Matters;
(c)   (i) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, (ii) split, combine, subdivide, reclassify or amend any terms of its Equity Securities or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, other than a redemption of SPAC Ordinary Shares in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder;
(d)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;
(e)   merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;
(f)   (i) make, change or revoke any material election in respect of Taxes, (ii) adopt or change any material Tax accounting method or period, (iii) file any material amended Tax Return, (iv) enter into any Tax closing agreement with any Governmental Authority, (v) settle any material claim or Action relating to Taxes, (vi) knowingly surrender any right to claim a refund of Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the SPAC Financial Statements in accordance with GAAP);
(g)   take any action that could reasonably be expected prevent, impair or impede the Intended Tax Treatment;
(h)   incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants, rights or conversion or other rights to acquire debt securities, or other material Liability, in any case in a principal amount or amount, as applicable, exceeding $1,000,000 in the aggregate, other than Liabilities that qualify as SPAC Transaction Expenses; provided that this Section 6.3(h) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and SPAC Transaction Expenses incurred in connection with the consummation of the Transaction;
(i)   make any change in its accounting principles or methods unless required by GAAP or applicable Laws;
(j)   settle or agree to settle any Action before any Governmental Authority or any other third party or that imposes injunctive or other non-monetary relief on SPAC;
(k)   liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of SPAC;
(l)   terminate, waive or assign any material right under any material Contract to which it is a party; or
(m)   enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 6.3.
Section 6.4.   Acquisition Proposals and Alternative Transaction.
(a)   For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this

Agreement, including, for the avoidance of doubt, the Pre-Signing Reorganization or the Pre-Closing Restructuring) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the Ordinary Course) or (y) any material amount of the shares or other Equity Securities or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other Equity Securities, assets, merger, consolidation, business combination, issuance of debt securities, joint venture or partnership, or otherwise and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for SPAC.
(b)   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company or SPAC, as applicable, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal with respect to such Party, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, or prospects to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to an Acquisition Proposal, other than to promptly inform such Person or group that it is subject to this exclusivity provision that prohibits it from engaging or participating in any discussions with respect to any Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal.
(c)   Each Party shall notify the others as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others informed as promptly as practicable of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.
Section 6.5.   D&O Indemnification and Insurance.
(a)   From and after the Closing, the Second Surviving Subsidiary shall, and the Company shall cause the Second Surviving Subsidiary to, indemnify and hold harmless each present and former director and officer of SPAC (in each case, solely to the extent both acting in his or her capacity as such and to the extent such activities are related to the business of SPAC) (the “SPAC D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that SPAC would have been permitted under its Organizational Documents in effect on the date of this Agreement to indemnify such SPAC D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under such Organizational Documents). Without limiting the foregoing, the Second Surviving Subsidiary shall, and the Company shall cause the Second Surviving Subsidiary to, for a period of not less than six (6) years from the Closing, not amend, repeal or otherwise modify provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the SPAC D&O Indemnified Parties in a manner that would be less favorable to those Persons, solely with regard to actual or alleged acts, errors, or omissions prior to the Closing Date, except as required by Law. Effective as of the Closing, the Company shall assume and agree to satisfy the obligations under the SPAC Indemnification Agreement.
(b)   From and after the Closing, the Company shall indemnify and hold harmless each present and former director and officer of the Company or any of its pre-Closing Subsidiaries (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the Company or its pre-Closing Subsidiaries, respectively) (the “Company D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or its pre-Closing Subsidiaries, respectively, would have been permitted under its respective Organizational Documents in effect on the date of this Agreement to indemnify such Company D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under such Organizational Documents). Without limiting the foregoing, the Company shall, and shall cause its Subsidiaries to, for a period of not less than six (6) years from the Closing, not amend, repeal or otherwise modify provisions in their respective Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company D&O Indemnified Parties in a manner that would be less favorable to those Persons, solely with regard to actual or alleged acts, errors, or omissions prior to the Closing Date, except as required by Law.
(c)   At or prior to the Closing, SPAC shall arrange for a six-year “tail” insurance policy or extended reporting period for its current directors and officers liability insurance policy (the “D&O Tail”) to be issued immediately following Closing. The premium, fees, costs and expenses incurred in connection with the D&O Tail shall be SPAC Transaction Expenses.
(d)   Notwithstanding anything contained in this Agreement to the contrary, this Section 6.5 (i) is intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a SPAC D&O Indemnified Party, a Company D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on SPAC and/or the Company and their successors and assigns, as the case may be, (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise, (iv) shall survive the consummation of the Closing, and (v) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party or Company D&O Indemnified Party without the consent of such Person.
Section 6.6.   Notice of Developments.   During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the consent of such third party is or may be required in connection with the Transaction and failure to obtain such consent would reasonably be expected to cause a condition to Closing to be unable to be satisfied or (ii) any non-compliance with any Law by such Party or its Subsidiaries that would reasonably be likely to result in a material Liability to such Party or its Subsidiaries; (c) receives any notice or other communication from any Governmental Authority in connection with the Transaction; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or its Subsidiaries, or any of their respective properties or assets, or, to the knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Subsidiaries with respect to the consummation of the Transaction.
Section 6.7.   Financials; PCAOB.
(a)   During the Interim Period, within forty-five (45) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to SPAC: (i) an unaudited consolidated income statement of the Company, and (ii) an unaudited consolidated balance sheet of the Company, each for the period from March 31, 2022 through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year. From the date hereof through the Closing Date, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.
(b)   Within thirty (30) calendar days following the date of this Agreement, the Company shall cause the Audited Financial Statements (a) to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor, which such auditor shall be registered with the PCAOB as an Independent Registered Accounting Firm, and (b) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).
Section 6.8.   No Trading.   The Company acknowledges and agrees that it is aware, and that its Controlled Affiliates have been made aware, of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause any Person to do the foregoing.
Section 6.9.   Required Company Shareholder Approval.   As promptly as possible after the Registration Statement is declared effective under the Securities Act, the Company shall establish a record date for, duly call, give notice of, convene and hold a general meeting of its shareholders (“Company Shareholders’ Meeting”) for the purpose of obtaining the consent of the shareholders as required by the Company Organizational Documents and the Cayman Act (the “Required Company Shareholder Approval”) approving (a) the adoption and approval of this Agreement and the Transaction, in accordance with the Company Organizational Documents and the Cayman Act and, to the extent applicable, regulations of the SEC and NASDAQ, (b) the approval of the Amended Organizational Documents and the Recapitalization; (c) the appointment of the members of the Post-Closing Board in accordance with this Agreement, (d) the issuance of Company Ordinary Shares and Company Warrants pursuant to this Agreement, including (A) the Company Ordinary Shares issuable pursuant to the Recapitalization, and (B) the Company Ordinary Shares issuable upon exercise of the Company Warrants and the Company Options; (e) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transaction as promptly as practicable after the date hereof, and (f) the adjournment of the general meeting, if necessary or desirable in the reasonable determination of the Company (collectively, the “Company Shareholder Approval Matters”). The Company shall use its reasonable best efforts to solicit from the holders of Company Ordinary Shares and Company Preferred Shares proxies or written consents in favor of the Company Shareholder Approval Matters, and to take all other actions necessary or advisable to secure the Required Company Shareholder Approval, including enforcing the Shareholder Support Agreements. The Company shall include in all meeting materials it sends to the Company Shareholders in connection with the Company Shareholders’ Meeting the Company Recommendation, and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Recommendation.
Section 6.10.   Company Incentive Plan.   Prior to the effectiveness of the Registration Statement, the Company Board shall approve and adopt the Freightos Limited 2022 Long-Term Incentive Plan (the “2022 Equity Plan”), in the form attached hereto as Exhibit I, and in the manner prescribed under applicable Laws, effective as of the Closing Date, reserving for grant thereunder a number of Company Ordinary Shares equal to five percent (5%) of the number of issued and outstanding Company Ordinary Shares immediately after the Closing (exclusive of the number of Company Ordinary Shares subject to Company Options).
Section 6.11.   Pre-Closing Restructuring.   From the date of this Agreement through the Closing, the Company will use reasonable best efforts to consummate the Pre-Closing Restructuring as promptly as practicable after the date hereof.
Section 6.12.   Recapitalization.   Prior to Closing Date, the Company shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause the Recapitalization to occur and the existing investors’ rights agreement to be terminated, in each instance, effective as of immediately prior to the First Effective Time, including the issuance of Company Ordinary Shares pursuant to the Recapitalization.
Section 6.13.   [Reserved.]
Section 6.14.   NASDAQ Listing.   The Company shall use commercially reasonable efforts to cause: (a) the Company’s initial listing application with NASDAQ in connection with the Transaction to have been approved; (b) the Company to satisfy all applicable initial listing requirements of NASDAQ; and (c) the Company Ordinary Shares and Company Warrants issuable in connection with Transaction, including the Merger, to be approved for listing on NASDAQ, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the First Effective Time. The Company shall pay all fees of NASDAQ in connection with the application to list and the listing of Company Ordinary Shares and Company Warrants on NASDAQ.
Section 6.15.   Post-Closing Directors of the Company.   The Company shall take all necessary action, including causing the directors of the Company to resign, so that effective as of the Closing, the Company’s board of directors (the “Post-Closing Board”) shall have been reconstituted to consist of nine (9) directors, which shall be: (a) one (1) director designated by SPAC (“SPAC Nominee”), (b) one (1) director designated by the Company (“Company Nominee”), and (c) up to seven (7) directors designated by the mutual agreement of SPAC and the Company, each of whom must meet the qualifications of an “independent director” under the rules of NASDAQ (each, an “Independent Director”), regardless of whether the NASDAQ director independence requirements are applicable to the Company. In the event any Company Nominee, SPAC Nominee or Independent Director is unable or unwilling to serve on the Post-Closing Board, then the Party designating the nominee that is unable or unwilling to serve may designate substitute director(s) who are reasonably acceptable to SPAC and the Company to fill such vacancies. Any substitute Independent Director must meet the qualifications of an “independent director” under the rules of NASDAQ, regardless of whether the NASDAQ director independence requirements are applicable to the Company.
Section 6.16.   Amended Organizational Documents of the Company.   In connection with the Recapitalization, the Company Organizational Documents shall be amended and restated following approval by the Company Board and Company Shareholders, such amendment and restatement to the Company Organizational Documents (the “Amended Organizational Documents”) in a form to be mutually agreed upon by the Parties (a) to provide for the Recapitalization as described in the Recitals and Section 2.2(a), and (b) to remain in effect through the First Effective Time and the Second Effective Time and until amended in accordance with the terms thereof and the Cayman Act.
Section 6.17.   SPAC Public Filings.   From the date of this Agreement through the Closing, SPAC will use reasonable best efforts to accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. The Company shall furnish all information concerning the Company and its Subsidiaries as may be reasonably requested by SPAC in connection with the satisfaction of its obligations under this Section 6.17.
Section 6.18.   Regulatory Approvals.   Each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transaction as promptly as practicable (provided that any such filing under the HSR Act shall be made within ten (10) Business Days of the date hereof), to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws, and use its commercially reasonable efforts to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including, if applicable, by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (a) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (b) subject to a customary “attorneys’ eyes only” arrangement, keep the other Parties and/or their respective outside antitrust counsel reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority, in each case regarding any of the transactions contemplated by this Agreement; (c) subject to a customary “attorneys’ eyes only” arrangement, permit a Representative of the other Parties and/or their respective outside antitrust counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (d) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (e) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. Without limiting the foregoing, and subject to good faith consultation with the Company, it is understood and agreed that SPAC shall have the right to direct the Parties’ strategy with respect to any matters set forth in this Section 6.18. All fees and expenses incurred as a result of this Section 6.18 shall be borne equally by the Company and SPAC.
Section 6.19.   Registration Statement.
(a)   As promptly as practicable after the date hereof, the Company shall prepare, and the Company shall file (with SPAC’s assistance) with the SEC a registration statement on Form F-4 or other appropriate form (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company’s Ordinary Shares and the Company Warrants (and Company Ordinary Shares underlying the Company Warrants) to be issued under this Agreement to the holders of SPAC Shares, and SPAC Warrants, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the SPAC Shareholders for the matters to be acted upon at the SPAC Shareholders’ Meeting and providing the SPAC Shareholders an opportunity in accordance with SPAC Organizational Documents and the IPO Prospectus to have their SPAC Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the SPAC Shareholders to vote, at an extraordinary general meeting of the SPAC Shareholders to be called and held for such purpose (the “SPAC Shareholders’ Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transaction, (ii) to the extent required, the issuance of any SPAC Ordinary Shares pursuant to the Subscription Agreements; (iii) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transaction, and (iv) the adjournment of the SPAC Shareholders’ Meeting, if necessary or desirable in the reasonable determination of SPAC (collectively, the “SPAC Shareholder Approval Matters”). In connection with the Registration Statement and the Merger, the Company shall (x) file any listing application necessary for the listing of the Company’s Equity Securities on NASDAQ, and (y) file a registration statement (the “1934 Act Registration Statement”) pursuant to the Exchange Act prior to the Company’s listing of its securities on NASDAQ.
(b)   SPAC and the Company shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Registration Statement shall include such information concerning the Company, SPAC and their respective equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or reasonably deemed appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company and SPAC, respectively, shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. In connection with the Registration Statement and the Proxy Statement, the Company and SPAC will file with the SEC financial and other information about the Transaction in accordance with applicable Law and applicable proxy solicitation and registration statement rules, SPAC Organizational Documents, the Cayman Act and the rules and regulations of the SEC and NASDAQ.

(c)   SPAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Shareholders’ Meeting and the Redemption. Each of SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC Organizational Documents.
(d)   SPAC and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Company shall provide SPAC with copies of any written comments, and shall inform SPAC of any material oral comments, that the Company or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Shareholders’ Meeting and the Redemption promptly after the receipt of such comments and shall give SPAC a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.
(e)   As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC (with the reasonable cooperation of the Company) shall distribute the Proxy Statement to SPAC Shareholders and, pursuant thereto, shall call the SPAC Shareholders’ Meeting in accordance with the Cayman Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement. After the Registration Statement is declared effective under the Securities Act, SPAC shall solicit proxies from the SPAC Shareholders to vote in favor of the SPAC Shareholder Approval Matters, as approved by the SPAC Board, which approval shall also be included in the Registration Statement.
(f)   If on the date for which the SPAC Shareholders’ Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the SPAC Shareholders’ Meeting. SPAC may also adjourn the SPAC Shareholders’ Meeting to establish a quorum or if the SPAC Shareholders have elected to redeem a number of shares of SPAC Shares as of such time that would reasonably be expected to result in the condition set forth in Section 7.2(d) not being satisfied. Notwithstanding the foregoing, without the consent of the Company, in no event shall SPAC adjourn the SPAC Shareholders’ Meeting for more than fifteen (15) days later than the most recently adjourned meeting. Except as otherwise required by applicable Law, SPAC covenants that none of the SPAC Board (including any committee thereof) or SPAC shall withdraw, withhold or modify, or publicly propose a change to the SPAC Recommendation.
(g)   The Company (with reasonable cooperation from SPAC) shall take such reasonable steps as are necessary for the listing of the Company Ordinary Shares and the Company Warrants on NASDAQ and shall provide such information as is necessary to obtain NASDAQ approval of such listing.
Section 6.20.   Support of Transaction; Lock Up Agreements.
(a)   Without limiting any covenant contained in this Article VI, the Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take such action as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article VII or otherwise to comply with this Agreement and to consummate the Transaction as soon as practicable; provided, however, nothing in this Agreement, including this Article VI, shall require any Party or its respective Subsidiaries or Affiliates to (a) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (b) seek to have any stay or Governmental Order vacated or reversed, (c) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company, any of its Subsidiaries or SPAC, (d) take or commit to take actions that limit the freedom of action of any of the Company, any of its Subsidiaries, or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company, any of its Subsidiaries or SPAC or (e) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transaction.
(b)   Between the date of this Agreement and Closing, the Company shall use its reasonable best efforts to take such action to seek and obtain executed Lockup Agreements from the Company Shareholders who beneficially own greater than one percent (1%) of the issued and outstanding Equity Securities of the Company.
Section 6.21.   Tax Matters.
(a)   The Parties shall not take (or permit or cause to be taken) any action, or fail to take (or permit or cause not to be taken) any action, which such action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Mergers from qualifying for the Intended Tax Treatment. Each of the Parties shall report the Mergers consistently with the Intended Tax Treatment, except to the extent (i) there is not substantial authority for the Intended Tax Treatment, (ii) agreed to in writing by the Parties, or (iii) required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law).
(b)   None of the Company, its shareholders or any of the Company’s Subsidiaries shall conduct an act or a transaction which would be considered, or would reasonably be expected to be considered, a breach of a Tax ruling or a Tax pre ruling.
Section 6.22.   Shareholder Litigation.   The Company shall promptly advise SPAC, and SPAC shall promptly advise the Company, of any Action commenced (or to the Knowledge of the Company or to the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such Party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Merger or the Transaction (any such Action, “Shareholder Litigation”), and such Party shall keep the other Party reasonably informed regarding any such Shareholder Litigation.
Section 6.23.   Investor Rights Agreement.   At or prior to the Closing, the Company shall cause the Investor Rights Agreement and all similar agreements to terminate, effective at or prior to the Closing, without Liability or loss to the Company.
Section 6.24.   Private Placement.   During the Interim Period, the Parties shall use their reasonable best efforts to (a) to the extent applicable, have the Subscription Agreements assigned to the Company so that, upon funding thereunder, all amounts will go directly to the Company, and (b) thereafter consummate the Private Placement. The Parties shall, and shall direct their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Private Placement and use their respective commercially reasonable best efforts to cause such Private Placement to occur (including causing senior management of the Parties to participate in any investor meetings and roadshows as reasonably requested by SPAC or the Company, as applicable). During the Interim Period, with the prior consent of the Company, SPAC and/or the Company may enter into additional Subscription Agreements with Investors for additional Private Placements on terms that are reasonably acceptable to each of SPAC and the Company. Each of SPAC and the Company shall use its commercially reasonable efforts to cooperate with each other in connection with the arrangement of any additional Private Placements as may be reasonably requested by each other.
Section 6.25.   Public Announcements.
(a)   The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Transaction Documents or the Transaction shall be issued by any

Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.
(b)   Notwithstanding the foregoing, as promptly as practicable after execution of this Agreement, SPAC will prepare and file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement in form and substance reasonably acceptable to the Company. SPAC shall provide the Company with a reasonable opportunity to review and comment on the Form 8-K prior to its filing and shall consider such comments in good faith. Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed upon joint press release announcing the execution of this Agreement.
Section 6.26.   Trust Account Proceeds.   The Parties agree that at or promptly following the Closing, the funds in the Trust Account, after taking into account payments to fund Redemptions, shall be used to pay the SPAC Transaction Expenses. Any remaining funds in the Trust Account will be transferred to the Second Surviving Subsidiary, or to the Company at the direction of the Second Surviving Subsidiary (except to the extent such transfer could jeopardize the Intended Tax Treatment), and in each case, shall be used for working capital and general corporate purposes of SPAC or the Company and its other Subsidiaries, as applicable.
Section 6.27.   Further Assurances.   The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transaction as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
ARTICLE VII
CONDITIONS TO OBLIGATIONS
Section 7.1.   Conditions to Each Party’s Obligations.   The obligations of each Party to consummate the Merger shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:
(a)   Required SPAC Shareholder Approval.   The Required SPAC Shareholder Approval shall have been obtained.
(b)   Required Company Shareholder Approval.   The Required Company Shareholder Approval shall have been obtained.
(c)   Requisite Regulatory Approvals.   All consents required in connection with Antitrust Laws shall have been obtained.
(d)   No Law or Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary, or permanent) or Order that is then in effect and which has the effect of making the Closing illegal or otherwise prevents or prohibits consummation of the Transaction.
(e)   Net Tangible Assets.   Either immediately prior to or upon the Closing, after giving effect to the Redemption, SPAC shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
(f)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.
(g)   NASDAQ Listing.   The Company’s initial listing application with NASDAQ in connection with the Transaction shall have been conditionally approved, and the Company’s Ordinary Shares and

Company Warrants to be issued in connection with the Transaction shall have been approved for listing on NASDAQ, subject to official notice of issuance.
(h)   Recapitalization.   Prior to the First Effective Time, the Company shall have consummated the Recapitalization and adopted the Amended Organizational Documents in accordance with Section 6.16 and terminated the Investor Rights Agreement in accordance with Section 6.23.
Section 7.2.   Conditions to Obligations of the Company, Merger Sub I and Merger Sub II.   In addition to the conditions specified in Section 7.1, the obligations of the Company, Merger Sub I and Merger Sub II to consummate the Closing are subject to the satisfaction or written waiver (by the Company) of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of SPAC set forth in Section 4.1 (Organization, Good Standing, Corporate Power and Qualification), Section 4.2 (Capitalization and Voting Rights), Section 4.4 (Authorization), and Section 4.11 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of SPAC set forth in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a SPAC Material Adverse Effect.
(b)   Agreements and Covenants.   SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   No Material Adverse Effect.   There shall not have occurred a SPAC Material Adverse Effect that is continuing.
(d)   Available Closing SPAC Cash.   The Available Closing SPAC Cash shall be equal to or greater than $80,000,000.
(e)   Closing Deliveries.
(i)   SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(d).
(ii)   SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the First Effective Time), (B) the resolutions of SPAC Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party or by which it is bound, and the consummation of the Transaction, (C) evidence that the Required SPAC Shareholder Approval has been obtained, and (D) the incumbency of officers authorized to execute this Agreement or any Transaction Document to which SPAC is a party or otherwise bound.
(iii)   The Company shall have received a copy of the Warrant Amendment.
(iv)   SPAC shall have delivered written resignations, effective as of the Closing Date and subject to the Closing, from directors and officers set forth on Section 7.2(e)(iv) of the SPAC Disclosure Schedule.
(v)   The Company shall have received a Sponsor Lockup Agreement from certain significant members of Sponsor, duly executed by the Company and such members of Sponsor, and such Sponsor Lockup Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vi)   The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.
(vii)   The Company shall have received a copy of the Assignment and Assumption Agreement, duly executed by SPAC.
Section 7.3.   Conditions to Obligations of SPAC.   In addition to the conditions specified in Section 7.1, the obligations of SPAC to consummate the Closing are subject to the satisfaction or written waiver (by SPAC) of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of the Company, Merger Sub I and Merger Sub II set forth in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Subsidiaries), Section 3.3 (Capitalization of the Company), Section 3.4 (Capitalization of Subsidiaries), Section 3.5 (Authorization), Section 3.19 (Brokers), Section 5.1 (Organization) Section 5.2 (Capitalization and Voting Rights), Section 5.3 (Corporate Structure), and Section 5.4 (Authorization) shall be true and correct in all respects (other than, in the case of the representations and warranties in Section 3.3, Section 3.4, and Section 5.2, for de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of the Company, Merger Sub I and Merger Sub II set forth in Article III and Article V of this Agreement, respectively, shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.
(b)   Agreements and Covenants.   Each of the Company, Merger Sub I and Merger Sub II shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   No Material Adverse Effect.   There shall not have occurred a Company Material Adverse Effect that is continuing.
(d)   Closing Deliveries.
(i)   The Company shall have delivered to SPAC a certificate, dated the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.3(a), Section 7.3(b), and Section 7.3(c).
(ii)   The Company, Merger Sub I and Merger Sub II shall each have delivered to SPAC a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the First Effective Time), (B) the resolutions of its board of directors and shareholders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party or by which it is bound, and the consummation of the Transaction, and (C) the incumbency of its officers authorized to execute this Agreement or any Transaction Document to which it is a party or otherwise bound.
(iii)   The Company, Merger Sub I and Merger Sub II shall each have delivered to SPAC a good standing certificate (or similar documents applicable for its jurisdiction of organization) for each of the Company, Merger Sub I and Merger Sub II certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the jurisdiction of organization of the Company, Merger Sub I or Merger Sub II.
(iv)   The Company shall have delivered evidence of the termination of the Investor Rights Agreement duly executed by the Company and each holder party thereto.

(v)   The Company shall have delivered written evidence reasonably acceptable to SPAC of the Company’s assumption of the obligations under the SPAC Indemnification Agreement.
(vi)   SPAC shall have received a copy of the Registration Rights Agreement, duly executed by the Company and each Company Shareholder party thereto.
(vii)   The Lockup Agreements with the Company Shareholders set forth on Section 1.5 of the Company Disclosure Schedules, (including any other Lockup Agreements executed with Company Shareholders prior to the Closing) shall be in full force and effect in accordance with the terms thereof as of the Closing.
(viii)   The Amended SPAC Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.
(ix)   SPAC shall have received a copy of the Assignment and Assumption Agreement, duly executed by the Company.
(x)   The Company shall have constituted the Post-Closing Board in accordance with Section 6.15.
(e)   Pre-Closing Restructuring.   Prior to the First Effective Time, the Company shall have consummated the Pre-Closing Restructuring.
Section 7.4.   Frustration of Conditions.   Notwithstanding anything to the contrary contained herein, no Party may rely on the failure of any conditions set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, its Subsidiaries, Merger Sub I or Merger Sub II) to comply with or perform any of its covenants or obligations set forth in this Agreement.
ARTICLE VIII
TERMINATION/EFFECTIVENESS
Section 8.1.   Termination.   This Agreement may be terminated and the Transaction abandoned at any time prior to the First Effective Time:
(a)   by mutual written consent of the Company and SPAC;
(b)   by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transaction illegal or otherwise preventing or prohibiting consummation of the Transaction;
(c)   by written notice from the Company to SPAC if the Required SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement;
(d)   by written notice from SPAC to the Company if the Required Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement;
(e)   by written notice from SPAC to the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the Company Merger Sub I or Merger Sub II set forth in this Agreement, such that the conditions specified in Section 7.3 would not be satisfied at the Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, Merger Sub I or Merger Sub II, then, for a period of up to thirty (30) days after receipt by the Company of written notice from SPAC of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within such thirty (30) day period; provided that SPAC shall not have the right to terminate this

Agreement pursuant to this Section 8.1(e) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;
(f)   by written notice from the Company to SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 7.2 would not be satisfied at the Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC then, for a period of up to thirty (30) days after receipt by SPAC of written notice from the Company of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within such thirty (30) day period; provided that Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if it is then in material breach of any of its obligations under Article VI;
(g)   by written notice from SPAC or the Company to the other, if the transactions contemplated by this Agreement shall not have been consummated on or prior to February 28, 2023; provided that the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to any Party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the transactions to be consummated by such time;
(h)   by written notice by SPAC to the Company if there shall have been a Company Material Adverse Effect following the date of this Agreement which is uncured and continuing or if the condition set forth in Section 7.2(c) would not be satisfied at the Closing Date; or
(i)   by written notice by the Company to SPAC if there shall have been a SPAC Material Adverse Effect following the date of this Agreement which is uncured and continuing or if the condition set forth in Section 7.3(c) would not be satisfied at the Closing Date.
Section 8.2.   Effect of Termination.   In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, SPAC, Merger Sub I or Merger Sub II, as the case may be, for actual fraud occurring prior to such termination, except that the provisions of this Section 8.2, Article IX and Article X shall survive any termination of this Agreement.
ARTICLE IX
TRUST ACCOUNT WAIVER
Section 9.1.   Trust Account Waiver.   Notwithstanding anything to the contrary set forth in this Agreement, each of the Company, Merger Sub I and Merger Sub II acknowledges that it has read the IPO Prospectus, including the Trust Agreement, and understands that SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of the Company, Merger Sub I and Merger Sub II further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of the IPO and the overallotment shares acquired by SPAC’s underwriters and from certain private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of SPAC’s public shareholders (the “Public Shareholders”). Accordingly, for and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, (on behalf of itself and its Affiliates) Merger Sub I and Merger Sub II hereby waives any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account, SPAC, Sponsor and any of their Affiliates, to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account, any trustee of the Trust Account, SPAC, Sponsor or any of their Affiliates at any time for any reason whatsoever, including for any knowing and intentional breach by any of the Parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. This Section 9.1 shall survive the termination of this Agreement for any reason.

ARTICLE X
MISCELLANEOUS
Section 10.1.   Waiver.   Each of SPAC and the Company on behalf of itself and its Affiliates may, in its sole discretion, (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in writing signed by the Party or Parties to be bound thereby; provided, however, that no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 10.2.   Notices.   All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other Parties). Any such notice, demand or communication shall be deemed to have been duly served: (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) by facsimile or other electronic means, with confirmation of receipt; (c) the next Business Day following the day sent by reputable, nationally recognized overnight courier service; and (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested. The initial addresses and email addresses of the Parties for the purpose of this Agreement are:
(a)   If to SPAC, to:
Gesher I Acquisition Corp.
Hagag Towers, North Tower, Floor 24
Haarba 28, Tel Aviv, Israel
Attention: Ezra Gardner, Chief Executive Officer
Email:
with a copy (which shall not constitute notice) to:
Bryan Cave Leighton Paisner LLP
One Atlantic Center, Fourteenth Floor
1201 W. Peachtree St., NW
Atlanta, Georgia 30309
Attention: Amy Wilson; Jonathan Nesher
E-mail: amy.wilson@bclplaw.com; jonathan.nesher@bclplaw.com
(b)   If to the Company, Merger Sub I or Merger Sub II, to:
Freightos Limited
HaPo’el 1, Derech Agudat Sport HaPo’el
Jerusalem, Israel 9695102
Attention: Zvi Schreiber, CEO; Michael Oberlander, General Counsel
E-mail: zvi@freightos.com; legal@freightos.com
with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
1251 Avenue of the Americas
27th Floor
New York, NY 10020
Attention: Jon Venick; Stephen Alicanti
E-mail: Jon.Venick@us.dlapiper.com; Stephen.Alicanti@us.dlapiper.com

Section 10.3.   Assignment.   No Party shall assign this Agreement or any part hereof, by operation of Law or otherwise, without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
Section 10.4.   Rights of Third Parties.   Except for the rights of the SPAC D&O Indemnified Parties and Company D&O Indemnified Parties set forth in Section 6.5, of Bryan Cave Leighton Paisner LLP (“BCLP”) set forth in Section 10.18(a) and DLA Piper (“DLA”) set forth in Section 10.18(b), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
Section 10.5.   Fees and Expenses.   Subject to Section 9.1, unless otherwise provided for in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transactions Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses and (b) if the Closing occurs, then SPAC shall pay, or cause to be paid, out of the Trust Account funds as set forth in Section 6.26 all unpaid Company Transaction Expenses and all unpaid SPAC Transaction Expenses.
Section 10.6.   Construction.
(a)   Unless the context of this Agreement otherwise requires or unless otherwise specified: (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns;
(b)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c)   References to “$,” “dollar,” or “cents” are to the lawful currency of the United States of America.
(d)   Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e)   All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP (with respect to SPAC) and IFRS (with respect to the Company or any of its Subsidiaries).
(f)   Unless the context of this Agreement otherwise requires, references to Merger Sub II with respect to periods following the Second Effective Time shall be construed to mean the Second Surviving Subsidiary and vice versa.
(g)   The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.
(h)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(i)   Capitalized terms used in the Exhibits and the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
(j)   With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.
Section 10.7.   Governing Law.   This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state; provided that, for the avoidance of doubt, the statutory and fiduciary duties of the Company Board, the SPAC Board, the sole director of Merger Sub I and the sole director of Merger Sub II, and the Mergers shall in each case be governed by the laws of the Cayman Islands.
Section 10.8.   Consent to Jurisdiction.   All Actions arising out of or relating to this Agreement shall be heard and determined exclusively by the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, unless the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto, and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.2. Nothing in this Section 10.8 shall affect the right of any Party to serve legal process in any other manner permitted by Law.
Section 10.9.   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all Parties had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.
Section 10.10.   Disclosure Schedules.   The inclusion of any information (including dollar amounts) in any section of the Company Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company, Merger Sub I, or Merger Sub II, as applicable, that such information is required to be listed in such section or is material to or outside the Ordinary Course of the Company, Merger Sub I, or Merger Sub II, as applicable, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information). In addition, matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedules. Any such additional matters are set forth for informational purposes only and do not necessarily include (and shall not be deemed to include) other matters of a similar nature. The information contained in the Company Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of applicable Law or breach of contract). Any information disclosed in the Company Disclosure Schedules under any section number shall be deemed to be disclosed and incorporated in the Company Disclosure Schedules under any other section to the extent the relevance of such information to such other section would be reasonably apparent on its face to a reader of such information. References in the Disclosure Schedules to any Contract include references to such Contract’s exhibits, amendments, schedules and purchase orders so long as such exhibit, amendment, schedule or purchase order has been Made Available to SPAC. Subject to applicable Law, any information is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of the NDA.
Section 10.11.   Entire Agreement.   This Agreement (together with the Disclosure Schedules), the NDA and the Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transaction and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transaction. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transaction exist between such parties except as expressly set forth in the Transaction Documents.
Section 10.12.   Amendments.   This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC and the Company.
Section 10.13.   Confidentiality.   The Parties acknowledge that the information being provided in connection with this Agreement and the consummation of the Transaction is subject to the terms of the NDA, the terms of which are incorporated herein by reference.
Section 10.14.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 10.15.   Enforcement.   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 10.16.   Non-Recourse.   Except as set forth in Section 10.4, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transaction may only be brought against, the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party to this Agreement or any other Transaction Document), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Merger Sub I, Merger Sub II or SPAC under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transaction.
Section 10.17.   Non-Survival of Representations, Warranties and Covenants.   Except as expressly provided in Section 8.2, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to such post-Closing portion thereof and (b) this Article X.
Section 10.18.   Conflicts and Privilege.
(a)   The Company, SPAC, Merger Sub I and Merger Sub II, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the Transaction arises after the Closing between or among (i) the Sponsor, the shareholders or holders of any Equity Securities of SPAC, or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or the Second Surviving Subsidiary) (collectively, the “Gesher Group”), on the one hand, and (ii) the Company or any member of the Freightos Group, on the other hand, then any legal counsel, including BCLP, that represented SPAC or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Gesher Group, in such dispute even though the interests of such Persons may be directly adverse to the Company or the Second Surviving Subsidiary, and even though such counsel may have represented SPAC in a matter substantially related to such dispute. The Company, SPAC, Merger Sub I and Merger Sub II, on behalf of their respective successors and assigns (including the Second Surviving Subsidiary) further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transaction) between or among SPAC, the Sponsor or any other member of the Gesher Group, on the one hand, and BCLP, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Gesher Group after the Closing, and shall not pass to or be claimed or controlled by the Company or the Second Surviving Subsidiary. Further, the Company, SPAC, Merger Sub I and Merger Sub II agree that any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and the Second Surviving Subsidiary.
(b)   The Company, SPAC, Merger Sub I and Merger Sub II, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the Transaction arises after the Closing between or among (i) the shareholders or holders of any Equity Securities of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or the Second Surviving Subsidiary) (collectively, the “Freightos Group”), on the one hand, and (ii) the Company, the Second Surviving Subsidiary or any member of the Gesher Group, on the other hand, then any legal counsel, including DLA, that represented the Company prior to the Closing may represent any member of the Freightos Group in such dispute even though the interests of such Persons may be directly adverse to the Company and the Second Surviving Subsidiary, and even though such counsel may have represented the Company in a matter substantially related to such dispute. The Company, SPAC, Merger Sub I and Merger Sub II, on behalf of their respective successors and assigns (including the Second Surviving Subsidiary), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transaction) between or among the Company or any member of the Freightos Group, on the one hand, and DLA, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Freightos Group after the Closing, and shall not pass to or be claimed or controlled by the Company or the Second Surviving Subsidiary. Further, the Company, SPAC Merger Sub I and Merger Sub II agree that any privileged communications or information shared by any member of the Freightos Group prior to the Closing with the Company, SPAC, or the Sponsor under a common interest agreement shall remain the privileged communications or information of such member of the Freightos Group.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
SPAC:
GESHER I ACQUISITION CORP.
By:	/s/ Ezra Gardner Name: Ezra Gardner
Title: Chief Executive Officer
COMPANY:
FREIGHTOS LIMITED
By:	/s/ Zvi Schreiber Name: Zvi Schreiber
Title: Director
MERGER SUB I:
FREIGHTOS MERGER SUB I
By:	/s/ Zvi Schreiber Name: Zvi Schreiber
Title: Director
MERGER SUB II:
FREIGHTOS MERGER SUB II
By:	/s/ Zvi Schreiber Name: Zvi Schreiber
Title: Director
Signature Page to Business Combination Agreement

Annex I
Definitions
Capitalized terms used but not defined in this Agreement have the respective meanings assigned to such terms below.
“1934 Act Registration Statement” has the meaning set forth in Section 6.19(a).
“2022 Equity Plan” has the meaning set forth in Section 6.10.
“Acquisition Proposal” has the meaning set forth in Section 6.4.
“Action” means any charge, claim, action, complaint, petition, prosecution, investigation, appeal, suit, litigation, or arbitration initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.
“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person which is a fund or which is directly or indirectly Controlled by a fund, the term “Affiliate” also includes (a) any of the general partners of such fund, (b) the fund manager managing such fund, any other person which, directly or indirectly, Controls such fund or such fund manager, or any other funds managed by such fund manager and (c) trusts (excluding the Trust Account for all purposes other than for the sole purpose of the release of the proceeds of the Trust Account in accordance with this Agreement and the Trust Agreement) Controlled by or for the benefit of any Person referred to in (a) or (b).
“Agreement” has the meaning set forth in the Preamble.
“Alternative Transaction” has the meaning set forth in Section 6.4.
“Amended Organizational Documents” has the meaning set forth in Section 6.16.
“Anti-Corruption Laws” means any Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value, directly or indirectly, to any Government Official, Governmental Authority or any other individual or commercial entity to obtain a business advantage, such as the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other applicable local or foreign anti-corruption or anti-bribery Law.
“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering-related Laws of jurisdictions where the Company or its Subsidiaries conducts business or owns assets.
“Antitrust Laws” means any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including without limitation the HSR Act.
“Assets” has the meaning set forth in Section 3.14(a).
“Assignment and Assumption Agreement” has the meaning set forth in the Recitals.
“Available Closing SPAC Cash” means, without duplication, an amount equal to (a) all amounts in the Trust Account immediately prior to the Closing plus (b) the aggregate amount of cash that has been funded to, or that will be funded immediately prior to or concurrently with the Closing to, the Company and/or SPAC in connection with the Private Placement minus (c) the SPAC Shareholder Redemption Amount.
“Backstop Investor” has the meaning set forth in the Recitals.
“Backstop Subscription” has the meaning set forth in the Recitals.
“Backstop Subscription Agreement” has the meaning set forth in the Recitals.
“BCLP” has the meaning set forth in Section 10.4.

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and compensation or benefit plan, program, policy, practice, Contract, agreement, or other arrangement, including any employment, consulting, severance, termination pay, deferred compensation, retirement, paid time off, vacation, profit sharing, incentive, bonus, health, welfare, performance awards, equity or equity-based compensation (including stock option, equity purchase, equity ownership, and restricted stock unit), disability, death benefit, life insurance, fringe benefits, indemnification, retention or stay-bonus, transaction or change-in control agreement, or other compensation or benefits that is sponsored, maintained, contributed to or required to be contributed to by the Company or its ERISA Affiliates for the benefit of any current or former employee, director or officer or individual service provider of the Company and its Subsidiaries and with respect to which the Company or its Subsidiaries has any Liability, in each case other than any statutory benefit plan mandated by Law.
“Business Combination” has the meaning given in the SPAC Charter.
“Business Data” means all data and information, including Personal Data, Processed by or on behalf of the Company or any of its Subsidiaries.
“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands and Israel, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).
“Cayman Act” has the meaning set forth in the Recitals.
“Closing” has the meaning set forth in Section 1.2.
“Closing Date” has the meaning set forth in Section 1.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Board” has the meaning set forth in the Recitals.
“Company Charter” means the Memorandum and Articles of Association of the Company, adopted pursuant to a special resolution passed on April 12, 2022.
“Company D&O Indemnified Parties” has the meaning set forth in Section 6.5(b).
“Company Disclosure Schedules” has the meaning set forth in Article III.
“Company IP” means all Owned IP and all other Intellectual Property used or held for use in or necessary for the operation of the business of the Company or any of its Subsidiaries.
“Company Lease” has the meaning set forth in Section 3.13(a)(ii).
“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company, any of its Subsidiaries, Merger Sub I or Merger Sub II to consummate the Transaction; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change or proposed change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections; (f) any failure in and of itself or any of its Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (f) shall not prevent a determination that any change, Event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect to the extent otherwise permitted by this definition; (g) Events or conditions generally affecting the industries or geographic areas in which the Company and its Subsidiaries operate; (h) any Events attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any part of the Transaction (including the impact thereof on relationships with customers, suppliers, employees, Governmental Authorities, or Government Officials) or (i) any action taken by, or at the written request or consent of, SPAC; provided, however, that in the case of each of clauses (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other similarly situated participants in the industries and geographies in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.
“Company Options” means an outstanding option, whether vested or unvested, to purchase Company Ordinary Shares (or shares of any parent or Subsidiary of the Company) pursuant to an option grant made under any Company Stock Plan or otherwise.
“Company Ordinary Shares” means the ordinary shares, par value $0.00001 per share, of the Company.
“Company Organizational Documents” means the Company Charter and the Investor Rights Agreement.
“Company Preferred Shares” means, collectively, the Series Seed Preferred Shares, Series A1 Preferred Shares, Series A2 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, each as defined in the Company Charter.
“Company Products” means all products, services and other offerings (a) marketed, offered, sold, distributed, made commercially available, or otherwise provided directly or indirectly by the Company or any of its Subsidiaries within the three (3) years preceding the date hereof, and (b) currently under development by the Company or any of its Subsidiaries.
“Company Recommendation” has the meaning set forth in Section 3.5(a).
“Company Securities” has the meaning set forth in Section 2.5(b)(i).
“Company Shareholder” means any holder of any Company Shares.
“Company Shareholder Approval Matters” has the meaning set forth in Section 6.8.
“Company Shareholders’ Meeting” has the meaning set forth in Section 6.8.
“Company Shares” means, collectively, the Company Ordinary Shares and the Company Preferred Shares.
“Company Stock Plan” means Tradeos Ltd. 2012 Global Incentive Option Scheme, as amended and/or restated from time to time.
“Company Systems” means all computers, devices, equipment, networks, platforms, systems, and other information technology infrastructure used by or on behalf of the Company or any of its Subsidiaries in the Processing of data or information including all Software operating on or in connection with any of the foregoing.
“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transaction, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) fifty percent (50%) of the fees, costs and expenses up to $500,000, incurred in connection with (i) any filing, submission or application for the Governmental Order pertaining to the Antitrust Laws applicable to the Transaction and (ii) the filing and mailing of the Proxy Statement and Registration Statement in connection with the Transaction and (c) any and all filing fees payable by the

Company or any of its Subsidiaries to the Governmental Authorities in connection with the Transaction; provided, however, that the Company shall be responsible for any fees, expenses and costs payable by the Company or any of its Subsidiaries in connection with the Pre-Signing Reorganization, the Pre-Closing Restructuring, and the Recapitalization.
“Company Warrant” has the meaning set forth in Section 2.1(c).
“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations.
“Control” in relation to any Person means (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise, and “Controlled,” “Controlling” and “under common Control with” shall be construed accordingly.
“Conversion Ratio” has the meaning set forth Section 2.2(a)(ii).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means (i) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Hong Kong Department of Health, Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies, and (ii) any action reasonably taken or refrained from being taken in response to COVID-19.
“D&O Tail” has the meaning set forth in Section 6.5(c).
“Data Laws” means all Laws applicable to or binding upon the Company or any of its Subsidiaries, or any Company Systems, Company Products, or Business Data, in each case concerning the protection, confidentiality, privacy, or security of data or information or the Processing thereof, including, to the extent applicable, the UK Data Protection Legislation, the Data Protection Act (2021 Revision) of the Cayman Islands, the Israeli Privacy Protection Law, the Spanish Data Protection Act (Organic Law 3/2018), the California Consumer Privacy Act of 2018 (CCPA), and the GDPR.
“Data Requirements” means all of the following to the extent applicable to the Company or any of its Subsidiaries or any Company Systems, Company Products or Business Data and in each case pertaining to the protection, confidentiality, privacy, or security of data or information, or to the Processing thereof: (a) Laws (including all Data Laws), (b) the Company’s and its Subsidiaries’ rules, policies, and procedures, (c) permissions, consents and authorizations applicable to the Company’s or its Subsidiaries’ Processing of data or information, (d) industry standards (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)) and (e) Contracts.
“Disclosure Schedules” means, as applicable, the Company Disclosure Schedules and the SPAC Disclosure Schedules.
“DLA” has the meaning set forth in Section 10.4.
“DTC” means the Depository Trust Company.
“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, license, covenant not to sue, option, warrant, convertible instrument, right of first offer, refusal or negotiation, hypothecation, assignment, deed of trust, title retention or other similar encumbrance of any kind whether consensual, statutory or otherwise.
“Environmental Laws” means all Laws concerning pollution, protection of the environment, or human health or safety (as such relate to exposure to Hazardous Materials).
“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such Person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code.
“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning set forth in Section 2.3(a).
“Export Control Laws” means those export control Laws administered, enacted or enforced from time to time by (a) the United States (including the Export Administration Regulations (15 CFR Parts 730 to 774)), (b) the European Union and enforced by its member states, (c) the United Kingdom, (d) Israel and (e) any other similar export controls administered by a Governmental Authority.
“First Effective Time” has the meaning set forth in Section 1.3(a).
“First Merger” has the meaning set forth in the Recitals.
“First Merger Filing Documents” has the meaning set forth in Section 1.3(a).
“First Plan of Merger” has the meaning set forth in Section 1.3(a).
“First Surviving Subsidiary” has the meaning set forth in Section 1.1(a).
“Flipped Up Subsidiaries” has the meaning set forth in the Recitals.
“Forward Purchase Agreement” has the meaning set forth in the Recitals.
“Forward Purchase Investor” has the meaning set forth in the Recitals.
“Forward Purchase Subscription” has the meaning set forth in the Recitals.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“GDPR” means the General Data Protection Regulation (EU) 2016/679.
“Gesher Group” has the meaning set forth in Section 10.18(a).
“Government Official” means any officer, cadre, civil servant, employee or any other person who acts in an official capacity for any Governmental Authority (including any government-owned or government-Controlled enterprise, political party, public international organization or official thereof), or who acts in an official capacity for any candidate for governmental or political office.
“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority with proper jurisdiction.

“Governmental Order” means any applicable Order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination by, before or under the supervision of any Governmental Authority.
“Hazardous Material” means any substance, pollutant, contaminant, material and waste that is regulated by any Law or Action or is classified in any Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, gasoline, diesel fuel, petroleum, petroleum by-products or petroleum products, radioactive materials and radon gas, per- and polyfluoroalkyl substances, and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability may be imposed under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.
“Income Tax Ordinance” means the Israeli Income Tax Ordinance [New Version] 5721-1961, and the rules and regulations promulgated thereunder.
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, including any amount due to any shareholder of such Person, (b) the principal and accrued interest components of capitalized lease obligations under GAAP or IFRS, as applicable, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs,” “seller notes,” “exit fees” and “retention payments,” but excluding payables arising in the Ordinary Course, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transaction in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally; provided, however, solely for purposes of Section 6.2(c), “Indebtedness” shall not include clauses (b) or (e) hereof.
“Intellectual Property” means all intellectual property, industrial property and proprietary rights protectable by or enforceable under applicable Law in any and all jurisdictions worldwide, in all cases whether registered or unregistered, including rights in: (a) Patents, (b) Trademarks and designs, (c) copyrights, rights in works of authorship or expression, and mask works, (d) Trade Secrets, know-how and other confidential or proprietary information, (e) Software, (f) “moral” rights, rights of publicity or privacy, data base or data collection rights, rights in social media accounts and handles, and other similar intellectual property rights, (g) registrations, applications, and renewals for any of the foregoing in clauses (a) through (f), and (h) all rights in the foregoing, and all other forms of protection having a similar nature or effect anywhere in the world.
“Intended Tax Treatment” has the meaning set forth in the Recitals.
“Interim Period” has the meaning set forth in Section 6.1.
“Investment Company Act” means the Investment Company Act of 1940.
“Investor Rights Agreement” means the Investor Rights Agreement in respect of the Company, dated as of May 27, 2022, as may be amended and/or restated from time to time.
“Investors” has the meaning set forth in the Recitals.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.
“IPO Prospectus” means the final prospectus of SPAC, dated as of October 12, 2021, and filed with the SEC on October 13, 2021 (File No. 333-259253).
“Israeli Privacy Law” means the Israeli Privacy Protection Law, 5741-1981 and the regulations promulgated thereunder and all guidelines issued by the Israeli Privacy Protection Authority.
“Israeli Trustee” shall mean Altshuler Shaham Trusts Ltd, which serves as the trustee of the awards granted pursuant to Section 102 of the Income Tax Ordinance.
“Israeli Withholding Agent” has the meaning set forth in Section 2.5(b)(v).
“ITA” shall mean the Israel Tax Authority.
“JOBS Act” has the meaning set forth in Section 3.24.
“Knowledge of SPAC” or any similar expression means the knowledge that each individual listed on Section 1.2 of the SPAC Disclosure Schedules actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports directly responsible for the applicable subject matter.
“Knowledge of the Company” or any similar expression means the knowledge that each individual listed on Section 1.1 of the Company Disclosure Schedules actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports directly responsible for the applicable subject matter.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.
“Leased Real Property” has the meaning set forth in Section 3.15.
“Liability” means, with respect to any Person, any liability, debt, deficiency, Taxes, penalty, assessment, fine, claim, cause of action, obligation or other loss, fee, cost or expense of such Person of any kind, character, description or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
“Lockup Agreement” has the meaning set forth in the Recitals.
“Made Available” means, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided by the Company, its Subsidiary or any of their respective Representatives at least one (1) Business Day prior to the date hereof via upload to the virtual data room operated by Intralinks, Inc. under the project name “Project Falcon Data Room”.
“Major Customers” means the top ten (10) customers of the Company and its Subsidiaries by dollar volume received for the past twelve (12) months ended on December 31, 2021 listed on Section 1.2 of the Company Disclosure Schedules, which Section 1.2 of the Company Disclosure Schedules reflects the dollar volume received from each such customer.
“Major Suppliers” means the top ten (10) suppliers of the Company and its Subsidiaries by dollar volume paid for the past twelve (12) months ended on December 31, 2021 listed on Section 1.2 of the Company Disclosure Schedules, which Section 1.2 of the Company Disclosure Schedules reflects the dollar volume paid to each such supplier.
“Material Contracts” has the meaning set forth in Section 3.13(a).
“Mergers” has the meaning set forth in the Recitals.
“Merger Consideration” means the sum of all SPAC Shares Consideration and SPAC Warrant Consideration receivable by SPAC Shareholders pursuant to Section 2.1(b) and Section 2.1(c).

“Merger Filing Documents” has the meaning set forth in Section 1.3.
“Merger Sub I” has the meaning set forth in the Preamble.
“Merger Sub II” has the meaning set forth in the Preamble.
“Merger Sub I Share” has the meaning set forth in Section 5.2(a)(i).
“Merger Sub II Share” has the meaning set forth in Section 5.2(a)(ii).
“Merger Sub I Written Resolution” has the meaning set forth in the Recitals.
“Merger Sub II Written Resolution” has the meaning set forth in the Recitals.
“NASDAQ” means The Nasdaq Stock Market LLC.
“NDA” means the Confidentiality Agreement, dated as of November 9, 2021, between SPAC and Freightos Limited, a Hong Kong private company limited by shares.
“Open Source Software” means any Software licensed or made available pursuant to, or containing or derived from any Software licensed or made available as, “freeware,” “shareware,” or “open source” software, including any license that is now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (or any successor thereto) and any Reciprocal License, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL).
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.
“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the operations of such Person and consistent with past practice, including any COVID-19 Measures and any change in such COVID-19 Measures or interpretations whether taken prior to or following the date of this Agreement.
“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation or registration, bylaws, memorandum and articles of association, constitution, limited liability company agreement, or similar organizational documents, in each case, as amended or restated.
“Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom.
“Payee” has the meaning set forth in Section 2.5(b)(i).
“Payor” has the meaning set forth in Section 2.5(a).
“PCAOB” means the U.S. Public Company Accounting Oversight Board.
“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Encumbrances arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable; (c) rights of any third parties that are party to or hold an interest in any Contract to which the Company or any of its Subsidiaries is a party; (d) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or Encumbrances that do not materially interfere with the present use of the Leased Real Property, (e) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrances thereon, (ii) any Encumbrances permitted under the Company Lease, and (iii) any Encumbrances encumbering the real property of which the Leased Real Property is a part that do not materially interfere with the present use of the Leased Real Property, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the present use of the Leased Real Property, (f) non-exclusive licenses of Intellectual Property to a customer of the Company or any of its Subsidiaries granted in the Ordinary Course, (g) Ordinary Course purchase money Encumbrances and Encumbrances securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Encumbrances arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Company Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (j) any other Encumbrances that have been incurred or suffered in the Ordinary Course and do not materially impair the existing use of the property affected by such Encumbrance.
“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“Personal Data” means (a) any “personal information,” “personal data,” “personally identifiable information,” “protected health information,” or other similar or analogous terms as defined under any Data Laws or other applicable Laws, and (b) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or device, including, to the extent constituting or comprising the foregoing, name, street address, telephone number, email address, photograph, social security number, government-issued ID number, customer or account number, health information, financial information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information, to the extent that such data is regulated under applicable Law.
“PIPE Investment” has the meaning set forth in the Recitals.
“PIPE Investor” has the meaning set forth in the Recitals.
“PIPE Subscription Agreement” has the meaning set forth in the Recitals.
“Plans of Merger” has the meaning set forth in Section 1.3(b).
“PPACA” has the meaning set forth in Section 3.18(e).
“Pre-Closing Restructuring” has the meaning set forth in the Recitals.
“Pre-Signing Reorganization” has the meaning set forth in the Recitals.
“Private Placement” has the meaning set forth in the Recitals.
“Process,” “Processing” or “Processed” means, with respect to data or information, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, analysis, transfer, transmission, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, security, disposal, erasure, destruction or other handling thereof.

“Prohibited Person” means any Person that is (a) organized under the laws of, or resident in, any U.S. embargoed or restricted destination (which, as of the date of this Agreement, consists of Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine and the so-called Luhansk People’s Republic and Donetsk People’s Republic), (b) included on any Sanctions-related list of blocked or designated parties (including the U.S. Department of the Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224; or any list of Persons subject to sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, and the European Union); (c) owned fifty percent or more, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above, where applicable by law or regulation; (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; or (e) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.
“Property” has the meaning set forth in Section 3.14(a).
“Proxy Statement” has the meaning set forth in Section 6.19(a).
“Recapitalization” has the meaning set forth in the Recitals.
“Reciprocal License” means a Software license that requires or that conditions any rights granted in such license upon: (a) the disclosure, distribution or licensing of any other Software (other than such Software as provided by a third party in its unmodified form); (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such Software in its unmodified form) be at no or minimal charge; (c) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (d) a requirement that such other Software be redistributable by other licensees; or (e) the grant of any patent rights (other than patent rights in such Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such Software).
“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible holder thereof (as determined in accordance with the SPAC Charter) has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right.
“Redemption” has the meaning set forth in Section 6.19(a).
“Registered IP” means Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other authority.
“Registration Rights Agreement” has the meaning set forth in the Recitals.
“Registration Statement” has the meaning set forth in Section 6.18.
“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds 5% or more of the total outstanding share capital of the Company or any of its Subsidiaries, (b) any director or officer of the Company or any of its Subsidiaries.
“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.
“Required Company Shareholder Approval” has the meaning set forth in Section 6.9.
“Required Governmental Authorization” means all material franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the business of the Company and any of its Subsidiaries, as currently conducted, in accordance with applicable Law.

“Required SPAC Shareholder Approval” means the vote of SPAC Shareholders required to approve the SPAC Shareholder Approval Matters, as determined in accordance with applicable Law and the SPAC Charter.
“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations Security Council, (d) Her Majesty’s Treasury of the United Kingdom and (e) any other similar economic sanctions administered by a Governmental Authority.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Second Effective Time” has the meaning set forth in Section 1.3(b).
“Second Merger Filing Documents” has the meaning set forth in Section 1.3(b).
“Second Plan of Merger” has the meaning set forth in Section 1.3(b).
“Second Surviving Subsidiary” has the meaning set forth in Section 1.1(b).
“Section 14 Arrangement” has the meaning set forth in Section 3.18(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Security Incident” means any actual or suspected data breach or breach of security or other incident or Event that results in any unauthorized, accidental or unlawful access, use, destruction, loss, denial or loss of use, compromise, alteration, corruption, acquisition or disclosure of or to any Business Data or Company Systems.
“Shareholder Litigation” has the meaning set forth in Section 6.22.
“Shareholder Support Agreement” has the meaning set forth in the Recitals.
“Software” means all computer software, data, and databases, together with object code, source code, firmware, and embedded versions thereof, and documentation related thereto, together with intellectual property, industrial property and proprietary rights in and to any of the foregoing.
“SPAC” has the meaning set forth in the Preamble.
“SPAC Board” has the meaning set forth in the Recitals.
“SPAC Charter” means the Amended and Restated Memorandum and Articles of Association of SPAC, adopted pursuant to a special resolution passed on October 12, 2021.
“SPAC D&O Indemnified Parties” has the meaning set forth in Section 6.5(a).
“SPAC Disclosure Schedules” has the meaning set forth in Article IV.
“SPAC Indemnification Agreement” means that certain indemnification agreement dated October 12, 2021 by and between SPAC and the indemnitees thereunder.
“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transaction; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any action taken by, or at the written request of, the Company; provided, however, that in the case of each of clauses (b) and (d), any such Event to the extent it disproportionately affects SPAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect, but only to the extent of the incremental disproportionate effect on SPAC relative to such similarly situated participants. Notwithstanding the foregoing, the number of SPAC Shareholders who exercise their SPAC Shareholder Redemption Right or the failure to obtain Required SPAC Shareholder Approval shall not be deemed to be a SPAC Material Adverse Effect.
“SPAC Ordinary Shares” has the meaning set forth in the Recitals.
“SPAC Preference Shares” has the meaning set forth in the Recitals.
“SPAC Registration Rights Agreement” means that certain Registration Rights Agreement, dated October 12, 2021, by and among SPAC and the parties listed as investors on the signature page thereto.
“SPAC SEC Filings” has the meaning set forth in Section 4.13.
“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Warrants.
“SPAC Shareholder” means any holder of any SPAC Shares.
“SPAC Shareholder Approval Matters” has the meaning set forth in Section 6.19(a).
“SPAC Shareholder Redemption Amount” means the aggregate amount payable by SPAC with respect to all Redeeming SPAC Shares.
“SPAC Shareholder Redemption Right” means the right of an eligible holder (as determined in accordance with the SPAC Charter) of SPAC Ordinary Shares to redeem all or a portion of the SPAC Ordinary Shares held by such holder as set forth in the SPAC Charter in connection with the SPAC Shareholder Approval Matters.
“SPAC Shareholders’ Meeting” has the meaning set forth in Section 6.19(a).
“SPAC Shares” means, collectively, the SPAC Ordinary Shares and SPAC Preference Shares.
“SPAC Shares Consideration” has the meaning set forth in the Recitals.
“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or the Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transaction, including (a) all fees (including deferred underwriting fees), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) any Indebtedness of SPAC owed to the Sponsor, its Affiliates or its or their respective shareholders or Affiliates (including amounts accrued and outstanding under any Working Capital Loan as of the Closing), and (c) fifty percent (50%) of the fees, costs and expenses incurred in connection with (i) any filing, submission or application for the Governmental Order pertaining to the Antitrust Laws applicable to the Transaction and (ii) the filing and mailing of the Proxy Statement and Registration Statement in connection with the Transaction.
“SPAC Unit” means the units issued by SPAC in SPAC’s IPO or the exercise of the underwriters’ overallotment option each consisting of one (1) SPAC Ordinary Share and one-half of a SPAC Warrant.
“SPAC Warrant” means all outstanding and unexercised warrants issued by SPAC to acquire SPAC Ordinary Shares.
“SPAC Warrant Consideration” has the meaning set forth in the Recitals.

“Spanish Subsidiary” means Web Cargo, S.L.U.
“Specified Courts” has the meaning set forth in Section 10.8.
“Sponsor” has the meaning set forth in the Recitals.
“Sponsor Lockup Agreement” has the meaning set forth in the Recitals.
“Subscription Agreements” has the meaning set forth in the Recitals.
“Subsidiary” means, with respect to a specified Person, any other Person Controlled, directly or indirectly, by such specified Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively.
“Surviving Subsidiary Charter” has the meaning set forth in Section 1.4.
“Tax” or “Taxes” means all federal, state, local, non-U.S. or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, abandoned and unclaimed property, sales, use, transfer, registration, alternative or add-on minimum, estimated taxes, or other tax of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, and including any interest, deficiency, penalty, or addition thereto.
“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes or Tax Returns.
“Tax Returns” means all returns, declarations, computations, notices, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes.
“Terminating Company Breach” has the meaning set forth in Section 8.1(e).
“Terminating SPAC Breach” has the meaning set forth in Section 8.1(f).
“Trade Secrets” means all trade secrets and other confidential or proprietary information, know-how and other inventions, processes, models, methodologies and all other information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use.
“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, domain names, social media handles, toll-free numbers, and other indicia of source or origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing.
“Transaction” means the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers, the Recapitalization, Pre-Signing Reorganization, and the Pre-Closing Restructuring.
“Transaction Documents” means, collectively, this Agreement, the NDA, the Forward Purchase Agreement, the PIPE Subscription Agreement, the Backstop Subscription Agreement, the Lockup Agreements, the Shareholder Support Agreements, the Registration Rights Agreement, the Warrant Amendment, the Assignment and Assumption Agreement, the Merger Filing Documents, and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.
“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of Treasury.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated October 12, 2021, by and between SPAC and Continental Stock Transfer & Trust Company (in such capacity, the “Trustee”).
“Trustee” has the meaning set forth in the definition of “Trust Agreement.”

“U.S.” means the United States of America.
“UK Data Protection Legislation” means (i) the Data Protection Act 1998 and all other applicable national laws, regulations and secondary legislation implementing the EU Data Protection Directive 95/46/EC; (ii) the GDPR as applicable in the United Kingdom, and all related national laws, regulations and secondary legislation; (iii) the Data Protection Act 2018; (iv) the UK GDPR; (v) the Data Protection (Charges and Information) Regulations 2018; (vi) the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) and all other applicable national laws, regulations and secondary legislation implementing the Privacy and Electronic Communications Data Protection Directive 2002/58/EC; (vii) the Regulation of Investigatory Powers Act 2000, the Investigatory Powers Act 2016 and the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 (SI 2000/2699); (viii) (where and to the extent applicable) Part V of the Digital Economy Act 2017; and (ix) all other applicable laws and regulations to the extent relating to the protection and processing of personal data, marketing directed to individuals, and privacy in any jurisdiction, including where applicable any binding guidance or codes of practice issued or adopted by the United Kingdom’s Information Commissioner, the European Data Protection Board or any similar body in any other jurisdiction.
“UK GDPR” means GDPR as implemented by the UK Data Protection Act 2018 and modified by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (SI 2019/419).
“Union” means any trade union, works council, labor organization or other employee representative body.
“Unit Separation” has the meaning set forth in Section 2.1(a).
“Valid Certificate” means, in respect of a Payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company and the Israeli Withholding Agent: (a) exempting such Payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment, or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment.
“VAT” has the meaning set forth in Section 3.8(l).
“Warrant Agreement” means the Warrant Agreement, dated as of October 12, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, as amended.
“Warrant Amendment” has the meaning set forth in the Recitals.
“Withholding Drop Date” has the meaning set forth in Section 2.5(b)(i).
“Withholding Tax Ruling” shall mean a Tax ruling issued by the ITA, (a) exempting the Company, Merger Sub I, Merger Sub II, the Exchange Agent, and the Israeli Withholding Agent and their respective agents from any obligation to withhold Israeli Taxes from the Merger Consideration payable or otherwise deliverable pursuant to the Mergers or clarifying that no such obligation exists, in each case, with respect to all Payees or any part thereof, or (b) instructing the Company, Merger Sub I, Merger Sub II, the Exchange Agent, and the Israeli Withholding Agent and their respective agents on how such withholding is to be executed.
“Working Capital Loan” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with a Business Combination; provided that such Working Capital Loan has not previously been and will not be in connection with the Business Combination converted into SPAC Warrants.

ANNEX B
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
FREIGHTOS LIMITED
(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])
1.
The name of the Company is Freightos Limited.

2.
The Registered Office of the Company shall be at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3.
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5.
The authorized share capital of the Company is US$3,510 divided into 350,000,000 ordinary shares of a par value of US$0.00001 each and 1,000,000 preference shares of a par value of US$0.00001 each.

6.
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
FREIGHTOS LIMITED
(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])
1
Interpretation

1.1
In the Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these amended and restated articles of association of the Company, as from time to time altered or added to in accordance with the Statute and these Articles.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Company”	means the above-named company.
“Company’s Website”	means the website of the Company, the address or domain name of which has been notified to Members.
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”	means (i) a resolution passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organization, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting or (ii) a unanimous written resolution.
“Ordinary Share”	means an ordinary share of a par value of US$0.00001 in the share capital of the Company, and having the rights provided for in these Articles.
“Other Indemnitors”	means persons or entities other than the Company that may provide indemnification, advancement of expenses and/or insurance to the Indemnified Persons in connection with such Indemnified Persons’ involvement in the management of the Company.
“Preference Share”	means a preference share of a par value of US$0.00001 in the share capital of the Company.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Securities Act”	means the United States Securities Act of 1933, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.
“Share”	means any share in the capital of the Company, including the Ordinary Shares, Preference Shares and includes a fraction of a Share in the Company.
“Special Resolution”	means (i) a resolution passed by not less than two-thirds of votes cast by such Members as, being entitled to do so,

vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution, has been duly given or (ii) a unanimous written resolution.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2
In the Articles, save where the context requires otherwise:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)
sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may, in their absolute discretion and without approval of the holders of Shares, allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof, and may also (subject to the Statute and the Articles) vary such rights.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may, in their absolute discretion and without approval of the holders of Shares, from time to time determine.

3.4
The Company shall not issue Shares in bearer form and shall only issue shares as fully paid.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7
Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions, if any, in these Articles, the Memorandum, Applicable Law, including the Statute, and the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may: (a) issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company on such terms and in such manner as the Directors may, before the issue of such Shares determine; and (b) purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in this Article shall not require further approval of the Members.
8.2
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.3
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights Attaching to Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the

Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.
16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17
Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1
Subject to these Articles, the Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3
Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital and any capital redemption reserve fund in any manner authorised by law.

18
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
19
General Meetings

19.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

19.3
The Directors or the chairman of the board of Directors may, whenever they think fit, call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

19.4
Extraordinary general meetings may be called by a majority of the Directors or by the chairman of the board of Directors. If an extraordinary general meeting is called by the Directors, such extraordinary general meeting shall be held at such time and place as may be determined by the Directors, and if an extraordinary general meeting is called by the chairman of the board of Directors, such extraordinary general meeting shall be held at such time and place as may be determined by the chairman of the board of Directors.

19.5
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

20
Notice of General Meetings

20.1
At least five calendar days’ notice (but not more than sixty calendar days’ notice) shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members (or their proxies) entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

20.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21
Proceedings at General Meetings

21.1
No business shall be transacted at any general meeting other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Directors (or any duly authorised committee thereof), (b) otherwise properly brought before an annual general meeting by or at the direction of the Directors (or any duly authorised committee thereof), or (c) otherwise properly brought before an annual general meeting by any Member of the Company who (1) is a Member of record on both (x) the date of the giving of the notice by such Member provided for in Article 19.5 and (y) the record date for the determination of Members entitled to vote at such annual general meeting and (2) complies with the notice procedures set forth in these Articles. For the avoidance of doubt, no business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

21.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3
If a quorum is not present within half an hour from the time appointed for the meeting to commence, then either (a) the chairman of the meeting or (b) the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting (and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present at such adjourned meeting shall be a quorum).

21.4
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.5
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.6
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.7
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.8
If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

21.9
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

21.10
A resolution put to the vote of the meeting shall be decided on a poll.

21.11
A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.12
In the case of an equality of votes the chairman shall not be entitled to a second or casting vote.

21.13
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22
Votes of Members

22.1
Subject to any rights or restrictions attached to any Shares, every Member present in person and every person representing a Member by proxy at a general meeting of the Company shall have one vote for every Share of which he is the holder. No cumulative voting is allowed.

22.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4
No Member shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23
Proxies

23.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24
Corporate Members

24.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

24.2
If a Clearing House or depository (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

25
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
26
Directors

26.1
There shall be a board of Directors consisting of such number of Directors as fixed by the Directors from time to time (but not less than one Director), unless increased or decreased from time to time by Ordinary Resolution in a general meeting.

26.2
The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The

Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. A Director whose term has expired shall be eligible for re-appointment. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.
26.3
If the number of Directors that comprises the board of Directors is hereafter changed by the board of Directors, any newly created directorships or decrease in directorships shall be so apportioned by the board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

27
Powers of Directors

27.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28
Appointment and Removal of Directors

28.1
The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2
The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, or if only one Director remains, by the sole Director, even if less than a quorum, shall have the power from time to time and at any time to appoint any person as a Director, either to fill a vacancy, including unfilled vacancies resulting from the removal of Directors for cause, or as an additional Director, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified. No decrease in the number of Directors constituting the Directors shall shorten the term of any incumbent Director.

29
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
(i) the Director has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; or (ii) such Director has been found by the affirmative vote of a majority of the Directors then in office at any regular or special meeting of the board of Directors called for that purpose, or by a court of competent jurisdiction, to have been guilty of wilful misconduct in the performance of such Director’s duties to the Company in a matter of substantial importance to the Company; or

(f)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30
Proceedings of Directors

30.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

30.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a second or casting vote.

30.3
A Director may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a Director in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
32
Directors’ Interests

32.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

32.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

34
Delegation of Directors’ Powers

34.1
The Directors may delegate any of their powers, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee and the Compensation Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3
The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee and the Compensation Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee and the Compensation Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

34.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36
Remuneration of Directors

36.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

36.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

37
Seal

37.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

37.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

38
Dividends, Distributions and Reserve

38.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

38.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

38.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

38.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.8
No Dividend or other distribution shall bear interest against the Company.

38.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

39
Capitalisation

Subject to the Statute and these Articles, the Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
40
Books of Account

40.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

40.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.
40.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

41
Audit

41.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

41.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

41.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

41.4
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

41.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

41.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

41.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next extraordinary general meeting following their appointment, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

41.8
Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

41.9
At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

42
Notices

42.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the

Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.
42.2
Where a notice is sent by:

(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)
placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

42.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

42.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

43
Winding Up

43.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the

Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.
43.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

44
Indemnity and Insurance

44.1
Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative is or was, at any time during which this Article is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a Director or Officer of the Company, or is or was at any such time serving at the request of the Company as a Director or Officer (each an “Indemnified Person”), shall be indemnified and held harmless by the Company, out of the assets of the Company, to the fullest extent permitted by the Statute or Applicable Law as the same exists or may hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment). Such coverage shall relate to any and all liability, loss, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement, whatsoever which such person may incur or suffer in connection with any such proceeding. Further, such indemnification shall continue as to a person who has ceased to be a Director or Officer and shall inure to the benefit of such person’s heirs, executors and administrators, whether or not as a result of any act or failure to act in carrying out such person’s functions; provided, however, that except as provided in herein, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of Directors.

44.2
The right to indemnification conferred in these Articles shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Company within twenty (20) days after the receipt by the Company of a statement or statements from the Indemnified Person requesting such advance or advances from time to time; provided, however, that the payment of such expenses incurred by a Director or Officer in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such person while a Director or Officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (hereinafter, the “undertaking”) by or on behalf of such Director or Officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision, arbitral award or regulatory finding from which there is no further right of appeal (a “final disposition”) that such liability (if any) was incurred by reason of their own actual fraud, wilful neglect or wilful default.

44.3
For the avoidance of doubt, no Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless such liability arises through the actual fraud, willful neglect or willful default of such Indemnified Person. No person shall be found to have committed actual fraud, willful neglect or willful default under this Article unless or until there is a final disposition to that effect.

44.4
To obtain indemnification under these Articles, a claimant shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (44.4), a determination, if required by Applicable Law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (a) by the board of Directors by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum, or (b) by a committee of Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum, or (c) if there are no Disinterested Directors or the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (d) if a quorum of Disinterested Directors so directs, by the shareholders of the Company. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

44.5
If a claim under paragraph 44.1 of these Articles is not paid in full by the Company within thirty (30) days after a written claim pursuant to paragraph 44.2 of these Articles has been received by the Company (except in the case of a claim for advancement of expenses, for which the applicable period is twenty (20) days), the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it permissible under the Applicable Law and/or the Articles for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including the Disinterested Directors, Independent Counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct, nor an actual determination by the Company (including the Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

44.6
If a determination shall have been made that the claimant is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph 44.5 of these Articles.

44.7
The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph 44.5 of these Articles that the procedures and presumptions of these Articles are not valid, binding and enforceable and shall stipulate in such proceeding that the Company is bound by all the provisions of these Articles.

44.8
The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in these Articles (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any Applicable Law, agreement, vote of shareholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Company, the board of Directors or the shareholders of the Corporation with respect to a person’s service prior to the date of such termination. Any amendment, modification, alteration or repeal of these Articles that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnified Person or the Indemnified Person’s successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

44.9
The Company may, to the extent authorized from time to time by the board of Directors, grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition, to any current or former employee or agent of the Company to the fullest extent of the provisions of these Articles with respect to indemnification.

44.10
If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of these Articles (including, without limitation, each portion of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of these Articles (including, without limitation, each such portion of any paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

44.11
For purposes of these Articles:

(i)
“Disinterested Director” means a director of the Company who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(ii)
“Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner (such as a barrister or Queen’s Counsel), selected by the Disinterested Directors, that is sufficiently experienced in relevant matters of company law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Company or the claimant in an action to determine the claimant’s rights under this Article.

44.12
Any notice, request or other communication required or permitted to be given to the Company under this Article shall be in writing and either delivered in person or sent by email, telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Company and shall be effective only upon receipt by the Secretary.

44.13
The Company may purchase and maintain insurance, at its expense, to protect itself, any current or former Director, Officer, employee or agent of the Company, and any current or former director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including any person who serves or served in any such capacity with respect to any employee benefit plan maintained or sponsored by the Company, against any expense, liability or loss which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company, and whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Statute.

45
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
46
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
47
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

ANNEX C
PLAN OF MERGER
THIS PLAN OF MERGER is made on the        day of             2022.
BETWEEN:
(1)
GESHER I ACQUISITION CORP., an exempted company incorporated under the laws of the Cayman Islands, having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, (the “Surviving Company”); and

(2)
FREIGHTOS MERGER SUB I, an exempted company incorporated under the laws of the Cayman Islands, having its registered office at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Merging Company”).

(together with the Surviving Company, the “Companies”).
WHEREAS:
(A)
The board of directors of the Surviving Company and the sole director of the Merging Company have each approved the merger of the Surviving Company and the Merging Company, with the Surviving Company continuing as the surviving company in the Merger (the “Merger”) pursuant to the provisions of Part XVI of the Companies Act of the Cayman Islands (Revised) (the “Companies Act”).

(B)
This Plan of Merger is made in accordance with Section 233 of the Companies Act.

(C)
The Merger shall be upon the terms and subject to the conditions of the BC Agreement (as defined below), this Plan of Merger and the relevant provisions of the Companies Act.

IT IS AGREED:
CONSTITUENT COMPANIES
1.
The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company.

NAME OF THE SURVIVING COMPANY
2.
The surviving company (as defined in the Companies Act) is the Surviving Company, and following the Merger its name shall remain:

GESHER I ACQUISITION CORP.
REGISTERED OFFICE OF THE SURVIVING COMPANY
3.
The registered office of the Surviving Company shall be Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and shall remain as such from the Effective Date.

AUTHORISED SHARE CAPITAL
4.
Immediately prior to the Effective Date (as defined below), the authorized share capital of the Surviving Company shall be USD10,100 divided into 100,000,000 ordinary shares of par value USD0.0001 each and 1,000,000 preference shares of par value USD0.0001 each (the “Surviving Company Shares”). As at the date of this plan of merger, the Surviving Company had in issue 10,817,008 ordinary shares.

5.
Immediately prior to the Effective Date, the authorized share capital of the Merging Company shall be USD50,000 divided into 50,000 ordinary shares of par value USD1.00 each (the “Merging Company Shares”).

6.
The authorized share capital of the Surviving Company shall be USD10,100 divided into 100,000,000 ordinary shares of par value USD0.0001 each and 1,000,000 preference shares of par value USD0.0001 each.

EFFECTIVE DATE
7.
The effective date of the Merger, being the date on which it is intended that the Merger is to take effect, shall be the date on which this Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the “Effective Date”).

TERMS AND CONDITIONS; SHARE RIGHTS
8.
On the Effective Date, each Surviving Company Share issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive an equal number of ordinary shares of par value USD0.00001 each in the capital of Freightos Limited subject to and in accordance with the terms and conditions of the Business Combination Agreement dated as of 31 May 2022 by and among the Surviving Company, Freightos Limited, the Merging Company, and Freightos Merger Sub II (“BC Agreement”).

9.
On the Effective Date, the sole Merging Company Share issued and outstanding immediately prior to the Effective Date shall continue to exist and constitute the only issued and outstanding share in the capital of Surviving Company, subject to and in accordance with the terms and conditions of the BC Agreement.

10.
From the Effective Date, the rights and restrictions attaching to the shares in the Surviving Company are set out in the M&As (as defined below).

MEMORANDUM AND ARTICLES OF ASSOCIATION
11.
The memorandum and articles of association of the Surviving Company immediately prior to the Effective Date (the “M&As”) shall remain the memorandum and articles of association of the Surviving Company immediately after the Effective Date.

DIRECTORS’ INTERESTS IN THE MERGER
12.
No director of any of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

13.
The names and addresses of the directors of the Surviving Company from the Effective Date are:

Name	Address
Ezra Gardner
Omri Cherni
Philip Broenniman
Eugene Dozortsev
Noah G. Levy
SECURED CREDITORS
14.
The Surviving Company has no secured creditors and has not granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

15.
The Merging Company has no secured creditors and has not granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

PROPERTY
16.
On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Companies shall immediately vest in the Surviving Company, which shall be liable for and subject, in the same manner as the Companies, to all mortgages, charges, security interests and all contracts, obligations, claims, debts and liabilities of each of the Companies.

TERMINATION
17.
At any time prior to the Effective Date, this Plan of Merger may be terminated by notice in writing by any Company to the other Company (provided such termination is in accordance with the BC Agreement).

COUNTERPARTS
18.
This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

APPROVAL AND AUTHORIZATION
19.
This Plan of Merger has been approved by the sole director of the Merging Company and the board of directors of the Surviving Company pursuant to Section 233(3) of the Companies Act.

20.
This Plan of Merger has been authorized by the shareholders of each of the Merging Company and the Surviving Company pursuant to Section 233(6) of the Companies Act.

GOVERNING LAW
21.
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[signature page to follow]

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.
SIGNED for and on behalf of GESHER I ACQUISITION CORP.:	) ) ) ) ) ) ) )	By EZRA GARDNER Director
SIGNED for and on behalf of FREIGHTOS MERGER SUB I:	) ) ) ) ) ) ) )	By ZVI SCHREIBER Director

ANNEX D
[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]
May 31, 2022
Gesher I Acquisition Corp.
Hagag Towers
North Tower, Floor 24
Haarba 28
Tel Aviv, Israel
Attn: Board of Directors
Dear Board of Directors:
We understand that Gesher I Acquisition Corp. (“SPAC”) intends to enter into a Business Combination Agreement (the “Agreement”) among SPAC, Freightos Limited (“Freightos”), Freightos Merger Sub I, a wholly owned subsidiary of Freightos (“Merger Sub I”), and Freightos Merger Sub II, a wholly owned subsidiary of Freightos (“Merger Sub II”), pursuant to which, among other things and following the effectiveness of the Recapitalization (as defined below), (i) Merger Sub I will merge (the “First Merger”) with and into SPAC, with SPAC surviving the First Merger as a wholly owned subsidiary of Freightos, (ii) SPAC will merge (the “Second Merger”) with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Freightos, and (iii) each issued and outstanding ordinary share, par value $0.0001 per share (“SPAC Ordinary Shares”), of SPAC, and each outstanding preference share, par value $0.0001 per share (“SPAC Preference Shares”), of SPAC, will automatically be cancelled in exchange for the right to receive one newly issued ordinary share, par value $0.00001 per share (“Freightos Ordinary Shares”), of Freightos. We also understand that, as further provided in or contemplated by the Agreement, immediately prior to the closing of the First Merger, Freightos will effect a recapitalization (the “Recapitalization”), in which each outstanding Freightos Ordinary Share, including Freightos Ordinary Shares to be issued upon conversion of the outstanding preference shares, par value $0.00001 per share, of Freightos, will automatically convert into such number of Freightos Ordinary Shares equal to the quotient (the “Conversion Ratio”) obtained by dividing 39,000,000 by the sum of (i) the number of Freightos Ordinary Shares then issued and outstanding (including Freightos Ordinary Shares to be issued upon conversion of the outstanding preference shares) and (ii) the number of Freightos Ordinary Shares issuable upon exercise of options to purchase Freightos Ordinary Shares which have either vested prior to such time or are to vest pursuant to their terms on or prior to September 30, 2022.
In addition, you have advised us and we understand that in connection with the Transaction, at or prior to execution of the Agreement, (i) SPAC will receive support agreements (“Support Agreements”) and lock-up agreements (“Lock-Up Agreements”) signed by Freightos and certain holders of Freightos Ordinary Shares, (ii) SPAC has entered into a forward purchase agreement with an investor for the purchase of 4,000,000 SPAC units, consisting of 4,000,000 SPAC Ordinary Shares at a price per share equal to $10.00 and 2,000,000 warrants to purchase SPAC Ordinary Shares, for an aggregate purchase price of $40,000,000, and, pursuant to the terms of the forward purchase agreement, the investor will provide up to $10,000,000 of committed capital to SPAC in exchange for an additional number of SPAC Ordinary Shares equal to the amount of the committed capital drawn, divided by $10.00, and 500,000 SPAC warrants to purchase SPAC Ordinary Shares, (iii) SPAC has entered into an additional backstop subscription agreement pursuant to which the investor has agreed to provide $10,000,000 of committed capital to SPAC in exchange for 100,000 SPAC Ordinary Shares, at a price per share equal to $10.00, and 500,000 SPAC warrants to purchase SPAC Ordinary Shares, and (iv) an investor has agreed to make a private investment in Freightos and purchase an aggregate of 1,000,000 Freightos Ordinary Shares at a price per share equal to $10.00. The transactions contemplated by the Support Agreements, the Lock-Up Agreements and the investments and commitments described in this paragraph are referred to herein as the “Related Transactions,” and the Related Transactions, together with the Recapitalization, the First Merger and the Second Merger are referred to herein as the “Transaction.”
The Board of Directors (the “Board”) of SPAC has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof,

giving effect to the Freightos Ordinary Shares being issued in the First Merger, the Conversion Ratio provided for in the Recapitalization pursuant to the Agreement is fair to SPAC from a financial point of view. For purposes of our analyses and this Opinion we have, with your agreement, evaluated the foregoing based solely upon a comparison of the Implied Equity Value for Freightos (defined below) and the implied equity valuation reference ranges we believe are indicated by our financial analyses of Freightos.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.
reviewed a draft, dated May 30, 2022, of the Agreement;

2.
reviewed certain publicly available business and financial information relating to SPAC and Freightos that we deemed to be relevant;

3.
reviewed certain information and documents relating to the historical, current and future operations, financial condition and prospects of Freightos made available to us by Freightos and SPAC, including capitalization information and financial projections prepared by the management of Freightos relating to Freightos (the “Projections”);

4.
spoken with certain members of the management teams of SPAC and Freightos regarding the business, operations, financial condition and prospects of Freightos, the Transaction and related matters;

5.
compared the financial and operating performance of Freightos with that of companies with publicly traded equity securities that we deemed to be relevant; and

6.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, at your direction, we have assumed that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Freightos as to the future financial results and condition of Freightos. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate Freightos and the Transaction, and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. In reaching our conclusions hereunder, with your consent, we did not rely upon a review of the publicly available financial terms of other transactions, because we did not identify a sufficient number of relevant transactions in which we deemed the acquired companies to be sufficiently similar to Freightos. In addition, for purposes of our financial analyses and this Opinion, (i) with your consent, we did not perform any financial analyses to evaluate the value of SPAC or to derive valuation reference ranges for any shares of SPAC for purposes of comparison with the values implied by the Conversion Ratio or otherwise, and (ii) at your direction, we have assumed that the Conversion Ratio implies an equity value for Freightos equal to $390,000,000 (the “Implied Equity Value for Freightos”). We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Freightos or SPAC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in any respect that would be material to our analysis or this Opinion, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, in all respects material to our analysis or this Opinion, and (d) the Transaction, including all Related Transactions, will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto, in all respects material to our analysis or this Opinion. We have also assumed that no taxable gain or loss will be recognized by either Gesher or Freightos or any of their affiliates as a result of either the First Merger or the Second Merger. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Freightos or SPAC, or otherwise have an effect on the Transaction, Freightos or SPAC or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ from the draft of the Agreement identified above in any respect material to our analysis or this Opinion.
We have further relied upon, without independent verification, the assessments of the managements of SPAC and Freightos as to Freightos’s existing and future technology, products, product candidates, services and intellectual property (including, without limitation, the validity and life of patents or other intellectual property, the timing and probability of successful testing, development and commercialization of such technology, products, product candidates and services, and the potential impact of competition), and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property, and we have assumed, at your direction, that there will be no developments with respect to any such matters that in any respect would affect our analyses or this Opinion. Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of SPAC, Freightos or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which SPAC or Freightos is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which SPAC or Freightos is or may be a party or is or may be subject.
This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction, and this Opinion does not purport to address potential developments in any such markets. Furthermore, as you are aware, there is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on our analyses and this Opinion. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.
We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of SPAC, Freightos or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the Board, SPAC or any other party with respect to alternatives to the Transaction, or (d) identify, introduce to the Board, SPAC or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. We are not expressing any opinion as to what the value of the Freightos Ordinary Shares actually will be when issued in the Transaction pursuant to the Agreement or the price or range of prices at which SPAC Ordinary Shares or Freightos Ordinary Shares may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the Freightos Ordinary Shares to be issued in the Transaction to holders of SPAC Ordinary Shares will be listed on The Nasdaq Stock Market LLC.
This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, SPAC, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of SPAC Ordinary Shares should redeem their shares.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, SPAC, Freightos or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to SPAC, Freightos, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, SPAC, Freightos, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey will receive a fee for rendering this Opinion, a portion of which became payable to us upon the rendering of this Opinion, and a portion of which is payable upon the first to occur of (i) the consummation of the Transaction, (ii) the consummation of another business combination involving SPAC, and (iii) the liquidation or dissolution of SPAC. In addition, SPAC has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, SPAC, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Conversion Ratio to the extent expressly specified herein), including, without limitation, any Related Transaction, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of SPAC, or to any other party (including, without limitation, the potential dilutive or other effects of the Freightos Ordinary Shares issued in the Recapitalization and any outstanding securities of SPAC, including warrants, or any other portion or aspect of the Transaction), (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for SPAC or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of SPAC’s or any other party’s security holders or other constituents vis-à-vis any other class or group of SPAC’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of SPAC, whether SPAC should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction or the likelihood of obtaining such financing, (vii) whether or not SPAC, Freightos, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) the solvency, creditworthiness or fair value of SPAC, Freightos or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Conversion Ratio or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, SPAC, Freightos and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to SPAC, Freightos and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, giving effect to the Freightos Ordinary Shares being issued in the First Merger, the Conversion Ratio provided for in the Recapitalization pursuant to the Agreement is fair to SPAC from a financial point of view.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of directors and officers
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.
Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into and will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Item 21.   Exhibits and Financial Statements Schedules
(a) Exhibits.
Exhibit No.	Description
2.1†	Business Combination Agreement, dated as of May 31, 2022, by and among Gesher, Freightos, Freightos Merger Sub I and Freightos Merger Sub II (included as Annex A to the proxy statement/ prospectus).
3.1	Amended and Restated Memorandum of Association of Freightos Limited, dated as of April 24, 2022.
3.2	Articles of Association of Freightos Limited, dated as of April 12, 2022.
3.3	Form of Amended and Restated Memorandum and Articles of Association of Freightos (included as Annex B to the proxy statement/prospectus).
3.4	Amended and Restated Memorandum and Articles of Association of Gesher (incorporated by reference to Exhibit 3.1 of Gesher’s Form 8-K filed with the SEC on October 14, 2021).
4.1	Specimen Unit Certificate of Gesher (incorporated by reference to Exhibit 4.1 of Gesher’s Form S-1 filed with the SEC on September 2, 2021).
4.2	Specimen Ordinary Shares Certificate of Gesher (incorporated by reference to Exhibit 4.2 of Gesher’s Form S-1 filed with the SEC on September 2, 2021).
4.3	Specimen Warrant Certificate of Gesher (incorporated by reference to Exhibit 4.3 of Gesher’s Form S-1 filed with the SEC on September 2, 2021).
4.4	Warrant Agreement, dated as of October 12, 2021, between Continental Stock Transfer & Trust Company and Gesher (incorporated by reference to Exhibit 4.1 of Gesher’s Form 8-K filed with the SEC on October 14, 2021).
4.5	Form of Amendment to Warrant Agreement, by and among Gesher, Freightos Limited, and Continental Stock Transfer & Trust Company.
4.6	Specimen Ordinary Share Certificate of Freightos Limited.
4.7	Specimen Warrant Certificate of Freightos Limited.
4.8	Registration Rights Agreement, dated as of October 12, 2021, by and among Gesher, the Sponsor and EarlyBird (incorporated by reference to Exhibit 10.2 of Gesher’s Form 8-K filed with the SEC on October 14, 2021).
5.1	Opinion of Conyers Dill & Pearman LLP as to the validity of the Freightos Ordinary Shares to be issued.

Exhibit No.	Description
5.2	Opinion of DLA Piper LLP (US) as to the validity of the Freightos Warrants to be issued.
8.1	Tax Opinion of Bryan Cave Leighton Paisner LLP.
10.1	Investment Management Trust Agreement, dated as of October 12, 2021, by and between Gesher and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.1 of Gesher’s Form 8-K filed with the SEC on October 14, 2021).
10.2	Administrative Services Agreement, dated as of October 12, 2021, by and between Gesher and High House (incorporated by reference to Exhibit 10.3 of Gesher’s Form 8-K filed with the SEC on October 14, 2021).
10.3	Form of Freightos Limited 2022 Long-Term Incentive Plan, including sub-plan for Israeli participants.
10.4	Form of Sponsor Holder Lock-Up Agreement, dated as of May 31, 2022, by and between Gesher, Freightos, the Sponsor and the shareholder of Gesher party thereto (incorporated by reference to Exhibit 10.7 of Gesher’s Form 8-K filed with the SEC on June 6, 2022).
10.5	Form of Freightos Shareholder Lock-Up Agreement, dated as of May 31, 2022, by and between Gesher, Freightos and the shareholder of Freightos party thereto (incorporated by reference to Exhibit 10.8 of Gesher’s Form 8-K filed with the SEC on June 6, 2022).
10.6	Form of First Amendment to Registration Rights Agreement, by and among Freightos, Gesher, the Sponsor and EarlyBird (incorporated by reference to Exhibit 10.6 of Gesher’s Form 8-K filed with the SEC on June 6, 2022).
10.7	Form of Registration Rights Agreement, by and between Freightos and the shareholders of Freightos party thereto (incorporated by reference to Exhibit 10.5 of Gesher’s Form 8-K filed with the SEC on June 6, 2022).
10.8	Form of Indemnification Agreement between Freightos and each of the directors and executive officers of Freightos.
10.9	Form of Indemnification Agreement between Gesher and each of the directors and executive officers of Gesher (incorporated by reference to Exhibit 10.4 of Gesher’s Form 8-K filed with the SEC on October 14, 2021).
10.10	Forward Purchase Agreement, between Gesher and M&G (ACS) Japan Equity Fund (incorporated by reference to Exhibit 10.1 of Gesher’s Form 8-K filed with the SEC on June 6, 2022).
10.11	Backstop Subscription Agreement, by and between Gesher and Composite Analysis Group Inc. (incorporated by reference to Exhibit 10.2 of Gesher’s Form 8-K filed with the SEC on June 6, 2022).
10.12	PIPE Subscription Agreement, by and among Gesher I Acquisition Corp., Freightos Limited and Alshaffafia Trading W.L.L (incorporated by reference to Exhibit 10.3 of Gesher’s Form 8-K filed with the SEC on June 6, 2022).
10.13	Form of Support Agreement, by and among Gesher, Freightos and the shareholders of Freightos party thereto (incorporated by reference to Exhibit 10.4 of Gesher’s Form 8-K filed with the SEC on June 6, 2022).
10.14	Promissory Note, dated as of March 15, 2022, by and between Gesher and the Sponsor (incorporated by reference to Exhibit 10.1 of Gesher’s Form 8-K filed with the SEC on May 5, 2022).
10.15	Promissory Note, dated as of March 18, 2022, by and between Gesher and the Sponsor (incorporated by reference to Exhibit 10.1 of Gesher’s Form 8-K filed with the SEC on May 5, 2022).
10.16	Promissory Note, dated as of May 3, 2022, by and between Gesher and the Sponsor (incorporated by reference to Exhibit 10.1 of Gesher’s Form 8-K filed with the SEC on May 5, 2022).

Exhibit No.	Description
10.17	Promissory Note, dated as of June 5, 2022, by and between Gesher and the Sponsor (incorporated by reference to Exhibit 10.1 of Gesher’s Form 8-K filed with the SEC on June 6, 2022 (the second Form 8-K filed on such date).
10.18	Promissory Note, dated as of August 29, 2022, by and between Gesher and the Sponsor (incorporated by reference to Exhibit 10.1 of Gesher’s Form 8-K filed with the SEC on August 29, 2022).
10.19†	Amended and Restated Strategic Agreement, dated as of May 31, 2022, by and between Freightos and Qatar Airways Group Q.C.S.C.
10.20#	English Translation of Advance of Loan Agreement, dated as of October 27, 2022, by and between Freightos Ltd. and Bank Hapoalim.
10.21	English Summary Translation of Short-Term Line of Credit Agreement between Bank Hapoalim and Freightos Ltd. and Freightos Limited, dated as of April 12, 2022 (as amended on October 25, 2022).
21.1	List of subsidiaries of Freightos Limited.
23.1	Consent of Kost Forer Gabbay & Kasierer, independent registered accounting firm for Freightos Limited.
23.2	Consent of Kost Forer Gabbay & Kasierer, independent registered accounting firm for Clearit Customs Services.
23.3	Consent of Kost Forer Gabbay & Kasierer, independent registered accounting firm for 9T Technologies LLC.
23.4	Consent of Marcum LLP, independent registered accounting firm for Gesher.
23.5	Consent of Conyers Dill & Pearman LLP (included in Exhibit 5.1).
23.6	Consent of DLA Piper LLP (US) (included in Exhibit 5.2).
23.7	Consent of Bryan Cave Leighton Paisner LLP (included in Exhibit 8.1).
24.1	Power of Attorney (included on signature page to the initial filing of the Registration Statement).
99.1	Consent of Ezra Gardner (Director Nominee).
99.2	Consent of Houlihan Lokey Capital, Inc.
99.3	Form of Proxy Card for Extraordinary General Meeting
107	Filing Fee Table

†
Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

#
Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [***] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
•
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

•
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
•
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jerusalem, Israel on the 9th day of December, 2022.
FREIGHTOS LIMITED
By:
/s/ Zvi Schreiber

Name: Zvi Schreiber
Title:  Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Zvi Schreiber, Ran Shalev and Michael Oberlander, each acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of Freightos Limited., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement, as amended, has been signed below by the following persons in the capacities and on the dates indicated.
Name	Position	Date
/s/ Zvi Schreiber Zvi Schreiber	Chief Executive Officer and Director (Principal Executive Officer)	December 9, 2022
/s/ Ran Shalev Ran Shalev	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 9, 2022
/s/ William Chin William Chin	Director	December 9, 2022
/s/ Michael Eisenberg Michael Eisenberg	Director	December 9, 2022
/s/ Guillaume Halleux Guillaume Halleux	Director	December 9, 2022
/s/ Inna Kuznetsova Inna Kuznetsova	Director	December 9, 2022
/s/ Udo Lange Udo Lange	Director	December 9, 2022

Name	Position	Date
/s/ Robert J. Mylod Robert J. Mylod	Director	December 9, 2022
/s/ Glen Schwaber Glen Schwaber	Director	December 9, 2022

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Freightos Limited has signed this registration statement in the City of New York, State of New York, on the 9th day of December, 2022.
Authorized Representative in the United States — Cogency Global Inc.
By:
 /s/ Colleen A. De Vries

Name: Colleen A. De Vries
Title:
Senior Vice President
on behalf of Cogency Global Inc.